As filed with the Securities and Exchange Commission on July 27, 2021

Registration No. 333-255121

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KING PUBCO, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-39647	86-3078783
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

875 Third Avenue New York, New York 10022

(212) 891-2100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Nicholas P. Robinson

Chief Executive Officer

875 Third Avenue New York, New York 10022

(212) 891-2100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Neil Whoriskey, Esq. Rod Miller, Esq. Milbank LLP 55 Hudson Yards New York, NY 10001 (212) 530-5000	Joshua Kogan, P.C. Joshua Korff, P.C. Jennifer L. Lee Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Tel: (212) 446-4800 Fax: (212) 446-4900

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the business combination described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.0001 per share(2) (3)	67,814,463	$9.96(6)	$675,432,051.48(6)	$73,689.64
Warrants(4)	8,911,745	$1.03(7)	$9,179,097.35(7)	$1,001.44
Common stock, par value $0.0001 per share(2)(7)	8,911,745	$11.50(9)	$102,485,067.50	$11,181.12
Total			$787,096,216.33	$85,872.20(10)

(1)

All securities being registered will be issued by King Pubco, Inc. (“Pubco”), a Delaware corporation, after giving effect to the Pubco Merger and the Transactions (as defined in this Proxy Statement/Prospectus), pursuant to which, as described further, the continuing entity following the business combination, which will be renamed KORE Group Holdings, Inc. Cerberus Telecom Acquisition Holdings, LLC, a Delaware limited liability company (“Sponsor”) and affiliate of Cerberus Telecom Acquisition Corp., a Cayman Islands exempted company (“CTAC”), formed Pubco and Pubco formed King LLC Merger Sub, LLC, a Delaware limited liability company (“LLC Merger Sub”) and direct, wholly owned subsidiary of Pubco. Sponsor formed King Corp Merger Sub, Inc. (“Corp Merger Sub”), a Delaware corporation and direct, wholly owned subsidiary of Sponsor. On the day immediately prior to the Closing Date (as defined in this Proxy Statement/Prospectus) and as more fully described in this Proxy Statement/Prospectus, including pursuant to the plan of merger in substantially the form of Annex I to this Proxy Statement/Prospectus (the “Pubco Plan of Merger”), CTAC will merge with and into LLC Merger Sub (the “Pubco Merger”), with LLC Merger Sub being the surviving entity of the Pubco Merger (as a result of which (i) each class A ordinary share of CTAC, par value $0.0001 (“CTAC Class A ordinary shares”) outstanding immediately prior to the Pubco Merger shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive a share of common stock (“Pubco Common Stock”) of Pubco on identical terms, (ii) each class B ordinary share of CTAC, par value $0.0001 (“CTAC Class B ordinary share”) outstanding immediately prior to the Pubco Merger shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive a share of Pubco Common Stock, and (iii) each full outstanding warrant (“CTAC warrant”) to purchase CTAC Class A ordinary shares outstanding immediately prior to the Pubco Merger will become a warrant of Pubco (“Pubco warrant”) exercisable for shares of Pubco Common Stock on identical terms.

(2)

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

The number of shares of Pubco Common Stock being registered represents the sum of (a) 33,214,463 shares of Pubco Common Stock to be issued upon consummation of the Pubco Merger in exchange for outstanding CTAC Class A ordinary shares (including private placement shares) and CTAC Class B ordinary shares and (b) 34,600,000 shares of Pubco Common Stock to be issued upon Closing to holders of shares of common stock, Series C preferred stock and warrants of KORE as well as in respect of the Option Share Consideration, as described herein.

(4)

The number of warrants being registered includes (i) 8,638,966 warrants to acquire CTAC Class A ordinary shares that were sold as part of the units in CTAC’s initial public offering and (ii) 272,779 warrants to acquire CTAC Class A ordinary shares that were originally sold to the Sponsor in a private placement. All such CTAC warrants will automatically convert into Pubco warrants to acquire shares of Pubco Common Stock in connection with the business combination described in the proxy statement/prospectus forming part of this registration statement.

(5)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of CTAC Class A ordinary shares, on the New York Stock Exchange on April 5, 2021 ($9.96 per share of CTAC’s Class A ordinary shares) (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act of 1933, as amended.

(6)

Estimated solely for the purpose of calculating the registration fee, in the case of the based on the average of the high and low prices of the CTAC Class A ordinary shares on the New York Stock Exchange on April 2, 2021 ($9.96 per share), in accordance with Rule 457(f)(1) of the Securities Act of 1933, as amended.

(7)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the CTAC warrants on the New York Stock Exchange on April 5, 2021 ($1.03 per warrant), in accordance with Rule 457(f)(1) of the Securities Act of 1933, as amended.

(8)	Reflects the shares of Pubco Common Stock that may be issued upon exercise of the Pubco warrants.
(9)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the Pubco warrants.
(10)	The filing fee has been previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED JULY 27, 2021

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF

CERBERUS TELECOM ACQUISITION CORP.

(A CAYMAN ISLANDS EXEMPTED COMPANY)

PROSPECTUS FOR

67,814,463 SHARES OF COMMON STOCK

8,911,745 WARRANTS TO PURCHASE SHARES OF COMMON STOCK AND

8,911,745 SHARES OF COMMON STOCK UNDERLYING WARRANTS

OF KING PUBCO, INC. WHICH WILL BE RENAMED “KORE GROUP HOLDINGS, INC.” IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN

The board of directors of Cerberus Telecom Acquisition Corp., a Cayman Islands exempted company (“CTAC”, “we” or “our”), has unanimously approved the business combination of CTAC with Maple Holdings Inc., a Delaware corporation (“KORE”) pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of March 12, 2021, as amended on July 27, 2021 (the “Merger Agreement”), by and among CTAC, King Pubco, Inc. (“Pubco”), Corp Merger Sub, Inc. (“Corp Merger Sub”), LLC Merger Sub, LLC (“LLC Merger Sub”), and KORE, as more fully described in this proxy statement/prospectus. Upon consummation of the proposed mergers and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”), Pubco will be listed on the New York Stock Exchange (“NYSE”) and change its name to “KORE Group Holdings, Inc.”

As a result of the proposed business combination, all shares of common stock, preferred stock, warrants and options of KORE, in each case, outstanding immediately prior to the effective time of the first step contemplated by the proposed merger, will be cancelled in exchange for the right to receive a portion of the “Closing Cash Consideration” and/or the “Closing Share Consideration”, each as more fully described in this proxy statement/prospectus. The maximum aggregate Closing Cash Consideration shall be equal to $267,142,251, assuming the Closing of the Transactions (the “Closing”) occurs prior to October 12, 2021, which is the termination date of the Merger Agreement, and the maximum Closing Share Consideration shall be equal to 34,600,000 shares of common stock of Pubco.

In connection with the proposed merger, each Class A ordinary share of CTAC, Class B ordinary share of CTAC and warrant of CTAC outstanding immediately prior to the proposed merger shall automatically convert to securities of Pubco on a one-to-one basis. As a result, an aggregate of 33,214,463 shares of common stock and 8,911,745 warrants of Pubco will be issued to holders of CTAC securities.

CTAC has also entered into subscription agreements (containing commitments to funding that are subject to conditions that generally align with the conditions set forth in the Merger Agreement) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to buy from Pubco 22,500,000 shares of common stock of Pubco at a purchase price of $10.00 per share for an aggregate cash purchase price of $225,000,000.

The Merger Agreement provides that the consummation of the Transactions is conditioned upon, among other things, CTAC having at least $5,000,001 of net tangible assets remaining after giving effect to all public shareholders that properly and timely demand redemption of their shares for cash. Additionally, the obligations of the parties to consummate the Transactions are conditioned upon, among other things, the (i) Available Closing CTAC Cash plus (ii) cash freely available in KORE’s and its subsidiaries’ bank accounts, being least $345,000,000.

CTAC’s units, Class A ordinary shares, and public warrants are currently listed on the NYSE under the symbol “CTAC.U” “CTAC” and “CTAC WS,” respectively. Pubco intends to apply for listing, effective at the time of the Closing, of Pubco Common Stock and Pubco warrants on the NYSE under the symbol “KORE” and “KORE WS,” respectively. Pubco will not have units traded following the Closing.

This proxy statement/prospectus provides shareholders of CTAC with detailed information about the proposed business combination and other matters to be considered at the special meeting of CTAC. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 67 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated                 , 2021, and is first being mailed to CTAC’s shareholders on or about                 , 2021.

CERBERUS TELECOM ACQUISITION CORP.

875 Third Avenue

New York, NY 10022

Dear Cerberus Telecom Acquisition Corp. Shareholders,

On behalf of the Cerberus Telecom Acquisition Corp. board of directors (the “CTAC Board”), we cordially invite you to an extraordinary general meeting (the “special meeting”) of members of Cerberus Telecom Acquisition Corp., a Cayman Islands exempted company (“CTAC”, “we” or “our”), to be held at                  and via live webcast at                 Eastern Time, on                 , 2021, at                  or such other date and at such other place to which the meeting may be adjourned. The special meeting can be accessed by visiting                , where you will be able to listen to the meeting live and vote during the meeting.

On March 12, 2021, CTAC entered into an Agreement and Plan of Merger, as amended on July 27, 2021 (the “Merger Agreement”), by and among CTAC, King Pubco, Inc. (“Pubco”), a Delaware corporation and wholly owned subsidiary of Cerberus Telecom Acquisition Holdings, LLC (the “Sponsor”), an affiliate of CTAC, King Corp Merger Sub, Inc. (“Corp Merger Sub”), a Delaware corporation and direct, wholly owned subsidiary of the Sponsor, King LLC Merger Sub, LLC (“LLC Merger Sub”), a Delaware limited liability company and direct wholly owned subsidiary of Pubco, and Maple Holdings Inc. (“KORE”), a Delaware corporation, a copy of which is attached to the accompanying proxy statement as Annex A, which, among other things, provides for (i) on the day immediately prior to the Closing Date (as defined in the Merger Agreement), the merger of CTAC with and into LLC Merger Sub (the “Pubco Merger”), with LLC Merger Sub being the surviving entity of the Pubco Merger and Pubco as parent of the surviving entity, (ii) on the Closing Date and immediately prior to the First Merger (as defined below), the contribution by Sponsor of 100% of its equity interests in Corp Merger Sub to Pubco (the “Corp Merger Sub Contribution”), as a result of which Corp Merger Sub will become a wholly owned subsidiary of Pubco, (iii) following the Corp Merger Sub Contribution, the merger of Corp Merger Sub with and into KORE (the “First Merger”), with KORE being the surviving corporation of the First Merger, and (iv) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of KORE with and into LLC Merger Sub (the “Second Merger” and, together with the First Merger, being collectively referred to as the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions” and the closing of the Transactions, the “Closing”), with LLC Merger Sub being the surviving entity of the Second Merger and Pubco being the sole member of LLC Merger Sub. Upon consummation of the Transactions, Pubco will change its name to “KORE Group Holdings, Inc.”

As a result of the Pubco Merger, among other things, (i) each CTAC Class A ordinary share outstanding immediately prior to the Pubco Merger shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive a share of common stock of Pubco, at $10.00 per share, par value of $0.0001 per share (“Pubco Common Stock”) on identical terms, (ii) each CTAC Class B ordinary share outstanding immediately prior to the Pubco Merger shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive a share of Pubco Common Stock, and (iii) each outstanding CTAC warrant outstanding immediately prior to the Pubco Merger will become a Pubco warrant exercisable for shares of Pubco Common Stock on identical terms.

As a result of the First Merger, among other things, all shares of common stock, preferred stock, warrants and options of KORE, in each case outstanding immediately prior to the effective time of the First Merger, will be cancelled in exchange for the right to receive a portion of the “Closing Cash Consideration” and/or the “Closing Share Consideration.” The “Closing Cash Consideration” shall be comprised of (i) the aggregate amount of cash payable in respect of KORE’s Series A, Series A-1 and Series B preferred stock pursuant to the governing documents of KORE (which amount shall be determined as of the Closing Date and shall not exceed $268,345,812, assuming the Closing occurs prior to October 12, 2021, which is the termination date of the Merger Agreement), (ii) $4,075,000 payable to certain holders of KORE’s stock options and (iii) $1,050,000 payable to certain employees of KORE pursuant to the KORE Wireless Long-Term Cash Incentive Plan (the “First LTIP Payment”). The “Closing Share Consideration” shall be comprised of $346,000,000 in shares of common stock of Pubco, at $10.00 per share, par value $0.0001 per share (“Pubco Common Stock”), with

432,500 of such shares of Pubco Common Stock being payable to certain holders of KORE’s stock options (the “Option Share Consideration”), and the balance being payable to holders of KORE’s common stock, Series C preferred stock and warrants. However, in no event shall the consideration payable by Pubco under the Merger Agreement in connection with the Transactions in respect of all outstanding shares of KORE’s common stock, preferred stock, warrants, options and the First LTIP Payment exceed (x) an amount in cash equal to the Closing Cash Consideration and (y) a number of shares of Pubco Common Stock equal to the Closing Share Consideration (which, for the avoidance of doubt, includes the Option Share Consideration) (the “Maximum Consideration”).

At the special meeting, CTAC shareholders will be asked to consider and vote upon:

(1)

Proposal No. 1—To consider and vote upon a proposal to approve the business combination described in the accompanying proxy statement/prospectus, including (a) adopting the Merger Agreement and (b) approving the Transactions and the related agreements described in this proxy statement/prospectus—we refer to this proposal as the “business combination proposal”;

(2)

Proposal No. 2—To consider and vote upon, as a special resolution, a proposal to approve the plan of merger in substantially the form of Annex I to the accompanying proxy statement/prospectus and to authorize the merger of CTAC with and into LLC Merger Sub, with LLC Merger Sub surviving the merger as a wholly owned subsidiary of Pubco —we refer to this proposal as the “Cayman merger proposal”;

(3)

Proposal No. 3(A) – (D)—To consider and vote, on a non-binding basis, on proposals with respect to material differences between KORE’s amended and restated certificate of incorporation and amended and restated bylaws and Pubco’s amended and restated certificate of incorporation and amended and restated bylaws that will be the certificate of incorporation and bylaws of Pubco following the Transactions—we refer to these proposals, collectively, as the “advisory organizational documents proposals.” Copies of the forms of Pubco’s amended and restated certificate of incorporation and amended and restated bylaws are attached to the accompany proxy statement/prospectus as Annex B and Annex C, respectively. The advisory organizational documents proposals are being presented separately in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, as 4 sub-proposals:

•	Proposal No. 3(A): to provide that Pubco’s board of directors will be a classified board of directors with staggered, three-year terms (“Advisory Organizational Document Proposal A”);

•

Proposal No. 3(B): to eliminate the ability for any action required or permitted to be taken by Pubco common stockholders to be effected by written consent (“Advisory Organizational Document Proposal B”);

•	Proposal No. 3(C): to increase the required stockholder vote threshold to amend the bylaws of Pubco (“Advisory Organizational Document Proposal C”); and

•

Proposal No. 3(D): to provide that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims (“Advisory Organizational Documents Proposal D”);

(4)

Proposal No. 4—To consider and vote on a proposal to approve the Pubco 2021 Incentive Award Plan (the “Incentive Plan”)—we refer to this proposal as the “incentive plan proposal.” A copy of the Incentive Plan is attached to the accompanying proxy statement/prospectus as Annex G;

(5)

Proposal No. 5—To consider and vote upon a proposal in accordance with the applicable provisions of Section 312.03 of the New York Stock Exchange (“NYSE”) Listed Company Manual, to issue more than 20% of the issued and outstanding shares of Pubco Common Stock in connection with the business combination, including, without limitation, the PIPE Investment (as described below)—we refer to this proposal as the “NYSE proposal”; and

(6)

Proposal No. 6—To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal or the Cayman merger proposal, the advisory organizational documents proposals, the incentive plan proposal or the NYSE proposal—we refer to this proposal as the “adjournment proposal.”

Each of the business combination proposal, the Cayman merger proposal, the incentive plan proposal and the NYSE proposal is cross conditioned on the approval of each other. None of the business combination proposal, the Cayman merger proposal, the incentive plan proposal or the NYSE proposal is conditioned upon the approval of the advisory organizational documents proposals or the adjournment proposal.

Each of these proposals is more fully described in the attached proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only holders of record of CTAC’s ordinary shares at the close of business on                 , 2021 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements thereof.

After careful consideration, the CTAC Board has determined that the business combination proposal, the Cayman merger proposal, the advisory organizational documents proposals, the incentive plan proposal, the NYSE proposal and the adjournment proposal are advisable and in the best interests of CTAC and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” the business combination proposal, “FOR” the Cayman merger proposal, “FOR” the advisory organizational documents proposals, “FOR” the incentive plan proposal, “FOR” the NYSE proposal and “FOR” the adjournment proposal, if presented. When you consider the CTAC Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that are different from, or in addition to, the interests of CTAC shareholders generally. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for additional information. The CTAC Board was aware of these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the CTAC shareholders that they vote in favor of the proposals presented at the special meeting.

Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the Cayman merger proposal, the incentive plan proposal and the NYSE proposal. If any of the business combination proposal, the Cayman merger proposal, the incentive plan proposal or the NYSE proposal are not approved, we will not consummate the Transactions.

In connection with the Merger Agreement, the Sponsor, CTAC, Pubco and KORE have entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor has agreed to: (i) vote or cause its shares to vote in favor of the business combination proposal and the other proposals included in the accompanying proxy statement/prospectus, (ii) subject to certain exceptions, not transfer, sell, pledge, encumber, assign, grant an option with respect to, hedge, swap, convert or otherwise dispose of their private placement units, CTAC Class A ordinary shares, CTAC Class B ordinary shares and CTAC warrants (including the CTAC Class A ordinary shares issuable upon exercise thereof) held by Sponsor until the earlier of the Closing or the valid termination of the Merger Agreement, (iii) not, directly or indirectly, solicit, initiate, continue or engage in alternative business combination proposals and (iv) waive applicable anti-dilution protections in CTAC’s amended and restated memorandum and articles of association with respect to the conversion of the CTAC Class B ordinary shares held by the Sponsor upon the consummation of the Transactions.

To raise additional proceeds to fund the Transactions, CTAC entered into subscription agreements (containing commitments to funding that are subject only to conditions that are generally aligned with the conditions set forth in the Merger Agreement), pursuant to which certain investors have agreed to purchase an aggregate of 22,500,000 shares of Pubco Common Stock, which we refer to as the “PIPE Investment” for a price of $10.00 per share for an aggregate commitment of $225,000,000.

Pursuant to CTAC’s current amended and restated memorandum and articles of association, its public shareholders may demand that CTAC redeem their public shares for cash if the business combination is consummated. Public shareholders will be entitled to receive cash for these shares only if they demand that CTAC redeem their public shares for cash no later than the second business day prior to the vote on the business combination proposal by delivering their shares to CTAC’s transfer agent no later than two business days prior to the vote at the special meeting. If the business combination is not completed, these public shares will not be redeemed. If a public shareholder properly and timely demands redemption, Pubco will redeem each public share held by such shareholder for a pro rata portion of the trust account holding the proceeds from the CTAC IPO, calculated as of two business days prior to the Closing. The redemption will take place following the Pubco Merger and, accordingly, it is shares of Pubco Common Stock that will be redeemed.

The Merger Agreement provides that the consummation of the Transactions is conditioned upon, among other things, CTAC having at least $5,000,001 of net tangible assets remaining after giving effect to requests properly made by public shareholders to redeem their shares for cash. Additionally, the obligations of the parties to consummate the Transactions are conditioned upon, among other things, the cash available (after such redemptions) in CTAC’s trust account, plus the proceeds from the PIPE Investment and cash freely available in KORE’s and its subsidiaries’ bank accounts, being least $345,000,000. As of the date of this proxy statement/prospectus, KORE Wireless Group, Inc., a wholly owned subsidiary of KORE, and an affiliate of Fortress Credit Corp. have entered into a backstop financing agreement pursuant to which the lender thereunder will make available additional financing (the “Backstop Financing”), if necessary, to help satisfy the minimum cash condition at Closing. The facility provides KORE with the ability, at its option and with the consent of Pubco, to borrow up to $120 million as necessary to satisfy any shortfall in the minimum cash condition. Such a shortfall could arise in the event redemptions by CTAC public shareholders exceed $139.2 million. See section entitled “Proposal No. 1—The Business Combination Proposal—General—Impact of the Business Combination on CTAC’s Public Float” for an overview of potential redemption scenarios. Pursuant to the Backstop Financing, KORE may issue senior unsecured convertible notes (the “Backstop Notes”) in an aggregate principal amount up to the amount of the shortfall in the minimum cash condition. See section entitled “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination—Backstop Financing” for key terms of the Backstop Notes.

All CTAC shareholders are cordially invited to attend the special meeting and we are providing the accompanying proxy statement/prospectus and proxy card in connection with the solicitation of proxies to be voted at the special meeting (or any adjournment or postponement thereof). To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote, obtain a proxy from your broker or bank.

CTAC’s units, Class A ordinary shares and public warrants are currently listed on the NYSE under the symbols “CTAC.U,” “CTAC” and “CTAC WS,” respectively.

This proxy statement/prospectus provides you with detailed information about the Transactions and other matters to be considered at the special meeting of CTAC’s shareholders. We encourage you to carefully read this entire document, including the Annexes attached hereto. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 62.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

The Transactions described in the accompanying proxy statement/prospectus have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the merits or fairness of the business combination or related Transactions, or passed upon the accuracy or adequacy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Nicholas P. Robinson
Director

            , 2021

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE CTAC REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO CTAC’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER PHYSICALLY DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. PLEASE SEE THE SECTION ENTITLED “EXTRAORDINARY GENERAL MEETING OF CTAC SHAREHOLDERS—REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

This proxy statement/prospectus is dated                 , 2021 and is first being mailed to CTAC shareholders on or about                 , 2021.

CERBERUS TELECOM ACQUISITION CORP.

875 Third Avenue

New York, NY 10022

NOTICE OF

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON                 , 2021

TO THE SHAREHOLDERS OF CERBERUS TELECOM ACQUISITION CORP.

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders of Cerberus Telecom Acquisition Corp., a Cayman Islands exempted company (“CTAC,” “we” or “our”), will be held at                  and via live webcast at                 Eastern Time, on                 , 2021, at                 . The special meeting can be accessed by visiting                 , where you will be able to listen to the meeting live and vote during the meeting.

On behalf of CTAC’s board of directors (the “CTAC Board”), you are cordially invited to attend the special meeting, to conduct the following business items:

(1)

Proposal No. 1—To consider and vote upon a proposal to approve the business combination described in this proxy statement/prospectus, including (a) adopting the Agreement and Plan of Merger, dated as of March 12, 2021, as amended on July 27, 2021 (the “Merger Agreement”), by and among CTAC, King Pubco, Inc. (“Pubco”), a Delaware corporation and wholly owned subsidiary of Cerberus Telecom Acquisition Holdings, LLC (the “Sponsor”), a Delaware limited liability company and an affiliate of CTAC, King Corp Merger Sub, Inc. (“Corp Merger Sub”), a Delaware corporation and direct, wholly owned subsidiary of Sponsor, King LLC Merger Sub, LLC (“LLC Merger Sub”), a Delaware limited liability company and direct, wholly owned subsidiary of Pubco, and Maple Holdings Inc. (“KORE”), a Delaware corporation, a copy of which is attached to the accompanying proxy statement as Annex A, which, among other things, provides for (i) on the day immediately prior to the Closing Date (as defined in the Merger Agreement), the merger of CTAC with and into LLC Merger Sub, a subsidiary of Pubco (the “Pubco Merger”), with LLC Merger Sub being the surviving entity of the Pubco Merger and Pubco as parent of the surviving entity, (ii) on the Closing Date and immediately prior to the First Merger (as defined below), the contribution by Sponsor of 100% of its equity interests in Corp Merger Sub to Pubco (the “Corp Merger Sub Contribution”), as a result of which Corp Merger Sub will become a wholly owned subsidiary of Pubco, (iii) following the Corp Merger Sub Contribution, the merger of Corp Merger Sub with and into KORE (the “First Merger”), with KORE being the surviving corporation of the First Merger, and (iv) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of KORE with and into LLC Merger Sub (the “Second Merger” and, together with the First Merger, being collectively referred to as the “Mergers” and, together with the other transactions contemplated by the Merger Agreement and the other Transaction Agreements (as defined below), the “Transactions” and the closing of the Transactions, the “Closing”), with LLC Merger Sub being the surviving entity of the Second Merger and Pubco being the sole member of LLC Merger Sub; and (b) approving the Transactions and the related agreements described in this proxy statement/prospectus—we refer to this proposal as the “business combination proposal”; and

(2)

Proposal No. 2 — To consider and vote upon, as a special resolution, a proposal to approve the Pubco Plan of Merger and to authorize the merger of CTAC with and into LLC Merger Sub, with LLC Merger Sub surviving the merger as a wholly owned subsidiary of Pubco—we refer to this proposal as the “Cayman merger proposal”; and

(3)

Proposal No. 3—To consider and vote, on a non-binding basis, on proposals with respect to material differences between KORE’s amended and restated certificate of incorporation and amended and restated bylaws and Pubco’s amended and restated certificate of incorporation and amended and restated bylaws that will be the certificate of incorporation and bylaws of Pubco following the Transactions—we refer to this proposal as the “advisory organizational documents proposals.” Copies of the forms of Pubco’s amended and restated certificate of incorporation and amended and restated bylaws are attached to the accompany proxy statement/prospectus as Annex B and Annex C, respectively. The advisory organizational documents proposals are being presented separately in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, as 4 sub-proposals:

•	Proposal No. 3(A): to provide that Pubco’s board of directors will be a classified board of directors with staggered, three-year terms (“Advisory Organizational Document Proposal A”);

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Proposal No. 3(B): to eliminate the ability for any action required or permitted to be taken by Pubco common stockholders to be effected by written consent (“Advisory Organizational Document Proposal B”);

•	Proposal No. 3(C): to increase the required stockholder vote threshold to amend the bylaws of Pubco (“Advisory Organizational Document Proposal C”); and

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Proposal No. 3(D): to provide that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims (“Advisory Organizational Documents Proposal D”);

(4)

Proposal No. 4—To consider and vote on a proposal to approve the Pubco 2021 Incentive Award Plan (the “Incentive Plan”)—we refer to this proposal as the “incentive plan proposal.” A copy of the Incentive Plan is attached to the accompanying proxy statement/prospectus as Annex G;

(5)

Proposal No. 5—To consider and vote upon a proposal in accordance with the applicable provisions of Section 312.03 of the New York Stock Exchange Listed Company Manual, to issue more than 20% of the issued and outstanding shares of Pubco Common Stock in connection with the business combination, including, without limitation, the PIPE Investment (as described below)—we refer to this proposal as the “NYSE proposal”; and

(6)

Proposal No. 6—To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the Cayman merger proposal, the advisory organizational documents proposals, the incentive plan proposal or the NYSE proposal—we refer to this proposal as the “adjournment proposal.”

Each of the business combination proposal, the Cayman merger proposal, the incentive plan proposal and the NYSE proposal is cross conditioned on the approval of each other. None of the business combination proposal, the Cayman merger proposal, the incentive plan proposal or the NYSE proposal is conditioned upon the approval of the advisory organizational documents proposals or the adjournment proposal.

Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only holders of record of CTAC’s ordinary shares at the close of business on                 , 2021 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements thereof.

After careful consideration, the CTAC Board has determined that the business combination proposal, the Cayman merger proposal, the advisory organizational documents proposals, the incentive plan proposal, the NYSE proposal and the adjournment proposal are advisable and in the best interests of CTAC and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” the business combination proposal, “FOR” the Cayman merger proposal, “FOR” the advisory organizational documents proposals, “FOR” the incentive plan proposal, “FOR” the NYSE proposal and “FOR” the adjournment proposal, if presented. When you consider the CTAC Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that are different from, or in addition to, the interests of CTAC shareholders generally. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for additional information. The CTAC Board was aware of these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the CTAC shareholders that they vote in favor of the proposals presented at the special meeting.

Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the Cayman merger proposal, the incentive plan proposal and the NYSE proposal. If any of the business combination proposal, the Cayman merger proposal, the incentive plan proposal or the NYSE proposal are not approved, we will not consummate the Transactions.

In connection with the Merger Agreement, the Sponsor, CTAC, Pubco and KORE have entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor has agreed to: (i) vote or cause their shares to vote in favor of the business combination proposal and the other proposals included in the accompanying proxy statement/prospectus, (ii) subject to certain exceptions, not transfer, sell, pledge, encumber, assign, grant an option with respect to, hedge, swap, convert or otherwise dispose of their private placement units, CTAC Class A ordinary shares, CTAC Class B ordinary shares and warrants (including the CTAC Class A ordinary shares issuable upon exercise thereof) held by the Sponsor until the earlier of the Closing or the valid termination of the Merger Agreement, (iii) not, directly or indirectly, solicit, initiate, continue or engage in alternative business combination proposals and (iv) waive applicable anti-dilution protections in CTAC’s amended and restated memorandum and articles of association with respect to the conversion of the CTAC Class B ordinary shares held by the Sponsor upon the consummation of the Transactions.

To raise additional proceeds to fund the Transactions, CTAC has entered into subscription agreements (containing commitments to funding that are subject only to conditions that are generally aligned with the conditions set forth in the Merger Agreement), pursuant to which certain investors have agreed to purchase an aggregate of 22,500,000 shares of Pubco Common Stock, which we refer to as the “PIPE Investment,” for a price of $10.00 per share for an aggregate commitment of $225,000,000.

Pursuant to CTAC’s current amended and restated memorandum and articles of association, a public shareholder may demand that CTAC redeem such shares for cash if the business combination is consummated. Public shareholders will be entitled to receive cash for these shares only if they demand that CTAC redeem their shares for cash no later than the second business day prior to the vote on the business combination proposal by delivering their shares to CTAC’s transfer agent no later than two business days prior to the vote at the special meeting. If the business combination is not completed, these shares will not be redeemed. If a public shareholder properly and timely demands redemption, Pubco will redeem each public share held by such shareholder for a full pro rata portion of the trust account holding the proceeds from the CTAC IPO, calculated as of two business days prior to the Closing. The redemption will take place following the Pubco Merger and, accordingly, it is shares of Pubco Common Stock that will be redeemed.

The Merger Agreement provides that the consummation of the Transactions is conditioned upon, among other things, CTAC having at least $5,000,001 of net tangible assets remaining after giving effect to requests properly made by public shareholders to redeem their shares for cash. Additionally, the obligations of the parties to consummate the Transactions are conditioned upon, among other things, the cash available (after such redemptions) in CTAC’s trust account, plus the proceeds from the PIPE Investment and cash freely available in KORE’s and its subsidiaries’ bank accounts, being least $345,000,000. As of the date of this proxy statement/prospectus, KORE Wireless Group, Inc., a wholly owned subsidiary of KORE, and an affiliate of Fortress Credit Corp. have entered into a backstop financing agreement pursuant to which the lender thereunder will make available additional financing (the “Backstop Financing”), if necessary, to help satisfy the minimum cash condition at Closing. The facility provides KORE with the ability, at its option and with the consent of Pubco, to borrow up to $120 million as necessary to satisfy any shortfall in the minimum cash condition. Such a shortfall could arise in the event redemptions by CTAC public shareholders exceed $139.2 million. See section entitled “Proposal No. 1—The Business Combination Proposal—General—Impact of the Business Combination on CTAC’s Public Float” for an overview of potential redemption scenarios. Pursuant to the Backstop Financing, KORE may issue senior unsecured convertible notes (the “Backstop Notes”) in an aggregate principal amount up to the amount of the shortfall in the minimum cash condition. See section entitled “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination—Backstop Financing” for key terms of the Backstop Notes.

All CTAC shareholders are cordially invited to attend the special meeting and we are providing the accompanying proxy statement/prospectus and proxy card in connection with the solicitation of proxies to be voted at the special meeting (or any adjournment or postponement thereof). To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote, obtain a proxy from your broker or bank.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Nicholas P. Robinson
Director

            , 2021

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE CTAC REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO CTAC’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER PHYSICALLY DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. PLEASE SEE THE SECTION ENTITLED “EXTRAORDINARY GENERAL MEETING OF CTAC SHAREHOLDERS—REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

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Annexes

Annex A—Merger Agreement

Annex A-1—Amendment No. 1 to Merger Agreement

Annex A-2—Merger Agreement Acknowledgement and Waiver

Annex B—Form of Amended and Restated Certificate of Incorporation of Pubco

Annex C—Form of Amended and Restated Bylaws of Pubco

Annex D—Form of Investor Rights Agreement

Annex E—Company Holders Support Agreement

Annex F—Form of the PIPE Subscription Agreement

Annex G—Form of Pubco 2021 Incentive Award Plan

Annex H—Sponsor Support Agreement

Annex I—Pubco Plan of Merger

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MARKET, INDUSTRY AND OTHER DATA

This proxy statement/prospectus includes estimates regarding market and industry data and forecasts and projections, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market participants (such as Cisco and Ericson) and research firms (such as GSMA) and other independent sources, as well as our own estimates, forecasts and projections based on our management’s knowledge of and experience in the market sectors in which we compete.

Certain monetary amounts, percentages and other figures included in this proxy statement/prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

TRADEMARKS

This proxy statement/prospectus also contains trademarks, service marks, copyrights and trade names of other companies, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by any other companies. Solely for convenience, our trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

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FREQUENTLY USED TERMS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

“Action” are to any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) or arbitration;

“Allocation Schedule” refers to such term as used in the Merger Agreement;

“amended and restated certificate of incorporation” are to the proposed amended and restated certificate of incorporation of Pubco in the form attached hereto as Annex B;

“amended and restated memorandum and articles of association” are to CTAC’s amended and restated memorandum and articles of association adopted on October 21, 2020;

“Available Closing CTAC Cash” are to an amount equal to (i) all amounts in the trust account (after reduction for the aggregate amount of payments required to be made in connection with the CTAC Shareholder Redemption), plus (ii) the aggregate amount of cash that has been funded to and remains with CTAC pursuant to the Subscription Agreements as of immediately prior to the Closing;

“Backstop Agreement” means that certain backstop agreement dated July 27, 2021 between KORE Wireless Group, Inc., a wholly owned subsidiary of KORE, and Drawbridge Special Opportunities Fund LP, an affiliate of Fortress Credit Corp., in connection with the Backstop Financing.

“Backstop Financing” means the backstop financing to be provided by an affiliate of Fortress Credit Corp. pursuant to the Backstop Agreement.

“Backstop Notes” means the senior unsecured convertible notes in an aggregate principal amount of up to $120,000,000 to be issued by KORE pursuant to the Backstop Financing.

“business combination” are to the Pubco Merger, First Merger and Second Merger;

“CaaS” are to Connectivity-as-a-Service;

“CEaaS” are to Connectivity Enablement-as-a-Service;

“Closing” are to the consummation of the Transactions;

“Closing Cash Consideration” are to the aggregate amount of cash payable in respect of (i) KORE Class A, A-1 and B Preferred Stock in accordance with KORE’s governing documents, (ii) the Option Cash Consideration pursuant to the Merger Agreement, and (iii) the First LTIP Payment, in each case, as set forth on the KORE Closing Statement to be delivered by KORE to CTAC prior to Closing;

“Closing Date” are to the date on which the Mergers are consummated;

“Closing Merger Consideration” are to the Closing Cash Consideration plus the Closing Share Consideration;

“Closing Share Consideration” are to the number of shares (rounded to the nearest whole share) of Pubco Common Stock determined by dividing (a) an equity value equal to $346,000,000, by (b) $10.00;

“Code” are to the Internal Revenue Code of 1986, as amended;

“Companies Act” are to the Companies Act (As Revised) of the Cayman Islands;

“completion window” are to the period following the completion of the CTAC IPO at the end of which, if CTAC has not completed an initial business combination, it will redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any);

“Corp Merger Sub” are to King Corp Merger Sub, Inc.;

“COVID-19” are to SARS-CoV-2 or COVID-19, any evolution or variations existing as of or following the date of the Merger Agreement, or any epidemics, pandemics or disease outbreaks;

“COVID-19 Measures” are to any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, government order, action, directive, pronouncement, guidelines or recommendations by any governmental authority (including the Centers for Disease Control and Prevention and the World Health Organization) in connection with, related to or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act and the Families First Coronavirus Response Act, or any changes thereto;

“CTAC Class A ordinary shares” are to CTAC’s Class A ordinary shares, par value $0.0001 per share;

“CTAC Class B ordinary shares” are to CTAC’s Class B ordinary shares, par value $0.0001 per share;

“CTAC IPO” are to the initial public offering of CTAC which closed on October 26, 2020;

“CTAC ordinary shares” are to CTAC Class A ordinary shares and CTAC Class B ordinary shares;

“CTAC Parties” are to CTAC, Pubco, Corp Merger Sub and LLC Merger Sub;

“CTAC warrants” are to the private placement warrants and the public warrants (each, as defined below);

“DGCL” are to the Delaware General Corporation Law, as amended;

“eSIM” are to embedded subscriber identity module;

“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

“Exchange Agent Agreement” are to a paying and exchange agent agreement, in form and substance reasonably acceptable to CTAC and KORE;

“First Effective Time” are to the effective time of the First Merger;

“First LTIP Payment” means an amount not to exceed $1,050,000;

“First Merger” are to the merger of Corp Merger Sub with and into KORE;

“founder shares” are to CTAC Class B ordinary shares and shares of Pubco Common Stock to be issued upon the automatic conversion thereof at the time of CTAC’s initial business combination;

“GAAP” are to generally accepted accounting principles in the United States;

“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

“Incentive Plan” are to the Pubco 2021 Incentive Award Plan, in the form attached hereto as Annex G;

“Investor Rights Agreement” are to that certain Investor Rights Agreement, to be entered into at Closing by and among Pubco, Sponsor and certain former stockholders of KORE, in the form attached hereto as Annex D;

“IoT” are to Internet of Things;

“KORE” are to Maple Holdings Inc., a Delaware corporation;

“KORE common stock” are to the shares of common stock, par value $0.01 per share, of KORE;

“KORE Credit Agreement” are to the credit agreement dated as of December 21, 2018 among KORE Wireless, Maple Intermediate Holdings Inc., UBS AG, Stamford Branch, the lenders party thereto, and the other loan parties thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date of the Merger Agreement;

“KORE Incentive Plan” are to that certain Maple Holdings Inc. 2014 Equity Incentive Plan, as amended;

“KORE Option” are to an option to acquire shares of KORE common stock granted under the KORE Incentive Plan;

“KORE Stockholders Agreement” are to the Second Amended and Restated Stockholders Agreement of KORE, dated as of November 19, 2019, by and among KORE and the KORE stockholders party thereto.

“KORE warrants” are to the warrants issued by KORE to purchase KORE common stock;

“KORE Wireless” are to Kore Wireless Group Inc., a Delaware corporation and wholly owned subsidiary of KORE;

“LLC Merger Sub” are to King LLC Merger Sub, LLC;

“Merger Agreement” are to that certain Agreement and Plan of Merger, dated as of March 12, 2021, as amended on July 27, 2021, by and among CTAC, Pubco, Corp Merger Sub, LLC Merger Sub and KORE;

“Mergers” are to the First Merger and Second Merger, collectively;

“mPERS” are to mobile Personal Emergency Response System;

“New Pubco Bylaws” are to the new bylaws of Pubco, to become effective immediately prior to the closing of the PIPE Investment, in the form attached hereto as Annex C;

“Option Cancellation Agreement” are to those option cancellation agreements entered into between KORE and holders of KORE Options;

“Option Cash Consideration” are to $4,075,000;

“Option Consideration” are to the aggregate amount of cash and stock payable in respect of the Option Cash Consideration and Option Share Consideration;

“Option Share Consideration” are to a portion of the Closing Share Consideration equal to the number of shares (rounded to the nearest whole share) of Pubco Common Stock determined by dividing (a) $4,325,000, by (b) $10.00;

“PIPE Investment” are to the private placement pursuant to which CTAC entered into subscription agreements (containing commitments to funding that are subject only to conditions that generally align with the conditions set forth in the Merger Agreement) with certain investors whereby such investors have agreed to purchase an aggregate of 22,500,000 shares of Pubco Common Stock at a purchase price of $10.00 per share for an aggregate commitment of $225,000,000;

“PIPE Investors” are to the investors participating in the PIPE Investment;

“private placement shares” are to CTAC Class A ordinary shares sold as part of the private placement units;

“private placement units” are to CTAC’s units issued to Sponsor in a private placement simultaneously with the closing of the CTAC IPO and upon conversion of working capital loans, if any;

“private placement warrants” are to CTAC’s warrants sold as part of the private placement units or as a part of private placement units that are issued upon conversion of working capital loans; if any;

“Pubco Common Stock” are to the shares of common stock of Pubco, par value $0.0001 per share;

“Pubco Plan of Merger” are to the plan of merger in substantially the form of Annex I, entered into between CTAC and LLC Merger Sub under Cayman Islands law in respect of the Pubco Merger;

“public shares” are to CTAC Class A ordinary shares sold as part of the units in the CTAC IPO (whether they were purchased in the CTAC IPO or thereafter in the open market);

“public shareholders” are to the holders of public shares, including the Sponsor and CTAC’s officers and directors to the extent the Sponsor and CTAC’s officers or directors purchase public shares, provided that each of their status as a “public shareholder” shall only exist with respect to such public shares;

“public warrants” are to CTAC warrants sold as part of the units in the CTAC IPO (whether they were purchased in the CTAC IPO or thereafter in the open market);

“SaaS” are to software-as-a-service.

“SEC” are to the United States Securities and Exchange Commission;

“Second Merger” are to the merger of KORE with and into LLC Merger Sub;

“Shareholder Representative” are to Rob MacInnis, or such other person or entity who is identified as the replacement Shareholder Representative by the then existing Shareholder Representative giving prior written notice to Pubco;

“Sponsor” are to Cerberus Telecom Acquisition Holdings, LLC, a Delaware limited liability company;

“Sponsor Support Agreement” are to that certain Transaction Support Agreement, dated as of March 12, 2021, by and among CTAC, the Sponsor and KORE, attached hereto as Annex H;

“Subscription Agreements” are to the subscription agreements entered into by and between CTAC and the PIPE Investors, in each case, dated as of March 12, 2021 in connection with the PIPE Investment, in the form attached hereto as Annex F;

“Transaction Agreements” are to the Merger Agreement, the Investor Rights Agreement, the Company Holders Support Agreement, the Sponsor Support Agreement, the Subscription Agreements, the Exchange Agent Agreement, each Letter of Transmittal, the amended and restated certificate of incorporation of Pubco, the New Pubco Bylaws, and all the other agreements, documents, instruments and certificates entered into in connection herewith and/or therewith and any and all exhibits and schedules thereto;

“Transactions” are to, collectively, the business combination and the other transactions contemplated by the Merger Agreement and the other Transaction Agreements;

“Treasury Regulations” are to the regulations promulgated under the Code;

“trust account” are to the trust account of CTAC that holds the proceeds from the CTAC IPO;

“Trust Agreement” are to the Investment Management Trust Agreement, effective as of October 26, 2020, by and between CTAC and Continental Stock Transfer & Trust Company, as trustee; and

“Warrant Agreement” are to that certain Warrant Agreement, dated as of October 26, 2020, by and between CTAC and Continental Stock Transfer & Trust Company.

SUMMARY OF THE MATERIAL TERMS OF THE TRANSACTIONS

This summary term sheet, together with the sections entitled “Questions and Answers About the Proposals” and “Summary of the Proxy Statement/Prospectus,” summarizes certain information contained in this proxy statement/prospectus, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the attached Annexes, for a more complete understanding of the matters to be considered at the special meeting. In addition, for definitions used commonly throughout this proxy statement/prospectus, including this summary term sheet, please see the section entitled “Frequently Used Terms.”

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Cerberus Telecom Acquisition Corp., a Cayman Islands exempted company, which we refer to as “CTAC,” “we,” “us,” or “our,” is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

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On September 10, 2020, Sponsor paid $25,000, or approximately $0.002 per share, to cover certain expenses on CTAC’s behalf in consideration of 11,500,000 CTAC Class B ordinary shares, par value $0.0001. In October 2020, Sponsor surrendered 4,312,500 of CTAC Class B ordinary shares, which decreased the number of outstanding founder shares from 11,500,000 to 7,187,500 and on December 7, 2020, as a result of the remaining over-allotment option expiring unexercised, 708,275 CTAC Class B ordinary shares were forfeited resulting in 6,479,225 CTAC Class B ordinary shares issued and outstanding.

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On October 26, 2020, CTAC consummated the CTAC IPO of 25,000,000 units, generating gross proceeds of $250 million, and incurring offering costs of approximately $14.5 million, inclusive of approximately $8.8 million in deferred underwriting commissions. On November 10, 2020, the underwriters partially exercised the over-allotment option and purchased an additional 916,900 units, generating gross proceeds of approximately $9.2 million, and incurred additional offering costs of approximately $0.5 million in underwriting fees (inclusive of approximately $0.3 million in deferred underwriting fees).

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Simultaneously with the closing of the CTAC IPO, CTAC consummated the private placement of 800,000 private placement units at a price of $10.00 per private placement unit, generating total gross proceeds of $8,000,000. On November 10, 2020, simultaneously with the sale of the over-allotment units, CTAC consummated a private sale of an additional 18,338 private placement units to Sponsor, generating gross proceeds of $183,380.

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Upon the closing of the CTAC IPO and the sale of the over-allotment units and private placement units, $259.2 million ($10.00 per unit) of the net proceeds of the CTAC IPO and certain of the proceeds of the sale of the private placement units were placed in a trust account, located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and were subsequently invested only in U.S. government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act, until the earlier of: (i) the completion of an initial business combination and (ii) CTAC’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the completion window.

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Maple Holdings Inc. (d/b/a “KORE”), a Delaware corporation, which we refer to as “KORE,” through its wholly owned subsidiary KORE Wireless Group Inc., a Delaware corporation, is a global leader in Internet of Things solutions and worldwide Connectivity-as-a-Service.

•

On March 12, 2021, CTAC entered into an Agreement and Plan of Merger with KORE, Pubco, Corp Merger Sub and LLC Merger Sub, which among other things, provides for (i) on the day immediately prior to the Closing Date, the merger of CTAC with and into LLC Merger Sub, with LLC Merger Sub being the surviving entity of the Pubco Merger and Pubco as parent of the surviving entity, (ii) on the Closing Date and immediately prior to the First Merger, the contribution by Sponsor of 100% of its equity interests in Corp Merger Sub to Pubco (the “Corp Merger Sub Contribution”), as a result of which Corp Merger Sub will become a wholly owned subsidiary of Pubco, (iii) following the Corp Merger Sub Contribution, the merger of Corp Merger Sub with and into KORE, with KORE being the surviving corporation of the First Merger; and (iv) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of KORE with and into LLC Merger Sub, with LLC Merger Sub being the surviving entity of the Second Merger and Pubco being the sole member of LLC Merger Sub.

•

Subject to the terms of the Merger Agreement, the aggregate merger consideration payable to holders of KORE’s shares of common stock, preferred stock, warrants and options will be equal to: (a) the Closing Cash Consideration and (b) the Closing Share Consideration.

•	Pursuant to the PIPE Investment, the PIPE Investors have agreed to buy, 22,500,000 shares of Pubco Common Stock at a purchase price of $10.00 per share for an aggregate commitment of $225,000,000.

•

As of the date of this proxy statement/prospectus, KORE Wireless Group, Inc., a wholly owned subsidiary of KORE, and an affiliate of Fortress Credit Corp. have entered into a backstop financing agreement pursuant to which the lender thereunder will make available additional financing (the “Backstop Financing”), if necessary, to help satisfy the minimum cash condition at Closing. The facility provides KORE with the ability, at its option and with the consent of Pubco, to borrow up to $120 million as necessary to satisfy any shortfall in the minimum cash condition. Such a shortfall could arise in the event redemptions by CTAC public shareholders exceed $139.2 million. See section entitled “Proposal No. 1—The Business Combination Proposal—General—Impact of the Business Combination on CTAC’s Public Float” for an overview of potential redemption scenarios. Pursuant to the Backstop Financing, KORE may issue senior unsecured convertible notes (the “Backstop Notes”) in an aggregate principal amount up to the amount of the shortfall in the minimum cash condition. See section entitled “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination—Backstop Financing” for key terms of the Backstop Notes.

•

It is anticipated that, upon the Closing: (i) existing stockholders of KORE will own approximately 38.3% of issued and outstanding Pubco Common Stock; (ii) CTAC’s public shareholders (other than the PIPE Investors) will own approximately 28.7% of issued and outstanding Pubco Common Stock; (iii) the PIPE Investors will own approximately 24.9% of issued and outstanding Pubco Common Stock; and (iv) the Sponsor (and its affiliates) will own approximately 8.1% of issued and outstanding Pubco Common Stock. These indicative levels of ownership interest: (i) exclude the impact of the exercise of Pubco or CTAC warrants, (ii) exclude the impact of the reservation of shares of Pubco Common Stock pursuant to the Incentive Plan and (ii) assume that no public shareholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in the trust account. In addition, it is anticipated that, upon Closing: (i) shares of Pubco Common Stock will be reserved pursuant to the Incentive Plan; and (ii) 8,911,745 Pubco warrants will be issued and outstanding.

•

CTAC management and the CTAC Board considered various factors in determining whether to approve the Merger Agreement and the Transactions. For more information about the reasons that the CTAC Board considered in making its recommendation, please see the section entitled “Proposal No. 1—The Business Combination Proposal—CTAC’s Board of Directors’ Reasons for Approval of the Transactions.” When you consider the CTAC Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that are different from, or in addition to, the interests of CTAC shareholders generally. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for additional information. The CTAC Board was aware of these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the CTAC shareholders that they vote “FOR” the proposals presented at the special meeting.

•	At the special meeting, CTAC’s shareholders will be asked to consider and vote on the following proposals:

•	a proposal to approve the business combination described in this proxy statement/prospectus, including (a) adopting the Merger Agreement and (b) approving the Transactions and the related agreements described in this proxy statement/prospectus. Please see the section entitled “Proposal No. 1—The Business Combination Proposal”;

•

a proposal to approve the Pubco Plan of Merger and to authorize the merger of CTAC with and into LLC Merger Sub, with LLC Merger Sub surviving the merger as a wholly owned subsidiary of Pubco. Please see the section entitled “Proposal No. 2—The Cayman Merger Proposal”; and

•

proposals to approve, on a non-binding basis, certain material differences between KORE’s amended and restated certificate of incorporation and amended and restated bylaws and Pubco’s amended and restated certificate of incorporation and the New Pubco Bylaws that will be the certificate of incorporation and bylaws of Pubco following the Transactions. Please see the section entitled “Proposal No. 3—the Advisory Organizational Documents Proposals.” The advisory organizational documents proposals are being presented separately in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, as 4 sub-proposals:

•	Proposal No. 3(A): to provide that Pubco’s board of directors will be a classified board of directors with staggered, three-year terms (“Advisory Organizational Document Proposal A”);

•

Proposal No. 3(B): to eliminate the ability for any action required or permitted to be taken by Pubco common stockholders to be effected by written consent (“Advisory Organizational Document Proposal B”);

•	Proposal No. 3(C): to increase the required stockholder vote threshold to amend the bylaws of Pubco (“Advisory Organizational Document Proposal C”); and

•

Proposal No. 3(D): to provide that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims (“Advisory Organizational Documents Proposal D”);

•	a proposal to approve the Incentive Plan. Please see the section entitled “Proposal No. 4—the Incentive Plan Proposal”;

•

a proposal in accordance with the applicable provisions of Section 312.03 of the NYSE Listed Company Manual, to issue more than 20% of the issued and outstanding shares of Pubco Common Stock in connection with the business combination, including, without limitation, the PIPE Investment. Please see the section entitled “Proposal No. 5—The NYSE Proposal”; and

•

a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the Cayman merger proposal, the advisory organizational documents proposals, the incentive plan proposal or the NYSE proposal. Please see the section entitled “Proposal No. 6—The Adjournment Proposal.”

•

Pursuant to the Investor Rights Agreement, at and following the Closing, the board of directors of Pubco shall be comprised of ten (10) directors, which shall include (i) two directors designated by the Shareholder Representative (such directors and any of their successors designated pursuant to Section 2.2.3 of the Investor Rights Agreement, each, a “Pre-Closing Holder Director”), (ii) two directors designated by the Sponsor (such directors and any of their successors designated pursuant to Section 2.2.4 of the Investor Rights Agreement, each, a “Sponsor Director”), (iii) three independent directors designated by the Sponsor and two independent directors designated by the Shareholder Representative (such directors and any successors designated pursuant to Section 2.2.6 of the Investor Rights Agreement, each, an “Independent Director”) and (iv) the chief executive officer of Pubco. At the Closing, the foregoing directors are to be divided into three classes of directors, with each class serving for staggered three-year terms as follows:

(a)

the Class I directors shall include: 1 Sponsor Director, 1 Independent Director designated by Sponsor (selected for Class I by the Sponsor) and 1 Independent Director designated by the Shareholder Representative (selected for Class I by the Shareholder Representative);

(b)

the Class II directors shall include: 2 Independent Directors designated by Sponsor (selected for Class II by the Sponsor) and 1 Independent Director designated by the Shareholder Representative (selected for Class II by the Shareholder Representative); and

(c)

the Class III directors shall include: the CEO of Pubco, 1 Sponsor Director (selected for Class III by the Sponsor) and 2 Pre-Closing Holder Directors (selected for Class III by the Shareholder Representative).

Each Class I director shall have a term that expires immediately following Pubco’s annual meeting of stockholders in 2021 at which directors are elected, each Class II director shall have a term that expires immediately following Pubco’s annual meeting of stockholders in 2022 at which directors are elected and each Class III director shall have a term that expires immediately following Pubco’s annual meeting of stockholders in 2023 at which directors are elected, or until their earlier resignation, removal or death. Thereafter, each director’s term shall expire three years after its commencement, or until their earlier resignation, removal or death. The director nomination provisions set forth in the Investor Rights Agreement and the classified board structure shall terminate automatically on the seventh anniversary of the Closing.

The chairperson of the board of directors of Pubco shall be selected by a majority of the board of directors of Pubco. If the majority of Pubco’s board of directors selects the CEO to serve as the chairperson of the board of director of Pubco, and one or more Sponsor Directors has been elected to the board of directors of Pubco, the Sponsor Directors shall select the lead director of the board of directors of Pubco. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Governance of Pubco Post-Closing” and “Management of Pubco Following the Business Combination” for additional information.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the special meeting and the proposals to be presented at the special meeting, including with respect to the proposed business combination. The following questions and answers do not include all the information that is important to CTAC shareholders. Shareholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed business combination and the voting procedures for the special meeting.

Q.	Why am I receiving this proxy statement/prospectus?

A.

CTAC and KORE have agreed to a business combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A, and CTAC encourages its shareholders to read it in its entirety. CTAC’s shareholders are being asked to consider and vote upon a proposal to adopt the Merger Agreement and approve the Transactions, which, among other things, include provisions for (a) on the day immediately prior to the Closing Date (as defined in the Merger Agreement), CTAC to be merged with and into LLC Merger Sub, with LLC Merger Sub being the surviving entity in the Pubco Merger and Pubco as parent of the surviving entity, (b) on the Closing Date and immediately prior to the First Merger, Sponsor to contribute 100% of its equity interests in Corp Merger Sub to Pubco, as a result of which Corp Merger Sub will become a wholly owned subsidiary of Pubco, (c) following the Corp Merger Sub Contribution, Corp Merger Sub to be merged with and into KORE, with KORE being the surviving corporation of the First Merger and (d) immediately following the First Merger and as part of the same overall transaction as the First Merger, KORE to be merged with and into LLC Merger Sub, with LLC Merger Sub surviving as a wholly owned subsidiary of Pubco in the Second Merger. Immediately prior to the First Merger, it is anticipated that the PIPE Investment and, if applicable, the Backstop Financing will be funded, shares of Pubco Common Stock will be issued to PIPE Investors and, if applicable, the Backstop Notes will be issued to the lender(s) providing Backstop Financing. Please see the section entitled “Proposal No. 1—The Business Combination Proposal.”

CTAC’s shareholders are being asked to consider and vote upon a separate proposal, as a special resolution as required under Cayman Islands law, to approve the Pubco Plan of Merger and to authorize the merger of CTAC with and into LLC Merger Sub, with LLC Merger Sub surviving the merger as a wholly owned subsidiary of Pubco. Please see the section entitled “Proposal No. 2—The Cayman merger proposal”

This proxy statement/prospectus and its Annexes contain important information about the proposed business combination and the other matters to be acted upon at the special meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its Annexes.

Q.	When and where is the Special Meeting?

A.

The special meeting will be held at        and via live webcast on             , 2021 at            Eastern Time at            . The special meeting can be accessed by visiting             , where you will be able to listen to the meeting live and vote during the meeting.

Q.	What are the proposals on which I am being asked to vote at the special meeting?

A.	The shareholders of CTAC will be asked to consider and vote on the following proposals at the special meeting:

1.

a proposal to approve the business combination described in this proxy statement/prospectus, including (a) adopting the Merger Agreement and (b) approving the Transactions and the related agreements described in this proxy statement/prospectus. Please see the section entitled “Proposal No. 1—The Business Combination Proposal”;

2.

a proposal to approve the Pubco Plan of Merger and to authorize the merger of CTAC with and into LLC Merger Sub, with LLC Merger Sub surviving the merger as a wholly owned subsidiary of Pubco. Please see the section entitled “Proposal No. 2—The Cayman Merger Proposal”; and

3.

proposals to approve, on a non-binding basis, certain material differences between KORE’s amended and restated certificate of incorporation and amended and restated bylaws and Pubco’s amended and restated certificate of incorporation and the New Pubco Bylaws that will be the certificate of incorporation and bylaws of Pubco following the Transactions. Please see the section entitled “Proposal No. 3—the Advisory Organizational Documents Proposals.” The advisory organizational documents proposals are being presented separately in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, as 4 sub-proposals:

•	Proposal No. 3(A): to provide that Pubco’s board of directors will be a classified board of directors with staggered, three-year terms;

•	Proposal No. 3(B): to eliminate the ability for any action required or permitted to be taken by Pubco common stockholders to be effected by written consent;

•	Proposal No. 3(C): to increase the required stockholder vote threshold to amend the bylaws of Pubco; and

•

Proposal No. 3(D): to provide that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims;

4.	a proposal to approve the Incentive Plan. Please see the section entitled “Proposal No. 4—The Incentive Plan Proposal”;

5.

a proposal in accordance with the applicable provisions of Section 312.03 of the NYSE Listed Company Manual, to issue more than 20% of the issued and outstanding shares of Pubco Common Stock in connection with the business combination, including, without limitation, the PIPE Investment. Please see the section entitled “Proposal No. 5—The NYSE Proposal”; and

6.

a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the Cayman merger proposal, the advisory organizational documents proposals, the incentive plan proposal or the NYSE proposal. Please see the section entitled “Proposal No. 6—The Adjournment Proposal.”

Each of the business combination proposal, the Cayman merger proposal, the incentive plan proposal and the NYSE proposal is cross conditioned on the approval of each other. None of the business combination proposal, the Cayman merger proposal, the incentive plan proposal or the NYSE proposal is conditioned upon the approval of the advisory organizational documents proposals or the adjournment proposal.

CTAC will hold the special meeting of its shareholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed business combination and the other matters to be acted upon at the special meeting. Shareholders should read it carefully.

Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the Cayman merger proposal, the incentive plan proposal and the NYSE proposal. If any of the business combination proposal, the Cayman merger proposal, the incentive plan proposal or the NYSE proposal are not approved, we will not consummate the Transactions.

The vote of shareholders is important. Shareholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q.	Why is CTAC proposing the business combination?

A.	CTAC was organized to effect a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses or entities.

On October 26, 2020, CTAC consummated the CTAC IPO of 25,000,000 units, generating gross proceeds of $250 million, and incurring offering costs of approximately $14.5 million, inclusive of approximately $8.8 million in deferred underwriting commissions. On November 10, 2020, the underwriters partially exercised the over-allotment option and purchased an additional 916,900 units, generating gross proceeds of approximately $9.2 million, and incurred additional offering costs of approximately $0.5 million in underwriting fees (inclusive of approximately $0.3 million in deferred underwriting fees).

Simultaneously with the closing of the CTAC IPO, CTAC consummated the private placement of 800,000 private placement units at a price of $10.00 per private placement unit, generating total gross proceeds of $8,000,000. On November 10, 2020, simultaneously with the sale of the over-allotment units, CTAC consummated a private sale of an additional 18,338 private placement units to Sponsor, generating gross proceeds of $183,380.

Since the CTAC IPO, CTAC’s activity has been limited to the evaluation of business combination candidates.

KORE is a leading provider of mission critical IoT services and solutions. Since its founding in 2003, KORE has helped eliminate the time-consuming need to identify, evaluate, contract, and manage multiple network connectivity providers, equipment manufacturers, and professional services organizations for customers building out IoT solutions. KORE’s customer base includes market leading Fortune 500 enterprises and innovative solutions providers across high growth verticals such as connected health, industrial IoT, asset monitoring, fleet management and communication services.

The CTAC Board carefully considered the results of the due diligence review of KORE’s business, the industries in which KORE operates and KORE’s current prospects for growth, including the financial and other information provided by KORE in the course of their negotiations in connection with the Merger Agreement. CTAC believes that KORE (i) is a market leader with profitable and stable earnings, supported by a strong and diversified customer base, (ii) is well positioned to benefit from the rapidly growing IoT market with meaningful organic and inorganic opportunities and (iii) is available at an attractive valuation.

For additional information, see “Proposal No. 1—The Business Combination Proposal—CTAC’s Board of Directors’ Reasons for Approval of the Transactions.”

CTAC believes that a business combination with KORE will provide CTAC shareholders with an opportunity to participate in the ownership of a company with significant growth potential. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—CTAC’s Board of Directors’ Reasons for Approval of the Transactions.” Although the CTAC Board believes that the business combination presents a unique business combination opportunity and is advisable and in the best interests of CTAC shareholders, the CTAC Board did consider certain potentially material negative factors in arriving at that conclusion. Please see the section entitled “Risk Factors—Risks Related to Our Business and Operations Following the Business Combination.”

Q.	What will happen in the business combination?

A.

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions set forth therein, CTAC will acquire KORE in a series of transactions we collectively refer to as the “business combination.” The Merger Agreement provides for (i) on the day immediately prior to the Closing Date (as defined in the Merger Agreement), the merger of CTAC with and into LLC Merger Sub (the “Pubco Merger”), with LLC Merger Sub being the surviving entity of the Pubco Merger and Pubco as parent of the surviving entity, (ii) on the Closing Date and immediately prior to the First Merger (as defined below), contribution by Sponsor of 100% of its equity interests in Corp Merger Sub to Pubco (the “Corp Merger Sub Contribution”), as a result of which Corp Merger Sub will become a wholly owned subsidiary of Pubco, (iii) following the Corp Merger Sub Contribution, the merger of Corp Merger Sub with and into KORE (the “First Merger”), with KORE being the surviving corporation of the First Merger; and (iv) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of KORE with and into LLC Merger Sub (the “Second Merger” and, together with the First Merger, being collectively referred to the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions” and the closing of the Transactions, the “Closing”), with LLC Merger Sub being the surviving entity of the Second Merger and Pubco being the sole member of LLC Merger Sub. Upon consummation of the Transactions, Pubco will change its name to “KORE Group Holdings, Inc.”

Q:	What are the anticipated sources and uses for funding the Transactions?

A.

Assuming no Redemptions: The following table summarizes the estimated sources and uses for funding the Transactions (all amounts in millions) based on the scenario where there have been no redemptions.

Sources		Uses
Existing KORE shareholder equity rollover	$346.0	Existing KORE shareholder equity rollover	$346.0
CTAC cash from Trust	259.2	CTAC Sponsor Shares	73.0
CTAC Sponsor Shares	73.0	Paydown of preferred equity(1)	264.7
PIPE investors	225.0	Paydown of term loan	50.0

Total	$903.2	Paydown of related party notes payable	1.6

		Cash to balance sheet	120.8
		Estimated fees and expenses(2)	47.1

		Total	$903.2

(1)	Preferred equity paydown is calculated as of July 31, 2021
(2)	$11.8 million accrued and an estimated $35.3 million to incur as of March 31, 2021

Assuming Maximum Redemptions without utilization of Backstop: The following table summarizes the estimated sources and uses for funding the Transactions (all amounts in millions) based on the scenario where there have been redemptions of 59% of the outstanding CTAC Class A ordinary shares subject to redemption (representing the maximum redemptions consistent with satisfying the $345,000,000 minimum cash condition if there is no freely available cash held by KORE and its subsidiaries at Closing and redemption occurs at $10.00 per share). Absent utilization of the Backstop Financing, if more than 59% of

CTAC’s public shareholders duly exercise their redemption rights, and if KORE and its subsidiaries have no freely available cash at Closing, the business combination will not be consummated unless the Backstop Financing is utilized or the minimum cash condition is waived by both CTAC and KORE. As of the date of this proxy statement/prospectus, neither CTAC nor KORE intends to waive the minimum cash condition, however, both parties reserve the right to do so. The decision to utilize the Backstop Financing or waive the minimum cash condition, which each of CTAC and KORE is entitled to make in its sole discretion and independently of each other, will depend on a number of factors, including the total number of redemptions, and the amount of freely available cash at KORE and its subsidiaries. In the event that the Backstop Financing is utilized, or the minimum cash condition is waived by both CTAC and KORE, CTAC intends to promptly notify its shareholders by issuing a press release. However, CTAC does not intend to seek additional shareholder approval or to extend the time for the exercise of redemption rights if the Backstop Financing is utilized or the minimum cash condition is waived.

Sources		Uses
Existing KORE shareholder equity rollover	$346.0	Existing KORE shareholder equity rollover	$346.0
CTAC cash from Trust	259.2	CTAC Sponsor Shares	73.0
CTAC Sponsor Shares	73.0	Payment of CTAC share redemptions	139.2
PIPE investors	225.0	Paydown of preferred equity(1)	264.7

Total	$903.2	Paydown of term loan	30.0

		Paydown of related party notes payable	1.6
		Cash to balance sheet	1.6
		Estimated fees and expenses(2)	47.1

		Total	$903.2

(1)	Preferred equity paydown is calculated as of July 31, 2021
(2)	$11.8 million accrued and an estimated $35.3 million to incur as of March 31, 2021

Assuming Maximum Redemptions with Backstop: The following table summarizes the estimated sources and uses for funding the Transactions (all amounts in millions) based on the scenario where (i) there have been redemptions of 100% of the outstanding CTAC Class A ordinary shares subject to redemption (assuming redemption occurs at $10.00 per share) and (ii) Backstop Financing in the form of senior unsecured convertible notes in the aggregate principal amount of up to $120 million to satisfy of the minimum cash condition. See section entitled “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination—Backstop Financing” for key terms of the Backstop Notes.

Sources		Uses
Existing KORE shareholder equity rollover	$346.0	Existing KORE shareholder equity rollover	$346.0
CTAC cash from Trust	259.2	CTAC Sponsor Shares	73.0
		Payment of CTAC share redemptions	234.7
CTAC Sponsor Shares	73.0	Paydown of preferred equity(1)	264.7
PIPE investors	225.0	Paydown of term loan	30.0
Backstop Notes	95.5

Total	$998.7	Paydown of related party notes payable	1.6

		Cash to balance sheet	1.6
		Estimated fees and expenses(2)	47.1

		Total	$998.7

(1)	Preferred equity paydown is calculated as of July 31, 2021
(2)	$11.8 million accrued and an estimated $35.3 million to incur as of March 31, 2021

The above tables: (i) exclude the impact of the exercise of Pubco or CTAC warrants, (ii) exclude the impact of the reservation of shares of Pubco Common Stock pursuant to the Incentive Plan and (iii) assume that KORE and its subsidiaries have no freely available cash at Closing.

The above tables also assume that the Closing occurs on the Termination Date. If the Closing occurs prior to the Termination Date, the amounts payable in respect of the KORE preferred shares will be less than is shown in the table.

As mentioned elsewhere in this proxy statement/prospectus, the business combination will not be consummated if CTAC has net tangible assets of less than $5,000,001 after taking into account public shareholders that have properly and timely demanded and exercised redemption of their shares for cash.

Q.	Following the business combination, will CTAC’s securities continue to trade on a stock exchange?

A.

CTAC shareholders and warrant holders will become Pubco stockholders and warrant holders, respectively, as a result of the business combination. We intend to apply for listing, effective at the time of the Closing, of Pubco Common Stock and Pubco warrants on the NYSE under the symbols “KORE” and “KORE WS,” respectively. Our publicly traded units will automatically separate into the component securities as a result of the Pubco Merger and will no longer trade as a separate security.

Q.	How will the business combination impact the shares of CTAC?

A.

CTAC shareholders and warrant holders will become Pubco stockholders and warrant holders, respectively, as a result of the business combination. As a result of the business combination and the consummation of the transactions contemplated by the Merger Agreement and the related agreements, including, without limitation, the PIPE Investment, Pubco will have 90,314,463 shares of common stock outstanding (assuming that no CTAC Class A ordinary shares are elected to be redeemed by CTAC shareholders and no CTAC warrants are issued). An additional 8,911,745 shares of Pubco Common Stock may be issuable in the future as a result of the exercise of the Pubco warrants after the business combination. Pursuant to the Incentive Plan, the form of which is attached to this proxy statement/prospectus as Annex G, following the Closing, Pubco may grant an aggregate amount of up to                  additional shares of Pubco Common Stock.

Q.	Will the management of KORE change as a result of the business combination?

A.

We anticipate that some of the executive officers of KORE will remain with Pubco. In addition, certain individuals have each been nominated to serve as directors of Pubco following completion of the business combination pursuant to the designation rights of Sponsor and certain stockholders of KORE set forth in the Investor Rights Agreement. Please see the sections entitled “Proposal No. 1—The Business Combination Proposal—Governance of Pubco Post-Closing” and “Management of Pubco Following the Business Combination” for additional information.

Q.	What equity stake will current stockholders of KORE and the PIPE Investors hold in Pubco after the closing?

The following table illustrates varying ownership levels of issued and outstanding Pubco Common Stock, assuming no redemptions by CTAC’s public shareholders and the maximum redemptions by CTAC’s public shareholders with and without Backstop:

	Assuming No Redemptions	Assuming Maximum Redemptions (Without Backstop)	Assuming Maximum Redemptions (With Backstop)
Sponsor and certain affiliates	8.1%	9.5%	10.9%
Public Shareholders	28.7%	15.7%	3.6%
PIPE Investors	24.9%	29.5%	33.7%
Former KORE Stockholders	38.3%	45.3%	51.8%

These levels of ownership interest (i) exclude the impact of the exercise of Pubco or CTAC warrants; (ii) exclude the impact of the reservation of shares of Pubco Common Stock pursuant to the Incentive Plan, and (iii) assume KORE and its subsidiaries have no freely available cash at Closing. The maximum redemption scenario without Backstop is based on the assumptions that (i) 13.9 million of Pubco’s public shares are redeemed for an aggregate payment of $139.2 million, which is derived from the number of shares that could be redeemed in connection with the business combination at an assumed redemption price of approximately $10.00 per CTAC ordinary share based on the trust account balance as of March 31, 2021 in order for cash available (after redemptions) in CTAC’s trust account, plus the proceeds from the PIPE investment and cash freely available in KORE and its subsidiaries’ bank accounts to be at least $345,000,000, (ii) Pubco issues 34,600,000 shares of Pubco Common Stock to holders of KORE’s common stock, Series C preferred stock, certain options and warrants as the Closing Share Consideration pursuant to the Merger Agreement and (iii) an aggregate of $269.8 million of cash will be paid to those holders of KORE’s Series A, A-1 and B preferred stock, certain options and in respect of the First LTIP payment as the Closing Cash Consideration pursuant to the Merger Agreement. The maximum redemption scenario with Backstop is based on the assumptions that (i) 23.5 million of CTAC’s Class A ordinary shares are redeemed for an aggregate payment of $235.7 million, which is derived from the number of shares subject to redemption as of March 31, 2021, assuming Backstop Notes in the aggregate principal amount of $95.5 million used to cover the minimum cash condition, and (ii) the assumptions used in the maximum redemption without Backstop scenario.

For more information, please see the sections entitled “Summary of the Proxy Statement/Prospectus— Impact of the Business Combination on Pubco’s Public Float,” “Unaudited Pro Forma Combined Financial Information,” “The Incentive Plan.”

Q.	Will CTAC obtain new financing in connection with the Transactions?

A.

Yes. CTAC has entered into subscription agreements (containing commitments to funding that are subject to conditions that generally align with the conditions set forth in the Merger Agreement) with the PIPE Investors, pursuant to which the PIPE Investors have agreed to buy from Pubco 22,500,000 shares of Pubco Common Stock at a purchase price of $10.00 per share for an aggregate commitment of $225,000,000. As of the date of this proxy statement/prospectus, KORE Wireless and an affiliate of Fortress Credit Corp. have entered into a backstop financing agreement pursuant to which the lender thereunder will make available additional financing (the “Backstop Financing”), if necessary, to help satisfy the minimum cash condition at Closing. The facility provides KORE with the ability, at its option and with the consent of Pubco, to borrow up to $120 million as necessary to satisfy any shortfall in the minimum cash condition. Such a shortfall could arise in the event redemptions by CTAC public shareholders exceed $139.2 million. See section entitled “Proposal No. 1—The Business Combination Proposal—General—Impact of the Business Combination on CTAC’s Public Float” for an overview of potential redemption scenarios. Pursuant to the Backstop Financing, KORE may issue senior unsecured convertible notes (the “Backstop Notes”) in an aggregate principal amount up to the amount of the shortfall in the minimum cash condition. See section entitled “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination—Backstop Financing” for key terms of the Backstop Notes.

New debt financing is not currently contemplated by CTAC.

Q.	What conditions must be satisfied to complete the business combination?

A.

There are a number of closing conditions in the Merger Agreement, including receipt of certain regulatory approvals, a minimum available cash condition and the approval by the shareholders of CTAC of the business combination proposal and the Cayman merger proposal.

As of the date of this proxy statement/prospectus, CTAC does not believe there will be any material changes or waivers that CTAC’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. While certain changes could be made without further shareholder approval, CTAC will circulate a new or amended proxy statement/prospectus or supplement thereto or a Current Report on Form 8-K, as applicable, if changes to the terms of the Transactions (including the PIPE Investment) would have a material impact on its shareholders. If, following approval of the business combination proposal by the shareholders, CTAC waives a material condition to, or alters a material term of, the Transactions, including the PIPE Investment, it will evaluate the appropriate facts and circumstances at that time, and re-solicit shareholder approvals if required by applicable law.

For a summary of the conditions that must be satisfied or waived prior to completion of the business combination, please see the section entitled “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination—Merger Agreement.”

Q.

Are there any arrangements to help ensure that CTAC will have sufficient funds, together with the proceeds in its trust account and from the PIPE Investment, to fund the aggregate purchase price and meet the minimum available cash condition?

A.

The Merger Agreement provides that the consummation of the Transactions is conditioned upon, among other things, CTAC having at least $5,000,001 of net tangible assets remaining after giving effect to all public shareholders that properly and timely demand redemption of their shares for cash. Additionally, the obligations of the parties to consummate the Transactions are conditioned upon, among others, the cash available (after shareholder redemptions) in CTAC’s trust account, plus the proceeds from the PIPE Investment, and cash freely available in KORE’s and its subsidiaries’ bank accounts, being least $345,000,000.

Assuming (i) the PIPE Investment and the Backstop Financing are funded in accordance with their respective terms and (ii) shareholders holding 100% of CTAC’s Class A ordinary shares subject to redemption elect to redeem their CTAC Class A ordinary shares, the $345,000,000 minimum cash condition will be satisfied. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Sources and Uses for the Business Combination.”

Q.	What happens if I sell my CTAC Class A ordinary shares before the special meeting?

A.

The record date for the special meeting is earlier than the date that the business combination is expected to be completed. If you transfer your CTAC Class A ordinary shares after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your CTAC Class A ordinary shares because you will no longer be able to deliver them for cancellation upon the Closing. If you transfer your CTAC Class A ordinary shares prior to the record date, you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in the trust account.

Q.	What constitutes a quorum at the special meeting?

A.

A majority of the issued and outstanding CTAC ordinary shares entitled to vote as of the record date at the special meeting must be present in person, via the virtual meeting platform, or represented by proxy, at the special meeting to constitute a quorum and in order to conduct business at the special meeting. Abstentions will be counted as present for the purpose of determining a quorum. As of the record date for the special meeting,                CTAC ordinary shares would be required to be present at the special meeting to achieve a quorum.

Q.	What vote is required to approve the proposals presented at the special meeting?

A.

The approval of each of the business combination proposal, the advisory organizational documents proposals, the incentive plan proposal, the NYSE proposal and the adjournment proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of CTAC ordinary shares who, being present and entitled to vote at the special meeting, vote at the special meeting.

The approval of the Cayman merger proposal will require a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of CTAC ordinary shares who, being present and entitled to vote at the special meeting, vote at the special meeting.

Accordingly, if a valid quorum is established, a CTAC shareholder’s failure to vote by proxy or to vote at the special meeting with regard to the business combination proposal, the Cayman merger proposal, the advisory organizational documents proposals, the incentive plan proposal, the NYSE proposal and/or the adjournment proposal will have no effect on such proposals.

Q.	How many votes do I have at the special meeting?

A.

Our shareholders are entitled to one vote on each proposal presented at the special meeting for each ordinary share of CTAC held of record as of                 , 2021, the record date for the special meeting. As of the close of business on the record date, there were                 outstanding CTAC Class A ordinary shares and                outstanding CTAC Class B ordinary shares.

Q.	Did the CTAC Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination?

A.

The CTAC Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the business combination. The officers and directors of CTAC have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries generally, with directors Shaygan Kheradpir, Hossein Moiin, Tim Donahue, and Timothy Kasbe each having substantial experience in the telecommunications industry specifically, and concluded that their experience and backgrounds, together with the experience and sector expertise of CTAC’s financial and other advisors, including Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc., enabled them to perform the necessary analyses and make determinations regarding the Transactions. CTAC’s officers and directors and CTAC’s advisors have substantial experience with mergers and acquisitions.

Q.	Do I have redemption rights?

A.

If you are a public shareholder, you have the right to demand that CTAC redeem such shares for a pro rata portion of the cash held in the trust account. CTAC sometimes refers to these rights to demand redemption of the public shares as “redemption rights.”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption with respect to more than 15% of the public shares. Accordingly, all public shares in excess of 15% held by a public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed without the prior consent of CTAC.

Under CTAC’s current amended and restated memorandum and articles of association, the business combination may be consummated only if CTAC has at least $5,000,001 of net tangible assets after giving effect to all public shareholders that properly and timely demand redemption of their shares for cash.

Q.	How do I exercise my redemption rights?

A.

If you are a public shareholder and wish to exercise your redemption rights, you must demand that CTAC redeem your shares into cash no later than the second business day preceding the vote on the business combination proposal by delivering your shares certificate physically or your shares electronically to CTAC’s transfer agent using Depository Trust Company’s DWAC (Deposit and Withdrawal at Custodian) system at least two business days prior to the vote at the special meeting. Any public shareholder will be entitled to demand that such holder’s shares be redeemed for a full pro rata portion of the amount then in the trust account (which, for illustrative purposes, was approximately $                 or $                 per share, as of                 , 2021, the record date for the special meeting). Such amount, less any owed but unpaid taxes on the funds in the trust account, will be paid promptly upon the Closing. However, under Cayman Islands law, the proceeds held in the trust account could be subject to claims which could take priority over those of CTAC’s public shareholders exercising redemption rights, regardless of whether such holders vote for or against the business combination proposal. Therefore, the per-share distribution from the trust account in such a situation may be less than originally anticipated due to such claims. Your vote will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a public shareholder, may be withdrawn at any time up to two business days prior to the time the vote is taken with respect to the business combination proposal at the special meeting, unless otherwise agreed to by CTAC. If you deliver your shares for redemption to CTAC’s transfer agent and later decide at any time up to two days prior to the special meeting not to elect redemption, you may request that CTAC’s transfer agent return the shares (physically or electronically). You may make such request by contacting CTAC’s transfer agent at the address listed at the end of this section.

Any corrected or changed proxy card or withdrawal of a written demand of redemption rights must be received by CTAC’s transfer agent prior to the vote taken on the business combination proposal at the special meeting. No demand for redemption will be honored unless the holder’s share has been delivered (either physically or electronically) to the transfer agent at least two business days prior to the vote at the special meeting.

If a public shareholder properly and timely makes a demand as described above, then, if the business combination is consummated, Pubco will redeem these shares for a pro rata portion of funds deposited in the trust account. If you exercise your redemption rights, then you will be exchanging your ordinary shares of CTAC for cash.

Q.	What are the U.S. federal income tax consequences of exercising my redemption rights?

A.

The U.S. federal income tax consequences of exercising redemption rights to receive cash from the trust account in exchange for your Pubco Common Stock generally will depend on your particular facts and circumstances. It is possible that you may be treated as selling such Pubco Common Stock and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Pubco Common Stock that you own or are deemed to own (including through the ownership of Pubco warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”

Additionally, because the Pubco Merger will occur prior to the redemption of any shareholder, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations.”

All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q.	Do I have appraisal rights if I object to the proposed business combination?

A.

Under Section 239 of the Companies Act, the holders of CTAC ordinary shares will not have appraisal or dissenter rights in connection with the Pubco Merger. Holders of public shares should consult their Cayman Islands legal counsel regarding their rights under the Companies Act.

Holders of KORE’s shares of common stock and preferred stock outstanding immediately prior to the effective time of the First Merger who have not voted in favor of the Transactions or consented to in writing in favor of the Transactions are entitled to demand and exercise appraisal rights with respect to such shares in accordance with Section 262 of the DGCL. If properly exercised, their shares will not be converted into a right to receive a portion of the Closing Merger Consideration, but instead will be entitled to only such rights as are granted under Section 262 of the DGCL and shall not be entitled to exercise any voting or other rights of a (i) stockholder of KORE, as the surviving entity of the First Merger or (ii) member of LLC Merger Sub, as the surviving entity of the Second Merger. In connection with the Transactions, the holders of KORE’s shares of common stock that are party to the KORE Shareholders Agreement will be subject to a “Drag-Along Sale” in accordance with Section 3 of the KORE Stockholders Agreement.

Q.	What happens to the funds deposited in the trust account after the Closing?

A.

Upon the closing of the CTAC IPO and the sale of the over-allotment units and private placement units, $259.2 million ($10.00 per unit) of the net proceeds of the CTAC IPO and certain of the proceeds of the sale of the private placement units were placed in the trust account immediately following the CTAC IPO. Following the Closing, the funds in the trust account will be used by Pubco to pay public shareholders who exercise redemption rights, to fund the Closing Merger Consideration, to pay transaction expenses of CTAC and KORE and to strengthen the balance sheet of Pubco.

Please see the section entitled “Proposal No. 1—The Business Combination—Sources and Uses for the Business Combination.”

Q.	What happens if a substantial number of public shareholders vote in favor of the business combination proposal or the Cayman merger proposal and exercise their redemption rights?

A.

CTAC’s public shareholders may vote in favor of the business combination proposal or the Cayman merger proposal and still exercise their redemption rights. Accordingly, if the minimum available cash condition and the other closing conditions are satisfied or waived in accordance with the Merger Agreement, the business combination may be consummated even though the funds available from the trust account and the number of public shareholders are substantially reduced as a result of redemptions by public shareholders. Assuming (i) the PIPE Investment and the Backstop Financing are funded in accordance with their respective terms and (ii) shareholders holding 100% of CTAC’s Class A ordinary shares subject to redemption elect to redeem their CTAC Class A ordinary shares, the $345,000,000 minimum cash condition will be satisfied. Assuming the Closing occurs, the aggregate amount of Closing Cash Consideration and Closing Share Consideration payable to KORE stockholders will not be impacted by the amount of CTAC public shareholder redemptions.

Excluding the Backstop Financing, and absent any additional financing arrangements, if more than 59% of CTAC’s public shareholders duly exercise their redemption rights and assuming KORE and its subsidiaries have no freely available cash at Closing the Merger will not be consummated unless the minimum cash condition is waived by both CTAC and KORE. Absent any additional financing arrangements, if more than 59% of CTAC’s public shareholders duly exercise their redemption rights, and if KORE and its subsidiaries have no freely available cash at Closing, the business combination will not be consummated unless the minimum cash condition is waived by both CTAC and KORE. As of the date of this proxy statement/prospectus, neither CTAC nor KORE intends to waive the minimum cash condition, however, both parties reserve the right to do so. The decision to waive the minimum cash condition, which each of CTAC and KORE is entitled to make in its sole discretion and independently of each other, will depend on a number of factors, including the total number of redemptions, the amount of freely available cash at KORE and its subsidiaries and the availability of any additional financing arrangements at the time that the decision is made. In the event that the minimum cash condition is waived by both CTAC and KORE, CTAC intends to promptly notify its shareholders by issuing a press release. However, CTAC does not intend to seek additional shareholder approval or to extend the time for the exercise of redemption rights if the minimum cash condition is waived.

As of the date of this proxy statement/prospectus, KORE Wireless and an affiliate of Fortress Credit Corp. have entered into a backstop financing agreement pursuant to which the lender thereunder will make available additional financing (the “Backstop Financing”), if necessary, to help satisfy the minimum cash condition at Closing. The amount drawn under the facility would be limited to the amount necessary to satisfy any shortfall in the minimum cash condition. Such a shortfall could arise in the event redemptions by CTAC public shareholders exceed $139.2 million. See section entitled “Proposal No. 1—The Business Combination Proposal—General— Impact of the Business Combination on CTAC’s Public Float” for an overview of potential redemption scenarios. Pursuant to the Backstop Financing, KORE may issue senior unsecured convertible notes (the “Backstop Notes”) in an aggregate principal amount up to the amount of the shortfall in the minimum cash condition. See section entitled “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination— Backstop Financing” for key terms of the Backstop Notes.

As mentioned elsewhere in this proxy statement/prospectus, the business combination will not be consummated if CTAC has net tangible assets of less than $5,000,001 after taking into account public shareholders that have properly and timely demanded and exercised redemption of their shares for cash.

Q.	What happens if the business combination is not consummated?

A.

If CTAC does not complete the business combination for any reason (including because the minimum available cash condition has not been met as a result of redemptions), CTAC would search for another target business with which to complete a business combination. If the business combination is not approved or completed for any reason (including because the minimum available cash condition has not been met as a result of redemptions), then CTAC’s public shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the trust account. In such case, CTAC will promptly return any shares delivered by public shareholders in accordance with the instructions provided in this proxy statement/prospectus. If CTAC does not complete a business combination with KORE or another target business by October 26, 2022, CTAC must redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any). The Sponsor does not have any redemption rights in the event a business combination is not effected in the completion window, and, accordingly, their founder shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to CTAC’s outstanding warrants. Accordingly, the warrants will be worthless.

Q.	How does the Sponsor intend to vote on the proposals?

A.

The Sponsor will own of record, on an as-converted basis, an aggregate of 20% of the outstanding CTAC ordinary shares (excluding the private placement shares underlying the private placement units) as of the record date. The Sponsor has agreed to vote any and all founder shares and any and all public shares held by them as of the record date, in favor of the Transactions. The Sponsor may have interests in the business combination that may conflict with your interests as a shareholder. See the sections entitled “Summary of the Proxy Statement/Prospectus—Interests of Certain Persons in the Business Combination” and “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

As a result, in addition to Sponsor’s founder shares, we would need 10,128,007 or 30.5% (assuming all issued and outstanding CTAC ordinary shares are voted), or 1,824,391, or 5.5% (assuming only the minimum number of CTAC ordinary shares representing a quorum are voted) of the issued and outstanding CTAC ordinary shares to approve the business combination.

Q.	When do you expect the business combination to be completed?

A.

It is currently anticipated that the business combination will be consummated promptly following the CTAC special meeting which is set for                 , 2021, subject to the satisfaction of customary closing conditions; however, such meeting could be adjourned, as described above. For a description of the conditions to the completion of the business combination, please see the section entitled “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination —Conditions to Closing of the Transactions.”

Q:	What are the U.S. federal income tax consequences of the Pubco Merger?

A:

As discussed more fully under “U.S. Federal Income Tax Considerations,” CTAC intends for the Pubco Merger to qualify as a reorganization within the meaning of Section 368(a)(l)(F) of the Code. Assuming that the Pubco Merger so qualifies, and subject to the “passive foreign investment company” (“PFIC”) rules discussed below and under “U.S. Federal Income Tax Considerations,” U.S. Holders (as defined therein) will be subject to Section 367(b) of the Code and, as a result:

•

A U.S. Holder whose CTAC Class A ordinary shares have an aggregate fair market value of less than $50,000 and who, on the date of the Pubco Merger, owns (actually or constructively) less than 10% of the total combined voting power of all classes of CTAC shares entitled to vote and less than 10% of the total value of all classes of CTAC stock generally will not recognize any gain or loss and will not be required to include any part of CTAC’s earnings in income in connection with the Pubco Merger;

•

A U.S. Holder whose CTAC Class A ordinary shares have an aggregate fair market value of $50,000 or more and who, on the date of the Pubco Merger, owns (actually or constructively) less than 10% of the total combined voting power of all classes of CTAC stock entitled to vote and less than 10% of the total value of all classes of CTAC stock generally will recognize gain (but not loss) on the exchange of CTAC Class A ordinary shares for Pubco Common Stock pursuant to the Pubco Merger. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend deemed paid by CTAC the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its CTAC Class A ordinary shares provided certain other requirements are satisfied; and

•

A U.S. Holder who, on the date of the Pubco Merger, owns (actually or constructively) 10% or more of the total combined voting power of all classes of CTAC stock entitled to vote or 10% or more of the total value of all classes of CTAC stock generally will be required to include in income as a deemed dividend deemed paid by CTAC the “all earnings and profits amount” attributable to its CTAC Class A ordinary shares as a result of the Pubco Merger.

CTAC does not expect to have significant cumulative earnings and profits, if any, on the date of the Pubco Merger. As discussed more fully under “U.S. Federal Income Tax Considerations,” CTAC believes that it is likely classified as a PFIC for U.S. federal income tax purposes. In such case, notwithstanding the U.S. federal income tax consequences of the Pubco Merger discussed above, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants of a PFIC for newly issued warrants in connection with a domestication transaction) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of CTAC Class A ordinary shares or warrants for Pubco Common Stock or warrants pursuant to the Pubco Merger. Any such gain would be taxable income with no corresponding receipt of cash in the Pubco Merger. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted and how any such Treasury Regulations would apply or whether Internal Revenue Service (the “IRS”) would assert that Section 1291(f) of the Code is self-executing notwithstanding the absence of final or temporary Treasury Regulations. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “U.S. Federal Income Tax Considerations” with respect to their CTAC Class A ordinary shares generally are not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Currently, there are no elections available that apply to CTAC warrants, and the application of the PFIC rules to CTAC warrants is unclear. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Pubco Merger, see “U.S. Federal Income Tax Considerations.”

Each U.S. Holder of CTAC Class A ordinary shares or warrants is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of CTAC Class A ordinary shares and warrants for Pubco Common Stock and warrants pursuant to the Pubco Merger.

Additionally, the Pubco Merger may cause Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such Non-U.S. Holder’s Pubco Common Stock after the Pubco Merger.

The tax consequences of the Pubco Merger are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Pubco Merger, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Pubco Merger, see “U.S. Federal Income Tax Considerations.”

Q.	What do I need to do now?

A.

CTAC urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the business combination will affect you as a shareholder and/or warrant holder of CTAC. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card, or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or other nominee.

Q.	How do I vote?

A.

The special meeting will be held at                and via live webcast at                 Eastern Time, on                 , 2021, at                 . The special meeting can be accessed by visiting , where you will be able to listen to the meeting live and vote during the meeting.

If you are a holder of record of CTAC’s ordinary shares on                 , 2021, the record date for the special meeting, you may vote at the special meeting by attending in person, via the virtual meeting platform or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote, obtain a proxy from your broker, bank or nominee.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.

No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to the shareholders at the special meeting will be considered non-routine and, therefore, your broker, bank or nominee cannot vote your shares without your instruction on any of the proposals presented at the special meeting. If you do not provide instructions with your proxy, your broker, bank or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be counted as present for the purposes of determining the existence of a quorum but will not be counted for purposes of determining the number of votes cast at the special meeting. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q.	How will a broker non-vote impact the results of each proposal?

A.	Broker non-votes will not have any effect on the outcome of any proposals. Broker non-votes will be counted as present for the purposes of determining the existence of a quorum.

Q.	May I change my vote after I have mailed my signed proxy card?

A.

Yes. Shareholders of record may send a later-dated, signed proxy card to CTAC’s transfer agent at the address set forth at the end of this section so that it is received prior to the vote at the special meeting or attend the special meeting and vote. Shareholders also may revoke their proxy by sending a notice of revocation to CTAC’s transfer agent, which must be received prior to the vote at the special meeting.

Q.	What happens if I fail to take any action with respect to the special meeting?

A.

If you fail to take any action with respect to the special meeting and the business combination and the Cayman merger proposal are approved by shareholders and the other closing conditions are met, the business combination will be consummated in accordance with the terms of the Merger Agreement. As a corollary, failure to vote either for or against the business combination proposal will not affect your redemption rights in connection with the business combination and your ability exchange your CTAC ordinary shares for a pro rata share of the funds held in CTAC’s trust account. If you fail to take any action with respect to the special meeting and the business combination is not approved, we will not consummate the business combination.

Q.	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.

Signed and dated proxies received by us without an indication of how the shareholder intends to vote on a proposal will be voted “FOR” each proposal presented to the shareholders. The proxyholders may use their discretion to vote on any other matters which properly come before the special meeting.

Q.	What should I do if I receive more than one set of voting materials?

A.

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares of CTAC.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.

CTAC will pay the cost of soliciting proxies for the special meeting. CTAC has engaged Morrow Sodali LLC, which we refer to as “Morrow,” to assist in the solicitation of proxies for the special meeting. CTAC has agreed to pay Morrow a fee of $35,000.00, plus disbursements. CTAC will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. CTAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of CTAC ordinary shares for their reasonable expenses in forwarding soliciting materials to beneficial owners of the CTAC ordinary shares and in obtaining voting instructions from those owners. CTAC’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	Who can help answer my questions?

A.	If you have questions about the Transactions or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

King Pubco, Inc.

875 Third Avenue

New York, New York 10022

To obtain timely delivery, our shareholders must request any additional materials no later than five (5) business days prior to the special meeting. You may also obtain additional information about CTAC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a public shareholder and you intend to seek redemption of your public shares, you will need to deliver your shares certificate physically or your shares electronically to CTAC’s transfer agent at the address below no later than two business days prior to the vote at the special meeting. See the section entitled “Proposal No. 1—The Business Combination Proposal—Redemption Rights.”

If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the special meeting, including the business combination proposal, you should read this entire document carefully, including the Merger Agreement attached as Annex A to this proxy statement/prospectus. The Merger Agreement is the legal document that governs the Transactions that will be undertaken in connection with the business combination. It is also described in detail in this proxy statement/prospectus in the section entitled “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination—Merger Agreement.”

Combined Business Summary

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of KORE prior to the Closing, which will be the business of Pubco and its subsidiaries following the Closing.

Information about KORE

We believe KORE is one of the largest global enablers of IoT, providing mission-critical CaaS (or simply referred to as “Connectivity” for reporting purposes) and IoT Solutions and Analytics (both collectively referred to as “IoT Solutions” for reporting purposes) to enterprise customers across five key industry verticals, comprising (i) Connected Health, (ii) Fleet Management, (iii) Asset Monitoring, (iv) Communications Services and (v) Industrial IoT (or “IIoT”).

KORE has built a business at scale with revenues of $55 million for the three months ended March 31, 2021, $50 million for the three months ended March 31, 2020, $214 million for year ended December 31, 2020 and $169 million for the year ending December 31, 2019. KORE’s net loss and adjusted EBITDA for the three months ended March 31, 2021 were $1 million and $16 million, respectively. KORE’s net loss and adjusted EBITDA for the year ended December 31, 2020 were $35 million and $58 million, respectively. KORE’s net loss and adjusted EBITDA for the year ended December 31, 2019 were $23.4 million and $51 million, respectively.

Already a large market, KORE believes that IoT shows the promise and potential to be a significant technological revolution. IoT adoptions often result in significant productivity increases while creating entirely new business models in many cases, and the Company believes that IoT has the ability to have a significant impact worldwide. KORE enables this IoT adoption and is at the center of this revolution.

Diverse, Blue-chip Customer Base

KORE enables mission-critical IoT applications for enterprise and solution provider customers across approximately 13 million and 12 million devices for the three months ended March 31, 2021 and year ended December 31, 2020, respectively. KORE provided connectivity to over 3,600 customers for the three months ended March 31, 2021 and year ended December 31, 2020. Examples of how our customers use KORE’s products and services across KORE’s five key verticals are illustrated below:

•

Connected Health: Remote patient monitoring and telemedicine enabled by connected medical devices, IoT device enabled clinical drug trials, mPERS connected emergency devices, connected medical equipment diagnostics, electronic visit verification.

•

Fleet Management: Stolen vehicle recovery location tracking, connected cameras for tracking vehicle driving conditions and driver behavior, connected route optimization, fuel consumption optimization, connected preventive maintenance, usage-based insurance, connected cars.

•

Asset Monitoring: Home/business security sensor and camera solutions, offender tracking through ankle bracelets, tank monitoring, supply chain inventory and asset tracking, fuel pipeline flow monitoring.

•

Communication Services: IoT and consumer service providers, carrier IoT business units, enterprise connectivity / failsafe, private networking—KORE may provide Connectivity Enablement as a Service for some of these customers.

•	Industrial IoT: Smart utilities / meters, smart cities / buildings, smart factories, field service automation, manufacturers of smart or connected products

Across the above-mentioned use cases and others, IoT is already a large and fast-growing industry comprised of IoT hardware, software, connectivity and services.

Market Opportunity

Key highlights of KORE’s market and business opportunity include:

Large and Growing IoT Market. The IoT market is growing at a very rapid pace and KORE aims to capitalize on this momentum. KORE’s addressable market is anticipated by industry analysts to grow from $382 billion with 12 billion IoT devices in the market in 2020 to $906 billion with 25 billion IoT devices in the market by 2025. The IoT market is projected by industry analysts to be $7 trillion by 2030 with an accelerated growth of 50.5% CAGR. In addition to the proliferation of IoT endpoints, the adoption of 5G connectivity and enterprise digital transformation are major drivers for the growth of the IoT market.

Full stack product suite. The KORE mission is clear—to simplify the complexities of IoT and help clients deploy, manage, and scale their mission critical IoT solutions. KORE has built a platform that allows it to be a trusted advisor to its clients in serving them in three areas CaaS, IoT Managed Services/Solutions, and Analytics, which KORE refers to as “CSA,” or connectivity, solutions, and analytics. KORE offers a one-stop shop for enterprise customers seeking to obtain multiple IoT services and solutions from a single provider. Its product scope is as described below:

Product line	Products	Product description	Primary pricing method
Connectivity 74% of Q1 2021 and full year 2020 revenue	Connectivity as a Service (CaaS)

•  IoT connectivity services offered through our IoT platform ‘KORE One’

•  Our connectivity solutions allow devices to seamlessly and securely connect anywhere in the world across any connected network, which we call our multiple devices, multiple locations, multiple carriers CaaS value prop

Per subscriber per month for lifetime of device (7-10 years and growing) Long-term customer relationships
	Connectivity Enablement as a Service (CEaaS)	• Connectivity Management Platform as a Service (or individual KORE One engine) • Cellular Core Network as a Service (cloud native HyperCore)

	IoT Device Management Services	• Outsourced platform-enabled services (e.g., logistics, configuration, device management) • Sourcing of 3rd party devices globally, device design and selection services	Upfront fee per device or per device per month

IoT Solutions 26% of Q1 2021 and full year 2020 revenue	IoT Security	• KORE’s SecurityPro SaaS platform	Per subscriber per month
	Location Based Services (LBS)	• KORE’s PositionLogic SaaS platform and LBS APIs

Connectivity

KORE’s heritage is in delivering Connectivity services, particularly cellular connectivity, which is needed in a large number of IoT use cases. Managing cellular connectivity for IoT devices is complex. Companies deploying IoT devices often do so in multiple countries and sometimes across multiple continents. Even within an individual country, it is often the case that no single carrier offers 100% network coverage or coverage across all cellular technologies. Among other IoT deployment complexities, this lack of a single carrier across territories often necessitates negotiating, establishing and maintaining a large number of cellular carrier contracts. On a day-to-day level this requires potentially accessing a large number of cellular carrier portals in order to provision, de-provision, maintain, change rate plans for, change states for, and perform other transactions for SIMs deployed in IoT devices. A company deploying IoT would also expect to get multiple cellular carrier bills every month, and to work with multiple customer support organizations when something goes wrong. This complexity is very hard to manage at scale, especially since it is only a part of the complexity of the overall IoT deployment. KORE’s connectivity services simplify this complexity and provide a single connectivity relationship managed through a single source with our KORE One platform which is purpose built for IoT. On the back-end, KORE leverages 44 carrier integrations with its cellular carrier partners.

KORE Connectivity Services Coverage

KORE also believes that eSIMs have significant potential for IoT providers and for KORE in particular. eSIM is a new SIM standard defined by the Global System for Mobile Communications Association, or GSMA, the organization that supports and defines cellular standards. The transition from the current standard, where a SIM is “locked in” to a specific cellular carrier, to an “unlocked” eSIM model that allows a company deploying IoT to switch cellular carriers at the push of a button, “over the air”, without the need to physically change SIM cards, will allow a provider in KORE’s position to offer a single eSIM card that works across multiple cellular carriers. This evolution will provide KORE clients the ability to easily switch cellular carriers for any reason, without the need for expensive and labor-intensive physical SIM replacements.

Within Connectivity services, KORE offers CaaS and CEaaS.

CaaS is cellular connectivity via KORE’s IoT platform ‘KORE One’ and it is offered to enterprise customers such as large medical device manufacturers, or to IoT software and solutions providers such as fleet tracking companies who may bundle connectivity with their own software and solutions. Fees for CaaS services generally consist of a monthly subscription fee for each connection, and additional data usage fees. Connectivity services also include charges for each subscriber identity modules (SIMs) sold to a customer and other miscellaneous charges.

CEaaS is provided to communication service providers (MVNOs, telecom carriers etc.), device OEMs or other providers who wish to provide IoT cellular services to the market. The infrastructure software and services offered to such providers are cellular Core Network as a Service (including cloud native Hypercore, or “CNaaS”), Connectivity Management Platform as a Service (“CMPaaS”) and Private Networking as a Service (“PNaaS”). Fees for CEaaS generally consist of a monthly subscription fee and other miscellaneous charges.

Connectivity services represent 74% of KORE’s revenue for the three months ended March 31, 2021 and year ended December 31, 2020.

IoT Solutions and Analytics

Successful deployment of IoT is extremely complex. Some of the significant challenges in IoT deployment include:

Top challenges in IoT deployments

To simplify IoT deployment complexity, KORE offers a comprehensive portfolio of IoT Solutions capabilities, including:

•

IoT Device Management Services: outsourced platform enabled services (logistics, configuration, device management). Among other logistics services, KORE offers access to a global supply chain access to a global supply base at competitive prices which may include custom device design and manufacture;

•	Location Based Services: KORE’s SaaS cloud-based APIs (Position Logic) platform for location and asset tracking; and

•	IoT Security (SecurityPro): KORE’s SaaS platform for IoT device security.

KORE is experienced in providing industry-specific solutions and increasingly with pre-configured industry solutions with a focus in areas such as regulatory and medical device compliance. It offers a one-stop shop for its customers with the capability to deliver large solutions for enterprise customers.

Fees charged for device management services includes the cost of the underlying IoT device and the cost of deploying and managing such devices and are usually charged on a fee per deployed IoT device basis, with the ultimate amount of such fee depending on the scope of the underlying services and the IoT device being deployed. Location-based software services and IoT security software services are charged on a per subscriber basis.

IoT Solutions represented approximately 26% of KORE’s revenue for the three months ended March 31, 2021 and year ended December 31, 2020.

Partner Ecosystem

KORE is a differentiated player providing comprehensive IoT solutions – CaaS, Solutions & Analytics through its robust partner ecosystem. This partner ecosystem offers a unique “one-stop-shop” solution specializing across the full IoT stack in a secure and cost-efficient manner while enabling a rapid time to market. The Company partners with mobile carriers around the world as well as application platforms, hardware OEMs, semiconductor and module OEMs, cloud infrastructure providers and systems integrators.

Participation in 5G Adoption

•

Massive TAM and Disruptive End-Market Use Cases. KORE believes that 5G adoption will result in a $13.2 trillion global economic value by 2035. Market growth is expected to be driven by key segments including smart manufacturing, mobile, smart city, intelligent retail, construction and mining, connected healthcare, and precision agriculture.

•	KORE Touchpoints. KORE expects to be the leading enabler of 5G adoption across 5G IoT, 5G broadband, and 5G ultrareliable segments because it:

•	Provides 5G connectivity and simplified management with 5G-ready eSIM and multi value proposition enabled by the proprietary KORE One platform.

•	Enables seamless transition to 5G with its strength in carrier relationships and experience in managing network transitions.

•	Accelerates 5G use cases with pre-configured solutions and an industry-specific IoT managed services portfolio.

•	Enables edge deployments with a roadmap for a fully virtualized multi-carrier gateway on the Edge (KORE Anywhere).

•	Enables private network deployments with a fully virtualized core network (KORE HyperCore)

•

Leveraging eSIM Technology. eSIM is a next-generation technology driving rapid adoption of Enterprise IoT Connectivity. With the massive growth of new IoT-connected devices coming online, 25 billion by 2025 according to Ericsson, one of the bigger challenges to achieving this growth is current SIM card technology. Today, the vast majority of cellular connected devices are using SIM cards which are locked into a specific cellular carrier. The GSMA has helped develop a new standard called embedded-SIM (“eSIM”) technology. eSIM or embedded universal integrated circuit card (“eUICC”) is a form of programmable SIM card. eSIM technology offers several benefits, including:

•	Enables devices to store multiple operator profiles on a device simultaneously and switch between them remotely

•	Allows over air (remote) updates.

•	Permits remote SIM provisioning of any mobile device.

•	Delivers an effective way to significantly increase data security.

•

Offers protection from evolving network technologies, such as the retirement of legacy services like 2G and 3G in some cases eSIM technology plays a critical role providing secure out-of-the box connectivity to support IoT. It enables KORE’s customers to maintain a flexible approach towards carrier and network management. Moreover, eSIM technology future-proofs devices in the field against changes in network technology. The Company offers advanced connectivity solutions through its proprietary eSIM offering and believes that it will be a key vector for SIM volume growth. The Company shipped approximately one million eSIMs in 2020 and expects to continue successfully implementing the eSIM technology into customer IoT deployments.

KORE’s Competition and Differentiators

KORE believes that it is one of the few players in the current market that can provide end-to-end IoT services, delivering CaaS, IoT solutions and analytics in a comprehensive manner. However, the individual markets for KORE’s products and solutions are rapidly evolving and are highly competitive. These markets are likely to continue to be affected by new product introductions and industry participants. Below are some of KORE’s key competitors across various segments of its business:

•	For Connectivity services: telecom carriers such as T-Mobile and Vodafone; Mobile Virtual Network Operators such as Aeris and Wireless Logic; and

•

For IoT Solutions and Analytics: device management services providers such as Velocitor Solutions and Futura Mobility, fleet management SaaS providers such as Fleetmatics and GPS Trackit, and analytics services providers such as Galooli and Intellisite

KORE competes in the Connectivity services market on the basis of the number of carrier integrations (44), its KORE One platform (7 engines), ConnectivityPro service and related APIs, the eSIM technology stack/ proprietary IP, Hypercore technology. KORE competes in the IoT Solutions market on the basis of its deep industry vertical knowledge and experience (e.g., in Connected Health through FDA and ISO 9001/13485 certification and HIPPA compliance), its breadth of solutions and analytics services and 3,400+ connectivity-only customers for cross-sell opportunities.

Sales, Marketing and Growth Strategy

The five pillars of KORE’s growth strategy are as follows:

•

Significant organic volume growth from existing customer base: Leverage strong IoT industry and average customers’ double digit percentage growth, maintain high customer retention, leverage eSIMs to gain wallet share and market share

•

Cross-sell and upsell KORE’s growing portfolio of IoT solutions to our large base of Connectivity services only customers: 23 of KORE’s top 30 customers are Connectivity services only customers and do not yet buy the IoT Solutions that KORE has developed over the past two years

•

Deepening our presence in focus industry sector: Leverage KORE’s presence in Connected Health and Fleet Management, deepening its presence in other verticals in the next 12 to 18 months, and deploying pre-configured industry solutions

•	Enhance “AIoT” (Artificial Intelligence + IoT) and Edge Analytics capabilities in target industries

•	Drive growth through strategic, accretive acquisitions, which add key capabilities

Intellectual Property

Our service offerings are supported by KORE proprietary intellectual property that provides a meaningful differentiation in the market place:

•	KORE’s Connectivity Services:

•	CaaS is supported by KORE One, ConnectivityPro, KORE eSIM, and KORE HyperCore

•	CEaaS is supported by KORE HyperCore and ConnectivityPro

•	KORE’s IoT Solutions and Analytics is supported by PositionLogic and SecurityPro

KORE’s proprietary intellectual property and technologies work together as illustrated below:

Key areas of KORE’s intellectual property as illustrated above are:

1.	KORE One Platform

The KORE One Platform was built using a microservices-based proprietary architecture and consists of seven (7) key engines.

2.	KORE eSIM

KORE has developed its eSIM which helps in providing global connectivity using a single SIM which can be remotely updated with a preferred carrier profile over the air, or OTA. The key pieces of intellectual property in this portfolio include KORE’s eSIM profile, eSIM Validation Tool, and its APIs.

3.	KORE HyperCore (Cellular Network as a Service)

Any cellular network is comprised of a Radio Access Network, orRAN, fiber optic backhaul and a “core network”, the functions of which constitute the “brains” of this network (including switching, authentication etc.). KORE HyperCore provides KORE as well as some of its customers a cellular “core network” (built on top of a RAN and backhaul from a cellular carrier). KORE’s intellectual property consists of both a traditional and a cloud-native core network component.

4.	IoT Network and Application Services

a.

ConnectivityProTM: IoT Connectivity Management Platform that provides an array of global IoT connectivity services such as provisioning connectivity, provisioning users, rating and charging, distribution management, eSIM orchestration, diagnostics and support.

b.	SecurityProTM: IoT security service that enables deep network traffic monitoring for IoT connections. It helps mitigate the risk of data breaches and provides packet-level visibility into IoT communications. With SecurityPro, customers can setup rules on groups of devices and not only detect anomalies in traffic based on these rules but also take appropriate action upon detection.

c.

PositionLogicTM: Location based services (“LBS”) platform for position mapping, global fleet tracking, intelligent routing and integrated telematics services such as in-vehicle video, cargo monitoring, safety & security etc.

Apart from the intellectual property listed above, KORE maintains one active patent, several trademarks and ownership of domain and website names, all of which we consider our intellectual property.

KORE manages its research and development efforts through a structured life-cycle process covering identification of customer requirements, preparing a product roadmap, ongoing agile development, and commercial introduction to eventual phase-out. During product development, emphasis is placed on quality, reliability, performance, time-to-market, meeting industry standards and customer-product specifications, ease of integration, cost reduction, and maintainability.

The Parties

CTAC

Cerberus Telecom Acquisition Corp., incorporated on September 8, 2020, is a blank check company formed as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. On the date immediately prior to the Closing Date, CTAC will merge with and into King LLC Merger Sub, LLC.

CTAC’s units, CTAC’s Class A Ordinary Shares and CTAC’s warrants are listed on the NYSE under the symbols “CTAC.U,” “CTAC” and “CTAC WS,” respectively.

The mailing address of CTAC’s principal executive office is 875 Third Avenue, New York, NY 10022.

King Pubco Inc.

King Pubco Inc. is a wholly owned subsidiary of the Sponsor formed solely for the purpose of effectuating the Pubco Merger described herein. Pubco was incorporated under the laws of Delaware as a corporation on March 5, 2021. Pubco owns no material assets and does not operate any business.

The mailing address of Pubco’s principal executive office is 875 Third Avenue, New York, NY 10022. Its telephone number is (212) 891-2100.

King Corp Merger Sub, Inc.

Corp Merger Sub is a wholly owned subsidiary of the Sponsor formed solely for the purpose of effectuating the Corp Merger Sub Contribution and the First Merger described herein. Corp Merger Sub was formed under the laws of Delaware as a corporation on March 5, 2021. Corp Merger Sub owns no material assets and does not operate any business.

The mailing address of Corp Merger Sub’s principal executive office is 875 Third Avenue, New York, NY 10022. Its telephone number is (212) 891-2100. After the Closing, Corp Merger Sub will cease to exist as a separate legal entity.

King LLC Merger Sub, LLC

King LLC Merger Sub, LLC is a wholly owned subsidiary of Pubco formed solely for the purpose of effectuating the Pubco Merger and the Second Merger described herein. LLC Merger Sub was formed under the laws of Delaware as a limited liability company on March 5, 2021. LLC Merger Sub owns no material assets and does not operate any business.

The mailing address of LLC Merger Sub’s principal executive office is 875 Third Avenue, New York, NY 10022. Its telephone number is (212) 891-2100. After the Closing, LLC Merger Sub will continue as a wholly owned subsidiary of Pubco and successor to KORE.

Cerberus Telecom Acquisition Holdings, LLC

Cerberus Telecom Acquisition Holdings, LLC a Delaware limited liability company and the Sponsor of CTAC, was founded by certain senior executives of Cerberus Capital Management and is controlled by Stephen Feinberg and Frank Bruno, who are the Co-Chief Executive Officers of Cerberus Capital Management. In connection with the execution of the Merger Agreement, CTAC, the Sponsor and KORE entered into the Sponsor Support Agreement, a copy of which is attached as Annex H to this proxy statement/prospectus. For additional information, see “Proposal No. 1—The Business Combination Proposal— Related Agreements—Sponsor Support Agreement” and “Beneficial Ownership of Securities.” After the Closing, the Sponsor will be a stockholder of Pubco.

The mailing address of the Sponsor’s principal executive office is 875 Third Avenue, New York, NY 10022. Its telephone number is (212)-891-2100.

KORE

KORE began operations in 2003. Maple Holdings Inc. was incorporated under the laws of the State of Delaware as a corporation on July 29, 2014. KORE and its subsidiaries offer IoT services and solutions. Maple Holdings Inc., together with its subsidiaries, is one of the largest global independent IoT enabler, delivering critical services to customers globally to deploy, manage and scale their IoT application and use cases. KORE provides advances connectivity services, location-based services, device solutions, managed and professional services used in the development and support of IoT technology for the Machine-to-Machine market. KORE’s IoT platform is delivered in partnership with the world’s largest mobile network operators and provides secure, reliable wireless connectivity to mobile and fixed devices. This technology enables KORE to expand its global technology platform by transferring capabilities across the new and existing vertical markets and delivers complimentary products to channel partners and resellers worldwide.

KORE has operating subsidiaries located in Australia, Belgium, Brazil, Canada, the Dominican Republic, Ireland, Malta, Mexico, the Netherlands, New Zealand, Singapore, Switzerland, the United Kingdom and the United States.

The mailing address of KORE’S principal executive office is 3700 Mansell Road, Suite 300 Alpharetta, GA 30022. Its telephone number is 877-710-5673. After the Closing, Maple Holdings Inc. will cease to exist as a separate legal entity.

The Business Combination Proposal

Structure of the Transactions

Pursuant to the Merger Agreement, (i) on the day immediately prior to the Closing Date, CTAC will merge with and into LLC Merger Sub, with LLC Merger Sub being the surviving entity in the Pubco Merger and Pubco as parent of the surviving entity, (ii) on the Closing Date and immediately prior to the First Merger, Sponsor will contribute 100% of its equity interests in Corp Merger Sub to Pubco, as a result of which Corp Merger Sub will become a wholly owned subsidiary of Pubco, (iii) following the Corp Merger Sub Contribution, Corp Merger Sub will merge with and into KORE, with KORE being the surviving corporation of the First Merger, (iv) immediately following the First Merger and as part of the same overall transaction as the First Merger, KORE will merge with and into LLC Merger Sub, with LLC Merger Sub surviving as a wholly owned subsidiary of Pubco in the Second Merger. Immediately prior to the First Merger, it is anticipated that the PIPE Investment and the Backstop Financing, if applicable, will be funded and shares of Pubco Common Stock will be issued to PIPE Investors and the Backstop Notes will be issued to an affiliate of Fortress Credit Corp., the lender providing the Backstop Financing.

Pubco Merger Consideration

As a result of the Pubco Merger, among other things, (i) each CTAC Class A ordinary share outstanding immediately prior to the Pubco Merger shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive a share of Pubco Common Stock on identical terms, (ii) each CTAC Class B ordinary share outstanding immediately prior to the Pubco Merger shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive a share of Pubco Common Stock, and (iii) each outstanding CTAC warrant outstanding immediately prior to the Pubco Merger will become a Pubco warrant exercisable for shares of Pubco Common Stock on identical terms.

Closing Merger Consideration

As a result of the First Merger, among other things, all shares of common stock, preferred stock warrants and options of KORE, in each case, outstanding immediately prior to the effective time of the First Merger, will be cancelled in exchange for the right to receive a portion of the “Closing Cash Consideration” and/or the “Closing Share Consideration.” For more information regarding the sources and uses of the funds utilized to consummate the Transactions, please see the section entitled “Proposal No. 1—The Business Combination Proposal—Sources and Uses for the Business Combination.”

Related Agreements

Investor Rights Agreement

The Merger Agreement contemplates that, at the Closing, Pubco, the Sponsor and certain other stockholders of KORE (the “KORE Holders”) will enter into the Investor Rights Agreement, the form of which is attached to this proxy statement/prospectus as Annex D, pursuant to which the Sponsor and the stockholders of KORE party thereto are entitled to designate an aggregate of ten (10) individuals to the board of directors of Pubco and Pubco will agree to take all necessary actions to cause the board of directors of Pubco to be comprised of such individuals. Pubco also will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Pubco Common Stock and other equity securities of Pubco that are held by the parties thereto from time to time. In addition, each of the Pubco stockholders party to the Investor Rights Agreement will acknowledge and agree to be bound by certain transfer restrictions on its shares of Pubco Common Stock and certain other equity securities of Pubco during the 12-month period following the Closing Date. For additional information, see “Proposal No. 1—The Business Combination Proposal— Related Agreements—Investor Rights Agreement.”

Company Holders Support Agreement

In connection with the execution of the Merger Agreement, CTAC and KORE entered into the Company Holders Support Agreement with Abry Partners VII, L.P, Abry Investment Partnership, L.P., Abry Partners VII Co-Investment Fund, L.P., Abry Senior Equity IV, L.P. and Abry Senior Equity Co-Investment Fund IV, L.P. (the “Requisite KORE Stockholders”). A copy of the Company Holders Support Agreement is attached as Annex E to this proxy statement/prospectus. The Requisite KORE Stockholders collectively hold approximately 61% of KORE’s issued and outstanding common stock. Pursuant to the terms of the Company Holders Support Agreement, the Requisite KORE Stockholders agreed to, among other things, (i) execute and deliver to CTAC a written consent in respect of all the shares of KORE common stock held by such Requisite KORE Stockholders approving the Merger Agreement and the Transactions as soon as reasonably practicable after the registration statement which this proxy statement/prospectus forms a part of is declared effective under the Securities Act, (ii) be bound by the same non-solicitation covenants as are applicable to KORE under the Merger Agreement and (iii) not to, directly or indirectly, transfer, pledge, encumber, place a lien on, assign, hedge, swap, covert, or otherwise dispose of any of its shares, enter into any contract or option with respect to a transfer, publicly announce any intention to effect any transfer or take any action that would have the effect of materially delaying, preventing or disabling such Requisite KORE Stockholder from performing its obligations under the Company Holders Support Agreement, subject to certain exceptions. The Requisite KORE Stockholders represented that as of the date of the Company Holders Support Agreement, such stockholders owned a number of shares of KORE stock equal to or greater than the Drag-Along Threshold (as such term is defined in the KORE Stockholders Agreement) and agreed to take, or cause to be taken, all actions, and cooperate with other parties, to cause the

Transactions to be treated as a “Drag-Along Sale” in accordance with Section 3 of the KORE Stockholders Agreement. KORE’s remaining approximately 17 stockholders, who account for approximately 39% of KORE’s issued and outstanding common stock, are not bound by the Company Holder Support Agreement to provide written consents approving the Merger Agreement. For additional information, see “Proposal No. 1—The Business Combination Proposal— Related Agreements—Company Holders Support Agreement.”

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, CTAC, the Sponsor and KORE entered into the Sponsor Support Agreement, a copy of which is attached as Annex H to this proxy statement/prospectus. Pursuant to the terms of the Sponsor Support Agreement, the Sponsor agreed to, among other things: (i) vote or cause its shares to vote in favor of the business combination proposal and the other proposals included in the accompanying proxy statement/prospectus, (ii) subject to certain exceptions, not transfer, sell, pledge, encumber, assign, grant an option with respect to, hedge, swap, convert or otherwise dispose of their private placement units, CTAC Class A ordinary shares, CTAC Class B ordinary shares or CTAC warrants (including the CTAC Class A ordinary shares issuable upon exercise thereof) held by the Sponsor until the earlier of the Closing or the valid termination of the Merger Agreement, (iii) not, directly or indirectly, solicit, initiate, continue or engage in alternative business combination proposals and (iv) waive applicable anti-dilution protections in CTAC’s amended and restated memorandum and articles of association with respect to the conversion of the CTAC Class B ordinary shares held by Sponsor upon consummation of the Transactions. For additional information, see “Proposal No. 1—The Business Combination Proposal— Related Agreements—Sponsor Support Agreement.”

Subscription Agreements

In connection with the execution of the Merger Agreement, CTAC entered into Subscription Agreements with the PIPE Investors, the form of which is attached as Annex F to this proxy statement/prospectus. Pursuant to the terms of the Subscription Agreements, the PIPE Investors agreed to purchase, in the aggregate, 22,500,000 shares of Pubco Common Stock at a purchase price of $10.00 per share for an aggregate commitment of $225,000,000. The closings under the Subscription Agreements shall occur substantially concurrently with the Closing, subject to, among other things, the satisfaction of each condition precedent to the Closing set forth in the Merger Agreement, all representations and warranties of CTAC contained in each Subscription Agreement being true and correct in all material respects at and as of the Closing Date, satisfaction, performance and compliance by CTAC and each PIPE Investor in all material respects with the covenants, agreements and conditions contained therein, and no amendment or modification of, or waiver with respect to CTAC’s obligation to effect the Closing under, the Merger Agreement having occurred that would reasonably be expected to materially and adversely affect the economic benefits of each PIPE Investor without having received such PIPE Investor’s prior written consent. Additionally, pursuant to the Subscription Agreements, the PIPE Investors agreed to waive any claims that they may have at the Closing or in the future as a result of, or arising out of, the Subscription Agreements against CTAC with respect to the trust account. For additional information, see “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination— Subscription Agreements.”

Backstop Financing

As of the date of this proxy statement/prospectus, KORE Wireless and an affiliate of Fortress Credit Corp. have entered into the backstop financing agreement filed as Exhibit 10.14 to the registration statement of which this proxy statement/prospectus forms a part, pursuant to which the lender thereunder will make available additional financing (the “Backstop Financing”), if necessary, to help satisfy the minimum cash condition at Closing. The facility provides KORE with the ability, at its option and with the consent of Pubco, to borrow up to $120 million as necessary to satisfy any shortfall in the minimum cash condition. Such a shortfall could arise in the event redemptions by CTAC public shareholders exceed $139.2 million. See section entitled “Proposal No. 1—The Business Combination Proposal—General— Impact of the Business Combination on CTAC’s Public Float” for an overview of potential redemption scenarios. Pursuant to the Backstop Financing, KORE would issue senior unsecured convertible notes (the “Backstop Notes”) in an aggregate principal amount up to the amount of the shortfall in the minimum cash condition. The Backstop Notes will bear interest at the rate of 5.5% per annum, payable in cash on a semi-annual basis in arrears, and mature on the seventh anniversary of issuance and, upon consummation of the Merger, will be exchangeable at any time, at the discretion of the noteholder, for shares of Pubco Common Stock at $12.50 per share. The Backstop Notes will be redeemable by KORE at par plus a make-whole premium at any time after the second-year anniversary of funding, subject to the share price of Pubco Common Stock trading at or above 130% of the effective conversion price for 20 of 30 consecutive trading days. The make-whole premium would be payable in cash, shares, or a combination thereof, at KORE’s election. The Backstop Notes would be subject to resale registration rights and a maintenance based total leverage covenant.

In connection with the Backstop Financing, CTAC has waived the debt incurrence covenant in the Merger Agreement solely to permit KORE to enter into the Backstop Financing and will be deemed to waive such debt incurrence covenant to permit KORE to utilize the Backstop Financing upon consenting to such utilization. See section entitled “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination— Backstop Financing” for key terms of the Backstop Notes.

Incentive Plan

The purpose of the Incentive Plan is to enhance Pubco’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to Pubco by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. The CTAC Board believes that equity awards are necessary to remain competitive and are essential to recruiting and retaining the highly qualified directors, employees, consultants, and other service providers who help Pubco meet its goals.

Shares Available Under the Incentive Plan

Subject to adjustment as provided for in the Incentive Plan, the number of shares of Pubco Common Stock that may be issued or transferred (1) upon the exercise of stock options, including incentive stock options (“ISOs”), or stock appreciation rights (“SARs”), (2) in payment of restricted stock and released from substantial risks of forfeiture thereof, (3) in payment of restricted stock units (“RSUs”), (4) in payment of performance awards that have been earned, or (5) as other stock-based awards (“Other Stock-Based Awards”), will not exceed             , representing 10% of the Pubco Common Stock outstanding as of the closing, plus the number of shares that again become available for issuance under the Incentive Plan in accordance with the recycling provisions of the Incentive Plan (“Share Reserve”). Unless the Compensation Committee acts, prior to the first day of a given fiscal year, to provide otherwise, the Share Reserve will be increased each fiscal year during the term of the Incentive Plan commencing with the 2022 fiscal year by the lesser of (x) 5% of the Share Reserve outstanding on the last day of the immediately preceding fiscal year and (y) such fewer number of Pubco Common Stock as determined by the Compensation Committee. Shares issued or transferred under the Incentive Plan may be shares of original issuance or treasury shares or a combination of both.

In the event that an entity acquired by us or with which we combine has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition, merger or other combination, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards under the Incentive Plan made after such acquisition or merger; provided, however, that awards using such acquired available shares may not be made after the deadline for new awards or grants under the terms of the acquired company’s equity incentive plan, and may only be made to individuals who were not employees or directors of Pubco or any of Pubco’s subsidiaries prior to such acquisition, merger or other combination.

Subject to adjustment as provided in the Incentive Plan, the aggregate number of shares of Pubco Common Stock for which ISOs may be granted will not exceed the Share Reserve. Further, no non-employee member of Pubco’s board of directors will be paid compensation (including awards under the Incentive Plan, determined based on the fair market value of such awards as of the grant date, as well as any retainer fees, but excluding any amounts paid in respect of a director’s first year of service, and excluding any special committee fees) totaling more than $750,000 in respect of any single fiscal year (the “Non-Employee Director Compensation Limit”).

For additional information, please see section entitled “Proposal No. 4—To consider and vote on a proposal to approve the Pubco 2021 Incentive Award Plan.”

Impact of the Business Combination on Pubco’s Public Float

It is anticipated that, upon the Closing: (i) existing stockholders of KORE will own approximately 38.3% of issued and outstanding Pubco Common Stock; (ii) CTAC’s public shareholders (other than the PIPE Investors) will own approximately 28.7% of issued and outstanding Pubco Common Stock; (iii) the PIPE Investors will own approximately 24.9% of issued and outstanding Pubco Common Stock; and (iv) the Sponsor (and its affiliates) will own approximately 8.1% of issued and outstanding Pubco Common Stock. These indicative levels of ownership interest: (i) exclude the impact of the exercise of Pubco or CTAC warrants, (ii) exclude the impact of the reservation of shares of Pubco Common Stock pursuant to the Incentive Plan and (iii) assume that no public shareholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in the trust account. In addition, it is anticipated that, upon Closing: (i)                shares of Pubco Common Stock will be reserved pursuant to the Incentive Plan and (ii) 8,911,745 Pubco warrants will be issued and outstanding.

The following table illustrates varying ownership levels of issued and outstanding Pubco Common Stock, assuming no redemptions by CTAC’s public shareholders and the maximum redemptions by CTAC’s public shareholders with and without Backstop:

	Assuming No Redemptions	Assuming Maximum Redemptions (Without Backstop)	Assuming Maximum Redemptions (With Backstop)
Sponsor and certain affiliates	8.1%	9.5%	10.8%
Public Shareholders	28.7%	15.7%	3.7%
PIPE Investors	24.9%	29.5%	33.7%
Former KORE Stockholders	38.3%	45.3%	51.8%

These levels of ownership interest (i) exclude the impact of the exercise of Pubco or CTAC warrants; (ii) exclude the impact of the reservation of shares of Pubco Common Stock pursuant to the Incentive Plan, and (iii) assume KORE and its subsidiaries have no freely available cash at Closing. The maximum redemption scenario without Backstop is based on the assumptions that (i) 13.9 million of Pubco’s public shares are redeemed for an aggregate payment of $139.2 million, which is derived from the number of shares that could be redeemed in connection with the business combination at an assumed redemption price of approximately $10.00 per CTAC ordinary share based on the trust account balance as of March 31, 2021 in order for cash available (after redemptions) in CTAC’s trust account, plus the proceeds from the PIPE investment and cash freely available in KORE and its subsidiaries’ bank accounts to be at least $345,000,000, (ii) Pubco issues 34,600,000 shares of Pubco Common Stock to holders of KORE’s common stock, Series C preferred stock, certain options and warrants as the Closing Share Consideration pursuant to the Merger Agreement and (iii) an aggregate of $269.8 million of cash will be paid to those holders of KORE’s Series A, A-1 and B preferred stock, certain options and in respect of the First LTIP payment as the Closing Cash Consideration pursuant to the Merger Agreement. The maximum redemption scenario with Backstop is based on the assumptions that (i) 23.5 million of CTAC’s Class A ordinary shares are redeemed for an aggregate payment of $235.7 million, which is derived from the number of shares subject to redemption as of March 31, 2021, assuming Backstop Notes in the aggregate principal amount of $95.5 million used to cover the minimum cash condition, and (ii) the assumptions used in the maximum redemption without Backstop scenario.

Pubco Warrant Redemptions

Pubco warrants are redeemable for Cash when the price per share of Pubco Common Stock equals or exceeds $18.00.

Once the warrants become exercisable, Pubco may call the warrants for redemption (except as described herein with respect to the private placement of warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of thirty (30) days’ prior written notice of redemption, to each warrant holder; and

•

if, and only if, the closing price of Pubco Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock recapitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30)-trading day period ending on the third trading day prior to the date on which Pubco sends the notice of redemption to the warrant holders.

Pubco will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Pubco Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Pubco Common Stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by Pubco, Pubco may exercise its redemption right even if Pubco is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We had established the last of the redemption criterion discussed above to prevent a redemption call unless there is, at the time of the call, a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Pubco issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of Pubco Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Pubco warrants are redeemable for Cash when the price per share of Pubco Common Stock equals or exceeds $10.00.

Once the warrants become exercisable, Pubco may call the warrants for redemption:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below based on the redemption date and the “fair market value” of shares of Pubco Common Stock (as defined below) except as otherwise described below;

•

if, and only if, the closing price of Pubco Common Stock equals or exceeds $10.00 per public share (as adjusted for stock splits, stock recapitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within the thirty (30)-trading day period ending three trading days before Pubco sends the notice of redemption to the warrant holders; and

•

if the closing price of Pubco Common Stock for any twenty (20) trading days within a thirty (30)-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for stock splits, stock recapitalizations, reorganizations, recapitalizations and the like), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Pubco Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by Pubco pursuant to this redemption feature, based on the “fair market value” of shares of Pubco Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of shares of Pubco Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. Pubco will provide warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Redemption Date	Fair Market Value of Pubco Common Stock
(period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

Organizational Structure (KORE)

Matters Being Voted On

The shareholders of CTAC will be asked to consider and vote on the following proposals at the special meeting:

1.

a proposal to approve the business combination described in this proxy statement/prospectus, including (a) adopting the Merger Agreement and (b) approving the Transactions and the related agreements described in this proxy statement/prospectus. Please see the section entitled “Proposal No. 1—The Business Combination Proposal”;

2.

a proposal to approve the Pubco Plan of Merger and to authorize the merger of CTAC with and into LLC Merger Sub, with LLC Merger Sub surviving the merger as a wholly owned subsidiary of Pubco. Please see the section entitled “Proposal No. 2—The Cayman Merger Proposal”; and

3.

proposals to approve, on a non-binding basis, certain material differences between KORE’s amended and restated certificate of incorporation and amended and restated bylaws and Pubco’s amended and restated certificate of incorporation and the New Pubco Bylaws that will be the certificate of incorporation and bylaws of Pubco following the Transactions. Please see the section entitled “Proposal No. 3—the Advisory Organizational Documents Proposals.” The advisory organizational documents proposals are being presented separately in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, as 4 sub-proposals:

•	Proposal No. 3(A): to provide that Pubco’s board of directors will be a classified board of directors with staggered, three-year terms;

•	Proposal No. 3(B): to eliminate the ability for any action required or permitted to be taken by Pubco common stockholders to be effected by written consent;

•	Proposal No. 3(C): to increase the required stockholder vote threshold to amend the bylaws of Pubco; and

•

Proposal No. 3(D): to provide that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims;

4.	a proposal to approve the Incentive Plan. Please see the section entitled “Proposal No. 4—The Incentive Plan Proposal ”;

5.

a proposal in accordance with the applicable provisions of Section 312.03 of the NYSE Listed Company Manual, to issue more than 20% of the issued and outstanding shares of Pubco Common Stock in connection with the business combination, including, without limitation, the PIPE Investment. Please see the section entitled “Proposal No. 5—The NYSE Proposal”;

6.

a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal the Cayman merger proposal the advisory organizational documents proposals, the incentive plan proposal or the NYSE proposal. Please see the section entitled “Proposal No. 6—The Adjournment Proposal.”

Consummation of the Transactions is conditioned on the approval of each of the business combination proposal the Cayman merger proposal, the incentive plan proposal and the NYSE proposal. If any of the business combination proposal the Cayman merger proposal, the incentive plan proposal or the NYSE proposal are not approved, we will not consummate the Transactions.

Date, Time and Place of Special Meeting of CTAC’s Shareholders

The special meeting of shareholders of CTAC will be held at                  and via live webcast at                  Eastern Time, on                 , 2021, at                 . The special meeting can be accessed by visiting                 , where you will be able to listen to the meeting live and vote during the meeting.

At the special meeting, shareholders will be asked to consider and vote upon the business combination proposal, the Cayman merger proposal, the advisory organizational documents proposals, the incentive plan proposal, the NYSE proposal and, if necessary, the adjournment proposal to permit further solicitation and vote of proxies if CTAC is not able to consummate the Transactions.

Voting Power; Record Date

Shareholders will be entitled to vote or direct votes to be cast at the special meeting if they owned CTAC Class A ordinary shares at the close of business on                , 2021, which is the record date for the special meeting. Shareholders will have one vote for each CTAC Class A ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. CTAC warrants do not have voting rights. On the record date, there were                 CTAC ordinary shares outstanding, of which                were public shares with the rest being held by the Sponsor.

Quorum and Vote of CTAC Shareholders

A quorum of CTAC shareholder is necessary to hold a valid meeting. A quorum will be present at the CTAC special meeting if a majority of the outstanding shares entitled to vote at the meeting are represented in person or by proxy. Proxies that are marked “abstain” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Broker non-votes will be counted as present for the purposes of determining the existence of a quorum, but will not be counted for purposes of determining the number of votes cast at the special meeting.

The Sponsor will own of record, on an as-converted basis, 20% of the outstanding CTAC ordinary shares as of the record date. Such shares, as well as any CTAC ordinary acquired in the aftermarket by the Sponsor, will be voted in favor of the proposals presented at the special meeting.

The approval of each of the business combination proposal, the advisory organizational documents proposals, the incentive plan proposal, the NYSE proposal and the adjournment proposal require the affirmative vote of a majority of the votes cast by holders of CTAC’s outstanding ordinary shares represented at the special meeting by attendance in person or via the virtual meeting website or by proxy and entitled to vote thereon at the special meeting. Accordingly, if a valid quorum is established, a CTAC shareholder shareholder’s failure to vote by proxy or to vote at the special meeting with regard to the business combination proposal, the incentive plan proposal, the NYSE proposal or the adjournment proposal will have no effect on such proposals.

The approval of the Cayman merger proposal requires the affirmative vote of a majority of at least two-thirds of the votes cast by holders of CTAC’s outstanding ordinary shares represented at the special meeting by attendance in person or via the virtual meeting website or by proxy and entitled to vote thereon at the special meeting. Accordingly, if a valid quorum is established, a CTAC shareholder’s failure to vote by proxy or to vote at the special meeting with regard to the Cayman merger proposal will have no effect on such proposals.

Consummation of the Transactions is conditioned on the approval of each of the business combination proposal the Cayman merger proposal, the incentive plan proposal and the NYSE proposal. If any of business combination proposal the Cayman merger proposal, the incentive plan proposal or the NYSE proposal are not approved, we will not consummate the Transactions.

Redemption Rights

Pursuant to CTAC’s current amended and restated memorandum and articles of association, a public shareholder may demand that CTAC redeem such shares for cash if the business combination is consummated. Public shareholders will be entitled to receive cash for these shares only if they demand that CTAC redeem their shares for cash no later than the second business day prior to the vote on the business combination proposal by delivering their shares to CTAC’s transfer agent no later than two business days prior to the vote at the meeting. If the business combination is not completed, these shares will not be redeemed. If a public shareholder properly and timely demands redemption, Pubco will redeem each public share held by such shareholder for a full pro rata portion of the trust account, calculated as of two business days prior to the Closing. As of                , 2021, the record date for the special meeting, this would amount to approximately $    per share. If a public shareholder exercises its redemption rights, then it will be exchanging its Pubco shares for cash and will no longer own the shares. Please see the section entitled “Extraordinary General Meeting of CTAC Shareholders—Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the public shares.

Accordingly, all public shares in excess of 15% held by a public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or was a “group,” will not be redeemed for cash without the prior consent of CTAC.

The business combination will not be consummated if CTAC has net tangible assets of less than $5,000,001 after taking into account public shareholders that have properly and timely demanded and exercised redemption of their shares for cash.

Holders of CTAC warrants will not have redemption rights with respect to such securities.

Dissenter’s Rights

Under Section 239 of the Companies Act, the holders of CTAC ordinary shares will not have appraisal or dissenter rights in connection with the Pubco Merger. Holders of public shares should consult their Cayman Islands legal counsel regarding their rights under the Companies Act.

Holders of KORE’s shares of common stock and preferred stock outstanding immediately prior to the effective time of the First Merger who have not voted in favor of the Transactions or consented to in writing are entitled to demand and exercise appraisal rights with respect to such shares in accordance with Section 262 of the DGCL. If properly exercised, their shares will not be converted into a right to receive a portion of the Closing Merger Consideration, but instead will be entitled to only such rights as are granted under Section 262 of the DGCL and shall not be entitled to exercise any voting or other rights of (i) stockholder of KORE, as the surviving entity of the First Merger or (ii) a member of LLC Merger Sub, as the surviving entity of the Second Merger.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. CTAC has engaged Morrow to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares during the meeting if it revokes its proxy before the special meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of CTAC Shareholders—Revoking Your Proxy.”

Interests of Certain Persons in the Business Combination

•

In considering the recommendation of the CTAC Board to vote in favor of approval of the business combination proposal and the other proposals, shareholders should keep in mind that the Sponsor and certain directors and officers of CTAC have interest in such proposals that are different from, or in addition to, those of CTAC shareholder shareholders generally. In particular, if the Transactions or another business combination are not consummated by October 26, 2022, CTAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and the CTAC Board, dissolving and liquidating. In such event, the 818,338 founder shares held by the Sponsor would be worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $                 based upon the closing price of $                 per share on the NYSE on                 , 2021, the record date for the special meeting.

•

The Sponsor purchased an aggregate of 818,338 private placement units from CTAC for an aggregate purchase price of $8,183,380 (or $10.00 per private placement unit). These purchases took place on a private placement basis simultaneously with the consummation of the CTAC IPO. Certain proceeds CTAC received from these purchases were placed in the trust account. Such private placement warrants had an aggregate market value of $                 based upon the closing price of $                 per private placement unit on the NYSE on                 , 2021, the record date for the special meeting. The 272,779, private placement warrants underlying the private placement units will become worthless if CTAC does not consummate a business combination by October 26, 2022.

•	At the Closing, the Sponsor will enter into the Investor Rights Agreement with Pubco and certain former stockholders of KORE, which provides for, among other things, director designation rights,

registration rights, including, among other things, customary demand, shelf and piggy-back rights, subject to certain restrictions and customary cut-back provisions with respect to the shares of Pubco Common Stock or warrants to purchase shares of Pubco Common Stock held by certain parties following the Closing.

•	The Sponsor has agreed not to redeem any of the founder shares in connection with a shareholder vote to approve a proposed initial business combination.

•

The Sponsor has agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares (although Sponsor will be entitled to liquidating distributions with respect to any public shares or private placement shares that Sponsor holds) if CTAC fails to complete an initial business combination within the completion window.

•

The Sponsor will continue to hold Pubco Common Stock and the shares of Pubco Common Stock to be issued to the Sponsor upon exercise of its private placement warrants following the Closing, subject to certain lock-up periods.

•

Certain CTAC directors and officers have an indirect economic interest in the founder shares and private placement warrants purchased by Sponsor as a result of their membership interest in the Sponsor, which would expire worthless if a business combination does not occur within the completion window.

•

Mr. Palmer and Mr. Donahue will each become a director of Pubco after the closing of the Transactions. As such, in the future they will be eligible to receive compensation that the Pubco board of directors determines to pay to its non-employee directors. For additional information, see “Management of Pubco Following the Business Combination—Non-Employee Directors.”

•

If CTAC is unable to complete a business combination within the completion window, the Sponsor will be liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by CTAC for services rendered or contracted for or products sold to CTAC.

•

CTAC’s officers and directors, and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on CTAC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if CTAC fails to consummate a business combination within the completion window, they will not have any claim against the trust account for reimbursement. Accordingly, CTAC may not be able to reimburse these expenses if the Transactions or another business combination, are not completed within the completion window.

•	Current directors and officers will continue to benefit from indemnification and the continuation of directors’ and officers’ liability insurance.

The CTAC Board was aware of these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the CTAC shareholders that they vote “FOR” the proposals presented at the special meeting. In considering the recommendations of the CTAC Board to vote for the proposals, its shareholders should consider these interests. These interests are described under “Interests of Directors and Executive Officers in the Business Combination.”

Certain Engagements in Connection with the Business Combination and Related Transactions

Goldman Sachs & Co. LLC (“Goldman Sachs”) was engaged by CTAC to act as financial advisor to CTAC in connection with the business combination and will receive compensation in connection therewith. Cowen and Company LLC (“Cowen”) was engaged by KORE to act as its exclusive financial advisor to KORE in connection with the business combination or a similar strategic transaction and will receive compensation in connection therewith.

CTAC also engaged Goldman Sachs to act as co-placement agent with Cowen on its $225 million PIPE. Goldman Sachs and Cowen will receive fees and expense reimbursements in connection therewith. Goldman Sachs provided the CTAC board of directors with a disclosure letter describing the various roles that Goldman Sachs has served in with KORE and any other material relationships that Goldman Sachs has with KORE. In addition, Cowen disclosed to the CTAC board of directors the various roles that Cowen has served in with KORE and any other material relationships that Cowen has with KORE.

Each of Goldman Sachs (together with its affiliates) and Cowen (together with its affiliates) is a full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services. In addition, Goldman Sachs and Cowen, and each of their respective affiliates, may provide investment banking and other commercial dealings to CTAC, KORE and their respective affiliates in the future, for which they would expect to receive customary compensation.

In addition, in the ordinary course of its business activities, each of Goldman Sachs and Cowen, and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of CTAC or KORE, or their respective affiliates. Each of Goldman Sachs and Cowen, and their respective affiliates, may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Board of Directors Following the Business Combination

Pursuant to the Investor Rights Agreement, at and following the Closing, the board of directors of Pubco shall be comprised of ten (10) directors, which shall include (i) two directors designated by the Shareholder Representative (such directors and any of their successors designated pursuant to Section 2.2.3 of the Investor Rights Agreement, each, a “Pre-Closing Holder Directors”), (ii) two directors designated by the Sponsor (such directors and any of their successors designated pursuant to Section 2.2.4 of the Investor Rights Agreement, each, a “Sponsor Director”), (iii) three independent directors designated by the Sponsor and two independent directors designated by the Shareholder Representative (such directors and any successors designated pursuant to Section 2.2.6 of the Investor Rights Agreement, each, an “Independent Director”) and (iv) the chief executive officer of Pubco. At the Closing, the foregoing directors are to be divided into three classes of directors, with each class serving for staggered three-year terms as follows:

(a)

the Class I directors shall include: 1 Sponsor Director, 1 Independent Director designated by Sponsor (selected for Class I by the Sponsor) and 1 Independent Director designated by the Shareholder Representative (selected for Class I by the Shareholder Representative);

(b)

the Class II directors shall include: 2 Independent Directors designated by Sponsor (selected for Class II by the Sponsor) and 1 Independent Director designated by the Shareholder Representative (selected for Class II by the Shareholder Representative); and

(c)

the Class III directors shall include: the CEO of Pubco, 1 Sponsor Director (selected for Class III by the Sponsor) and 2 Pre-Closing Holder Directors (selected for Class III by the Shareholder Representative).

Each Class I director shall have a term that expires immediately following Pubco’s annual meeting of stockholders in 2021 at which directors are elected, each Class II director shall have a term that expires immediately following Pubco’s annual meeting of stockholders in 2022 at which directors are elected and each Class III director shall have a term that expires immediately following Pubco’s annual meeting of stockholders in 2023 at which directors are elected, or until their earlier resignation, removal or death. Thereafter, each director’s term shall expire 3 years after its commencement, or until their earlier resignation, removal or death. The director nomination provisions set forth in the Investor Rights Agreement and the classified board structure shall terminate automatically on the seventh anniversary of the Closing.

The chairperson of the board of directors of Pubco shall be selected by a majority of the board of directors of Pubco. If the majority of the board of directors of Pubco selects the CEO to serve as the chairperson of the board of directors of Pubco and one or more Sponsor Directors has been elected to the board of directors of Pubco, the Sponsor Directors shall select the lead director of the board of directors of Pubco.

Please see the sections entitled “Proposal No. 1—The Business Combination Proposal—Governance of Pubco Post-Closing” and “Management of Pubco Following the Business Combination” for additional information.

Recommendation to Shareholders

The CTAC Board believes that the business combination proposal, the Cayman merger proposal and the other proposals to be presented at the special meeting are advisable and in the best interest of CTAC’s shareholders and unanimously recommends that its shareholders vote “FOR” the business combination proposal, “FOR” the Cayman merger proposal, “FOR” the advisory organizational documents proposals, “FOR” the incentive plan proposal, “FOR” the NYSE proposal and “FOR” the adjournment proposal, if presented.

When you consider the CTAC Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that are different from, or in addition to, the interests of CTAC shareholders generally. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for additional information. The CTAC Board was aware of these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the CTAC shareholders that they vote “FOR” the proposals presented at the special meeting.

Conditions to Closing of Transactions

Conditions to the Obligations of Each Party

The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by KORE and CTAC:

•

(i) the applicable waiting period(s) under the HSR Act in respect of the Transactions (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the U.S. Federal Trade Commission and/or the U.S. Department of Justice, as applicable) shall have expired or been terminated, (ii) the New Zealand Overseas Investment Office shall have granted approval to the Transactions by decision, on conditions mutually acceptable to KORE and CTAC, each acting reasonably, pursuant to the Overseas Investment (Urgent Measures) Amendment Act 2020 and (iii) the Treasurer of the Commonwealth of Australia (“Treasurer”) (or the Treasurer’s delegate) shall have provided a written no objection notification in respect of the Transactions, either without conditions or without imposing any conditions that are not reasonably satisfactory to the parties, or following the notification to the Treasurer under the Foreign Acquisitions and Takeovers Act 1975 (Cth), the applicable time limit on making orders and decisions has expired (provided, that with respect to the condition in this clause (iii), KORE and CTAC have determined that a filing is not required and have each agreed to waive this requirement);

•

there will not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, enjoining or prohibiting the consummation of the Transactions;

•	CTAC will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after redemptions by CTAC shareholder shareholders;

•

CTAC shareholders’ approval of the business combination proposal and the Cayman merger proposal, as described in this proxy statement/prospectus, will have been obtained in accordance with the Companies Act, the amended and restated memorandum and articles of association and the rules and regulations of the NYSE (“CTAC Shareholder Approval”);

•

the registration statement of which this proxy statement/prospectus forms a part (the “Registration Statement”) will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

•	the Available Closing CTAC Cash and freely available cash in the bank accounts of KORE and its subsidiaries being not less than $345,000,000; and

•	KORE stockholders’ approval of the Merger Agreement and the Transactions will have been obtained in accordance with the DGCL and KORE’s governing documents (“KORE Stockholder Approval”).

Conditions to the Obligations of the CTAC Parties

The obligations of the CTAC Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by CTAC:

•

certain of the representations and warranties of KORE pertaining to its corporate organization, due authorization and brokers’ fees will be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date (except to the extent such representation and warranties expressly relate to an earlier date, and in such case, will be true and correct on and as of such earlier date);

•

certain representations and warranties of KORE pertaining to its capitalization will be true and correct as of the Closing Date other than de minimis inaccuracies, provided that this condition will be deemed satisfied so long as such inaccuracy does not increase the Closing Cash Consideration or the Closing Share Consideration;

•	the representations and warranties of KORE pertaining to absence of a Material Adverse Effect will be true and correct in all respects as of the Closing Date;

•

each of the remaining representations and warranties of KORE will be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, will be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect;

•

each of the covenants and agreements of KORE to be performed in the Merger Agreement and Company Holders Support Agreement as of or prior to the Closing will have been performed in all material respects (subject to a cure period ending on the 20th day after written notice of the beach has been delivered by CTAC or, if earlier, the termination date of the Merger Agreement);

•

KORE will have delivered to CTAC a certificate signed by an officer of KORE, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the foregoing conditions have been fulfilled; and

•	no default or event of default shall have occurred and be continuing under the KORE Credit Agreement.

Conditions to the Obligations of KORE

The obligations of KORE to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by KORE:

•

each of the representations and warranties of the CTAC Parties regarding its capitalization, as provided for in the Merger Agreement, will be true and correct other than de minimis inaccuracies as of the Closing Date, as though then made;

•

each of the remaining representations and warranties of the CTAC Parties will be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, will be true and correct on and as of such earlier date);

•

each of the covenants and agreements of the CTAC Parties to be performed in the Merger Agreement and Sponsor Support Agreement as of or prior to the Closing will have been performed in all material respects (subject to a cure period ending on the earlier of the 20th day after written notice of the breach has been delivered by KORE); and

•

CTAC will have delivered to KORE a certificate signed by an officer of CTAC, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the foregoing conditions have been fulfilled.

Each of the foregoing conditions to the parties’ obligations under the Merger Agreement may be waived, in whole or in part, by CTAC and/or KORE, depending on the party or parties benefiting from the condition. There is a risk that these conditions will not be satisfied and the PIPE Investment may not be funded when required. As of the date of this proxy statement/prospectus, no alternative financing arrangements or alternative financing plans have been made in the event the PIPE Investment is not available. As a result, failure to consummate the PIPE Investment (or the failure by CTAC and KORE to waive the related minimum available cash condition), could delay or prevent the closing of the business combination.

Anticipated Accounting Treatment

The business combination will be accounted for as a reverse recapitalization for which KORE has been determined to be the accounting acquirer (the “Reverse Recapitalization”). As the business combination will be accounted for as a Reverse Recapitalization, no goodwill or other intangible assets will be recorded, in accordance with GAAP. Under this method of accounting, CTAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Reverse Recapitalization will be treated as the equivalent of KORE issuing stock for the net assets of CTAC, accompanied by a recapitalization. The net assets of CTAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Reverse Recapitalization will be those of KORE.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Transactions are subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division or the FTC or until early termination is granted. If the FTC or the Antitrust Division issues a Request For Additional Information and Documentary Materials (a “Second Request”) within the initial 30-day waiting period, the waiting period with respect to the Transactions will be extended for an additional period of 30 calendar days, which will begin on the date on which the filing parties each certify compliance with the Second Request. Complying with a Second Request can take a significant period of time. On March 25, 2021, CTAC and KORE filed the required forms under the HSR Act with the Antitrust Division and the FTC. The initial 30-day waiting period with respect to the Transactions, which cannot expire on a Saturday, Sunday or a U.S. federal holiday, is scheduled to expire at 11:59 p.m. Eastern Time on Monday April 26, 2021 unless the FTC and the Antitrust Division earlier terminate the waiting period or issue a Second Request.

Under the New Zealand Overseas Investment Act 2005 and Overseas Investment Regulations 2005 (collectively, the “OI Act”), certain transactions may not be consummated unless information has been furnished to the Overseas Investment Office (the “OIO”) and a statutory review period has been satisfied. The Transactions are subject to these requirements and may not be completed until a 10 working day review period has been observed and a decision order has been issued by the OIO. During this period, the OIO may extend its review for an additional 30 working days, commencing on the tenth working day of the review period, with the possibility of one further 30 working day extension. The Parties intend to submit its notification on or about April 5, 2021.

At any time before or after consummation of the Transactions, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transactions. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There is no assurance that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Transactions on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

Neither CTAC nor KORE is aware of any material regulatory approvals or actions that are required for completion of the Transactions other than the expiration or early termination of the waiting period under the HSR Act and the issuance of a decision order under the OI Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Emerging Growth Company

Each of CTAC and Pubco is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, it is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find Pubco’s securities less attractive as a result, there may be a less active trading market for Pubco’s securities and the prices of its securities may be more volatile.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Each of CTAC and Pubco has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, CTAC and Pubco, as emerging growth companies, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of CTAC’s and Pubco’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Pubco will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the CTAC IPO, (b) in which Pubco has total annual gross revenue of at least $1.07 billion, or (c) in which Pubco is deemed to be a large accelerated filer, which means the market value of Pubco’s common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which Pubco has issued more than $1.00 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Risk Factors

In evaluating the proposals to be presented at the special meeting, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

These risk factors include, but are not limited to, the following:

•

KORE is dependent on new products and services, and if it is unable to successfully introduce them into the market or to effectively compete with new, disruptive product alternatives, KORE’s customer base may decline or fail to grow as anticipated.

•	The 5G market may take longer to materialize than KORE expects or, if it does materialize rapidly, KORE may not be able to meet the development schedule and other customer demands.

•	If KORE is unable to support customers with low latency and/or high throughput IoT use cases, its revenue growth and profitability will be harmed.

•

If KORE is unable to effectively manage its increasingly diverse and complex businesses and operations, its ability to generate growth and revenue from new or existing customers may be adversely affected.

•	The loss of KORE’s largest customers, particularly its single largest customer could significantly impact its revenue and profitability.

•	KORE’s financial condition and results of operations have been and may continue to be adversely affected by the COVID-19 pandemic.

•	KORE’s products are highly technical and may contain undetected errors, product defects, security vulnerabilities, or software errors.

•

If there are interruptions or performance problems associated with the network infrastructure used to provide KORE’s services, customers may experience service outages, this may impact its reputation and future sales.

•	KORE’s inability to adapt to rapid technological change in its markets could impair its ability to remain competitive and adversely affect its results of operations.

•	The market for the products and services that KORE offers is rapidly evolving and highly competitive. KORE may be unable to compete effectively.

•	If KORE is unable to protect its intellectual property and proprietary rights, its competitive position and its business could be harmed.

•

Failure to maintain the security of KORE’s information and technology networks, including information relating to its customers and employees, could adversely affect KORE. Furthermore, if security breaches in connection with the delivery of KORE’s services allow unauthorized third parties to obtain control or access of its solutions, KORE’s reputation, business, results of operations and financial condition could be harmed.

•	KORE’s internal and customer-facing systems, and systems of third parties they rely upon, may be subject to cybersecurity breaches, disruptions, or delays.

•

KORE is subject to evolving privacy laws in the United States and other jurisdictions that are subject to potentially differing interpretations and which could adversely impact its business and require that it incur substantial costs.

•	Some of KORE’s products rely on third party technologies, which could result in product incompatibilities or harm availability of its products and services.

•	KORE may not be able to maintain and expand its business if it is not able to hire, retain and manage additional qualified personnel.

•	KORE faces risks inherent in conducting business internationally, including compliance with international and U.S. laws and regulations that apply to its international operations.

•

KORE may be subject to legal proceedings and litigation, including intellectual property and privacy disputes, which are costly to defend and could materially harm its business and results of operations.

•	KORE’s management has identified internal control deficiencies that may be considered significant deficiencies or potential material weaknesses in its internal control over financial reporting.

•	The Sponsor has agreed to vote in favor of the business combination, regardless of how CTAC’s public shareholders vote.

•

The Sponsor, certain members of the CTAC Board and certain CTAC officers have interests in the business combination that are different from or are in addition to other shareholders in recommending that shareholders vote in favor of approval of the business combination proposal and approval of the other proposals described in this proxy statement/prospectus.

•	The CTAC Board did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination.

CTAC’S SUMMARY HISTORICAL FINANCIAL INFORMATION

The information presented below as of December 31, 2020 is derived from CTAC’s audited consolidated financial statements (As Restated) included elsewhere in this proxy statement/ prospectus for the period from September 8, 2020 (inception) through December 31, 2020 and the balance sheet data as of December 31, 2020. CTAC’s condensed balance sheet data as of March 31, 2021 and condensed statement of operations data for the three months ended March 31, 2021 is derived from CTAC’s unaudited condensed financial statements for the three months ended March 31, 2021, included elsewhere in this proxy statement/prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read carefully the following selected information in conjunction with “CTAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and CTAC’s historical consolidated financial statements and accompanying footnotes, included elsewhere in this prospectus.

CTAC

(in 000’s)

	As of March 31, 2021	As of December 31, 2020 (As Restated)
ASSETS
Current assets
Cash	$1,735	$1,936
Prepaid expenses	626	726

Total current assets	2,361	2,662
Investments held in Trust Account	259,180	259,173

Total Assets	$261,541	$261,835

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$145	$67
Due to related party	602	167
Accrued expenses	2,646	724

Total current liabilities	3,393	958
Deferred underwriting commissions	9,071	9,071
Warrant liability	9,357	12,031

Total liabilities	21,821	22,060

Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 23,477,448 shares subject to possible redemption at $10.00 per share	234,719	234,774
Stockholders’ Equity:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 3,257,790 shares issued and outstanding (excluding 23,477,448 shares subject to possible redemption)	1	1
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,479,225 shares issued and outstanding	1	1
Additional paid — in capital	9,949	9,893
Retained earnings (deficit)	(4,950)	(4,894)

Total stockholders’ equity	5,001	5,001

TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT	261,541	261,835

Statement of Operations (in 000’s, except share and per share amounts)	For the three months ended March 31, 2021	Period from September 8, 2020 (inception) through December 31, 2020 (As Restated)
General and administrative expenses	$2,301	$515
General and administrative expenses — related party	435	158

Loss from operations	(2,736)	(673)
Other (expense) income
Change in fair value of warrants	2,674	(3,779)
Offering costs attributable to warrants	—	(446)
Net gain from investments held in Trust Account	6	4

Net loss	$(56)	$(4,894)

Basic and diluted weighted average shares outstanding of Class A ordinary shares	26,735,238	26,386,269

Basic and diluted net income per ordinary share, Class A ordinary shares	$—	$—

Basic and diluted weighted average shares outstanding of Class B ordinary shares	6,479,225	6,355,484

Basic and diluted net loss per ordinary share, Class B ordinary shares	$(0.01)	$(0.77)

Statement of Cash Flows

(in 000’s)

	For the three months ended March 31, 2021	Period from September 8, 2020 (inception) through December 31, 2020 (As Restated)
Net cash used in operating activities	$(200,385)	$(842)
Net cash used in investing activities	—	(259,169)
Net cash provided by financing activities	—	261,947

KORE’S SUMMARY HISTORICAL FINANCIAL INFORMATION

The information presented below is derived from KORE’s audited consolidated financial statements included elsewhere in this proxy statement/ prospectus for the fiscal years ended December 31, 2020 and 2019 and the balance sheet data as of December 31, 2020 and 2019. KORE’s condensed balance sheet data as of March 31, 2021 and condensed statement of operations and cash flows data for the three months ended March 31, 2021 and March 31, 2020 are derived from KORE’s unaudited condensed consolidated financial statements for the three months ended March 31, 2021 and March 31, 2020, respectively, included elsewhere in this proxy statement/prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read carefully the following selected information in conjunction with “KORE’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and KORE’s historical consolidated financial statements and accompanying footnotes, included elsewhere in this prospectus.

KORE

(in 000’s, except share and per share amounts)

	As of March 31, 2021	As of December 31, 2020	As of December 31, 2019
ASSETS
Current assets
Cash and equivalents	$13,134	$10,321	$8,295
Accounts receivable, net	42,210	40,661	34,803
Inventories, net	6,627	5,842	2,710
Prepaid expenses and other receivables	10,811	5,429	3,331

Total current assets	72,782	62,253	49,139
Non-current assets:
Restricted cash	372	372	397
Property and equipment, net	13,338	13,709	15,311
Intangible assets, net	229,926	240,203	276,902
Goodwill	382,283	382,749	382,247
Deferred tax assets	122	122	37
Other long-term assets	2,595	611	813

Total non-current assets	628,636	637,766	675,707

Total Assets	$701,418	$700,019	$724,846

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Revolving credit facility	$20,000	$—	$—
Bank indebtedness	—	—	8,300
Accounts payable	19,515	22,978	15,962
Accrued liabilities	8,685	17,209	11,934
Income taxes payable	406	244	290
Current portion of capital lease obligations	504	856	828
Deferred revenue	7,634	7,772	6,068
Current portion of term loan payable	3,153	3,161	3,248

Total current liabilities	59,897	52,220	46,630
Long-term liabilities
Deferred tax liabilities	41,393	42,840	48,915
Due to related parties	1,539	1,615	1,472
Warrant liability	13,520	15,944	8,459
Capital lease obligations	420	508	484
Term loan payable, net	298,010	298,404	299,734
Other long-term liabilities	4,194	4,377	2,917

Total long-term liabilities	359,076	363,688	361,981

Total liabilities	$418,973	$415,908	$408,611

Commitments and Contingencies
Temporary equity:
Series A Preferred Stock; par value $1,000 per share; 42,800 shares authorized; 42,750 shares issued and outstanding at March 31, 2021 and December 31, 2020 and 2019	80,048	77,562	68,360
Series A-1 Preferred Stock; par value $1,000 per share; 80,000 shares authorized; 60,013 shares issued and outstanding at March 31, 2021 and December 31, 2020 and 2019	81,287	78,621	69,495
Series B Preferred Stock; par value $1,000 per share; 57,000 shares authorized; 57,000 shares issued and outstanding at March 31, 2021 and December 31, 2020 and 2019	93,151	90,910	82,388
Series C Convertible Preferred Stock; par value $1,000 per share; 45,000 shares authorized; 16,802 shares issued and outstanding at March 31, 2021, December 31, 2020 and 2019	16,802	16,802	16,802

Total temporary equity	271,288	263,895	236,995
Stockholders’ Equity:
Common stock, voting; par value $0.1 per share; 400,000 shares authorized; 217,619, 217,619 and 217,819 shares issued and outstanding at March 31, 2021, December 31, 2020 and December 31, 2019, respectively	2	2	2
Additional paid-in capital	128,539	135,617	161,556
Accumulated other comprehensive loss	(2,577)	(1,677)	(3,793)
Accumulated deficit	(114,807)	(113,726)	(78,525)

Total stockholders’ equity	11,157	20,216	79,240

TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY	$701,418	$700,019	$724,846

KORE

(in 000’s, except share and per share amounts)

	Period ending March 31, 2021	Period ending March 31, 2020	Period ending December 31, 2020	Period ending December 31, 2019
Revenue:
Services	$45,062	$42,305	$172,845	$159,425
Products	10,235	7,673	40,915	9,727

Total revenues	55,297	49,978	213,760	169,152
Cost of revenues:
Cost of services	16,211	16,535	64,520	57,621
Cost of products	8,161	5,909	33,410	6,044

Total cost of revenues (exclusive of depreciation and amortization shown separately below)	$24,372	$22,444	$97,930	$63,665

Operating expenses:
Selling, general and administrative	17,521	15,322	72,883	65,298
Depreciation and amortization	13,114	12,057	52,488	48,131
Intangible asset impairment loss	—	—	—	3,892

Total operating expenses	30,635	27,379	125,371	117,321

Operating income (loss)	290	155	(9,541)	(11,834)
Interest expense, including amortization of debt issuance costs, net	(5,059)	(6,583)	(23,493)	(24,785)
Change in fair value of warrant liabilities	2,424	1,912	(7,485)	235

Loss before income taxes	(2,345)	(4,516)	(40,519)	(36,384)
Income tax provision (benefit)
Current	102	231	1,051	(1,450)
Deferred	(1,366)	(1,979)	(6,369)	(11,491)

Total income tax benefit	(1,264)	(1,748)	(5,318)	(12,941)

Net loss	$(1,081)	$(2,768)	$(35,201)	$(23,443)

Weight average shares outstanding
Weighted average common shares outstanding – basic and diluted	227,433	227,523	227,455	224,000
Net loss per common share
Net loss per share attributable to shareholder	$(37.26)	(41.39)	$(273.03)	$(201.29)

Statement of Cash Flows

(in 000’s)

	For the three months ended March 31, 2021	For the three months ended March 31, 2020	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
Net cash provided by (used in) Operating Activities	$(12,320)	$(3,031)	$26,471	$14,253
Net cash used in Investing Activities	(3,091)	(2,672)	(11,603)	(50,370)
Net cash provided by (used in) Financing Activities	18,291	20,120	(12,718)	36,998

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Unaudited Pro Forma Information”) gives effect to the business combination. The business combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, CTAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, the business combination will be reflected as the equivalent of KORE issuing stock for the net assets of CTAC, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the business combination will be those of KORE. The summary unaudited pro forma combined balance sheet data as of March 31, 2021 gives effect to the business combination as if it had occurred on March 31, 2021. The summary unaudited pro forma combined statements of operations data for the three months ended March 31, 2021 and for the year ended December 31, 2020 gives effect to the business combination as if it had occurred on January 1, 2020.

The following Summary Unaudited Pro Forma Information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. The Summary Unaudited Pro Forma Information has been derived from, and should be read in conjunction with, the following information appearing elsewhere in this proxy statement/prospectus:

•	the historical financial statements and related notes of KORE and CTAC for the applicable periods;

•

the sections entitled “CTAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “KORE’s Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

•	the more detailed Unaudited Pro Forma Information included in the section entitled “Unaudited Pro Forma Combined Financial Information;”

•	the accompanying notes to the Unaudited Pro Forma Combined Financial Information; and

•	the other financial information included elsewhere in the proxy statement/prospectus.

The Summary Unaudited Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what Pubco’s financial position or results of operations actually would have been had the business combination been completed as of the dates indicated. In addition, the Summary Unaudited Pro Forma Information does not purport to project the future financial position or operating results of Pubco.

The Summary Unaudited Pro Forma Information has been prepared using the assumptions below with respect to the potential redemption into cash of Common Stock:

•	Assuming No Redemptions: Assuming that no public shareholders of CTAC exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•

Assuming Maximum Redemptions without utilization of Backstop: Assuming that CTAC shareholders holding 13.9 million or 59% of the outstanding CTAC Class A ordinary shares subject to redemption will exercise their redemption rights (representing the maximum redemptions consistent with satisfying the $345.0 million minimum available cash condition if there is no freely available cash held by KORE and its subsidiaries at Closing and redemption occurs at $10.00 per share). Absent utilization of the Backstop Financing, if CTAC’s shareholders holding more than 59% of CTAC Class A ordinary shares subject to redemption duly exercise their redemption rights, and if KORE and its subsidiaries have no freely available cash at Closing, the business combination will not be consummated unless the Backstop Financing is utilized or minimum cash condition is waived by both CTAC and KORE. As of the date of this proxy statement/ prospectus, neither CTAC nor KORE intends to waive the minimum cash condition, however, both parties reserve the right to do so. The decision to utilize the Backstop Financing or waive the minimum cash condition, which each of CTAC and KORE is entitled to make in its sole discretion and independently of each other, will depend on a number of factors, including the total number of redemptions, and the amount of freely available cash at KORE and its subsidiaries at the time that the decision is made. In the event that the Backstop Financing is utilized, or the minimum cash condition is waived by both CTAC and KORE, CTAC intends to promptly notify its shareholders by issuing a press release. However, CTAC does not intend to seek additional shareholder approval or to extend the time for the exercise of redemption rights if the Backstop Financing is utilized or the minimum cash condition is waived.

•

Assuming Maximum Redemptions with Backstop: Assuming that (i) CTAC shareholders holding 23.5 million, or 100% of the outstanding CTAC Class A ordinary shares subject to redemption, will exercise their redemption rights (assuming redemption occurs at $10.00 per share) and (ii) Backstop Financing in the form of senior unsecured convertible notes in the aggregate principal amount of up to $120 million is available towards the satisfaction of the minimum cash condition. The Merger Agreement includes as a condition to closing the business combination that, at the closing, CTAC will have a (i) minimum of $345.0 million in cash comprising cash available (after shareholder redemptions) in CTAC’s trust account, plus the proceeds from the PIPE Investment, and cash freely available in KORE’s and its subsidiaries’ bank accounts and (ii) a minimum of $5.0 million of net tangible assets. Assuming (i) the PIPE Investment and the Backstop Financing are funded in accordance with their respective terms and (ii) shareholders holding 100% of CTAC’s Class A ordinary shares subject to redemption elect to redeem their CTAC Class A ordinary shares, the $345.0 minimum cash condition will be satisfied.

	Pro Forma Combined (Assuming No Redemption)	Pro forma Combined (Assuming Maximum Redemption without utilization of Backstop)	Pro forma Combined (Assuming Maximum Redemption with Backstop)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data
Quarter Ended March 31, 2021 (in thousands except share and per share data)
Revenue	$55,297	$55,297	$55,297
Net loss per share – basic and diluted	$(0.06)	$(0.07)	$(0.09)
Weighted-average common shares outstanding – basic and diluted	90,297,563	76,379,577	66,825,701

	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption without utilization of Backstop)	Pro forma Combined (Assuming Maximum Redemption with Backstop)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data
Fiscal Year Ended December 31, 2020 (in thousands except share and per share data)
Revenue	$213,760	$213,760	$213,760
Net loss per share – basic and diluted	$(0.38)	$(0.46)	$(0.56)
Weighted-average common shares outstanding – basic and diluted	90,297,563	76,379,577	66,825,701

	Pro Forma Combined (Assuming No Redemption)	Pro forma Combined (Assuming Maximum Redemption without utilization of Backstop)	Pro forma Combined (Assuming Maximum Redemption with Backstop)
Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of March 31, 2021 (in thousands)
Total assets . . . . . . . . . . . . . . . . . . . .	$822,499	$703,319	$703,319
Total liabilities . . . . . . . . . . . . . . . . . .	$356,378	$375,923	$469,462
Total stockholders’ equity . . . . . . . . .	$466,121	$327,396	$233,857

COMPARATIVE PER SHARE DATA

The following table sets forth summary historical comparative share information for CTAC and KORE and unaudited pro forma combined per share information after giving effect to the business combination. The pro forma book value per share information reflects the business combination as if it had occurred on March 31, 2021. The weighted average shares outstanding and net earnings per share information reflect the business combination as if it had occurred on January 1, 2020.

The unaudited pro forma combined earnings per share information should be read in conjunction with, the historical financial statements and related notes of CTAC and KORE for the applicable periods included in this proxy statement/prospectus, the sections entitled “CTAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “KORE’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the more detailed pro forma information included in the section entitled “Unaudited Pro Forma Combined Financial Information” and related notes, and the other financial information included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined earnings per share information has been presented for informational purposes only and is not necessarily indicative of what Pubco’s results of operations actually would have been had the business combination been completed as of the dates indicated. In addition, the unaudited pro forma combined book value per share information does not purport to project the future financial position or operating results of the post-combination company.

The Summary Unaudited Pro Forma Information has been prepared using the assumptions below with respect to the potential redemption of CTAC ordinary shares into cash:

•	Assuming No Redemptions: Assuming that no public shareholders of CTAC exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•

Assuming Maximum Redemptions without utilization of Backstop: Assuming that CTAC shareholders holding 13.9 million or 59% of the outstanding CTAC Class A ordinary shares subject to redemption will exercise their redemption rights (representing the maximum redemptions consistent with satisfying the $345.0 million minimum available cash condition if there is no freely available cash held by KORE and its subsidiaries at Closing and redemption occurs at $10.00 per share). Absent utilization of the Backstop Financing, if CTAC’s shareholders holding more than 59% of CTAC Class A ordinary shares subject to redemption duly exercise their redemption rights, and if KORE and its subsidiaries have no freely available cash at Closing, the business combination will not be consummated unless the Backstop Financing is utilized or minimum cash condition is waived by both CTAC and KORE. As of the date of this proxy statement/ prospectus, neither CTAC nor KORE intends to waive the minimum cash condition, however, both parties reserve the right to do so. The decision to utilize the Backstop Financing or waive the minimum cash condition, which each of CTAC and KORE is entitled to make in its sole discretion and independently of each other, will depend on a number of factors, including the total number of redemptions, and the amount of freely available cash at KORE and its subsidiaries at the time that the decision is made. In the event that the Backstop Financing is utilized, or the minimum cash condition is waived by both CTAC and KORE, CTAC intends to promptly notify its shareholders by issuing a press release. However, CTAC does not intend to seek additional shareholder approval or to extend the time for the exercise of redemption rights if the Backstop Financing is utilized or the minimum cash condition is waived.

•

Assuming Maximum Redemptions with Backstop: Assuming that (i) CTAC shareholders holding 23.5 million, or 100% of the outstanding CTAC Class A ordinary shares subject to redemption, will exercise their redemption rights (assuming redemption occurs at $10.00 per share) and (ii) Backstop Financing in the form of senior unsecured convertible notes in the aggregate principal amount of up to $120 million is available to satisfy the minimum cash condition. The Merger Agreement includes as a condition to closing the business combination that, at the closing, CTAC will have a (i) minimum of $345.0 million in cash comprising cash available (after shareholder redemptions) in CTAC’s trust account, plus the proceeds from the PIPE Investment, and cash freely available in KORE’s and its subsidiaries’ bank accounts and (ii) a minimum of $5.0 million of net tangible assets. Assuming (i) the PIPE Investment and the Backstop Financing are funded in accordance with their respective terms and (ii) shareholders holding 100% of CTAC’s Class A ordinary shares subject to redemption elect to redeem their CTAC Class A ordinary shares, the $345.0 minimum cash condition will be satisfied.

			Unaudited Combined Pro Forma
	Maple (Historical)	CTAC (Historical)	Assuming No Redemption	Assuming Maximum Redemption without utilization of Backstop	Assuming Maximum Redemption with Backstop
As of and for the Quarter ended March 31, 2021
Book Value per share (1)	$49.06	$0.15	$5.16	$4.29	$3.50
Weighted average shares outstanding of common stock – basic and diluted	227,433	26,735,238	90,297,563	76,379,577	66,825,701
Weighted average shares outstanding of common stock – basic and diluted		6,479,225
Net loss per share of Class A common stock – basic and diluted	$(37.26)	$—	$(0.06)	$(0.07)	$(0.09)
Net loss per share of Class B common stock – basic and diluted	$—	$(0.01)	$—	$—	$—

(1)	Book value per share = Total stockholders’ equity/weighted average shares outstanding of all classes of common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes statements that express CTAC’s and KORE’s opinions, expectations, beliefs, plans, objectives, assumptions, forecasts or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this proxy statement/prospectus and include statements regarding our intentions, beliefs and current expectations and projections concerning, among other things, the Transactions, the benefits of the Transactions, including results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which KORE operates. Such forward-looking statements are based on available current market material and management’s expectations, beliefs, forecasts and projections concerning future events impacting CTAC and KORE.

Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	our ability to develop and introduce new products and services successfully;

•	our ability to compete in the market in the market in which we operate;

•	our ability to meet the price and performance standards of the evolving 5G New Radio products and technologies;

•	our ability to expand our customer reach/reduce customer concentration;

•	our ability to grow the IoT and mobile portfolio outside of North America;

•	our ability to make scheduled payments on or to refinance our indebtedness;

•	our ability to introduce and sell new products that comply with current and evolving industry standards and government regulations;

•	our ability to develop and maintain strategic relationships to expand into new markets;

•	our ability to properly manage the growth of our business to avoid significant strains on our management and operations and disruptions to our business;

•	our reliance on third parties to manufacture components of our solutions;

•	our ability to accurately forecast customer demand and timely delivery of sufficient product quantities;

•	our reliance on sole source suppliers for some products and devices used in our solutions;

•	the continuing impact of uncertain global economic conditions on the demand for our products;

•	the impact of geopolitical instability on our business;

•

the emergence of global public health emergencies, such as the outbreak of the 2019 novel coronavirus, now known as “COVID-19,” which could extend lead times in our supply chain and lengthen sales cycles with our customers;

•	direct and indirect effects of COVID-19 on our employees, customers and supply chain and the economy and financial markets;

•	the impact that new or adjusted tariffs may have on the costs of components or our products, and our ability to sell products internationally;

•	our ability to be cost competitive while meeting time-to-market requirements for our customers;

•	our ability to meet the product performance needs of our customers in wireless broadband data access markets;

•	demand for software-as-a-service telematics solutions;

•	our dependence on wireless telecommunication operators delivering acceptable wireless services;

•	the outcome of any pending or future litigation, including intellectual property litigation;

•	infringement claims with respect to intellectual property contained in our solutions;

•	our continued ability to license necessary third-party technology for the development and sale of our solutions;

•	the introduction of new products that could contain errors or defects;

•	conducting business abroad, including foreign currency risks;

•	the pace of 5G wireless network rollouts globally and their adoption by customers;

•	our ability to make focused investments in research and development;

•	our ability to hire, retain and manage additional qualified personnel to maintain and expand our business.

•	CTAC’s ability to complete the business combination, or, if CTAC does not consummate such business combination, any other initial business combination;

•	satisfaction or waiver (if applicable) of the conditions to the Transactions, including, among other things:

•

the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the business combination and related agreements and other Transactions by the respective shareholders of CTAC and KORE, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part of, (iii) early termination or expiration of the waiting period under the HSR Act or other applicable regulatory regime, (iv) receipt of approval for listing on the NYSE the shares of Pubco Common Stock to be issued in connection with the Transactions, (v) that CTAC have at least $5,000,001 of net tangible assets upon Closing and (vi) the absence of any injunctions;

•	the Available Closing CTAC Cash and freely available cash in the bank accounts of KORE and its subsidiaries being not less than $345,000,000;

•	the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that may be instituted against CTAC, Pubco or others following the announcement of the business combination and any definitive agreements with respect thereto;

•

the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of Pubco to grow and manage growth profitability, maintain relationships with customers and suppliers and retain its management and key employees;

•	costs related to the business combination;

•	the projected financial information, anticipated growth rate, and market opportunity of KORE, and estimates of expenses and profitability;

•	the ability to meet listing requirements and maintain the listing of Pubco Common Stock and warrants on the NYSE following the business combination;

•	the potential liquidity and trading of public securities of CTAC or Pubco;

•	the ability to raise financing in the future by Pubco or CTAC;

•	CTAC officers and directors allocating their time to other businesses and potentially having conflicts of interest with CTAC’s business or in approving the business combination; and

•	the use of proceeds not held in the trust account or available to us from interest income on the trust account balance.

The forward-looking statements contained in this proxy statement/prospectus are based on CTAC’s and KORE’s current expectations and beliefs concerning future developments and their potential effects on the Transactions and KORE. There can be no assurance that future developments affecting CTAC or KORE will be those that CTAC or KORE has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond either CTAC’s or KORE’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. CTAC and KORE undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before any CTAC shareholder grants its proxy or instructs how its vote should be cast or votes on the business combination proposal, the Cayman merger proposal, the advisory organizational documents proposals, the incentive plan proposal, the NYSE proposal or the adjournment proposal, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect CTAC and KORE.

RISK FACTORS

CTAC shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus.

Risks Related to Our Business and Operations Following the Business Combination

Unless the context otherwise requires, all references in this subsection to the “Company,” “KORE” “we,” “us” or “our” refer to the business of Maple Holdings Inc. (d/b/a KORE) and its subsidiaries prior to the consummation of the business combination, which will be the business of Pubco and its subsidiaries following the consummation of the business combination.

We are dependent on new products and services, and if we are unable to successfully introduce them into the market or to effectively compete with new, disruptive product alternatives, our customer base may decline or fail to grow as anticipated.

Our future revenue stream depends to a large degree on our ability to bring new products and services to market on a timely basis. The development of new IoT solutions can be difficult, time-consuming and costly, and the market reception to such new IoT solutions is inherently uncertain. We must continue to make significant investments in research and development in order to continue to develop new products and services, enhance existing products, and achieve market acceptance of such products and services. We may encounter problems in the future in innovating and introducing new products and services. Our development stage products may not be successfully completed or, if developed, may not achieve significant customer acceptance. Development schedules for technology products are difficult to predict, and we might not achieve our goals as to the timing of introducing new technology products or could encounter increased costs. If we are unable to introduce new products and services, if other companies develop competing technology products and services, or if we do not develop compelling new products and services, our number of customers may not grow as anticipated, or may decline, which could harm our operating results.

Further, as part of our business, we may enter into contracts with some customers in which we agree to develop products or solutions that we would sell to such customers. Our ability to generate future revenue and operating income under any such contracts would depend upon, among other factors, our ability to timely and profitably develop products or solutions that can be cost-effectively deployed and that meet required design, technical and performance specifications.

If we are unable to successfully manage these risks or meet required delivery specifications or deadlines in connection with one or more of our key contracts, we may lose key customers or orders and our business could be harmed.

Our financial condition and results of operations have been somewhat affected and may continue to be adversely affected by the COVID-19 pandemic.

In January 2020, the World Health Organization declared the COVID-19 outbreak to be a public health emergency and, in March 2020, it declared the outbreak to be a pandemic. The COVID-19 pandemic has caused severe global economic and societal disruptions and uncertainties. In response to the virus, countries and local governments instituted policies and measures to curtail the spread of the virus, including “stay at home” orders, travel restrictions and restrictions on the operation of non-essential businesses and services. Companies have also taken precautions, such as requiring employees to work remotely and temporarily closing or minimizing operations. Although some initial restrictions have been relaxed, some restrictions have also been re-imposed and the current restrictions and future prevention and mitigation measures imposed by governments and private companies are likely to continue to have a severe adverse impact on global economic conditions.

Our overall performance depends upon domestic and worldwide economic and political conditions. The global spread of COVID-19 has created volatility, uncertainty, and economic disruption. The pandemic has caused and may continue to cause a slowdown in worldwide economic activity, decreased demand for products and services, and disruptions to global supply chains and financial markets. These effects have resulted in some impact to us with certain of our customers facing financial distress, and others experience a slowdown, while it has also increased the demand for our healthcare IoT solution. In the future, the continued impact of the COVID-19 pandemic may result in additional lost or delayed revenue to us and disrupt our business operations as we have transitioned to remote working environments, restricted employee travel, and significantly limited access to, and imposed social distancing requirements within, our facilities including research and development facilities.

Our suppliers have been similarly impacted by the COVID-19 pandemic. In the event of continuing and significant disruptions, there is no guarantee that we would be able to find alternative sources of distribution, or supply, which could delay our ability to market, source, and ship our products. These distribution and supply chain effects may have an adverse effect on our ability to meet customer demand and could result in an increase in our costs of production and distribution.

The extent to which COVID-19 impacts our business, operations, and financial results will depend on numerous evolving factors that we are not able to accurately predict, including:

•

The relative impact of an increased uptick in volumes in our IoT Solutions related to remote patient monitoring offset by the negative impact of continued financial distress and slowdown at other customers;

•

the duration and scope of the pandemic, the availability of and timing for distributing vaccines and the efficacy of vaccines, including with respect to new strains of the virus, and the continuing economic impacts of the pandemic;

•	governmental, business, and individuals’ actions that have been and continue to be taken in response to the pandemic;

•	the effect on our customers and customer demand for and ability to pay for our products and services;

•	restrictions or disruptions to transportation, including reduced availability of ground or air transport;

•	disruption of the supply chain for our products;

•	our ability to comply with financial covenants, including maintaining required leverage ratios, which could result in debt becoming due and payable prior to its stated maturity; and

•	changes in our effective tax rate due to effects of COVID-19 on our geographic mix of earnings.

In addition, the impact of COVID-19 on macroeconomic conditions may impact the proper functioning of financial and capital markets, foreign currency exchange rates, commodity and energy prices, and interest rates. Even after the COVID-19 pandemic has subsided, we may continue to experience adverse impacts to our business as a result of any economic recession that has occurred or may occur in the future. In regions that fail to fully contain COVID-19 or suffer a COVID-19 relapse, those markets may not recover as quickly or at all, which could have a material adverse effect on our business, financial condition, and results of operations.

If we are unable to effectively manage our increasingly diverse and complex businesses and operations, our ability to generate growth and revenue from new or existing customers may be adversely affected.

Because our operations are geographically diverse and increasingly complex, our personnel resources and infrastructure could become strained, and our reputation in the market and our ability to successfully manage and grow our business may be adversely affected. The size, complexity, and diverse nature of our business and the expansion of our product lines and customer base have placed increased demands on our management and operations, and future growth may place additional strains on our resources in the future. Our ability to effectively compete and to manage our planned future growth will depend on, among other things, the following:

•	maintaining continuity in our senior management and key personnel;

•	increasing the productivity of our existing employees;

•	attracting, retaining, training, and motivating our employees, particularly our sales, technical and management personnel;

•	improving our operational, financial, and management controls; and

•	improving our information reporting systems and procedures.

We have increasingly diversified the nature of our businesses both organically and by acquisition. As a result, an increasing amount of our business involves business models that require managerial techniques and skill sets that are different from those required to manage our historical core businesses.

These factors or a combination of these factors could have an adverse impact on our business, financial condition, and results of operations.

If we do not properly manage the development of our business, we may experience significant strains on our management and operations and disruptions in our business.

If our business or industry develops more quickly than our ability to respond, our ability to meet customer demand in a timely and efficient manner could be challenged. For example, we may need to update the capacity of our network to ensure we can remain competitive for high bandwidth, low latency uses, such as 5G. We may also experience development or certification delays as we seek to meet demand for our products or unanticipated product requirements. Our failure to properly manage the developments that we or our industry might experience could negatively impact our ability to execute on our operating plan and, accordingly, could have an adverse impact on our business, our cash flow and results of operations and our reputation with our current or potential customers.

Our plan to position the Company as a leading provider of IoT solutions could subject us to increased costs and related risks and may not achieve the intended results.

Our strategic plan to position the Company as a leading provider of high value IoT solutions could subject us to unexpected costs and risks. Such activities could subject us to increased operating costs, product liability, regulatory requirements and reputational risks. Our expansion into new and existing markets and implementation of our strategic plan may present competitive and distribution challenges that differ from those of our historical business model. We may be less familiar with the target customers and may face different or additional risks, as well as increased or unexpected costs, compared to existing operations. Growth into new markets may also bring us into direct competition with companies with whom we have little or no past experience as competitors. To the extent we are reliant upon expansion into new product markets and implementation of our strategic plan for growth and do not meet the new challenges posed by such expansion and implementation, our future sales growth could be negatively impacted, our operating costs could increase, and our business operations and financial results could be negatively affected. Implementing our plan to position the Company as a leading provider of IoT solutions has required, and is expected to continue to require, additional investments by the Company in both product development and go-to-market resources and additional attention from management, and if not successful, we may not realize the return on our investments as anticipated or our operating results could be adversely affected by slower than expected sales growth or additional costs.

We may not be able to enter into or maintain important telecom carrier, vendors and IoT ecosystem partner relationships.

We believe that in certain business opportunities, our success will depend on our ability to form and maintain alliances with telecom carrier, vendors and IoT ecosystem partners such as Verizon, AT&T, Vodafone,

T-Mobile, JACS and Rogers, among others. Our failure to form and maintain such relationships or maintain favorable terms of trade with them could adversely affect our ability to sell our products to customers. Our relationships with substantial industry participants are complex and multifaceted and are likely to evolve over time based upon the changing business needs and objectives of the parties. Evolution of our respective business strategies and diversification of product portfolios may lead to increased competition with our strategic allies, placing additional pressure on these relationships. Since these strategic relationships contribute to significant ongoing business in certain of our important markets, changes in these relationships could adversely affect our sales. In some cases, these vendors are also our competitors.

We may not be able to maintain and expand our business if we are not able to hire, retain and manage additional qualified personnel.

Our success in the future depends in part on the continued contribution of our executive, technical, engineering, sales, marketing, operations and administrative personnel. Recruiting and retaining skilled personnel in the industries in which we operate, including engineers and other technical staff and skilled sales and marketing personnel, is highly competitive. In addition, in the event that we acquire another business or company, the success of any acquisition will depend in part on our retention and integration of key personnel from the acquired company or business.

Although we may enter into employment agreements with members of our senior management and other key personnel, these arrangements do not prevent any of our management or key personnel from leaving the Company. If we are not able to attract or retain qualified personnel in the future, or if we experience delays in hiring required personnel, particularly qualified technical and sales personnel, we may not be able to maintain and expand our business.

Our future capital needs are uncertain, and we may need to raise additional funds in the future. We may not be able to raise such additional funds on acceptable terms or at all.

We may need to raise substantial additional capital in the future to fund our operations, develop and commercialize new products and solutions or acquire companies. If we require additional funds in the future, we may not be able to obtain those funds on acceptable terms, or at all. If we raise additional funds by issuing equity securities, our stockholders may experience dilution. Debt financing, if available, may involve covenants restricting our operations or our ability to incur additional debt. Any debt or additional equity financing that we raise may contain terms that are not favorable to us or our stockholders. In addition, restrictions in our existing debt agreements may limit the amount and/or type of indebtedness that we are able to incur.

If we do not have, or are not able to obtain, sufficient funds, we may have to delay development or commercialization of our products and solutions, liquidate some or all of our assets, or delay, reduce the scope of or eliminate some or all of our sales and marketing expansion programs. Any of these actions could harm our operating results.

We may be subject to legal proceedings and litigation, including intellectual property and privacy disputes, which are costly to defend and could materially harm our business and results of operations.

We may be party to lawsuits and legal proceedings in the normal course of business. These matters are often expensive and disruptive to normal business operations. We may face allegations, lawsuits and regulatory inquiries, audits and investigations regarding data privacy, security, labor and employment, consumer protection and intellectual property infringement, including claims related to privacy, patents, publicity, trademarks, copyrights and other rights. We may also face allegations or litigation related to our acquisitions, securities issuances or business practices, including public disclosures about our business. Litigation and regulatory proceedings may be protracted and expensive, and the results are difficult to predict. Certain of these matters may include speculative claims for substantial or indeterminate amounts of damages and include claims for injunctive relief. Additionally, our litigation costs could be significant. Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, or require us to modify our services or require us to stop serving certain members or geographies, all of which could negatively impact our geographic expansion and revenue growth. We may also become subject to periodic audits, which would likely increase our regulatory compliance costs and may require us to change our business practices, which could negatively impact our revenue growth. Managing legal proceedings, litigation and audits, even if we achieve favorable outcomes, is time-consuming and diverts management’s attention from our business.

The results of regulatory proceedings, litigation, claims, and audits cannot be predicted with certainty, and determining reserves for pending litigation and other legal, regulatory and audit matters requires significant judgment. There can be no assurance that our expectations will prove correct, and even if these matters are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our reputation, business, financial condition, results of operations and the market price of our common stock.

Although we maintain third-party directors’ and officers’ professional liability insurance coverage, it is possible that claims against us may exceed the coverage limits of our insurance policies. Even if any professional liability loss is covered by an insurance policy, these policies typically have substantial deductibles for which we are responsible. Professional liability claims in excess of applicable insurance coverage could have a material adverse effect on our business, financial condition and results of operations. In addition, any professional liability claim brought against us, with or without merit, could result in an increase of our professional liability insurance premiums. Insurance coverage varies in cost and can be difficult to obtain, and we cannot guarantee that we will be able to obtain insurance coverage in the future on terms acceptable to us or at all. If our costs of insurance and claims increase, then our earnings could decline.

We may not be able to identify suitable acquisition candidates, complete acquisitions or successfully integrate acquisitions, and acquisitions may not produce the intended results or may expose us to unknown or contingent liabilities.

We may not be able to identify suitable acquisition candidates which are good strategic fits at the right valuation, complete acquisitions or integrate acquisitions successfully. In addition, acquisitions involve numerous risks, including difficulties in the integration of acquired operations and the diversion of management’s attention from other business concerns. In order to complete such strategic transactions, we may need to seek additional financing to fund these investments and acquisitions. Should we need to do so, we may not be able to secure such financing, or obtain such financing on favorable terms due to general market conditions or the volatile nature of the healthcare marketplace. Should we issue equity securities as consideration in any acquisition, such issuance may be dilutive to shareholders and the acquisition may not produce our desired results.

Even if we are successful in making an acquisition, the business that we acquire may not be successful or may require significantly greater resources and investments than we originally anticipated. We may expend extensive resources on an acquisition of a particular business that we are not able to successfully integrate into our operations, if at all, or where our expectations with respect to customer demands are not met.

Our ability to fully realize the anticipated benefits of both historical and future acquisitions will depend, to a large extent, on our ability to integrate the businesses we acquire. Integrating and coordinating aspects of the operations and personnel of acquisitions with ours involves complex operational and personnel-related challenges. This process is time-consuming and expensive, disrupts the businesses of both our business and the acquired business and may not result in the full benefits expected by us, including cost synergies expected to arise from operational efficiencies and overlapping general and administrative functions.

The potential difficulties, and resulting costs and delays, include:

•	retaining key customers, key employees and key business relationships after the acquisition;

•	managing a larger combined company and consolidating corporate and administrative infrastructures successfully;

•	the inability to realize expected synergies and cost-savings;

•	difficulties in managing geographically dispersed operations, including risks associated with entering markets in which we have no or limited prior experience;

•	underperformance of any acquired business relative to our expectations and the price we paid;

•	negative near-term impacts on financial results after an acquisition, including acquisition-related earnings charges;

•	the assumption or incurrence of additional debt obligations or expenses, or use of substantial portions of our cash;

•	the issuance of equity securities to finance or as consideration for any acquisitions that dilute the ownership of our stockholders;

•	claims by terminated employees and shareholders of acquired companies or other third parties related to the transaction;

•	problems maintaining uniform procedures, controls and policies with respect to our financial accounting systems;

•	unanticipated issues in integrating information technology, communications, billing platforms, operational support systems and other systems; and

•	risks associated with acquiring intellectual property, including potential disputes regarding acquired companies’ intellectual property.

Additionally, the integration of operations and personnel may place a significant burden on management and other internal resources. The attention of our management may be directed towards integration considerations and may be diverted from our day-to-day business operations, and matters related to the integration may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to us and our business. The diversion of management’s attention, and any difficulties encountered in the transition and integration process, could harm our business, financial condition and results of operations.

Risks Related to Our Products and Technology

The 5G market may take longer to materialize than we expect or, if it does materialize rapidly, we may not be able to meet the development schedule and other customer demands.

Growth of the 5G market and its emerging standards, including the newly defined 5G NR standard, is accelerating and we believe that we are at the forefront of this newly emerging standard. However, this market may take longer to materialize than we expect which could delay important commercial milestones. Even if the market does materialize at the rapid pace that we are expecting, we may have difficulties meeting aggressive timing expectations of our current customers and getting our target products to market on time to meet the demands of our target customers. We may have difficulties meeting the market and technical specifications and timelines. Additionally, our target customers have no guarantee that the configurations of their respective target products will be successful or that they can reach the appropriate target client base to provide a positive return on the research and development investments we are making in the 5G market. We are pursuing 5G opportunities in the United States and abroad. 5G markets outside of the United States will develop at different rates and we will encounter these challenges to varying degrees in different countries. Failure to manage challenges related to 5G markets and opportunities could have a material adverse effect on our financial condition and results of operations.

If we are unable to support customers with low latency and/or high throughput IoT use cases, our revenue growth and profitability will be harmed

As wireless networks have evolved to support higher speeds, IoT devices have included more advanced capabilities such as video, real-time event logging, edge compute services and voice controls. As a result, customers have developed IoT applications that consume more network resources and require much lower network latency. In order to support these new customers and the increasing number of 5G use cases, we must continue to make significant investments in network capacity, infrastructure and edge virtualization solutions. The timely deployment of higher capacity infrastructure and edge virtualization to support high throughput, low latency IoT applications is critical to keeping and attracting key customers, the failure of which could result in reduced revenue and loss of market share.

Our products are highly technical and may contain undetected errors, product defects, security vulnerabilities, or software errors.

Our products and solutions, including our software products, are highly technical and complex and, when deployed, may contain errors, defects, or security vulnerabilities. We must develop our products quickly to keep pace with the rapidly changing market, and we have a history of frequently introducing new products. Products and services as sophisticated as ours could contain undetected errors or defects, especially when first introduced or when new models or versions are released. Such occurrences could result in damage to our reputation, lost revenue, diverted development resources, increased customer service and support costs, warranty claims, and litigation.

We warrant that our products will be free of defect for various periods of time, depending on the product. In addition, certain of our contracts include epidemic failure clauses. If invoked, these clauses may entitle the customer to return or obtain credits for products and inventory, or to cancel outstanding purchase orders even if the products themselves are not defective.

Errors, viruses, or bugs may be present in software or hardware that we acquire or license from third parties and incorporate into our products or in third party software or hardware that our customers use in conjunction with our products. Our customers’ proprietary software and network firewall protections may corrupt data from our products and create difficulties in implementing our solutions. Changes to third party software or hardware that our customers use in conjunction with our software could also render our applications inoperable. Any errors, defects, or security vulnerabilities in our products or any defects in, or compatibility issues with, any third-party hardware or software or customers’ network environments discovered after commercial release could result in loss of revenue or delay in revenue recognition, loss of customers, theft of trade secrets, data or intellectual property and increased service and warranty cost, any of which could adversely affect our business, financial condition, and results of operations.

Undiscovered vulnerabilities in our products alone or in combination with third party hardware or software could expose them to hackers or other unscrupulous third parties who develop and deploy viruses, and other malicious software programs that could attack our products. Actual or perceived security vulnerabilities in our products could harm our reputation and lead some customers to return products, to reduce or delay future purchases, or use competitive products.

If there are interruptions, outages or performance degradation problems associated with the network infrastructure used to provide our services, customers may experience service outages, this may impact our reputation and future sales

Our continued success depends, in part, on our ability to provide highly available services to our customers. The majority of our current and future customers expect to use our services 24 hours a day, seven days a week, without interruption or degradation of performance. Since a large majority of customer network traffic routes through hardware managed by us, any outage or performance problem that occurs within this infrastructure could impair the ability of our customers to transmit wireless data traffic to our destination servers, which could negatively impact the customers’ IoT devices or solutions. Potential outages and performance problems may occur due to a variety of factors, including hardware failure, equipment configuration changes, capacity constraints, human error and introduction of new functionality. Additionally, we depend on services from various third parties to support IoT networks and platforms. If a third party experiences a service outage, a product defect or bug, or performance degradation, such failures could interrupt customers’ ability to use our services, which could also negatively affect their perception of our service reliability. Our services are hosted in our 3rd party data centers and our any outages in these centers from any source including catastrophic events such as terrorist attack, flood, power failure, earthquake, etc. can impact the availability of our services.

Our internal and customer-facing systems, and systems of third parties we rely upon, may be subject to cybersecurity breaches, disruptions, or delays.

A cybersecurity incident in our own systems or the systems of our third-party providers may compromise the confidentiality, integrity, or availability of our own internal data, the availability of our products and websites designed to support our customers, or our customer data. Computer hackers, foreign governments, or cyber terrorists may attempt to or succeed in penetrating our network security and our website. The recent discovery of wide-scale cybersecurity intrusions into U.S. government and private company computer networks by alleged Russian state actors underscores the ongoing threat posed by sophisticated and foreign state-sponsored attacks. Unauthorized access to our proprietary business information or customer data may be obtained through break-ins, sabotage, theft of IoT data streams and transmissions, breach of our secure network by an unauthorized party, computer viruses, computer denial-of-service attacks, employee theft or misuse, breach of the security of the networks of our third-party providers, or other misconduct. Additionally, outside parties may attempt to fraudulently induce employees or users to disclose sensitive or confidential information in order to gain access to data.

Despite our efforts to maintain the security and integrity of our systems, it is impossible to eliminate this risk. Because the techniques used by computer hackers who may attempt to penetrate and sabotage our network security or our website change frequently, they may take advantage of weaknesses in third-party technology or standards of which we are unaware or that we do not control and may not be recognized until long after they have been launched against a target. We may be unable to anticipate or counter these techniques. It is also possible that unauthorized access to customer data or confidential information may be obtained through inadequate use of security controls by customers, vendors, or business partners. Efforts to prevent hackers from disrupting our service or otherwise accessing our systems are expensive to develop, implement, and maintain. Such efforts require ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated and may limit the functionality of, or otherwise adversely impact our service offering and systems. A cybersecurity incident affecting our systems may also result in theft of our intellectual property, proprietary data, or trade secrets, which would compromise our competitive position, reputation, and operating results. We also may be required to notify regulators about any actual or perceived personal data breach (including the EU Lead Data Protection Authority) as well as the individuals who are affected by the incident within strict time periods.

The systems we rely upon also remain vulnerable to damage or interruption from a number of other factors, including access to the internet, the failure of our network or software systems, or significant variability in visitor traffic on our product websites, earthquakes, floods, fires, power loss, telecommunication failures, computer viruses, human error, and similar events or disruptions. Some of our systems are not fully redundant, and our disaster recovery planning is not sufficient for all eventualities. Our systems are also subject to intentional acts of vandalism. Despite any precautions we may take, the occurrence of a natural disaster, a decision by any of our third-party hosting providers to close a facility we use without adequate notice for financial or other reasons, or other unanticipated problems at our hosting facilities could cause system interruptions and delays, and result in loss of critical data and lengthy interruptions in our services.

We rely on our information systems and those of third parties for activities such as processing customer orders, delivery of products, hosting and providing services and support to our customers, billing and tracking our customers, hosting and managing our customer data, and otherwise running our business. Any disruptions or unexpected incompatibilities in our information systems and those of the third parties upon whom we rely could have a significant impact on our business.

An increasing portion of our revenue comes from subscription solutions and other hosted services in which we store, retrieve, communicate, and manage data that is critical to our customers’ business systems. Disruption of our systems that support these services and solutions could cause disruptions in our customers’ systems and in the businesses that rely on these systems. Any such disruptions could harm our reputation, create liabilities to our customers, hurt demand for our services and solutions, and adversely impact our business, financial condition, and results of operations.

Some of our products rely on third party technologies, which could result in product incompatibilities or harm availability of our products and services.

We license software, technologies, and intellectual property underlying some of our products and services from third parties. The third-party licenses we rely upon may not continue to be available to us on commercially reasonable terms, or at all, and the software and technologies may not be appropriately supported, maintained, or enhanced by the licensors, resulting in development delays. Some software licenses are subject to annual renewals at the discretion of the licensors. In some cases, if we were to breach a provision of these license agreements, the licensor could terminate the agreement immediately. The loss of licenses to, or inability to support, maintain, and enhance, any such third-party software or technology could result in increased costs, or delays in software releases or updates, until such issues have been resolved. This could have an adverse effect on our business, financial condition, and results of operations.

We also incorporate open source software into our products. Although we monitor our use of open source software, the terms of many open source licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to market or sell our products or to develop new products. In such event, we could be required to seek licenses from third parties in order to continue offering our products, to disclose and offer royalty-free licenses in connection with our own source code, to re-engineer our products, or to discontinue the sale of our products in the event re-engineering cannot be accomplished on a timely basis, any of which could adversely affect our business.

Failure to maintain the security of our information and technology networks, including information relating to our customers and employees, could adversely affect us. Furthermore, if security breaches in connection with the delivery of our services allow unauthorized third parties to obtain control or access of our solutions, our reputation, business, results of operations and financial condition could be harmed.

We are dependent on information technology networks and systems, including the Internet, to process, transmit and store electronic information and, in the normal course of our business, we collect and retain certain information pertaining to our customers and employees. The protection of customer and employee data is critical to us. We devote significant resources to addressing security vulnerabilities in our products and information technology systems, however, the security measures put in place by us cannot provide absolute security, and our information technology infrastructure may be vulnerable to criminal cyber-attacks or data security incidents due to employee or customer error, malfeasance, or other vulnerabilities. Cybersecurity attacks are increasingly sophisticated, change frequently, and often go undetected until after an attack has been launched. We may fail to identify these new and complex methods of attack or fail to invest sufficient resources in security measures. We cannot be certain that advances in cyber-capabilities or other developments will not compromise or breach the technology protecting the networks that access our services.

As cyber-attacks become more sophisticated, the need to develop our infrastructure to secure our business and customer data can lead to increased cybersecurity protection costs. Such costs may include making organizational changes, deploying additional personnel and protection technologies, training employees, and engaging third party experts and consultants. These efforts come at the potential cost of revenues and human resources that could be utilized to continue to enhance our product offerings.

If a security breach occurs, our reputation, business, results of operations and financial condition could be harmed. We may also be subject to costly notification and remediation requirements if we, or a third party, determines that we have been the subject of a data breach involving personal information of individuals. Though it is difficult to determine what harm may directly result from any specific interruption or security breach, any failure or perceived failure to maintain performance, reliability, security and availability of systems or the actual or potential theft, loss, fraudulent use or misuse of our products or the personally identifiable data of a customer or employee, could result in harm to our reputation or brand, which could lead some customers to seek to stop using certain of our services, reduce or delay future purchases of our services, use competing services, or materially and adversely affect the overall market perception of the security and reliability of our services. A security breach also exposes us to litigation and legal risks, including regulatory actions by state and federal governmental authorities and non-U.S. authorities. We may not have adequate insurance coverages for a cybersecurity breach or may realize increased insurance premiums as a result of a security breach. Ultimately, a security breach exposes the Company to potential reputational harm among its customers and investors, along with uncertain damages to our competitiveness, stock price, and long-term shareholder value.

Risks Related to Customers and Demand for Our Solutions

The loss of our large customers, particularly our single largest customer could significantly impact our revenue and profitability

Our largest customer in the year ending December 31, 2020 was approximately 17% of our total annual revenue in that same year and while we maintain a good relationship with the customer at this moment, its potential loss could significantly impact our revenue and profitability. Our next largest customer in the year ending December 31, 2020 was approximately 2% of our total revenue in that same year and while its potential loss would not be as significant as the loss of the largest customer, it usually takes many years to win and grow customers to this level of revenue.

An increase in customer churn could significantly impact the business

Customer churn is an important driver for our revenue and has been high in our history. While such customer churn has been trending directionally downwards in the last few years, it could increase because of a variety of factors, including a potential decrease in our levels of customer service or other performance failures, our inability or unwillingness to maintain competitive pricing, or our inability to keep up with the technological, operational or functional needs of our customers, a loss of key personnel or other factors.

Transitions of cellular network technologies from 2G/3G to LTE, Cat-M, NB-IoT or 5G or other cellular telecommunications technologies could impact our revenue due to the loss of subscribers or reduced pricing

In the United States, the major carriers have announced intentions to phase out their 2G and 3G networks by the end of 2022. As of December 31, 2020, KORE estimates that it has approximately 2.4 million connections that operate on 2G and 3G networks in the United States. European carriers have also announced their intentions to begin 2G and 3G network shutdowns starting in 2025.

While KORE has strong relationships with many of the affected customers and expects to retain most of the connections which will not be retired on 4G or 5G technologies, some of these connections may be lost as a result of competitive bidding processes. LTE rate plans are typically lower in price than legacy 2G and 3G rate plans. As a result, the phase out of 2G and 3G may result in lower revenue per unit and/or lower revenue to KORE. While the projected impact of this is incorporated in KORE’s projections, if the projected impact of this phase out is more significant than projected, including if KORE loses more connections than anticipated or if LTE rate plans are priced lower than currently expected, this transition could have an adverse effect on our business, financial condition, and results of operations.

Our inability to adapt to rapid technological change in our markets could impair our ability to remain competitive and adversely affect our results of operations.

All of the markets in which we operate are characterized by rapid technological change, frequent introductions of new products, services and solutions and evolving customer demands. In addition, we are affected by changes in the many industries related to the products or services we offer, including Connectivity services and IoT Solutions offered to our connected health, fleet management, communication services, asset management and industrial verticals. As the technologies used in each of these industries evolves, we will face new integration and competition challenges. For example, eSIM standards may evolve and the Company will have to evolve its technology to such standards. If we are unable to adapt to rapid technological change, it could adversely affect our results of operations and our ability to remain competitive.

Additionally, the deployment of 5G network technology is subject to a variety of risks, including those related to equipment and spectrum availability, unexpected costs, and regulatory permitting requirements that could cause deployment delays or network performance issues. These issues could result in significant costs or reduce the anticipated benefits of the enhancements to our networks. If our services or solutions fail to gain acceptance in the marketplace, or if costs associated with the implementation and introduction of these services or solutions materially increase, our ability to retain and attract customers could be adversely affected.

We may not be able to retain and increase sales to our existing customers, which could negatively impact our financial results.

We generally seek to license our platform and solutions pursuant to customer subscriptions. However, our customers have no obligation to maintain the subscription and can often terminate with 30-days notice. We also actively seek to sell additional solutions to our existing customers. If our efforts to satisfy our existing customers are not successful, we may not be able to retain them or sell additional functionality to them and, as a result, our revenue and ability to grow could be adversely affected. Customers may choose not to renew their subscriptions for many reasons, including the belief that our service is not required for their business needs or is otherwise not cost-effective, a desire to reduce discretionary spending, or a belief that our competitors’ services provide better value. Additionally, our customers may not renew for reasons entirely out of our control, such as the dissolution of their business or an economic downturn in their industry. A significant increase in our churn rate would have an adverse effect on our business, financial condition, and operating results.

A part of our growth strategy is to sell additional new features and solutions to our existing customers. Our ability to sell new features to customers will depend in significant part on our ability to anticipate industry evolution, practices and standards and to continue to enhance existing solutions or introduce or acquire new solutions on a timely basis to keep pace with technological developments both within our industry and in related industries, and to remain compliant with any regulations mandated by federal agencies or state-mandated or foreign government regulations as they pertain to our customers. However, we may prove unsuccessful either in developing new features or in expanding the third-party software and products with which our solutions integrate. In addition, the success of any enhancement or new feature depends on several factors, including the timely completion, introduction and market acceptance of the enhancement or feature. Any new solutions we develop or acquire might not be introduced in a timely or cost-effective manner and might not achieve the broad market acceptance necessary to generate significant revenue. If any of our competitors implement new technologies before we are able to implement them or better anticipate the innovation and integration opportunities in related industries, those competitors may be able to provide more effective or cheaper solutions than ours.

Adverse economic conditions or reduced spending on information technology solutions may adversely impact our revenue and profitability.

Uncertainty about future economic conditions makes it difficult for us to forecast operating results and to make decisions about future investments. We are unable to predict the likely duration and severity of adverse economic conditions in the United States and other countries, but the longer the duration, the greater risks we face in operating our business. We cannot assure you that current economic conditions, worsening economic conditions or prolonged poor economic conditions will not have a significant adverse impact on the demand for our solutions, and consequently on our results of operations and prospects.

The marketability of our products may suffer if wireless telecommunications operators do not deliver acceptable wireless services.

The success of our business depends, in part, on the capacity, affordability, reliability and prevalence of wireless data networks provided by wireless telecommunications operators and on which our products and solutions operate. Currently, various wireless telecommunications operators, either individually or jointly with us, sell our products in connection with the sale of their wireless data services to their customers. Growth in demand for wireless data access may be limited if, for example, wireless telecommunications operators cease or materially curtail operations, fail to offer services that customers consider valuable at acceptable prices, change the terms of trade to us including offering us meaningful volume discounts without unduly high volume commitments, fail to maintain sufficient capacity to meet demand for wireless data access, delay the expansion of their wireless networks and services, fail to offer and maintain reliable wireless network services or fail to market their services effectively.

Reduction in regulation in certain markets may adversely impact demand for certain of our solutions by reducing the necessity for, or desirability of, our solutions.

Regulatory compliance and reporting is driven by legislation and requirements, which are often subject to change, from regulatory authorities in nearly every jurisdiction globally. For example, in the United States, fleet operators can face numerous complex regulatory requirements, including mandatory Compliance, Safety and Accountability driver safety scoring, hours of service, compliance and fuel tax reporting. The reduction in regulation in certain markets may adversely impact demand for certain of our solutions, which could materially and adversely affect our business, financial condition and results of operations. Conversely, an increase in regulation could increase KORE’s cost of providing services.

Risks Related to Our Intellectual Property

We are dependent on proprietary technology, which could result in litigation that could divert significant valuable resources.

Our future success and competitive position is dependent upon our proprietary technology. Despite our efforts to protect our intellectual property, unauthorized parties may attempt to copy or otherwise obtain our software or develop software with the same functionality or to obtain and use information that we regard as proprietary. Others may develop technologies that are similar or superior to our technology or duplicate our technology. In addition, effective copyright, patent, and trade secret protection may be unavailable, limited, or not applied for in certain countries. The steps taken by us to protect our technology might not prevent the misappropriation of such technology.

The value of our products relies substantially on our technical innovation in fields in which there are many current patent filings. Third parties may claim that we or our customers (some of whom are indemnified by us) are infringing their intellectual property rights. For example, individuals and groups may purchase intellectual property assets for the purpose of asserting claims of infringement and attempting to extract settlements from us or our customers. The number of these claims has increased in recent years. As new patents are issued or are brought to our attention by the holders of such patents, it may be necessary for us to secure a license from such patent holders, redesign our products, or withdraw products from the market. In addition, the legal costs and engineering time required to safeguard intellectual property or to defend against litigation could become a significant expense of operations. Any such litigation could require us to incur substantial costs and divert significant valuable resources, including the efforts of our technical and management personnel, which could harm our business, financial condition and results of operations.

If we are unable to protect our intellectual property and proprietary rights, our competitive position and our business could be harmed.

We rely on a combination of intellectual property laws, trade secrets, confidentiality procedures and contractual provisions to protect our intellectual property and proprietary rights. Monitoring unauthorized use of our intellectual property is difficult and costly. The steps we have taken to protect our proprietary rights may not be adequate to prevent misappropriation of our intellectual property. We may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Our competitors may also independently develop similar technology. In addition, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Any failure by us to meaningfully protect our intellectual property could result in competitors offering products that incorporate our most technologically advanced features, which could seriously reduce demand for our products and solutions. In addition, we may in the future need to initiate infringement claims or litigation. Litigation, whether we are a plaintiff or a defendant, can be expensive, time consuming and may divert the efforts of our technical staff and managerial personnel, which could harm our business, whether or not such litigation results in a determination favorable to us.

An assertion by a third party that we are infringing its intellectual property could subject us to costly and time- consuming litigation or expensive licenses and our business could be harmed.

The technology industries involving mobile data communications, IoT devices, software and services are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. Much of this litigation involves patent holding companies or other adverse patent owners who have no relevant product revenues of their own, and against whom our own patent portfolio may provide little or no deterrence. One or more patent infringement lawsuits from non-practicing entities are brought against us or our subsidiaries each year in the ordinary course of business.

We cannot assure you that we or our subsidiaries will prevail in any current or future intellectual property infringement or other litigation given the complex technical issues and inherent uncertainties in such litigation. Defending such claims, regardless of their merit, could be time-consuming and distracting to management, result in costly litigation or settlement, cause development delays, or require us or our subsidiaries to enter into royalty or licensing agreements. In addition, we or our subsidiaries could be obligated to indemnify our customers against third parties’ claims of intellectual property infringement based on our products or solutions. If our products or solutions violate any third-party intellectual property rights, we could be required to withdraw them from the market, re-develop them or seek to obtain licenses from third parties, which might not be available on reasonable terms or at all. Any efforts to re-develop our products or solutions, obtain licenses from third parties on favorable terms or license a substitute technology might not be successful and, in any case, might substantially increase our costs and harm our business, financial condition and operating results. Withdrawal of any of our products or solutions from the market could harm our business, financial condition and operating results.

In addition, we incorporate open source software into our products and solutions. Given the nature of open source software, third parties might assert copyright and other intellectual property infringement claims against us based on our use of certain open source software programs. The terms of many open source licenses to which we are subject have not been interpreted by U.S. courts or courts of other jurisdictions, and there is a risk that those licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to commercialize our products and solutions. In that event, we could be required to seek licenses from third parties in order to continue offering our products and solutions, to re-develop our solutions, to discontinue sales of our solutions, or to release our proprietary software source code under the terms of an open source license, any of which could adversely affect our business.

Risks Related to Competition

The market for the products and services that we offer is rapidly evolving and highly competitive. We may be unable to compete effectively.

The market for the products and services that we offer is rapidly evolving and highly competitive. We expect competition to continue to increase and intensify, especially in the 5G market. Many of our competitors or potential competitors have significantly greater financial, technical, operational and marketing resources than we do. These competitors, for example, may be able to respond more rapidly or more effectively than we can to new or emerging technologies, changes in customer requirements, supplier-related developments, or a shift in the business landscape. They also may devote greater or more effective resources than we do to the development, manufacture, promotion, sale, and post-sale support of their respective products and services.

Many of our current and potential competitors have more extensive customer bases and broader customer, supplier and other industry relationships that they can leverage to establish competitive dealings with many of our current and potential customers. Some of these companies also have more established and larger customer support organizations than we do. In addition, these companies may adopt more aggressive pricing policies or offer more attractive terms to customers than they currently do, or than we are able to do. They may bundle their competitive products with broader product offerings and may introduce new products, services and enhancements. Current and potential competitors might merge or otherwise establish cooperative relationships among themselves or with third parties to enhance their products, services or market position. In addition, at any time any given customer or supplier of ours could elect to enter our then existing line of business and thereafter compete with us, whether directly or indirectly. As a result, it is possible that new competitors or new or otherwise enhanced relationships among existing competitors may emerge and rapidly acquire significant market share to the detriment of our business.

Our products compete with a variety of solutions, including other Subscription-based IoT platforms and solutions. Our current competitors include:

For Connectivity services: telecom carriers such as T-Mobile and Vodafone; Mobile Virtual Network Operators such as Aeris and Wireless Logic;

For IoT Solutions and Analytics: device management services providers such as Velocitor and Futura, fleet management SaaS providers such as Fleetmatics and GPS Trakit, and analytics services providers such as Galooli and Intellisite.

We expect our competitors to continue to improve the features and performance of their current products and to introduce new products, services and technologies which, if successful, could reduce our sales and the market acceptance of our products, generate increased price competition and make our products obsolete. For our products to remain competitive, we must, among other things, continue to invest significant resources (financial, human and otherwise) in, among other things, research and development, sales and marketing, and customer support. We cannot be sure that we will have or will continue to have sufficient resources to make these investments or that we will be able to make the technological advances in the marketplace, meet changing customer requirements, achieve market acceptance and respond to our competitors’ products.

The market for IoT Connectivity and IoT Solutions is very competitive. If we do not compete effectively, our operating results may be harmed.

The market for IoT Connectivity and IoT Solutions is very competitive. Competition in the addressable markets is based primarily on the functionality and scalability of the underlying platforms, proprietary intellectual property, access to favorable terms of trade from cellular carriers and other vendors, the ability and willingness to offer competitive pricing to customers, customer service and responsiveness, the depth of customer relationships, product performance, the demonstrated ability to maintain compliance with laws such as HIPAA in certain industries, having the expertise required to resolve difficulties in installing, using and maintaining solutions, brand and reputation, and the financial resources of the vendor. We expect competition to be maintained at current levels and potentially even intensify in the future with the introduction of new technologies such as 5G and market entrants. In addition, wireless carriers, such as Vodafone may offer solutions that benefit from the carrier’s scale which we may be unable to match for larger customer opportunities. We can provide no assurances that we will be able to compete effectively in this ecosystem as the competitive landscape continues to develop. Competition could result in reduced operating margins, increased sales and marketing expenses and the loss of market share, any of which would likely cause serious harm to our operating results.

Risks Related to Developing and Delivering Our Solutions

We are dependent on telecommunications carriers to provide our IoT Connectivity Services and a disruption in one or more of these relationships could significantly adversely impact our business

Our IoT Connectivity services are built on top of cellular connectivity provided by large telecommunications carriers and while we have a large number of carrier relationships, revenue derived from connectivity built on top of cellular networks provided by our top 3 carrier relationships are approximately 32% of the business. Our inability to keep an on-going contractual relationship with our existing or desired future telecommunications carrier partners or to maintain favorable terms of trade with them including competitive pricing, reasonable or no volume commitments, payment terms, access to latest cellular and network technologies including 5G and eSIMs, could adversely affect our ability to sell our connectivity services to customers. KORE’s contracts with large telecommunications carriers are not long term, and so are subject to frequent renegotiation. Certain of these contracts also contain change of control provisions which may be triggered by the Transactions. The outcome of any renegotiation cannot be guaranteed.

We are dependent on limited number of suppliers for certain critical components to our solutions; a disruption in our supply chain could adversely affect our revenue and results of operations.

Our current reliance on a limited group of suppliers involves risks, including a potential inability to obtain an adequate supply of required products or components to meet customers’ IoT Solutions delivery requirements, a risk that we may accumulate excess inventories if we inaccurately forecast demand for our products, reduced control over pricing and delivery schedules, discontinuation of or increased prices for certain components, and economic conditions that may adversely impact the viability of our suppliers and contract manufacturers. Any disruption in our supply chain could reduce our revenue and adversely impact our financial results. Such a disruption could occur as a result of any number of events, including, but not limited to, increases in wages that drive up prices or labor stoppages, the imposition of regulations, quotas or embargoes on components, a scarcity of, or significant increase in the price of, required electronic components for our products, trade restrictions, tariffs or duties, fluctuations in currency exchange rates, transportation failures affecting the supply chain and shipment of materials and finished goods, third party interference in the integrity of the products sourced through the supply chain, the unavailability of raw materials, severe weather conditions, natural disasters, civil unrest, military conflicts, geopolitical developments, war or terrorism, regional or global pandemics like COVID-19, and disruptions in utility and other services. Any inability to obtain adequate deliveries or any other circumstance that would require us to seek alternative sources of supply or to manufacture, assemble, and test such components internally could significantly delay our ability to ship our products, which could damage relationships with current and prospective customers and could harm our reputation and brand as well as our results of operations.

We currently rely on third parties to manufacture and warehouse the components of our solutions, which exposes us to a number of risks and uncertainties outside our control.

We currently rely on third parties to manufacture and warehouse the components of our solutions. If one of these third-party manufacturers were to experience delays, disruptions, capacity constraints or quality control problems in its manufacturing operations, product shipments to our customers could be delayed or rejected or our customers could consequently elect to cancel the underlying subscription. These disruptions would negatively impact our revenues, competitive position and reputation. Further, if we are unable to manage successfully our relationship with a manufacturer, the quality and availability of products used in our services and solutions may be harmed. None of our third-party manufacturers is obligated to supply us with a specific quantity of products, except as may be provided in a particular purchase order that we have submitted to, and that has been accepted by, such third-party manufacturer. Our third-party manufacturers could, under some circumstances, decline to accept new purchase orders from us or otherwise reduce their business with us. If a manufacturer stopped manufacturing our products for any reason or reduced manufacturing capacity, we may be unable to replace the lost manufacturing capacity on a timely and comparatively cost-effective basis, which would adversely impact our operations. In addition, we generally do not enter into long-term contracts with our manufacturers. As a result, we are subject to price increases due to availability, and subsequent price volatility, in the marketplace of the components and materials needed to manufacture our products. If a third-party manufacturer were to negatively change the product pricing and other terms under which it agrees to manufacture for us and we were unable to locate a suitable alternative manufacturer, our manufacturing costs could increase.

Because we outsource the manufacturing of the components of our solutions, the cost, quality and availability of third-party manufacturing operations is essential to the successful production and sale of our products. Our reliance on third-party manufacturers exposes us to a number of risks which are outside our control, including:

•	unexpected increases in manufacturing costs;

•	interruptions in shipments if a third-party manufacturer is unable to complete production in a timely manner;

•	inability to control quality of finished products;

•	inability to control delivery schedules;

•	inability to control production levels and to meet minimum volume commitments to our customers;

•	inability to control manufacturing yield;

•	inability to maintain adequate manufacturing capacity; and

•	inability to secure adequate volumes of acceptable components at suitable prices or in a timely manner.

Although we promote ethical business practices and our operations personnel periodically monitor the operations of our manufacturers, we do not control the manufacturers or their labor and other legal compliance practices. If our current manufacturers, or any other third-party manufacturer which we may use in the future, violate U.S. or foreign laws or regulations, we may be subjected to extra duties, significant monetary penalties, adverse publicity, the seizure and forfeiture of products that we are attempting to import or the loss of our import privileges. The effects of these factors could render the conduct of our business in a particular country undesirable or impractical and have a negative impact on our operating results.

We depend on sole source suppliers for some products used in our IoT Solutions. The availability and sale of those services would be harmed if there is a disruption to our relationship with any of these sole-source suppliers, or if they are not able to meet our demand and alternative suitable products are not available on acceptable terms, or at all.

Our services use hardware, software and services from various third parties, some of which are procured from single suppliers. For example, some of our healthcare devices are sourced from JACS. From time to time, certain components used in our products or solutions have been in short supply or their anticipated commercial introduction has been delayed or their availability has been interrupted for reasons outside our control. If there is a shortage or interruption in the availability to us of any such components or products and we cannot timely obtain a commercially and technologically suitable substitute or make sufficient and timely design or other modifications to permit the use of such a substitute component or product, we may not be able to timely deliver sufficient quantities of our products or solutions to satisfy our contractual obligations and may not be able to meet particular revenue expectations. Moreover, even if we timely locate a substitute part or product, but its price materially exceeds the original cost of the component or product, then our results of operations could be adversely affected.

Natural disasters, public health crises, political crises and other catastrophic events or other events outside of our control could damage our facilities or the facilities of third parties on which we depend, and could impact consumer spending.

If any of our facilities or the facilities of our third-party service providers including for example our telecommunications carrier partners, other suppliers of products that are components of our IoT Solutions, or our data center providers, or our other partners is affected by natural disasters, such as earthquakes, tsunamis, wildfires, power shortages, floods, public health crises (such as pandemics and epidemics), political crises (such as terrorism, war, political instability or other conflict) or other events outside our control, including a cyberattack, our critical business or IT systems could be destroyed or disrupted and our ability to conduct normal business operations and our revenues and operating results could be adversely affected. Moreover, these types of events could negatively impact consumer spending in the impacted regions or, depending upon the severity, globally, which could adversely impact our operating results.

We rely on third-party intellectual property to develop and provide our solutions and significant increases in licensing costs or defects in third-party software could harm our business.

We rely on intellectual property licensed from third parties to develop and offer our solutions. In addition, we may need to obtain future licenses from third parties to use intellectual property associated with our solutions. We cannot assure you that these licenses will be available to us on acceptable terms, without significant price increases or at all. Any loss of the right to use any such intellectual property required for the development and maintenance of our solutions could result in delays in the provision of our solutions until equivalent technology is either developed by us, or, if available from others, is identified, obtained, and integrated, which could harm our business. Any errors or defects in third-party intellectual property could result in errors or a failure of our solutions, which could harm our business.

Our solutions integrate with third-party technologies and if our solutions become incompatible with these technologies, our solutions would lose functionality and our customer acquisition and retention could be adversely affected.

Our solutions integrate with third-party software and devices to allow our solutions to perform key functions. Errors, viruses or bugs may be present in third-party software that our customers use in conjunction with our solutions. Changes to third-party software that our customers use in conjunction with our solutions could also render our solutions inoperable. Customers may conclude that our software is the cause of these errors, bugs or viruses and terminate their subscriptions. The inability to easily integrate with, or any defects in, any third-party software could result in increased costs, or in delays in software releases or updates to our products until such issues have been resolved, which could have a material adverse effect on our business, financial condition, results of operations, cash flows and future prospects and could damage our reputation.

Our solutions rely on cellular and GPS networks and any disruption, failure or increase in costs could impede our profitability and harm our financial results.

The critical links in our current solutions are between devices or customer premise equipment and cellular networks, which allow us to obtain data and transmit it to our system. Increases in the fees charged by cellular carriers for data transmission or changes in the cellular networks, such as a cellular carrier discontinuing support of the network currently used by our in-vehicle devices or customer premise equipment, requiring retrofitting of our devices could increase our costs and impact our profitability. In addition, technologies that rely on GPS depend on the use of radio frequency bands and any modification of the permitted uses of these bands may adversely affect the functionality of GPS and, in turn, our solutions. If we are unable to maintain good relationships and favorable terms and conditions with the cellular network carrier on which we rely, it materially and adversely affect our business, financial condition and results of operations.

The mobile carriers can and will discontinue radio frequency technologies as they become obsolete. If we are unable to design our solutions into new technologies such as 4G, 4G LTE and 5G or 5G NR, our future prospects and revenues could be limited.

Any significant disruption in service on our websites or in our computer systems could damage our reputation and result in a loss of customers, which would harm our business and operating results.

Our brand, reputation, and ability to attract, retain, and serve our customers are dependent upon the reliable performance of our services and our customers’ ability to access our solutions at all times. Our customers rely on our solutions to make operating decisions related to their businesses, as well as to measure, store and analyze valuable data regarding their businesses. Our solutions are vulnerable to interruption and our data centers are vulnerable to damage or interruption from human error, intentional bad acts, computer viruses or hackers, earthquakes, hurricanes, floods, fires, war, terrorist attacks, power losses, hardware failures, systems failures, telecommunications failures, and similar events, any of which could limit our customers’ ability to access our solutions. Prolonged delays or unforeseen difficulties in connection with adding capacity or upgrading our network architecture may cause our service quality to suffer. Any event that significantly disrupts our service or exposes our data to misuse could damage our reputation and harm our business and operating results, including reducing our revenue, causing us to issue credits to customers, subjecting us to potential liability, harming our churn rates, or increasing our cost of acquiring new customers.

Risks Related to International Operations

We face risks inherent in conducting business internationally, including compliance with international and U.S. laws and regulations that apply to our international operations

These laws and regulations include data privacy requirements, labor relations laws, tax laws, anti-competition regulations, import and trade restrictions, export control laws, and laws that prohibit corrupt payments to governmental officials or certain payments or remunerations to customers, including the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act, and other anti-corruption laws that have recently been the subject of a substantial increase in global enforcement. Many of our products are subject to U.S. export law restrictions that limit the destinations and types of customers to which our products may be sold or that require an export license in connection with sales outside the United States. Given the high level of complexity of these laws, there is a risk that some provisions may be inadvertently or intentionally breached, for example through fraudulent or negligent behavior of individual employees, our failure to comply with certain formal documentation requirements or otherwise. Also, we may be held liable for actions taken by our local partners. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or our employees, and prohibitions or conditions on the conduct of our business. Any such violations could include prohibitions or conditions on our ability to offer our products in one or more countries and could materially damage our reputation, our brand, our international expansion efforts, our ability to attract and retain employees, our business, and our operating results.

We operate in many parts of the world that have experienced significant governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. We may be subject to competitive disadvantages to the extent that our competitors are able to secure business, licenses, or other preferential treatment by making payments to government officials and others in positions of influence or through other methods that relevant law and regulations prohibit us from using. Our success depends, in part, on our ability to anticipate these risks and manage these difficulties.

Our substantial international operations may increase our exposure to potential liability under anti-corruption, trade protection, tax and other laws and regulations.

The FCPA and other anti-corruption laws and regulations (“Anti-Corruption Laws”) prohibit corrupt payments by our employees, vendors or agents. From time to time, we may receive inquiries from authorities in the United States and elsewhere about our business activities outside of the United States and our compliance with Anti-Corruption Laws. While we devote substantial resources to our global compliance programs and have implemented policies, training and internal controls designed to reduce the risk of corrupt payments, our employees, vendors or agents may violate our policies.

Our failure to comply with Anti-Corruption Laws could result in significant fines and penalties, criminal sanctions against us, our officers or our employees, prohibitions on the conduct of our business, and damage to our reputation. Operations outside of the United States may be affected by changes in trade protection laws, policies and measures, and other regulatory requirements affecting trade and investment.

As a result of our international operations we are subject to foreign tax regulations. Such regulations may not be clear, not consistently applied and subject to sudden change, particularly with regard to international transfer pricing. Our earnings could be reduced by the uncertain and changing nature of such tax regulations.

Our software contains encryption technologies, certain types of which are subject to U.S. and foreign export control regulations and, in some foreign countries, restrictions on importation and/or use. Any failure on our part to comply with encryption or other applicable export control requirements could result in financial penalties or other sanctions under the U.S. or foreign export regulations, including restrictions on future export activities, which could harm our business and operating results. Regulatory restrictions could impair our access to technologies needed to improve our solutions and may also limit or reduce the demand for our solutions outside of the United States.

We may be affected by fluctuations in currency exchange rates

We are potentially exposed to adverse as well as beneficial movements in currency exchange rates. Although the majority of our sales are transacted in U.S. dollars, expenses may be paid in local currencies. An increase in the value of the dollar could increase the real cost to our customers of our products in those markets outside the U.S. where we sell in dollars, and a weakened dollar could increase the cost of local operating expenses, procurement of raw materials from sources outside the United States, and overseas capital expenditures. We also conduct certain investing and financing activities in local currencies. Our foreign exchange forward contracts reduce, but do not eliminate, the impact of currency exchange rate movements; therefore, changes in exchange rates could harm our financial condition and results of operations.

Risk Related to Regulation

We are subject to evolving privacy laws in the United States and other jurisdictions that are subject to potentially differing interpretations and which could adversely impact our business and require that we incur substantial costs

Existing privacy-related laws and regulations in the United States and other countries are evolving and are subject to potentially differing interpretations, and various U.S. federal and state or other international legislative and regulatory bodies may expand or enact laws regarding privacy and data security-related matters. For example, the EU-U.S. Privacy Shield, a basis for data transfers from the EU to the U.S., was invalidated by the European Court of Justice, and we expect that the international transfer of personal data will present ongoing compliance challenges and complicate our business transactions and operations. Brexit, the United Kingdom’s withdrawal from the European Union, could also lead to further legislative and regulatory changes with regard to personal data transfers between the two territories. New privacy laws have come into effect in Brazil and New Zealand in 2020, and revisions of privacy laws are currently pending in countries like Canada and China. Some countries are considering or have passed legislation that requires local storage and processing of data, including geospatial data. In addition, in June 2018, California enacted the California Consumer Privacy Act (the “CCPA”), which took effect in January 2020 and has been amended by the California Privacy Rights Act (the “CPRA”) passed via ballot initiative in November 2020 and will fully take effect in January 2023. The CCPA and CPRA, among other things, gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used. Other states and the U.S. Congress have introduced data privacy legislation that may impact our business. Data privacy legislation, amendments and revisions to existing data privacy legislation, and other developments impacting data privacy and data protection may require us to modify our data processing practices and policies, increase the complexity of providing our products and services, and cause us to incur substantial costs in an effort to comply. Failure to comply may lead to significant fines and business interruption.

We are subject to the impact of governmental and other certifications processes and regulations, which could adversely affect our products and our business

We market many solutions that are subject to governmental regulations and certifications before they can be sold. The European Union increasingly regulates the use of our products on agriculture, construction, and other types of machinery. As we develop and enhance features which support automated and autonomous operation of our customer’s products, we are increasingly subject to functional safety regulation. CE certification is required for GNSS receivers and data communications products, which must also conform to the European harmonized GNSS receiver requirements and the radio equipment directive to be sold in the European community. In the future, U.S., European, or other governmental authorities may propose GPS receiver testing and certification for compliance with published GPS signal interface or other specifications. Governmental authorities may also propose other forms of GPS receiver performance standards, which may limit design alternatives, hamper product innovation, or impose additional costs. Some of our products that use integrated radio communication technology require product type certification and some products require an end-user to obtain licensing from the FCC and other national authorities for frequency-band usage. Compliance with evolving product regulations in our major markets could require that we redesign our products, cease selling products in certain markets, and increase our costs of product development. An inability to obtain required certifications in a timely manner could adversely affect our ability to bring our products to market and harm our customer relationships. Failure to comply with evolving requirements could result in fines and limitations on sales of our products.

Regulations and changes in applicable laws relating to data privacy may increase our expenditures related to compliance efforts or otherwise limit the solutions we can offer, which may harm our business and adversely affect our financial condition.

Our products and solutions enable us to collect, manage and store a wide range of data, such as data related to vehicle tracking and fleet management, including vehicle location and fuel usage, speed and mileage. Some of the data we collect or use in our business is subject to data privacy laws, which are complex and increase our cost of doing business. The U.S. federal government and various state governments have adopted or proposed limitations on the collection, distribution and use of personal information. Many foreign jurisdictions, including the European Union and the United Kingdom, have adopted legislation (including directives or regulations) that increase or change the requirements governing data collection and storage in these jurisdictions. We market our products in over 50 countries, and accordingly, we are subject to many different, and potentially conflicting, privacy laws. If our privacy or data security measures fail to comply, or are perceived to fail to comply, with current or future laws and regulations, we may be subject to litigation, regulatory investigations or other liabilities.

Furthermore, there can be no assurance that our employees, contractors and agents will comply with the policies and procedures we establish regarding data privacy and data security, particularly as we expand our operations through organic growth and acquisitions. While our employees may violate our policies and procedures, the Company remains responsible for, and obligated to implement, policies and procedures and enter into contracts with service providers that require appropriate protection. Any violations could subject us to civil or criminal penalties, including substantial fines or prohibitions on our ability to offer our products in one or more countries, and could also materially damage our reputation, our brand, our international expansion efforts, our business, results of operations and financial condition.

The transmission of data over the Internet and cellular networks is a critical component of our SaaS business model. Additionally, as cloud computing continues to evolve, increased regulation by federal, state or foreign agencies becomes more likely, particularly in the areas of data privacy and data security. In addition, taxation of services provided over the Internet or other charges imposed by government agencies, or by private organizations for accessing the Internet, may be imposed. Any regulation imposing greater fees for Internet use or restricting information exchange over the Internet, could result in a decline in the use of the Internet and the viability of Internet-based services, which could harm our business.

Our solutions and products enable us to collect, manage and store a wide range of customer data. The United States and various state governments have adopted or proposed limitations on the collection, distribution and use of personal data, as well as requirements that must be followed if a breach of such personal data occurs. The European Union and the United Kingdom have adopted legislation (including directives, national laws and regulations) that increase or change the requirements governing data collection, use, storage and disclosure of personal data in these jurisdictions. The current European Union legislation related to data protection is the General Data Protection Regulation, which came into effect on May 25, 2018. We have updated and will continue to evaluate our group data protection and security policies, charters, and procedures to assist in maintaining data privacy and data security in line with international practices.

We may also be subject to costly notification and remediation requirements if we, or a third party, determines that we have been the subject of a data breach involving personal data of individuals. Data breach notification regulations vary among the countries where we conduct business, and also vary among the states of the United States, and any breach of personal data could be subject to any number of these requirements.

As noted above, we have sought to implement internationally recognized practices regarding data privacy and data security. If our privacy or data security measures fail to comply, or are perceived to fail to comply, with current or future laws and regulations, we may be subject to litigation, regulatory investigations or other liabilities. Moreover, if future laws and regulations limit our customers’ ability to use and share this data or our ability to store, process and share data with our customers over the Internet, demand for our solutions could decrease and our costs could increase. We might also have to limit the manner in which we collect data, the types of personal data that we collect, or the solutions we offer. Any of these risks would materially and adversely affect our business, results of operations and financial condition.

Enhanced United States fiscal, tax and trade restrictions and executive and legislative actions could adversely affect our business, financial condition, and results of operations.

There is currently significant uncertainty about the future relationship between the United States and various other countries, most significantly China, with respect to trade policies, treaties, tariffs and taxes. The current and former U.S. administrations have called for substantial changes to U.S. foreign trade policy with respect to China and other countries, including significant new and increased tariffs on goods imported into the United States. In 2018, the Office of the U.S. Trade Representative (the “USTR”) enacted tariffs on imports into the U.S. from China, including communications equipment products and components manufactured and imported from China. The tariff became effective in September 2018, with an initial rate of 10% and was scheduled to increase from 10% to 25% on January 1, 2019. The scheduled increase was delayed until March 2, 2019, however trade negotiations between the U.S. and China continue and the scheduled increase has been further delayed indefinitely. Our business may also be affected by tariffs set by countries into which we sell our products, whether as a response to U.S. foreign trade policy or otherwise. In addition, changes in international trade agreements, regulations, restrictions and tariffs, including new tariffs, may increase our operating costs, reduce our margins and make it more difficult for us to compete in the U.S. and overseas markets, and our business, financial condition and results of operations could be adversely impacted.

In some cases, the U.S. government’s imposition of trade restrictions involving products sold by certain Chinese manufacturers has caused U.S. wireless carriers to divert business from international providers to the Company, and accordingly, the Company has invested resources in satisfying the needs of such customers. If the U.S. government were to remove or reduce such trade restrictions, it could cause such carriers to reduce their business with the Company and we may be unable to recoup or attain a return on such investments.

Risk Related to Financial Reporting

The requirements of being a public company may strain our resources and divert management’s attention, and the increases in legal, accounting, insurance and compliance expenses may be greater than we anticipate.

We will become a public company following the Closing of the business combination, and as such (and particularly after we are no longer an “emerging growth company”), will incur significant legal, accounting and other expenses that KORE and CTAC did not incur prior to the business combination. We are subject to the reporting requirements of the Exchange Act, and are required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the rules and regulations subsequently implemented by the SEC and the listing standards of The New York Stock Exchange, including changes in corporate governance practices and the establishment and maintenance of effective disclosure and financial controls. Compliance with these rules and regulations can be burdensome. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our historical legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to attract and retain qualified members of our Board as compared to KORE and CTAC prior to the business combination as well as significantly more expensive to provide the required insurance. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an “emerging growth company.” We will need to hire additional accounting and financial staff, and engage outside consultants, all with appropriate public company experience and technical accounting knowledge and maintain an internal audit function, which will increase our operating expenses. Moreover, we could incur additional compensation costs in the event that we decide to pay cash compensation closer to that of other public companies, which would increase our general and administrative expenses and could materially and adversely affect our profitability. We are evaluating these rules and regulations, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

KORE and CTAC were not required to document and test their internal controls over financial reporting nor has their management been required to certify the effectiveness of their internal controls and their auditors have not been required to opine on the effectiveness of their internal control over financial reporting. Failure to maintain adequate financial, information technology and management processes and controls could result in material weaknesses which could lead to errors in our financial reporting, which could adversely affect our business.

KORE and CTAC were not required to thoroughly document and test their internal controls over financial reporting nor was their management required to certify the effectiveness of their internal controls and their auditors were not required to opine on the effectiveness of their internal control over financial reporting. Similarly, as an “emerging growth company,” CTAC was exempt from the SEC’s internal control reporting requirements. We may lose our emerging growth company status and become subject to the SEC’s internal control over financial reporting management and auditor attestation requirements in the year in which we are deemed to be a large accelerated filer, which would occur once we are subject to Exchange Act reporting requirements for 12 months, have filed at least one SEC annual report and the market value of our common equity held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter. We will be subject to the SEC’s internal control reporting and attestation requirements with respect to our annual report on Form 10-K for the year ending December 31, 2021. Additionally, our independent registered public accounting firm will be required to formally attest to the effectiveness of our internal controls over financial reporting commencing with our second annual report on Form 10-K (i.e., for the year ending December 31, 2022). We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. In addition, our current controls and any new controls that we develop may become inadequate because of poor design and changes in our business, including increased complexity resulting from any international expansion. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by our independent registered public accounting firm and their attestation reports.

KORE’s management has identified internal control deficiencies that may be considered significant deficiencies or potential material weaknesses in its internal control over financial reporting. We may also identify additional internal control weaknesses in the future or otherwise fail to develop and maintain an effective system of internal controls, which may result in material misstatements of our financial statements and/or our inability to meet our periodic reporting obligations.

As a privately held company, KORE was not required to evaluate its internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act, or Section 404.

In connection with the preparation of our consolidated financial statements as of and for the fiscal years ended December 31, 2020 and 2019, we identified significant deficiencies or potential material weaknesses in our internal control over financial reporting. The Public Company Accounting Oversight Board, or PCAOB, defines a significant deficiency as a control deficiency, or combination of control deficiencies such that there is a reasonable possibility that a significant misstatement of the company’s annual or interim financial statements will not be prevented or detected. The PCAOB also defines a material weakness as “a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement in the registrant’s annual or interim financial statements will not be prevented or detected on a timely basis by the company’s internal controls.” Deficient levels of internal controls could also result in a reasonable possibility that an occurrence of a material fraud may not be prevented or detected.

We have not designed or maintained an effective control environment commensurate with what our financial reporting requirements will be as a public company. Specifically, we have not historically maintained a sufficient complement of personnel with an appropriate degree of internal controls and accounting knowledge, experience, and training commensurate with what our accounting and reporting requirements will be as a public company. Under public company standards, such lack of adequate controls in the accounting and reporting function and deficient level of internal controls could be considered a significant deficiency or a potential material weakness. This significant deficiency or potential material weakness contributed to the following additional significant deficiency or potential material weaknesses:

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We have not historically designed and maintained the level and depth of formal accounting policies, procedures and controls over significant accounts and disclosures to achieve complete, accurate and timely financial accounting, reporting and disclosures, including segregation of duties and adequate controls related to the preparation and review of journal entries.

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One of our recent acquisitions, Integron was not historically audited prior to its acquisition, and has historically relied on less mature financial processes and systems and an IT environment for which we have identified significant deficiencies and potential material weaknesses, which may affect our ability to report historical financial performance accurately and on a timely basis. The maturation of Integron’s financial processes and systems is an on-going initiative as further integrations between Integron’s operational systems and our financial systems as well as any accompanying changes in processes may be needed in the future.

To address its internal control deficiencies, KORE has taken the following steps thus far in 2021 to enhance its internal control over financial reporting and it plans to take additional steps to remediate the material weaknesses:

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We are in the process of hiring a new corporate controller, and additional experienced accounting personnel with appropriate SEC public company experience and technical accounting knowledge, in addition to utilizing third-party consultants to supplement KORE’s internal resources. We are currently recruiting for these positions and expect to add these additional accounting personnel by the third quarter of 2021;

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Management is in the process of establishing an Integron project team and charter, staffed with the appropriate manufacturing and warehouse management financial expertise to review, identify, recommend and execute the necessary operational process and system improvements to address KORE’s external and internal financial reporting requirements. The process improvements are expected to be implemented by the third quarter of 2021 while the required systems changes are expected to be implemented by the third quarter of 2022 or earlier if possible; and

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We have engaged third-party advisors to assist with the design and implementation of a risk based internal control over financial reporting program, including disclosure controls and procedures based on the criteria established in Internal Control – Integrated Framework issued by COSO. This engagement will include a comprehensive risk assessment to identify the potential risks of material misstatement whether due to error or fraud in the consolidated financial statements. The results of this risk assessment will be the design and implementation of entity-level, transactional and IT general controls to mitigate any potential identified risks of material misstatements. The entity-level, transactional and IT general controls are expected to be implemented by the second quarter of 2022. At this time, KORE does not have a firm estimate for the cost of implementing the above mentioned changes.

KORE’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after KORE is no longer an “emerging growth company” as defined in the JOBS Act. While KORE is in the process of designing and implementing measures to remediate its existing internal control deficiencies, it cannot predict the success of such measures or the outcome of its assessment of these measures at this time. KORE can give no assurance that these measures will remediate any of the deficiencies in its internal control over financial reporting or that additional internal control deficiencies will not be identified in the future. KORE’s current controls and any new controls that it develops may become inadequate because of changes in conditions in its business, personnel, IT systems and applications, or other factors. Any failure to design or maintain effective internal controls over financial reporting or any difficulties encountered in their implementation or improvement could increase compliance costs, negatively impact share trading prices, create litigation and regulatory exposures, or otherwise harm KORE’s operating results or cause it to fail to meet its reporting obligations.

Risks Related to CTAC and the Business Combination

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to CTAC prior to the consummation of the business combination, which will be the business of Pubco and its subsidiaries following the consummation of the business combination.

The Sponsor has agreed to vote in favor of the business combination, regardless of how CTAC’s public shareholders vote.

Unlike many other blank check companies in which the initial stockholders agree to vote their founder shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor has agreed to vote any and all of CTAC’s ordinary shares owned by them in favor of the Merger Agreement and the Transactions, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor owns shares, on an as-converted basis, equal to approximately 20% of the issued and outstanding CTAC ordinary shares (excluding the private placement shares underlying the private placement units). Accordingly, it is more likely that the necessary shareholder approval will be received for the business combination than would be the case if the Sponsor agreed to vote any CTAC ordinary shares owned by them in accordance with the majority of the votes cast by the public shareholders.

The Sponsor, certain members of the CTAC Board and certain CTAC officers have interests in the business combination that are different from or are in addition to other shareholders in recommending that shareholders vote in favor of approval of the business combination proposal and approval of the other proposals described in this proxy statement/prospectus.

When considering the CTAC Board’s recommendation that our shareholders vote in favor of the approval of the business combination proposal and the other proposals described in this proxy statement/prospectus, our shareholders should be aware that the Sponsor and certain directors and officers of CTAC have interests in the business combination that may be different from, or in addition to, the interests of our shareholders generally. In particular:

•

If the Transactions or another business combination are not consummated by October 26, 2022, CTAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and the CTAC Board, dissolving and liquidating. In such event, the 818,338 founder shares held by the Sponsor would be worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $                 based upon the closing price of $                 per share on the NYSE on                 , 2021, the record date for the special meeting.

•

The Sponsor purchased an aggregate of 818,338 private placement units from CTAC for an aggregate purchase price of $8,183,380 (or $10.00 per private placement unit). These purchases took place on a private placement basis simultaneously with the consummation of the CTAC IPO. Certain proceeds CTAC received from these purchases were placed in the trust account. Such private placement warrants had an aggregate market value of $                 based upon the closing price of $                 per private placement unit on the NYSE on                 , 2021, the record date for the special meeting. The 272,779, private placement warrants underlying the private placement units will become worthless if CTAC does not consummate a business combination by October 26, 2022.

•

At the Closing, the Sponsor will enter into the Investor Rights Agreement with Pubco and certain former stockholders of KORE, which provides for, among other things, director designation rights, registration rights, including, among other things, customary demand, shelf and piggy-back rights, subject to certain restrictions and customary cut-back provisions with respect to the shares of Pubco Common Stock or warrants to purchase shares of Pubco Common Stock held by certain parties following the Closing.

•	The Sponsor has agreed not to redeem any of the founder shares in connection with a shareholder vote to approve a proposed initial business combination.

•

The Sponsor has agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares (although Sponsor will be entitled to liquidating distributions with respect to any public shares or private placement shares that Sponsor holds) if CTAC fails to complete an initial business combination within the completion window.

•

The Sponsor will continue to hold Pubco Common Stock and the shares of Pubco Common Stock to be issued to the Sponsor upon exercise of its private placement warrants following the Closing, subject to certain lock-up periods.

•

Certain officer and directors of CTAC have an indirect economic interest in the founder shares and private placement warrants purchased by Sponsor as a result of their membership interest in the Sponsor, which would expire worthless if a business combination does not occur within the completion window;

•

Mr. Donahue and Mr. Palmer will each become a director of Pubco after the closing of the Transactions. As such, in the future they will become eligible receive compensation that the Pubco board of directors determines to pay to its non-employee directors. For additional information, see “Management of Pubco Following the Business Combination—Non-Employee Directors.”

•

If CTAC is unable to complete a business combination within the completion window, the Sponsor will be liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by CTAC for services rendered or contracted for or products sold to CTAC.

•

CTAC’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on CTAC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if CTAC fails to consummate a business combination within the completion window, they will not have any claim against the trust account for reimbursement. Accordingly, CTAC may not be able to reimburse these expenses if the Transactions or another business combination, are not completed within the completion window.

•	Current directors and officers will continue to benefit from indemnification and the continuation of directors’ and officers’ liability insurance.

•

There is a possibility that the personal and financial interests of our officers and directors may have influenced their motivation in identifying and selecting KORE, completing a business combination with KORE and may influence their operation of Pubco following the business combination. This risk may become more acute as the deadline of October 26, 2022 for completing an initial business combination nears.

In addition, we have not adopted a policy that expressly prohibits our directors, officers, security holders or affiliates from having a direct or indirect pecuniary or financial interest in any investment to be acquired or disposed of by us or in any transaction to which we are a party or have an interest. We do not have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us; further, such activity is expressly allowed under CTAC’s amended and restated memorandum and articles of association. Accordingly, such persons or entities may have a conflict between their interests and ours.

The CTAC Board was aware of these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the CTAC shareholders that they vote “FOR” the proposals presented at the special meeting. In considering the recommendations of the CTAC Board to vote for the proposals, its shareholders should consider these interests.

The CTAC Board did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination.

The CTAC Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Transactions. In analyzing the business combination, members of the CTAC Board and management conducted due diligence on KORE. During the course of evaluating the terms of a potential business combination, the CTAC Board reviewed comparisons of selected financial data of KORE with financial data of companies perceived to be peers in the industry and, based on what it perceived to be a favorable comparison, concluded that the business combination was in the best interest of CTAC’s shareholders. The officers and directors of CTAC have substantial experience in evaluating the operating and financial performance of companies in the telecommunications industry, as well as other companies more generally, and considered this knowledge and experience, together with the experience and sector expertise of CTAC’s financial and other advisors, including Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc., sufficient to enable them to perform the necessary analyses and make determinations regarding the Transactions. This was buttressed by the knowledge that CTAC’s officers and directors and CTAC’s advisors have substantial experience with mergers and acquisitions. Nonetheless, there is a risk that the lack of a third-party valuation or fairness opinion could cause an increased number of shareholders to vote against the proposed business combination or demand redemption of their shares for cash, which could potentially impact CTAC’s ability to consummate the business combination. For more information on the CTAC Board’s decision-making process, see “Proposal No. 1—The Business Combination Proposal—CTAC’s Board of Directors’ Reasons for Approval of the Transactions.”

The Sponsor is liable to ensure that proceeds of the trust are not reduced by vendor claims in the event a business combination is not consummated. Such liability may have influenced the Sponsor’s decision to approve the Transactions.

If the Transactions or another business combination are not consummated by CTAC within the completion window, the Sponsor will be liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by CTAC for services rendered or contracted for or products sold to CTAC. Neither CTAC nor the Sponsor has any reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to CTAC. Please see the section entitled “Other Information Related to CTAC—Liquidation if No Business Combination” for further information.

These obligations of the Sponsor may have influenced the Sponsor’s decision to approve the Transactions and to continue to pursue such business combination. In considering the recommendations of the CTAC Board to vote for the business combination proposal and the other proposals described in this proxy statement/prospectus, CTAC’s shareholders should consider these interests.

The exercise of CTAC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Transactions may result in a conflict of interest when determining whether such changes to the terms of the Transactions or waivers of conditions are appropriate and in CTAC’s shareholders’ best interest.

In the period leading up to Closing, events may occur that, pursuant to the Merger Agreement, would require CTAC to agree to amend the Merger Agreement, to consent to certain actions taken by KORE or to waive rights that CTAC is entitled to under, or conditions of, the Merger Agreement. Such events could arise because of changes in the course of KORE’s business, a request by KORE to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on KORE’s business and would entitle CTAC to terminate the Merger Agreement. In any of such circumstances, it would be at CTAC’s discretion, acting through the CTAC Board or its designee, to grant its consent or waive those rights or conditions, subject to the consent of the PIPE Investors in circumstances where the PIPE Investors’ economic benefits under the Subscription Agreement would reasonably be expected to be materially and adversely affected. The existence of the financial and personal interests of the officers and directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of one or more of the officers or directors between what he, she or they may believe is best for CTAC and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, CTAC does not believe there will be any material changes or waivers that CTAC’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. While certain changes could be made without further shareholder approval, CTAC will circulate a new or amended proxy statement/prospectus or supplement thereto or a Current Report on Form 8-K, as applicable, if changes to the terms of the Transactions

(including the PIPE Investment) would have a material impact on its shareholders. If, following approval of the business combination proposal by the shareholders, CTAC waives a material condition to, or alters a material term of, the Transactions, including the PIPE Investment, it will evaluate the appropriate facts and circumstances at that time, and re-solicit shareholder approvals if required by applicable law.

If CTAC is unable to complete the Transactions or another initial business combination by October 26, 2022, CTAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining shareholders and the CTAC Board, dissolving and liquidating. In such event, third parties may bring claims against CTAC and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by shareholders could be less than $10.00 per share.

Under the terms of CTAC’s current amended and restated memorandum and articles of association, CTAC must complete a business combination before the end of the completion window, or CTAC must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining shareholders and the CTAC Board, dissolving and liquidating. In such event, third parties may bring claims against CTAC. Although CTAC has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of CTAC’s public shareholders. If CTAC is unable to complete a business combination within the completion window, the Sponsor will be liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by CTAC for services rendered or contracted for or products sold to CTAC. However, they may not be able to meet such obligation. Therefore, the per-share distribution from the trust account in such a situation may be less than $10.00 due to such claims.

Additionally, if CTAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if CTAC otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the trust account, CTAC may not be able to return to its public shareholders at least $10.00 per share.

CTAC’s shareholders may be held liable for claims by third parties against CTAC to the extent of distributions received by them.

If CTAC is unable to complete the Transactions or another business combination within the completion window, CTAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining shareholders and the CTAC Board, dissolve and liquidate, subject (in each case) to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. CTAC cannot assure you that it will properly assess all claims that may be potentially brought against CTAC. As such, CTAC’s shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its shareholders may extend well beyond the third anniversary of the date of distribution. Accordingly, CTAC cannot assure you that third parties will not seek to recover from its shareholders amounts owed to them by CTAC.

If CTAC is forced to file a bankruptcy case or winding up petition or an involuntary bankruptcy case or winding up petition is filed against it which is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws and/or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover all amounts received by CTAC’s shareholders. Furthermore, because CTAC intends to distribute the proceeds held in the trust account to its public shareholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public shareholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, the CTAC Board may be viewed as having breached their fiduciary duties to CTAC’s creditors and/or may have acted in bad faith, and thereby exposing itself and CTAC to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. CTAC cannot assure you that claims will not be brought against it for these reasons.

Activities taken by existing CTAC shareholders to increase the likelihood of approval of the business combination proposal and the other proposals described in this proxy statement/prospectus could have a depressive effect on CTAC’s securities.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding CTAC or its securities, the Sponsor, directors, officers, advisors or any of their respective affiliates and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire CTAC ordinary shares or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Transactions where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on CTAC’s securities. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares they own, either prior to or after the special meeting.

The proportionate ownership of CTAC’s shareholders will be reduced as a consequence of, among other transactions, the issuance of Pubco Common Stock as consideration in the business combination and the PIPE Investment and due to future issuances pursuant to the Incentive Plan. Having a minority share position in Pubco will reduce the influence that CTAC’s current shareholders have on the management of Pubco following the business combination.

It is anticipated that, upon the Closing: (i) existing stockholders of KORE will own approximately 38.3% of issued and outstanding Pubco Common Stock; (ii) CTAC’s ordinary shareholders (other than the PIPE Investors) will own approximately 28.7% in of issued and outstanding Pubco Common Stock; (iii) the PIPE Investors will own approximately 24.9% of issued and outstanding Pubco Common Stock; and (iv) the Sponsor (and its affiliates) will own approximately 8.1% of issued and outstanding Pubco Common Stock. These indicative levels of ownership interest: (i) exclude the impact of the exercise of Pubco or CTAC warrants, (ii) exclude the impact of the reservation of shares of Pubco Common Stock pursuant to the Incentive Plan and (iii) assume that no public shareholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in the trust account.

In addition, KORE employees, directors and consultants after the business combination will be eligible to receive equity awards under the Incentive Plan. Holders of Pubco Common Stock after the business combination will experience additional dilution when those equity awards are issued.

Having a minority ownership interest in Pubco may reduce the influence that CTAC’s current public shareholders have on the management of Pubco.

The Sponsor, existing stockholders of KORE and the PIPE Investors will beneficially own a significant equity interest in Pubco and may take actions that conflict with your interests.

The interests of the Sponsor, existing stockholders of KORE and the PIPE Investors may not align with the interests of current CTAC shareholders. The Sponsor, certain existing stockholders of KORE and the PIPE Investors are each in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with KORE. The Sponsor, existing stockholders of KORE and the PIPE Investors, and their respective affiliates, may also pursue acquisition opportunities that may be complementary to KORE’s business and, as a result, those acquisition opportunities may not be available to Pubco. The amended and restated certificate of incorporation of Pubco will provide that certain parties may engage in competitive businesses and renounces any entitlement to certain corporate opportunities offered to the Sponsor or certain existing KORE stockholders or any of their respective officers, directors, employees, equity holders, members, principals, affiliates and subsidiaries (other than Pubco and its subsidiaries), other than those that are expressly offered to any non-employee director of Pubco in their capacity as a director or officer of Pubco. The amended and restated certificate of incorporation of Pubco will also provide that Sponsor, certain existing KORE stockholders and any of their respective officers, directors, employees, equity holders, members, principals, affiliates and subsidiaries (other than Pubco and its subsidiaries) do not have any fiduciary duty to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business as Pubco or any of its subsidiaries.

Pubco may issue additional shares of Pubco Common Stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.

Pubco may issue additional shares of Pubco Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or under the Incentive Plan, without shareholder approval, in a number of circumstances.

Pubco’s issuance of additional shares of Pubco Common Stock or other equity securities of equal or senior rank could have the following effects:

•	your proportionate ownership interest will decrease;

•	the relative voting strength of each previously outstanding CTAC ordinary share will be diminished; or

•	the market price of our shares may decline.

CTAC has no operating history and its results of operations and those of Pubco may differ significantly from the Unaudited Pro Forma Financial Information included in this proxy statement/prospectus.

CTAC is a blank check company with no operating history or results.

This proxy statement/prospectus includes unaudited pro forma combined financial statements for Pubco. The unaudited pro forma combined statement of operations of Pubco combines (i) the historical audited results of operations of CTAC for the year ended December 31, 2020 and the unaudited results of CTAC for three months ended March 31, 2021, with (ii) the historical audited results of operations of KORE for the year ended December 31, 2020 and gives pro forma effect to the business combination as if it had been consummated on March 31, 2021. The unaudited pro forma combined balance sheet of Pubco combines the historical balance sheets of CTAC as of March 31, 2021 and of KORE as of March 31, 2021 and gives pro forma effect to the business combination as if it had been consummated on March 31, 2021.

The unaudited pro forma combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the business combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of Pubco Accordingly, Pubco’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma combined financial statements included in this document. For more information, please see the section entitled “Unaudited Pro Forma Combined Financial Information.”

The announcement of the proposed business combination could disrupt KORE’s relationships with its clients, members, providers, business partners and others, as well as its operating results and business generally.

Whether or not the business combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed Transactions, risks relating to the impact of the announcement of the business combination on KORE’s business include the following:

•	its employees may experience uncertainty about their future roles, which might adversely affect KORE’s ability to retain and hire key personnel and other employees;

•

clients, members, providers, business partners and other parties with which KORE maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with KORE or fail to extend an existing relationship or subscription with KORE; and

•	KORE has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed business combination.

If any of the aforementioned risks were to materialize, they could lead to costs which may impact KORE’s results of operations and cash available to fund its business.

KORE’s financial forecasts, which were presented to the CTAC Board and are included in this proxy statement/prospectus, may not prove accurate.

In connection with the Transactions, CTAC management presented certain forecasted financial information for KORE to the CTAC Board, which was internally prepared and provided by KORE, and adjusted by CTAC management to take into consideration the consummation of the Transactions (assuming that no CTAC Class A ordinary shares are elected to be redeemed by CTAC shareholders), as well as certain adjustments that were appropriate in their judgment and experience. The forecasts were based on numerous variables and assumptions known to KORE and CTAC at the time of preparation. Such variables and assumptions are inherently uncertain and many are beyond the control of KORE or CTAC. Important factors that may affect actual results and cause the forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the businesses of KORE (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the competitive environment, changes in technology, general business and economic conditions. Various assumptions underlying the forecasts may prove to not have been, or may no longer be, accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of such forecasts in this proxy statement/prospectus should not be relied on as “guidance” or as otherwise predictive of actual future events, and actual results may differ materially from the forecasts.

CTAC and KORE have incurred and expect to incur significant costs associated with the business combination. Whether or not the business combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by CTAC if the business combination is not completed.

CTAC and KORE expect to incur significant transaction and transition costs associated with the business combination and operating as a public company following the Closing. We and KORE may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Merger Agreement (including the business combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by Pubco following the Closing. Even if the business combination is not completed, CTAC expects to incur approximately $                million in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by CTAC if the business combination is not completed.

Warrants will become exercisable for Pubco Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

Outstanding warrants to purchase an aggregate of up to 8,911,745 shares of Pubco Common Stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and, as such, the warrants may expire worthless. See “— Even if CTAC consummates the business combination, there is no guarantee that the public warrants will ever be in the money, and they may expire worthless.”

Pubco may redeem your unexpired Pubco warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Pubco warrants worthless.

Pubco will have the ability to redeem the Pubco warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Pubco warrant, provided that the closing price of a shares of Pubco Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Pubco warrant as described under the heading “Description of Securities—Warrants—Public Shareholders’ Warrants—Anti-Dilution Adjustments”) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met. If and when the Pubco warrants become redeemable by Pubco, Pubco may exercise its redemption right even if Pubco is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, Pubco may redeem the Pubco warrants as set forth above even if the holders are otherwise unable to exercise the Pubco warrants. Redemption of the outstanding Pubco warrants could force you to (i) exercise your Pubco warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your Pubco warrants at the then-current market price when you might otherwise wish to hold your Pubco warrants or (iii) accept the nominal redemption price which, at the time the outstanding Pubco warrants are called for redemption, Pubco expects would be substantially less than the market value of your Pubco warrants.

In addition, Pubco will have the ability to redeem the outstanding Pubco warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per Pubco warrant upon a minimum of 30 days’ prior written notice of redemption provided that the closing price of Pubco Common Stock equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Pubco warrant as described under the heading “Description of Securities—Warrants—Public Shareholders’ Warrants—Anti-Dilution Adjustments”) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met, including that holders will be able to exercise their Pubco warrants prior to redemption for a number of shares of Pubco Common Stock determined based on the redemption date and the fair market value of Pubco Common Stock. Please see “Description of Securities—Warrants—Public Shareholders’ Warrants—Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.” The value received upon exercise of the Pubco warrants (i) may be less than the value the holders would have received if they had exercised their Pubco warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the Pubco warrants, including because the number of common shares received in a cashless exercise is capped at 0.361 shares of Common Stock per Pubco warrant (subject to adjustment) irrespective of the remaining life of the Pubco warrants.

None of the private placement warrants will be redeemable by Pubco as (except as set forth under “Description of Securities—Warrants—Public Shareholders’ Warrants—Redemption of warrants when the price per share of Pubco Common Stock equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees.

Even if CTAC consummates the business combination, there is no guarantee that the public warrants will ever be in the money, and they may expire worthless.

The exercise price for CTAC public warrants is $11.50 per share of CTAC’s Class A ordinary shares. There is no guarantee that the public warrants will ever be in the money prior to their expiration, and, as such, the warrants may expire worthless. If CTAC is unable to complete an initial business combination during the completion window, CTAC’s warrants will expire worthless.

General Risk Factors

We have identified a material weakness in our internal control over financial reporting. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

As described elsewhere in this proxy statement/prospectus, we identified a material weakness in our internal control over financial reporting related to the accounting for a significant and unusual transaction related to the warrants we issued in connection with our initial public offering in October 2020 and the underwriters’ partial exercise of the over-allotment option in November 2020. As a result of this material weakness, our management concluded that our internal control over financial reporting was not effective as of December 31, 2020. This material weakness resulted in a material misstatement of our warrant liabilities, change in fair value of warrant liabilities, additional paid-in capital, accumulated deficit and related financial disclosures for the affected periods.

To respond to this material weakness, we have devoted, and plan to continue to devote, significant effort and resources to the remediation and improvement of our internal control over financial reporting. While we have processes to identify and appropriately apply applicable accounting requirements, we plan to enhance these processes to better evaluate our research and understanding of the nuances of the complex accounting standards that apply to our consolidated financial statements. Our plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects. For a discussion of management’s consideration of the material weakness identified related to our accounting for a significant and unusual transaction related to the Warrants we issued in connection with the October 2020 initial public offering and the underwriters’ partial exercise of the over- allotment option in November 2020, see pages F-3 through F-24 included in this proxy statement/prospectus.

Any failure to maintain such internal control could adversely impact our ability to report our financial position and results from operations on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our common stock is listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on our business. Failure to timely file will cause us to be ineligible to utilize short form registration statements on Form S-3, which may impair our ability to obtain capital in a timely fashion to execute our business strategies or issue shares to effect an acquisition. Ineffective internal control could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our consolidated financial statements.

Our warrants are expected to be accounted for as derivative liabilities with changes in fair value each period included in earnings, which may have an adverse effect on the market price of our Class A ordinary shares or may make it more difficult for us to consummate an initial business combination.

We expect to account for our Warrants as a “warrant liability”. At each reporting period (1) the accounting treatment of the Warrants will be re-evaluated for proper accounting treatment as a liability or equity and (2) the fair value of the liability of the public warrants and private placement warrants will be remeasured and the change in the fair value of the liability will be recorded as other income (expense) in our income statement. The impact of changes in fair value on earnings may have an adverse effect on the market price of our Class A ordinary shares. In addition, potential targets may seek a special purpose acquisition company that does not have warrants that are accounted for as a warrant liability, which may make it more difficult for us to consummate an initial business combination with a target business.

Our ability to successfully effect the business combination and to be successful thereafter will be dependent upon the efforts of certain key personnel, including the key personnel of KORE whom we expect to stay with the post-combination business following the business combination. The loss of key personnel could negatively impact the operations and profitability of our post-combination business and its financial condition could suffer as a result.

Our ability to successfully effect the business combination is dependent upon the efforts of our key personnel, including the key personnel of KORE. Although some key personnel may remain with the post-combination business in senior management or advisory positions following the business combination, it is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of our post-combination business. We anticipate that some or all of the management of KORE will remain in place.

KORE’s success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure by certain of KORE’s officers could have a material adverse effect on KORE’s business, financial condition, or operating results.

Uncertainty about the effect of the business combination on employees and third parties may have an adverse effect on CTAC and KORE. These uncertainties may impair our or KORE’s ability to retain and motivate key personnel and could cause third parties that deal with any of us or them to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of uncertainty about their future roles and the potential complexities of the business combination, our or KORE’s business could be harmed.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income taxes in the United States, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, regulations or interpretations thereof; or

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

Following the Closing, Pubco’s only significant asset will be its ownership interest in the KORE business and such ownership may not be sufficiently profitable or valuable to enable Pubco to pay any dividends on Pubco Common Stock or satisfy Pubco’s other financial obligations.

Following the Closing, Pubco will have no direct operations and no significant assets other than its ownership interest in the KORE business. Pubco will depend on the KORE business for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company and to pay any dividends with respect to Pubco Common Stock. The earnings from, or other available assets of, the KORE business may not be sufficient to pay dividends or make distributions or loans to enable Pubco to pay any dividends on Pubco Common Stock or satisfy its other financial obligations.

This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to the business combination. Please see the sections titled “CTAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “KORE’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for more information.

Following the Closing, Pubco may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Pubco’s financial condition, results of operations and its stock price, which could cause you to lose some or all of your investment.

Although CTAC has conducted due diligence on the KORE business, CTAC cannot assure you that this diligence was sufficient to surface, or allow the thorough evaluation of, all of the material issues that may be present in such business, that it would have been possible to uncover all material issues through a customary amount of due diligence, that CTAC properly evaluated and assessed the risks identified by such diligence and made appropriate determinations with respect thereto, or that factors outside of the KORE business and/or outside of CTAC’s and KORE’s control will not later arise and impair the value of KORE. As a result of these factors, Pubco may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges or otherwise suffer losses in respect of its investment in KORE. Even if CTAC’s due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with CTAC’s preliminary risk analysis. If any of these risks materialize, or get worse, this could have a material adverse effect on Pubco’s financial condition and results of operations and could contribute to negative market perceptions about our securities or Pubco.

Accordingly, any of CTAC’s shareholders or warrant holders who choose to remain stockholders or warrant holders of Pubco following the business combination could suffer a reduction in the value of their shares and warrants. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the business combination contained an actionable material misstatement or material omission.

A market for Pubco’s securities may not continue, which would adversely affect the liquidity and price of Pubco’s securities.

CTAC is currently a blank check company and there has not been a public market for shares of KORE common stock since it is a private company. Following the business combination, the price of Pubco’s securities may fluctuate significantly due to the market’s reaction to the business combination and general market and economic conditions. An active trading market for Pubco’s securities following the business combination may never develop or, if developed, it may not be sustained. In addition, the price of Pubco’s securities after the business combination can vary due to general economic conditions and forecasts, Pubco’s general business condition and the release of Pubco’s financial reports.

In the absence of a liquid public trading market:

•	you may not be able to liquidate your investment in shares of Pubco Common Stock;

•	you may not be able to resell your Pubco Common Stock at or above the price attributed to them in the business combination;

•	the market price of shares of Pubco Common Stock may experience significant price volatility; and

•	there may be less efficiency in carrying out your purchase and sale orders.

Additionally, if Pubco’s securities become delisted from the NYSE for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of Pubco’s securities may be more limited than if Pubco was quoted or listed on the NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If the business combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of Pubco Common Stock may decline.

If the benefits of the business combination do not meet the expectations of investors, stockholders or securities analysts, the market price of Pubco Common Stock following the Closing may decline. The market price of Pubco Common Stock at the time of the business combination may vary significantly from the market price of CTAC’s Class A ordinary shares on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which CTAC’s shareholders vote on the business combination.

In addition, following the business combination, fluctuations in the price of Pubco’s securities could contribute to the loss of all or part of your investment. Prior to the execution of the Merger Agreement, there was not a public market for stock relating to the KORE business. Accordingly, the valuation ascribed to the KORE business in the business combination may not be indicative of the price that will prevail in the trading market following the business combination.

The trading price of Pubco Common Stock following the business combination may fluctuate substantially and may be lower than the current market price of CTAC’s Class A ordinary shares. This may be especially true for companies like ours with a small public float. If an active market for Pubco’s securities develops and continues, the trading price of Pubco’s securities following the business combination could be volatile and subject to wide fluctuations. The trading price of Pubco Common Stock following the business combination will depend on many factors, including those described in this “Risk Factors” section, many of which are beyond Pubco’s control and may not be related to Pubco’s operating performance. These fluctuations could cause you to lose all or part of your investment in Pubco Common Stock since you might be unable to sell your shares at or above the price attributed to them in the business combination. Any of the factors listed below could have a material adverse effect on your investment in Pubco’s securities and Pubco’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of Pubco’s securities may not recover and may experience a further decline.

Factors affecting the trading price of Pubco securities following the business combination may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to ours;

•	changes in the market’s expectations about our operating results;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	speculation in the press or investment community;

•	actual or anticipated developments in Pubco’s business, competitors’ businesses or the competitive landscape generally;

•	the operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to ours;

•	changes in laws and regulations affecting Pubco’s business;

•	commencement of, or involvement in, litigation involving Pubco;

•	changes in Pubco’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of Pubco Common Stock available for public sale;

•	any major change in Pubco’s board of directors or management;

•	sales of substantial amounts of Pubco Common Stock by our directors, officers or significant stockholders or the perception that such sales could occur;

•	general economic and political conditions such as recessions, interest rates, “trade wars,” pandemics (such as COVID-19) and acts of war or terrorism; and

•	other risk factors listed under “Risk Factors.”

Broad market and industry factors may materially harm the market price of Pubco’s securities irrespective of Pubco’s operating performance. The stock market in general and the NYSE have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of Pubco’s securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to Pubco’s could depress Pubco’s stock price regardless of Pubco’s business, prospects, financial conditions or results of operations. Broad market and industry factors, including, most recently, the impact of the novel coronavirus, COVID-19, and any other global pandemics, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of Pubco Common Stock, regardless of Pubco’s actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following the business combination. A decline in the market price of Pubco’s securities also could adversely affect Pubco’s ability to issue additional securities and Pubco’s ability to obtain additional financing in the future.

In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.

Pubco’s quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to a variety of factors, some of which are beyond Pubco’s control, resulting in a decline in Pubco’s stock price.

Upon consummation of the business combination, the rights of holders of Pubco Common Stock arising under the DGCL as well as the governing documents of Pubco will differ from and may be less favorable to the rights of holders of CTAC Class A ordinary shares arising under the Cayman Islands Companies Act as well as our current amended and restated memorandum and articles of association.

Upon consummation of the business combination, the rights of holders of Pubco Common Stock will arise under the governing documents of Pubco as well as the DGCL. Those new governing documents and the DGCL contain provisions that differ in some respects from those in our current amended and restated memorandum and articles of association and the Cayman Islands Companies Act and, therefore, some rights of holders of Pubco Common Stock could differ from the rights that holders of CTAC Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands Companies Act, such actions are generally available under the DGCL. This change could increase the likelihood that Pubco becomes involved in costly litigation, which could have a material adverse effect on Pubco.

In addition, there are differences between the new governing documents of Pubco and the current governing documents of CTAC. The forms of the amended and restated certificate of incorporation of Pubco and the New Pubco Bylaws are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus and we urge you to read them. Additionally, Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Transactions.”

The Pubco Merger may result in adverse tax consequences for holders of CTAC Class A ordinary shares and warrants, including holders exercising their redemption rights with respect to the CTAC Class A ordinary shares.

CTAC intends for the Pubco Merger to qualify as a reorganization within the meaning of Section 368(a)(l)(F) of the Code, i.e., an “F Reorganization.” If the Pubco Merger fails to qualify as an F Reorganization, a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations”) of CTAC Class A ordinary shares or warrants generally would recognize gain or loss with respect to its CTAC Class A ordinary shares or warrants in an amount equal to the difference, if any, between the fair market value of the corresponding common stock or warrants of Pubco received in the Pubco Merger and the U.S. Holder’s adjusted tax basis in its CTAC Class A ordinary shares or warrants surrendered. Because the Pubco Merger will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to CTAC Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Pubco Merger. Additionally, Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) may become subject to withholding tax on any amounts treated as dividends paid on Pubco Common Stock after the Pubco Merger.

Assuming that the Pubco Merger qualifies as an F Reorganization, subject to the PFIC rules discussed below, U.S. Holders generally will be subject to Section 367(b) of the Code. A U.S. Holder whose CTAC Class A ordinary shares have an aggregate fair market value of less than $50,000 and who, on the date of the Pubco Merger, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of CTAC stock entitled to vote and less than 10% of the total value of all classes of CTAC stock generally will not recognize any gain or loss and will not be required to include any part of CTAC’s earnings in income as a result of the Pubco Merger. A U.S. Holder whose CTAC Class A ordinary shares have an aggregate fair market value of $50,000 or more and who, on the date of the Pubco Merger, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of CTAC stock entitled to vote and less than 10% or more of the total value of all classes of CTAC stock, generally will recognize gain (but not loss) in respect of the Pubco Merger as if such U.S. Holder exchanged its CTAC Class A ordinary shares for Pubco Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by CTAC the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the CTAC Class A ordinary shares held directly by such U.S. Holder. A U.S. Holder who, on the date of the Pubco Merger, beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of CTAC stock entitled to vote or 10% or more of the total value of all classes of CTAC stock, generally will be required to include in income as a deemed dividend deemed paid by CTAC the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the CTAC Class A ordinary shares held directly by such U.S. Holder as a result of the Pubco Merger.

Additionally, even if the Pubco Merger qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants of a PFIC for newly issued warrants in connection with a domestication transaction) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. CTAC believes that it is likely classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of CTAC Class A ordinary shares to recognize gain under the PFIC rules on the exchange of CTAC Class A ordinary shares for Pubco Common Stock pursuant to the Pubco Merger unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s CTAC Class A ordinary shares. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges CTAC warrants for newly issued Pubco warrants; currently, however, the elections mentioned above do not apply to CTAC warrants (for discussion regarding the unclear application of the PFIC rules to CTAC warrants, see “U.S. Federal Income Tax Considerations”). Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of CTAC. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply or whether the IRS would assert that Section 1291(f) of the Code is self-executing notwithstanding the absence of final or temporary Treasury Regulations.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We currently qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take and will continue to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including: (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act; (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements; and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statement/prospectus. As a result, our shareholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (x) the last day of the fiscal year: (a) following October 26, 2025, the fifth anniversary of the CTAC IPO; (b) in which we have total annual gross revenue of at least $1.07 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of Pubco Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (y) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find Pubco Common Stock less attractive because we rely on these exemptions. If some investors find Pubco Common Stock less attractive as a result, there may be a less active trading market for Pubco Common Stock and our stock price may be more volatile.

Risks Related to the Redemption

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to CTAC prior to the consummation of the business combination.

You must tender your CTAC Class A ordinary shares in order to validly seek redemption at the special meeting.

In connection with tendering your shares for redemption, you must elect either to physically tender your share certificates to CTAC’s transfer agent or to deliver your CTAC ordinary shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, which election would likely be determined based on the manner in which you hold your CTAC ordinary shares, in each case, by two business days prior to the special meeting. The requirement for physical or electronic delivery by two business days prior to the special meeting ensures that a redeeming holder’s election to redeem is irrevocable once the business combination is approved. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the business combination.

CTAC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete a business combination with which a substantial majority of CTAC’s shareholders do not agree.

CTAC’s current amended and restated memorandum and articles of association does not provide a specified maximum redemption threshold, except that CTAC will not redeem public shares in an amount that would cause CTAC’s net tangible assets to be less than $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act). However, the Merger Agreement provides that CTAC’s and KORE’s respective obligations to consummate the business combination are conditioned on CTAC having at least $5,000,001 of net tangible assets as of Closing Date and the amount of Available Closing CTAC Cash and freely available cash in the bank accounts of KORE and its subsidiaries being not less than $345,000,000 as of the Closing. As a result, CTAC may be able to complete the business combination even though a substantial portion of public shareholders do not approve the business combination and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by CTAC or the persons described above have been entered into with any such investor or holder. CTAC will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the other proposals (as described in this proxy statement/prospectus) at the special meeting.

In the event that the aggregate cash consideration that CTAC would be required to pay for all CTAC Class A ordinary shares that are validly submitted for redemption, plus any amount required to satisfy the foregoing cash condition pursuant to the terms of the Merger Agreement, exceeds the aggregate amount of cash available to CTAC, CTAC may not complete the business combination or redeem any shares, all CTAC Class A ordinary shares submitted for redemption will be returned to the holders thereof and CTAC may instead search for an alternate business combination.

Based on the amount of approximately $                 million in CTAC’s trust account as of                 , 2021, the record date for the special meeting, and taking into account the anticipated gross proceeds of the PIPE Investment and assuming that KORE will have $10.36 million in freely available cash at the Closing,                 million shares of Pubco Common Stock may be redeemed and still enable CTAC to have sufficient cash to satisfy the closing condition under the Merger Agreement. We refer to this as the “maximum redemption scenario.”

Public shareholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the public shares.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13(d) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the CTAC Class A ordinary shares included in the units sold in the CTAC IPO unless such shareholder first obtains CTAC’s prior consent. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, CTAC will require each public shareholder seeking to exercise redemption rights to certify to CTAC whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to CTAC at that time, such as Schedule 13D, Schedule 13G and Section 16 filings under the Exchange Act, will be the sole basis on which CTAC makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over CTAC’s ability to consummate the business combination and you could suffer a material loss on your investment in CTAC if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if CTAC consummates the business combination without the prior consent of CTAC. As a result, you may continue to hold that number of shares aggregating to more than 15% of the shares sold in the CTAC IPO and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. CTAC cannot assure you that the value of such excess shares will appreciate over time following the business combination or that the market price of shares of Pubco Common Stock will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge CTAC’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, CTAC’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the business combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.

We can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the business combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the business combination, may cause an increase in our share price, and may result in a lower value realized now than a shareholder of CTAC might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Shareholders of CTAC who wish to redeem their CTAC Class A ordinary shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their CTAC Class A ordinary shares for a pro rata portion of the funds held in the trust account.

Shareholders electing to redeem their CTAC Class A ordinary shares will receive their pro rata portion of the trust account less franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the business combination. Please see the section entitled “Extraordinary General Meeting of CTAC Shareholders—Redemption Rights” of this proxy statement/prospectus for additional information on how to exercise your redemption rights.

If, despite CTAC’s compliance with the proxy rules, a shareholder fails to receive CTAC proxy materials, such shareholder may not become aware of the opportunity to redeem its CTAC Class A ordinary shares. In addition, the proxy materials that CTAC is furnishing to public shareholders of CTAC’s Class A ordinary shares in connection with the business combination describes the various procedures that must be complied with in order to validly redeem CTAC Class A ordinary shares. In the event that a shareholder fails to comply with these procedures, its CTAC Class A ordinary shares may not be redeemed.

Risks If the Adjournment Proposal Is Not Approved

If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to authorize the Closing, the CTAC Board will not have the ability to adjourn the special meeting to a later date in order to solicit further votes, and, therefore, the business combination will not be approved.

The CTAC Board is seeking approval to adjourn the special meeting to a later date or dates if, at the special meeting, CTAC is unable to consummate the business combination. If the adjournment proposal is not approved, the CTAC Board will not have the ability to adjourn the special meeting to a later date and, therefore, the business combination would not be completed.

Additional Risks Related to Ownership of Pubco Common Stock Following the Business Combination and Pubco Operating as a Public Company

We will incur significantly increased costs and devote substantial management time as a result of operating as a public company.

As a public company, Pubco will incur significant legal, accounting and other expenses that CTAC does not incur as a private company. For example, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations of the SEC and NYSE, including the establishment and maintenance of effective disclosure and financial controls, changes in corporate governance practices and required filing of annual, quarterly and current reports with respect to our business and results of operations. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations. We expect that compliance with these requirements will increase Pubco’s legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that Pubco’s management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when Pubco is no longer an emerging growth company. We are in the process of hiring additional accounting personnel and, as a public company, may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and may need to establish an internal audit function.

We also expect that operating as a public company will make it more expensive for Pubco to obtain director and officer liability insurance, and Pubco may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. This could also make it more difficult for Pubco to attract and retain qualified people to serve on its board of directors, board committees or as executive officers.

Delaware law and Pubco’s amended and restated certificate of incorporation and the New Pubco Bylaws contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Pubco’s amended and restated certificate of incorporation and the New Pubco Bylaws that will be in effect upon the Closing, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of our common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of our Board or taking other corporate actions, including effecting changes in our management. Among other things, Pubco’s amended and restated certificate of incorporation and the New Pubco Bylaws include provisions regarding:

•	providing for a classified board of directors with staggered, three-year terms;

•

the ability of our Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•

the proposed amended and restated certificate of incorporation will prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the limitation of the liability of, and the indemnification of, our directors and officers;

•

provide that certain transactions are not “corporate opportunities” and that the Identified Persons (as defined in the amended and restated certificate of incorporation) are not subject to the doctrine of corporate opportunity and such Identified Persons do not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Pubco or any of its subsidiaries;

•

provide that Pubco will not be governed by Section 203 of the DGCL and, instead, include a provision in the amended and restated certificate of incorporation that is substantially similar to Section 203 of the DGCL, and acknowledge that certain stockholders cannot be “interested stockholders” (as defined in the amended and restated certificate of incorporation);

•

the ability of our Board to amend the bylaws, which may allow our Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•

advance notice procedures with which stockholders must comply to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Pubco.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our Board or management.

NYSE may not list Pubco’s securities on its exchange, which could limit investors’ ability to make transactions in Pubco’s securities and subject Pubco to additional trading restrictions.

In connection with the business combination, in order to continue to obtain the listing of Pubco’s securities on NYSE, Pubco will be required to demonstrate compliance with NYSE’s initial listing requirements, which are more rigorous than NYSE’s continued listing requirements. We will apply to have Pubco’s securities listed on NYSE upon consummation of the business combination. We cannot assure you that Pubco will be able to meet all initial listing requirements. Even if Pubco’s securities are listed on NYSE, Pubco may be unable to maintain the listing of its securities in the future

If, in connection with or after the business combination, Pubco fails to meet the initial listing requirements or maintain the listing, and if NYSE or another national securities exchange does not list its securities on its exchange, Pubco shareholders could face significant material adverse consequences, including:

•	a limited availability of market quotations for Pubco securities;

•	reduced liquidity for Pubco’s securities;

•

a determination that Pubco Common Stock is a “penny stock” which will require brokers trading Pubco Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Pubco securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If Pubco’s securities were not listed on the NYSE, such securities would not qualify as covered securities and Pubco would be subject to regulation in each state in which it offers its securities because states are not preempted from regulating the sale of securities that are not covered securities.

The provision of Pubco’s amended and restated certificate of incorporation requiring exclusive forum in certain courts in the State of Delaware or the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

Pubco’s amended and restated certificate of incorporation will require, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on behalf of Pubco, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Pubco’s directors, officers or stockholders to Pubco or its stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or Pubco’s amended and restated certificate of incorporation or the New Pubco Bylaws, (iv) any action arising pursuant to any provision of the DGCL, the New Pubco Bylaws or the amended and restated certificate of incorporation or (v) any action asserting a claim against Pubco or any current or former director, officer or stockholder governed by the internal affairs doctrine will have to be brought in a state court located within the state of Delaware (or if no state court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. The foregoing provision will not apply to claims arising under the Securities Act, the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. Unless Pubco consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act; provided, however, that Pubco’s stockholders will not be deemed to have waived Pubco’s compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws, a court could find the choice of forum provisions contained in Pubco’s amended and restated certificate of incorporation to be inapplicable or unenforceable.

Although we believe these exclusive forum provisions benefit us by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers or stockholders, which may discourage lawsuits with respect to such claims. Further, in the event a court finds either exclusive forum provision contained in Pubco’s amended and restated certificate of incorporation to be unenforceable or inapplicable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

The price of Pubco’s securities may be volatile.

Upon consummation of the business combination, the price of Pubco’s securities may fluctuate due to a variety of factors, including:

•	the success of competitive services or technologies;

•	developments related to our existing or any future collaborations;

•	regulatory or legal developments in the United States and other countries;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	the recruitment or departure of key personnel;

•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	general economic, industry and market conditions; and

•	the other factors described in this “Risk Factors” section.

These market and industry factors may materially reduce the market price of Pubco Common Stock regardless of the operating performance of Pubco, including the KORE businesses acquired in the business combination.

Future resales of Pubco Common Stock after the consummation of the Transactions may cause the market price of Pubco securities to drop significantly, even if Pubco’s business is doing well.

Pursuant to the Investor Rights Agreements, after the consummation of the Transactions, the Sponsor and the KORE stockholders party thereto will be contractually restricted from selling or transferring any of its shares of

Pubco Common Stock (the “Lock-up Shares”), other than (i) any transfer to an affiliate of a holder, (ii) distribution to profit interest holders or other equity holders in such holder or (iii) as a pledge in a bona fide transaction to third parties as collateral to secure obligations under lending arrangements with third parties. Such restrictions begin at Closing and end on the date that is 12 months after the Closing.

However, following the expiration of such lockup, the Sponsor and the KORE equityholders party to the Investor Rights Agreement will not be restricted from selling shares of Pubco stock held by them, other than by applicable securities laws. Additionally, the PIPE Investors will not be restricted from selling any of their shares of Pubco Common Stock following the closing of the business combination, other than by applicable securities laws. As such, sales of a substantial number of shares of Pubco Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Pubco Common Stock. The shares held by Sponsor and the KORE Holders may be sold after the expiration of the applicable lock-up period under the Investor Rights Agreement. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in Pubco’s share price or the market price of Pubco Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

In addition, Pubco may issue additional shares of Pubco Common Stock or other equity securities without the approval of investors, which would reduce investors’ proportionate ownership interests and may depress the market price of Pubco Common Stock.

Pubco may be subject to securities litigation, which is expensive and could divert management attention.

The market price of Pubco securities may be volatile and, in the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. Pubco may be the target of this type of litigation in the future. Securities litigation against Pubco could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.

Reports published by analysts, including projections in those reports that differ from Pubco’s actual results, could adversely affect the price and trading volume of Pubco Common Stock.

Securities research analysts may establish and publish their own periodic projections for Pubco following consummation of the business combination. These projections may vary widely and may not accurately predict the results Pubco actually achieves. Pubco’s share price may decline if its actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on Pubco downgrades Pubco’s stock or publishes inaccurate or unfavorable research about Pubco’s business, Pubco’s share price could decline. If one or more of these analysts ceases coverage of Pubco or fails to publish reports on Pubco regularly, Pubco’s securities price or trading volume could decline. While we expect research analyst coverage following consummation of the business combination, if no analysts commence coverage of Pubco, the market price and volume for Pubco’s securities could be adversely affected.

Pubco does not intend to pay cash dividends for the foreseeable future.

Following the business combination, Pubco currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of Pubco’s board of directors and will depend on its financial condition, results of operations, capital requirements and future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.

EXTRAORDINARY GENERAL MEETING OF CTAC SHAREHOLDERS

General

CTAC is furnishing this proxy statement/prospectus to CTAC’s shareholders as part of the solicitation of proxies by the CTAC Board for use at the extraordinary general meeting of CTAC shareholders to be held on                 , 2021, and                 at                 any adjournment or postponement thereof. This proxy statement/prospectus provides CTAC’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting of shareholders will be held at                  and via live webcast at                  Eastern Time, on                 , 2021, at                 . The special meeting can be accessed by visiting                 , where you will be able to listen to the meeting live and vote during the meeting. Please have your Control Number, which can be found on your proxy card, to join the special meeting. If you do not have a control number, please contact the Continental Stock Transfer & Trust Company, the Transfer Agent.

Purpose of the CTAC Special Meeting

At the special meeting, CTAC is asking holders of CTAC’s ordinary shares to consider and vote upon:

•

a proposal to approve the business combination described in this proxy statement/prospectus, including (a) adopting the Merger Agreement and (b) approving the Transactions and the related agreements described in this proxy statement/prospectus. Please see the section entitled “Proposal No. 1—The Business Combination Proposal”;

•

a proposal to approve the Pubco Plan of Merger and to authorize the merger of CTAC with and into LLC Merger Sub, with LLC Merger Sub surviving the merger as a wholly owned subsidiary of Pubco. Please see the section entitled “Proposal No. 2—The Cayman Merger Proposal”;

•

proposals to approve, on a non-binding basis, certain material differences between KORE’s amended and restated certificate of incorporation and amended and restated bylaws and Pubco’s amended and restated certificate of incorporation and amended and the New Pubco Bylaws that will be the certificate of incorporation and bylaws following the Transactions. Please see the section entitled “Proposal No. 3—the Advisory Organizational Documents Proposals.” The advisory organizational documents proposals are being presented separately in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, as 4 sub-proposals:

•	Proposal No. 3(A): to provide that Pubco’s board of directors will be a classified board of directors with staggered, three-year terms;

•	Proposal No. 3(B): to eliminate the ability for any action required or permitted to be taken by Pubco common stockholders to be effected by written consent;

•	Proposal No. 3(C): to increase the required stockholder vote threshold to amend the bylaws of Pubco; and

•

Proposal No. 3(D): to provide that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims;

•	a proposal to approve the Incentive Plan. Please see the section entitled “Proposal No. 4—The Incentive Plan Proposal”;

•	a proposal in accordance with the applicable provisions of Section 312.03 of the NYSE Listed Company Manual, to issue more than 20% of the issued and outstanding shares of Pubco

Common Stock in connection with the business combination, including, without limitation, the PIPE Investment. Please see the section entitled “Proposal No. 5—The NYSE Proposal”; and

•

a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the Cayman merger proposal, the advisory organizational documents proposals, the incentive plan proposal or the NYSE proposal. Please see the section entitled “Proposal No. 6—The Adjournment Proposal.”

Recommendation of the CTAC Board

The CTAC Board unanimously recommends that shareholders vote “FOR” the business combination proposal, “FOR” the Cayman merger proposal, “FOR” the advisory organizational documents proposals, “FOR” the incentive plan proposal, “FOR” the NYSE proposal and “FOR” the adjournment proposal, if presented.

When you consider the CTAC Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that are different from, or in addition to, the interests of CTAC shareholder shareholders generally. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for additional information. The CTAC Board was aware of these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the CTAC shareholders that they vote “FOR” the proposals presented at the special meeting.

Record Date; Persons Entitled to Vote

CTAC has fixed the close of business on                 , 2021, as the record date for determining CTAC shareholder shareholders entitled to notice of and to attend and vote at the special meeting. As of the close of business on the record date, there were CTAC ordinary outstanding and entitled to vote. Each CTAC ordinary share is entitled to one vote per share at the special meeting.

Quorum

The presence at the special meeting by attendance in person via the virtual meeting website or by proxy, of a majority of the CTAC outstanding ordinary shares as of the record date entitled to vote constitutes a quorum at the special meeting. Proxies that are marked “abstain” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Broker non-votes will be counted as present for the purposes of determining the existence of a quorum, but will not be counted for purposes of determining the number of votes cast at the special meeting.

Vote Required

The approval of each of the business combination proposal, the advisory organizational documents proposals, the incentive plan proposal, the NYSE proposal and the adjournment proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of CTAC ordinary shares who, being present and entitled to vote at the special meeting, vote at the special meeting.

The approval of the Cayman merger proposal will require a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of CTAC ordinary shares who, being present and entitled to vote at the special meeting, vote at the special meeting.

Accordingly, if a valid quorum is established, a CTAC shareholder’s failure to vote by proxy or to vote at the special meeting with regard to the business combination proposal, the Cayman merger proposal, the advisory organizational documents proposals, the incentive plan proposal, the NYSE proposal or the adjournment proposal will have no effect on such proposals.

Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the Cayman merger proposal, the incentive plan proposal and the NYSE proposal. It is important for you to note that in the event that either the business combination proposal, the Cayman merger proposal, the incentive plan proposal or the NYSE proposal does not receive the requisite vote for approval, we will not consummate the Transactions.

Effect of Abstentions and Broker Non-Votes

Abstentions will have no effect on the outcome of each of the business combination proposal, the Cayman merger proposal, the advisory organizational documents proposals, the incentive plan proposal, the NYSE proposal, and the adjournment proposal.

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to the shareholders at the special meeting will be considered non-routine and, therefore, your broker, bank or nominee cannot vote your shares without your instruction on any of the proposals presented at the special meeting. If you do not provide instructions with your proxy, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank or nominee is not voting your shares is referred to as a “broker non-vote.”

Broker non-votes will be counted as present for the purposes of determining the existence of a quorum, but will not be counted for purposes of determining the number of votes cast at the special meeting. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Voting Your Shares

Each CTAC ordinary share that you own in your name entitles you to one vote. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your CTAC ordinary shares at the special meeting:

•

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted “FOR” the business combination proposal, “FOR” the Cayman merger proposal, “FOR” the advisory organizational documents proposals, “FOR” the incentive plan proposal, “FOR” the NYSE proposal and “FOR” the adjournment proposal, if presented. Votes received after a matter has been voted upon at the special meeting will not be counted.

•

You can attend the special meeting in person or via the virtual meeting platform and vote during the meeting by following the instructions on your proxy card. You can access the special meeting by visiting the website                 . You will need your control number for access. If you do not have a control number, please contact Continental Stock Transfer & Trust Company. Instructions on how to attend and participate at the special meeting are available at .

However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way CTAC can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify CTAC’s Secretary in writing before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy, and vote at the special meeting, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares of CTAC, you may call Morrow Sodali LLC, CTAC’s proxy solicitor, at (800) 662-5200 (Toll Free) or CTAC at                 .

Redemption Rights

Pursuant to our current amended and restated memorandum and articles of association, public shareholders may seek to redeem their shares for cash, regardless of whether they vote “for” or “against” the business combination proposal or vote at all. Any shareholder holding public shares as of the record date may demand that CTAC redeem such shares for a full pro rata portion of the trust account (which, for illustrative purposes, was approximately $                per share as of                 , 2021, the record date for the special meeting), calculated as of two business days prior to the anticipated consummation of the business combination. If a holder properly and timely seeks redemption as described in this section and the business combination is consummated, Pubco will redeem these shares for a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares following the business combination.

Notwithstanding the foregoing, a public shareholder, together with any affiliate such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, all public shares in excess of 15% held by a public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the prior consent of CTAC.

The Sponsor has agreed not to exercise redemption rights with respect to any ordinary shares of CTAC owned by them in connection with the Transactions.

Public shareholders may demand redemption by delivering their share certificates physically or their shares electronically using Depository Trust Company’s DWAC System, to CTAC’s transfer agent no later than two business days prior to the vote at the special meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request to redeem such shares, once made, may be withdrawn at any time up to two business days prior to the vote on the business combination proposal, unless otherwise agreed to by CTAC. Furthermore, if a public shareholder delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the business combination is not approved or completed for any reason (including because the minimum available cash condition has not been met as a result of redemptions), then CTAC’s public shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the trust account, as applicable. In such case, CTAC will promptly return any shares delivered by public shareholders. Additionally, if CTAC would be left with less than $5,000,001 of net tangible assets as a result of the public shareholders properly and timely demanding redemption of their shares for cash, CTAC will not be able to consummate the business combination.

The closing price of CTAC’s Class A ordinary shares on                 , 2021, the record date for the special meeting, was $                 per share. The cash held in the trust account on such date was approximately $                 ($                 per                 public share). Prior to exercising redemption rights, shareholders should verify the market price of CTAC’s ordinary shares as they may receive higher proceeds from the sale of their CTAC’s ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. CTAC cannot assure its shareholders that they will be able to sell their ordinary shares of CTAC in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a public shareholder exercises its redemption rights, then it will be exchanging its shares of Pubco for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly and timely demand redemption no later than the close of the vote on the business combination proposal by delivering your share certificate (either physically or electronically) to CTAC’s transfer agent no later than two business days prior to the vote at the special meeting, and the business combination is consummated.

Dissenter’s Rights

Under Section 239 of the Companies Act, the holders of CTAC ordinary shares will not have appraisal or dissenter rights in connection with the Pubco Merger. Holders of public shares should consult their Cayman Islands legal counsel regarding their rights under the Companies Act.

Holders of KORE’s shares of common stock and preferred stock outstanding immediately prior to the effective time of the First Merger who have not voted in favor of the Transactions or consented to in writing are entitled to demand and exercise appraisal rights with respect to such shares in accordance with Section 262 of the DGCL. If properly exercised, their shares will not be converted into a right to receive a portion of the Closing Merger Consideration, but instead will be entitled to only such rights as are granted under Section 262 of the DGCL and shall not be entitled to exercise any voting or other rights of a member of (i) stockholder of KORE, as the surviving entity of the First Merger or (ii) LLC Merger Sub, as the surviving entity of the Second Merger.

Proxy Solicitation Costs

CTAC is soliciting proxies on behalf of the CTAC Board. This solicitation is being made by mail. CTAC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. CTAC will bear the cost of the solicitation.

CTAC has hired Morrow Sodali LLC to assist in the proxy solicitation process. CTAC will pay that firm a fee of $35,000 plus disbursements. Such payment will be made from non-trust account funds.

CTAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. CTAC will reimburse them for their reasonable expenses.

PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL

CTAC’s shareholders are being asked to approve the business combination described in this proxy statement/prospectus, including (a) adopting the Merger Agreement and (b) approving the Transactions and the related agreements described in this proxy statement/prospectus. The discussion in this proxy statement/prospectus of the business combination and the principal terms of the Merger Agreement is subject to, and is qualified in its entirety by reference to, the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus.

You should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement and the effects of the business combination. Please see the subsection entitled “—Certain Agreements Related to the Business Combination—Merger Agreement” below, for additional information and a summary of certain terms of the Merger Agreement, and the subsection entitled “—Governance of Pubco Post-Closing” for a description of certain of the governance provisions that will be in effect at Pubco post-Closing.

We may consummate the business combination only if it is approved by the affirmative vote of the holders of a majority of the votes cast by holders of our outstanding CTAC ordinary shares represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting.

General

Structure of the Transactions

Pursuant to the Merger Agreement, on the day immediately prior to the Closing Date, CTAC will merge with and into LLC Merger Sub, a subsidiary of Pubco, with LLC Merger Sub being the surviving entity and Pubco as parent of the surviving entity. On the Closing Date, after contribution of Corp Merger Sub to Pubco, a business combination between CTAC and KORE will be effected through the First Merger, whereby Corp Merger Sub will merge with and into KORE with KORE surviving such merger, followed by the Second Merger, whereby, immediately following the First Merger and as part of the same overall transaction as the First Merger, KORE will merge with and into LLC Merger Sub, with LLC Merger Sub surviving such merger as a wholly owned subsidiary Pubco.

The business combination will be effected as described in the following diagram:

Pubco Merger: CTAC will merge with and into LLC Merger Sub, a subsidiary of Pubco, with LLC Merger Sub being the surviving entity and Pubco as parent of the surviving entity. Sponsor will then contribute 100% of its equity interests in Corp Merger Sub, a direct wholly owned subsidiary of Sponsor, to Pubco.

First Merger: Corp Merger Sub will merge with and into KORE with KORE surviving such merger

Second Merger: KORE will merge with and into LLC Merger Sub, with LLC Merger Sub surviving such merger as a wholly owned subsidiary of Pubco

The following diagram illustrates the ownership structure of Pubco immediately following the business combination:

Pubco Merger Consideration

As a result of the Pubco Merger, among other things, (i) each CTAC Class A ordinary share outstanding immediately prior to the Pubco Merger shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive a share Pubco Common Stock on identical terms, (ii) each CTAC Class B ordinary share outstanding immediately prior to the Pubco Merger shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive a share of Pubco Common Stock, and (iii) each outstanding CTAC warrant outstanding immediately prior to the Pubco Merger will become a Pubco warrant exercisable for shares of Pubco Common Stock on identical terms.

Closing Merger Consideration

As a result of the First Merger, among other things, all shares of common stock, preferred stock, warrants and options of KORE, in each case, outstanding immediately prior to the effective time of the First Merger, will be cancelled in exchange for the right to receive a portion of the “Closing Cash Consideration” and/or the “Closing Share Consideration”. The “Closing Cash Consideration” shall be comprised of (i) the aggregate amount of cash payable in respect of KORE’s Series A, A-1 and Series B preferred stock pursuant to the governing documents of KORE (which amount shall be determined as of the Closing Date and shall not exceed $268,345,812, assuming the Closing occurs prior to October 12, 2021, which is the termination date of the Merger Agreement), (ii) $4,075,000 payable to certain holders of KORE’s stock options and (iii) $1,050,000 payable to certain employees of KORE pursuant to the KORE Wireless Long-Term Cash Incentive Plan (the “First LTIP Payment”). The “Closing Share Consideration” shall be comprised of $346,000,000 in shares of common stock of Pubco, at $10.00 per share, par value $0.0001 per share (“Pubco Common Stock”), with 432,500 of such shares of common stock being payable to certain holders of KORE’s stock options (the “Option Share Consideration”), and the balance being payable to holders of KORE’s common stock, Series C preferred stock and warrants. However, in no event shall the consideration payable by Pubco under the Merger Agreement in connection with the Transactions in respect of all outstanding shares of KORE’s common stock, preferred stock, warrants, options and the First LTIP Payment exceed (x) an amount in cash equal to the Closing Cash Consideration and (y) a number of shares of Pubco Common Stock equal to the Closing Share Consideration (which, for the avoidance of doubt, includes the Option Share Consideration) (the “Maximum Consideration”).

Impact of the Business Combination on CTAC’s Public Float

It is anticipated that, upon the Closing: (i) existing stockholders of KORE will own approximately 38.3% of issued and outstanding Pubco Common Stock; (ii) CTAC’s public shareholders (other than the PIPE Investors) will retain an ownership interest of approximately 28.7% of issued and outstanding Pubco Common Stock; (iii) the PIPE Investors will own approximately 24.9% of issued and outstanding Pubco Common Stock; and (iv) the Sponsor (and its affiliates) will own approximately 8.1% of issued and outstanding Pubco Common Stock. These indicative levels of ownership interest: (i) exclude the impact of the exercise of Pubco or CTAC warrants (ii) exclude the impact of the reservation of shares of Pubco Common Stock pursuant to the Incentive Plan and (iii) assume that no public shareholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in the trust account. For more information, please see the section entitled “Unaudited Pro Forma Combined Financial Information.”

The following table illustrates varying ownership levels of issued and outstanding Pubco Common Stock, assuming no redemptions by CTAC’s public shareholders and the maximum redemptions by CTAC’s public shareholders with and without Backstop:

	Assuming No Redemptions	Assuming Maximum Redemptions (Without Backstop)	Assuming Maximum Redemptions (With Backstop)
Sponsor and certain affiliates	8.1%	9.5%	10.9%
Public Shareholders	28.7%	15.7%	3.6%
PIPE Investors	24.9%	29.5%	33.7%
Former KORE Stockholders	38.3%	45.3%	51.8%

These levels of ownership interest (i) exclude the impact of the exercise of Pubco or CTAC warrants; (ii) exclude the impact of the reservation of shares of Pubco Common Stock pursuant to the Incentive Plan, and (iii) assume KORE and its subsidiaries have no freely available cash at Closing. The maximum redemption scenario without Backstop is based on the assumptions that (i) 13.9 million of Pubco’s public shares are redeemed for an aggregate payment of $139.2 million, which is derived from the number of shares that could be redeemed in connection with the business combination at an assumed redemption price of approximately $10.00 per CTAC ordinary share based on the trust account balance as of March 31, 2021 in order for cash available (after redemptions) in CTAC’s trust account, plus the proceeds from the PIPE investment and cash freely available in KORE and its subsidiaries’ bank accounts to be at least $345,000,000, (ii) Pubco issues 34,600,000 shares of Pubco Common Stock to holders of KORE’s common stock, Series C preferred stock, certain options and warrants as the Closing Share Consideration pursuant to the Merger Agreement and (iii) an aggregate of $269.8 million of cash will be paid to those holders of KORE’s Series A, A-1 and B preferred stock, certain options and in respect of the First LTIP payment as the Closing Cash Consideration pursuant to the Merger Agreement. The maximum redemption scenario with Backstop is based on the assumptions that (i) 23.5 million of CTAC’s Class A ordinary shares are redeemed for an aggregate payment of $235.7 million, which is derived from the number of shares subject to redemption as of March 31, 2021, assuming Backstop Notes in the aggregate principal amount of $95.5 million used to cover the minimum cash condition, and (ii) the assumptions used in the maximum redemption without Backstop scenario.

Pubco Warrant Redemptions

Pubco warrants are redeemable for Cash when the price per share of Pubco Common Stock equals or exceeds $18.00.

Once the warrants become exercisable, Pubco may call the warrants for redemption (except as described herein with respect to the private placement of warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of thirty (30) days’ prior written notice of redemption, to each warrant holder; and

•

if, and only if, the closing price of Pubco Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock recapitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30)-trading day period ending on the third trading day prior to the date on which Pubco sends the notice of redemption to the warrant holders.

Pubco will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Pubco Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Pubco Common Stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by Pubco, Pubco may exercise its redemption right even if Pubco is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We had established the last of the redemption criterion discussed above to prevent a redemption call unless there is, at the time of the call, a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Pubco issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of Pubco Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Pubco warrants are redeemable for Cash when the price per share of Pubco Common Stock equals or exceeds $10.00.

Once the warrants become exercisable, Pubco may call the warrants for redemption:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below based on the redemption date and the “fair market value” of shares of Pubco Common Stock (as defined below) except as otherwise described below;

•

if, and only if, the closing price of Pubco Common Stock equals or exceeds $10.00 per public share (as adjusted for stock splits, stock recapitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within the thirty (30)-trading day period ending three trading days before Pubco sends the notice of redemption to the warrant holders; and

•

if the closing price of Pubco Common Stock for any twenty (20) trading days within a thirty (30)-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for stock splits, stock recapitalizations, reorganizations, recapitalizations and the like), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Pubco Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by Pubco pursuant to this redemption feature, based on the “fair market value” of shares of Pubco Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of shares of Pubco Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. Pubco will provide warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Redemption Date	Fair Market Value of Pubco Common Stock
(period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

Certain Agreements Related to the Business Combination

Merger Agreement

The summary of the material provisions of the Merger Agreement set forth below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and Annex A-1 and which is incorporated by reference in this proxy statement/prospectus. All shareholders are encouraged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the business combination.

Pubco Merger

On the terms and subject to the conditions set forth in the Merger Agreement, at the Pubco Merger Effective Time, by virtue of the Pubco Merger and without any further action on the part of any party or the holders of any securities of CTAC, the following shall occur:

•

each CTAC Class A ordinary share issued and outstanding immediately prior to the Pubco Merger Effective Time (other than those owned by CTAC or any subsidiary of CTAC or treasury shares) shall be automatically cancelled and extinguished and converted into one share of Pubco Common Stock, following which, all CTAC Class A Shares shall cease to be outstanding and shall automatically be canceled and extinguished and shall cease to exist by virtue of the Pubco Merger and without any action on the part of any party or the holders of CTAC Class A ordinary shares;

•

each CTAC Class B ordinary share issued and outstanding immediately prior to the Pubco Merger Effective Time (other than those owned by CTAC or any subsidiary of CTAC or treasury shares) shall be automatically cancelled, extinguished and converted into one share of Pubco Common Stock, following which, all CTAC Class B ordinary shares shall cease to be outstanding and shall automatically be canceled and extinguished and shall cease to exist by virtue of the Pubco Merger and without any action on the part of any Party or the holders of CTAC Class B ordinary shares; and

•

each CTAC warrant issued and outstanding immediately prior to the Pubco Merger Effective Time will automatically become a Pubco warrant exercisable (where a whole Pubco warrant) for one share of Pubco Common Stock at the same exercise price per share and on the same terms in effect immediately prior to the Pubco Merger Effective Time, and the rights and obligations of CTAC under the Warrant Agreement will be irrevocably assigned and assumed by Pubco.

Closing Merger Consideration

On the terms and subject to the conditions set forth in the Merger Agreement, at the First Effective Time, by virtue of the First Merger, and without any further action on the part of any party or the holders, among other things, all shares of common stock, preferred stock, warrants and options of KORE, in each case, outstanding immediately prior to the effective time of the First Merger will be cancelled in exchange for the right to receive a portion of the “Closing Cash Consideration” and/or the “Closing Share Consideration”. The “Closing Cash Consideration” shall be comprised of (i) the aggregate amount of cash payable in respect of KORE’s Series A, A-1 and B preferred stock pursuant to the governing documents of KORE (which amount shall be determined as of the Closing Date and shall not exceed $268,345,812, assuming the Closing occurs prior to October 12, 2021, which is the termination date of the Merger Agreement), (ii) $4,075,000 payable to certain holders of KORE’s stock options and (iii) $1,050,000 payable to certain employees of KORE pursuant to the KORE Wireless Long-Term Cash Incentive Plan (the “First LTIP Payment”). The “Closing Share Consideration” shall be comprised of $346,000,000 in shares of common stock of Pubco, at $10.00 per share, par value $0.0001 per share (“Pubco Common Stock”), with 432,500 of such shares of common stock being payable to certain holders of KORE’s stock options (the “Option Share Consideration”), and the balance being payable to holders of KORE’s common stock, Series C preferred stock and warrants. However, in no event shall the consideration payable by Pubco under the Merger Agreement in connection with the Transactions in respect of all outstanding shares of KORE’s common stock, preferred stock, warrants, options and the First LTIP Payment exceed (x) an amount in cash equal to the Closing Cash Consideration and (y) a number of shares of Pubco Common Stock equal to the Closing Share Consideration (which, for the avoidance of doubt, includes the Option Share Consideration) (the “Maximum Consideration”).

Treatment of KORE Options

The Merger Agreement provides that as of immediately prior to the First Effective Time, KORE will take all necessary and appropriate actions (including obtaining any applicable Option Cancellation Agreements and taking formal action on behalf of KORE’s board of directors) so that, as of the First Effective Time, (i) each

KORE Option that is then outstanding shall be cancelled and converted into the right to receive the applicable portion of the Option Consideration set forth in the Allocation Schedule (as described in the corresponding Option Cancellation Agreement), less applicable tax withholding and without interest or otherwise in accordance with and subject to the terms and conditions of this Agreement or (ii) will be cancelled for no consideration. Immediately following the Closing, there shall be no KORE Options outstanding.

Representations and Warranties

The Merger Agreement contains representations and warranties of CTAC Parties and KORE, certain of which are qualified by materiality and material adverse effect (as defined below) and may be further modified and limited by the disclosure letters. See “—Material Adverse Effect” below. The representations and warranties of CTAC are also qualified by information included in CTAC’s public filings, filed or furnished to the SEC prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).

Representations and Warranties of KORE

KORE has made representations and warranties relating to, among other things, corporate organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, current capitalization of KORE and its subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, compliance with laws, contracts and no defaults, KORE benefit plans, labor matters, taxes, insurance, permits, personal property and assets, real property, intellectual property and IT security, environmental matters, absence of changes, brokers’ fees, business relationships, related party transactions, information supplied and regulatory compliance.

Representations and Warranties of CTAC Parties

CTAC Parties have made representations and warranties relating to, among other things, corporate organization, due authorization, no conflict, litigation and proceedings, governmental authorities and consents, financial ability and trust account, brokers’ fees, SEC reports, financial statements, undisclosed liabilities, business activities, tax matters, capitalization, NYSE listing, PIPE Investment, related party transactions, Investment Company Act, and this proxy statement/prospectus.

Material Adverse Effect

Under the Merger Agreement, (i) certain representations and warranties of KORE are qualified in whole or in part by a Material Adverse Effect standard for purposes of determining whether a breach of such representations and warranties has occurred and (ii) certain of the representations and warranties of KORE must be true and correct subject to a Material Adverse Effect standard as a condition to CTAC’s obligation to close the Transactions (subject to the waiver of such condition by CTAC).

With respect to KORE and its subsidiaries, a material adverse effect under the Merger Agreement means any effect, occurrence, development, fact, condition or change (each an “Effect”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of KORE and its subsidiaries, taken as a whole. However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”:

(a)	any change in the applicable Laws or GAAP or any interpretation thereof;

(b)	any change in interest rates or economic, political, business financial commodity, currency or market conditions generally;

(c)

the announcement of the Merger Agreement or any of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords, licensors, distributors, partners, providers and employees;

(d)	any Effect generally affecting any of the industries or markets in which KORE or its subsidiaries operate or the economy as a whole;

(e)	any earthquake, hurricane, epidemic, pandemic, tsunami, tornado, flood, mudslide, wildfire, or other natural disaster, act of God or other force majeure event;

(f)

any national or international political or social condition in countries in which, or in the proximate geographic region of which, KORE operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency of war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel;

(g)

any failure of KORE and its subsidiaries, taken as a whole, to meet any projections, forecasts or budgets, provided that this clause shall not prevent a determination that any Effect not otherwise excluded from this definition of Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in, or would otherwise be expected to result in, a Material Adverse Effect;

(h)	COVID-19, any COVID-19 Measure, or KORE’s or any of its Subsidiaries’ compliance therewith; and

(i)	the taking of any action expressly required by this Agreement or with the express written consent of CTAC.

Any change referred to in clauses (a), (b), (d), (e) and (f) above may be taken into account in determining if a Material Adverse Effect has occurred but only to the extent that such changes have had a disproportionate and adverse effect on KORE and its subsidiaries, taken as a whole, as compared to other similarly situated competitors or comparable entities operating in the industries and markets in which KORE and its subsidiaries operate.

Covenants and Agreements

KORE has made covenants relating to, among other things, conduct of business, inspection, no claim against the trust account, 280G matters, FIRPTA, KORE Stockholder Approval, termination of affiliate agreements, financing cooperation, R&W insurance, the Investor Rights Agreement and the 2020 Audited Financial Statements.

CTAC has made covenants relating to, among other things, indemnification and insurance, conduct of business, the PIPE Investment, inspection, NYSE listing, public filings, Section 16 matters, Pubco directors, committees and officers, the Incentive Plan, compensation matters, qualification as an emerging growth company and the Investor Rights Agreement.

Both CTAC and KORE have made covenants relating to, among other things, support of the Transactions, proxy statement/registration statement, CTAC special meeting, exclusivity, tax matters, confidentiality and publicity, cooperation, employee matters, HSR approval and regulatory matters and post-closing transaction expenses.

Conduct of KORE During the Interim Period

KORE has agreed that from the date of the Merger Agreement until the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as required by the Merger Agreement, as required by applicable law, as set forth in Section 7.01 of the disclosure letter delivered by KORE in connection with the Merger Agreement (the “KORE Disclosure Letter”) or as consented to in writing by CTAC (which consent will not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course of business (subject to COVID-19 and COVID-19 Measures) and use its commercially reasonable efforts to (a) continue to accrue and collect accounts receivable, accrue and pay accounts payable and other expenses and establish reserves for uncollectible accounts in accordance with past custom and practice, and (b) generally seek to enhance or maintain consistent with KORE’s past practice assets, properties, goodwill, and relationships of carriers, suppliers, vendors and customers, in each case, having business relationships with KORE or any of its subsidiaries that are material to KORE and its subsidiaries, taken as a whole.

During the Interim Period, KORE has also agreed not to, and to cause its subsidiaries not to, except as required by the Merger Agreement, as set forth in Section 7.01 of the KORE Disclosure Letter or as consented to in writing by CTAC (which consent will not be unreasonably conditioned, withheld, delayed or denied except in certain cases as described in the Merger Agreement as to which CTAC’s consent may be granted or withheld in its sole discretion):

(a)	change or amend the governing documents of KORE or its subsidiaries;

(b)

make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned subsidiary of KORE to KORE or any other wholly owned subsidiaries of KORE;

(c)

(i) issue, deliver, sell, transfer, pledge, dispose of or place any lien (other than a permitted lien) on any shares of capital stock or any other equity or voting securities of KORE or any of its subsidiaries or (ii) issue, grant or agree to provide any options, warrants or other rights to purchase or obtain any shares of capital stock or any other equity or equity-based or voting securities of KORE;

(d)

sell, assign, transfer, convey, lease, license, abandon, subject to or grant any lien (other than any liens granted by KORE or any of its subsidiaries pursuant to KORE Credit Agreement) on, or otherwise dispose of, any assets or properties (in each case, with a fair market value in excess of $500,000) of KORE and its subsidiaries, taken as a whole, other than (i) the sale of goods and services to customers, (ii) the sale or other disposition of assets or equipment deemed by KORE in its good faith reasonable business judgment to be obsolete or no longer be material to the business of KORE and its subsidiaries taken as a whole, in each such case, in the ordinary course of business, or (iii) non-exclusive licensing of intellectual property in the ordinary course of business;

(e)

(i) cancel or compromise any claim or Indebtedness owed to KORE or any of its subsidiaries or (ii) settle any pending or threatened Action (A) if such settlement would require payment by KORE and/or its subsidiaries in an amount greater than $2,000,000, (B) to the extent such settlement includes an agreement by KORE and/or its subsidiaries to accept or concede injunctive relief or (C) to the extent such settlement is materially adverse to KORE or its subsidiaries or involves an Action brought by a governmental authority or alleged criminal wrongdoing;

(f)

except as required by applicable Law or the terms of any existing company benefit plans as in effect on the date hereof and set forth on Section 5.13(a) of KORE Disclosure Letter or pursuant to the terms of this Agreement, (i) increase the annual base compensation or benefits of employees of KORE or its subsidiaries, except for salary increases that do not exceed, in the aggregate, 5% of the aggregate salary paid by KORE and its subsidiaries in calendar year 2020 (and that would not, in the case of an employee with a current annual base salary in excess of $250,000, exceed 20% of such employee’s current annual base salary), (ii) make any material grant of or promise any severance, retention, incentive or termination payment to any person, or any material increase in any of the foregoing, except severance or termination payments in connection with the termination of any employee in the ordinary course of business and consistent with past practice, (iii) make any change in the key management structure of KORE or any of its subsidiaries, including the hiring of additional officers or the termination (other than for “cause”) of existing officers, or (iv) hire any employee of KORE or its subsidiaries other than any employee with an annual base salary of less than $300,000;

(g)

directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof;

(h)

make any loans or advance any money or other property to any employees or officers of KORE or any of its subsidiaries, except for advances in the ordinary course of business to employees or officers of KORE or any of its subsidiaries for expenses not to exceed $10,000 individually or $200,000 in the aggregate;

(i)

implement any employee layoffs, plant closing, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would implicate the WARN Act or any similar local law(s) relating to layoffs or reductions in force;

(j)

redeem, purchase or otherwise acquire, any shares of capital stock (or other equity interests) of KORE or any of its subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of KORE or any of its subsidiaries;

(k)	adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares of capital stock or other equity interests or securities of KORE;

(l)

make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of KORE and its Subsidiaries, other than as may be required by applicable Law, GAAP, SEC guidelines or regulatory guidelines;

(m)	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of KORE or its subsidiaries;

(n)

make (in a manner inconsistent with past practice), change or revoke any material Tax election adopt or change (or request any governmental authority to change) any material accounting method or accounting period with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability or claim for a refund of a material amount of Taxes, enter into any closing agreement or other binding written agreement with respect to any Tax with a governmental authority, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than pursuant to an extension of time to file any Tax Return obtained in the ordinary course of business), file any Tax Return in a manner inconsistent in any material respect with past practice, or enter into any Tax sharing or Tax indemnification agreement or similar agreement (excluding, for the avoidance of doubt, commercial contracts not primarily relating to Taxes);

(o)

issue any debt securities, incur Indebtedness in excess of $1,000,000 or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for indebtedness (other than Indebtedness under KORE’s and its subsidiaries’ current debt documents (including any borrowings its revolving credit facility up to the limits of this facility) or capital leases entered into in the ordinary course of business, in each case, which shall not, for the avoidance of doubt, be restricted in any manner);

(p)	terminate without replacement any material insurance policies covering KORE and its subsidiaries and their respective properties, assets and businesses;

(q)

enter into any agreement that materially restricts the ability of KORE or its subsidiaries to engage or compete in any line of business or enter into a new line of business other than in the ordinary course of business consistent with past practice;

(r)	enter into, assume, materially amend, or terminate any collective bargaining or similar labor contract, other than in the ordinary course of business or as required by applicable Law;

(s)

enter into, modify or supplement in any material adverse respect, waive any material rights under or terminate any Contract that is (or would be if entered into prior to the date of this Agreement) a material contract, other than in the ordinary course of business or as required by Law;

(t)	acquire any ownership interest in any real property; or

(u)	enter into any agreement, or otherwise become obligated, to do any action prohibited pursuant to the foregoing.

Pursuant to the Acknowledgement and Waiver attached to this proxy statement/prospectus as Annex A-2, CTAC has waived items (o) and (u) above solely in connection with the entry into the Backstop Agreement, and will be deemed to have waived such items to permit KORE to utilize the Backstop Financing upon consenting to such utilization.

Conduct of CTAC During the Interim Period

During the Interim Period, each CTAC Party has agreed to, and to cause its subsidiaries to comply with, and continue performing under, as applicable, their respective organizational documents, the Trust Agreement, the Transaction Agreements and all other agreements or contracts to which each CTAC Party or its subsidiaries may be a party.

During the Interim Period, each CTAC Party has also agreed not to, and to cause each of its subsidiaries not, except as required by the Merger Agreement, as required by applicable law or as consented to by KORE in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied, except in certain cases as described in the Merger Agreement as to which KORE’s consent may be granted or withheld in its sole discretion):

(a)

change, modify, supplement, restate or amend the Trust Agreement, the amended and restated memorandum and articles of association or any of the other governing documents of the CTAC, Pubco, Corp Merger Sub or LLC Merger Sub;

(b)

(i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, CTAC; (ii) split, combine or reclassify any capital stock of, or other equity interests in, CTAC; or (iii) other than in connection with the CTAC shareholder redemption, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, CTAC;

(c)

make (in a manner inconsistent with past practice), change or revoke any material Tax election, adopt or change (or request any governmental authority to change) any material accounting method or accounting period with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability or claim for a refund of a material amount of Taxes, enter into any closing agreement or other binding written agreement with respect to any Tax with a governmental authority, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than pursuant to an extension of time to file any Tax Return obtained in the ordinary course of business), file any Tax Return in a manner inconsistent in any material respect with past practice, or enter into any Tax sharing or Tax indemnification agreement or similar agreement (excluding, for the avoidance of doubt, commercial Contracts not primarily relating to Taxes);

(d)

enter into, renew, modify, supplement or amend any transaction or contract with an affiliate of CTAC (including, for the avoidance of doubt, the Sponsor, and, where applicable, (i) anyone related by blood, marriage or adoption to the Sponsor or (ii) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater); provided that CTAC and its subsidiaries shall be permitted to enter into statements of work under contracts existing on the date of the Merger Agreement between CTAC and any of its affiliates and disclosed in the SEC reports;

(e)

waive, release, compromise, settle or satisfy any pending or threatened Action or compromise or settle any liability that would involve (i) payment of $1,000,000 individually or in the aggregate, (ii) an agreement to accept or concede injunctive relief or (iii) an Action brought by a governmental authority or alleged criminal wrongdoing;

(f)	incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness;

(g)

(i) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, CTAC, any other CTAC Party or any of their respective subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (x) issuance of CTAC Class A ordinary shares in connection with the exercise of any CTAC warrants outstanding on the date hereof, or (y) issuance of CTAC Class A ordinary shares at not less than $10 per share on the terms set forth in the Subscription Agreements, or (ii) amend, modify or waive any of the terms or rights set forth in, any CTAC warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(h)	make any capital contributions in any person other than CTAC or any of its subsidiaries;

(i)	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution; or

(j)	enter into any agreement, or otherwise become obligated, to take any action prohibited pursuant to the foregoing.

Covenants of KORE

Pursuant to the Merger Agreement, KORE has agreed, among other things, to:

•

during the Interim Period, subject to confidentiality obligations that may be applicable to information furnished to KORE or any of its subsidiaries by third parties and except for any information that is subject to attorney-client privilege or other privilege from disclosure, and to the extent permitted by applicable law, (i) afford (and cause its subsidiaries to afford) CTAC and its representatives reasonable access to its and its subsidiaries’ properties, assets, books, contracts, commitments, tax returns, records and appropriate officers and employees and (ii) use (and cause its subsidiaries to use) commercially reasonable efforts to furnish such representatives with financial and operating data and other information concerning its and its subsidiaries’ business and affairs that are in its or its subsidiaries’ possession, in each case as CTAC and its representatives may reasonably request solely for purposes of consummating the Transactions;

•

on behalf of itself and its controlled affiliates, irrevocably waive any past, present or future right, title, interest or claim of any kind against, and any right to access, the Trust Account or any distribution therefrom or to collect from the trust account any monies that may be owed to it or its controlled affiliates by CTAC or any of its affiliates for any reason whatsoever, and not seek recourse against the Trust Account at any time for any reason whatsoever;

•

to the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) of KORE has the right to receive or retain any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, KORE will: (i) solicit and use its commercially reasonable best efforts to obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (ii) no later than ten days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (i), submit to a vote of the stockholders of KORE entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits (the “280G Stockholder Vote”). Prior to, and in no event later than five days prior to soliciting such waivers and approval, KORE shall provide drafts of such waivers and approval materials to CTAC for its review and comment. No later than two days prior to soliciting the waivers, KORE shall provide CTAC with the calculations and related documentation to determine whether and to what extent the 280G Stockholder Vote is necessary in order to avoid the imposition of taxes under Section 4999 of the Code. Prior to the Closing Date, KORE shall deliver to CTAC evidence that the 280G Stockholder Vote and whether the requisite number of votes of the stockholders of KORE was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained;

•	at the Closing, deliver to Pubco the FIRPTA certification and notice;

•

(i) obtain and deliver to CTAC, KORE stockholders’ approval of the Merger Agreement and the Transactions in accordance with the DGCL and KORE’s governing documents (the “KORE Stockholder Approval”), (a) in the form of a written consent executed by certain stockholders of KORE as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders and KORE, and in any event within forty-eight (48) hours after the Registration Statement is declared effective and delivered or otherwise made available to stockholders and KORE and (b) in accordance with the terms and subject to the conditions of KORE’s governing documents;

•

as promptly as practicable following the receipt of the KORE Stockholder Approvals, KORE shall prepare and deliver to each holder of Company stock who has not executed and delivered the written consent referenced above an information statement, in form and substance required under the DGCL and will provide CTAC with a reasonable opportunity to review and comment on the registration statement, which shall include (i) copies of the Merger Agreement and the Registration Statement, (ii) a description of any dissenters’ rights of the holders of Company stock available under Section 262 of the DGCL and any other disclosure with respect to dissenters’ rights required by applicable Law and (iii) in accordance with the requirements of Section228(e) of the DGCL, notice to any holder of Company stock who has not executed and delivered the written consent referenced above notice of the corporate action by those holders of Company stock who did execute the written consent;

•

prior to the Closing, (i) terminate or cause to be terminated, without liability to CTAC, KORE or any of KORE’s Subsidiaries, all Affiliate Agreements entered into solely between KORE or any of KORE’s Subsidiaries, on the one hand, and Abry Partner II, LLC or any of its Affiliates, on the other hand and (ii) use commercially reasonable efforts to terminate, or cause to be terminated, without liability to CTAC, KORE or any of KORE’s subsidiaries, all other affiliate agreements, in each case, with evidence reasonably satisfactory to CTAC that such affiliate agreements have been terminated effective prior to the Closing, except, in each case, for the affiliate agreements set forth on Section 7.07 of KORE Disclosure Letter;

•

prior to the Closing, use commercially reasonable efforts to cause its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing (or refinancing or any amendment or waiver in respect of KORE Credit Agreement) arrangement the parties may seek in connection with the Transactions (it being understood and agreed that the decision to seek any such financing (or refinancing, amendment or waiver) and the terms of any such financing (or refinancing or any amendment or waiver in respect of KORE Credit Agreement) shall be subject to the Parties’ mutual agreement);

•

in the event that CTAC obtains buyer-side representations and warranties insurance policy with respect to the representations and warranties of KORE, use commercially reasonable efforts to provide to CTAC reasonable assistance as is reasonably required so as to permit the binding and issuance of such insurance policy prior to Closing;

•	deliver to CTAC a copy of the Investor Rights Agreement, duly executed by each stockholder of KORE receiving Pubco Common Stock at Closing.

•	(i) within 15 business days of the date of the Merger Agreement, deliver to CTAC true, correct, accurate and complete copies of the 2020 Audited Financial Statements, which shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to registrations, in effect as of the date thereof, (ii) make available to CTAC any underlying documentation and workpapers supporting the 2020 Audited Financial Statements, in each case, to the extent reasonably requested by CTAC, and (iii) use commercially reasonable efforts to make KORE’s auditor available to CTAC to assist in CTAC’s review of the 2020 Audited Financial Statements.

•

at or prior to the Closing, purchase directors’ and officers’ liability insurance policy covering those persons who are currently covered by KORE’s or any of its subsidiaries’ directors’ and officers’ liability insurance policies on terms not materially less favorable in the aggregate than the terms of such current insurance coverage, except that in no event will Pubco be required to pay an annual premium for such insurance in excess of 300% of the last annual payment made by KORE or any of its affiliates for such directors’ and officers’ liability insurance policies currently in effect as of the date of the Merger Agreement; and

•

within sixty (60) days following the date of the Merger Agreement, deliver a written notice to CTAC listing the names of individuals CTAC wishes to designate as directors to the board of directors of Pubco in accordance with the criteria set forth in the KORE Disclosure Letter.

Covenants of CTAC and Pubco

Pursuant to the Merger Agreement, each of CTAC, CTAC Parties and/or Pubco, as indicated, has agreed, among other things, to:

•

Pubco to indemnify and hold harmless each present and former director, manager and officer of KORE and CTAC and each of their respective subsidiaries against any costs or expenses (including reasonable and documented out-of-pocket attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action, whether civil, criminal, administrative, investigative, arising out of or pertaining to matters existing or occurring on or prior to the Closing Date;

•

Pubco to cause the surviving entity of the Second Merger and its subsidiaries to maintain, for a period of not less than six years from the Closing Date, provisions in its governing documents and those of its subsidiaries concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers, that are no less favorable to those persons than the provisions of such governing documents as of the date of the Merger Agreement;

•

at or prior to the Closing, CTAC to purchase and Pubco to use commercially reasonable efforts to, or cause one or more of its subsidiaries to use commercially reasonable efforts to, maintain in effect for a period of six year from the Closing Date, directors’ and officers’ liability insurance policy covering those persons who are currently covered by CTAC’s or any of its subsidiaries’ directors’ and officers’ liability insurance policies on terms not materially less favorable in the aggregate than the terms of such current insurance coverage, except that in no event will Pubco be required to pay an annual premium for such insurance in excess of 300% of the last annual payment made by CTAC or any of its affiliates for such directors’ and officers’ liability insurance policies currently in effect as of the date of the Merger Agreement;

•

unless otherwise approved in writing by KORE, no CTAC Party (i) to permit (x) any amendment or modification to be made to or (y) any waiver (in whole or in part) of or (ii) to provide consent to (including consent to termination) of, any provision under any of the Subscription Agreements in a manner adverse to KORE and/or its subsidiaries;

•

CTAC to use commercially reasonable efforts to take, or to cause to be taken, all actions and do , or cause to be done, all things required, necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements and the on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and to (i) satisfy in all respects on a timely basis all conditions and covenants applicable to CTAC in the Subscription Agreements, (ii) in the event that all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreement in accordance with the terms thereof, (iii) confer with KORE regarding timing of the expected closing date (as defined in the Subscription Agreements) and (iv) deliver notices to counterparties to the Subscription Agreements sufficiently in advance of the Closing to cause them to fund their obligations immediately prior to the First Merger;

•

if all or any portion of the PIPE Investment becomes unavailable, (i) CTAC to use commercially reasonable efforts to obtain promptly the PIPE Investment or such portions thereof from alternative sources in an amount, when added to any portion of the PIPE Investment that is available, equal the PIPE Investment Amount (any alternative source(s) of financing, “Alternative PIPE Financing”) and (ii) in the event that CTAC is able to obtain any Alternative PIPE Financing, CTAC to use its commercially reasonable efforts to enter into a subscription agreement that provides for the subscription and purchase of Pubco Common Stock containing terms and conditions no less favorable from the standpoint of KORE, CTAC and the affiliates of CTAC Party thereto than those in the Subscription Agreements entered into as of the date hereof (as determined in the reasonable good faith judgment of the CTAC);

•

during the Interim Period, subject to confidentiality obligations that may be applicable to information furnished to CTAC or its subsidiaries by third parties and except for any information that is subject to attorney-client privilege or other privilege from disclosure, each CTAC Party to (i) afford (and cause its subsidiaries to afford) KORE, its affiliates and their respective representatives reasonable access to its and its subsidiaries’ properties, assets, books, contracts, commitments, tax returns, records and appropriate officers and employees and (ii) use its and their commercially reasonable efforts to furnish such representatives with all financial and operating data and other information concerning the business and affairs of the CTAC Parties or their respective subsidiaries that are in the possession of any of the CTAC Parties or their respective subsidiaries, in each case, as KORE and its representatives may reasonably request solely for purposes of consummating the Transactions;

•

during the Interim Period, CTAC to use its commercially reasonable efforts to ensure it remains listed as a public company on, and for shares of Pubco Common Stock (but, in the case of its warrants, only to the extent issued as of the date of the Merger Agreement) to be listed on, the NYSE;

•

during the Interim Period, CTAC to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities laws;

•

prior to the First Effective Time, CTAC to take all reasonable steps as may be required (to the extent permitted under applicable law) to cause any acquisition or disposition of its Class A ordinary shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CTAC to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•

within sixty (60) days following the date of the Merger Agreement, CTAC to deliver a written notice to KORE listing the names of individuals CTAC wishes to designate as directors to the board of directors of Pubco in accordance with the criteria set forth in the KORE Disclosure Letter;

•	prior to the Closing Date, CTAC to approve, subject to approval of CTAC shareholders, the Incentive Equity Plan;

•

prior to the Closing Date, CTAC to utilize the services of an independent compensation consultant to review and make recommendations with respect to post-Closing compensation arrangements for KORE’s senior executives, including terms and conditions relating to initial awards under the Incentive Equity Plan and customary employment agreements for key employees, subject to approval by the new board of directors;

•

during the Interim Period, CTAC to (i) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act and (ii) not take any action that would cause it to not qualify as an “emerging growth company” within the meaning of the JOBS Act; and

•	deliver to KORE a copy of the Investor Rights Agreement, duly executed by Sponsor and Pubco.

Additional Covenants of CTAC, CTAC Parties and KORE

Pursuant to the Merger Agreement, each of CTAC, the CTAC Parties and/or KORE, as indicated below, has agreed, among other things, to take certain actions set forth below:

•

each of the CTAC Parties and KORE to (i) use reasonable best efforts to assemble, prepare and file any information as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (ii) use reasonable best efforts to obtain all material consents and approvals of third parties that any of the CTAC Parties, KORE or their respective affiliates are required to obtain in order to consummate the Transactions and (iii) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of the other party set forth in the Merger Agreement or otherwise to comply with the Merger Agreement and to consummate the Transactions as soon as practicable;

•

as soon as practicable following the execution and delivery of the Merger Agreement (and the parties to use commercially reasonable efforts to do so within 28 calendar days), CTAC and KORE to jointly prepare and CTAC will file, or cause to be filed, with the SEC the proxy statement / registration statement in connection with the registration under the Securities Act of (i) the shares of Pubco Common Stock that constitute the Closing Share Consideration and (ii) the shares of Pubco Common Stock that are issuable upon exercise of Pubco warrants;

•

each of CTAC and KORE to use its reasonable efforts to cause the proxy statement / registration statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions;

•

each of CTAC and KORE to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (i) the proxy statement / registration statement will, at the time filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (ii) the proxy statement / registration statement will, at the date it is first mailed to the CTAC shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

•

CTAC will, prior to or as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) establish a record date (which date will mutually be agreed with KORE, acting reasonably) for, give notice of and duly call an extraordinary general meeting of the shareholders of CTAC to vote on the proposals for a date no later than 30 days following the date on which the Registration Statement is declared effective, (ii) provide its shareholders with the opportunity to elect to redeem their CTAC Class A ordinary shares, and (iii) solicit proxies from holders of CTAC’s Class A ordinary shares to vote in favor of each of the proposals;

•

at any time prior to the obtaining approval of CTAC shareholders, the CTAC board may change, withdraw, qualify or modify its recommendation if such change in recommendation is required by applicable Cayman law, including Cayman law regarding fiduciary duties;

•

during the Interim Period, (i) KORE to not take, nor permit any of its affiliates and representatives to take, whether directly or indirectly, any action to (a) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, or provide information to, any person (other than CTAC and/or any of its affiliates or representatives) concerning any merger, recapitalization or similar business combination transaction, or any sale of substantial assets involving it and its subsidiaries other than immaterial assets sold in the ordinary course of business (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”) or (ii) commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction;

•

during the Interim Period, each CTAC Party to not take, nor permit any of its subsidiaries or any of its or their respective representatives to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond to, provide information to or commence due diligence with respect to any person (other than KORE, its equityholders and/or any of their respective affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, relating to any business combination or (ii) endorse or recommend, or make any public statement approving, endorsing or recommending any business combination proposal;

•	Pubco to pay all transfer taxes incurred in connection with the Transactions and, at its own expense, file all necessary tax returns with respect to all such taxes

•	each of the CTAC Parties and KORE, as applicable, to take certain actions to effect the intended tax treatment of the Transactions;

•	CTAC and KORE to reasonably cooperate to create and implement a communications plan regarding the Transactions promptly following the date of the Merger Agreement;

•

at the request of the other party, following the Closing, each Party to execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by the Merger Agreement and the Transactions;

•

CTAC and KORE to use commercially reasonable efforts to cooperate promptly after signing to design and implement compliance policies and procedures appropriate for an exchange listed company, and KORE to use commercially reasonable efforts to comply with applicable compliance laws in a manner consistent with past practice;

•

CTAC to, or to cause an affiliate of CTAC to, for a period lasting until 12 months after the Closing Date (or earlier, until the date of the applicable employee’s termination of employment with CTAC or its Affiliates), provide to each employee employed by KORE or any of its subsidiaries immediately prior to the Closing who continue as an employee immediately following the Closing (i) a base salary or hourly wage rate and annual cash bonus opportunity that are no less favorable than the base salary or wage rate and annual cash bonus opportunity provided by KORE or any of its subsidiaries to such continuing employee immediately prior to the Closing Date, and (b) other employee benefits (excluding equity, retention, defined benefit pension and retiree medical benefits, except as required by applicable law or the provisions of a KORE benefit plan) that are substantially comparable in the aggregate to those provided by KORE or any of its subsidiaries to such continuing employee immediately prior to the Closing Date;

•

each of CTAC and KORE to (i) make all filings required of each of them or any of their respective subsidiaries or affiliates under the HSR Act or other regulatory laws with respect to the Transactions as promptly as practicable and, in any event, within ten (10) business days after the date of this Agreement in the case of all filings required under the HSR Act, (ii) comply at the earliest practicable date with any request under the HSR Act or other regulatory laws for additional information, documents, or other materials received by each of them or any of their respective subsidiaries or affiliates from the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or any other governmental authority in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other governmental authority under any regulatory laws with respect to any such filing or any such transaction;

•

each of CTAC and KORE to (i) use commercially reasonable efforts to furnish to each other party hereto all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement;(ii) promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any governmental authority regarding any such filings or any such transaction and permit the other party to review in advance any proposed communication by such party to any governmental authority; (iii) use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any governmental authority with respect to the transactions contemplated by this registration statement under any Law, including the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade in the jurisdictions, or to regulate foreign investment, in which KORE and its subsidiaries carry on business and (iv) use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Regulatory Laws with respect to such transactions as promptly as possible after the execution of this Agreement; and

•	Pubco to pay all KORE and CTAC transaction expenses not paid on the Closing Date as promptly as practicable after the Closing Date.

Conditions to Closing of the Transactions

Each of the below conditions to the parties’ obligations under the Merger Agreement may be waived, in whole or in part, by CTAC and/or KORE, depending on the party or parties benefiting from the condition. There is a risk that these conditions will not be satisfied and the PIPE Investment may not be funded when required. As of the date of this proxy statement/prospectus, no alternative financing arrangements or alternative financing plans have been made in the event the PIPE Investment is not available. As a result, failure to consummate the PIPE Investment (or the failure by CTAC or KORE to waive the related minimum available cash condition), could delay or prevent the closing of the business combination.

Conditions to the Obligations of Each Party

The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by KORE and CTAC:

•

(i) the applicable waiting period(s) under the HSR Act in respect of the Transactions (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the U.S. Federal Trade Commission and/or the U.S. Department of Justice, as applicable) shall have expired or been terminated, (ii) the parties shall have received approval from the New Zealand Overseas Investment Office on conditions mutually acceptable to KORE and CTAC, each acting reasonably, pursuant to the Overseas Investment (Urgent Measures) Amendment Act 2020 and (iii) the Treasurer of the Commonwealth of Australia (“Treasurer”) (or the Treasurer’s delegate) shall have provided a written no objection notification in respect of the Transactions, either without conditions or without imposing any conditions that are not reasonably satisfactory to the parties, or following the notification to the Treasurer under the Foreign Acquisitions and Takeovers Act 1975 (Cth), the applicable time limit on making orders and decisions has expired (provided, that with respect to the condition in this clause (iii), KORE and CTAC have determined that a filing is not required and have each agreed to waive this requirement) (pursuant to the Acknowledgement and Waiver attached to this proxy statement/prospectus as Annex A-2, KORE and CTAC have waived item (ii) above);

•	there will not be in force any governmental order enjoining or prohibiting the consummation of the Transactions;

•	CTAC will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after redemptions by CTAC shareholders;

•

CTAC shareholders’ approval of the business combination proposal and the Cayman merger proposal, as described in this proxy statement/prospectus, will have been obtained in accordance with the Companies Act, the amended and restated memorandum and articles of association and the rules and regulations of the NYSE (“CTAC Shareholder Approval”);

•

the registration statement of which this proxy statement/prospectus forms a part (the “Registration Statement”) will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;;

•	the Available Closing CTAC Cash and freely available cash in the bank accounts of KORE and its subsidiaries will be not less than $345,000,000; and

•	KORE Stockholder Approval will have been obtained in accordance with the DGCL and KORE’s governing documents.

Conditions to the Obligations of the CTAC Parties

The obligations of the CTAC Parties to consummate, or cause to be consummated the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by CTAC:

•

certain of the representations and warranties of KORE pertaining to its corporate organization, due authorization and brokers’ fees will be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, will be true and correct on and as of such earlier date);

•

certain representations and warranties of KORE pertaining to its capitalization will be true and correct as of the Closing Date other than de minimis inaccuracies, provided that this condition shall be deemed satisfied so long as such inaccuracy does not increase the Closing Cash Consideration or the Closing Share Consideration;

•	the representations and warranties of KORE pertaining to absence of a Material Adverse Effect will be true and correct in all respects as of the Closing Date;

•

each of the remaining representations and warranties of KORE will be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, will be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect;

•	each of the covenants and agreements of KORE and the applicable stockholders of KORE in the Company Holders Support Agreement to be performed as of or prior to the Closing will have been performed in all material respects or if not complied with or performed in all material respects, such noncompliance or failure to performance shall have been cured within 20 days after written notice of such breach has been delivered by CTAC (or, if earlier, the termination date of the Merger Agreement);

•

KORE will have delivered to CTAC a certificate signed by an officer of KORE, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the foregoing conditions have been fulfilled; and

•	no default or event of default shall have occurred and be continuing under KORE’s Credit Agreement.

Conditions to the Obligations of KORE

The obligations of KORE to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by KORE:

•

each of the representations and warranties of the CTAC Parties regarding its capitalization, as provided for in the Merger Agreement, will be true and correct other than de minimis inaccuracies as of the Closing Date, as though then made;

•

each of the remaining representations and warranties of the CTAC Parties will be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, will be true and correct on and as of such earlier date);

•

each of the covenants and agreements of the CTAC Parties to be performed as of or prior to the Closing will have been performed in all material respects or if not complied with or performed in all material respects, such noncompliance or failure to performance shall have been cured within 20 days after written notice of such breach has been delivered by KORE; and

•

CTAC will have delivered to KORE a certificate signed by an officer of CTAC, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the foregoing conditions have been fulfilled.

Waiver

Any party to the Merger Agreement may, at any time prior to the closing of the Transactions, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under the Merger Agreement. Notwithstanding the foregoing, pursuant to CTAC’s current amended and restated memorandum and articles of association, CTAC cannot consummate the proposed business combination if it has less than $5,000,001 of net tangible assets remaining after the closing.

The existence of the financial and personal interests of the directors may result in a conflict of interest on the part of one or more of them between what he may believe is best for CTAC and what he may believe is best for himself in determining whether or not to grant a waiver in a specific situation.

Termination

The Merger Agreement may be terminated and the Transactions abandoned, at any time prior to the Closing:

•	by mutual written consent of KORE and CTAC;

•

by KORE or CTAC if the consummation of the Pubco Merger or the Mergers is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable government order, except if the terminating party’s failure to fulfill any obligation under the Merger Agreement is the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

•

by KORE or CTAC if the Closing has not occurred on or before September 12, 2021 (which has been subsequently extended to October 12, 2021 by an amendment to the Merger Agreement) (the “Termination Date”), except if the terminating party’s failure to fulfill any obligation under the Merger Agreement is the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Termination Date;

•

by KORE or CTAC if the other party has breached any of its covenants, agreements, representations or warranties such that the conditions to closing of the Transactions with respect to covenants, agreements, representations and warranties would not be satisfied at the Closing and has not cured (if curable) its breach within twenty (20) days of receipt of written notice of such breach (or any shorter period of time that remains between the date of the written notice of such breach and the Termination Date), except if the terminating party’s failure to fulfill any obligation under the Merger Agreement is the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

•

by CTAC if the KORE Stockholder Approval is not delivered to CTAC within forty-eight (48) hours after the Registration Statement is declared effective and delivered or otherwise made available to the stockholders and KORE;

•

by CTAC if the 2020 Audited Financial Statements have not been delivered to CTAC within 15 business days after the date of the Merger Agreement, are not accompanied by an unqualified opinion from KORE’s auditors and/or with respect to KORE and its subsidiaries taken as a whole, differ in any material and adverse respect from the unaudited financial statements previously delivered to CTAC; or

•

by KORE or CTAC if CTAC Shareholder Approval is not obtained following the special meeting and vote of CTAC shareholders, subject to any adjournment, postponement or recess of the meeting, except such termination right will not be available to CTAC if, at the time of such termination, CTAC is in material breach of its obligations under the Merger Agreement in respect of the special meeting.

Effect of Termination

If validly terminated, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors, employees or stockholders, other than liability of KORE or the CTAC Parties, as the case may be, for any fraud or intentional breach of the Merger Agreement occurring prior to such termination, subject to certain customary provisions that will survive any termination of the Merger Agreement.

Fees and Expenses

If the Closing does not occur, each party to the Merger Agreement will bear its own costs and expenses incurred in connection with the Merger Agreement, the other Transaction Agreements and the transactions contemplated therein, including all fees of its legal counsel, financial advisers and accountants. If the Closing occurs, CTAC shall pay, or cause to be paid, the KORE transaction expenses and the CTAC transaction expenses, in each case as set forth in the Merger Agreement.

Amendments

The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing that is executed by CTAC and KORE and which makes reference to the Merger Agreement.

Governing Law; Consent to Jurisdiction

The Merger Agreement, and all claims or causes of action based upon, arising out of, or related to the Merger Agreement and/or the Transactions, will be governed by, and construed in accordance with, the internal laws of the State of Delaware, including its statute of limitations, without giving effect to its principles or rules of conflict of laws that would require or permit the application of the law of another jurisdiction other than the State of Delaware. The parties to the Merger Agreement have irrevocably submitted to the exclusive jurisdiction of federal and state courts in the State of Delaware.

Investor Rights Agreement

The Merger Agreement contemplates that, at the Closing, Pubco, the Sponsor and the KORE Holders will enter into the Investor Rights Agreement, the form of which is attached to this proxy statement/prospectus as Annex D, pursuant to which the Sponsor and the stockholders of KORE party thereto are entitled to designate an aggregate of ten (10) individuals to the board of directors of Pubco and Pubco will agree to take all necessary actions to cause the board of directors of Pubco to be comprised of such individuals. Pubco also will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Pubco Common Stock and other equity securities of Pubco that are held by the parties thereto from time to time. In addition, each of the Pubco stockholders party to the Investor Rights Agreement will acknowledge and agree to be bound by certain transfer restrictions on its shares of Pubco Common Stock and certain other equity securities of Pubco during the 12-month period following the Closing Date.

Pursuant to the Investor Rights Agreement, at and following the Closing, the board of directors of Pubco shall be comprised of ten (10) directors, which shall include (i) two directors designated by the Shareholder Representative (such directors and any of their successors designated pursuant to Section 2.2.3 of the Investor Rights Agreement, each, a “Pre-Closing Holder Director”), (ii) two directors designated by the Sponsor (such directors and any of their successors designated pursuant to Section 2.2.4 of the Investor Rights Agreement, each, a “Sponsor Director”), (iii) three independent directors designated by the Sponsor and two independent directors designated by the Shareholder Representative (such directors and any successors designated pursuant to Section 2.2.6 of the Investor Rights Agreement, each, an “Independent Director”) and (iv) the chief executive officer of Pubco. At the Closing, the foregoing directors are to be divided into three classes of directors, with each class serving for staggered three-year terms as follows:

(a)

the Class I directors shall include: 1 Sponsor Director, 1 Independent Director designated by Sponsor (selected for Class I by the Sponsor) and 1 Independent Director designated by the Shareholder Representative (selected for Class I by the Shareholder Representative);

(b)

the Class II directors shall include: 2 Independent Directors designated by Sponsor (selected for Class II by the Sponsor) and 1 Independent Director designated by the Shareholder Representative (selected for Class II by the Shareholder Representative; and

(c)

the Class III directors shall include: the CEO of Pubco, 1 Sponsor Director (selected for Class III by the Sponsor) and 2 Pre-Closing Holder Directors (selected for Class III by the Shareholder Representative).

The chairperson of the board of directors of Pubco shall be selected by a majority of the board of directors of Pubco. If the majority of Pubco’s board of directors selects the CEO to serve as the chairperson of the board of director of Pubco and one or more Sponsor Directors has been elected to the board of directors of Pubco, the Sponsor Directors shall select the lead director of the board of directors of Pubco. Please see the section entitled “Management of Pubco Following the Business Combination” for additional information.

The Investor Rights Agreement terminates and replaces the registration rights agreement that was entered into by CTAC, the Sponsor and the other holders of CTAC’s securities party thereto in connection with the CTAC IPO. The director nomination provisions set forth in the Investor Rights Agreement and the classified board structure shall terminate automatically on the seventh anniversary of the Closing. The provisions related to registrations and offering, company procedures and indemnification and contribution in the Investor Rights Agreement will with respect to any Holder (as defined therein), terminate on the date that such Holder no longer holds any Registrable Securities (as defined therein). The remainder of the Investor Rights Agreement will terminate automatically (without any action by any party thereto) as to each Holder when such Holder, following the Closing Date, ceases to Beneficially Own (as defined therein) any Registrable Securities.

Each of Shareholder Representative and Sponsor, as applicable, will have the right to (i) remove their respective nominees from the Board and (ii) fill vacancies created by reason of death, removal or resignation of its respective nominees to the Board. Shareholder Representative also has the right to replace any Pre-Closing Holding Director and any Independent Director designated by the Shareholder Representative and Sponsor also has the right to replace any Independent Director designated by Sponsor. In addition, for so long as any Pre-Closing Holder Director or Sponsor Director serves as a director of Pubco, Pubco will agree to (a) provide any such director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of Pubco and (b) not amend, alter or repeal any right to indemnification or exculpation covering or benefitting any such director nominated pursuant to the Investor Rights Agreement as and to the extent consistent with applicable law, the Pubco Charter, the New Pubco Bylaws and any indemnification agreements with directors (whether such right is contained in the Pubco Charter, the New Pubco Bylaws or another document) (except to the extent such amendment or alteration permits Pubco to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto). Subject to applicable laws and stock exchange regulations, and subject to requisite independence requirements applicable to such committee, for so long as the Shareholder Representative or Sponsor, as applicable, is entitled to designate at least one (1) director pursuant to the Investor Rights Agreement, Pubco shall take all Necessary Action to have at least one Pre-Closing Holder Director and one Sponsor Director, as applicable, appointed to serve on each committee of the board of directors of Pubco.

Pursuant to the Investor Rights Agreement, Pubco shall file, and cause to be effective within 15 days from the Closing Date, a registration statement for a Shelf Registration (as defined therein) on a Form S-3, or if Pubco is ineligible to use a Form S-3, a Form S-1 (the “Shelf”), as applicable, covering the resale of all the registrable securities (determined as of two business days prior to such filing) on a delayed or continuous basis and will use its commercially reasonable efforts to cause the registration to become effective as soon as practicable after the filing. The Shelf shall provide for the resale of the registrable securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder. Pubco will maintain the shelf in accordance with the terms of the Investor Rights Agreement, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep it continuously effective, available for use and in compliance with the provisions of the Securities Act until there are no longer any registrable securities. If a Shelf Registration ceases to be effective for any reason at any time while registrable securities are still outstanding, Pubco shall use commercially reasonable efforts to as promptly as is reasonably practicable cause the shelf to become effective again under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf). At any time while the shelf is effective, the Sponsor or any Pre-Closing Requesting Stockholder (as defined therein) may request to sell all or any portion of its registrable securities in an underwritten offering that is registered pursuant to the Shelf (an “Underwritten Shelf Takedown”); however, Pubco shall only be obligated to effect such Underwritten Shelf Takedown if the offering includes either securities with a total offering price expected to exceed $25,000,000 in the aggregate or all remaining registrable securities held by the requesting holder.

The Investor Rights Agreement also provides “piggyback” registration rights to the holders of registrable securities. If a holder chooses to participate in such piggyback registration, Pubco agrees to, in good faith, cause such holder’s securities to be included in the registration and use its best efforts to cause the managing underwriter(s) of the proposed underwritten offering to permit the securities requested by such holder or holders to be included in the registration on the same terms and conditions as any similar securities of Pubco included in such registered offering and to permit the sale or other disposition of such registrable securities in accordance with the intended method(s) of distribution thereof.

For twelve months after the date of the Investor Rights Agreement, none of the Sponsor or Pre-Closing Stockholders holding Pubco Common Stock will be permitted to offer, sell, contract to sell, pledge, grant and option to purchase, make any short sale or otherwise dispose of or distribute any shares of Pubco Common Stock that are subject to the lock-up period, other than (i) any transfer to an affiliate of a holder, (ii) distribution to profit interest holders, limited partners, members, shareholders or other equity holders in such holder or (iii) as a pledge in a bona fide transaction to third parties as collateral to secure obligations pursuant to lending or other arrangements with such third parties relating to a financing arrangement for the benefit of the holders or its affiliates, as applicable.

Finally, Pubco will agree to indemnify, to the extent permitted by law, each holder of registrable securities, its officers and directors and each person who controls such holder (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus (or any amendments thereto) or any omission or alleged omission of a material fact required to be stated therein. Pubco shall also indemnify the underwriters, their officers and directors and each person who controls such underwriters to the same extent as provided in the foregoing with respect to the indemnification of the holder.

Company Holders Support Agreement

In connection with the execution of the Merger Agreement, CTAC, KORE and the Requisite KORE Stockholders entered into the Company Holders Support Agreement, a copy of which is attached as Annex E to this proxy statement/prospectus. The Requisite KORE Stockholders collectively hold approximately 61% of KORE’s issued and outstanding common stock. Pursuant to the terms of the Company Holders Support Agreement, the Requisite KORE Stockholders agreed to, among other things, (i) execute and deliver to CTAC a written consent in respect of all the shares of KORE common stock held by such Requisite KORE Stockholders approving the Merger Agreement and the Transactions as soon as reasonably practicable after the registration statement which this proxy statement/prospectus forms a part of is declared effective under the Securities Act, (ii) be bound by the same non-solicitation covenants as are applicable to KORE under the Merger Agreement and (iii) not to, directly or indirectly, transfer, pledge, encumber, place a lien on, assign, hedge, swap, covert, or otherwise dispose of any of its shares, enter into any contract or option with respect to a transfer, publicly announce any intention to effect any transfer or take any action that would have the effect of materially delaying, preventing or disabling such Requisite KORE Stockholder from performing its obligations under the Company Holders Support Agreement, subject to certain exceptions. The Requisite KORE Stockholders represented that as of the date of the Company Holders Support Agreement, such stockholders owned a number of shares of KORE stock equal to or greater than the Drag-Along Threshold (as such term is defined in the KORE Stockholders Agreement) and agreed to take, or cause to be taken, all actions, and cooperate with other parties, to cause the Transactions to be treated as a “Drag-Along Sale” in accordance with Section 3 of the KORE Stockholders Agreement KORE’s remaining approximately 17 stockholders, who account for approximately 39% of KORE’s issued and outstanding common stock, are not bound by the Company Holder Support Agreement to provide written consents approving the Merger Agreement.

The Company Holders Support Agreement will terminate upon the earliest to occur of (i) the First Effective Time, (ii) the valid termination of the Merger Agreement in accordance with its terms and (iii) the time Company Holders Support Agreement is validly terminated upon the mutual written agreement of KORE, CTAC and the stockholders party thereto.

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, CTAC, Pubco, the Sponsor and KORE entered into the Sponsor Support Agreement. Pursuant to the terms of the Sponsor Support Agreement, the Sponsor agreed to, among other things: (i) vote or cause its shares to vote in favor of the business combination proposal and the other proposals included in the accompanying proxy statement/prospectus, (ii) subject to certain exceptions, not transfer, sell, pledge, encumber, assign, grant an option with respect to, hedge, swap, convert or otherwise dispose of their private placement units, CTAC Class A ordinary shares, CTAC Class B ordinary shares or CTAC warrants (including the CTAC Class A ordinary shares issuable upon exercise thereof) held by the Sponsor until the earlier of the Closing or the valid termination of the Merger Agreement, (iii) not, directly or indirectly, solicit, initiate, continue or engage in alternative business combination proposals and (iv) waive applicable anti-dilution protections in CTAC’s amended and restated memorandum and articles of association with respect to the conversion of the CTAC Class B ordinary shares held by Sponsor upon consummation of the Transactions.

The Sponsor Support Agreement shall automatically terminate in its entirety, and be of no further force or effect, upon the termination of the Merger Agreement.

Subscription Agreements

In connection with the execution of the Merger Agreement, CTAC entered into Subscription Agreements with the PIPE Investors, the form of which is attached as Annex F to this proxy statement/prospectus. Pursuant to the terms of the Subscription Agreements, the PIPE Investors agreed to purchase, in the aggregate, 22,500,000 shares of Pubco Common Stock at a purchase price of $10.00 per share for an aggregate commitment of $225,000,000. The closings under the Subscription Agreements shall occur substantially concurrently with the Closing, subject to, among other things, the satisfaction of each condition precedent to the Closing set forth in the Merger Agreement, all representations and warranties of CTAC contained in each Subscription Agreement being true and correct in all material respects at and as of the Closing Date, satisfaction, performance and compliance by CTAC and each PIPE Investor in all material respects with the covenants, agreements and conditions contained therein, and no amendment or modification of, or waiver with respect to CTAC’s obligation to effect the Closing under, the Merger Agreement having occurred that would reasonably be expected to materially and adversely affect the economic benefits of each PIPE Investor without having received such PIPE Investor’s prior written consent.

The Subscription Agreements provide that CTAC is required to file with the SEC as soon as practicable, but in no event later than fifteen days after the consummation of the Transactions, a registration statement registering the resale of the shares of Pubco Common Stock to be issued to any such PIPE Investor and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies CTAC that it will “review” the registration statement) following the Closing and (ii) the 10th business day after the date CTAC is notified by the SEC that the registration statement will not be reviewed or will not be subject to further review. Additionally, pursuant to the Subscription Agreements, the PIPE Investors agreed to waive any claims that they may have at the Closing or in the future as a result of, or arising out of, the Subscription Agreements against CTAC with respect to the trust account.

The Subscription Agreements will terminate, and be of no further force and effect, upon the earlier to occur of (i) three business days after the Merger Agreement is validly terminated in accordance with its terms, (ii) upon the mutual written agreement of CTAC and the applicable PIPE Investor, or (iii) on or after December 12, 2021 if the Closing has not occurred on or prior to such date; provided, that nothing contained in the Subscription Agreements will relieve any party thereto from liability for any willful breach hereof prior to the time of termination, and each party thereto will be entitled to any remedies at law or in equity to recover losses, liabilities, or damages arising from such breach.

Backstop Financing

As of the date of this proxy statement/prospectus, KORE Wireless and an affiliate of Fortress Credit Corp. have entered into the backstop financing agreement filed as Exhibit 10.14 to the registration statement of which this proxy statement/prospectus forms a part, pursuant to which the lender thereunder will make available additional financing (the “Backstop Financing”) that would be available, if necessary, to help satisfy the minimum cash condition at Closing. The facility provides KORE with the ability, at its option and with the consent of Pubco, to borrow up to $120 million as necessary to satisfy any shortfall in the minimum cash condition. Such a shortfall could arise in the event redemptions by CTAC public shareholders exceed $139.2 million. See section entitled “Proposal No. 1—The Business Combination Proposal—General— Impact of the Business Combination on CTAC’s Public Float” for an overview of potential redemption scenarios. Pursuant to the Backstop Financing, KORE would issue senior unsecured convertible notes (the “Backstop Notes”) in an aggregate principal amount up to the amount of the shortfall in the minimum cash condition. The Backstop Notes will bear interest at the rate of 5.5% per annum, payable in cash on a semi-annual basis in arrears, and mature on the seventh anniversary of issuance and, upon consummation of the Merger, will be exchangeable at any time, at the discretion of the noteholder, for shares of Pubco Common Stock at $12.50 per share. The Backstop Notes will be redeemable by

KORE at par plus a make-whole premium at any time after the second-year anniversary of funding, subject to the share price of Pubco Common Stock trading at or above 130% of the effective conversion price for 20 of 30 consecutive trading days. The make-whole premium would be payable in cash, shares, or a combination thereof, at KORE’s election. The Backstop Notes would be subject to a maintenance based total leverage covenant.

In connection with the Backstop Financing, CTAC has waived the debt incurrence covenant in the Merger Agreement solely to permit KORE to enter into the Backstop Financing and will be deemed to waive such debt incurrence covenant to permit KORE to utilize the Backstop Financing upon consenting to such utilization.

Governance of Pubco Post-Closing

Pubco’s amended and restated certificate of incorporation, the New Pubco Bylaws and the Investor Rights Agreement, each of which will be in effect upon the Closing collectively provide for the following:

Authorized Capital: Pubco will be authorized to issue both common stock and preferred stock. The total number of shares of all classes of capital stock that Pubco will have authority to issue is 350,000,000, comprised of (i) 315,000,000 total shares of Pubco Common Stock, with a par value of $0.0001 per share, and (ii) 35,000,000 total shares of preferred stock of Pubco, with a par value of $0.0001 per share (“Pubco Preferred Stock”).

Voting:

•

Each holder of Pubco Common Stock shall be entitled to vote on each matter submitted to a vote of Pubco stockholders and will be entitled to one vote for each of Pubco Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter.

•	The board of directors of Pubco may grant voting powers, full or limited, or no voting powers to the holders of Pubco Preferred Stock from time to time.

•

Except as otherwise required by law, holders of Pubco Common Stock shall not be permitted to vote on any amendment to the Pubco amended and restated certificate of incorporation that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of any outstanding series of Pubco Preferred Stock, if the holders of such affected series of Pubco Preferred Stock are entitled to vote with respect to such amendment.

•

Subject to the rights of any holders of any outstanding series of Pubco Preferred Stock, the number of authorized shares of Pubco Common Stock or Pubco Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding, in either case) by the affirmative vote of the holders of a majority of the stock of Pubco entitled to vote.

Board of Directors:

•	Pubco will have a classified board of directors with staggered, three-year terms.

•

Pursuant to the Investor Rights Agreement, at and following the Closing, the board of directors of Pubco shall be comprised of ten (10) directors, which shall include (i) two directors designated by the Shareholder Representative (such directors any of their successors designated pursuant to Section 2.2.3 of the Investor Rights Agreement, each, a “Pre-Closing Holder Director”), (ii) two directors designated by the Sponsor (such directors and any of their successors designated pursuant to Section 2.2.4 of the Investor Rights Agreement, each, a “Sponsor Director”), (iii) three independent directors designated by the Sponsor and two independent directors designated by the Shareholder Representative (such directors and any successors designated pursuant to Section 2.2.6 of the Investor Rights Agreement, each, an “Independent Director”) and (iv) the chief executive officer of Pubco. At the Closing, the foregoing directors are to be divided into three classes of directors, with each class serving for staggered three-year terms as follows:

(a)

the Class I directors shall include: 1 Sponsor Director, 1 Independent Director designated by Sponsor (selected for Class I by the Sponsor) and 1 Independent Director designated by the Shareholder Representative (selected for Class I by the Shareholder Representative);

(b)

the Class II directors shall include: 2 Independent Directors designated by Sponsor (selected for Class II by the Sponsor) and 1 Independent Director designated by the Shareholder Representative (selected for Class II by the Shareholder Representative); and

(c)

the Class III directors shall include: the CEO of Pubco, 1 Sponsor Director (selected for Class III by the Sponsor) and 2 Pre-Closing Holder Directors (selected for Class III by the Shareholder Representative).

•	The biographies of the initial directors selected for each Class are set out in the section entitled “Management of Pubco Following the Business Combination.”

•

The chairperson of the board of directors of Pubco shall be selected by a majority of the board of directors of Pubco. If the majority of Pubco’s board of directors selects the CEO to serve as the chairperson of the board of director of Pubco and one or more Sponsor Directors has been elected to the board of directors of Pubco, the Sponsor Directors shall select the lead director of the board of directors of Pubco. Please see the section entitled “Management of Pubco Following the Business Combination” for additional information.

•	The director nomination provisions set forth in the Investor Rights Agreement and the classified board structure shall terminate automatically on the seventh anniversary of the Closing.

•

The Shareholder Representative shall have the right to designate the replacement for any Pre-Closing Holder Director and any Independent Director designated by Shareholder Representative. Pubco shall take all Necessary Action (as defined in the Investor Rights Agreement) to ensure that such designees are included on the slate of nominees recommended by Pubco for election as directors in any shareholder meeting electing such replacement directors.

•

Sponsor shall have the right to designate the replacement for any Sponsor Director and any Independent Director designated by Sponsor. Pubco shall take all Necessary Action (as defined in the Investor Rights Agreement) to ensure that such designees are included on the slate of nominees recommended by Pubco for election as directors in any shareholder meeting electing such replacement directors.

•

The Independent Directors designated by Sponsor and the Shareholder Representative shall (i) qualify as “independent” pursuant to the listing standards of the national securities exchange upon which the Pubco Common Stock is admitted to trading (or, if at the time of such recommendation, the Pubco Common Stock is not admitted to trading on a national securities exchange, pursuant to the listing standards of the NYSE or its successor), and (ii) shall not be employed by Sponsor, Shareholder Representative, or any of their respective affiliates.

•

Shareholder Representative or Sponsor, as applicable, shall have the exclusive right to (x) remove their nominees from the board of directors of Pubco and (y) fill vacancies created by reason of death, removal or resignation of its nominees to the board of directors of Pubco, and Pubco shall (in each case) take all Necessary Action (as defined in the Investor Rights Agreement) to remove or nominate or cause the board of directors of Pubco to appoint, as applicable, replacement directors designated by the applicable party to fill any such vacancies above as promptly as practicable after such designation (and in any event prior to the next meeting or action of the board of directors of Pubco or applicable committee).

•

In accordance with Pubco’s organizational documents, (i) the board of directors of Pubco shall establish and maintain committees of the board of directors for (x) Audit, (y) Compensation and (z) Nominating and Corporate Governance, and (ii) the Board may from time to time by resolution establish and maintain other committees of the board of directors. Subject to applicable laws and stock exchange regulations, and subject to requisite independence requirements applicable to such committee, for so long as the Shareholder Representative or Sponsor, as applicable, is entitled to designate at least one (1) director pursuant to the Investor Rights Agreement, Pubco shall take all

Necessary Action to have at least one Pre-Closing Holder Director and one Sponsor Director, as applicable, appointed to serve on each committee of the board of directors of Pubco.

Liquidation, Dissolution or Winding Up:

•

Subject to applicable law and the rights and preferences of any holders of any share of any outstanding series of Pubco Preferred Stock, in the event of any liquidation, dissolution or winding up of Pubco, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of Pubco and subject to the rights, if any, of the holders of any outstanding series of Pubco Preferred Stock or any class or series of stock having a preference over or the right to participate with the Pubco Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of Pubco, the holders of Pubco Common Stock shall be entitled to receive the remaining assets of Pubco available for distribution to its stockholders ratably in proportion to the number of shares of Pubco Common Stock held by each such holder.

Business Combination:

•

Pubco will elect not to be governed by Section 203 of the DGCL which prohibits a corporation that has voting stock traded on a national security exchange from engaging in certain business combinations with an interested stockholder (defined as the owner of 15% or more of the corporation’s voting stock), or an interested stockholder’s affiliates or associates, for a three-year period unless, among other exceptions, certain board approvals are received.

•

Pubco’s amended and restated certificate of incorporation will, however, generally prohibit Pubco from engaging in any business combination with any interested stockholder for a period of 3 years following the time that such stockholder became an interested stockholder, unless:

•	Prior to such time, the board approved the transaction that resulted in the stockholder becoming an interested stockholder;

•

Upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of Pubco at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

•

At or subsequent to such time, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of Pubco that is not owned by the interested stockholder; or

•

The stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the 3-year period immediately prior to a business combination between Pubco and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership.

No Written Consent: Any action required or permitted to be taken by the stockholders of Pubco must be effected at an annual or special meeting of the stockholders of Pubco, and shall not be taken by written consent in lieu of a meeting.

Amendments: For a period of 7 years following Closing, a substantial portion of the provisions under the amended and restated certificate of incorporation may not be amended without the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of Pubco entitled to vote thereon, voting together as a single class.

Corporate Opportunities: Pubco will renounce any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity offered to the Sponsor or certain stockholders of KORE or any of their respective officers, directors, employees, equity holders, members, principals, affiliates and subsidiaries (other than Pubco and its subsidiaries), other than those that are expressly offered to any non-employee director of Pubco in their capacity as a director or officer of Pubco. Sponsor, certain stockholders of KORE and any of their respective officers, directors, employees, equity holders, members, principals, affiliates and subsidiaries (other than Pubco and its subsidiaries) do and shall not have any fiduciary duty to refrain from directly or indirectly, (A) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as Pubco or any of its subsidiaries now engages or proposes to engage or (B) competing with Pubco or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other person (other than Pubco or any of its subsidiaries).

Stockholder Proposals:

•

The New Pubco Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The New Pubco Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement thereto) given by or at the direction of Pubco’s board of directors, (ii) otherwise properly brought before such meeting by the Pubco’s board of directors or the chairperson of the board, or (iii) otherwise properly brought before such meeting by a stockholder present in person who (A) (1) was a record owner of shares of Pubco both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in the New Pubco Bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for Pubco’s annual meeting of stockholders, a stockholders’ notice must be delivered to, or mailed and received at, the principal executive offices of Pubco not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by Pubco. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of timely notice as described above.

•	We currently anticipate the 2021 annual meeting of stockholders of Pubco will be held no later than . Nominations and proposals also must satisfy other requirements set forth in the New Pubco Bylaws.

•

Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the 2021 annual general meeting pursuant to Rule 14a-8 must be received at Pubco’s principal office a reasonable time before Pubco begins to print and send its proxy materials and must comply with Rule 14a-8.

Exclusive Forum: Pubco’s amended and restated certificate of incorporation will require, to the fullest extent permitted by law, that (i) any derivative action, suit or proceeding brought on behalf of Pubco, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of Pubco’s directors, officers or stockholders to Pubco or its stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or Pubco’s amended and restated certificate of incorporation or the New Pubco Bylaws, (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of

Delaware or (v) any action, suit or proceeding asserting a claim against Pubco or any current or former director, officer or stockholder governed by the internal affairs doctrine will have to be brought in the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery declines or does not have jurisdiction, the federal district court for the District of Delaware or, in the event that the federal district court for the District of Delaware does not have jurisdiction, other state courts of the State of Delaware) and any appellate court thereof. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the action as agent for such stockholder. The foregoing provision will not apply to claims arising under the Securities Act, the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. Unless Pubco consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act.

Fiscal Year: The fiscal year of Pubco will be fixed by resolution of the board of directors of Pubco and may be changed by the board of directors of Pubco.

Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Transactions

When the Transactions are completed, the rights of Pubco stockholders will be governed by Delaware law, including the DGCL, rather than by the laws of the Cayman Islands. Certain differences exist between the DGCL and the Companies Act that will alter certain of your rights as a Pubco stockholder, as compared to your rights as a CTAC shareholder, and affect the powers of Pubco’s board of directors and management following the Transactions.

Shareholders should consider the following summary comparison of the laws of the Cayman Islands, on the one hand, and the DGCL, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL and the Companies Act.

The owners of a Delaware corporation’s shares are referred to as “stockholders.”

Provision	Delaware	Cayman Islands
Applicable legislation	General Corporation Law of the State of Delaware	The Companies Act (As Revised) of the Cayman Islands

General Vote Required for Combinations with Interested Stockholders/Shareholders	Generally, a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder, unless the corporation opts out of the statutory provision in its certificate of incorporation. Although Pubco has opted out of the statutory provision in its amended and restated certificate of incorporation, it has included a	No similar provision

Provision	Delaware	Cayman Islands
provision prohibiting Pubco from engaging in any such business combination for a period of three years, subject to certain exceptions.

Appraisal Rights	Stockholders of a publicly traded corporation have appraisal rights in connection with a merger if they are required by the terms of a merger agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above.	Under the Companies Act, minority shareholders that dissent to a merger are entitled to be paid the fair market value of their shares, which, if necessary, may ultimately be determined by the courts of the Cayman Islands.

Requirements for Stockholder/Shareholder Approval	Subject to the certificate of incorporation, stockholder approval of mergers, a sale of all or substantially all the assets of the corporation, dissolution and amendments of governing documents requires the affirmative vote of a majority of outstanding voting power; most other stockholder approvals require the affirmative vote of a majority of the voting power present and entitled to vote on the matter, provided a quorum is present. The amended and restated certificate of incorporation and New Pubco Bylaws follow the statutory provision for stockholder approval.	Subject to the articles of association, matters which require shareholder approval, whether under Cayman Islands statute or the company’s articles of association, are determined (subject to quorum requirements, the Companies Act, applicable law and the relevant articles of association) by ordinary resolution, being the approval of the holders of a majority of the shares, who, being present in person or proxy and entitled to vote, vote at the meeting of shareholders or by special resolution (such as the amendment of the company’s constitutional documents), being the approval of the holders of a majority of not less than two-thirds of the shares, who, being present in person or by

Provision	Delaware	Cayman Islands
proxy and entitled to vote, vote at the meeting of shareholders.

Requirement for Quorum	Quorum is a majority of outstanding voting power unless otherwise set in the governing documents, but cannot be less than one-third of shares entitled to vote at the meeting. The amended and restated certificate of incorporation and New Pubco Bylaws follow the statutory provision and provide that the holders of a majority of voting power outstanding and entitled to vote constitutes a quorum.	Quorum is set in the company’s memorandum and articles of association.

Stockholder/Shareholder Consent to Action Without Meeting	Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent. The amended and restated certificate of incorporation prohibits stockholders from acting by written consent and all actions of the stockholders must be taken at an annual or a special meeting.	Shareholder action by written resolutions (whether unanimous or otherwise) may be permitted by the articles of association. The articles of association may provide that shareholders may not act by written resolutions.

Inspection of Books and Records	Subject to certain requirements, any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of members or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements. Delaware is the exclusive forum for such suits as per the amended and restated certificate of incorporation.	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances.

Removal of Directors	Any director or the entire board may be removed, with or without cause, by the holders of a majority of the voting power held by the shares then entitled to vote at an election of directors, except as follows: (a) unless the certificate of incorporation otherwise provides, in the case of a	A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Provision	Delaware	Cayman Islands
corporation with a classified board, stockholders may effect such removal only for cause; or (b) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board. However, because Pubco’s board of directors will be classified after the Closing, pursuant to the amended and restated certificate of incorporation, a director may be removed from office only for cause and only by the affirmative vote of at least a majority of the total voting power of the outstanding shares of capital stock of the corporation entitled to vote in any annual election of directors or class of directors, voting together as a single class. Pursuant to the Investor Rights Agreement, each of Shareholder Representative and Sponsor, as applicable, will have the right to remove their respective nominees from the Pubco board of directors, subject to stockholder approval as described above.

Number of Directors	The number of directors is fixed by, or in the manner provided by, the certificate of incorporation or the by-laws. The by-laws may provide that the board may increase the size of the board and fill any vacancies. The New Pubco Bylaws provide that subject to the amended and restated certificate of incorporation and the Investor Rights Agreement, the number of directors is determined by resolution of the Pubco board of directors. Under the Investor Rights Agreement, the Pubco	Subject to the memorandum and articles of association, the board may increase the size of the board and fill any vacancies.

Provision	Delaware	Cayman Islands
board of directors will initially be comprised of ten directors consisting of two directors designated by the Shareholder Representative, two directors designated by Sponsor, three independent directors designated by Sponsor, two independent directors designated by the Shareholder Representative and the chief executive officer of Pubco.

Classified or Staggered Boards	Classified boards are permitted. The amended and restated certificate of incorporation provides that the Pubco board of directors will be classified until the 7th anniversary of the Effective Time.	Classified boards are permitted.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty, which includes the duty to act in good faith, to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company, but may be owed directly to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify any person who was or is a party to any proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable	A Cayman Islands exempted company generally may indemnify its directors or officers, except with regard to fraud or willful default.

Provision	Delaware	Cayman Islands
cause to believe their conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made when a person is adjudged liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnity for expenses the court deems proper.

Limited Liability of Directors	Permits a provision in the certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful stock repurchases or dividends, or receipt of an improper personal benefit.	Liability of directors may be limited, except with regard to their own fraud or willful default.

Incentive Plan

The purpose of the Incentive Plan is to enhance Pubco’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to Pubco by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. The Pubco board of directors believes that equity awards are necessary to remain competitive and are essential to recruiting and retaining the highly qualified directors, employees, consultants, and other service providers who help Pubco meet its goals.

This section summarizes certain principal features of the Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Plan.

Shares Available Under the Incentive Plan

Subject to adjustment as provided for in the Incentive Plan, the number of shares of Pubco Common Stock that may be issued or transferred (1) upon the exercise of stock options, including incentive stock options (“ISOs”), or stock appreciation rights (“SARs”), (2) in payment of restricted stock and released from substantial risks of forfeiture thereof, (3) in payment of restricted stock units (“RSUs”), (4) in payment of performance awards that have been earned, or (5) as other stock-based awards (“Other Stock-Based Awards”), will not exceed             , representing 10% of the Pubco Common Stock outstanding as of the closing, plus the number of shares that again become available for issuance under the Incentive Plan in accordance with the recycling provisions of the Incentive Plan as described in the paragraph below (“Share Reserve”). Unless the Compensation Committee acts, prior to the first day of a given fiscal year, to provide otherwise, the Share Reserve will be increased each fiscal year during the term of the Incentive Plan commencing with the 2022 fiscal year by the lesser of (x) 5% of the Share Reserve outstanding on the last day of the immediately preceding fiscal year and (y) such fewer number of Pubco Common Stock as determined by the Compensation Committee. Shares issued or transferred under the Incentive Plan may be shares of original issuance or treasury shares or a combination of both.

If any shares of Pubco Common Stock covered by any awards granted under the Incentive Plan are forfeited, cancelled or exchanged or if an award terminates or expires without a distribution of shares of Pubco Common

Stock to the participant, those shares will again be available for awards under the Incentive Plan. If two awards are granted together in tandem, the shares underlying any portion of the tandem award which is not exercised or otherwise settled in shares will again be available for awards under the Incentive Plan. Any shares of Pubco Common Stock covered by an award that is settled in cash will again be available for awards under the Incentive Plan. In addition, if a participant elects to give up the right to receive cash compensation in exchange for shares of Pubco Common Stock based on fair market value, the shares will not count against the aggregate limit described above. Notwithstanding the foregoing, any shares that (1) are tendered to or withheld by the company to satisfy payment or applicable tax withholding requirements in connection with the vesting or delivery of an award, (2) are withheld by the company upon exercise of a stock option pursuant to a “net exercise” arrangement, or (3) underlie a SAR that is settled in shares, will not (in any case) again be available for awards under the Incentive Plan. In addition, shares that are purchased by the company in the open market pursuant to any repurchase plan or program, whether using stock option proceeds or otherwise, will not be made available for grants of awards under the Incentive Plan, nor will such number of purchased shares be added to the limit on the number of shares available for issuance under the Incentive Plan.

In the event that an entity acquired by us or with which we combine has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition, merger or other combination, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards under the Incentive Plan made after such acquisition or merger; provided, however, that awards using such acquired available shares may not be made after the deadline for new awards or grants under the terms of the acquired company’s equity incentive plan, and may only be made to individuals who were not employees or directors of Pubco or any of Pubco’s subsidiaries prior to such acquisition, merger or other combination.

Subject to adjustment as provided in the Incentive Plan, the aggregate number of shares of Pubco Common Stock for which incentive stock options (“ISOs”) may be granted will not exceed the Share Reserve. Further, no non-employee member of Pubco’s board of directors will be paid compensation (including awards under the Incentive Plan, determined based on the fair market value of such awards as of the grant date, as well as any retainer fees, but excluding any amounts paid in respect of a director’s first year of service, and excluding any special committee fees) totaling more than $750,000 in respect of any single fiscal year (the “Non-Employee Director Compensation Limit”).

No Repricing

Repricing of options and SARs or cash payments for the cancellation of “underwater” options or SARs are prohibited without stockholder approval under the Incentive Plan (outside of certain corporate transactions or adjustments specified in the Incentive Plan).

Eligibility

Any employee of, or consultant or service provider to, Pubco or any of Pubco’s subsidiaries (including any prospective employee) and non-employee directors of Pubco’s board of directors or the board of directors of any of Pubco’s subsidiaries may be selected to participate in the Incentive Plan. The compensation committee, as designated by Pubco’s board of directors in accordance with the Incentive Plan (the “Compensation Committee”), determines which persons will receive awards and the number of shares of Pubco Common Stock subject to such awards.

Administration

The Incentive Plan will be administered by the Compensation Committee. The Compensation Committee must be composed of at least two directors, each of whom is required to be a “non-employee director” (within the meaning of Rule 16b-3). In the absence of such a designated committee, Pubco’s board of directors would serve as the Compensation Committee. The Compensation Committee is authorized to interpret the Incentive Plan and related agreements and other documents.

Types of Awards Under the Incentive Plan

The Incentive Plan authorizes Pubco’s board of directors to provide equity-based compensation in the form of (1) stock options, including ISOs entitling the participant to favorable tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), (2) SARs, (3) restricted stock, (4) RSUs, (5) performance awards and (6) Other Stock-Based Awards.

Dividends

No dividends or dividend equivalents will be paid on any award made under the Incentive Plan prior to the vesting of such award. In the sole discretion of the Compensation Committee, a restricted stock award, RSU award, performance award, or an Other Stock-Based Award may provide the participant with dividends or dividend equivalents, payable in cash, shares of Pubco Common Stock, other securities, or other property, on a deferred basis; provided, that such dividends or dividend equivalents will be subject to the same vesting conditions as the award to which such dividends or dividend equivalents relate.

Amendments

Pubco’s board of directors may amend, alter, suspend, discontinue, or terminate the Incentive Plan without further approval by Pubco’s stockholders, except where (i) the amendment would materially increase the benefits accruing to participants under the Incentive Plan, (ii) the amendment would materially increase the number of securities which may be issued under the Incentive Plan, (iii) the amendment would materially modify the requirements for participation in the Incentive Plan, (iv) the amendment would increase the Non-Employee Director Compensation Limit or (v) stockholder approval is required by applicable law or the applicable exchange rules and regulations. If any amendment, alteration, suspension, discontinuance, or termination of the Incentive Plan would impair the rights of any participant, holder, or beneficiary of a previously granted award, the amendment, alteration, suspension, discontinuance, or termination will not be effective with respect to such person without the written consent of the affected participant, holder, or beneficiary.

Detrimental Activity and Clawback

Awards under the Incentive Plan will provide for the cancellation or forfeiture of an award or the forfeiture and repayment of any gain related to an award, or other provisions intended to have a similar effect, upon terms and conditions as may be determined by the Compensation Committee from time to time, if a participant, during his or her employment or other service with us or a subsidiary engages in activity detrimental to Pubco or a subsidiary, whether discovered before or after the employment or service period. In addition, the Compensation Committee may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to Pubco of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Compensation Committee or under Section 10D of the Exchange Act, as amended, or any applicable rules or regulations of the SEC or any national securities exchange or national securities association on which Pubco Common Stock may be traded.

Transferability

Each award under the Incentive Plan, and each right under any award, will be exercisable during the participant’s lifetime only by the participant or by the participant’s guardian or legal representative. No award may be transferred except by will or by the laws of descent and distribution, except that the Compensation Committee may in the applicable award agreement or in an amendment to the award agreement provide that certain vested stock option awards may be transferred by the participant without consideration to certain family members, to certain trusts, or to specified types of partnerships, corporations, or limited liability companies on notice to and consent of the Compensation Committee. The participant will remain liable for any withholding taxes required to be withheld upon the exercise of such stock option by the permitted transferee.

Adjustments

In the event that the Compensation Committee determines that any dividend or other distribution (whether in the form of cash, shares of Pubco Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Pubco Common Stock or Pubco’s other securities, issuance of warrants or other rights to purchase shares of Pubco Common Stock or Pubco’s other securities, or other corporate transaction or event affects the shares of Pubco Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Incentive Plan, then the Compensation Committee will equitably adjust any or all of (i) the number of shares of Pubco Common Stock or other securities (or number and kind of other securities or property) with respect to which awards may be granted, including any appropriate adjustments to the individual limitations applicable to awards set forth in the Incentive Plan, (ii) the number of shares of Pubco Common Stock or other securities (or number and kind of other securities or property) subject to outstanding awards, and (iii) the grant or exercise price with respect to any award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award in consideration for the cancellation of such award, which, in the case of stock options and SARs will equal the excess, if any, of the fair market value of the share subject to each such stock option or SAR over the per share exercise price or grant price of such stock option or SAR.

The Compensation Committee is also authorized to make equitable adjustments in the terms and conditions of, and the criteria included in, all outstanding awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in the previous paragraph) affecting Pubco, any of Pubco’s subsidiaries, Pubco’s financial statements or those of any of Pubco’s subsidiaries, or of changes in applicable laws, regulations, or accounting principles, whenever the Compensation Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Incentive Plan.

Withholding Taxes

To the extent that we are required to withhold federal, state, local, or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the Incentive Plan, and subject to Section 409A of the Code, Pubco has the right to withhold from any award or from any compensation or other amount owing to a participant the amount (in cash, shares of Pubco Common Stock, other securities, other awards under the Incentive Plan or other property) of applicable withholding taxes and to take other action as may be necessary to satisfy all obligations for payment of such taxes. Subject to the foregoing, and contingent upon Pubco’s consent, a participant may satisfy the withholding liability by delivering shares of Pubco Common Stock owned by the participant (which are not subject to any pledge or other security interest and which have been held by the participant for at least six months) with a fair market value equal to the withholding liability or have us withhold from the shares of Pubco Common Stock otherwise deliverable pursuant to an award, a number of shares of Pubco Common Stock equal to the withholding liability, or by such other methods as may be approved by the Compensation Committee, including through a “broker-assisted” cashless exercise.

Compliance with Section 409A of the Internal Revenue Code

To the extent applicable, it is intended that the Incentive Plan and any grants made thereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the participants. The Incentive Plan and any grants made under the Incentive Plan will be administered in a manner consistent with this intent.

Termination

No grant will be made under the Incentive Plan more than 10 years after the date on which the Incentive Plan is first approved by Pubco’s stockholders, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the Incentive Plan.

New Plan Benefits

All of the executive officers and directors of Pubco will be eligible to participate in the Incentive Plan and thus have a personal interest in the approval of the Incentive Plan. Because awards to be granted in the future under the Incentive Plan are at the discretion of the Compensation Committee, it is not possible to determine the exact benefits or amounts to be received under the Incentive Plan.

Name, Headquarters; Stock Symbols

The name of Pubco after the consummation of the Transactions will be KORE Group Holdings, Inc. and our headquarters will be located at 3700 Mansell Road, Suite 300 Alpharetta, GA 30022. We intend to apply for listing, effective at the time of the Closing, of Pubco Common Stock and Pubco warrants on the NYSE under the symbols “KORE” and “KORE WS”, respectively. Our publicly traded units will automatically separate into the component securities as a result of the Pubco Merger and will no longer trade as a separate security.

Background of the Transactions

The following is a brief description of the process used by CTAC in selecting KORE as its partner in the business combination and of the background of the negotiations between CTAC and KORE.

CTAC is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

CTAC was formed with a particular focus on effecting a business combination with a company in the information and communications technology (“ICT”) industry due to CTAC’s belief that there are opportunities in the industry for significant growth. To facilitate the pursuit of a potential target in the ICT industry, CTAC assembled a board of directors with established leadership credentials in ICT (the “CTAC Board”), as well as an advisory board comprised of senior executives with deep experience in the ICT industry (the “Advisory Board”). The expertise of the CTAC Board and the Advisory Board is supplemented by Cerberus Technology Solutions, LLC (“CTS”) and Cerberus Operations and Advisory Company, LLC (“COAC”), which are affiliates of Cerberus Capital Management, L.P. (together with its affiliates, “Cerberus”). COAC employs and/or retains a large team of operating professionals and consultants who drive deal diligence and development, assist in sourcing, and provide significant expertise in operational planning and board oversight for Cerberus affiliates. CTS is a technology-focused operational company, which focuses on deploying and implementing technology solutions to enhance processes and modernize business models across the Cerberus funds and accounts, their respective investments and their portfolio companies. The CTS team participates in identifying and performing diligence on investment opportunities where technological innovation can play a key role in driving value creation.

CTAC’s focus on potential ICT acquisition targets was driven by several factors, including:

•

5G Technology and Compelling Long-term Growth Prospects. 5G promises to allow networks to harness data and machine learning for the purpose of more efficient control of physical processes that span every aspect of the economy. The technology allows for faster download speeds, lower latency, higher device density, higher reliability, and more network capabilities.

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Large Target Market Active in M&A. The sector has substantial actionable targets of meaningful scale that fit its acquisition criteria. According to S&P Global Market Intelligence, over the past 5 years, the sector has benefited from robust global M&A deal flow with over 259 transactions completed between $1 billion and $10 billion in size, with a cumulative deal volume of over $670 billion.

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Consolidation Opportunities. Across multiple sectors within ICT, key players have looked to consolidate and scale to compete and deploy capital in the next generation of wireless and broadband technology.

On October 26, 2020, CTAC consummated the CTAC IPO of 25,000,000 units, generating gross proceeds of $250 million, and incurring offering costs of approximately $14.5 million, inclusive of approximately $8.8 million in deferred underwriting commissions. On November 10, 2020, the underwriters partially exercised the over-allotment option and purchased an additional 916,900 units, generating gross proceeds of approximately $9.2 million, and incurred additional offering costs of approximately $0.5 million in underwriting fees (inclusive of approximately $0.3 million in deferred underwriting fees).

Simultaneously with the closing of the CTAC IPO, CTAC consummated the private placement of 800,000 private placement units at a price of $10.00 per private placement unit, generating total gross proceeds of $8,000,000. On November 10, 2020, simultaneously with the sale of the over-allotment units, CTAC consummated a private sale of an additional 18,338 private placement units to Sponsor, generating gross proceeds of $183,380. Prior to the consummation of our IPO, CTAC had not selected any specific business combination target and CTAC had not, nor had anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any business combination target.

After completion of the IPO, CTAC began the process of creating a target pipeline, leveraging the CTAC Board, the Advisory Board, COAC and CTS’s respective networks to identify targets that would complement CTAC’s management’s experience, and could benefit from the operational, technological and investment expertise of CTAC management, the CTAC Board, and the Advisory Board.

On October 27, 2020, a multi-disciplinary deal team consisting of members of CTAC’s management, certain members of the CTAC Board and Advisory Board, and representatives from CTS, COAC and third party advisors (collectively, the “Deal Team”) met by video conference to discuss an extensive list of potential targets. Certain members of the Deal Team met, generally on a weekly basis by video conference, until late January, 2021, to review potential investment opportunities and to discuss the status of the search for attractive targets (each, a “Weekly Meeting”). At several Weekly Meetings, including the meeting on October 27, 2020, the Working Group was joined by representatives of the Sponsor (the “Sponsor Representatives”), for purposes of obtaining the Sponsor’s input on proceeding to the next phase of engagement with any particular target.

Consistent with CTAC’s business strategy, CTAC used the following general criteria and guidelines (among others) as it sought to focus its search on businesses that it believed would:

•	be growth-oriented, market-leading companies;

•	have a durable and/or defensible market position, with demonstrated competitive advantages to maintain barriers to entry;

•	have recurring, predictable revenues and a history of, or the near-term potential to, generate stable and sustainable free cash flow;

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have strong management teams with established track records of driving growth and profitability, and who would benefit from CTAC management’s network and expertise, capital structure optimization, acquisition advice or operational and technological changes to drive improved financial performance;

•	be fundamentally sound companies that may currently be underperforming their potential;

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exhibit unrecognized value or other characteristics, desirable returns on capital and a need for capital to achieve their growth strategy, particularly where these attributes may have been misevaluated by the marketplace based on its analysis and due diligence review;

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offer an attractive risk-adjusted return for CTAC shareholders, potential upside from growth in the target business and an improved capital structure, as weighed against any identified downside risks; and

•	benefit from being publicly traded, be prepared to be a publicly traded company and could utilize access to broader capital markets.

Throughout its search for a potential target, CTAC utilized the operational, transactional and capital planning experience of its management team, the CTAC Board and Advisory Board, along with resources from COAC, CTS and third-party advisors.

During its search for a potential acquisition target, CTAC entered into non-disclosure agreements with nine (9) potential targets, received presentation materials with respect to these targets, and, in some instances engaged in preliminary discussions with management or representatives of these targets. CTAC engaged in more substantive diligence and discussions with five (5) targets, and submitted two formal indications of interest. One of these indications of interest was delivered to an IoT business engaged in a SPAC auction, and the other was delivered to KORE.

CTAC was first introduced to KORE as follows. On November 2, 2020, CTAC engaged with representatives from Cowen and Company LLC (“Cowen”), which was providing advisory services to KORE and launching a SPAC auction process on KORE’s behalf, to discuss opportunities in the telecommunications industry. Separately, at the request of CTAC, a representative from Goldman Sachs & Co. LLC (“Goldman Sachs”), CTAC’s financial advisor, registered interest with KORE’s major shareholder, ABRY, who directed a representative of Goldman Sachs to contact Cowen regarding a potential transaction. Additionally, a CTAC affiliate with a pre-existing relationship with ABRY introduced members of the CTAC management team to an ABRY investment professional. On that same day, Cowen sent a draft Non-Disclosure Agreement (the “NDA”) to CTAC. Both parties signed the NDA on November 11, 2020.

Beginning on November 2, 2020 and continuing for the next several weeks, the CTAC management team, with assistance from its advisors, conducted preliminary due diligence of KORE, including by requesting documentation from and telephonic conferences with the KORE management team and its advisors. During this period, CTAC also continued to perform due diligence with respect to other potential acquisition targets in its pipeline.

During late November and early December, CTAC held Weekly Meetings during which certain members of the Deal Team discussed KORE and other companies as potential acquisition targets. During these meetings, members of CTAC management presented their initial analyses of KORE’s business model and discussed, among other matters, the KORE One platform and IT organization, and financial projections provided by KORE. The Weekly Meetings were interactive and included discussion and question-and-answer sessions, permitting members of the Deal Team to thoroughly assess the strengths and weakness of potential acquisition targets, including KORE. The Deal Team, with assistance from the advisors included on the Deal Team, continued to engage in diligence with respect to KORE, including with respect to the areas noted above. During this period, KORE emerged as the leading candidate among potential acquisition targets being considered, due to its participation in the growth oriented IoT market – an area of particular expertise for CTAC Advisory Board members—its strong leadership team, recurring revenue stream, ability to benefit from further capital investment, and its readiness both to enter into a transaction and to emerge as a well-managed public company. KORE’s proprietary technology platform, KORE One, was also a distinguishing factor that caused KORE to stand out in CTAC’s search. This platform is made up of seven core engines and allows KORE to connect their customers globally. CTAC viewed the KORE One platform as giving KORE the ability to fuel its future growth organically because of its efficacy and difficulty to duplicate. The platform makes KORE a leader in the ITC industry and helped solidify CTAC’s confidence in the business.

On December 7, 2020, certain members of the Deal Team held a Weekly Meeting, which included Sponsor Representatives. The CTAC management team, provided an update on the risks and rewards of pursuing a business combination with KORE and key terms of a potential transaction, including enterprise valuation of KORE based on a multiple range of 16.5 to 17.5x KORE’s projected 2021 adjusted EBITDA and a multiple of 15.2x KORE’s projected 2022 EBITDA. Management of CTAC, with the support of the Sponsor Representatives, agreed to send KORE a non-binding indication of interest and a draft term sheet, subject to further diligence, to facilitate further discussions. KORE’s representatives had informed CTAC that KORE would only move forward in considering a transaction with CTAC if CTAC would agree to a 30-day exclusivity period. Due to CTAC’s interest in KORE and the limited proposed period of exclusivity, as well as CTAC’s desire to ensure that it would have a right to negotiate with KORE on an exclusive basis, CTAC’s indication of interest included a 30-day mutual exclusivity period.

Later on December 7, 2020, CTAC sent the non-binding indication of interest to KORE’s representatives at Cowen. On December 8, 2020, CTAC sent a revised indication of interest and a draft non-binding summary of terms (the “Term Sheet”) for the business combination transaction to Cowen. After numerous rounds of discussion and negotiation, including with respect to the proper multiple of EBITDA to be applied in determining KORE’s enterprise value, potential adjustments to terms of the “promote” shares held by the Sponsor in the event the parties mutually agreed to reduce the valuation of KORE set out in the Term Sheet, terms of the registration rights and the composition of the post-closing board of directors, KORE and CTAC executed the final Term Sheet on December 24, 2020.

The final Term Sheet contemplated a business combination between CTAC and KORE for aggregate consideration based on an equity value range of KORE between $975.4 million and $1,034.5 million, calculated based on a multiple range of 16.5 to 17.5x KORE’s projected 2021 adjusted EBITDA of $59.1 million, and included (x) a two-way net working capital and net debt adjustment, and (y) a mechanism funded by Sponsor “promote” shares to further adjust purchase price in favor of KORE shareholders in the event the parties mutually agreed to reduce the valuation of KORE below the 16.5x multiple. The transaction structure would be determined by the parties based on business, legal, tax, accounting and other considerations. The proposed post-closing board of directors of the combined company would have 10 members, comprised of the CEO, two directors selected by Sponsor, two directors selected by KORE shareholders, two independent directors selected by KORE shareholders, and three independent directors selected by Sponsor. The Term Sheet also contemplated that private investors would enter into subscription agreements for a private placement of shares (“PIPE Transaction”) which would close simultaneously with the closing of the business combination in an amount to be agreed to by the parties (“PIPE Investment”). The Sponsor reserved the right to fund a portion of the PIPE Investment at the closing, not to exceed a dollar amount to be mutually agreed. The Term Sheet stated that all terms were subject to ongoing due diligence and provided for a 30-day mutual exclusivity period.

Beginning on December 29, 2020, KORE provided CTAC and its advisors access to a virtual dataroom (the “Data Room”) containing additional financial and legal materials regarding KORE and its operations. More information was provided and numerous follow-up diligence calls were hosted over the next several weeks as requested by CTAC. Such diligence continued as requested by CTAC up through negotiation of the definitive documentation and associated schedules. Subject matter experts from COAC were engaged and conducted functional diligence in legal, human resources/benefits, tax, finance, and insurance, as did technology and intellectual property experts from CTS. Such diligence included discussions with KORE management as well as a review of written materials posted to the Data Room, written supplemental diligence requests, and discussions with CTAC’s outside advisors.

In December, 2020, Milbank LLP (“Milbank”) was engaged as counsel to CTAC. Milbank was subsequently granted access to the Data Room and began conducting legal due diligence of KORE, which due diligence process continued until the merger agreement was entered into on March 12, 2021. This diligence included reviewing materials posted to the Data Room, discussing certain due diligence matters with and posing follow-up questions to management of KORE telephonically on two separate occasions, and discussions with CTAC’s other advisors. Certain of Milbank’s subject-matter experts also conducted standalone diligence calls with their subject-matter counterparts of COAC and/or CTS. In addition to the telephone discussions, Milbank’s legal diligence also included written supplemental due diligence questions submitted to KORE via a diligence question and answer document on a number of separate occasions. On March 4, 2021, representatives of Milbank shared a preliminary high-level due diligence report with CTAC. The report provided a summary of matters reviewed during the course of the due diligence review to that point. Representatives from Milbank and CTAC held frequent discussions from the outset of their diligence through March 11, 2021 discussing the progress of the diligence. After receiving written feedback and feedback via telephone conference from their daily status report calls from CTAC, Milbank shared a revised diligence report with CTAC on March 8, 2021.

In February, 2021, CTAC hired additional third party advisors to separately conduct continued accounting and tax due diligence on KORE to supplement the diligence conducted by COAC. During this due diligence process, which lasted through the beginning of March 2021, the third party advisors reviewed and analyzed documents and data provided in the Data Room, including audit committee minutes and materials, management presentations and other selected background information, and held numerous discussions with KORE’s external technical accounting advisors and KORE’s management team. On multiple occasions, members of CTAC’s management team held meetings via teleconference with the third-party advisors to review and discuss an analysis of KORE and its business operations, inclusive of a detailed quality of earnings analysis.

On January 27, 2021, at a special meeting of the CTAC Board, management of CTAC provided an update and overview of the KORE negotiation process, as well as information on KORE and the diligence process. The CTAC Board reviewed initial proposed terms of an acquisition of KORE and timing considerations, including information regarding the PIPE Transaction. The CTAC Board authorized the PIPE Transaction marketing process and the engagement of Cowen and Goldman Sachs as co-placement agents (the “Placement Agents”) in connection with the PIPE Transaction on substantially on the terms described to the CTAC Board.

On January 29, 2021, CTAC held a Weekly Meeting, which included attendance of Sponsor Representatives, providing an update on the status of the transaction with KORE. At this meeting, members of CTAC’s management presented the rationale for the KORE transaction and a process update. The Sponsor Representatives expressed support for the decision to commence the PIPE marketing process and continue negotiations with KORE.

Commencing during the week of February 1, 2021, the parties, with assistance from their advisors, identified potential investors to approach for the PIPE Transaction solicitation process and prepared an investor presentation for such process. Shortly thereafter, the Placement Agents contacted potential investors who had a track record of long-term investments and an interest in investing in similar transactions to arrange for investor meetings with KORE and CTAC. KORE and CTAC, together with the Placement Agents, held investor meetings with certain potential investors in the PIPE Transaction. Members of KORE management attended various investor meetings on behalf of KORE along with members of CTAC management. The Placement Agents arranged for a virtual dataroom (the “PIPE VDR”) to be established to provide certain materials to prospective PIPE Transaction investors who agreed to be brought “over the wall”. A draft subscription agreement was made available to potential PIPE investors through the PIPE VDR on February 13, 2021.

From February 13, 2021 through the week of March 8, 2021, KORE, CTAC and the Placement Agents held follow-up phone calls with prospective investors in the PIPE Transaction and received indications of interest. The Placement Agents received strong interest from prospective investors about participating in the PIPE Transaction and the PIPE Investment was significantly oversubscribed. After the draft Subscription Agreement was provided to the prospective investors in the PIPE Transaction, certain prospective PIPE Investors provided comments to the Subscription Agreements, which were reviewed by KORE, CTAC, and their respective representatives.

After approval by the CTAC Board to upsize the PIPE Investment to $225 million (as further described below), CTAC and KORE, with assistance from the Placement Agents, finalized proposed allocations of the PIPE Investment with the prospective investors on March 5, 2021. Also on March 5, 2021, Milbank made a revised draft of the Subscription Agreement available to the PIPE Investors through the PIPE VDR. After receiving further comments from Kirkland and additional PIPE Investors, the Subscription Agreement was finalized on March 8, 2021.

On February 25, 2021, Milbank provided an initial draft of the Merger Agreement to Kirkland based on the terms of the Term Sheet. Certain matters, including transaction structure and certain other terms and conditions, the details of which were not fully addressed in the Term Sheet, required additional negotiation by the parties through the exchange of subsequent drafts of the Merger Agreement.

On March 2, 2021, Kirkland provided to Milbank a revised draft of the Merger Agreement and from such time through March 11, 2021, representatives of Milbank and Kirkland continued to negotiate the terms of the Merger Agreement, exchanging multiple drafts thereof. The principal terms negotiated during such time related to, among other things, whether the purchase price should be subject to adjustment in respect of net debt and net working capital, the circumstances under which the CTAC Board would be permitted to change its recommendation to shareholders, the amount and components of the minimum available cash required as a condition to Closing, elements and the treatment of transaction expenses, representations and warranties, interim operating covenants and closing conditions.

On March 3, 2021, Milbank provided an initial draft of the Company Holders Support Agreement to Kirkland. On March 4, 2021 and March 5, 2021, Kirkland provided initial drafts to Milbank of the Sponsor Support Agreement and the form Investor Rights Agreement, respectively. During the weeks of March 1st and 8th representatives of CTAC, KORE and their respective legal counsel conducted various telephonic conferences and exchanged drafts of the key and ancillary agreements related to the business combination, including the Sponsor Support Agreement, the Company Holders Support Agreement, the form of Investor Rights Agreement, the form of the Pubco amended and restated certificate of incorporation and the form of the New Pubco Bylaws.

On March 3, 2021, at a special meeting of the CTAC Board, members of CTAC management provided an update on the status of the transaction with KORE. Representatives from CTAC’s Cayman legal counsel, Maples & Calder, provided the CTAC Board with guidance regarding its fiduciary duties under Cayman law in connection with the proposed Transactions. Representatives from Milbank also provided the CTAC Board with guidance on applicable considerations under U.S. law as well as an update on the legal due diligence process and findings. Finally, as a result of the oversubscription of the PIPE Investment, members of CTAC management presented the CTAC Board with considerations on increasing the size of the PIPE Investment to $225 million, including the advantages of increasing the amount of cash available to KORE post-closing for deleveraging, capex, and acquisitions, and decreasing transaction risks associated with potential redemptions by public shareholders of CTAC. After discussion, the CTAC Board determined to adjorn the meeting with the plan to re-convene within the week to consider further updates on the status of the transaction.

On March 5, 2021, the CTAC Board reconvened for another special meeting. The CTAC management team updated the CTAC Board on the status of the transaction and representatives from Milbank presented the CTAC Board with the key terms of the main transaction documents. After discussion, including questions and answers, the CTAC Board agreed that management should continue to finalize all transaction documents, as well as to upsize the PIPE Investment by $75 million, from $150 million to $225 million. The CTAC Board, with the assistance of its legal advisors, discussed and reviewed the proposed business combination, including the terms and conditions of the Merger Agreement and the key ancillary agreements, the potential benefits of, and risks relating to, the proposed business combination, the reasons for entering into the Merger Agreement, the proposed timeline for entering into the definitive transaction agreements, announcing the proposed business combination and consummating such business combination, and related fiduciary duties. Milbank also provided the CTAC Board and its audit committee with written resolutions approving the Transactions. By unanimous consent, the

CTAC Board determined, among other things, that the Business Combination Proposal is advisable and in the best interests of CTAC and its shareholders and agreed to recommend that its shareholders vote “FOR” the proposal to approve the transactions. See “— CTAC’s Board of Directors’ Reasons for Approval of the Transactions” for additional information related to the factors considered by CTAC’s board of directors in approving the business combination.

On March 11, 2021, the CTAC Board held a special meeting to discuss the proposed transaction. Members of CTAC’s management team informed the CTAC Board that transaction documents had been substantially negotiated and drafts of KORE’s PCAOB audited financial statements had been provided, but that KORE had advised its final PCAOB audited financial statements were still undergoing final review by its outside auditor and would not be ready prior to execution of the Merger Agreement. After discussion, the CTAC Board determined that it was advisable and in the best interest of the CTAC shareholders to proceed with the execution of the definitive transaction documents, provided that the Merger Agreement be revised to require KORE to provide PCAOB financial statements (which PCAOB financial statements would not differ in any material and adverse respect from the unaudited financial statements previously delivered to CTAC) within 15 days of the date of the Merger Agreement.

Following such CTAC Board meeting, the proposal with respect to the delivery of the PCAOB audited financial statements was presented by members of CTAC management to KORE, which accepted the proposed revision.

On March 11, 2021, the parties exchanged near-final drafts of the transaction documents (or forms thereof) with respect to the business combination consistent with the terms previously agreed upon by the parties, including the Merger Agreement, the Subscription Agreements, the Sponsor Support Agreement, the Company Holders Support Agreement, the form of Investor Rights Agreement, the form of the Pubco Amended and Restated Charter and the form of the New Pubco Bylaws, and the proposed materials in respect of the public announcement of the business combination, including a press release.

On March 12, 2021, the CTAC Board held a special meeting to conduct a final review of the terms of the transaction. After discussion with CTAC management and Milbank, the CTAC Board gave its unanimous approval for the Merger Agreement and related transaction agreements to be executed.

After the special meeting on March 12, 2021, CTAC, Pubco, Corp Merger Sub, LLC Merger Sub and KORE executed the Merger Agreement. Concurrent with the execution of the Merger Agreement, CTAC also entered into the Subscription Agreements, the Sponsor Support Agreement and the Company Holders Support Agreement, in each case, with the counterparties thereto. See “— Related Agreements” for additional information.

After the market closed on March 12, 2021, CTAC and KORE issued a press release announcing the execution of the Merger Agreement, which CTAC filed with a Current Report on Form 8-K on the same day along with the executed Merger Agreement, the Sponsor Support Agreement, the Company Holders Support Agreement, the form of Investor Rights Agreement, the form of Subscription Agreement and an investor presentation providing information on KORE and the proposed business combination.

In May 2021, KORE and CTAC commenced discussions with third party lenders regarding the terms of a potential backstop financing arrangement (the “Backstop Financing”) pursuant to which KORE would have the right, but not the obligation, to borrow an amount of up to $120,000,000 to help satisfy the minimum cash condition set forth in the Merger Agreement. Pursuant to the Backstop Financing, KORE may issue senior unsecured convertible notes (the “Backstop Notes”) in an aggregate principal amount equal to any amount of redemptions by CTAC shareholders in excess of $139.2 million. After reviewing proposals from potential lenders, as of June 24, 2021, KORE and CTAC have reached a preliminary understanding with a potential lender regarding key terms and conditions of the Backstop Financing. It is anticipated that any proceeds drawn under the Backstop Financing will be applied against any shortfall in the minimum cash condition arising as a result of shareholder redemptions.

On July 27, 2021, KORE Wireless and an affiliate of Fortress Credit Corp. have entered into the backstop financing agreement pursuant to which the lender thereunder will make available the Backstop Financing, if necessary. See section entitled “Proposal No. 1—The Business Combination Proposal—General— Impact of the Business Combination on CTAC’s Public Float” for an overview of potential redemption scenarios.

The CTAC Board’s Reasons for Approval of the Transactions

In connection with its evaluation of the business combination and the other transactions contemplated by the Merger Agreement, the CTAC Board consulted with CTAC’s management team and leading consulting, legal and financial advisors, and considered a wide variety of factors, including the factors discussed below. In light of the complexity of those factors, the CTAC Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. The CTAC Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the CTAC Board may have given different weight to different factors. This explanation of the reasons for the CTAC Board’s approval of the business combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the CTAC Board reviewed the results of the due diligence conducted by its management and members of its Advisory Board, employees of CTS, LLC, employees of COAC, LLC and their respective advisors, which included:

•	extensive meetings and calls with the management team and advisors of KORE regarding operations and forecasts;

•	a review of KORE’s software and network;

•	review of material contracts and other material matters;

•	financial, tax, legal, insurance, and accounting due diligence;

•	consultation with CTAC management and legal counsel and financial advisors;

•	review of the relevant industries and markets, and KORE’s relative position therein;

•	review of historical financial performance of KORE (including audited and unaudited financials) and management projections for the business; and

•	financial and valuation analyses of KORE and the business combination.

In the prospectus for its initial public offering, CTAC identified certain criteria that CTAC believed would be important in evaluating prospective target businesses, namely, among other factors, growth-oriented, market-leading companies with a durable and/or defensible market position, having recurring, predictable revenues and the history of, or the near term potential to, generate stable and sustainable free cash flow, which are fundamentally sound but may currently be underperforming their potential and which exhibit unrecognized value or other characteristics, desirable returns on capital and a need for capital to achieve their growth strategy, having a strong management team, offering an attractive risk-adjusted return for CTAC’s shareholders, and which can benefit from being publicly traded.

Based on its review of the industry data and the operational, financial and other relevant information related to the KORE business, including information provided by KORE and presented to the CTAC Board, the factors considered by the CTAC Board included, but were not limited to, the following:

•	Market leader with defensible market position. The CTAC Board assessed that KORE is a market leader in enabling end-to-end mission critical enterprise IoT solutions, with a blue chip customer base that includes prominent, market-leading Fortune 500 enterprises, and possesses proprietary IP-based services and market-leading IoT knowledge and experience to help navigate the complex IoT ecosystem. Furthermore, CTAC’s Board believes that KORE has built a durable market position, having completed 44 carrier integrations (each typically taking approximately two years) that, when viewed in light of inherent challenges in the IoT deployment space due to, among other factors, regulatory complexity, security issues and a fragmented ecosystem, allow KORE to continue to be a leader in this space.

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Profitable and Stable Earnings Profile. The CTAC Board considered that KORE has a stable business model that benefits from, and seeks to maintain, a large percentage of recurring revenues from its installed base allowing for an approximately 90% average revenue visibility through 2023. Given the nature of KORE’s business, it has historically taken several years for non-core customer revenue to churn off its network despite the churn decision being made several years prior.

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Large and Growing Addressable Market. The CTAC Board considered that according to industry forecasts published by respected analysts in the field and KORE’s management expectations, the industry-wide aggregate number of connected devices is projected to grow from 22 billion in 2020 (of which 12 billion are IoT devices) to 37 billion in 2025 (of which 25 billion are expected to be IoT devices), and to 91 billion by 2030 (of which 75 billion are projected to be IoT devices), with the total addressable IoT market projected to increase from $382 billion in 2020 to more than $900 billion in 2025, as a result of the increase in the number of IoT devices and the development of new use cases, including, for example, increased adoption in the remote patient monitoring space. As an industry leader, KORE expects to benefit from these trends.

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Deep Relationships with a Broad, Diverse and Growing Global Customer Base. The CTAC Board took into account that KORE has a broad, diversified and growing customer base, with more than 3,600 customers that are connected globally, with approximately 12 million devices under management.

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Potential Growth in Revenue and Earnings. The CTAC Board assessed that KORE is well positioned to benefit from its position in the early but fast-growing IoT market. With plans to grow its customer portfolio, increase revenue from existing customers through cross-selling and upsell efforts, and the potential for further growth through accretive acquisitions available from a robust M&A pipeline in the IoT space, the CTAC Board believes that KORE has the potential to grow sales from approximately $200 million today to approximately $414 million by 2025.

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Experienced and Proven Management Team. Following completion of the business combination, the post-combination company will be led by the same senior management team that currently operates KORE and who has developed KORE into the successful company that it is today. The CTAC Board considered that KORE’s management team has a proven track record of operational excellence, financial performance, growth and ongoing capability for innovation, and possesses proven experience in the M&A space, having successfully completed numerous acquisitions, as well as significant public company experience.

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Attractive Valuation. The CTAC Board assessed that, based on the terms of the proposed business combination with KORE and related financial analysis, that the Transactions create the best available opportunity to maximize value for CTAC shareholders, taking into account, in part, the CTAC Board’s review of KORE and benchmarking of various financial ratios of KORE versus other public companies based on historical performance and projected financial performance, as further described below.

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Other Alternatives. CTAC Board believes, after a review of other business combination opportunities reasonably available to CTAC, that the business combination represents the best potential business combination for CTAC based upon the process utilized to evaluate and assess other potential acquisition targets.

•	Terms and Conditions of the Transaction Agreement. The terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the business combination, were, in the opinion of the CTAC Board, consistent with similar transactions and the product of arm’s-length negotiations between the parties.

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Continued Ownership by the Key Holders. The CTAC Board considered that existing KORE stockholders, including investment funds affiliated with Abry Partners II, LLC, which have been investors in KORE since 2016, have agreed to retain approximately 38.3% of the common equity interests of the post-combination company, which the CTAC Board regards as a strong vote of confidence in KORE and the continued growth prospects of the post-combination company going forward.

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Involvement of the PIPE Investors. The CTAC Board considered the PIPE Investors’ commitment to invest $225 million in the post-combination company at Closing, at a purchase price of $10.00 per share a validation of KORE’s business and future prospects.

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KORE Being an Attractive Target. The CTAC Board assessed that KORE (i) is of a sufficient size relevant to the public marketplace, (ii) has a strong existing management team, (iii) has a significant total addressable market and growth expansion opportunities and (iv) would benefit from the consummation of the Transactions by becoming a public company, which the CTAC Board believes will improve KORE’s ability to grow, including through acquisitions.

In the course of its deliberations, in addition to the various other risks associated with the business of KORE, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, the CTAC Board also took into account a variety of uncertainties, risks and other potentially negative reasons relevant to the business combination, including the following:

•	Macroeconomic Risks. Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects they could have on the combined company’s revenues and financial performance.

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Business Plan and Projections May Not Be Achieved. The risk that KORE may not be able to execute on the business plan, and realize the financial performance as set forth in the financial projections, in each case, presented to management of CTAC.

•	Benefits May Not Be Achieved. The risk that the potential benefits of the Transactions may not be fully achieved or may not be achieved within the expected timeframe.

•	Growth Initiatives May Not be Achieved. The risk that KORE’s growth initiatives may not be fully achieved or may not be achieved within the expected timeframe.

•	No Third-Party Valuation. The risk that CTAC did not obtain a third-party valuation or fairness opinion in connection with the Transactions to further validate the Board’s view of KORE’s equity value.

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Liquidation. The risks and costs to CTAC if the business combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in CTAC being unable to effect a business combination within the completion window, which would require CTAC to liquidate.

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Stockholder Vote. The risk that CTAC’s stockholders may object to and challenge the Transactions and take action that may prevent or delay the consummation of the Transactions, including to vote down the proposals at the special meeting, not vote in favor of any extension of CTAC’s time frame to complete the Transactions or redeem their shares.

•	Closing Conditions. The fact that completion of the Transactions is conditioned on the satisfaction of certain closing conditions that are not within CTAC’s control.

•	CTAC Stockholders Holding a Minority Position in the Post-Combination Company. The risk that CTAC stockholders will hold a minority position in the post-combination company following completion of the business combination (with the Sponsor and CTAC’s public stockholders owning approximately 8.1% and 28.7%, respectively, of the common stock of the post combination company, assuming in each case that no shares of CTAC’s Class A common stock are elected to be redeemed by CTAC stockholders), which could affect their influence on the combined company after the Closing of the business combination.

•	Litigation. The possibility of litigation challenging the Transactions or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Transactions.

•	Fees and Expenses. The fees and expenses associated with completing the Transactions.

•	Redemptions. The risk that current CTAC public stockholders would exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account.

•	NYSE Listing. The potential inability to maintain the listing of the post-combination company’s securities on the NYSE following the business combination.

•	Valuation. The risk that the CTAC Board may not have properly valued KORE’s business.

•	Potential Conflicts. The potential conflicts of interest of the Sponsor and CTAC’s officers and directors in the business combination.

•	Distraction to Operations. The risk that the potential diversion of KORE’s management and employee attention as a result of the business combination may adversely affect KORE’s operations.

•	Other Risks. Various other risks associated with the business of KORE, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

In addition, the CTAC Board also took into account:

•

Interests of Certain Persons. Some officers and directors of CTAC may have interests in the Transactions as individuals that are in addition to, and that may be different from, the interests of CTAC’s stockholders (see section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination”). CTAC’s independent directors took into account these interests during the negotiation of the Transactions and in evaluating and unanimously approving, as members of the CTAC Board, the Merger Agreement and the transactions contemplated therein, including the Transactions.

In light of the foregoing, CTAC’s Board concluded, in its business judgment, that the potential benefits to CTAC and its shareholders relating to the business combination and related transactions outweighed the potentially negative factors relating thereto. In connection with its deliberations, the CTAC Board did not consider the fairness of the business combination to any person other than CTAC and its shareholders.

Recommendation of the CTAC Board

After careful consideration of the matters described above, the CTAC Board determined unanimously that each of the business combination proposal, the Cayman merger proposal, the advisory organizational documents proposals, the incentive plan proposal, the NYSE proposal and the adjournment proposal, if presented, is advisable and in the best interests of CTAC and its shareholders. The CTAC Board of directors has approved and declared advisable and unanimously recommend that you vote or give instructions to vote “FOR” each of these proposals.

Certain Forecasted Financial Information for KORE

Prior to approval of the Transactions by the CTAC Board and the execution of the Merger Agreement and related agreements, KORE provided CTAC with internally prepared forecasts, including for calendar year 2021. This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or the generally accepted accounting principles in the United States with respect to forward looking financial information. As a private company, KORE does not, as a matter of course, make public projections as to future performance, revenues, earnings or other results of operations. The forecasts were prepared solely for internal use, capital budgeting and other management purposes. The forecasts are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic review and revision based on actual experience and business developments, and were not intended for third-party use, including by investors or equity or debt holders. You are cautioned not to rely on the forecasts in making a decision regarding the Transactions, as the forecasts may be materially different than actual results.

KORE believes that the assumptions used to derive its forecasts are both reasonable and supportable. In preparing the models, KORE’s management relied on a number of factors, including the executive team’s significant experience in the industry and the historical performance of KORE. The forecasts reflect the consistent application of the accounting policies of KORE and should be read in conjunction with the accounting policies included in Note 2 – “Summary of Significant Accounting Policies” accompanying the historical audited consolidated financial statement of KORE and included elsewhere in this proxy statement/prospectus.

In its presentation to the CTAC Board, CTAC management presented certain forecasted financial information for KORE provided by KORE. The forecasted financial information provided to the CTAC Board included projections for revenue and adjusted EBITDA, in each case for calendar years 2021 through 2025. Adjusted EBITDA is a non-GAAP financial measure. Due to the forward-looking nature of the information below, specific quantifications of the amounts that would be required to reconcile such projections to GAAP measures are not available and CTAC believes that it is not feasible to provide accurate forecasted non-GAAP reconciliations. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used or reviewed by CTAC may not be comparable to similarly titled amounts used by other companies.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROSPECTUS/PROXY STATEMENT A SUMMARY OF THE FINANCIAL PROJECTIONS FOR KORE, CTAC AND KORE UNDERTAKE NO OBLIGATION AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The selected forecasted financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, KORE’s and CTAC’s management. BDO USA, LLP and WithumSmith+Brown, PC have not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying selected forecasted financial information and, accordingly, BDO USA, LLP and WithumSmith+Brown, PC do not express an opinion or any other form of assurance with respect thereto. The BDO USA, LLP report and WithumSmith+Brown, PC report included in this proxy statement/prospectus relate to KORE’s and CTAC’s previously issued audited financial statements, respectively. They do not extend to the selected forecasted financial information and should not be read to do so.

The following table presents the selected forecasted financial information that CTAC management reviewed with the CTAC Board and which was used by CTAC in connection with the financial analysis summarized below:

(US$ in millions)	2021P	2022P	2023P	2024P	2025P	CAGR ‘21P – ‘25P
Total Revenue	$219	$238	$276	$333	$414	17%
% Total Growth	2%	9%	16%	21%	24%
Adj. EBITDA	$60	$67	$82	$107	$140	24%
% Adj. EBITDA Margin	27%	28%	30%	32%	34%

Additionally, the following projected information regarding Total Connections was reviewed by CTAC management with the CTAC Board:

	2019A	2020A	2021E	2022E	2023E	2024E	2025E	CAGR ’21E-’25E
Go Forward Connections	7.8	9.6	13.0	16.1	19.3	23.2	28.0	21%
% growth		23.3%	34.7%	23.9%	20.0%	20.0%	21.0%

Total Connections	9.2	10.7	13.7	16.3	19.3	23.2	28.0	20%
% growth		16.0%	27.9%	18.9%	18.5%	20.0%	21.0%

Total Connections constitutes the total of all KORE Connectivity services connections, including both CaaS and CEaaS connections, but excluding certain connections where mobile carriers license KORE’s subscription management platform from KORE. Total Connections include the contribution of eSIMs. Go Forward Connections are Total Connections less connections from customers which were lost as a result of the integration of Raco, Wyless and other acquisitions, which were lost primarily in the 2014-2017 period, but which customers continue to have a declining portfolio of connections each year with KORE. Go Forward Connections include the contribution of eSIMs.

Go Forward Connections (average connections in a 12-month period) grew by 23.3% in 2020 as compared to 2019. Management expects this same cohort to grow by 34.7% in 2021 as compared to 2020. Similar continued growth of Go Forward Connections is expected and is consistent with KORE’s revenue projections through 2025 and is based on KORE’s expectations and assumptions with respect to underlying IoT market growth, sales productivity, and customer churn.

This summary of the forecasts is not being included in this proxy statement/prospectus to influence your decision whether to vote in favor of any proposal. None of KORE, CTAC, or their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ materially from the forecasts, and none of them undertake any obligation to update or otherwise revise or reconcile the forecasts to reflect circumstances existing after the date the forecasts were generated, including in respect of the potential impact of the COVID-19 pandemic (or any escalation thereof), or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the forecasts are shown to be in error, in each case, except (and solely to the extent) as may be required under applicable law. While presented with numerical specificity, these financial forecasts and forecasts of future Total Connections and Go Forward Connections were based on numerous variables and assumptions known to KORE and CTAC at the time of preparation. These variables and assumptions are inherently uncertain and many are beyond the control of KORE or CTAC. Important factors that may affect actual results and cause the forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the businesses of KORE (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the competitive environment, changes in technology, general business and economic conditions and other factors described or referenced under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Various assumptions underlying the forecasts may prove not to have been, and/or may no longer be, accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of the forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts. For all of these reasons, the forward-looking financial information described below and the assumptions upon which they are based (i) are not guarantees of future results, (ii) are inherently speculative and (iii) are subject to a number of risks and uncertainties, and readers of this proxy statement/prospectus are cautioned not to rely on them.

Certain Financial Analysis

CTAC’s management primarily relied upon a benchmarking analysis to assess the value that the public markets might ascribe to CTAC following a business combination with KORE. This analysis was presented at one or more of the Weekly Meetings and to the CTAC Board.

The relative valuation analysis was based on selected publicly traded companies in the both the IoT/connectivity sector and the communications software sector. The benchmark companies that the CTAC Board reviewed within such sectors were Alarm.com, Inseego, ptc, Trimble, and Vonage, with respect to IoT/connectivity and 8x8, bandwidth, Ring Central, Twilio and Zoom, with respect to communications software. The IoT/ connectivity companies selected as benchmarks by CTAC were publicly traded pure-play IoT companies, with enterprise values between $800 million and $3 billion, stable recurring revenues, strong revenue growth, and stable gross and EBITDA margins. The communications software companies selected as benchmarks by CTAC were publicly traded high growth, high multiple SaaS companies having minimal capex requirements, robust growth, and predominantly recurring revenues. CTAC assessed that none of these companies is directly comparable to KORE, which has elements of both an IoT/connectivity company and a communications software company. Additionally, some of these benchmark companies have significant other lines of business in addition to those that are similar to KORE, or have businesses with a greater scale than KORE. Inseego was considered by CTAC be the most similar of the IoT/connectivity benchmark companies given its connectivity business model and focus on enterprise (rather than consumer). Twilio was considered to the most similar of the communications benchmark companies, given its go-to-market strategy and enterprise focus. KORE is regarded as unique, and CTAC management does not believe that directly comparable companies exist. Nevertheless, while no company is regarded as identical in nature to KORE, CTAC assessed that these companies share certain characteristics that are similar to those of KORE, making their trading multiples instructive data points when considering the value of KORE. In each case, CTAC’s considerations in selecting such benchmark companies and in judging the relevance of the trading multiples of each of the benchmark companies to the valuation exercise were based upon the application of the professional judgment and experience of CTAC’s management and the CTAC Board, as informed by advice from their advisors.

Using publicly available information and information from certain data sources, CTAC management reviewed with the CTAC Board, among other things, the forecasted enterprise values of the benchmark companies as a multiple of projected total revenue and adjusted EBITDA, in each case for 2022E, as summarized below. Investors are cautioned that the below data is inherently speculative, is not predictive of any future performance of any company, and represents the views and estimates of the respective benchmark companies’ management teams and other third parties (in each case as of the time such views and estimates were made), and neither KORE nor CTAC makes any representation as to the accuracy of this information, or can provide any assurance that such information was compiled on a comparable basis among the benchmark companies, or between any benchmark company and KORE. The multiples for the selected benchmark companies are summarized in the table below:

Source: Each Company’s respective annual and quarterly reports, IBES Estimates, CapIQ, Bloomberg. Market data as at 15-Mar-2021 (1) Represents illustrative values pro forma for this transaction. (2) Calculation and companies included may use different definitions of Adjusted EBITDA; represents net debt of latest financial statement. (3) Not meaningful due to negative EBITDA.

Based on the review of these selected benchmarks, the Deal Team concluded that at a multiple of 15.2x adjusted 2022E Adj. EBITDA, KORE would be valued at a discount to the benchmark companies.

CTAC considered financial and operating data for certain publicly traded companies, particularly companies that it identified as having various business, operating and financial characteristics that it regarded as similar to those of KORE, which are highlighted below. However, given management’s view that none of the companies identified were on the whole sufficiently similar to KORE to be regarded as directly comparable for valuation purposes, management proposed that they be used instead as “benchmarks” for evaluating certain aspects of KORE’s performance, rather than as “comparables”. The board of CTAC determined that the enterprise value (“EV”), revenue multiples (EV divided by revenue), EBITDA multiples (EV divided by EBITDA), revenue growth and EBITDA margin of each of the “benchmark” companies were the appropriate metrics to assess the proposed KORE valuation, which CTAC management deemed relevant based on its professional judgment and expertise. Through their involvement in investment activities prior to the formation of CTAC, members of the board and management of CTAC have substantial experience in assessing and evaluating the value of private companies and have – in line with common market practice - utilized the aforementioned metrics in numerous prior investments, finding them to be good indicators of an investment’s value, particularly when comparing different investment options. Based on this experience, and the nature of the potential investment in KORE, the board and management of CTAC concluded that such metrics were suitable and relevant to their analysis. CTAC’s management also prepared an analysis of announced and completed public acquisitions based on implied EV-to-EBITDA multiples, but ultimately this analysis was not helpful because of its inability to identify and quantify key valuation components (such as expected cost savings and synergies) that were important to these public precedent transactions.

The CTAC Board viewed the public trading multiples of total revenues and adjusted EBITDA of benchmark companies, as evaluated by the investment professionals, industry experts and others on the Deal Team, as the most relevant financial metrics to assist in the valuation of KORE. The results of this analysis (as described above) supported the CTAC Board’s determination, based on a number of factors, that the terms of the Transactions were advisable and in the best interests of CTAC and its stockholders.

CTAC calculated EV based on a diluted market capitalization of the benchmark companies as of the valuation date (March 15, 2021), plus net debt and preferred equity as reported for the most recent balance sheet date. 2022 estimated revenue and Adjusted EBITDA multiples were calculated by CTAC management based on a numerator of EV (calculated as described above) and 2022 estimated revenue and Adjusted EBITDA, as sourced from IBES Estimates. IBES Estimates represents a consensus of published equity analyst research on the identified benchmark companies.

Satisfaction of the 80% Test

It is a requirement under CTAC’s current amended and restated memorandum and articles of association that any business acquired by CTAC have a fair market value equal to at least 80% of the net assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the trust account). As of March 12, 2021, the date of the execution of the Merger Agreement, the balance of the funds in the trust account was approximately $259.2 million (excluding up to $9.1 of deferred underwriting commissions) and 80% thereof represents approximately $207.4 million. In reaching its view on the 80% asset test, the CTAC Board used as a fair market value of $1.014 billion enterprise value for KORE, which was implied based on the terms of the Transactions agreed to by the parties in negotiating the Merger Agreement.

The parties to the Merger Agreement considered factors such as KORE’s historical financial results, the future growth outlook and financial plan, as well as valuations and trading of publicly traded companies in similar and adjacent sectors. The CTAC Board determined that the consideration being paid in the business combination was fair to, and in the best interests of, CTAC and its shareholders and appropriately reflected KORE’s value.

The CTAC Board believes that because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of KORE met the 80% requirement. Based on the fact that the $1.014 billion fair market value of KORE as described above is in excess of the threshold of approximately $207.4 million, representing 80% of the net assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account), the CTAC Board viewed that the fair market value of KORE as being substantially in excess of 80% of the net assets held in the trust account and that the 80% test was met.

Interests of Certain Persons in the Business Combination

•

In considering the recommendation of the CTAC Board to vote in favor of approval of the business combination proposal and the other proposals, shareholders should keep in mind that the Sponsor and certain directors and officers of CTAC have interest in such proposals that are different from, or in addition to, those of CTAC shareholder shareholders generally. In particular, if the Transactions or another business combination are not consummated by October 26, 2022, CTAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and the CTAC Board, dissolving and liquidating. In such event, the 818,338 founder shares held by the Sponsor would be worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $                 based upon the closing price of $                 per share on the NYSE on                 , 2021, the record date for the special meeting.

•

The Sponsor purchased an aggregate of 818,338 private placement units from CTAC for an aggregate purchase price of $8,183,380 (or $10.00 per private placement unit). These purchases took place on a private placement basis simultaneously with the consummation of the CTAC IPO. Certain proceeds CTAC received from these purchases were placed in the trust account. Such private placement warrants had an aggregate market value of $                 based upon the closing price of $                 per private placement unit on the NYSE on                 , 2021, the record date for the special meeting. The 272,779, private placement warrants underlying the private placement units will become worthless if CTAC does not consummate a business combination by October 26, 2022.

•

At the Closing, the Sponsor will enter into the Investor Rights Agreement with Pubco and certain former stockholders of KORE, which provides for, among other things, director designation rights, registration rights, including, among other things, customary demand, shelf and piggy-back rights, subject to certain restrictions and customary cut-back provisions with respect to the shares of Pubco Common Stock or warrants to purchase shares of Pubco Common Stock held by certain parties following the Closing.

•	The Sponsor has agreed not to redeem any of the founder shares in connection with a shareholder vote to approve a proposed initial business combination.

•

The Sponsor has agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares (although Sponsor will be entitled to liquidating distributions with respect to any public shares or private placement shares that Sponsor holds) if CTAC fails to complete an initial business combination within the completion window.

•

The Sponsor will continue to hold Pubco Common Stock and the shares of Pubco Common Stock to be issued to the Sponsor upon exercise of its private placement warrants following the Closing, subject to certain lock-up periods.

•

Certain CTAC directors and officers have an indirect economic interest in the founder shares and private placement warrants purchased by Sponsor as a result of their membership interest in the Sponsor, which would expire worthless if a business combination does not occur within the completion window;

•

Mr. Palmer and Mr. Donahue will each become a director of Pubco after the closing of the Transactions. As such, in the future they will be eligible receive compensation that the Pubco board of directors determines to pay to its non-employee directors. For additional information, see “Management of Pubco Following the Business Combination—Non-Employee Directors.”

•

If CTAC is unable to complete a business combination within the completion window, the Sponsor will be liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by CTAC for services rendered or contracted for or products sold to CTAC.

•

CTAC’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on CTAC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if CTAC fails to consummate a business combination within the completion window, they will not have any claim against the trust account for reimbursement. Accordingly, CTAC may not be able to reimburse these expenses if the Transactions or another business combination, are not completed within the completion window.

•	Current directors and officers will continue to benefit from indemnification and the continuation of directors’ and officers’ liability insurance.

The CTAC Board was aware of these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the CTAC shareholders that they vote “FOR” the proposals presented at the special meeting. In considering the recommendations of the CTAC Board to vote for the proposals, its shareholders should consider these interests.

Redemption Rights

Pursuant to CTAC’s current amended and restated memorandum and articles of association, public shareholders may seek to redeem their shares for cash, regardless of whether they vote “for” or “against” the business combination proposal or vote at all. Any shareholder holding public shares as of the record date may demand that CTAC redeem such shares for a full pro rata portion of the trust account (which, for illustrative purposes, was approximately $                per share as of                , 2021, the record date for the special meeting), calculated as of two business days prior to the anticipated consummation of the business combination. If a holder properly and timely seeks redemption as described in this section and the business combination is consummated, Pubco will redeem these shares for a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares following the business combination.

Notwithstanding the foregoing, a public shareholder, together with any affiliate such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, all public shares in excess of 15% held by a public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the prior consent of CTAC.

The Sponsor has agreed not to exercise redemption rights with respect to any CTAC ordinary shares owned by them in connection with the Transactions.

Public shareholders may demand redemption by delivering their share certificates physically or their shares electronically using Depository Trust Company’s DWAC System, to CTAC’s transfer agent no later than two business days prior to the vote at the special meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request to redeem such shares, once made, may be withdrawn at any time up to two business days prior to the vote on the business combination proposal, unless otherwise agreed to by CTAC. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the business combination is not approved or completed for any reason (including because the minimum available cash condition has not been met as a result of redemptions), then CTAC’s public shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the trust account, as applicable. In such case, CTAC will promptly return any shares delivered by public shareholders. Additionally, if CTAC would be left with less than $5,000,001 of net tangible assets as a result of the public shareholders properly and timely demanding redemption of their shares for cash, CTAC will not be able to consummate the business combination.

The closing price of CTAC’s Class A ordinary shares on                  , 2021, the record date for the special meeting, was $                 per share. The cash held in the trust account on such date was approximately $                 ($                 per public share). Prior to exercising redemption rights, shareholders should verify the market price of CTAC’s ordinary shares as they may receive higher proceeds from the sale of their CTAC ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. CTAC cannot assure its shareholders that they will be able to sell their ordinary shares of CTAC in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a public shareholder exercises its redemption rights, then it will be exchanging its shares of Pubco for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly and timely demand redemption no later than the close of the vote on the business combination proposal by delivering your share certificate (either physically or electronically) to CTAC’s transfer agent no later than two business days prior to the vote at the special meeting, and the business combination is consummated.

Sources and Uses for the Business Combination

Assuming no redemptions: The following table summarizes the estimated sources and uses for funding the Transactions (all amounts in millions) based on the scenario where there have been no redemptions.

Sources		Uses
Existing KORE shareholder equity rollover	$346.0	Existing KORE shareholder equity rollover	$346.0
CTAC cash from Trust	259.2	CTAC Sponsor Shares	73.0
CTAC Sponsor Shares	73.0	Paydown of preferred equity(1)	264.7
PIPE investors	225.0	Paydown of term loan	50.0

Total	$903.2	Paydown of related party notes payable	1.6

		Cash to balance sheet	120.8
		Estimated fees and expenses(2)	47.1

		Total	$903.2

(1)	Preferred equity paydown is calculated as of July 31, 2021
(2)	$11.8 million accrued and an estimated $35.3 million to incur as of March 31, 2021

Assuming Maximum Redemptions without utilization of Backstop: The following table summarizes the estimated sources and uses for funding the Transactions (all amounts in millions) based on the scenario where there have been redemptions of 59% of the outstanding CTAC Class A ordinary shares subject to redemption (representing the maximum redemptions consistent with satisfying the $345,000,000 minimum cash condition if there is no freely available cash held by KORE and its subsidiaries at Closing and redemption occurs at $10.00 per share). Absent utilization of the Backstop Financing, if more than 59% of CTAC’s public shareholders duly exercise their redemption rights, and if KORE and its subsidiaries have no freely available cash at Closing, the business combination will not be consummated unless the Backstop Financing is utilized or the minimum cash condition is waived by both CTAC and KORE. As of the date of this proxy statement/prospectus, neither CTAC nor KORE intends to waive the minimum cash condition, however, both parties reserve the right to do so. The decision to utilize the Backstop Financing or waive the minimum cash condition, which each of CTAC and KORE is entitled to make in its sole discretion and independently of each other, will depend on a number of factors, including the total number of redemptions, and the amount of freely available cash at KORE and its subsidiaries. In the event that the Backstop Financing is utilized, or the minimum cash condition is waived by both CTAC and KORE, CTAC intends to promptly notify its shareholders by issuing a press release. However, CTAC does not intend to seek additional shareholder approval or to extend the time for the exercise of redemption rights if the Backstop Financing is utilized or the minimum cash condition is waived.

Sources		Uses
Existing KORE shareholder equity rollover	$346.0	Existing KORE shareholder equity rollover	$346.0
CTAC cash from Trust	259.2	CTAC Sponsor Shares	73.0
CTAC Sponsor Shares	73.0	Payment of CTAC share redemptions	139.2
PIPE investors	225.0	Paydown of preferred equity(1)	264.7

Total	$903.2	Paydown of term loan	30.0

		Paydown of related party notes payable	1.6
		Cash to balance sheet	1.6
		Estimated fees and expenses(2)	47.1

		Total	$903.2

(1)	Preferred equity paydown is calculated as of July 31, 2021
(2)	$11.8 million accrued and an estimated $35.3 million to incur as of March 31, 2021

Assuming Maximum Redemptions with Backstop: The following table summarizes the estimated sources and uses for funding the Transactions (all amounts in millions) based on the scenario where (i) there have been redemptions of 100% of the outstanding CTAC Class A ordinary shares subject to redemption (assuming redemption occurs at $10.00 per share) and (ii) Backstop Financing in the form of senior unsecured convertible notes in the aggregate principal amount of up to $120 million is available to satisfy the minimum cash condition. See section entitled “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination—Backstop Financing” for key terms of the Backstop Notes.

Sources		Uses
Existing KORE shareholder equity rollover	$346.0	Existing KORE shareholder equity rollover	$346.0
CTAC cash from Trust	259.2	CTAC Sponsor Shares	73.0
		Payment of CTAC share redemptions	234.7
CTAC Sponsor Shares	73.0	Paydown of preferred equity(1)	264.7
PIPE investors	225.0	Paydown of term loan	30.0
Backstop Notes	95.5

Total	$998.7	Paydown of related party notes payable	1.6

		Cash to balance sheet	1.6
		Estimated fees and expenses(2)	47.1

		Total	$998.7

(1)	Preferred equity paydown is calculated as of July 31, 2021
(2)	$11.8 million accrued and an estimated $35.3 million to incur as of March 31, 2021

The above tables: (i) exclude the impact of the exercise of Pubco or CTAC warrants, (ii) exclude the impact of the reservation of shares of Pubco Common Stock pursuant to the Incentive Plan and (iii) assume that KORE and its subsidiaries have no freely available cash at Closing.

The tables above assume that the Closing occurs on the Termination Date. If the Closing occurs prior to the Termination Date, the amounts payable in respect of the KORE preferred shares will be less than is shown in the table.

As mentioned elsewhere in this proxy statement/prospectus, the business combination will not be consummated if CTAC has net tangible assets of less than $5,000,001 after taking into account public shareholders that have properly and timely demanded and exercised redemption of their shares for cash.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Transactions are subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. If the FTC or the Antitrust Division issues a Second Request within the initial 30-day waiting period, the waiting period with respect to the Transactions will be extended for an additional period of 30 calendar days, which will begin on the date on which the filing parties each certify compliance with the Second Request. Complying with a Second Request can take a significant period of time. On March 25, 2021, CTAC and KORE filed the required forms under the HSR Act with the Antitrust Division and the FTC. The initial 30-day waiting period with respect to the Transactions, which cannot expire on a Saturday, Sunday or a U.S. federal holiday, is scheduled to expire at 11:59 p.m. Eastern Time on April 26, 2021 unless the FTC and the Antitrust Division earlier terminate the waiting period or issue a Second Request.

At any time before or after consummation of the Transactions, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transactions. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There is no assurance that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Transactions on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

Under the New Zealand Overseas Investment Act 2005 and Overseas Investment Regulations 2005 (collectively, the “OI Act”), certain transactions may not be consummated unless information has been furnished to the Overseas Investment Office (the “OIO”) and a statutory review period has been satisfied. The Transactions are subject to these requirements and may not be completed until a 10 working day review period has been observed and a decision order has been issued by the OIO. During this period, the OIO may extend its review for an additional 30 working days, commencing on the tenth working day of the review period, with the possibility of one further 30 working day extension. The Parties intend to submit its notification on or about April 5, 2021. Neither CTAC nor KORE is aware of any material regulatory approvals or actions that are required for completion of the Transactions other than the expiration or early termination of the waiting period under the HSR Act and the issuance of a decision order under the OI Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

The Merger Agreement provides as a condition to Closing that the Treasurer of the Commonwealth of Australia (“Treasurer”) (or the Treasurer’s delegate) shall have provided a written no objection notification in respect of the Transactions, either without conditions or without imposing any conditions that are not reasonably satisfactory to the parties, or following the notification to the Treasurer under the Foreign Acquisitions and Takeovers Act 1975 (Cth), the applicable time limit on making orders and decisions has expired. However, both KORE and CTAC have determined that a filing is not required and have each agreed to waive this requirement.

Vote Required

The approval of the business combination proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of CTAC ordinary shares who, being present and entitled to vote at the special meeting, vote at the special meeting. Additionally, the business combination will not be consummated if CTAC has less than $5,000,001 of net tangible assets after taking into account the public shareholders that properly and timely demanded that CTAC redeem their public shares for their pro rata share of the trust account.

Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the Cayman merger proposal, the incentive plan proposal and the NYSE proposal. It is important for you to note that in the event that any of the business combination proposal, the Cayman merger proposal, the incentive plan proposal or the NYSE proposal does not receive the requisite vote for approval, we will not consummate the Transactions.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that (i) Cerberus Telecom Acquisition Corp.’s entry into and adoption of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 12, 2021, as amended on July 27, 2021, by and among Cerberus Telecom Acquisition Corp, King Pubco, Inc., King Corp Merger Sub, Inc., King LLC Merger Sub, LLC and Maple Holdings Inc., a copy of which is attached to this proxy statement/prospectus as Annex A, and (ii) any and all transactions and agreements contemplated by the Merger Agreement and related agreements described in this proxy statement/prospectus, be approved, ratified and confirmed in all respects.”

Recommendation of the CTAC Board

THE CTAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

THE CTAC SHAREHOLDERS VOTE ”FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2—THE CAYMAN MERGER PROPOSAL

CTAC’s shareholders are being asked to approve a proposal with respect to the Pubco Plan of Merger and to authorize the merger of CTAC with and into LLC Merger Sub, with LLC Merger Sub surviving the merger as a wholly owned subsidiary of Pubco on the day immediately prior to the Closing.

Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the Cayman merger proposal, the incentive plan proposal and the NYSE proposal. If any of the business combination proposal, the Cayman merger proposal, the incentive plan proposal or the NYSE proposal are not approved, we will not consummate the Transactions.

General

As part of the Transactions, the CTAC Board has unanimously approved the Pubco Merger by causing CTAC to merge with and into LLC Merger Sub, a Delaware limited liability company. In accordance with the Pubco Plan of Merger (attached hereto as Annex I), to effect the Pubco Merger, CTAC will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents and CTAC shareholders will become shareholders of Pubco, a Delaware corporation.

As a result of the Pubco Merger, among other things, (i) each CTAC Class A ordinary share outstanding immediately prior to the Pubco Merger shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive a share Pubco Common Stock on identical terms, (ii) each CTAC Class B ordinary share outstanding immediately prior to the Pubco Merger shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive a share of Pubco Common Stock, and (iii) each outstanding CTAC warrant outstanding immediately prior to the Pubco Merger will become a Pubco warrant exercisable for shares of Pubco Common Stock on identical terms.

The Cayman merger proposal, if approved, will cause shareholders of CTAC, a Cayman Islands exempted company, to become shareholders of Pubco, a Delaware corporation. CTAC is currently governed by the Cayman Islands Companies Act, while Pubco is governed by the DGCL. Additionally, we note that if the Cayman merger proposal is approved, then the amended and restated certificate of incorporation of Pubco and New Pubco Bylaws will govern the rights of shareholders, effectively replacing CTAC’s current memorandum and articles of association under the Cayman Islands Companies Act. The governing documents of Pubco will differ in certain material respects from the Cayman governing documents of CTAC and we encourage shareholders to carefully consult the information set out below under the section entitled “Proposal No. 1—The Business Combination Proposal—Governance of Pubco Post-Closing” and “Proposal No. 1—The Business Combination Proposal—Comparison of Shareholder Rights under Applicable Corporate Law Before and After Transactions.”

Reasons for the Pubco Merger

The CTAC Board believes that reincorporation in Delaware may provide additional benefits. As explained in more detail below, these reasons can be summarized as follows:

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Prominence, Predictability, and Flexibility of Delaware Law. For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

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Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to KORE, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for KORE’s stockholders from possible abuses by directors and officers.

•

Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. Pubco’s incorporation in Delaware may make Pubco more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws—especially those relating to director indemnification (as discussed below)—draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable Pubco to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

Expected Accounting Treatment of the Pubco Merger

The business combination will be accounted for as a Reverse Recapitalization for which KORE has been determined to be the accounting acquirer. As the business combination will be accounted for as a Reverse Recapitalization, no goodwill or other intangible assets will be recorded, in accordance with GAAP. Under this method of accounting, CTAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Reverse Recapitalization will be treated as the equivalent of KORE issuing stock for the net assets of CTAC, accompanied by a recapitalization. The net assets of CTAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Reverse Recapitalization will be those of KORE.

Required Vote

The approval of the Cayman merger proposal will require a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of CTAC ordinary shares who, being present and entitled to vote at the special meeting, vote at the special meeting. Abstentions and broker non-votes will have no effect on the outcome of the Cayman merger proposal.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that the Plan of Merger be authorised, approved and confirmed in all respects, that Cerberus Telecom Acquisition Corp. be and is hereby authorised to enter into the Plan of Merger, and that the merger of Cerberus Telecom Acquisition Corp. with and into King LLC Merger Sub, LLC, with

King LLC Merger Sub, LLC surviving the merger as a wholly owned subsidiary of King Pubco, Inc. be authorised, approved and confirmed in all respects.”

Recommendation

THE CTAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

THE CTAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CAYMAN MERGER PROPOSAL.

PROPOSAL NO. 3—ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS—APPROVAL OF CERTAIN CHANGES IN CONNECTION WITH THE PUBCO ORGANIZATIONAL DOCUMENTS

Overview

CTAC is asking its shareholders to authorize, on non-binding basis, certain material changes in connection with the adoption of Pubco’s amended and restated certificate of incorporation and the New Pubco Bylaws, as compared to KORE’s amended and restated certificate of incorporation and KORE’s amended and restated bylaws, as part of the Transactions (copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively), including (a) providing that Pubco’s board of directors will be a classified board of directors with staggered, three-year terms, (b) eliminating the ability for any action required or permitted to be taken by the stockholders to be effected by written consent, other than with respect to holders of the preferred stock, who are permitted to take actions by written consent, (c) increasing the required stockholder vote threshold to amend the bylaws and (d) providing that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims.

Assuming the business combination proposal, the Cayman merger proposal, the incentive plan proposal and the NYSE proposal are approved, CTAC’s shareholders are also being asked to approve the advisory organizational documents proposals, which is, in the judgment of CTAC’s Board, necessary to adequately address the needs of Pubco after the Transactions.

Advisory Organizational Documents Proposal No. 3(A)

KORE’s existing amended and restated bylaws provide that KORE’s board of directors consist of one class of directors only, whose term continues to the next annual meeting of stockholders. Contrastingly, Pubco’s amended and restated certificate of incorporation will provide that Pubco’s board of directors will be a classified board with staggered, three-year terms.

Advisory Organizational Documents Proposal No. 3(B)

KORE’s existing amended and restated bylaws allows any action required to be taken at any annual or special meeting of stockholders of KORE, or any action which may be taken at any annual or special meeting of such stockholders, to be taken without a meeting, without prior notice and without a vote, via written consent of not less than a majority of the shares entitled to vote, or, if greater, not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present. Contrastingly, Pubco’s amended and restated certificate of incorporation provides that any action required or permitted to be taken by the stockholders of Pubco must be effected at an annual or special meeting of the stockholders of Pubco, and shall not be taken by written consent in lieu of a meeting, except in the instance of preferred stockholders who may be permitted to take action via written consent.

Advisory Organizational Documents Proposal No. 3(C)

KORE’s existing amended and restated bylaws provides that bylaws may only be adopted, amended, altered or repealed with the approval of a majority of KORE’s board of directors or by the holders of the majority of shares present in person or represented by proxy at a stockholder meeting and entitled to vote thereon. Contrastingly, the New Pubco Bylaws provide that bylaws may only be adopted, amended, altered or repealed with the approval of the majority of Pubco’s board of directors present at a board meeting or by the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of Pubco.

Advisory Organizational Documents Proposal No. 3(D)

KORE’s existing amended and restated certificate of incorporation does not contain an exclusive forum provision. Contrastingly, Pubco’s amended and restated certificate of incorporation will require, to the fullest extent permitted by law, that (i) any derivative action, suit or proceeding brought on behalf of Pubco, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of Pubco’s directors, officers or stockholders to Pubco or its stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or Pubco’s amended and restated certificate of incorporation or the New Pubco Bylaws, (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (v) any action, suit or proceeding asserting a claim against Pubco or any current or former director, officer or stockholder governed by the internal affairs doctrine will have to be brought in the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery declines or does not have jurisdiction, the federal district court for the District of Delaware or, in the event that the federal district court for the District of Delaware does not have jurisdiction, other state courts of the State of Delaware) and any appellate court thereof. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the action as agent for such stockholder. The foregoing provision will not apply to claims arising under the Securities Act, the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. Unless Pubco consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act.

As required by SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, Pubco is requesting that its stockholders vote upon, on a non-binding advisory basis, the advisory organizational documents proposals, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Delaware law or Cayman Islands law. The stockholder vote regarding each of the advisory organizational documents proposals is an advisory vote, and is not binding on Pubco or its board of directors. Furthermore, the business combination is not conditioned on the separate approval of the advisory organizational documents proposals. Accordingly, regardless of the outcome of the non-binding advisory vote on the advisory organizational documents proposals, Pubco intends that Pubco’s amended and restated certificate of incorporation the New Pubco Bylaws will take effect upon the Closing.

Reasons for the Advisory Organizational Documents Proposals

Advisory Organizational Documents Proposal No. 3(A) — Classified Board

The CTAC Board believes that a staggered board increases board continuity and stability and encourages directors to focus on the long-term productivity of a company. Additionally, classified boards provide additional protections against unwanted, and potentially unfair and abusive, takeover attempts and proxy contests, as they make it more difficult for a substantial stockholder to gain control of a board of directors without the cooperation or approval of incumbent directors. Pursuant to Pubco’s amended and restated certificate of incorporation, the classified board structure shall terminate automatically on the seventh anniversary of the Closing.

Advisory Organizational Documents Proposal No. 3(B) — Written Consent

The CTAC Board believes that limiting the ability of stockholders other than holders of preferred stock to act by written consent is appropriate to protect Pubco from unwarranted attempts to gain corporate control as it enters into its post-business combination phase. Prohibiting stockholders from taking action by written consent can limit unwarranted attempts to gain control by restricting stockholders from approving proposals unless such proposals are properly presented at a stockholder meeting called and held in accordance with the Pubco’s amended and restated certificate of incorporation and the New Pubco Bylaws.

Advisory Organizational Documents Proposal No. 3(C) — Amendments

The CTAC Board believes that supermajority stockholder voting requirement with respect to the amendment of the New Pubco Bylaws is appropriate to protect all stockholders of Pubco against the potential self-interested actions by one or a few large stockholders after the business combination. In reaching this conclusion, the CTAC Board is cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of shares of Pubco Common Stock following the business combination.

Advisory Organizational Documents Proposal No. 3(D) — Exclusive Forum

The CTAC Board believes that establishing an exclusive forum for Pubco will assist Pubco in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise, and should promote efficiency and cost-savings in the resolutions of such claims. The CTAC Board believes that the Delaware courts are best suited to address disputes involving such matters given that Pubco is incorporated in Delaware, Delaware law generally applies to such matters, and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes to accelerate the timeline of legal decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and Pubco with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.

In addition, this provision is intended to promote judicial fairness and avoid conflicting results, as well as make Pubco’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery. At the same time, the CTAC Board believes that Pubco should retain the ability to consent to an alternative forum on a case-by-case basis where Pubco determines that its interests and those of its stockholders are best served by permitting such a dispute to proceed in a forum other than in Delaware.

Vote Required for Approval

The non-binding approval of each of the advisory organizational documents proposals will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of CTAC ordinary shares who, being present and entitled to vote at the special meeting, vote at the special meeting. Adoption of the advisory organizational documents proposals is not conditioned upon the adoption of any of the other proposals. Accordingly, if a valid quorum is established, a CTAC shareholder’s failure to vote by proxy or to vote at the special meeting, abstentions and broker non-votes with regard to the advisory organizational documents proposals will have no effect on such proposal.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special non-binding resolution, that the provision of the Amended and Restated Certificate of Incorporation of King Pubco, Inc. providing that King Pubco, Inc.’s board of directors will be a classified board with staggered, three-year terms be approved on a non-binding basis in an advisory vote.

RESOLVED, as a special non-binding resolution, that the provision of the Amended and Restated Certificate of Incorporation of King Pubco, Inc. providing that any action required or permitted to be taken by the common stockholders of King Pubco, Inc. must be effected at an annual or special meeting of the stockholders of King Pubco, Inc. and shall not be taken by written consent in lieu of a meeting be approved on a non-binding basis in an advisory vote.

RESOLVED, as a special non-binding resolution, that the provision of the Amended and Restated Bylaws of King Pubco, Inc. providing that bylaws may only be adopted, amended, altered or repealed with the approval of the majority of King Pubco, Inc.’s board of directors present at a board meeting or by the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of King Pubco, Inc. be approved on a non-binding basis in an advisory vote.

RESOLVED, as a special non-binding resolution, that the provision of the Amended and Restated Certificate of Incorporation of King Pubco, Inc. providing that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims be approved on a non-binding basis in an advisory vote.”

Recommendation of the CTAC Board

CTAC’S BOARD OF DIRECTORS RECOMMENDS THAT CTAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS.

PROPOSAL NO. 4—THE INCENTIVE PLAN PROPOSAL

General

CTAC is asking its shareholders to approve the Pubco 2021 Incentive Award Plan (the “Incentive Plan”) and the material terms thereunder. CTAC’s Board expects to adopt the Incentive Plan, prior to the CTAC special meeting, subject to stockholder approval at the special meeting. If approved, the Incentive Plan will become effective as of                 .

The Incentive Plan is described in more detail below. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex G.

The Incentive Plan

The purpose of the Incentive Plan is to enhance Pubco’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to KORE Group Holdings, Inc. by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. The CTAC Board believes that equity awards are necessary to remain competitive and are essential to recruiting and retaining the highly qualified employees who help Pubco meet its goals.

Description of the Material Features of the Incentive Plan

This section summarizes certain principal features of the Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Plan.

Shares Available Under the Incentive Plan

Subject to adjustment as provided in the Incentive Plan, the number of shares of Pubco Common Stock that may be issued or transferred (1) upon the exercise of stock options, including ISOs or SARs, (2) in payment of restricted stock and released from substantial risks of forfeiture thereof, (3) in payment of RSUs, (4) in payment of performance awards that have been earned, or (5) as Other Stock Based Awards, will not exceed representing 10% of the Pubco Common Stock outstanding as of the Closing, plus the number of shares that again, become available for issuance under the Incentive Plan in accordance with the terms of the Incentive Plan in accordance with the recycling provisions of the Incentive Plan as described in the paragraph below (“Share Reserve”). Unless the Compensation Committee acts, prior to the first day of a given fiscal year, to provide otherwise, the Share Reserve will be increased each fiscal year during the term of the Incentive Plan commencing with the 2022 fiscal year by the lesser of (x) 5% of the Share Reserve outstanding on the last day of the immediately preceding fiscal year and (y) such fewer number of Pubco Common Stock as determined by the Compensation Committee.

If any shares of Pubco Common Stock covered by any awards granted under the Incentive Plan are forfeited, cancelled or exchanged or if an award terminates or expires without a distribution of shares of Pubco Common Stock to the participant, those shares will again be available for awards under the Incentive Plan. If two awards are granted together in tandem, the shares underlying any portion of the tandem award which is not exercised or otherwise settled in shares will again be available for awards under the Incentive Plan. Any shares of Pubco Common Stock covered by an award that is settled in cash will again be available for awards under the Incentive Plan. In addition, if a participant elects to give up the right to receive cash compensation in exchange for shares of Pubco Common Stock based on fair market value, the shares will not count against the aggregate limit described above. Notwithstanding the foregoing, any shares that (1) are tendered to or withheld by the company to satisfy payment or applicable tax withholding requirements in connection with the vesting or delivery of an award, (2) are withheld by the company upon exercise of a stock option pursuant to a “net exercise” arrangement, or (3) underlie a SAR that is settled in shares, will not again be available for awards under the Incentive Plan. In addition, shares that are purchased by the company in the open market pursuant to any repurchase plan or program, whether using stock option proceeds or otherwise, will not be made available for grants of awards under the Incentive Plan, nor will such number of purchased shares be added to the limit on the number of shares available for issuance under the Incentive Plan.

In the event that an entity acquired by us or with which we combine has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition, merger or other combination, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards under the Incentive Plan made after such acquisition or merger; provided, however, that awards using such acquired available shares may not be made after the deadline for new awards or grants under the terms of the acquired company’s equity incentive plan, and may only be made to individuals who were not employees or directors of Pubco or any of its subsidiaries prior to such acquisition, merger or other combination.

Subject to adjustment as provided in the Incentive Plan, the aggregate number of shares of Pubco Common Stock for which ISOs may be granted will not exceed of the Share Reserve. Further, no non-employee member of the Pubco’s board of directors will be paid compensation (including awards under the Incentive Plan, determined based on the fair market value of such awards as of the grant date, as well as any retainer fees, but excluding any amounts paid in respect of a director’s first year of service, and excluding any special committee fees) totaling more than $750,000 in respect of any single fiscal year.

No Repricing

Repricing of options and SARs or cash payments for the cancellation of “underwater” options or SARs are prohibited without stockholder approval under the Incentive Plan (outside of certain corporate transactions or adjustments specified in the Incentive Plan).

Eligibility

Any employee of, or consultant to, Pubco or any of its subsidiaries (including any prospective employee) and non-employee directors of Pubco’s board of directors or the board of directors of any of its subsidiaries may be selected to participate in the Incentive Plan. The compensation committee, as designated by Pubco’s board of directors in accordance with the Incentive Plan (the “Compensation Committee”), determines which persons will receive awards and the number of shares of Pubco Common Stock subject to such awards.

Administration

The Incentive Plan will be administered by the Compensation Committee. The Compensation Committee must be composed of at least two directors, each of whom is required to be a “non-employee director” (within the meaning of Rule 16b-3). In the absence of such a designated committee, Pubco’s board of directors serves as the Compensation Committee. The Compensation Committee is authorized to interpret the Incentive Plan and related agreements and other documents.

Types of Awards Under the Incentive Plan

The Incentive Plan authorizes Pubco’s board of directors to provide equity-based compensation in the form of (1) stock options, including ISOs entitling the participant to favorable tax treatment under Section 422 the Code, (2) SARs, (3) restricted stock, (4) RSUs, (5) performance awards and (6) Other Stock-Based Awards.

Dividends

No dividends or dividend equivalents will be paid on any award made under the Incentive Plan prior to the vesting of such award. In the sole discretion of the Compensation Committee, a restricted stock award, RSU award, performance award, or an Other Stock-Based Award may provide the participant with dividends or dividend equivalents, payable in cash, shares of Pubco Common Stock, other securities, or other property on a deferred basis; provided that such dividends or dividend equivalents will be subject to the same vesting conditions as the award to which such dividends or dividend equivalents relate.

Amendments

Pubco’s board of directors may amend, alter, suspend, discontinue, or terminate the Incentive Plan without further approval by Pubco stockholders, except where (i) the amendment would materially increase the benefits accruing to participants under the Incentive Plan, (ii) the amendment would materially increase the number of securities which may be issued under the Incentive Plan, (iii) the amendment would materially modify the requirements for participation in the Incentive Plan, (iv) the amendment would increase the Non-Employee Director Compensation Limit or (v) stockholder approval is required by applicable law or the applicable exchange rules and regulations. If any amendment, alteration, suspension, discontinuance, or termination of the Incentive Plan would impair the rights of any participant, holder, or beneficiary of a previously granted award, the amendment, alteration, suspension, discontinuance, or termination will not be effective with respect to such person without the written consent of the affected participant, holder, or beneficiary.

Detrimental Activity and Clawback

The Compensation Committee may provide for the cancellation or forfeiture of an award or the forfeiture and repayment of any gain related to an award, or other provisions intended to have a similar effect, upon terms and conditions as may be determined by the Compensation Committee from time to time, if a participant, during his or her employment or other service with Pubco or a subsidiary thereof engages in activity detrimental to Pubco, whether discovered before or after the employment or service period. In addition, the Compensation Committee may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to Pubco of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Compensation Committee or under Section 10D of the Exchange Act, as amended, or any applicable rules or regulations of the SEC or any national securities exchange or national securities association on which Pubco Common Stock may be traded.

Transferability

Each award under the Incentive Plan, and each right under any award, will be exercisable during the participant’s lifetime only by the participant or by the participant’s guardian or legal representative. No award may be transferred except by will or by the laws of descent and distribution, except that the Compensation Committee may in the applicable award agreement or in an amendment to the award agreement provide that certain vested stock option awards may be transferred by the participant without consideration to certain family members, to certain trusts, or to specified types of partnerships, corporations, or limited liability companies on notice to and consent of the Compensation Committee. The participant remains liable for any withholding taxes required to be withheld upon the exercise of such stock option by the permitted transferee.

Adjustments

In the event that the Compensation Committee determines that any dividend or other distribution (whether in the form of cash, shares of Pubco Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Pubco Common Stock or Pubco’s other securities, issuance of warrants or other rights to purchase shares of Pubco Common Stock or Pubco’s other securities, or other corporate transaction or event affects the shares of Pubco Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Incentive Plan, then the Compensation Committee is authorized to equitably adjust any or all of (i) the number of shares of Pubco Common Stock or other securities (or number and kind of other securities or property) with respect to which awards may be granted, including any appropriate adjustments to the individual limitations applicable to awards set forth in the Incentive Plan, (ii) the number of shares of Pubco Common Stock or other securities (or number and kind of other securities or property) subject to outstanding awards, and (iii) the grant or exercise price with respect to any award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award in consideration for the cancellation of such award, which, in the case of stock options and SARs will equal the excess, if any, of the fair market value of the share subject to each such stock option or SAR over the per share exercise price or grant price of such stock option or SAR.

The Compensation Committee is also authorized to make equitable adjustments in the terms and conditions of, and the criteria included in, all outstanding awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in the previous paragraph) affecting Pubco, any of its subsidiaries, its financial statements or those of any of its subsidiaries, or of changes in applicable laws, regulations, or accounting principles, whenever the Compensation Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Incentive Plan.

Withholding Taxes

To the extent that Pubco is required to withhold federal, state, local, or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the Incentive Plan, and subject to Section 409A of the Code, Pubco has the right to withhold from any award or from any compensation or other amount owing to a participant the amount (in cash, shares of Pubco Common Stock, other securities, other awards under the Incentive Plan or other property) of applicable withholding taxes and to take other action as may be necessary to satisfy all obligations for payment of such taxes. Subject to the foregoing, and contingent upon Pubco’s consent, a participant may satisfy the withholding liability by delivering shares of Pubco Common Stock owned by the participant (which are not subject to any pledge or other security interest and which have been held by the participant for at least six months) with a fair market value equal to the withholding liability or have Pubco withhold from the shares of Pubco Common Stock otherwise deliverable pursuant to an award, a number of shares of Pubco Common Stock equal to the withholding liability, or by such other methods as may be approved by the Compensation Committee, including through a “broker-assisted” cashless exercise.

Compliance with Section 409A of the Internal Revenue Code

To the extent applicable, it is intended that the Incentive Plan and any grants made thereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the participants. The Incentive Plan and any grants made under the Incentive Plan will be administered in a manner consistent with this intent.

Termination

No grant will be made under the Incentive Plan more than 10 years after the date on which the Incentive Plan is first approved by Pubco’s stockholders, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the Incentive Plan.

New Plan Benefits

Because awards to be granted in the future under the Incentive Plan are at the discretion of the Compensation Committee, it is not possible to determine the exact benefits or amounts to be received under the Incentive Plan. All of the executive officers and directors of Pubco will be eligible to participate in the Incentive Plan and thus have a personal interest in the approval of the Incentive Plan.

Vote Required for Approval

The approval of the incentive plan proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of CTAC ordinary shares who, being present and entitled to vote at the special meeting, vote at the special meeting. Abstentions and broker non-votes will have no effect on the outcome of the incentive plan proposal. The incentive plan proposal is conditioned on the approval and adoption of each of the business combination proposal, the Cayman merger proposal and the NYSE proposal.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the King Pubco, Inc. 2021 Incentive Award Plan be authorised, approved and confirmed in all respects, that King Pubco, Inc. be and is hereby authorised to adopt the King Pubco, Inc 2021 Incentive Award Plan.”

Recommendation of the CTAC Board

THE CTAC BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 5 —THE NYSE PROPOSAL

General

CTAC is asking its shareholders to approve a proposal in accordance with the applicable provisions of Section 312.03 of the NYSE Listed Company Manual, to issue shares of Pubco Common Stock and securities convertible into or exchangeable for Pubco Common Stock in connection with the business combination and the PIPE Investment.

Reasons for the NYSE Proposal

We are seeking CTAC shareholder approval in accordance with various parts of Rule 312.03 of the NYSE Listed Company Manual. Under Rule 312.03(c), shareholder approval is required of NYSE listed companies prior to the issuance by such companies of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Additionally, under Rule 312.03(d), shareholder approval is required prior to an issuance that will result in a change of control of the issuer.

The aggregate number of shares of Pubco Common Stock issuable pursuant to the (i) Merger Agreement, and (ii) PIPE Investment will, taken together, have voting power in excess of 20% of the voting power of Pubco outstanding prior to such issuances and will be in excess of 20% of the number of shares of Pubco Common Stock outstanding prior to such issuances. In addition, such issuances will result in a change of control of Pubco.

Under Rule 312.03(b), shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, to (i) a director, officer or substantial security holder of the issuer (each a “Related Party”), (ii) a subsidiary, affiliate or other closely-related person of a Related Party or (iii) any company or entity in which a Related Party has a substantial direct or indirect interest if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding before the issuance.

The issuances of shares of Pubco Common Stock pursuant to the Incentive Plan will exceed 1% of the number of shares of Pubco Common Stock and 1% of the voting power of Pubco outstanding before the issuances.

Vote Required for Approval

The approval of the NYSE proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of CTAC ordinary shares who, being present and entitled to vote at the special meeting, vote at the special meeting. Abstentions and broker non-votes will have no effect on the outcome of the NYSE proposal. The NYSE proposal is conditioned on the approval and adoption of each of the business combination proposal, the Cayman merger proposal and the inventive plan proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that in accordance with the applicable provisions of Section 312.03 of the NYSE Listed Company Manual, the issuance of shares of common stock of King Pubco, Inc. and securities convertible into or exchangeable for common stock of King Pubco, Inc. in connection with the business combination described in this proxy statement/prospectus, and in connection with the Pubco common stock issued pursuant to the related PIPE investment be approved.”

Recommendation of the CTAC Board

CTAC’S BOARD OF DIRECTORS RECOMMENDS THAT CTAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE PROPOSAL.

PROPOSAL NO. 6—THE ADJOURNMENT PROPOSAL

The adjournment proposal allows the CTAC Board to submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal or the Cayman merger proposal.

In no event will CTAC solicit proxies to adjourn the special meeting or consummate the business combination beyond the date by which it may properly do so under its amended and restated memorandum and articles of association and the Companies Act. The purpose of the adjournment proposal is to provide more time for the Sponsor, CTAC and/or their respective affiliates to make purchases of public shares or other arrangements that would increase the likelihood of obtaining a favorable vote on such proposal and to meet the requirements that are necessary to consummate the business combination. See the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If an adjournment proposal is presented at the special meeting and is not approved by the shareholders, the CTAC Board may not be able to adjourn the special meeting to a later date. In such event, the business combination would not be completed.

Required Vote

The approval of the adjournment proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of CTAC ordinary shares who, being present and entitled to vote at the special meeting, vote at the special meeting. Adoption of the adjournment proposal is not conditioned upon the adoption of any of the other proposals. Accordingly, if a valid quorum is established, a CTAC shareholder’s failure to vote by proxy or to vote at the special meeting, abstentions and broker non-votes with regard to the adjournment proposal will have no effect on such proposal.

Recommendation of the CTAC Board

THE CTAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

CTAC SHAREHOLDERS VOTE ”FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations (i) for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) of CTAC Class A ordinary shares and CTAC warrants (each, a “CTAC Security”) of the Pubco Merger and (ii) for Holders of CTAC Class A ordinary shares that elect to have the Pubco Common Stock they receive in connection with the Pubco Merger redeemed for cash if the business combination is completed. This section applies only to Holders that hold their CTAC Securities as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). For purposes of this discussion, because the components of a CTAC unit generally are separable at the option of the Holder, the Holder of a CTAC unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying CTAC Class A ordinary share and CTAC warrant components of the CTAC unit. Accordingly, the separation of a CTAC unit into the CTAC Class A ordinary share and the one-third of one CTAC warrant underlying the CTAC unit generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of CTAC Securities are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Pubco Merger and the business combination (including any redemption of the Pubco Common Stock) with respect to any CTAC Class A ordinary shares and CTAC warrants held through CTAC units (including alternative characterizations of CTAC units).

This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the “Medicare” tax on certain investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules with respect to the CTAC Securities;

•	tax-exempt entities;

•	pension plans;

•	individual retirement or other tax-deferred accounts;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	entities or arrangements treated as partnerships for U.S. federal income tax purposes;

•	U.S. expatriates or former long-term residents of the United States;

•	persons that actually or constructively own 5% or more (by vote or value) of CTAC Class A ordinary shares (except as specifically provided below);

•	the Sponsor or its affiliates, officers or directors;

•	persons that acquired their CTAC Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold their CTAC Securities as part of a straddle, constructive sale, hedging, wash sale, conversion or other integrated or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

•	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds CTAC Securities, the tax treatment of such partnership and a person treated as a partner of such partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships holding any CTAC Securities and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Pubco Merger and the exercise of redemption rights with respect to their CTAC Class A ordinary shares.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein.

We have not sought, and do not intend to seek, any rulings from the IRS as to any U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE PUBCO MERGER AND EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO THE CTAC CLASS A ORDINARY SHARES. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE PUBCO MERGER AND THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

As used herein, a “U.S. Holder” is a beneficial owner of a CTAC Security who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

Tax Effects of the Pubco Merger to U.S. Holders

Generally

The U.S. federal income tax consequences of the Pubco Merger will depend primarily upon whether the Pubco Merger qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Pubco Merger,

CTAC will merge with and into LLC Merger Sub, a wholly owned disregarded subsidiary of Pubco, with LLC Merger Sub surviving the merger, as a result of which (i) each CTAC Class A ordinary share will no longer be outstanding and will automatically be converted into the right of the holder thereof to receive a share of Pubco Common Stock, (ii) each CTAC Class B ordinary share will no longer be outstanding and will automatically be converted into the right of the holder thereof to receive a share of Pubco Common Stock and (iii) each outstanding CTAC warrant will become a Pubco warrant.

CTAC intends for the Pubco Merger to qualify as an F Reorganization. Milbank LLP has delivered an opinion that the Pubco Merger will qualify as an F Reorganization. Such opinion is filed by amendment as Exhibit 5.2 to the registration statement of which this proxy statement/prospectus forms a part and is based on customary assumptions, representations and covenants. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the Pubco Merger could differ from those described herein. An opinion of counsel is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. CTAC has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Pubco Merger. Accordingly, each U.S. Holder of CTAC Securities is urged to consult its tax advisor with respect to the particular tax consequence of the Pubco Merger to such U.S. Holder.

Assuming the Pubco Merger qualifies as an F Reorganization, U.S. Holders of CTAC Securities generally should not recognize gain or loss for U.S. federal income tax purposes on the Pubco Merger, except as provided below under the sections entitled “—Effects of Section 367 to U.S. Holders of CTAC Class A ordinary shares” and “—PFIC Considerations,” and the Pubco Merger should be treated for U.S. federal income tax purposes as if CTAC (i) transferred all of its assets and liabilities to Pubco in exchange for all of the outstanding common stock and warrants of Pubco; and (ii) then distributed the common stock and warrants of Pubco to the holders of securities of CTAC in liquidation of CTAC. The taxable year of CTAC will be deemed to end on the date of the Pubco Merger.

Subject to the discussion below under the section entitled “—PFIC Considerations,” if the Pubco Merger fails to qualify as an F Reorganization, a U.S. Holder of CTAC Securities generally would recognize gain or loss with respect to its CTAC Securities in an amount equal to the difference, if any, between the fair market value of the corresponding common stock and warrants of Pubco received in the Pubco Merger and the U.S. Holder’s adjusted tax basis in its CTAC Securities surrendered.

Because the Pubco Merger will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to CTAC Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Pubco Merger. All U.S. Holders considering exercising redemption rights with respect to CTAC Class A ordinary shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Pubco Merger and exercise of redemption rights.

Following the Pubco Merger, a U.S. Holder generally would be required to include in gross income as U.S. source dividend income the amount of any distribution of cash or other property paid on the Pubco Common Stock to the extent the distribution is paid out of Pubco’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). U.S. Holders are urged to consult with their tax advisors regarding this and any other tax considerations of owning stock and warrants of a U.S. corporation, i.e., Pubco, rather than a non-U.S. corporation following the Pubco Merger.

Basis and Holding Period Considerations

Assuming the Pubco Merger qualifies as an F Reorganization, subject to the discussion below under the section entitled “—PFIC Considerations,” (i) the tax basis of a share of Pubco Common Stock or Pubco warrant received by a U.S. Holder in the Pubco Merger will equal the U.S. Holder’s tax basis in the CTAC Class A ordinary share or CTAC warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a share of Pubco Common Stock or a Pubco warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the CTAC Class A ordinary share or CTAC warrant surrendered in exchange therefor.

If the Pubco Merger fails to qualify as an F Reorganization, the U.S. Holder’s basis in the common stock and warrants of Pubco would be equal to the fair market value of such common stock and warrants of Pubco on the date of the Pubco Merger, and such U.S. Holder’s holding period for such common stock and warrants of Pubco would begin on the day following the date of the Pubco Merger. Shareholders who hold different blocks of CTAC Securities (generally, CTAC Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of CTAC Securities.

Effects of Section 367 to U.S. Holders of CTAC Class A ordinary shares

Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as an F Reorganization. Subject to the discussion below under the section entitled “—PFIC Considerations,” Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-deferred. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Pubco Merger. Because the Pubco Merger will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to their CTAC Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code and the PFIC rules, as discussed below under the section entitled “—PFIC Considerations,” as a result of the Pubco Merger.

U.S. Holders Who Own 10 Percent or More (By Vote or Value) of CTAC Stock

Subject to the discussion below under the section entitled “—PFIC Considerations,” a U.S. Holder who beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of CTAC stock entitled to vote or 10% or more of the total value of all classes of CTAC stock (a “10% U.S. Shareholder”) on the date of the Pubco Merger must include in income as a dividend deemed paid by CTAC the “all earnings and profits amount” attributable to the CTAC Class A ordinary shares it directly owns within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of CTAC warrants will be taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its CTAC Class A ordinary shares is the net positive earnings and profits of CTAC (as determined under Treasury Regulations under Section 367 of the Code) attributable to such CTAC Class A ordinary shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such CTAC Class A ordinary shares. Treasury Regulations under Section 367 of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

CTAC does not expect to have significant, if any, cumulative net earnings and profits on the date of the Pubco Merger. If CTAC’s cumulative net earnings and profits through the date of the Pubco Merger is less than or equal to zero, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its CTAC Class A ordinary shares. However, the determination of earnings and profits is a complex determination and may be impacted by numerous factors. It is possible that the amount of CTAC’s cumulative net earnings and profits could be positive through the date of the Pubco Merger, in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend deemed paid by CTAC under Treasury Regulations under Section 367 as a result of the Pubco Merger.

U.S. Holders Who Own Less Than 10% (By Vote and Value) of CTAC Stock

Subject to the discussion below under the section entitled “—PFIC Considerations,” a U.S. Holder whose CTAC Class A ordinary shares have an aggregate fair market value of $50,000 or more and who, on the date of the Pubco Merger, is not a 10% U.S. Shareholder generally will recognize gain (but not loss) with respect to its CTAC Class A ordinary shares in the Pubco Merger or, in the alternative, may elect to recognize the “all earnings and profits amount” attributable to such U.S. Holder’s CTAC Class A ordinary shares as described below.

Subject to the discussion below under the section entitled “—PFIC Considerations,” unless such a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to its CTAC Class A ordinary shares in an amount equal to the excess of the fair market value of the Pubco Common Stock received in the Pubco Merger over the U.S. Holder’s adjusted tax basis in the CTAC Class A ordinary shares deemed surrendered in exchange therefor. Subject to the discussion below under the caption heading “—PFIC Considerations,” such gain should be capital gain, and should be long-term capital gain if the U.S. Holder has held the CTAC Class A ordinary shares for longer than one year. Long-term capital gains of non-corporate taxpayers generally are subject to tax at preferential rates under current law. U.S. Holders who hold different blocks of CTAC Class A ordinary shares (generally, CTAC Class A ordinary shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income as a deemed dividend paid by CTAC the “all earnings and profits amount” attributable to its CTAC Class A ordinary shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

i.	a statement that the Pubco Merger is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

ii.	a complete description of the Pubco Merger;

iii.	a description of any stock, securities or other consideration transferred or received in the Pubco Merger;

iv.	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

v.

a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from CTAC establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s CTAC Class A ordinary shares and (B) a representation that the U.S. Holder has notified CTAC (or Pubco) that the U.S. Holder is making the election; and

vi.	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year including the Pubco Merger, and the U.S. Holder must send notice of making the election to CTAC or Pubco no later than the date such tax return is filed. In connection with this election, CTAC may in its discretion provide each U.S. Holder eligible to make such an election with information regarding CTAC’s earnings and profits upon written request but there can be no assurance in this regard.

CTAC does not expect to have significant, if any, cumulative earnings and profits through the date of the Pubco Merger and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that CTAC had positive earnings and profits through the date of the Pubco Merger, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its CTAC Class A ordinary shares, and thus could be required to include that amount in income as a deemed dividend deemed paid by CTAC under applicable Treasury Regulations as a result of the Pubco Merger.

EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING AN ELECTION TO INCLUDE IN INCOME THE “ALL EARNINGS AND PROFITS AMOUNT” ATTRIBUTABLE TO ITS CTAC CLASS A ORDINARY SHARES UNDER SECTION 367(b) OF THE CODE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH AN ELECTION.

A U.S. Holder who is not a 10% U.S. Shareholder and whose CTAC Class A ordinary shares have an aggregate fair market value of less than $50,000 on the date of the Pubco Merger generally should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Pubco Merger. However, such U.S. Holder may be subject to taxation under the PFIC rules as discussed below under the section entitled “—PFIC Considerations.”

Tax Consequences for U.S. Holders of CTAC warrants

Assuming the Pubco Merger qualifies as an F Reorganization, subject to the considerations described under the section entitled “—Effects of Section 367 to U.S. Holders of CTAC Class A ordinary shares—U.S. Holders Who Own 10 Percent or More (By Vote or Value) of CTAC Stock” above relating to a U.S. Holder’s ownership of CTAC warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below under the section entitled “—PFIC Considerations” relating to the PFIC rules, a U.S. Holder of CTAC warrants generally should not be subject to U.S. federal income tax with respect to the exchange of its CTAC warrants for Pubco warrants in the Pubco Merger.

Following the Pubco Merger, holders of Pubco warrants will hold warrants to acquire Pubco Common Stock. The terms of each Pubco warrant will provide for an adjustment to the number of shares of Pubco Common Stock for which the Pubco warrant may be exercised or to the exercise price of the Pubco warrant in certain events. An adjustment which has the effect of preventing dilution generally is not a taxable event. Nevertheless, a U.S. Holder of Pubco warrants may be treated as receiving a constructive distribution from Pubco if, for example, the adjustment increases the holder’s proportionate interest in Pubco’s assets or earnings and profits (e.g., through an increase in the number of shares of Pubco Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the warrants), including as a result of a distribution of cash or other property to the holders of shares of Pubco Common Stock which is taxable as a distribution to the holders of such shares. Any constructive distribution received by a U.S. Holder of Pubco warrants would be subject to tax in the same manner as if such U.S. Holder received a cash distribution from Pubco equal to the fair market value of such increased interest. Generally, a U.S. Holder’s adjusted tax basis in its warrant would be increased to the extent any such constructive distribution is treated as a dividend for tax purposes.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

PFIC Considerations

Regardless of whether the Pubco Merger qualifies as an F Reorganization (and, if the Pubco Merger qualifies as an F Reorganization, in addition to the discussion under the section entitled “—Effects of Section 367 to U.S. Holders of CTAC Class A ordinary shares” above), the Pubco Merger could be a taxable event to U.S. Holders under the PFIC provisions of the Code if CTAC is considered a PFIC.

Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually. Pursuant to a “startup exception,” a foreign corporation will not be a PFIC for the first taxable year the foreign corporation has gross income (the “startup year”) if (1) no predecessor of the foreign corporation was a PFIC; (2) the foreign corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the startup year; and (3) the foreign corporation is not in fact a PFIC for either of those years.

PFIC Status of CTAC

Based upon the composition of its income and assets, and upon a review of its financial statements, CTAC believes that it likely will not be eligible for the startup exception and therefore likely has been a PFIC since its first taxable year and will likely be considered a PFIC for the taxable year which ends as a result of the Pubco Merger.

Effects of PFIC Rules on the Pubco Merger

Even if the Pubco Merger qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants of a PFIC for newly issued warrants in connection with a domestication transaction) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. Holders of CTAC Class A ordinary shares and CTAC warrants as a result of the Pubco Merger if:

•	CTAC were classified as a PFIC at any time during such U.S. Holder’s holding period in such CTAC Class A ordinary shares or CTAC warrants; and

•

the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such CTAC Class A ordinary shares or in which CTAC was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) an MTM Election (as defined below) with respect to such CTAC Class A ordinary shares. Currently, applicable Treasury Regulations provide that neither a QEF Election nor an MTM Election can be made with respect to warrants.

The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of CTAC. Under these rules:

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s CTAC Class A ordinary shares or CTAC warrants;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which CTAC was a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year (described in the third bullet above) of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the U.S. Holder to recognize gain or include an amount in income as a deemed dividend deemed paid by CTAC, the gain realized on the transfer is taxable as an excess distribution under these rules, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under these rules is taxable as provided under Section 367(b) of the Code. See the discussion above under the section entitled “—Effects of Section 367 to U.S. Holders of CTAC Class A ordinary shares.”

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply or whether the IRS would assert that Section 1291(f) of the Code is self-executing notwithstanding the absence of final or temporary Treasury Regulations. Therefore, U.S. Holders of CTAC Class A ordinary shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Pubco Merger with respect to their CTAC Class A ordinary shares and CTAC warrants under the PFIC rules in the manner set forth above. A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election with respect to its CTAC Class A ordinary shares is referred to herein as an “Electing Shareholder” and a U.S. Holder that is not an Electing Shareholder is referred to herein as a “Non-Electing Shareholder.”

The application of the PFIC rules to U.S. Holders of CTAC warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include a CTAC warrant) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that the QEF Election does not apply to options and no MTM Election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of CTAC warrants for Pubco warrants pursuant to the Pubco Merger.

Any gain recognized by a Non-Electing Shareholder of CTAC Class A ordinary shares or a U.S. Holder of CTAC warrants as a result of the Pubco Merger pursuant to the PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.

As noted above, the Pubco Merger could be a taxable event under the PFIC rules regardless of whether the Pubco Merger qualifies as an F Reorganization if CTAC is considered a PFIC. If the Pubco Merger fails to qualify as an F Reorganization, absent a QEF Election (or a QEF Election along with a purging election) or an MTM Election, a U.S. Holder would be taxed under the PFIC rules in the manner set forth above.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE PUBCO MERGER, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of CTAC Class A ordinary shares will depend on whether the U.S. Holder has made a timely and effective election to treat CTAC as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of CTAC Class A ordinary shares during which CTAC qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s CTAC Class A ordinary shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its CTAC Class A ordinary shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its CTAC Class A ordinary shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to CTAC is contingent upon, among other things, the provision by CTAC of a “PFIC Annual Information Statement” to such U.S. Holder. CTAC will endeavor to provide PFIC Annual Information Statements, upon written request, to U.S. Holders of CTAC Class A ordinary shares with respect to each taxable year for which CTAC determines it is a PFIC. There is no assurance, however, that CTAC will timely provide such information. As discussed further above, a U.S. Holder is not able to make a QEF Election with respect to CTAC warrants under applicable final Treasury Regulations. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to its CTAC Class A ordinary shares. As a result, such an Electing Shareholder generally should not recognize gain or loss as a result of the Pubco Merger except to the extent described under “—Effects of Section 367 to U.S. Holders of CTAC Class A ordinary shares” and subject to the discussion above under “—Tax Effects of the Pubco Merger to U.S. Holders,” but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of CTAC, whether or not such amounts are actually distributed.

The impact of the PFIC rules on a U.S. Holder of CTAC Class A ordinary shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the NYSE (an “MTM Election”). No assurance can be given that the CTAC Class A ordinary shares are considered to be marketable stock for purposes of the MTM Election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders generally will not be subject to the special taxation rules of Section 1291 of the Code discussed herein with respect their CTAC Class A ordinary shares in connection with the Pubco Merger. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its CTAC Class A ordinary shares at the end of its taxable year over its adjusted tax basis in its CTAC Class A ordinary shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted tax basis in its CTAC Class A ordinary shares over the fair market value of its CTAC Class A ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The U.S. Holder’s basis in its CTAC Class A ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its CTAC Class A ordinary shares will be treated as ordinary income. However, if the MTM Election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the PFIC stock, then the Section 1291 rules discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to CTAC Class A ordinary shares, including in connection with the Pubco Merger. An MTM Election is not available with respect to warrants, including the CTAC warrants.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE APPLICATION OF THE RULES ADDRESSING OVERLAPS IN THE PFIC RULES AND THE SECTION 367(b) RULES AND THE RULES RELATING TO CONTROLLED FOREIGN CORPORATIONS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE, WHETHER AND HOW ANY OVERLAP RULES APPLY, THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION OR OVERLAP RULE AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Tax Effects to U.S. Holders of Exercising Redemption Rights

Generally

The U.S. federal income tax consequences to a U.S. Holder of CTAC Class A ordinary shares (which will be exchanged for Pubco Common Stock in the Pubco Merger) that exercises its redemption rights with respect to its CTAC Class A ordinary shares to receive cash in exchange for all or a portion of its Pubco Common Stock received in the Pubco Merger will depend on whether the redemption qualifies as a sale of shares of Pubco Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Pubco Common Stock by a U.S. Holder, the tax consequences to such U.S. Holder are as described below under the section entitled “—Taxation of Redemption Treated as a Sale of Pubco Common Stock.” If the redemption does not qualify as a sale of shares of Pubco Common Stock, a U.S. Holder will be treated as receiving a corporate distribution with the tax consequences to such U.S. Holder as described below under the section entitled ”—Taxation of Redemption Treated as a Distribution.”

Whether a redemption of shares of Pubco Common Stock qualifies for sale treatment will depend largely on the total number of shares of Pubco stock treated as held by the redeeming U.S. Holder before and after the redemption (including any stock constructively owned by the U.S. Holder as a result of owning Pubco warrants and any Pubco stock that a U.S. Holder directly or indirectly acquires pursuant to the business combination or the PIPE Investment) relative to all of the Pubco stock outstanding both before and after the redemption. The redemption of Pubco Common Stock generally will be treated as a sale of Pubco Common Stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in Pubco or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a U.S. Holder takes into account not only shares of Pubco stock actually owned by the U.S. Holder, but also shares of Pubco stock that are constructively owned by it under certain attribution rules set forth in the Code. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Pubco Common Stock which could be acquired pursuant to the exercise of Pubco warrants. Moreover, any Pubco stock that a U.S. Holder directly or constructively acquires pursuant to the business combination or the PIPE Investment generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of Pubco’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of shares of Pubco

Common Stock must, among other requirements, be less than 80% of the percentage of Pubco’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption (taking into account both redemptions by other holders of Pubco Common Stock and the Pubco Common Stock to be issued pursuant to the business combination or the PIPE Investment). There will be a complete termination of a U.S. Holder’s interest if either (1) all of the shares of Pubco stock actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares of Pubco stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares of Pubco stock (including any stock constructively owned by the U.S. Holder as a result of owning Pubco warrants). The redemption of Pubco Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Pubco. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Pubco will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of Pubco Common Stock will be treated as a corporate distribution to the redeemed U.S. Holder and the tax effects to such a U.S. Holder will be as described below under the section entitled “—Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Pubco Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining Pubco stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Pubco warrants or possibly in other Pubco stock constructively owned by it.

Taxation of Redemption Treated as a Distribution

If the redemption of a U.S. Holder’s shares of Pubco Common Stock is treated as a corporate distribution, as discussed above under the section entitled “—Generally,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from Pubco’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Pubco’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of Pubco Common Stock. Any remaining excess will be treated as gain realized on the sale of Pubco Common Stock and will be treated as described below under the section entitled “—Taxation of Redemption Treated as a Sale of Pubco Common Stock.”

Taxation of Redemption Treated as a Sale of Pubco Common Stock

If the redemption of a U.S. Holder’s shares of Pubco Common Stock is treated as a sale, as discussed above under the section entitled “—Generally,” a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the shares of Pubco Common Stock redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Pubco Common Stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

U.S. Holders who hold different blocks of Pubco Common Stock (including as a result of holding different blocks of CTAC Class A ordinary shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Because the Pubco Merger will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code and the PFIC rules as a result of the Pubco Merger (discussed further above).

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR PUBCO COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Information Reporting and Backup Withholding

Payments of cash to a U.S. Holder as a result of the redemption of Pubco Common Stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and the U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Non-U.S. Holders

As used herein, a “Non-U.S. Holder” is a beneficial owner of a CTAC Security who or that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	an estate or trust that is not a U.S. Holder.

Effects of the Pubco Merger to Non-U.S. Holders

The Pubco Merger is not expected to result in any U.S. federal income tax consequences to Non-U.S. Holders of CTAC Securities.

The following describes U.S. federal income tax considerations relating to the ownership and disposition of Pubco Common Stock and Pubco warrants by a Non-U.S. Holder after the Pubco Merger.

Distributions

In general, any distributions (including constructive distributions, but not including certain distributions of Pubco stock or rights to acquire Pubco stock) made to a Non-U.S. Holder of shares of Pubco Common Stock, to the extent paid out of Pubco’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, the gross amount of the dividend will be subject to withholding tax at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such Non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of Pubco Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Pubco Common Stock, which will be treated as described under “—Sale, Taxable Exchange or Other Taxable Disposition of Pubco Common Stock and Warrants” below.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. person, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Following the Pubco Merger, holders of Pubco warrants will hold warrants to acquire Pubco Common Stock. The terms of each Pubco warrant will provide for an adjustment to the number of shares of Pubco Common Stock for which the Pubco warrant may be exercised or to the exercise price of the Pubco warrant in certain events. An adjustment which has the effect of preventing dilution generally is not a taxable event. Nevertheless, a Non-U.S. Holder of Pubco warrants may be treated as receiving a constructive distribution from Pubco if, for example, the adjustment increases the holder’s proportionate interest in Pubco’s assets or earnings and profits (e.g., through an increase in the number of shares of Pubco Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the warrants), including as a result of a distribution of cash or other property to the holders of shares of Pubco Common Stock which is taxable as a distribution to the holders of such shares. Any constructive distribution received by a Non-U.S. Holder of Pubco warrants would be subject to tax in the same manner as if such Non-U.S. Holder received a cash distribution from Pubco equal to the fair market value of such increased interest. It is possible that any withholding tax on such a constructive distribution might be satisfied by Pubco or the applicable withholding agent from other distributions to the Non-U.S. Holder, or from proceeds subsequently paid or credited to such holder. Generally, a Non-U.S. Holder’s adjusted tax basis in its warrant would be increased to the extent any such constructive distribution is treated as a dividend for tax purposes.

Sale, Taxable Exchange or Other Taxable Disposition of Pubco Common Stock and Warrants

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its Pubco Common Stock or Pubco warrants (including an expiration or redemption of the Pubco warrants, or a redemption of Pubco Common Stock that is treated as a sale or exchange as described under “—Effects to Non-U.S. Holders of Exercising Redemption Rights”), unless:

•

the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder);

•	such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met; or

•

Pubco is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of redemption or the period that the Non-U.S. Holder held Pubco Common Stock and, in the case where shares of Pubco Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of Pubco Common Stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. Holder’s holding period for the shares of Pubco Common Stock. There can be no assurance that Pubco Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. person. Any gains described in the first bullet point above of a corporate Non-U.S. Holder may also be subject to an additional “branch profits tax” at a 30% rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30%.

If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, Pubco may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such redemption. It is not expected that Pubco would be a United States real property holding corporation after the Pubco Merger or immediately after the business combination is completed. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether Pubco would be treated as a United States real property holding corporation in any future year.

Tax Effects to Non-U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a Non-U.S. Holder of CTAC Class A ordinary shares that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its Pubco Common Stock received in the Pubco Merger will depend on whether the redemption qualifies as a sale of the Pubco Common Stock redeemed, as described above under “U.S. Holders—Tax Effects to U.S. Holders of Exercising Redemption Rights—Generally.” If such a redemption qualifies as a sale of Pubco Common Stock, the U.S. federal income tax consequences to the Non-U.S. Holder will be as described above under “—Sale, Taxable Exchange or Other Taxable Disposition of Pubco Common Stock and Warrants.” If such a redemption does not qualify as a sale of Pubco Common Stock, the Non-U.S. Holder will be treated as receiving a corporate distribution, the U.S. federal income tax consequences of which are described above under “—Distributions.”

Because it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s redemption will be treated as a sale of shares or a corporate distribution, and because such determination will depend in part on a Non-U.S. Holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. Holder in redemption of such Non-U.S. Holder’s Pubco Common Stock, unless (i) the applicable withholding agent has established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. Holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a dividend under the Section 302 tests described above under the section entitled “U.S. Holders—Tax Effects to U.S. Holders of Exercising Redemption Rights— Generally”). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of Pubco Common Stock and Pubco warrants. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on Pubco Common Stock and Pubco warrants to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Non-U.S. Holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of Pubco Common Stock and warrants.

OTHER INFORMATION RELATED TO CTAC

Introduction

CTAC was incorporated on September 8, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. CTAC’s efforts to identify a prospective target business were not limited to a particular industry or geographic region, although there was a focus on targeting information and communication technology that benefit from the transformational, long-term impacts of capital deployment in the 5G stack, including network operators (mobile operators, fiber operators, datacenters and tower companies), equipment vendors, device makers, semiconductor providers, IT and cloud services, network optimization, ICT software and applications companies. Prior to executing the Merger Agreement, CTAC’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.

Initial Public Offering and Simultaneous Private Placement

On October 26, 2020, CTAC consummated the CTAC IPO of 25,000,000 units, generating gross proceeds of $250 million, and incurring offering costs of approximately $14.5 million, inclusive of approximately $8.8 million in deferred underwriting commissions. On November 10, 2020, the underwriters partially exercised the over-allotment option and purchased an additional 916,900 units, generating gross proceeds of approximately $9.2 million, and incurred additional offering costs of approximately $0.5 million in underwriting fees (inclusive of approximately $0.3 million in deferred underwriting fees).

Simultaneously with the closing of the CTAC IPO, CTAC consummated the private placement of 800,000 private placement units at a price of $10.00 per private placement unit, generating total gross proceeds of $8,000,000. On November 10, 2020, simultaneously with the sale of the over-allotment units, CTAC consummated a private sale of an additional 18,338 private placement units to Sponsor, generating gross proceeds of $183,380.

Upon the closing of the CTAC IPO and the sale of the over-allotment units and private placement units, $259.2 million ($10.00 per unit) of the net proceeds of the CTAC IPO and certain of the proceeds of the sale of the private placement units were placed in a trust account, located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and were subsequently invested only in U.S. government securities within the meaning of Section 2(a)(16) of the Investment Company Act with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act, until the earlier of: (i) the completion of an initial business combination and (ii) CTAC’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the completion window.

Fair Market Value of Target Business

The target business or businesses that CTAC acquires must collectively have a fair market value equal to at least 80% of the net assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for its initial business combination. The CTAC Board determined that this test was met in connection with the proposed business combination with KORE as described in the section titled “Proposal No. 1—The Business Combination Proposal.”

Shareholder Approval of Business Combination

Under CTAC’s current amended and restated memorandum and articles of association, in connection with any proposed business combination, if CTAC must seek shareholder approval, CTAC will complete an initial business combination only if a majority of the ordinary shares, represented in person or by proxy and entitled to vote thereon, voted at a shareholder meeting are voted in favor of the business combination. Each public shareholder may elect to redeem their public shares irrespective of whether they vote for or against the proposed transaction or vote at all.

Voting Restrictions in Connection with Shareholder Meeting

In connection with any vote for a proposed initial business combination, the Sponsor and each member of the CTAC management team have agreed to vote the founder shares, private placement shares and public shares in favor of such proposed business combination.

At any time at or prior to our initial business combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, our directors, executive officers, advisors or their affiliates may enter into transactions with investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of our initial business combination or not redeem their public shares, The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the business combination be approved where it appears that such requirements would otherwise not be met. All shares repurchased by CTAC’s affiliates pursuant to such arrangements would be voted in favor of the proposed business combination.

Liquidation if No Business Combination

Under CTAC’s current amended and restated memorandum and articles of association, if CTAC does not complete a business combination within the completion window, CTAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of CTAC’s remaining shareholders and its board of directors, dissolve and liquidate, subject (in each case) to CTAC’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. At such time, the warrants will expire. Holders of warrants will receive nothing upon a liquidation with respect to such rights and the warrants will be worthless.

The Sponsor and each member of CTAC’s management team have each agreed to waive its rights to participate in any distribution from CTAC’s trust account or other assets with respect to the founder shares. There will be no distribution from the trust account with respect to CTAC’s warrants, which will expire worthless if CTAC is liquidated.

The proceeds deposited in the trust account could, however, become subject to the claims of CTAC’s creditors which would be prior to the claims of the CTAC public shareholders. Although CTAC has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses CTAC has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, and although CTAC will seek such waivers from vendors it engages in the future (except our independent registered public accounting firm), there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Accordingly, the actual per-share redemption price could be less than approximately $10.00, plus interest, due to claims of creditors. Additionally, if CTAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in CTAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of CTAC’s shareholders. To the extent any bankruptcy claims deplete the trust account, CTAC cannot assure you it will be able to return to the CTAC public shareholders at least approximately $10.00 per share. CTAC’s public shareholders are entitled to receive funds from the trust account only in the event of its failure to complete a business combination within the completion window or if the shareholders properly and timely seek to have CTAC redeem their respective shares for cash upon a business combination which is actually completed by CTAC. In no other circumstances does a shareholder have any right or interest of any kind to or in the trust account.

Facilities

CTAC currently maintains its principal executive offices at 875 Third Avenue, New York, NY 10022 and maintains other offices as provided to it by its officers. The cost for this space is included in the $10,000 per-month aggregate fee the Sponsor or an affiliate of the Sponsor charges CTAC for office space, secretarial and administrative services pursuant to a letter agreement between CTAC and such affiliate of the Sponsor. CTAC believes, based on rents and fees for similar services in the relevant areas, that the fee charged by such affiliate of the Sponsor is at least as favorable as CTAC could have obtained from an unaffiliated person. CTAC considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations.

Upon the Closing, the principal executive offices of Pubco will be those of KORE, at which time nothing more will be paid to such affiliate of the Sponsor in respect of office space.

Employees

CTAC has six executive officers. These individuals are not obligated to devote any specific number of hours to CTAC’s matters and intend to devote only as much time as they deem necessary to its affairs. CTAC does not intend to have any full-time employees prior to the consummation of a business combination.

Management, Directors and Executive Officers

CTAC’s current directors and executive officers are as follows:

Name	Age	Title
Frank W. Bruno	55	Chairman of the CTAC Board and Co-Founder
Timothy M. Donahue	72	Chief Executive Officer and Director
Dr. Shaygan Kheradpir	60	Chief Technology Officer and Director
Jeffery L. Lomasky	70	Chief Financial Officer
Nicholas P. Robinson	41	Co-Chief Investment Officer
Michael K. Palmer	35	Co-Chief Investment Officer
Dr. Hossein Moiin	57	Director
Robert D. Davenport	55	Director
Timothy Kasbe	55	Director

Frank W. Bruno, our Chairman, is Co-Chief Executive Officer of Cerberus and is responsible for leading Cerberus’s global investment activities across credit, private equity, and real estate strategies, working closely with Co-Chief Executive Officer, Stephen A. Feinberg. Prior to this role, Mr. Bruno was President of Cerberus Global Investments, where he was responsible for leading Cerberus’s international businesses. Since joining Cerberus in 1998, Mr. Bruno has overseen the investment of more than $38 billion in equity capital in Asia and Europe alone. Under Mr. Bruno’s leadership, Cerberus expanded its international presence significantly, opening global advisory offices across Asia, including Beijing, Hong Kong, and Tokyo, and across Europe, including Baarn, Belfast, Dublin, Frankfurt, London and Madrid. Mr. Bruno graduated from Cornell University and received an M.B.A. from the Wharton School at the University of Pennsylvania. Mr. Bruno currently serves on the Wharton School’s Graduate Advisory Board.

Timothy M. Donahue, our Chief Executive Officer and director, served as the Chief Executive Officer of Nextel Communications Inc., a nationwide wireless telecommunications company, from 1999 until 2005, when Nextel was merged with Sprint Corporation to form Sprint Nextel Corporation. Thereafter, and until 2006, Mr. Donahue was the Executive Chairman of Sprint Nextel and the Chairman of the Sprint Nextel Corporation. From 1996 until his appointment as Chief Executive Officer, Mr. Donahue served as the President and Chief Operating Officer of Nextel. During his tenure at Nextel, Nextel experienced significant improvements in financial performance, including significant growth in revenues and EBITDA. Over that same period, the market capitalization of the company increased from approximately $16 billion to approximately $40 billion. Mr. Donahue started his telecommunications career with McCaw Cellular in 1986 as president of its paging division. Mr. Donahue is currently a member of the board of directors of Ligado Networks (wireless network), and AURA Network Systems (communications), and former member of the board of directors of NVR Inc. (home builder) (NYSE:NVR). Mr. Donahue is a former director of ADT Corporation (home security) (formerly NASDAQ:ADT); Covidien plc (medical devices) (NYSE:COV); Eastman Kodak Company (imaging) (NYSE:KODK); Nextel Partners Inc. (telecommunications); and Tyco International Ltd. (diversified) (formerly NYSE:TYC). Mr. Donahue also served on the board of John Carroll University and is the former chairman of the Cellular Telecommunications & Internet Association (CTIA). In 2004, Institutional Investor Magazine honored Mr. Donahue as the best chief executive officer in the telecommunications services and wireless sector based on ratings by investors and brokerage firm analysts. Mr. Donahue received his BA in English Literature from John Carroll University.

Dr. Shaygan Kheradpir, our Chief Technology Officer and director, is best known for driving transformational change through technology innovation at Verizon where he was Group Chief Information Officer from January 2000 to December 2010, at Barclays Bank as Group Chief Operating Officer from January 2011 to December 2013, and at Juniper Networks from January 2014 to December 2014 and Coriant from September 2015 to June 2018 as Chief Executive Officer and Chairman. Dr. Kheradpir continues to work with high-tech start-ups in Silicon Valley, leading private equity firms, and national governments on 5G networks, next generation applications for the industrial internet, cybersecurity, artificial intelligence and blockchain. Dr. Kheradpir was on the founding Executive Leadership Committee of Verizon, helping transform it from a phone company to a premier telecom company worldwide in super high-speed networks such as FiOS and 4G-LTE, in interactive multi-media, and in world-class customer service and internal automation. At Barclays, Dr. Kheradpir was Group Chief Operating Officer and on the bank’s Global Executive Committee, setting the course for 21st century industrialization in financial services. At Juniper as Chief Executive Officer, Dr. Kheradpir focused the company by creating and executing its Integrated Operating Plan (IOP), while becoming a premier “cloud-builder” and creator of “high IQ networks” via cutting-edge networking technology, automation and machine learning. At Coriant as Chairman and Chief Executive Officer, Dr. Kheradpir integrated and re-invented three predecessor companies of Tellabs, Siemens Optical, and Sycamore, creating the industry-first Hyperscale Carrier Architecture (HCA) products, propelling Coriant to become the leading insurgent telecom equipment company worldwide across high-speed packet-optical and 5G networks. Dr. Kheradpir received his BS, MS and Ph.D. in electrical and computer engineering from Cornell University, served on the advisory board of US National Institute of Standards and Technology (NIST), is on the board of MTN Group (260 million wireless subscribers), and is on the Cornell University Engineering Council. Dr. Kheradpir was inducted into the CIO Hall of Fame in 2006 and selected in 1990 as outstanding young engineer by US National Academy of Engineering (NAE).

Jeffrey L. Lomasky, our Chief Financial Officer, is the Chief Financial Officer and a Senior Managing Director of Cerberus Capital Management. Mr. Lomasky joined Cerberus in 1994. Prior to joining Cerberus, Mr. Lomasky was the Chief Financial Officer of New Street Securities from 1992 to 1994. From 1990 to 1992, Mr. Lomasky was the controller of Drexel Burnham Lambert and from 1989 to 1990, he was the Chief Financial Officer of European activities for Drexel Burnham Lambert. Mr. Lomasky is a graduate of Bernard Baruch College.

Nicholas P. Robinson, our Co-Chief Investment Officer, is a Managing Director and Cerberus’ Global Head of Trading. Mr. Robinson currently sits on Cerberus’ Corporate Credit Investment Committee. Cerberus’ Corporate

Credit team has invested approximately $30 billion across industries, geographies, and asset classes since inception. Mr. Robinson helps manage several of Cerberus’ largest ICT investments. Mr. Robinson is a member of Cerberus’ Financial Risk Subcommittee and is involved in risk management for the firm globally. Mr. Robinson joined Cerberus in 2011 from Morgan Stanley where he was an Executive Director in the Distressed Credit Trading division. Mr. Robinson started his career in the Leveraged Loan Group at Goldman Sachs in 2004. Mr. Robinson graduated from Acadia University in Nova Scotia, Canada.

Michael K. Palmer, our Co-Chief Investment Officer, is a Managing Director at Cerberus within Cerberus’ private equity platform, which invests in global companies across various industries and geographies. In this role, Mr. Palmer helps support Cerberus’ private equity investments in healthcare, telecommunications and technology companies. Mr. Palmer has assisted in the identification of opportunities to collaborate with innovative managers and invest in sectors undergoing transformation. Mr. Palmer has also contributed to the development of Cerberus’ investing practice in emerging markets and he currently serves on Cerberus’ Emerging Markets Investment Committee. Mr. Palmer is also on the Board of Directors of Stratolaunch, an American aerospace company that develops and operates technologies to fulfill national priorities; and AURA Network Systems, a company focused on developing a dedicated nationwide air-to-ground wireless communications network. Mr. Palmer previously served on the Board of Directors of Steward Health Care (an accountable care organization), Covis Pharma (a specialty pharmaceuticals company), PaxVax Global (a global specialty vaccines business), and Print Media Holdings (a division of YP Holdings, which was an advertising solutions platform that Cerberus carved out of AT&T). Mr. Palmer is a graduate of Duke University.

Dr. Hossein Moiin, our director, has over 30 years of experience in the ICT sector. Dr. Moiin was Chief Technology, Innovation, and Strategy Officer for Nokia Mobile Networks from 2016 to 2018 where he was responsible for returning Nokia to profitability following the acquisition of the Alcatel Lucent wireless business and merging portfolios in a manner that minimized customer disruption. Dr. Moiin was also responsible for 5G and IoT, and for creating a roadmap from 4G networks encompassing technology and business models. Prior to that, Dr. Moiin was Chief Technology and Innovation Officer and a member of the Executive Board of Nokia from January 2012 to February 2016. Dr. Moiin also served in senior technology roles at British Telecom and T-Mobile. Dr. Moiin obtained his BS, MS and PhD degrees from the University of California, Santa Barbara, in Electrical and Computer Engineering.

Mr. Robert C. Davenport, our director, is Cerberus’ Head of Global Corporate Credit and Distressed Debt. Mr. Davenport is responsible for overseeing and managing Cerberus’ investments in stressed and distressed debt on a global basis. Mr. Davenport is also Chairman of the Corporate Credit Investment Committee. Since joining the firm in 1996, Mr. Davenport has played a significant role in building and establishing Cerberus’ core credit platform, which has invested approximately $30 billion across industries, geographies, and asset classes. In addition, Mr. Davenport has led the investment of multiple billions of capital per year during periods of market dislocation, such as the Asian Financial Crisis and the Great Financial Crisis. Mr. Davenport oversees a team of more than 25 dedicated investment professionals, who cover the United States, Europe, and emerging markets and have significant experience identifying and sourcing investment opportunities. During his tenure, Mr. Davenport has helped Cerberus develop new investment strategies that expand outside its core strategy of investing in stressed and distressed debt. Prior to Cerberus, Mr. Davenport was a principal at Vestar Capital Partners from 1990 to 1994, where he was responsible for identifying, analyzing and executing leveraged buyout opportunities. From 1988 to 1990, Mr. Davenport worked in the mergers and acquisitions group at Drexel Burnham. Mr. Davenport graduated from the University of California. Mr. Davenport is a member of the Board of Trustees for the Crossroads School for Arts and Sciences in Santa Monica, California.

Timothy Kasbe, our director, has served as a Director and the President of Zoho Corporation Pty Ltd., a leading SAAS and PAAS company that operates in over 180 countries, since 2018. Prior to Zoho, from 2016 to 2017, Mr. Kasbe served as the Chief Information and Digital Officer of The Warehouse Group. Mr. Kasbe has served as the Chief Information Officer of various companies, managing large multi-billion budgets and over approximately 26,000 technologists supporting businesses across retail, finance and high-tech. In 2007,

Mr. Kasbe was named by CIO 100 as one of their Most Innovative CIOs and Influential CIOs. Kasbe was a distinguished visiting scholar at Stanford University from 2011 to 2018 and completed doctoral studies in ethics of Artificial Intelligence (AI) at Duke University in May 2020. Mr. Kasbe also serves on the board of Cargo Services Far East, Hong Kong and Tamr, Inc.

Director Independence

The listing standards of the NYSE require that a majority of the CTAC Board be independent. The CTAC Board has determined that Dr. Hossein Moiin, Robert C. Davenport, and Timothy Kasbe are “independent directors” as defined in the NYSE listing standards. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Number and Terms of Office of Officers and Directors

The CTAC Board currently consists of five members. The CTAC Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of shareholders) serving a three-year term. The term of office of the first class of directors, consisting of Frank W. Bruno and Timothy M. Donahue, will expire at our first annual meeting of shareholders. The term of office of the second class of directors, consisting of Dr. Hossein Moiin and Dr. Shaygan Kheradpir, will expire at the second annual meeting of shareholders. The term of office of the third class of directors, consisting of Robert C. Davenport and Timothy Kasbe, will expire at the third annual meeting of shareholders.

Subject to any other special rights applicable to our shareholders, any vacancies on the CTAC Board of directors may be filled by the affirmative vote of a majority of the holders of our founder shares.

Our officers are appointed by the CTAC Board and serve at the discretion of the CTAC Board, rather than for specific terms of office. The CTAC Board is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate. Our amended and restated memorandum and articles of association provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, a President, a Chief Financial Officer, Vice Presidents, a Secretary, a Treasurer and such other offices as may be determined by the CTAC Board.

Committees of the Board of Directors

The CTAC Board has three standing committees: an audit committee, a nominating committee and a compensation committee. Our audit committee, our nominating committee and our compensation committee are composed solely of independent directors. Subject to phase-in rules, the rules of NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of NYSE require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that was approved by the CTAC Board and has the composition and responsibilities described below. The charter of each committee is available on our website.

Audit Committee

Dr. Hossein Moiin and Timothy Kasbe are a member of the audit committee and Dr. Hossein Moiin serves as chair of the audit committee. Dr. Hossein Moiin. Each member of the audit committee is financially literate and the CTAC Board has determined that Dr. Hossein Moiin qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

The audit committee responsibilities include:

•	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•	monitoring the independence of the independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

•

determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•

monitoring compliance on a quarterly basis with the terms of the CTAC IPO and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of the CTAC IPO; and

•

reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Nominating Committee

The members of our nominating committee are Dr. Hossein Moiin and Robert C. Davenport, and Robert C. Davenport serves as chairman of the nominating committee. Under the NYSE listing standards, we are required to have a nominating committee composed entirely of independent directors. Our board of directors has determined that both Dr. Hossein Moiin and Robert C. Davenport are independent.

The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others. Because our securities are listed on the NYSE, we have one year from the date of the CTAC IPO for our nominating committee to have at least three members, all of whom must be independent.

Compensation Committee

The CTAC Board has established a compensation committee. The members of our compensation committee are Dr. Hossein Moiin and Robert C. Davenport, and Robert Davenport serves as chair of the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our President’s, Chief Financial Officer’s and Chief Operating Officer’s, evaluating our President’s, Chief Financial Officer’s and Chief Operating Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our President, Chief Financial Officer and Chief Operating Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other Section 16 executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee considers the independence of each such adviser, including the factors required by the NYSE and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, and in the past year has not served, as a member of the board of directors or compensation committee of any entity that has one or more officers serving on our board of directors.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics by posting such information on our website rather than by filing a Current Report on Form 8-K. Please see the section entitled “Where You Can Find More Information.”

Legal Proceedings

There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against CTAC or any members of our management team in their capacity as such.

Periodic Reporting and Audited Financial Statements

CTAC has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, CTAC’s annual reports contain financial statements audited and reported on by CTAC’s independent registered public accounting firm.

CTAC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” has been amended and restated to give effect to the restatement and revision of our financial statements as more fully described in the Explanatory Note and in “Note 2 — Restatement of Previously Issued Financial Statements” to our accompanying financial statements contained elsewhere in this report.

Overview

We are a blank check company incorporated on September 8, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.

Our sponsor is Cerberus Telecom Acquisition Holdings, LLC, a Delaware limited liability company. Our registration statement for the Initial Public Offering became effective on October 21, 2020. On October 26, 2020, we consummated an Initial Public Offering of 25,000,000 Units, at $10.00 per Unit, generating gross proceeds of $250.0 million. The underwriters were granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,750,000 additional Units to cover over-allotments, at $10.00 per Unit. On November 10, 2020, the underwriters partially exercised the over-allotment option and purchased an additional 916,900 Units (the “Over-Allotment Units”), generating gross proceeds of approximately $9.2 million. We incurred total offering costs of approximately $14.9 million in underwriting fees (inclusive of approximately $9.1 million in deferred underwriting fees).

Simultaneously with the closing of the Initial Public Offering, CTAC consummated the private placement (“Private Placement”) of 800,000 Units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit, generating total gross proceeds of $8.0 million. Subsequently, along with the closing of the Over-Allotment Units, CTAC consummated a private placement on November 10, 2020 for an additional 18,338 Private Placement Units (“Over-Allotment Private Placement Units”) to the Sponsor (“Over-Allotment Private Placement”) generating gross proceeds to us of approximately $0.2 million. Each Private Placement Unit consists of one CTAC Class A ordinary share (“Private Placement Shares”), and one-third of one redeemable warrant (each, a “Private Placement Warrant”).

Upon the closing of the Initial Public Offering, the Over-Allotment, and the Private Placement and the Over-Allotment Private Placement, approximately $259.2 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering, the Over-Allotment, the Over-Allotment Private Placement and certain of the proceeds of the Private Placement were placed in a Trust Account, located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by CTAC, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

Our management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units and Over-Allotment Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.

If we have not completed a Business Combination within 24 months from the closing of the Initial Public Offering, or October 26, 2022 (the “Combination Period”), we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay for our tax obligations, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Proposed Business Combination

On March 12, 2021, we entered into the Merger Agreement.

Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction pursuant to which, among other things, (i) on the day immediately prior to the Closing Date (as defined in the Merger Agreement), the Company will merge with and into LLC Merger Sub, a subsidiary of Pubco, with LLC Merger Sub being the surviving entity of the Pubco Merger and Pubco as parent of the surviving entity, (ii) on the Closing Date and immediately prior to the First Merger, Sponsor will contribute 100% of its equity interests in Corp Merger Sub to Pubco, as a result of which Corp Merger Sub will become a wholly owned subsidiary of Pubco, (iii) following the Corp Merger Sub Contribution, Corp Merger Sub will merge with and into KORE, with KORE being the surviving corporation of the First Merger; and (iv) immediately following the First Merger and as part of the same overall transaction as the First Merger, KORE will merge with and into LLC Merger Sub, with LLC Merger Sub being the surviving entity of the Second Merger and Pubco being the sole member of LLC Merger Sub.

Concurrently with the execution of the Merger Agreement, we entered into subscription agreements (the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”), pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 22,500,000 shares of Pubco Common Stock for an aggregate purchase price equal to $225,000,000 (the “PIPE Investment”). The PIPE Investment will be consummated substantially concurrently with the Closing.

Liquidity and Capital Resources

As of March 31, 2021, we had $1.7 million in cash and working capital deficit of approximately $1.1 million.

Subsequent to the consummation of the initial public offering, our liquidity needs have been satisfied with the net proceeds from the consummation of the private placement not held in the trust account. In addition, in order to finance transaction costs in connection with a business combination, our sponsor may, but is not obligated to, provide us working capital loans. As of March 31, 2021 and December 31, 2020, there were no amounts outstanding under any working capital loan.

Based on the foregoing, our management believes that we will have sufficient working capital and borrowing capacity to meet our needs through the earlier of the consummation of a business combination or one year from this filing. Over this time period, we will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the business combination.

Results of Operations

Our entire activity from January 1, 2021 through March 31, 2021 was in preparation for our forthcoming business combination. We will not be generating any operating revenues until the closing and completion of that business combination, at the earliest.

For the period from January 1, 2021 through March 31, 2021, we had net loss of approximately $0.1 million, which consisted primarily of approximately $2.6 million gain in the fair value of warrants, offset by general and administrative expenses of approximately $2.7 million.

Contractual Obligations

Registration Rights

The holders of Founder Shares (defined below), Private Placement Shares, Private Placement Warrants, CTAC Class A ordinary shares underlying the Private Placement Warrants and units that may be issued upon conversion of Working Capital Loans (and any CTAC Class A ordinary shares issuable upon the exercise of any Private Warrants underlying the Private Placement Units that may be issued upon conversion of working capital loans), if any, will be entitled to registration rights pursuant to a registration and shareholder rights agreement to be signed upon consummation of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provides that the we will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period, which occurs, (i) in the case of the Founder Shares (defined below), in accordance with the letter agreement our initial shareholders entered into and (ii) in the case of the Private Placement Warrants and the respective CTAC Class A ordinary shares underlying such Private Placement Warrants, 30 days after the completion of the Business Combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

We granted the underwriters a 45-day option from the final prospectus relating to the CTAC IPO to purchase up to 3,750,000 additional units to cover over-allotments, if any, at the CTAC IPO price less the underwriting discounts and commissions. The underwriters exercised the over-allotment option in part for 916,900 units on November 10, 2020 and the remaining amount expired unexercised.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $5.2 million in the aggregate, paid upon the closing of the CTC IPO and the over-allotment. In addition, $0.35 per unit, or approximately $9.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that the company completes a business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies and Estimates

Derivative Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

CTAC accounts for its Public and Private Placement Warrants as derivative warrant liabilities in accordance with ASC 815-40. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in CTAC’s statement of operations. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model. The fair value of Public Warrants issued have subsequently been re-measured based on the listed market price of such warrants. As the transfer of Private Placement Warrants to anyone outside of a small group of individuals who are permitted transferees would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, CTAC determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant, with an insignificant adjustment for short-term marketability restrictions.

CTAC Class A Ordinary Shares Subject to Possible Redemption

CTAC Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable CTAC Class A ordinary shares (including CTAC Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, CTAC Class A ordinary shares are classified as shareholders’ equity. Our CTAC Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events, Accordingly, CTAC Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the company’s balance sheet.

Net Income (Loss) Per Ordinary Share

Net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the period, excluding shares subject to forfeiture. We have not considered the effect of the units sold in the CTAC IPO and the private placement to purchase an aggregate of 8,911,745 of CTAC’s Class A ordinary shares in the calculation of diluted income (loss) per share, since their inclusion would be anti-dilutive under the treasury stock method.

CTAC’s statement of operations includes a presentation of income (loss) per share for ordinary shares subject to redemption in a manner similar to the two-class method of income (loss) per share. Net income per ordinary share, basic and diluted for CTAC Class A ordinary shares are calculated by dividing the interest income earned on cash, cash equivalents and investments held in the trust account, net of amounts available to be withdrawn from the trust account to pay the company’s income taxes, for the period presented, by the weighted average number of CTAC Class A ordinary shares outstanding for the period. Net loss per ordinary share, basic and diluted for CTAC Class B ordinary shares is calculated by dividing the net loss, less income attributable to CTAC Class A ordinary shares, by the weighted average number of CTAC Class B ordinary shares outstanding for the period.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standard Update (the “ASU”) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. CTAC early adopted the ASU on January 1, 2021. Adoption of the ASU did not impact CTAC’s financial position, results of operations or cash flows.

Our management does not believe that there are any recently issued, but not yet effective, accounting pronouncements, if currently adopted, that would have a material effect on our financial statements.

Off-Balance Sheet Arrangements

As of March 31, 2021 and December 31, 2020, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the CTAC IPO or until we are no longer an “emerging growth company,” whichever is earlier.

Quantitative and Qualitative Disclosures about Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item. As of March 31, 2021, we were not subject to any market or interest rate risk.

Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our disclosure controls and procedures as of the end of the fiscal quarter ended March 31, 2021, as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Our management evaluated, with the participation of our current Chief Executive Officer and Chief Financial Officer (our “Certifying Officers”), the effectiveness of our disclosure controls and procedures as of the end of the fiscal quarter ended March 31, 2021, pursuant to Rule 13a-15(b) under the Exchange Act. Based upon that evaluation and in light of the SEC Staff Statement, our Certifying Officers concluded that, solely due to our misapplication of the accounting for our warrants as components of equity, our disclosure controls and procedures were not effective as of March 31, 2021.

Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in our Exchange Act reports is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Control over Financial Reporting

There was no change in our internal control over financial reporting that occurred during the fiscal quarter ended March 31, 2021 covered by this Quarterly Report on Form 10-Q that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

INFORMATION ABOUT KORE

Overview

We believe KORE is one of the largest global enablers of IoT providing mission-critical CaaS, IoT Solutions and Analytics to enterprise customers across five key industry verticals, comprising (i) Connected Health, (ii) Fleet Management, (iii) Asset Monitoring, (iv) Communications Services and (v) IIoT.

KORE has built a business at scale with revenues of $55 million for the three months ended March 31, 2021, $50 million for the three months ended March 31, 2020, $214 million for year ended December 31, 2020 and $169 million for the year ending December 31, 2019. KORE’s net loss and adjusted EBITDA for the three months ended March 31, 2021 were $1 million, and $16 million, respectively. KORE’s net loss and adjusted EBITDA for the year ended December 31, 2020 were $35 million and $58 million, respectively. KORE’s net loss and adjusted EBITDA for the year ended December 31, 2019 were $23.4 million and $51 million, respectively.

Already a large market, KORE believes that IoT shows the promise and potential to be a significant technological revolution. IoT adoptions often result in significant productivity increases while creating entirely new business models in many cases, and it has the ability to have a significant impact worldwide. KORE enables this IoT adoption and is at the center of this revolution.

Diverse, Blue-chip Customer Base

KORE enables mission-critical IoT applications for enterprise and solution provider customers across approximately 13 million and 12 million devices for the three months ended March 31, 2021 and year ended December 31, 2020, respectively. KORE provided connectivity to over 3,600 customers for the three months ended March 31, 2021 and year ended December 31, 2020. Example customer use cases across our five key verticals are illustrated below:

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Connected Health: Remote patient monitoring and telemedicine enabled by connected medical devices, IoT device enabled clinical drug trials, mPERS connected emergency devices, connected medical equipment diagnostics, electronic visit verification

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Fleet Management: Stolen vehicle recovery location tracking, connected cameras for tracking vehicle driving conditions and driver behavior, connected route optimization, fuel consumption optimization, connected preventive maintenance, usage-based insurance, connected cars

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Asset Monitoring: Home/business security sensor and camera solutions, offender tracking through ankle bracelets, tank monitoring, supply chain inventory and asset tracking, fuel pipeline flow monitoring

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Communication Services: IoT and consumer service providers, carrier IoT business units, enterprise connectivity / failsafe, private networking—we may provide Connectivity Enablement as a Service for some of these customers

•	Industrial IoT: Smart utilities / meters, smart cities / buildings, smart factories, field service automation, manufacturers of smart or connected products.

Across the above-mentioned use cases and others, IoT is already a large and fast-growing industry comprised of IoT hardware, software, connectivity and services.

Market Opportunity

Key highlights of KORE’s market and business opportunity include:

Large and Growing IoT Market. The IoT market is growing at a very rapid pace and KORE aims to capitalize on this momentum. KORE’s addressable market is anticipated to grow from $382 billion with 12 billion IoT devices in the market in 2020 to $906 billion with 25 billion IoT devices in the market by 2025. The IoT market is projected to be $7 trillion by 2030 with an accelerated growth of 50.5% CAGR. In addition to the proliferation of IoT endpoints, the adoption of 5G connectivity and enterprise digital transformation are major drivers for the growth of the IoT market.

Full stack product suite. The KORE mission is clear—to simplify the complexities of IoT and help clients deploy, manage, and scale their mission critical IoT solutions. KORE has built a platform that allows it to be a trusted advisor to its clients in serving them in three areas CaaS, IoT Managed Services/Solutions, and Analytics, which KORE refers to as “CSA,” or connectivity, solutions, and analytics. KORE offers a one-stop shop for its enterprise customers seeking to obtain multiple IoT services and solutions from a single provider. Its product scope is as described below:

Product line	Products	Product description	Primary pricing method
Connectivity 74% of Q1 2021 and full year 2020 revenue	Connectivity as a Service (CaaS)

•  IoT connectivity services offered through our IoT platform ‘KORE One’

•  Our connectivity solutions allow devices to seamlessly and securely connect anywhere in the world across any connected network, which we call our multiple devices, multiple locations, multiple carriers CaaS value prop

Per subscriber per month for lifetime of device (7-10 years and growing) Long-term customer relationships
	Connectivity Enablement as a Service (CEaaS)	• Connectivity Management Platform as a Service (or individual KORE One engine) • Cellular Core Network as a Service (cloud native HyperCore)

IoT Solutions 26% of Q1 2021 and full year 2020 revenue	IoT Device Management Services	• Outsourced platform-enabled services (e.g., logistics, configuration, device management) • Sourcing of 3rd party devices globally, device design and selection services	Upfront fee per device or per device per month
	IoT Security	• KORE’s SecurityPro SaaS platform	Per subscriber per month
	Location Based Services (LBS)	• KORE’s PositionLogic SaaS platform and LBS APIs

Connectivity

KORE’s heritage is in delivering Connectivity services, particularly cellular connectivity, which is needed in a large number of IoT use cases. Managing cellular connectivity for IoT devices is complex. Companies deploying IoT devices often do so in multiple countries and sometimes across multiple continents. Even within an individual country, it is often the case that no single carrier offers 100% network coverage or coverage across all cellular technologies. Among other IoT deployment complexities, this lack of a single carrier across territories, often necessitates negotiating, establishing and maintaining a large number of cellular carrier contracts. On a day-to-day level this requires potentially accessing a large number of cellular carrier portals in order to provision, de-provision, maintain, change rate plans for, change states for, and perform other transactions for SIMs deployed in IoT devices. A company deploying IoT would also expect to get multiple cellular carrier bills every month, and to work with multiple customer support organizations when something goes wrong. This complexity is very hard to manage at scale, especially since it is only a part of the complexity of the overall IoT deployment. KORE’s connectivity services simplify this complexity and provide a single connectivity relationship managed through a single source with our KORE One platform which is purpose built for IoT. On the back-end, KORE leverages 44 carrier integrations with its cellular carrier partners.

KORE Connectivity Services Coverage

KORE believes that eSIMs have a significant potential for IoT providers and for KORE in particular. eSIM is a new SIM standard defined by the Global System for Mobile Communications Association, or GSMA, the organization that supports and defines cellular standards. The transition from the current standard where a SIM is “locked in” to a specific cellular carrier, to an “unlocked” eSIM model that allows a company deploying IoT to switch cellular carriers at the push of a button, “over the air”, without the need to physically change eSIM cards, will allow a provider in KORE’s position to offer a single SIM card that works across multiple cellular carriers. This evolution will provide KORE clients the ability to easily switch cellular carriers for any reason, without the need for expensive and labor-intensive physical SIM replacements.

Within Connectivity services, KORE offers CaaS and CEaaS.

CaaS is cellular connectivity via KORE’s IoT platform ‘KORE One’ and it is offered to enterprise customers such as large medical device manufacturers, or to IoT software and solutions providers such as fleet tracking companies who may bundle connectivity with their own software and solutions. Fees for CaaS services generally consist of a monthly subscription fee for each connection, and additional data usage fees. Connectivity services also include charges for each subscriber identity modules (SIMs) sold to a customer and other miscellaneous charges.

CEaaS is provided to communication service providers (MVNOs, telecom carriers etc.), device OEMs or other providers who wish to provide IoT cellular services to the market. The infrastructure software and services offered to such providers are CNaaS, CMPaaS and PNaaS. Fees for CEaaS generally consist of a monthly subscription fee and other miscellaneous charges.

Connectivity services represent 74% of KORE’s revenue for the three months ended March 31, 2021 and year ended December 31, 2020.

IoT Solutions and Analytics

Successful deployment of IoT is extremely complex. Some of the significant challenges in IoT deployment include:

Top challenges in IoT deployments

To simplify IoT deployment complexity, KORE offers a comprehensive portfolio of IoT Solutions capabilities, including:

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IoT Device Management Services: outsourced platform enabled services (logistics, configuration, device management). Among other logistics services, KORE offers access to a global supply chain access to a global supply base at competitive prices which may include custom device design and manufacture;

•	Location Based Services: KORE’s SaaS cloud-based APIs (Position Logic) platform for location and asset tracking; and

•	IoT Security (SecurityPro): KORE’s SaaS platform for IoT device security.

KORE is experienced in providing industry-specific solutions and increasingly with pre-configured industry solutions with a focus in areas such as regulatory and medical device compliance. It offers a one-stop shop for its customers with the capability to deliver large solutions for enterprise customers.

Fees charged for device management services include the cost of the underlying IoT device and the cost of deploying and managing such devices and are usually charged on a fee per deployed IoT device basis, with the ultimate amount of such fee depending on the scope of the underlying services and the IoT device being deployed. Location-based software services and IoT security software services are charged on a per subscriber basis.

IoT Solutions represented approximately 26% of KORE’s revenue for the three months ended March 31, 2021 and year ended December 31, 2020.

Partner Ecosystem

KORE is a differentiated player providing comprehensive IoT solutions – CaaS, Solutions & Analytics through its robust partner ecosystem. This partner ecosystem offers a unique “one-stop-shop” solution specializing across the full IoT stack in a secure and cost-efficient manner while enabling a rapid time to market. The Company partners with mobile carriers around the world as well as application platforms, hardware OEMs, semiconductor and module OEMs, cloud infrastructure providers and systems integrators.

Participation in 5G Adoption

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Massive TAM and Disruptive End-Market Use Cases. KORE believes that 5G adoption will result in a $13.2 trillion global economic value by 2035. Market growth is expected to be driven by key segments including smart manufacturing, mobile, smart city, intelligent retail, construction and mining, connected healthcare, and precision agriculture.

•	KORE Touchpoints. KORE expects to be the leading enabler of 5G adoption across 5G IoT, 5G broadband, and 5G ultrareliable segments because it:

•	Provides 5G connectivity and simplified management with 5G-ready eSIM and multi value proposition enabled by the proprietary KORE One platform.

•	Enables seamless transition to 5G with its strength in carrier relationships and experience in managing network transitions.

•	Accelerates 5G use cases with pre-configured solutions and an industry-specific IoT managed services portfolio.

•	Enables edge deployments with a roadmap for a fully virtualized multi-carrier gateway on the Edge (KORE Anywhere).

•	Enables private network deployments with a fully virtualized core network (KORE HyperCore)

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Leveraging eSIM Technology. eSIM is a next-generation technology driving rapid adoption of Enterprise IoT Connectivity. With the massive growth of new IoT-connected devices coming online, 25 billion by 2025 according to Ericsson, one of the bigger challenges to achieving this growth is current SIM card technology. Today, the vast majority of cellular connected devices are using SIM cards which are locked into a specific cellular carrier. The GSMA has helped develop a new standard called eSIM technology. eSIM or embedded universal integrated circuit card (“eUICC”) is a form of programmable SIM card. eSIM technology offers several benefits, including:

•	Enables devices to store multiple operator profiles on a device simultaneously and switch between them remotely.

•	Allows over air (remote) updates.

•	Permits remote SIM provisioning of any mobile device.

•	Delivers an effective way to significantly increase data security.

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Offers protection from evolving network technologies, such as the retirement of legacy services like 2G and 3G in some cases eSIM technology plays a critical role providing secure out-of-the box connectivity to support IoT. It enables KORE’s customers to maintain a flexible approach towards carrier and network management. Moreover, eSIM technology future-proofs devices in the field against changes in network technology. The Company offers advanced connectivity solutions through its proprietary eSIM offering and believes that it will be a key vector for SIM volume growth. The Company shipped approximately one million eSIMs devices in 2020 and expects to continue successfully implementing eSIM technology into customer IoT deployments.

Competition

KORE believes that it is one of the few players in the current market that can provide end-to-end IoT services, delivering CaaS, IoT solutions and analytics in a comprehensive manner. However, the individual markets for KORE’s products and solutions are rapidly evolving and are highly competitive. These markets are likely to continue to be affected by new product introductions and industry participants.

The unique expertise required to design and deploy IoT solutions and customers’ reluctance to try unproven products has confined the number of potential competitors to a relatively small number. Below are some of KORE’s key competitors across various segments of its business:

•	For Connectivity services: telecom carriers such as T-Mobile and Vodafone; Mobile Virtual Network Operators such as Aeris and Wireless Logic;

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For IoT Solutions and Analytics: device management services providers such as Velocitor Solutions and Futura Mobility, fleet management SaaS providers such as Fleetmatics and GPS Trackit, and analytics services providers such as Galooli and Intellisite

Differentiators

KORE competes in the Connectivity services market on the basis of the following factors:

•	The number of carrier integrations (44)

•	KORE One platform (7 engines)

•	ConnectivityPro service and related APIs

•	eSIM technology stack/ proprietary IP

•	HyperCore technology

KORE competes in the IoT Solutions market on the basis of the following factors:

•	Deep industry vertical knowledge and experience (e.g., in Connected Health through FDA and ISO 9001/13485 certifications and HIPPA compliance)

•	Breadth of solutions and analytics services

•	3,400+ connectivity-only customers for cross-sell opportunities

Sales, Marketing and Growth Strategy

KORE’s sales and marketing strategy has been to continue to innovate, grow its “wallet share” with large customers, grow its service revenue, expand internationally with new region-specific products, and leverage its engineering and supply chain management capabilities to enter adjacent markets organically or through acquisition. KORE aligns its go-to-market strategy along five key industry verticals, including (i) Connected Health, (ii) Fleet & Vehicle Management, (iii) Asset Management, (iv) Communications Services Providers (CSPs) and (v) Industrial IoT (IIoT). Today, KORE has the ability to provide connectivity through its carrier partnerships.

KORE engages in a wide variety of sales and marketing activities, driving market leadership and global demand through integrated marketing campaigns. Its marketing function includes product marketing, corporate communications, brand marketing and demand generation.

The five pillars of KORE’s growth strategy are as follows:

•	Significant organic volume growth from existing customer base

•	Leverage strong IoT industry and average customers’ double digit percentage growth in terms of revenue, devices and data usage

•	Maintain high customer retention

•	Leverage eSIMs to gain wallet share and market share

•	Cross-sell and upsell KORE’s growing portfolio of IoT solutions to our large base of connectivity services only customers

•	Sell KORE’s growing portfolio of IoT solutions developed during the prior two years

•	Cross-sell IoT Solutions to connectivity only customers

•	Deepen our presence in focus industry sector

•	Leverage KORE’s presence in Connected Health and Fleet Management, deepening presence in the Asset Management, Industrial IoT, and Communication Service provider sectors over the next 12 to 18 months

•	Deploy pre-configured industry solutions by deepening domain knowledge and identifying common customer problems within focus segments and use cases

•	Enhance AIoT (Artificial Intelligence + IoT) and Edge Analytics capabilities in target industries

•	Increase focus on sensor, usage and metadata data opportunities that provide high-value predictive and prescriptive solutions

•	Drive growth through strategic, accretive acquisitions, which add key capabilities

•	Continue to monitor landscape for high quality targets additive to KORE’s focus IoT capabilities

•	Replicate successful track record of executing accretive transactions such as the recent acquisition of Integron which has demonstrated impressive organic growth post acquisition

•	Continue to ensure highly disciplined use of capital

Customer and Key Partners

KORE enables mission-critical applications for over 3,600 customers comprising over 12 million devices. KORE is a leader in enabling end-to-end IoT solutions for enterprises across high growth end markets including Connected Health, Industrial IoT, Fleet Management and Remote Asset Monitoring. KORE serves an expansive group of some of the largest blue-chip enterprises with low customer concentration (approximately 300 customers comprising approximately 90% and 87% of its revenue for the three months ended March 31, 2021 and year ended December 31, 2020, respectively).

KORE’s customers operate in a wide variety of sectors, including healthcare, fleet and vehicle management, asset management, communication services and industrial/manufacturing. KORE’s largest customer, comprising approximately 15% and 14% of KORE’s annual revenue for the three months ended March 31, 2021 and year ended December 31, 2020, respectively, is a large-scale medical device manufacturer with worldwide reach.

KORE’s strong customer and partner relationships provide it with the opportunity to expand its market reach and sales. KORE partners with leading cellular providers such as in relation to its CaaS business. KORE’s IoT ecosystem partners include enterprise-level IoT software providers as application platform partners, top of the line commercial hardware manufacturers as hardware OEM partners, well-known electronics solutions providers as semi-conductor and module OEM partners, globally recognized cloud platforms as cloud providers as well as multinational system integrators as systems integration services partners. These partnerships allow KORE to enable its customers in deploying their IoT solutions.

Research and Development

KORE’s research and development efforts are focused on enhancing connectivity across 4G/LTE and 5G networks as well as developing innovative CaaS, IoT Solutions and analytics solutions built out as a scalable and integrated technology platform usable across multiple industry verticals, while simultaneously improving the functionality, design and performance of KORE’s current products and solutions.

KORE intends to continue to identify and respond to its customers’ needs by introducing new CaaS, IoT and mobile solutions and product designs that meet the needs of the market and its customers, with an emphasis on creating next generation wireless product platforms targeting mass market initiatives in focus high growth verticals.

KORE manages its research and development through a structured life-cycle process covering identification of initial customer requirements, preparing a product roadmap, ongoing agile development and commercial introduction to eventual phase-out. During product development, emphasis is placed on quality, reliability, performance, time-to-market, meeting industry standards and customer-product specifications, ease of integration, cost reduction, and maintainability.

Intellectual Property

Our service offerings are supported by KORE proprietary IP that provides a meaningful differentiation in the market place:

•	KORE’s Connectivity Services:

•	CaaS is supported by: KORE One, ConnectivityPro, eSIM, and KORE HyperCore

•	CEaaS is supported by: Hypercore as well as ConnectivityPro

•	KORE’s IoT Solutions and Analytics: supported by the following proprietary IP: PositionLogic and SecurityPro

KORE’s proprietary Intellectual Property and technologies work together as an integrated whole as illustrated below:

Key areas of KORE’s IP as illustrated above are:

1.	KORE One Platform

The KORE One Platform was built using a microservices-based proprietary architecture and consists of seven (7) key engines:

#	Engine Name	Description	Technology
1	KORE One Streaming Engine

Secure, universal data processing pipe that parses and maps data into KORE standard formats

Parsing is a “pluggable” design. As new pipelines get introduced, they can be “plugged” in without source code changes and downtime

Microsoft, .Net core workloads deployed on Kubernetes architecture orchestrating on a Kafka pipeline

2	KORE One Analytics Engine	Data and reporting engine that provides data for downstream processing in three different forms– pub/sub queues, inverted indexes on a search engine and data lakes in a warehouse architecture	Kafka for pub-sub Elastic for Search ClickHouse for Data Lake Cassandra for long-term storage

3	KORE One Aggregator Engine	KORE’s own data gateway that routes all traffic to enterprise applications on public cloud providers or private cloud setups. The engine provides for protocol management and data store-forward capabilities. The engine also allows for meta-data collection for network mining	Cisco routers, .Net core workloads on Kubernetes

4	KORE One Integration Engine

Integration and workflow capabilities to connect network providers and enterprise applications.

Integration follows a “pluggable” architecture. As new integrations get developed, they can be plugged in without downtime and source code changes

.Net core workloads on Kubernetes

5	KORE One Monetization Engine	Billing and real-time rating engine that enables accurate and flexible billing capabilities. These capabilities allow for sales and distribution management account models, automated billing optimizations and revenue assurance dashboards	Apache Spark and .Net Core workloads Storage in Kafka queues and Cassandra

6	KORE One Network Intelligence Engine	Large-scale meta data acquisition and visualization to do deep network level packet inspection. This could enable anomaly detection which could imply security and device behavior issues	Proprietary algorithms with Elastic storage and Kafka queues

7	KORE One Interface Engine	Our single pane of Glass UI as well as rich set of developer friendly APIs that consolidates access into the platform.	GraphQL and REST APIs Angular UI Keycloak for identity and authentication

#	Engine Name	Description	Technology
Single sign-on capabilities to integrate to any SAML compliant identity provider

2.	KORE eSIM

KORE has developed its eSIM which helps in providing global connectivity using a single SIM which can be remotely updated with a preferred carrier profile over the air (“OTA”). The key pieces of IP in this portfolio include KORE’s eSIM profile, eSIM Validation Tool, and its APIs.

3.	KORE HyperCore (Cellular Core Network as a Service)

Any cellular network is comprised of a Radio Access Network (“RAN”), fiber optic backhaul and a “core network”, the functions of which constitute the “brains” of this network (including switching, authentication etc.). KORE HyperCore provides KORE as well as some of its customers a cellular “core network” (built on top of a RAN and backhaul from a cellular carrier). KORE’s intellectual property consists of both a traditional and a cloud-native core network component.

4.	IoT Network and Application Services

a.

ConnectivityProTM: IoT Connectivity Management Platform that provides an array of global IoT connectivity services such as provisioning connectivity, provisioning users, rating and charging, distribution management, eSIM orchestration, diagnostics and support.

b.

SecurityProTM: IoT security service that enables deep network traffic monitoring for IoT connections. It helps mitigate the risk of data breaches and provides packet-level visibility into IoT communications. With SecurityPro, customers can setup rules on groups of devices and not only detect anomalies in traffic based on these rules but also take appropriate action upon detection.

c.	PositionLogicTM: LBS platform for position mapping, global fleet tracking, intelligent routing and integrated telematics services such as in-vehicle video, cargo monitoring, safety & security etc.

Apart from the IP listed above, KORE maintains one active patent, several trademarks and ownership of domain and website names, all of which KORE considers its intellectual property.

Employees and Human Capital

As of December 31, 2020, KORE had 502 full-time employees. None of KORE’s employees are represented by a labor union. KORE has not experienced any employment-related work stoppages, and KORE consider relations with its employees to be good.

KORE’s human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating its existing and additional employees. The principal purposes of KORE’s equity incentive plans are to attract, retain and motivate selected employees and directors through the granting of stock-based compensation awards and cash-based performance bonus awards.

Deployment Operations, Training and Customer Support

IoT deployments are extremely complex. KORE’s mission is to simplify the complexities of IoT and help clients deploy, manage and scale their mission-critical IoT solutions.

In the CaaS business, KORE deploys connectivity solutions using local SIMs, eSIMs and in certain cases core network platforms for customers to manage their connectivity base. We ship custom configured SIMs/eSIMs from our Rochester, New York and Woerden, The Netherlands facilities. We deliver our core network services with our staff based out of The Netherlands and UK.

KORE’s IoT and analytics solutions (“IoT Solutions”) include IoT device management services, IoT location-based services software, and IoT device security services software for the Machine-to-Machine market. KORE’s IoT Solutions ensure that customer operations, whether built on asset trackers, telematics equipment, routers, gateways, tablets or smartphones has devices and equipment fully assembled and configured when they reach eventual users.

KORE offers IoT device management services for deployment and sustainment of devices, including sourcing, configuration, mobile data management, and device lifecycle management. Configuration services include software configuration, SIM card installation, firmware updates, mobile data management, accessory integration, and custom component packaging.

KORE has key IoT Solutions configuration centers located in Rochester, New York, and Ulestraten, The Netherlands which act as bases of operations before products and devices are sent to customers for final installation before use.

In addition, KORE also has the ability to bring partners required for site assessments in evaluating deployment locations prior to installation in order to validate and remediate RF signal strength, network performance, and other key metrics.

We train our customers using our customer success group which helps onboard the customers on our platform, conduct periodic refresher training, educate customers about KORE products and also conduct additional training sessions. KORE offers ongoing customer support through a number of functions, including customer success teams that help train and support the customers at the start of their engagement with KORE, call center for triage support (to resolve issues quickly and easily by troubleshooting malfunctioning endpoints), technical support, network operations center to monitor network and notify customers, and support for returns management of IoT devices. Our customer support teams are spread across the world.

Facilities

KORE’s corporate headquarters are located in Alpharetta, GA (part of the Atlanta Metropolitan Area) and consists of approximately 18,350 square feet of office space. KORE has a key IoT Solutions configuration center located in Rochester, NY. Our Rochester facility is FDA and ISO-9001/13485 certified and HIPAA complant. KORE believes that its existing properties are in good condition and are sufficient and suitable for the conduct of its business for the foreseeable future. To the extent its needs change as its business grows, KORE expects that additional space and facilities will be available.

Legal Proceedings

From time to time, KORE may be involved in litigation relating to claims arising out of its operations in the ordinary course of business. There are no material legal proceedings, other than routine litigation incidental to the business, to which KORE or any of its subsidiaries are a party or of which any of KORE or its subsidiaries property is subject as of the filing date of this prospectus.

Government Regulations and Compliance

KORE is required to comply with increasingly complex and changing federal, state and international laws, regulations and industry standards regarding privacy, data protection and data security, including those related to the collection, storage, use, transmission and security of personally identifiable information, health information and individual credit data, for various business purposes, including medical reasons and promotional and marketing purposes. Such privacy and data protection laws and regulations, including the Health Insurance Portability and Accountability Act (“HIPAA”), as well as industry standards, in each case relating to the collection, use, retention, security and transfer of personally identifiable information, health information and individual credit data. Several jurisdictions have passed laws in this area, and other jurisdictions are considering imposing additional restrictions. These laws continue to develop and may be inconsistent from jurisdiction to jurisdiction. Any entities covered by HIPAA (including entities such as KORE which track health-related data) are required by the HIPAA Privacy Rule to protect and prevent the unauthorized disclosure of patient health information known as protected health information. HIPAA also requires that covered entities comply with the HIPAA Security Rule which requires, among other things that, all covered entities (i) ensure the confidentiality, integrity and availability of all electronic protected health information; (ii) detect and safeguard against anticipated threats to the security of the information; (iii) protect against anticipated impermissible uses or disclosures; and (iv) certify compliance by their workforce.

KORE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the “KORE’s Selected Historical Financial Information” section of this proxy statement/prospectus and KORE’s Consolidated Financial Statements and Notes. This discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

Maple Holdings Inc. is the parent entity of KORE Wireless, its wholly owned and principal operating subsidiary. KORE Wireless’ corporate headquarters are located in Alpharetta, Georgia and incorporated in Delaware.

KORE is one of the largest global independent IoT companies enabling mission-critical CaaS, or “Connectivity” for reporting purposes, IoT solutions and Analytics (or simply “IoT Solutions” for reporting purposes) to enterprise customers across five key industry verticals, comprising (i) Connected Health, (ii) Fleet Management, (iii) Asset Monitoring, (iv) Communications Services and (v) Industrial IoT (or “IIoT”).

Example customer use cases across our five key verticals are illustrated below:

•

Connected Health: Remote patient monitoring and telemedicine enabled by connected medical devices, IoT device enabled clinical drug trials, mPERS connected emergency devices, connected medical equipment diagnostics, electronic visit verification

•

Fleet Management: Stolen vehicle recovery location tracking, connected cameras for tracking vehicle driving conditions and driver behaviour, connected route optimization, fuel consumption optimization, connected preventive maintenance, usage-based insurance, connected cars

•

Asset Monitoring: Home/business security sensor and camera solutions, offender tracking through ankle bracelets, tank monitoring, supply chain inventory and asset tracking, fuel pipeline flow monitoring

•

Communication Services: IoT and consumer service providers, carrier IoT business units, enterprise connectivity / failsafe, private networking - we may provide Connectivity Enablement as a Service for some of these customers

•

Industrial IoT: Smart utilities / meters, smart cities / buildings, smart factories, field service automation, manufacturers of smart or connected products Providing global connectivity to devices across the globe, over different networks and protocols is a highly complex undertaking.

KORE’s portfolio of IoT connectivity services capabilities, proprietary technology and IP stack, combined with its vast network of 44 carrier integrations globally enables the Company to be a market leader in working with enterprise customers. Apart from basic IoT connectivity services, we also provide connectivity enablement services to enable other service providers to provide IoT connectivity.

Successful deployment of IoT solutions is extremely complex; notably, some of the significant challenges in IoT deployment include:

•	Lack of readily available in-house IoT resources and expertise

•	Significant time required to get to market

•	High failure rate of IoT initiatives

•	A highly fragmented vendor landscape

•	Ecosystem that is quickly evolving and changing rapidly

•	Substantial and increasing regulatory/compliance issues

•	Interoperability and compatibility with assorted technologies

Starting with the hiring of the current management team in late 2017 and early 2018, KORE has been executing a multi-year strategic transformation program to transform from a ‘connectivity only’ player to a market leading, global enabler of IoT providing Connectivity, IoT Solutions and Analytics. The elements of this transformation program are building the core technology platform of the future ‘KORE One’, building IoT Solutions products and a strategic repositioning of the company in the market including strategic M&A. This multi-year strategic transformation program is expected to be complete by end of 2022. As a result of this transformation program:

•	We believe KORE One is now an industry leading platform for IoT subscription and network management, and which provides us with a competitive edge in the market.

•	KORE has enhanced its rankings within the IoT industry analysts.

•

KORE’s product portfolio has expanded significantly. A few years ago KORE was primarily Connectivity Services focused while today its product portfolio includes IoT Solutions such as IoT Deployment Services and Security Software and Services. KORE’s Connectivity Services have also become richer through the addition of the eSIMs and “Connectivity Enablement as a Service” to the Connectivity Services product portfolio.

•

IoT Solutions has increased as a proportion of KORE’s total revenue each year since 2018. In the year ended December 31, 2020, IoT Solutions represented 26% of KORE’s total revenue while in the year ended December 31, 2019, IoT Solutions represented 11% of revenue.

KORE’s IoT and analytics solutions include IoT device management services, IoT location-based services software, and IoT device security services software for the Machine-to-Machine market.

Customers of KORE’s products include fleet owners and transportation companies, fleet management software providers, healthcare companies including healthcare device manufacturers, healthcare payors and healthcare contract research organizations, telecommunications service providers, manufacturers and industrial automation providers, application service providers and enterprises in various other industries, including consumer electronic devices, retail, home and office security and safety etc. KORE’s largest customers include Fortune 500 enterprises and innovative solution providers across multiple high growth vertical markets.

KORE’s products compete with a variety of solutions, including other Subscription-based IoT platforms and solutions. Our current competitors include:

•	For Connectivity services - telecom carriers such as T-Mobile and Vodafone; Mobile Virtual Network Operators such as Aeris and Wireless Logic;

•

For IoT Solutions and Analytics - device management services providers such as Velocitor and Futura, fleet management SaaS providers such as Fleetmatics and GPS Trakit, and analytics services providers such as Galooli and Intellisite. KORE has made several key acquisitions that have enhanced solutions to new and existing customers. Most recently, in November 2019, KORE completed the acquisition of Integron LLC, purchasing all of the outstanding share capital of lntegron LLC in exchange for cash and equity (the “Integron Acquisition”). The Integron Acquisition further enhances KORE’s strategic position as the global leader in enabling powerful healthcare IoT solutions for the largest global organizations. For additional information regarding the Integron Acquisition, refer to “Note 3 Business Combinations” in the audited consolidated financial statements included in this registration statement.

Trends Affecting Our Business

All of the markets in which we operate are characterized by rapid technological change, frequent introductions of new products, services and solutions and evolving customer demands. We expect our market to be competitive especially with the focus on IoT with the development and deployment of 5G technologies. In addition, we are affected by changes in the many industries related to the products or services we offer, including the fleet management, connected biomedical devices and home security industries. As the technologies used in each of these industries evolves, we will face new integration and competition challenges.

Our ability to expand our business through new solutions and penetration into new sectors

The success of our business depends, in part, on our ability to maintain and protect our proprietary technologies, information, processes and know-how. We rely primarily on trademark, copyright and other Intellectual Property laws in the U.S. and similar laws in other countries, confidentiality agreements and procedures and other contractual arrangements to protect our technology. The growing number of IoT, eSIM and 5G use cases presents opportunity for us to deliver critical solutions in these rapidly growing industries. We expect that product offerings such as the highly scalable KORE One platform and the growth of eSIMs will position us for growth in the connectivity market.

Our growth strategy consists of the following:

•	Organic volume growth – leveraging the strong IoT industry growth expressed in terms of our customers’ revenue, device and data usage growth, while continuing to maintain high customer retention

•	Cross-sell and upsell – selling KORE’s growing portfolio of IoT solutions developed during the prior two years and going-forward, to our large base of connectivity services only customers

•

Deepening our presence in focus industry sector – developing more of a vertical orientation in our business and deepening industry domain knowledge that will in turn allow the development and deployment of pre-configured industry solutions

•	Enhancing AIoT (Artificial Intelligence + IoT) and Edge Analytics capabilities

•	Strategic acquisitions that will allow KORE to expand our IoT solutions and advanced connectivity capabilities while ensuring a highly disciplined use of capital for such acquisitions

We operate in a highly competitive market

The market for KORE’s products and solutions is rapidly evolving and highly competitive. It is likely to continue to be affected by new product introductions and industry participants. The unique expertise required to design its product offerings and customers’ reluctance to try unproven products has confined the number of competing firms to a relatively small number.

KORE competes in the connectivity market on the basis of the following factors:

•	The number of carrier integrations (44)

•	KORE One platform (7 engines)

•	ConnectivityPro service and related APIs

•	eSIM technology stack/ proprietary IP

•	Hypercore technology

KORE competes in the IoT Solutions market on the basis of the following factors:

•	Deep industry vertical knowledge and experience (e.g., in Connected Health through FDA, HIPAA, ISO 9001/13485 compliance)

•	Breadth of solutions and analytics services

•	3,400+ connectivity-only customers for cross-sell opportunities

While the abovementioned factors provide KORE with certain competitive advantages, KORE’s market is highly competitive, and we expect it to continue to be so especially with the greater focus on the IoT market with the development and deployment of 5G technologies.

Impact of transitions of IoT connections from 2G/3G to LTE

In the United States, the major carriers have announced intentions to phase out their 2G and 3G networks by the end of 2022. As of December 31, 2020, KORE estimates that it has approximately 2.4 million Total Connections that operate on 2G and 3G networks in the United States.

LTE rate plans are typically lower in price than legacy 2G and 3G rate plans. As a result, the phase out of 2G and 3G may result in lower revenue per unit and/or lower revenue to KORE. While KORE has strong relationships with many of the affected customers and expects to retain most of the connections which will not be retired on 4G or 5G technologies, some of these connections may be lost as a result of competitive bidding processes. KORE estimates the total adverse impact on revenue will be and $5-6 million in the year ending December 31, 2022. The projected impact of this is incorporated in KORE’s projections.

Business Combination

On March 12, 2021, KORE entered into a definitive merger agreement with CTAC, a special purpose acquisition company affiliated with Cerberus. The transaction is expected to provide approximately $484 million of gross cash proceeds to the combined company, assuming no redemptions by CTAC’s shareholders, and includes a $225 million PIPE investment. The fully diluted pro-forma implied enterprise value of the combined company is approximately $1.014 billion at the $10.00 per share PIPE price. As part of the transaction, KORE’s majority shareholder Abry Partners has agreed to roll 100% of its common equity into the combined company. Assuming no public shareholders of CTAC exercise their redemption rights, existing KORE equity holders will own approximately 38.3%, CTAC shareholders will own approximately 36.8%, and PIPE investors will own approximately 24.9% of the issued and outstanding common stock of the combined company at closing. These indicative levels of ownership interest: (i) exclude the impact of the exercise of Pubco or CTAC warrants and (ii) exclude the impact of shares granted of Pubco Common Stock pursuant to the Incentive Plan. Current KORE leadership will continue to manage the combined company. The transaction, which has been approved by the KORE Board of Directors and CTAC Board of Directors, is expected to close in the third quarter of 2021.

COVID-19

In March 2020, the World Health Organization declared the outbreak of the COVID-19 a global pandemic, which has resulted in significant disruption and uncertainty in the global economic markets, which in turn has impacted our business. Given the amount of uncertainty currently regarding the scope and duration of the COVID-19 pandemic, we are unable to predict the precise impact the COVID-19 pandemic will have on our business, financial condition and results of operations. However, we may be exposed to certain negative impacts from the pandemic; for example we had one major customer and multiple smaller customers experience financial distress, resulting in delays in payments and a reduction in revenues with those customers. However, the impact of the COVID-19 pandemic to our business as a whole is uncertain, and bad debt expense decreased for the year ended December 31, 2020 compared to the previous year.

We believe COVID-19’s continued impact on our business, financial condition and results of operations will be significantly driven by a number of factors that we are unable to predict or control, including, for example: the severity and duration of the pandemic, including the timing of availability of a treatment or vaccine for

COVID-19; the pandemic’s impact on the U.S. and global economies; the timing, scope and effectiveness of additional governmental responses to the pandemic; the timing and path of economic recovery; and the negative impact on our clients, counterparties, vendors and other business partners that may indirectly adversely affect us.

Operating Segments

We have determined that we operate in a single operating and reportable segment, consistent with how our chief operating decision maker allocates resources and assesses performance.

Components of Results of Operations

Revenues

We derive revenues from:

•	Services: Connectivity services and IOT Solutions services.

•	Product sales: SIMs (Connectivity) and IOT devices (IOT Solutions).

•	KORE views our business as being constituted of two service lines: Connectivity Services and IOT Solutions

The fees for connectivity services generally consist of a monthly subscription fee and additional data usage fees for providing IoT connectivity services or services which enable other providers to provide IoT connectivity services. Connectivity services also includes charges for each subscriber identity modules (SIMs) sold to a customer.

In IoT Solutions, we derive revenue from IoT device management services, location-based software services and IoT security software services. Fees charged for device management services includes the cost of the underlying IoT device and the cost of deploying and managing such devices and is usually charged for on a fee per deployed IoT device basis which such fee depends on the scope of the underlying services and the IoT device being deployed. Location based software services and IoT security software services are charged on a per subscriber basis.

Costs and Expenses

Cost of Revenues

Cost of revenues consists primarily of costs associated with connectivity and those associated with IoT Solutions. Connectivity costs include carrier costs, network operations, technology licenses, and other costs such as shipping a SIM. IoT Solution costs include the cost of devices, shipping costs, warehouse lease and related facilities expenses, and personnel costs. Total cost of revenues excludes depreciation and amortization.

Operating expenses

We incur expenses associated with sales, marketing, customer support, and administrative activities related to the operation of our business, including significant charges for depreciation and amortization of our intangible assets and other acquired intellectual property and intangible assets we acquired or developed. We also incur engineering expenses developing and supporting the operation of our communications system and the early stage engineering work on new products and services that are not yet determined to be technologically feasible.

Key Metrics

KORE reviews a number of metrics to measure our performance, identify trends affecting our business, prepare financial projections, and make strategic decisions. The calculation of the key metrics and other measures discussed below may differ from other similarly titled metrics used by other companies, securities analysts, or investors.

Number of Connections

Total Connections constitutes the total of all KORE Connectivity services connections, including both CaaS and CEaaS connections, but excluding certain connections where mobile carriers license KORE’s subscription management platform from KORE. Total Connections include the contribution of eSIMs.

DBNER

DBNER (Dollar Based Net Expansion Rate) tracks the combined effect of cross-sales of IoT Solutions to replace with KORE’s existing customers, its customer retention and the growth of its existing business at customers. KORE calculates DBNER by dividing the revenue for a given period (“given period”) from go-forward, existing customers by the revenue from the same customers for the same period measured one year prior (“base period”). The revenue included in the current period excludes revenue from (i) customers that are not go-forward customers (i.e., customers which have decided and communicated before the last day of the current period, not to provide future business to KORE, and which customers are expected to decline in revenue over time) and (ii) new customers that started generating revenue after the end of the base period. For example, to calculate our DBNER for the trailing 12 months ended March 31, 2021, we divide (i) revenue, for the trailing 12 months ended March 31, 2021, from customers that started generating revenue on or before March 31, 2020, and that were go-forward customers as of March 31, 2021 by (ii) revenue, for the trailing 12 months ended March 31, 2020, from the same set of customers. For the purposes of calculating DBNER, if KORE acquires a company during the given period or the base period, then the revenue of a customer before the acquisition but during either the given period or the base period is included in the calculation.

Total Revenue Churn

Total Revenue Churn is defined as the total revenue across all KORE products and services from customers which have declined to zero revenue for the first time in a three month period. For example, if a certain customer declines to zero revenue in the three months ending March 31, 2021 but was a customer generating revenue in the three month time period ending December 31, 2020, then the revenue from this customer in the three months ending December 31, 2020 is a part of the Total Revenue Churn for the three months ending March 31, 2021. Furthermore, the sum total of revenue from all such customers which decline to zero in the three months ending March 31, 2021 is the Total Revenue Churn for this time period.

Results of Operations for the Three Months ended March 31, 2021 and 2020 and for the Years Ended December 31, 2020 and 2019

Revenue

The table below presents our revenues for the three months ended March 31, 2021 and 2020 and for the years ended December 31, 2020 and 2019, together with the percentage of total revenue represented by each revenue category:

(in ‘000)

	Three Months Ended March 31,				Year Ended December 31,
	2021		2020		2020		2019
Services	$45,062	81%	$42,305	85%	$172,845	81%	$159,425	94%
Product	10,235	19%	7,673	15%	40,915	19%	9,727	6%

Total revenues	$55,297	100%	$49,978	100%	$213,760	100%	$169,152	100%

Total revenues for the three months ended March 31, 2021 increased by $5.3 million, or 11%, to $55.3 million from $50.0 million for the three months ended March 31, 2020. Service revenue growth of $2.8 million was driven by the growth in Connectivity services revenue of $2.3 million, and an increase in IoT Solutions service revenue of $0.5 million due to an increase in product deployments by KORE related to its IoT Solutions. Connectivity services revenue of $2.3 million was driven by the organic growth of our existing IoT customers of $5.8 million and new customers acquired of $0.1 million. These increases were offset partially by churning customers from old tranches by $1.9 million and the migration of customers from 2G and 3G technologies to LTE (“Long Term Evolution”) cellular technologies involving a one-time adjustment in price estimated at $1.7 million.

Product revenue growth of $2.5 million was driven primarily by an increase in the number of devices deployed by KORE related to its IoT Solutions.

Total revenues for the year ended December 31, 2020 increased by $44.6 million, or 26%, to $213.8 million from $169.2 million in 2019. Service revenue growth of $13.4 million was driven by the acquisition of Integron in November resulting in an increase in services revenue of $12.8 million, the addition of new services customers by $4.1 million, and the organic growth of KORE’s existing services customers by $14.6 million. These increases were offset partially by churning customers from old tranches (a decline of $11.2 million) and the LTE cellular technologies involving a one-time adjustment in price (decline estimated at $6.9 million). Product revenue growth of $31.2 million was mainly driven by the acquisition of Integron in November 2019 which resulted in an incremental $22.5 million revenue and an increase in devices deployed by KORE at its IoT Solutions customers which resulted in an incremental $8.7 million revenue.

The table below presents how management views our revenues for the three months ended March 31, 2021 and 2020 and for the years ended December 31, 2020 and 2019, together with the percentage of total revenue represented by each revenue category:

(in ‘000)

	Three Months Ended March 31,				Year Ended December 31,
	2021		2020		2020		2019
Connectivity	$40,720	74%	$38,398	77%	$158,748	74%	$150,358	89%
IoT Solutions	14,577	26%	11,580	23%	55,012	26%	18,794	11%

Total revenues	$55,297	100%	$49,978	100%	$213,760	100%	$169,152	100%

Period End Connections Count	12.9 million		10.0 million		11.8 million		9.7 million
Average Connections Count for the Period	12.7 million		9.9 million		10.7 million		9.2 million

Total revenues for the three months ended March 31, 2021 increased by $5.3 million, or 11%, to $55.3 million from $50.0 million for the three months ended March 31, 2020. Overall Connectivity growth of $2.3 million was driven by the organic growth of our existing IoT customers of $5.8 million and new customers acquired of $0.1 million. These increases were offset partially by churning customers from old tranches by $1.9 million and the migration of customers from 2G and 3G technologies to LTE (“Long Term Evolution”) cellular technologies involving a one-time adjustment in price estimated at $1.7 million. IoT Solutions growth, was driven by the organic growth of our Connected Health IoT Solutions. Notably, new connectivity customers relationships usually start small and often expand significantly in the first three to four years of the relationship. KORE grew its total number of connections from 10.0 million on March 31, 2020 to 12.9 million on March 31, 2021, mostly at existing customers, which resulted in the growth of KORE Connectivity revenue in the three months ending March 31, 2021 with respect to the three months ending March 31, 2020.

Within IoT Solutions, there was an increase in devices deployed and provided by KORE to its IoT Solutions customers, and a proportionate increase in IoT deployment services revenue associated with each device shipped. Further details are provided in Note 4 to KORE’s financial statements. Directionally, we expect the growth in IoT Solutions to continue to be driven primarily by an increase in device deployments although actual deployment volumes may vary from quarter to quarter.

Total revenues for the year ended December 31, 2020 increased by $44.6 million, or 26%, to $213.8 million in 2020 from $169.2 million in 2019. Overall Connectivity growth of $8.4 million was driven by the organic growth of our existing IoT customers of $15.0 million, new customers acquired of $4.1 million and the addition of connectivity revenue from the acquisition of Integron in November 2019 of $7.4 million. These increases were offset partially by churning customers from old tranches (a decline of $11.2 million) and the Long Term Evolution cellular technologies involving a one-time adjustment in price (decline estimated at $6.9 million). IoT Solutions growth was driven by the acquisition of Integron in November 2019 and the organic growth of our Connected Health IoT Solutions contributing $27.9 million and $8.3 million growth, respectively, in the year ended December 31, 2020 over the year ended December 31, 2019. The organic growth of IoT Solutions was comprised of an increase in revenue based on the growth in devices provided and shipped by KORE to its IoT Solutions customers, and a proportionate increase in IoT deployment and device management services revenue associated with each device shipped. Further details are provided in Note 4 to KORE’s financial statements.

For the twelve months ended March 31, 2021, KORE’s DBNER was 108% compared to 107% in the twelve months ended March 31, 2020. For the three months ended March 31, 2021, KORE’s revenue churn was $0.6 million compared to $0.2 million for the three months ended March 31, 2020.

Costs of revenues, exclusive of depreciation and amortization

(in ‘000)

	For three months ended				For the years ended
	March 31,		Change		December 31,		Change
	2021	2020	Dollars	%	2020	2019	Dollars	%
Cost of services	$16,211	$16,535	(324)	-2%	$64,520	$57,621	6,899	12%
Cost of products	8,161	5,909	2,252	38%	33,410	6,044	27,366	453%

Total cost of revenues	$24,372	$22,444	1,928	9%	$97,930	$63,665	34,265	54%

Total cost of revenues for the three months ended March 31, 2021 increased $1.9 million, or 9%, to $24.4 million from $22.4 million for the three months ended March 31, 2020. The cost of services for the three months ended March 31, 2021, compared to the three months ended March 31, 2020, was driven by increased carrier costs associated with the growth in connectivity revenues offset by the $1.1 million settlement of a disputed amount owned to a Carrier from 2020. The $2.1 million increase in cost of products for the three months ended March 31, 2021, compared to the three months ended March 31, 2020, was primarily driven by the increase in the cost of devices associated with the growth in IoT Solutions. Notably, in the three months ending March 31, 2021, there was an increase in devices deployed by KORE to its IoT Solutions customers.

Total cost of revenues for the year ended December 31, 2020 increased $34.3 million, or 54%, to $97.9 million from $63.7 million in the year ended December 31, 2019. The $6.9 million increase in cost of services for the year ended December 31, 2020, compared to the prior year, was primarily driven by the increased carrier costs associated with the growth in connectivity revenues. The $27.4 million increase in the cost of products was driven by a $25.1 million increase in the cost of devices deployed by KORE at its IoT Solutions customers and a $2.3 million increase in SIM shipments due to the growth in connectivity revenues. In the year ended December 31, 2020, compared to the year ended December 31, 2019, there was an increase in devices deployed by KORE at its IoT Solutions customers. This increase was due to the acquisition of Integron which resulted in increased business volumes, as well as organic growth of KORE’s Connected Health IoT Solutions.

The table below presents how management views our costs of revenues for the three months ended March 31, 2021 and 2020 and for the years ended December 31, 2020 and 2019, exclusive of depreciation and amortization:

(in ‘000)

	For three months ended				For the years ended
	March 31,		Change		December 31,		Change
	2021	2020	Dollars	%	2020	2019	Dollars	%
Cost of connectivity	$15,332	$16,197	(865)	(5%)	$63,706	$56,139	7,567	13%
Cost of IoT Solutions	9,040	6,247	2,793	45%	34,224	7,526	26,698	355%

Total cost of revenues	$24,372	$22,444	1,928	9%	$97,930	$63,665	34,265	54%

Total cost of revenues for the three months ended March 31, 2021 increased $1.9 million, or 9%, to $24.4 million from $22.4 million for the three months ended March 31, 2020. The decrease in cost of connectivity for the three months ended March 31, 2021, compared to the three months ended March 31, 2020, was driven by increased carrier costs associated with the growth in connectivity revenues offset by the $1.1 million settlement of a disputed amount owed to a carrier from 2020. The increase in cost of IoT Solutions for the three months ended March 31, 2021, compared to the three months ended March 31, 2020, was primarily driven by the increased cost of devices and labor associated with the growth in IoT Solutions. Notably, in the three months ending March 31, 2021, there was an increase in devices provided and shipped by KORE to its IoT Solutions customers. This resulted in an increase in the cost of devices provided and shipped, and a proportionate increase in IoT deployment and device management services revenue associated with each device shipped which resulted in an increase in the labor and other costs of providing such IoT deployment and device management services.

Total cost of revenues for the year ended December 31, 2020 increased $34.3 million, or 54%, to $97.9 million from $63.7 million in the year ended December 31, 2019. The increase in cost of connectivity for the year ended December 31, 2020, compared to the prior year, was primarily driven by the increased carrier costs associated with the growth in connectivity revenues. In the year ended December 31, 2020, compared to the year ended December 31, 2019, there was an increase in devices deployed by KORE to its IoT Solutions customers. This increase was due to the acquisition of Integron which resulted in increased business volumes, as well as organic growth of KORE’s Connected Health IoT Solutions. This increase in device shipments resulted in an increase in the cost of devices, and additionally, a proportionate increase in IoT deployment and device management services revenue associated with each device shipped which resulted in an increase in the labor and other costs of providing such IoT deployment and device management services.

Selling, general and administrative expenses

(in ‘000)

	For three months ended				For the years ended
	March 31,		Change		December 31,		Change
	2021	2020	Dollars	%	2020	2019	Dollars	%
Selling, general and administrative expenses	$17,521	$15,322	2,199	14%	$72,883	$65,298	7,585	12%

Selling, general and administrative (SG&A) expenses relate primarily to expenses for general management, sales and marketing, finance, audit and legal fees and general operating expenses. The increase in SG&A expenses for the three months ended March 31, 2021, compared to the three months ended March 31, 2020, was primarily due to a decrease foreign currency gain of $1.6 million, and an increase in payroll of $1.3 million offset by a decrease in travel and marketing costs of $0.8 million.

The increase in SG&A expenses for the year ended December 31, 2020, compared to the prior year, was primarily due to the acquisition of Integron LLC in November 2019 contributing $9 million in additional expense. This increase was partially offset by decreases in marketing and travel expenses.

Depreciation and amortization

(in ‘000)

	For three months ended				For the years ended
	March 31,		Change		December 31,		Change
	2021	2020	Dollars	%	2020	2019	Dollars	%
Depreciation and amortization	$13,144	$12,057	1,057	9%	$52,488	$48,131	4,357	9%

The increase in depreciation and amortization for the three months ended March 31, 2021, compared to the three months ended March 31, 2020, was due to an increase in intangible assets primarily due to the incremental development of features and functions on our KORE One platform, and other miscellaneous factors.

The increase in depreciation and amortization for the year ended December 31, 2020, compared to the prior year, was primarily due to amortization on the intangible assets acquired as part of the acquisition of Integron LLC in November 2019.

Intangible asset impairment loss

(in ‘000)

	For three months ended				For the years ended
	March 31,		Change		December 31,		Change
	2021	2020	Dollars	%	2020	2019	Dollars	%
Intangible asset impairment loss	$—	$—	—	—%	$—	$(3,892)	(3,892)	(100%)

The Company did not recognize an impairment event for the three months ended March 31, 2021 or March 31, 2020.

Intangible asset impairment loss for the year ended December 31, 2019 relates to a loss incurred due to a technology asset which came in through a prior acquisition being retired prior to the end of its anticipated useful life due to the expected sunsetting of 2G and 3G networks by certain carriers. The decrease in loss amount is due to the Company not recognizing an impairment event for the year ended December 31, 2020.

Other income (expense)

(in ‘000)

	For three months ended				For the years ended
	March 31,		Change		December 31,		Change
	2021	2020	Dollars	%	2020	2019	Dollars	%
Interest expense, including amortization of debt issuance costs	$(5,059)	$(6,583)	1,524	(23%)	$(23,493)	$(24,785)	1,292	(5%)
Change in fair value of warrant liability	2,424	1,912	512	27%	(7,485)	235	(7,720)	(3,285%)

Total other income (expense)	$(2,635)	$(4,671)	2,036	44%	$(30,978)	$(24,550)	(6,428)	(26%)

The decrease in other expense for the three months ended March 31, 2021, compared to the three months ended March 31, 2020, was primarily due to a decrease in our interest expense which was a result of a reduction in LIBOR rates compared to the prior period (KORE’s term loans are indexed to LIBOR) plus a $0.5 million decrease in the expense related to the change in fair value of our warrant liability.

The increase in other expense for the year ended December 31, 2020, compared to the prior year, was primarily due to a $7.7 million increase in expense related to the change in fair value of our warrant liability. This increase was partially offset by a decrease in our interest expense which decreased because of a reduction in LIBOR rates compared to the prior year.

Income taxes

(in ‘000)

	For three months ended				For the years ended
	March 31,		Change		December 31,		Change
	2021	2020	Dollars	%	2020	2019	Dollars	%
Provision for (benefit from) income taxes	$(1,264)	$(1,748)	484	(28%)	$(5,318)	$(12,941)	7,623	(59%)

The change to the income tax benefit for the three months ended March 31, 2021 compared to the income tax benefit for the three months ended March 31, 2020 was primarily due to changes in the jurisdictional mix of earnings period over period.

For the years ended December 31, 2020 and 2019, we recognized an income tax benefit of $5.3 million and $12.9 million, respectively, in the consolidated statements of operations.

The income tax benefit for the year ended December 31, 2020 was primarily attributable to a federal and state deferred tax benefit of $4.8 million, a foreign deferred tax benefit of $1.5 million, a federal and state current income tax expense of $0.5 million, and a foreign current income tax expense of $0.5 million. This aggregate income tax benefit of $5.3 million includes $0.2 million of reserves provided for unrecognized tax benefits.

The income tax benefit for the year ended December 31, 2019 was primarily attributable to a federal and state deferred tax benefit of $10.7 million, a foreign deferred tax benefit of $0.8 million, a federal and state current income tax benefit of $1.2 million, and a foreign current income tax benefit of $0.3 million. This aggregate income tax benefit of $12.9 million includes a reversal of $0.9 million of reserves provided for unrecognized tax benefits.

Liquidity and Capital Resources

Overview

Our liquidity requirements arise from our working capital needs, our obligations to make scheduled payments of interest on our indebtedness and our need to fund capital expenditures to support our current operations and to facilitate growth and expansion. We have financed our operations and expansion with a combination of debt and equity.

At March 31, 2021, we had total equity of $11.2 million, net of an accumulated deficit of $114.8 million. Our primary sources of liquidity consist of cash and cash equivalents totaling $13.1 million and a Revolving Credit Facility of $30 million of which $10.0 million was available and remaining for use for working capital and general business purposes. We believe this will be sufficient to provide working capital, make interest payments and make capital expenditures to support operations and facilitate growth and expansion for the next twelve months.

In addition to our indebtedness, certain of our equity instruments issued contain distributions preferences and other features that may require payments to the holders of those instruments. Our ability to pay dividends on our preferred and common stock is limited by restrictions under the terms of agreements governing our indebtedness. Subject to the full terms and conditions under the agreements governing our indebtedness, we may be permitted to make dividends and distributions under such agreements if there is no event of default and certain pro-forma financial ratios (as defined by such agreements) are met.

Cash flows from operating activities

For the three months ended March 31, 2021 and 2020, operating activities used $12.3 million and $3.0 million of cash, respectively. In the three months ended March 31, 2021 compared to the three months ended March 31, 2020, the decrease in cash provided by operating activities resulted primarily from an increase in bonuses paid to employees of $5.0 million, vendor payment differences (mostly timing) of $2.2 million, and increased vendor deposits paid of $3.2 million, which were partially offset by a decrease in cash paid for interest of $1.5 million from prior period due to a lower LIBOR interest rate.

Notably, KORE typically makes corporate bonus payments in the first quarter of each year which affected both of the aforementioned time periods. The aforementioned $3.2 million increased vendor deposits resulted from the growth of our overall business in IoT Solutions which required advance payments to be made to a certain device vendor.

For the years ended December 31, 2020 and 2019, operating activities provided $26.5 million and $14.3 million of cash flows, respectively. The increase in cash provided by operating activities resulted primarily from the growth of our overall business organically and because of the acquisition of Integron in November 2019. This growth in our business resulted in greater cash collections from customers which was offset by increased cash employee and vendor expenses. Cash paid for interest decreased by $2.4 million in the year ended December 31, 2020 compared to the year ended December 31, 2019 due to a lower LIBOR interest rate. In the year ended December 31, 2020, we also had a net benefit from working capital management, and while accounts receivable and inventories increased to support the growth of the business, these were offset by increased vendor payables.

Cash flows from investing activities

Cash used in our investing activities in the three months ended March 31, 2021 was $3.1 million, resulting primarily from capital expenditures during the period related to technology equipment, software licenses, and internally developed software.

Cash used in our investing activities in the three months ended March 31, 2020 was $2.7 million, resulting from capital expenditures during the period related to equipment, software licenses, and internally developed software.

Cash used in our investing activities in 2020 was $11.6 million, resulting primarily from capital expenditures during the period related to technology equipment, software licenses, and internally developed software.

Cash used in our investing activities in 2019 was $50.4 million, resulting from capital expenditures during the period related to equipment, software licenses, and internally developed software of $12.9 million and an additional $37.5 million related to the acquisition of lntegron LLC.

Cash flows from financing activities

Cash provided in our financing activities in the three months ended March 31, 2021 was $18.3 million, primarily due to draw of our revolving credit facility of $20.0 million, offset partially by $0.8 million of term loan principal payments.

Cash provided by our financing activities in the three months ended March 31, 2020 was $20.1 million, primarily due to draw of our revolving credit facility of $21.7 million, offset partially by term loan principal payments of $0.8 million.

Cash used in our financing activities in 2020 was $12.7 million, primarily due to repayment of revolving credit facility of $8.3 million, and $3.5 million of term loan principal payments.

Cash provided by our financing activities in 2019 was $37.0 million, primarily due to proceeds of $35.0 million received from a term loan to finance the acquisition of Integron, and $8.1 million from revolving credit facility. These were partially offset by $2.1 million of deferred financing fees from the incremental term loan issued in 2019, and by term loan principal payments of $2.9 million.

Future Liquidity and Capital Resource Requirements

We believe that our existing cash and cash equivalents along with expected cash flows from operating activities and additional funds available under our Revolving Credit Facility, will be sufficient over the next 12 months to provide working capital, cover interest payments on our debt facilities and fund growth initiatives, and capital expenditures.

As of March 31, 2021, the Company has a total of $26.7 million of supplier and carrier-related purchase and lease commitments and a total of $3.2 million of scheduled debt principal payments for the year ended December 31, 2021.

Additionally, the Company has a total of $22.2 million of supplier and carrier-related purchase & lease commitments for the years ended December 31, 2022 through 2025. We also have scheduled debt payments of $3.2 million for the years ended December 31, 2022 through 2024, with all outstanding principal due on December 24, 2024.

From 2021 to 2025, KORE expects to fund supplier and carrier-related purchase & lease commitments - all of which are costs of operating the business - entirely from cash inflows from its customers. We currently expect that the excess cash flows after paying the abovementioned contractual commitments, as well as other costs of business, such as payroll, costs incurred on suppliers and carrier spend (which is not currently committed contractually in addition to the committed spend), interest and taxes - will be sufficient to meet outstanding debt principal payments from 2021 to 2023.

The outstanding principal on our term loan after a successful completion of our public offering will depend on the amount of the level of redemptions by CTAC shareholders. Depending on the level of such redemptions as well as the future growth of KORE’s business, and the working capital needed to fund such growth, the abovementioned excess of customer inflows with respect to the outflows from the abovementioned expenses of the business, may or may not be sufficient to pay off the final balloon payment on the outstanding principle on December 24, 2024. In the event, the outstanding principal is not fully paid off by December 24, 2024, when the balloon payment is due, KORE expects to refinance this debt. KORE may consider refinancing the debt well in advance of December 24, 2024 and may do so to take advantage of favorable credit markets, to reduce interest rates and to extend the maturity.

Notably, additional capital may be needed to fund future Mergers & Acquisitions.

Additionally, the holders of the Company’s preferred equity shares (Series A, Series A-1, and Series B) accumulate dividends in preference to the common shareholders.

The amount of accumulated, but unpaid dividends at March 31, 2021 and 2020 is $94.7 million and $66.4 million, respectively, and at December 31, 2020 and 2019 is $87.3 million and $59.7 million, respectively. The

Series A and Series A-1 preferred equity shares also contain features allowing the holders to redeem the shares with the Company for a proscribed redemption value at certain future dates or if the Company is sold. The Series A and Series A-1 shares are recorded at their current redemption value, totaling $161.3 million at March 31, 2021. The majority owner of the Company’s common shares is a holder of Series A-1 and the majority holder of Series B shares. The Series B shares may be redeemed at the option of the Company and are recorded at their redemption value of $93.2 million at March 31, 2021. The Closing Cash Consideration is expected to be used to redeem the Series A, Series A-1, and Series B shares and to cover transaction costs upon the closing of the Transactions.

Key activities during the three months ended March 31, 2021 and 2020 are as follows:

•	The Company used $12.3 million and $3.0 million of cash flows from operating activities for the three months ended March 31, 2021 and 2020, respectively.

•

The Company invested $2.3 million and $2.8 million to internally develop computer software (either through internal employees or third-party service providers) for the three months ended March 31, 2021 and 2020, respectively.

•	The Company drew $20.0 and $21.7 million on its revolving line of credit during the three months ended March 31, 2021 and 2020, respectively.

Key activities during the years 2020 and 2019 are as follows:

•	The Company generated $26.5 million and $14.3 million of cash flows from operating activities for the years ended December 31, 2020 and 2019, respectively.

•

The Company invested $10.1 million and $10.5 million to internally develop computer software (either through internal employees or third-party service providers) for the years ended December 31, 2020 and 2019, respectively.

•

On November 12, 2019, the Company amended its term loan with UBS in order to raise an additional $35 million. Under the amended agreement, the maturity date of the term loan (December 21, 2024) and interest rate (LIBOR plus 5.5%) remained unchanged. However, the quarterly principal repayment changed to $0.8 million. The principal and quarterly interest are paid on the last business day of each quarter, except at maturity. The Company used the additional term loan to finance the Integron Acquisition. The Company also drew $8.1 million from its revolving credit facility primarily to finance the Integron Acquisition and to support its operations immediately following the acquisition.

•	On November 22, 2019, the Company completed the Integron Acquisition for cash consideration of $37.5 million and issuance of 4,118 shares of common stock.

•	During the year ended December 31, 2020, the Company repaid $8.3 million of its revolving credit facility.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operational performance. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors in assessing our operating performance.

EBITDA and Adjusted EBITDA

“EBITDA” is defined as net income (loss) before other non-operating expense or income, income tax expense or benefit, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for unusual and other significant items that management views as distorting the operating results from period to period. Such adjustments may include stock-based compensation, integration and acquisition-related charges, tangible and intangible asset impairment charges, certain contingent liability reversals, transformation, and foreign currency transaction gains and losses. EBITDA and Adjusted EBITDA are intended as supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table reconciles net loss to EBITDA and Adjusted EBITDA for the periods shown:

	For the three months ended
	March 31,
(in 000’s)	2021	2020
Net loss	$(1,081)	$(2,768)
Income tax expense (benefit)	(1,264)	(1,748)
Interest expense	5,059	6,583
Depreciation and amortization	13,114	12,057

EBITDA	15,828	14,124

Change in fair value of warrant liabilities (non-cash)	(2,424)	(1,912)
Transformation expense	1,803	1,896
Acquisition and integration-related restructuring costs	851	1,029
Stock-based compensation (non-cash)	315	216
Foreign currency loss (gain) (non-cash)	(70)	(1,686)
Other	115	43

Adjusted EBITDA	$16,418	$13,710

Transformation expenses decreased $0.1 million for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. Transformational expenses are related to the implementation of our strategic transformation plan, which include the costs of a re-write of our core technology platform, expenses incurred to design certain new IoT solutions and “go-to-market” capabilities.

Acquisition and integration-related restructuring costs for the quarters-ended March 31, 2021 and 2020 relate to legal, accounting, advisory, and other professional services costs associated with the Integron Acquisition and

Integron’s integration into KORE, certain synergies related to our acquisitions and certain one-time severance costs associated with our transformation.

	For the years ended
	December 31,
(in 000’s)	2020	2019
Net loss	$(35,201)	$(23,443)
Income tax expense (benefit)	(5,318)	(12,941)
Interest expense	23,493	24,785
Depreciation and amortization	52,488	48,131

EBITDA	35,462	36,532

Intangible asset impairment loss	—	3,892
Change in fair value of warrant liabilities (non-cash)	7,485	(235)
Transformation expense	7,354	8,959
Acquisition and integration-related restructuring costs	5,709	6,475
Contingent carrier liability reversal (non-cash)	—	(3,984)
Sales tax liability reversal (non-cash)	—	(2,200)
VAT liability reversal (non-cash)	—	(1,456)
Stock-based compensation (non-cash)	1,161	1,682
Other income tax liability reversal (non-cash)	80	121
Foreign currency loss (gain) (non-cash)	233	1,440
Other	335	(341)

Adjusted EBITDA	$57,819	$50,885

Adjusted EBITDA for 2019 does not include estimated pro forma Adjusted EBITDA of Integron for the portion of 2019 prior to its acquisition in November 2019, which is estimated by KORE based on Integron financial information available at the time of the acquisition to be approximately $7.5 million. Adjusted EBITDA in 2019 and 2020 does not include any estimated increase in the on-going cost base of KORE to reflect the costs associated with being a public company.

Intangible asset impairment loss for the year ended December 31, 2019 relates to impairment of certain software acquired in a business combination that we determined to be obsolete due to the expected sunsetting of 2G and 3G networks by certain carriers.

Transformation expenses decreased $1.6 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. Transformational expenses are related to the implementation of our strategic transformation plan, which include the costs of a re-write of our core technology platform, expenses incurred to design certain new IoT solutions and “go-to-market” capabilities.

Acquisition and integration-related restructuring costs for the years ended December 31, 2020 and 2019 relate to legal, accounting, advisory, and other professional services costs associated with the Integron Acquisition and Integron’s integration into KORE, certain synergies related to our acquisitions and certain one-time severance costs associated with our transformation.

Contingent carrier liability reversal, sales tax liability reversal, VAT liability reversal, and other income tax liability reversal for the year ended December 31, 2019 relate primarily to the release of certain liability reserves.

Concentration of Credit Risk and Off-Balance Sheet Arrangements

Cash and cash equivalents are financial instruments that are potentially subject to concentrations of credit risk. The Company’s cash and cash equivalents are deposited in accounts at large financial institutions, and amounts may exceed federally insured limits. The Company believes it is not exposed to significant credit risk due to the financial strength of the depository institutions in which the cash and cash equivalents are held.

The Company has a total of $47.1 million of purchase and lease commitments payable in the quarter-ended March 31, 2021 that are not recorded as liabilities on the balance sheet as of March 31, 2021. Additionally, the Company has $0.4 million standby letter of credit and bank guarantees as of March 31, 2021. The Company has no other financial instruments or commitments with off-balance-sheet risk of loss.

Critical Accounting Policies and Estimates

Our discussion and analysis of our results of operations, liquidity and capital resources are based on our consolidated financial statements which have been prepared in conformity with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

While our significant accounting policies are described in the notes to our consolidated financial statements, we believe that the following accounting policies are most critical to understanding our financial condition and historical and future results of operations:

Revenue Recognition

We derive revenues primarily from Connectivity and IoT Solutions. Connectivity arrangements provide customers with secure and reliable wireless connectivity to mobile and fixed devices through various mobile network carriers. Revenue from Connectivity consists of monthly recurring charges (“MRC’s”) and overage/usage charges, and contracts are generally short-term in nature (i.e., month-to-month arrangements). Customers generally may cancel with 30 days’ notice without substantive cost or fees. Revenue for MRC’s and overage/usage charges are recognized over time as the Company satisfies the performance obligation (generally starting when an enrolled device is activated on the Company’s platform). MRC’s are billed monthly in advance (generally in the last week of a month); any amounts billed for which the service has not been provided as of the balance sheet dates are reported as a contract liability and components of deferred revenue. Overage/usage charges are billed in arrears on a monthly cycle. Overage/usage charges are evaluated on a monthly basis, and any overage/usage charges determined by management as unlikely to be collected due to a customer disputing the charge or due to a concession are reserved. Reserved items are written off when deemed uncollectible or recognized as revenue if collected. Certain Connectivity customers also have the option to purchase products and/or equipment (e.g., subscriber identification module or “SIM” cards, routers, phones, or tablets) from us on an as needed basis. Product sales to Connectivity customers are recognized when control is transferred to the customer, which is typically upon shipment of the product.

IoT Solutions arrangements includes device solutions (including connectivity), deployment services, and/or technology-related professional services. We evaluate each IoT Solutions arrangement to determine the contract for accounting purposes. If a contract contains more than one performance obligation, we allocate consideration to each performance obligation based on the standalone selling prices of each performance obligation. Standalone selling prices are based on analyses performed by management based on readily observable prices or utilizing a cost-plus-margin approach if prices are not observable. Hardware, deployment services, and connectivity services generally have readily observable prices. The standalone selling price of our warehouse management services (which is associated with our bill-and-hold inventory and determined to be immaterial as discussed below) was determined using a cost-plus-margin approach with the primary assumptions including Company profit objectives, internal cost structure, and current market trends. Device and other hardware sales in IoT Solutions arrangements are generally accounted for as separate contracts since the customer is not obligated to purchase additional services when committing to the purchase of any products. Such sales are typically recognized upon shipment to the customer. However, in certain contracts, the customer has requested us to hold the products ordered for later shipment to the customer’s remote location or to the customer’s end user as a part of a vendor managed inventory model. In these situations, we have concluded that transfer of control to the customer occurs prior to shipment. In these “bill-and-hold” arrangements, the right to invoice, transfer of legal title and transfer of the risk and rewards associated with the products occurs when we receive the hardware from a third party vendor and have deemed it to be functional. Additionally, the products are identified both physically and systematically as belonging to a specific customer, are usable by the customer, and are only shipped, used, or disposed as directed by the specific customer. Based on these factors, we recognize revenue on bill-and-hold hardware when the hardware is received by us and deemed functional.

Deployment services consist of us preparing hardware owned by a customer for use by a customer’s end user. Deployment and connectivity may both be included within a single IoT Solutions contract and are considered separate performance obligations. While consideration for deployment services is generally fixed when ordered by the client, consideration for connectivity services is variable and solely related to the connectivity services. Therefore, the fixed consideration is allocated to the deployment services and is recognized as revenue when the services are provided (i.e., when the related hardware is shipped to the customer). Connectivity within IoT Solutions contracts are recognized similar to the Connectivity as described above, since such contracts are generally short term in nature and variability is resolved each month as the services are provided.

Professional services are generally provided over a contract term of one to two months. Revenue is recognized over time on an input method basis (typically, based on hours completed to date and an estimate of total hours to complete the project).

Accounting for business combinations

We account for acquired businesses using the acquisition method of accounting, which requires that assets acquired and liabilities assumed be recorded at their respective fair values on the date of acquisition. We assign fair value of the consideration paid to the underlying net assets of the acquired business based on their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded to goodwill. Intangible assets are amortized over the expected life of the asset. We recognize acquisition-related expenses and restructuring costs separately from the business combination and expense as incurred. All changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period are recognized as a component of provision for income taxes. We make significant assumptions and estimates in determining the preliminary estimated purchase price and the preliminary allocation of the estimated purchase in the consolidated financial statements. These preliminary estimates and assumptions are subject to change as we finalize the valuations. The final valuations may change significantly from the preliminary estimates. Fair value determinations and useful life estimates are based on, among other factors, estimates of expected future cash flows from revenues of the intangible assets acquired, estimates of appropriate discount rates used to calculate the present value of expected future cash flows, estimated useful lives of the intangible assets acquired, customer attrition rates, future changes in technology and brand awareness, and other factors. Although we believe the assumptions and estimates we have made have been reasonable and appropriate, they are based, in part, on historical experience, information obtained from the management of the acquired companies and future expectations. For these and other reasons, actual results may vary significantly from estimated results. During the preliminary purchase price measurement period, which may be up to one year from the business combination date, we will record adjustments to the provisional amounts recognized at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date, with a corresponding offset to goodwill. After the preliminary purchase price measurement period, we will record adjustments to assets acquired or liabilities assumed subsequent to the purchase price measurement period in our operating results in the period in which the adjustments were determined.

Internal Use Software

Certain costs of platform and software applications developed for internal use are capitalized as intangible assets. Capitalization of costs begins when two criteria are met: (i) the preliminary project stage is completed (i.e., application development stage) and (ii) it is probable that the software will be completed and used for its intended function. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Costs incurred for maintenance, minor upgrades and enhancements are recorded under selling, general and administrative expense in the consolidated statement of operations as incurred. Costs related to preliminary project activities and postimplementation operating activities are also recorded under selling, general and administrative expense in the consolidated statement of operations as incurred. The Company amortizes the capitalized costs on a straight-line basis over the useful life of the asset. The average useful life for capitalized internal use computer software is between 3-5 years. Capitalized internal use computer software, net of accumulated amortization, was $22.5 million, $23.2 million and $19.8 million as of March 31, 2021, December 31, 2020 and December 31, 2019, respectively, and was included in intangible assets.

Intangible Assets

Identifiable intangible assets acquired individually or as part of a group of other assets are initially recognized and measured at cost. The cost of a group of intangible assets acquired in a transaction, including those acquired in a business combination that meet the specified criteria for recognition apart from goodwill, is the sum of the individual assets acquired based on their acquisition date fair values. The cost incurred to enhance the service potential of an intangible asset is capitalized as a betterment.

Identifiable intangible assets comprise assets that have a definite life. Customer relationship intangibles are recognized on an accelerated basis and the other intangible assets are amortized on a straight-line basis over their estimated useful lives as follows:

Customer relationships	10-13 years
Technology	5-9 years
Carrier contracts	10 years
Trademarks	9-10 years
Non-compete agreements	3 years
Internally developed and acquired computer software	3-5 years

As of March 31, 2021, March 31, 2020, and December 31, 2020, the Company determined that there were no indicators of impairment and did not recognize any impairment of its intangible assets. As of December 31, 2019, the Company determined that there was an indicator of impairment and recognized a $3.9 million impairment on its acquired computer software.

Goodwill

Goodwill is not amortized but tested for impairment on an annual basis and between annual tests whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

Goodwill is tested for impairment at the reporting unit level, which is defined as an operating segment, or one level below the operating segment. We operate in one operating segment, which is our only reporting unit.

We test for an indication of goodwill impairment on December 31st of each year or when indicators of impairment exist. A significant amount of judgment is involved in determining if an indicator of impairment has occurred. We perform a qualitative assessment to determine whether the existence of events or circumstances leads to a determination that it is more likely than not the fair value of the reporting units is less than its carrying amount. Qualitative factors that we consider include macroeconomics conditions such as geographical location and fluctuations in foreign exchange, industry and market conditions, financial performance, a significant adverse change in legal factors or in the business climate, unanticipated competition, entity-specific events and share price trends. If, based on the evaluation, we determine that the fair value of the reporting unit is less than the carrying value, then an impairment loss is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. Under a quantitative test, we obtain a third-party valuation of the fair value of the reporting unit. Assumptions we use in the fair value calculation include revenue growth and profitability, terminal values, discount rates, and implied control premium. Impairments, if any, are recorded to the statement of operations in the period the impairment is recognized. There was no goodwill impairment for the years ended December 31, 2020 and 2019.

Income taxes

We account for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities using enacted rates. The effect of a change in tax rates on deferred taxes is recognized in income in the period that includes the enactment date.

We recognize the financial statement effect of an uncertain income tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. Recognized income tax positions are measured at the largest amount that is greater than 50% likely to be realized. A valuation allowance is recorded to reduce deferred income tax assets to an amount, which in the opinion of management is more likely than not to be realized.

Management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities, and any valuation allowance recorded against our deferred tax assets. We consider factors such as the cumulative income or loss in recent years; reversal of deferred tax liabilities; projected future taxable income exclusive of temporary differences; the character of the income tax asset, including income tax positions; tax planning strategies and the period over which we expect the deferred tax assets to be recovered in the determination of the valuation allowance. In the event that actual results differ from these estimates or we adjust our estimates in the future, we may need to adjust our valuation allowance, which could materially impact our financial position and results of operations.

Stock based compensation

Our share-based compensation plans consist of the 2014 Equity Incentive Plan (the “ Plan”), under which the board is authorized to grant stock options to eligible employees, and directors of the Company. The Plan is more fully described in “Note 10—Share-Based Payment and Related Stock Option Plan”, in our audited consolidated financial statements included in this registration statement.

We use the Black-Scholes valuation model to estimate the fair value of each option award on the date of grant, which uses assumptions for expected volatility, expected dividends, expected term, and the risk-free interest rate. We expense the fair value of the option awards on a straight-line basis over the requisite service period and have elected to account for forfeitures as they occur.

Recent accounting pronouncements

As an emerging growth company (“EGC”), the JOBS Act allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act until such time the Company is no longer considered to be an EGC.

See Note 2 to the accompanying audited consolidated financial statements for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to certain market risks in the ordinary course of business, including sensitivities as follows:

Interest Rate Risk

We had cash and cash equivalents of $10.3 million and restricted cash of $0.4 million as of December 31, 2020. Cash and cash equivalents consist of highly liquid instruments with an original maturity of less than 90 days or the ability to redeem amounts on demand. Restricted cash consist primarily of cash deposits held with financial institutions for letters of credit and is not available for general corporate purposes. The cash and cash equivalents are held for working capital purposes. Due to the short-term nature of our investments, we have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in interest rates. We estimate a 100 basis-point change in interest rates during any of the periods presented would not have had a material impact on our interest revenues on an annualized basis.

We are subject to risk from fluctuations in the interest rates related to our long-term debt. The interest rates are based upon the applicable LIBOR rate plus an applicable margin for such loans or the lender’s base rate plus an applicable margin for such loans. Based on December 31, 2020 estimated LIBOR rates, we estimate a 100 basis-point change in the LIBOR rate would have a $3.1 million impact on our interest expense on an annualized basis.

Exchange Rate Risk

Our reporting currency is the U.S. dollar, although we transact business in various foreign locations and currencies. The functional currency of the Company’s foreign subsidiaries is generally the local currency. As a result, their reported financial results could be significantly affected by changes in foreign currency exchange rates upon translation to U.S. dollars. When the U.S. dollar strengthens against other currencies, the translated value of the foreign functional currency income and expense amounts results in lower net income (or lower net loss). When the U.S. dollar weakens, the translated value of the foreign functional currency income and expense amounts results in higher net income (or higher net loss). Our reported results are therefore adversely affected by a stronger U.S. dollar relative to major currencies worldwide when foreign operations are net profitable.

During the quarters-ended March 31, 2021 and 2020, we recognized average net income of $2.3 million per year from operations located outside the U.S., virtually all of which was originally accounted for in currencies other than the U.S. dollar. Upon translation into U.S. dollars, such reported net income would have increased or decreased, assuming a hypothetical 10% change in weighted-average foreign currency exchange rates against the U.S. dollar, by approximately $0.2 million. Similarly, during the years ended December 31, 2020 and 2019, we recognized average net income of $2.7 million per year from operations located outside the U.S., virtually all of which was originally accounted for in currencies other than the U.S. dollar. Upon translation into U.S. dollars, such reported net income would have increased or decreased, assuming a hypothetical 10% change in weighted-average foreign currency exchange rates against the U.S. dollar, by approximately $0.3 million.

MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION

The following sets forth certain information concerning the persons who are anticipated to be the directors and executive officers of Pubco upon Closing.

Name	Age	Title
Romil Bahl	52	President, Chief Executive Officer and Director nominee
Puneet Pamnani	47	Executive Vice President and Chief Financial Officer
Bryan Lubel	57	Executive Vice President, Connected Health
Cheemin Bo-Linn	67	Director nominee
Timothy M. Donahue	72	Director nominee
Chan W. Galbato	58	Director nominee
Robert P. MacInnis	55	Director nominee
Michael K. Palmer	35	Director nominee
Tomer Yosef-Or	41	Director nominee

Executive Officers

Romil Bahl. Upon the Closing, Mr. Bahl is expected to serve as Pubco’s President, Chief Executive Officer and as a member of Pubco’s Board of Directors. Mr. Bahl brings 30 years of experience delivering high growth among SaaS and IoT companies and has served as President and Chief Executive Officer of KORE since October 2017. Prior to joining KORE, Mr. Bahl served as President and Chief Executive Officer of Lochbridge, a leading technology consulting and solutions provider in the IoT and digital enablement space, from November 2015 to October 2017. Previously, he served as Executive Vice President and General Manager, Global Industries for Computer Sciences Corporation, a global provider of information technology and professional services and solutions, where he managed a ~$9B business from April 2014 to November 2015, and as Chief Executive officer of PRGX Global, Inc., a data focused analytics company, from January 2009 to November 2013. Mr. Bahl has also had leadership roles at A.T. Kearney, Infosys and Deloitte Consulting. Mr. Bahl holds a Masters of Business Administration from The University of Texas at Austin and a Bachelor of Engineering degree from the Directorate of Marine Engineering & Technology in Kolkata, West Bengal, India.

Mr. Bahl’s qualifications to serve as a member of Pubco’s board of directors include his nearly 30 years of experience working with SaaS and IoT companies, his deep expertise in managing companies in the IoT and technology solutions space and his leadership skills developed over his career with various companies.

Puneet Pamnani. Upon the Closing, Mr. Pamnani is expected to serve as Executive Vice President and Chief Financial Officer of Pubco. Mr. Pamnani has served as Executive Vice President and Chief Financial Officer of KORE since April 2018. Prior to joining KORE, Mr. Pamnani served as Chief Operating Officer and Chief Financial Officer of Lochbridge, a leading technology consulting and solutions provider in the IoT and digital enablement space, from April 2016 to January 2018. Before joining Lochbridge, Mr. Pamnani served as Chief Strategy Officer for PRGX Global, Inc., a data focused analytics company from April 2009 to March 2016. Mr. Pamnani previously worked in the management consulting industry with Booz & Company, Infosys and Oliver Wyman. Mr. Pamnani holds a Chartered Financial Analyst charter, a Bachelor of Technology (Computer Science) degree from the Indian Institute of Technology – Delhi, as well as a Masters of Business Administration from the Indian Institute of Management - Calcutta.

Bryan Lubel. Upon the Closing, Mr. Lubel is expected to serve as Pubco’s Executive Vice President of Connected Health. Mr. Lubel has served as Executive Vice President of Connected Health since January 2021, and Executive Vice President of IoT managed Services at Kore from November 2019 to December 2020. Prior to joining KORE, Mr. Lubel served as President of Integron Inc., a leading IoT Managed Services provider in the healthcare and life sciences market, from January 2008 to November 2019. Previously, he served as Vice President and General Manager of North American Office Services - Xerox Global Services, the leading provider of enterprise document managed services, from April 2006 to January 2008. Mr. Lubel served as President and Chief Executive Officer of Gyricon, LLC, a technology spinout of Xerox’s famed PARC laboratories (Palo Alto Research Center) where SmartPaperTM was developed from August 2003 to January 2006. Mr. Lubel has also had leadership roles at Xerox Corp., The Sutherland Group Ltd, Ziff-Davis Education Inc. and Compaq Computer Corp. Mr. Lubel holds a B.S. of Business Administration – Management Information Systems from The State University of New York at Fredonia.

Non-Employee Directors

Upon the consummation of the business combination, CTAC anticipates the initial size of Pubco’s board of directors being seven directors, each of whom will be voted upon by CTAC’s shareholders at the special meeting.

Cheemin Bo-Linn. Upon the Closing, Dr. Bo-Linn is expected to serve as a member of Pubco’s board of directors. Dr. Bo-Linn is the Chief Executive Officer of Peritus Partners Inc., a global analytics and valuation accelerator company which provides strategy and operations expertise in information technology, cybersecurity resolution, financial structures, and digital marketing for various companies and has held this position since January 2013. From September 2010 to November 2012, Dr. Bo-Linn was Chief Marketing Officer and Chief Revenue Officer at NetLine Corporation, an internet digital content syndication network and mobile applications company. Prior to NetLine Corporation, Dr. Bo-Linn held a number of senior executive roles including at IBM as Vice-President, and other roles with responsibilities ranging from strategy to finance, investments, digital transformation, and marketing and sales, across storage, cloud software, consumer products, and consulting services. Dr. Bo-Linn presently serves as Lead Independent Board of Director of Blackline Safety Corp., a public company and global SaaS leader in IoT connected worker technologies and gas detection. Dr. Bo-Linn was previously elected as board of director of multiple private and midcap public companies in e-commerce retail, manufacturing and distribution, telecommunications, SaaS software, and marketing, including serving as the Audit Chair on two public company’s board of directors. Dr. Bo-Linn holds a Doctorate of Education in “Computer-based Management Information Systems and Organizational Change” from the University of Houston.

Dr. Bo-Linn’s qualifications to serve as a member of Pubco’s board of directors include her extensive knowledge of the IoT industry and experience as audit chair and executive and director of private and public high growth technology and SaaS companies.

Timothy M. Donahue. Upon the Closing, Mr. Donahue is expected to serve as member of Pubco’s board of directors. Mr. Donahue served as the Chief Executive Officer of Nextel Communications Inc., a nationwide wireless telecommunications company, from 1999 until 2005, when Nextel was merged with Sprint Corporation to form Sprint Nextel Corporation. Thereafter, and until 2006, Mr. Donahue was the Executive Chairman of Sprint Nextel and the Chairman of the Sprint Nextel Corporation. From 1996 until his appointment as Chief Executive Officer, Mr. Donahue served as the President and Chief Operating Officer of Nextel. During his tenure at Nextel, Nextel experienced significant improvements in financial performance, including significant growth in revenues and EBITDA. Over that same period, the market capitalization of the company increased from approximately $16 billion to approximately $40 billion. Mr. Donahue started his telecommunications career with McCaw Cellular in 1986 as president of its paging division. Mr. Donahue is currently a member of the board of directors of Ligado Networks (wireless network), and AURA Network Systems (communications), and former member of the board of directors of NVR Inc. (home builder). Mr. Donahue is a former director of ADT Corporation (home security); Covidien plc (medical devices); Eastman Kodak Company (imaging); Nextel Partners Inc. (telecommunications); and Tyco International Ltd. (diversified). Mr. Donahue also served on the board of John Carroll University and is the former chairman of the Cellular Telecommunications & Internet Association. In 2004, Institutional Investor Magazine honored Mr. Donahue as the best chief executive officer in the telecommunications services and wireless sector based on ratings by investors and brokerage firm analysts. Mr. Donahue received his BA in English Literature from John Carroll University.

Mr. Donahue’s qualifications to serve as a member of Pubco’s board of directors include his deep IoT industry knowledge and experience in leadership roles at numerous wireless and telecommunications companies. Mr. Donahue has previously served on the boards of both public and private companies.

Chan W. Galbato. Upon the Closing, Mr. Galbato is expected to serve as member of Pubco’s board of directors. Mr. Galbato is the Chief Executive Officer of Cerberus Operations and Advisory Company LLC. He oversees the platform’s operating executives and functional experts to integrate operating expertise within Cerberus’ portfolio companies and investment strategies. He serves on the board of directors of various Cerberus portfolio companies, including Albertsons, Electrical Components International, FirstKey Homes and Staples Solutions. He also is a Board member for Blue Bird, a former Cerberus portfolio company where he previously served as Chairman, and AutoWeb. Mr. Galbato held Board memberships for prior Cerberus investments, including Chairman of Avon Products, Chairman of YP, Chairman of North American Bus Industries, Chairman of Guilford Mills, Director of Steward Health Care, Director of DynCorp International, Director of New Avon and Director of Tower International. Separately, he served as the Lead Director for Brady Corporation, a publicly-traded manufacturing company.

Prior to joining Cerberus in 2009, Mr. Galbato was President and Chief Executive Officer of the Controls Division of Invensys plc and separately, was the President of Services at The Home Depot. Mr. Galbato also held the position of President and Chief Executive Officer of Armstrong Floor Products and prior to that, was the Chief Executive Officer of Choice Parts. He spent 14 years with General Electric, holding several operating and Finance leadership positions within their various industrial divisions as well as holding the role of President and Chief Executive Officer of Coregis, a GE Capital company.

Before beginning his corporate career, he played professional baseball with the Montreal Expos in their minor league system. Mr. Galbato graduated from the State University of New York and received an M.B.A. from the University of Chicago.

Mr. Galbato’s qualifications to serve as a member of Pubco’s board of directors include his significant operational experience with large companies and prior service on the boards of various public and private companies.

Rob MacInnis. Upon the Closing, Mr. MacInnis is expected to serve as a member of Pubco’s board of directors. Mr. MacInnis has worked at ABRY Partners since December 1998 where he is currently a Partner. Mr. MacInnis also currently serves on the board of directors of Aegis Sciences Corp. and Automated Healthcare Solutions. In the past, Mr. MacInnis has served on the board of Consolidated Theatres, RCN Cable, Sidera Networks, Network Communications, Inc., XAnd, Datapipe, North American Dental Group, Muzak LLC, Proquest, Psychological Services, Inc., and several others. Prior to working at ABRY Partners, Mr. MacInnis was a senior manager at PricewaterhouseCoopers LLP from June 1991 through May 1997. Mr. MacInnis graduated summa cum laude from Merrimack College with a B.S. in business and received an M.B.A. summa cum laude from Boston University.

Mr. MacInnis’ qualifications to serve as a member of Pubco’s board of directors include his significant transactional and management experience developed over his career with ABRY Partners.

Michael K. Palmer. Upon the Closing, Mr. Palmer is expected to serve as member of Pubco’s board of directors. Mr. Palmer is a Managing Director at Cerberus within Cerberus’ private equity platform, which invests in global companies across various industries and geographies. In this role, Mr. Palmer helps support Cerberus’ private equity investments in healthcare, telecommunications and technology companies. Mr. Palmer has assisted in the identification of opportunities to collaborate with innovative managers and invest in sectors undergoing transformation. Mr. Palmer has also contributed to the development of Cerberus’ investing practice in emerging markets and he currently serves on Cerberus’ Emerging Markets Investment Committee. Mr. Palmer is also on the board of directors of Stratolaunch, an American aerospace company that develops and operates technologies to fulfill national priorities; and AURA Network Systems, a company focused on developing a dedicated nationwide air-to-ground wireless communications network. Mr. Palmer previously served on the board of directors of Steward Health Care (an accountable care organization), Covis Pharma (a specialty pharmaceuticals company), PaxVax Global (a global specialty vaccines business), and Print Media Holdings (a division of YP Holdings, which was an advertising solutions platform that Cerberus carved out of AT&T). Mr. Palmer is a graduate of Duke University.

Mr. Palmer’s qualifications to serve as a member of Pubco’s board of directors include his significant management experience developed over his career with Cerberus and prior service on the boards of various companies.

Tomer Yosef-Or. Upon the Closing, Mr. Yosef-Or is expected to serve as a member of Pubco’s board of directors. Mr. Yosef-Or is a Partner at Abry Partners and joined the firm in 2005. Prior to joining ABRY, Mr. Yosef-Or was a member of the Financial Institution Group at Bear Stearns Investment Banking Department. Previously, he was a member of the Securitization Transaction Group at Deloitte & Touche. Mr. Yosef-Or is involved in media, communications, and business information services investments in the datacenter, managed cloud, satellite communication, digital media, IoT, contact center software, and HCIT sectors. Mr. Yosef-Or currently serves as a director of Alvaria, MobileHelp, Options IT, and Recovery Point Systems. Previously, Mr. Yosef-Or served on the boards of Basefarm, CapRock, Casamba, CyrusOne, Datapipe, EMC, Hosted Solutions, Root Datacenters, Telx, Q9 Networks, and Xand. Mr. Yosef-Of is s an honors graduate of the Rutgers Business School New Brunswick Undergraduate Program.

Mr. Yosef-Or’s qualifications to serve as a member of Pubco’s board of directors include his ability to provide the insight and perspectives of a former investment banker at one of the world’s largest investment banks. He brings experience with financing and capitalization strategies. His service on the boards of several private companies in diverse industries allows him to offer a broad perspective on risk management and operating issues facing corporations today.

Family Relationships

There are no family relationships among our directors and executive officers.

Composition of the Board of Directors

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable Pubco’s board of directors to satisfy its oversight responsibilities effectively in light of its business and structure, the board of directors expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

In accordance with the terms of Pubco’s amended and restated bylaws, which will be effective upon the consummation of the business combination, Pubco’s board of directors may establish the authorized number of directors from time to time by resolution. Pubco’s board of directors will consist of 10 members upon the consummation of the business combination. In accordance with the Pubco charter, which will be effective upon the consummation of the business combination, Pubco’s board of directors will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Pubco’s directors will be divided among the three classes as follows:

•	the Class I directors will be , and and their terms will expire at the annual meeting of stockholders to be held in 2021;

•	the Class II directors will be , and and their terms will expire at the annual meeting of stockholders to be held in 2022; and

•	the Class III directors will be , , and Mr. Bahl and their terms will expire at the annual meeting of stockholders to be held in 2023.

As nearly as possible, each class will consist of one-third of the directors. From 2028, the board of directors will no longer be classified under Section 141(d) of the DGCL and the directors shall no longer be divided into three classes.

shall serve as Chairman of the Pubco’s board of directors after the Closing.

Director Independence

As a result of Pubco’s common stock being listed on NYSE following consummation of the business combination, it will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of this business combination, the parties undertook a review of the independence of the individuals named above and have determined that each of                  qualifies as “independent” as defined under the applicable NYSE rules. The listing standards of NYSE define an “independent director” as an individual who the board of directors affirmatively determines has no material relationship with the company, either directly or as an officer, partner or stockholder of a company that has a relationship with the company. Further, the NYSE Listed Company Manual warns that boards making independence determinations should “broadly consider all relevant facts and circumstances.” Additionally, audit committee members must meet certain criterion as defined for audit committee members under NYSE listing standards and the rules and regulations of the SEC.

Committees of the Board of Directors

Pubco’s board of directors will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and standing committees. Pubco will have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter. Subject to applicable laws and stock exchange regulations, and subject to requisite independence requirements applicable to such committee, for so long as the Shareholder Representative or Sponsor, as applicable, is entitled to designate at least one (1) director pursuant to the Investor Rights Agreement, Pubco shall take all Necessary Action (as defined in the Investor Rights Agreement) to have at least one Pre-Closing Holder Director and one Sponsor Director, as applicable, appointed to serve on each committee of the board of directors of Pubco.

In addition, from time to time, special committees may be established under the direction of the board of directors when the board deems it necessary or advisable to address specific issues. Following the business combination, current copies of Pubco’s committee charters will be posted on its website,                  , as required by applicable SEC and NYSE rules. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.

Audit Committee

Upon the Closing, Pubco’s audit committee will consist of                  and                , with                 serving as the chair of the committee. Pubco’s board of directors has determined that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and the applicable listing standards of NYSE. Each member of Pubco’s audit committee can read and understand fundamental financial statements in accordance with NYSE audit committee requirements. In arriving at this determination, the board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Pubco’s board of directors has determined that                  qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial literacy requirements of the NYSE rules. In making this determination, Pubco’s board has considered                 formal education and previous and current experience in financial and accounting roles. Both Pubco’s independent registered public accounting firm and management periodically will meet privately with Pubco’s audit committee.

The audit committee’s responsibilities will include, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing Pubco’s independent registered public accounting firm;

•	discussing with Pubco’s independent registered public accounting firm their independence from management;

•	reviewing with Pubco’s independent registered public accounting firm the scope and results of their audit;

•	pre-approving all audit and permissible non-audit services to be performed by Pubco’s independent registered public accounting firm;

•

overseeing the financial reporting process and discussing with management and Pubco’s independent registered public accounting firm the interim and annual financial statements that Pubco’s files with the SEC;

•	reviewing and monitoring Pubco’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee

Upon the Closing, Pubco’s compensation committee will consist of                  and                 , with                 serving as the chair of the committee.                 and                 are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act. Pubco’s board of directors has determined that                 and                 are “independent” as defined under the applicable NYSE listing standards, including the standards specific to members of a compensation committee. The compensation committee’s responsibilities include, among other things:

•	reviewing and setting or making recommendations to Pubco’s board of directors regarding the compensation of Pubco’s executive officers;

•	making recommendations to Pubco’s board of directors regarding the compensation of Pubco’s directors;

•	reviewing and approving or making recommendations to Pubco’s board of directors regarding Pubco’s incentive compensation and equity-based plans and arrangements; and

•	appointing and overseeing any compensation consultants.

We believe that the composition and functioning of Pubco’s compensation committee meets the requirements for independence under the current NYSE listing standards.

Nominating and Governance Committee

The primary purposes of the nominating and governance committee of Pubco’s board of directors will be to assist Pubco’s board in: (i) identifying individuals qualified to become new board of directors members, consistent with criteria approved by the board of directors, (ii) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the board of directors select, the director nominees for the next annual meeting of stockholders, (iii) identifying members of the board of directors qualified to fill vacancies on any board of directors committee and recommending that the board of directors appoint the identified member or members to the applicable committee, (iv) reviewing and recommending to the board of directors corporate governance principles applicable to Pubco, (v) overseeing the evaluation of Pubco’s board of directors and management and (vi) handling such other matters that are specifically delegated to the committee by Pubco’s board of directors from time to time.

We anticipate the nominating and governance committee of the Pubco board will consist of                      ,                       and                      , each of whom qualifies as an independent director according to the rules and regulations of the SEC and NYSE with respect to nominating and governance committee membership. We anticipate that                       will serve as chair of the nominating and governance committee.

Code of Ethics

Pubco will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on Pubco’s website,                  . Pubco intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.

Corporate Governance Guidelines

Pubco will have corporate governance guidelines in accordance with the corporate governance rules of the NYSE that serve as a flexible framework within which our board of directors and its committees operate. These guidelines will cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the board, chief executive officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. The corporate governance guidelines will be available on Pubco’s website,                 .

Compensation Committee Interlocks and Insider Participation

None of Pubco’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity, other than KORE, that has one or more executive officers serving as a member of Pubco’s board of directors.

EXECUTIVE COMPENSATION

Throughout this section, unless otherwise noted, “we,” “us,” “our,” “the Company” and similar terms refer to Maple Holdings Inc. (d/b/a “KORE”) and its subsidiaries prior to the consummation of the business combination, and to Pubco and its subsidiaries after the business combination.

This section discusses the material components of the executive compensation program for the KORE executive officers who are named in the “2020 Summary Compensation Table” below. In 2020, the “named executive officers” and their positions with KORE were as follows:

•	Romil Bahl, President and Chief Executive Officer;

•	Puneet Pamnani, Executive Vice President and Chief Financial Officer; and

•	Bryan Lubel, Executive Vice President, Connected Health.

Following the Closing, Mr. Bahl will serve as our President and Chief Executive Officer, Puneet Pamnani will serve as our Executive Vice President and Chief Financial Officer and Bryan Lubel will serve as our Executive Vice President, Connected Health.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the business combination may differ materially from the currently planned programs summarized in this discussion.

2020 Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2020:

Name and Principal Position	Salary ($)	Bonus ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Romil Bahl	750,000	100,000.00	0.00	982,969.00	36,201.00	1,869,170
President and Chief Executive Officer
Puneet Pamnani	330,000	0.00	0.00	490,174.00	23,213.00	843,387
Executive Vice President and Chief Financial Officer
Bryan Lubel	330,000	0.00	0.00	417,966.00	8,137.00	756,103
Executive Vice President, Connected Health

(1)

Mr. Bahl entered into two retention bonus agreements with KORE Wireless on March 31, 2020 and October 31, 2020, pursuant to which he received a retention bonus in an amount equal to $100,000 in the aggregate (the “Retention Bonus”). The Retention Bonus was paid $50,000 on the first payroll date following March 31, 2020 and $50,000 on the first payroll date following October 31, 2020. Mr. Bahl is obligated to repay the net amount of the Retention Bonus if he voluntarily terminates his employment or upon a termination by KORE Wireless due to misconduct or poor performance within 2 years of the respective date of payment.

(2)

The amounts reported in this column represent annual cash bonuses to our named executive officers earned during the 2020 fiscal year, as further described below under Narrative to Summary Compensation Table — 2020 Bonuses.”

(3)

The amounts reported in this column represent (a) the aggregate matching contributions to the KORE 401(k) Retirement Savings Plan made by the Company that vested in 2020 and (b) health insurance premiums paid by the Company on behalf of each of our named executive officers.

Narrative to Summary Compensation Table

2020 Salaries

In 2020, the named executive officers received an annual base salary to compensate them for services rendered to the Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The annual base salaries for Messrs. Bahl, Pamnani, and Lubel for 2020 were $750,000, $330,000 and $330,000, respectively, and the actual base salaries earned by our named executive officers for 2020 are set forth above in the Summary Compensation Table.

2020 Non-Equity Incentive Plan Compensation

Historically, we have incentivized our named executive officers, with annual cash bonuses that are intended to reward the achievement of corporate performance objectives. In 2020, our board of directors established the target percentage amounts for the cash bonuses for each of our named executive officers. For 2020, Messrs. Bahl, Pamnani, and Lubel were eligible to receive annual target cash bonuses of up to 75%, 85% and 75%, respectively, of their fiscal year 2020 base salaries. The actual amount of the annual bonus awarded to each named executive officer for 2020 performance is set forth above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”

Equity Compensation

We currently maintain the 2014 Equity Incentive Plan, or the 2014 Plan, in order to provide our employees and other service providers the opportunity to acquire a proprietary interest in our success. We offer stock option awards to our employees, including our named executive officers, pursuant to the 2014 Plan. For additional information about the 2014 Plan, please see the section entitled “—Equity Incentive Plan—2014 Equity Incentive Plan” below. As discussed below, in connection with the completion of the business combination, the Merger Agreement provides that no new awards are permitted to be granted prior to the closing of the business combination. Further, in connection with the completion of the business combination and the adoption of the Incentive Plan, no further awards will be granted under the 2014 Plan following the closing of the business combination, all existing awards granted under the 2014 Plan will be cancelled in exchange for Option Cash Consideration and Option Share Consideration, and the 2014 Plan will be terminated.

In connection with the business combination, our board of directors intends to adopt, and our stockholders will be asked to approve, the Incentive Plan in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers), consultants and other service providers of our Company and certain of our affiliates and to enable us to obtain and retain services of these individuals, which is essential to our long-term success. The Incentive Plan will become effective on the date on which it is adopted by the Pubco board of directors, subject to approval by the stockholders of Pubco. For additional information about the Incentive Plan, please see the section entitled “Summary of the Proxy Statement/Prospectus—Incentive Plan” in this proxy statement/prospectus.

In addition, we expect to grant certain of our employees, including our named executive officers, equity awards in connection with the business combination. The form and terms of these equity awards have not yet been determined.

Other Elements of Compensation

Retirement Plans

In 2020, the named executive officers participated in a 401(k) retirement savings plan maintained by KORE. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. In 2020, contributions made by participants in the 401(k) plan were matched up to a specified percentage of the employee contributions on behalf of the named executive officers. These matching contributions are generally unvested as of the date on which the contribution is made, and vest 25% over a four-year period, subject to continued service. We anticipate that, following the Closing, our named executive officers will continue to participate in this 401(k) plan on the same terms as other full-time employees.

Employee Benefits and Perquisites

Health/Welfare Plans. In 2020, the named executive officers participated in health and welfare plans maintained by KORE, including:

•	medical, dental and vision benefits for which the Company pays the full amount of the premiums on behalf of our named executive officers;

•	medical and dependent care flexible spending accounts;

•	short-term and long-term disability insurance and accidental death and dismemberment insurance;

•	life insurance; and

•	vacation and paid holidays.

No Tax Gross-Ups

In 2020, KORE did not make gross-up payments to cover the named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by KORE.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2020. Each equity award listed in the following table was granted under the 2014 Plan.

		Option Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Romil Bahl	May 7, 2018	April 1, 2018	1,840	2,760	1,000	May 7, 2028
			1,840	2,760	1,750
			1,840	2,760	2,500
Puneet Pamnani	May 7, 2018	April 1, 2018	460	690	1,000	May 7, 2028
			460	690	1,750
			460	690	2,500

Bryan Lubel	November 22, 2019	November 22, 2019	184	736	1,000	November 22, 2029
			184	736	1,750
			184	736	2,500

(1)

The stock options are divided pro-rata among three class of stock options: (a) the Tranche A stock options, with an exercise price of $1,000, (b) the Tranche B stock options with an exercise price of $1,750 and (c) the Tranche C stock options, with an exercise price of $2,500. The stock options vest and become exercisable over a five-year period with respect to 20% of the shares underlying the stock option on each annual anniversary of the vesting commencement date, subject to the named executive officer’s continued service. In connection with the business combination, KORE entered into an option cancellation agreement with each of the named executive officers under which each named executive officer agreed to forfeit all vested and unvested stock options in return for cash and shares of Pubco Common Stock.

Executive Compensation Arrangements—Existing Employment Agreements

Romil Bahl Employment Agreement

On September 22, 2017, Mr. Bahl entered into an employment agreement with KORE Wireless to serve as Chief Executive Officer. Mr. Bahl’s employment agreement provides for an initial five-year term ending on September 30, 2022, which term automatically renews for successive one-year periods unless either party provides written notice of non-renewal at least 30 days prior to the end of the applicable employment term. Mr. Bahl’s current base salary is $750,000 and the annual target bonus opportunity is 75% of base salary upon the achievement of 100% of the pre-established performance objectives as reasonably determined by our board of directors after consultation with Mr. Bahl. Mr. Bahl’s employment agreement also provides for reimbursement of reasonable business expenses (with airplane travel at business class level or above) and eligibility for other customary employee benefits.

If Mr. Bahl’s employment is terminated by KORE Wireless without “cause” or by Mr. Bahl for “good reason” (each as defined in Mr. Bahl’s employment agreement), in addition to the payment of accrued rights, Mr. Bahl will be entitled to, subject to his execution and non-revocation of a release of claims, (i) 12 months of continued base salary (as in effect as of the termination date), payable in installments in accordance with the normal payroll schedule, (ii) a pro rata bonus for the year during which the date of termination occurs, based on the number of days from the commencement of the KORE Wireless fiscal year until the date of termination of employment and based on actual results, payable when bonuses are otherwise paid for such year, and (iii) payment of the employer portion of his premium under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for 12 months.

If Mr. Bahl’s employment is terminated due to his death or “disability” (as defined in Mr. Bahl’s employment agreement), Mr. Bahl will be entitled to his accrued rights, including any bonus earned but unpaid with respect to our fiscal year ending or preceding the date of termination, and any COBRA benefits to which he is entitled to by law at his sole expense.

Mr. Bahl’s employment agreement subjects Mr. Bahl to a perpetual confidentiality obligation, intellectual property assignment and 12-month post-employment non-competition and non-solicitation covenants.

Puneet Pamnani Employment Agreement

On May 15, 2018, Mr. Pamnani entered into an employment agreement with KORE Wireless to serve as Chief Financial Officer. Mr. Pamnani’s employment agreement provides for an initial five-year term, which is set to end on April 3, 2023 and the employment term automatically renews for successive one-year periods unless either party provides written notice of non-renewal at least 30 days prior to the end of the applicable employment term. Mr. Pamnani’s current base salary is $330,000 and the annual target bonus opportunity is 85% of base salary upon the achievement of 100% of the pre-established performance objectives as reasonably determined by the Chief Executive Officer. Mr. Pamnani is not entitled to any bonus if KORE Wireless does not achieve at least 90% of the pre-established performance objectives. Mr. Pamnani’s employment agreement also provides for reimbursement of reasonable business expenses (with airplane travel at business class level or above) and eligibility for other customary employee benefits.

If Mr. Pamnani’s employment is terminated by KORE Wireless without “cause” or by Mr. Pamnani for “good reason” (each as defined in Mr. Pamnani’s employment agreement), in addition to the payment of accrued rights, Mr. Pamnani will be entitled to, subject to his execution and non-revocation of a release of claims, (i) 12 months of continued base salary (as in effect as of the termination date), payable in installments in accordance with the normal payroll schedule, and (ii) payment of the employer portion of his premium under COBRA for 12 months.

If Mr. Pamnani’s employment is terminated due to his death or “disability” (as defined in Mr. Pamnani’s employment agreement), Mr. Pamnani will be entitled to his accrued rights, including any bonus earned but unpaid with respect to our fiscal year ending or preceding the date of termination, and any COBRA benefits to which he is entitled to by law at his sole expense.

Mr. Pamnani’s employment agreement subjects Mr. Pamnani to a perpetual confidentiality obligation, intellectual property assignment and 12-month post-employment non-competition and non-solicitation covenants.

Bryan Lubel Employment Agreement

On November 22, 2019, Mr. Lubel entered into an employment agreement with KORE Wireless to serve as Executive Vice President, Healthcare IoT Solutions & Managed Services. Mr. Lubel’s employment agreement provides for an “at-will” employment relationship which can be terminated by either party pursuant to the terms of his employment agreement.

As set forth in his employment agreement, Mr. Lubel’s base salary is $330,000 and the annual target bonus opportunity is 75% of base salary upon the achievement of 100% of the pre-established performance objectives as reasonably determined by the Chief Executive Officer. Mr. Lubel is not entitled to any bonus if KORE Wireless does not achieve at least 90% of the pre-established performance objectives. Mr. Lubel’s employment agreement also provides for reimbursement of reasonable business expenses and eligibility for other customary employee benefits.

If Mr. Lubel’s employment is terminated by KORE Wireless without “cause” or by Mr. Lubel for “good reason” (each as defined in Mr. Lubel’s employment agreement), in addition to the payment of accrued rights, Mr. Lubel will be entitled to, subject to his execution and non-revocation of a release of claims, (i) 12 months of continued base salary (as in effect immediately prior to such termination), payable in installments in accordance with the normal payroll schedule, and (ii) payment of the employer portion of his premium under COBRA for 12 months.

If Mr. Lubel’s employment is terminated due to his death or “disability” (as defined in Mr. Lubel’s employment agreement), Mr. Lubel will be entitled to his accrued rights, including any bonus earned but unpaid with respect to our fiscal year ending or preceding the date of termination, and any COBRA benefits to which he is entitled to by law at his sole expense.

Mr. Lubel’s employment agreement subjects Mr. Lubel to a perpetual confidentiality obligation, intellectual property assignment, 24-month post-employment non-competition covenant and five-year post-employment non-solicitation covenant.

Equity Incentive Plan

2014 Equity Incentive Plan

As discussed above, we currently maintain the 2014 Plan, which was initially adopted on September 12, 2014. The material terms of the 2014 Plan are summarized below. In connection with the consummation of the business combination, no new awards will be made under the 2014 Plan prior to the consummation of the business combination and no awards will remain outstanding under the 2014 Plan following the consummation of the business combination.

Termination

Our board of directors may amend, suspend, or terminate the 2014 Plan at any time; however, the administrator may not, without the participant’s written consent, alter the terms of an award so as to affect adversely the participant’s rights under the award, unless the administrator expressly reserved the right to do so at the time of the award.

The 2014 Plan is scheduled to expire on in 2024; however, the 2014 Plan will terminate in connection with the business combination and, pursuant to the Merger Agreement, we will not make any further awards under the 2014 Plan prior to or following the business combination. In connection with the business combination, all outstanding awards granted under the 2014 Plan will be cancelled in exchange for Option Cash Consideration and Option Share Consideration, as further detailed below.

Eligibility and Administration

Under the terms of the 2014 Plan, our employees, officers, directors, and consultants are eligible to receive grants of nonqualified stock options, or NSOs, incentive stock options, or ISOs, stock appreciation rights, or SARs, restricted stock, unrestricted stock, restricted stock units, or RSUs, performance awards or other stock-based awards that are valued in whole or in part by reference to shares of our common stock. Only our employees may receive grants of incentive stock options, or ISOs. The 2014 Plan is administered by our board of directors. Subject to the provisions of the 2014 Plan, our board of directors has the authority and discretion to take any actions it deems necessary or advisable for the administration of the 2014 Plan. Pursuant to the Merger Agreement, no new awards are permitted to be made under the 2014 Plan.

Limitation on Awards and Shares Available

An aggregate of 34,620 shares of our common stock has been authorized for issuance under the 2014 Plan. Each of these shares may be issued as an ISO. In the event that an outstanding award expires or is cancelled for any reason, the shares allocable to the unexercised or otherwise cancelled portion of such award are currently added back to the shares of our common stock available for issuance under the 2014 Plan.

Awards

The 2014 Plan provides for the grant of stock options, including ISOs and NSOs, SARs, restricted stock, unrestricted stock, RSUs, performance awards and other stock-based awards. All awards under the 2014 Plan are set forth in award agreements, which detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. We only have outstanding stock options under the 2014 Plan. Our board of directors is authorized to administer the 2014 Plan. In addition, consistent with the terms of the 2014 Plan, our board may modify or amend outstanding awards, interpret the terms of the 2014 Plan and do all things necessary to carry out the purpose of the 2014 Plan.

In the event of a change of control (which will occur in connection with the Closing of the business combination and includes us being a party to a merger or consolidation, or the sale of substantially all of our assets), our board of directors has the discretion to (i) provide that outstanding awards be assumed or substituted by the acquiring entity, (ii) provide for cash payments with respect to all outstanding awards equal to the excess of the acquisition price over the exercise price of each award multiplied by the number of shares subject to each award or (iii) provide that all outstanding awards shall become fully vested and exercisable. Outstanding stock options are automatically terminated upon the consummation of the change of control to the extent not assumed or converted by our board of directors.

On May 7, 2018, Mr. Bahl was granted stock options to purchase 13,800 shares of common stock and Mr. Pamnani was granted stock options to purchase 3,450 shares of common stock, and on November 22, 2019,

Mr. Lubel was granted stock options to purchase 2,760 shares of common stock, in each case, that are divided pro-rata among three class stock options based on exercise price: (a) the Tranche A options, with an exercise price of $1,000, (b) the Tranche B options with an exercise price of $1,750 and (c) the Tranche C stock options, with an exercise price of $2,500. The stock options granted to our named executive officers vest and become exercisable over a five-year period, with 20% of the shares underlying the stock options becoming vested on each anniversary of the vesting commencement date, subject (in each case) to such named executive officer’s continued service. Pursuant to each named executive officer’s stock option grant agreement, upon the occurrence of an event where ABRY Partners VII, L.P. and its affiliates (“ABRY”) cease to hold a majority equity interest in KORE or KORE Wireless or any of their successors (the “Exit Event”), each named executive officer will be entitled to receive an exit bonus (the “Exit Bonus”) in an amount equal to (x) the guaranteed payment applicable to “Equity Return to Class A” less (y) the amount received by each named executive officer in respect of the stock options on or prior to the Exit Event (the “Equity Value Amount”). In addition, if the Equity Value Amount exceeds $12,000,000, Mr. Bahl is entitled to an amount equal to the product of (x) the excess of (A) the Equity Value Amount over (B) $12,000,000 (such difference, the “Excess Equity Value”), multiplied by (y) the excess of (A) Mr. Bahl’s effective tax rate on the Excess Equity Value in the year of payment over (B) the long-term capital gains tax rate that is in effect in the year of payment of the exit bonus (the product of (x) times (y), the “Tax Bonus”). No guaranteed payment is payable to our named executive officers if the Equity Return to Class A is less than 1.00x or greater than 3.2x, and each named executive officer is entitled to a guaranteed payment with respect to an Exit Event that results in an Equity Return to Class A between 1.00x and 1.49x only if an Exit Event occurs prior to December 31, 2019. Mr. Bahl initially had a right to receive an exit bonus pursuant to his employment agreement, which was superseded by the exit bonus payable under his stock option grant agreement.

For purposes of determining our named executive officer’s exit bonus, “Equity Return to Class A” is determined based on the net proceeds received by ABRY in respect of the shares held by ABRY and calculated on a per share basis.

In connection with the Closing of the business combination, the Company entered into an option cancellation agreement with each holder of vested stock options (including our named executive officers) pursuant to which such holders agreed to forfeit all outstanding stock options as of immediately prior to the First Effective Time in return for the right of such holder to receive his or her applicable portion of the Option Cash Consideration (equal to $4,075,000 in the aggregate) and Option Share Consideration (equal to the number of shares of Pubco Common Stock determined by dividing (a) $4,325,000 by, (b) $10.00). Each of Messrs. Bahl, Pamnani and Lubel entered into an option cancellation agreement pursuant to which each of them forfeited all outstanding stock options, Exit Bonus and Tax Bonus (for Mr. Bahl only) in exchange for the payment of $2,000,000, $375,000 and $375,000 in Option Cash Consideration, respectively, and the issuance of 200,000, 62,500 and 37,500 shares of Pubco Common Stock in Option Share Consideration, respectively.

Our board of directors has not exercised discretion to take any action with respect to any remaining outstanding stock options under the 2014 Plan, which causes all outstanding stock options to automatically terminate in connection with the Closing of the business combination.

Equity Awards Under the Incentive Plan

In connection with the business combination, our board of directors will adopt the Incentive Plan, subject to approval by our shareholders. Following the Closing, we expect to enter into individual letter agreements with each of our named executive officers, which will provide each of them with a right to receive an award of RSUs under the Incentive Plan following the Closing. The RSUs will not be awarded until the underlying shares of Pubco Common Stock are registered under the Securities Act pursuant to an S-8 filing, which will not be filed prior to 60 days following the Closing. Once granted, a portion of the RSUs will vest upon Pubco Common Stock attaining a closing price equal to or greater than $13 per share and an additional portion of the RSUs will vest upon Pubco Common Stock attaining a closing price equal to or greater than $15 per share and for Mr. Bahl only, an additional portion of the RSUs will vest upon Pubco Common Stock attaining a closing price equal to or greater than $18 per share, in each case, determined on a per share basis and over any 20-trading days within any 30 consecutive trading day period and not to exceed 100% of the RSUs granted to the named executive officers, subject to each named executive officer’s continued employment with Pubco or a subsidiary. As a condition to the grant of RSUs, each of our named executive officer will become a party to the investors rights agreement, which will restrict each named executive officer’s ability to sell or transfer any interest in any of Pubco’s Common Stock or any securities convertible into, derivative of, or exchangeable or exercisable for, or any other rights to purchase or acquire Pubco’s Common Stock for a period of 12 months following the Closing.

Director Compensation

We did not have any non-employee directors who received compensation for their service on our board of directors and committees of our board of directors during 2020. In connection with the business combination, the Company will adopt a new compensation program for our non-employee directors, which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

CTAC and KORE are providing the following unaudited pro forma combined financial information to aid you in your analysis of the financial aspects of the business combination.

In May 2020, the SEC adopted Release No.33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 is effective on January 1, 2021.

CTAC is a newly organized, blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

The registration statement for the CTAC IPO became effective on October 21, 2020. On October 26, 2020, CTAC consummated the CTAC IPO of 25,000,000 units at $10.00 per unit, generating gross proceeds of $250.0 million, and incurring offering costs of approximately $14.5 million, inclusive of approximately $8.8 million in deferred underwriting commissions. The underwriters were granted a 45-day option from the date of the final prospectus relating to the CTAC IPO to purchase up to 3,750,000 additional units to cover over-allotments, at $10.00 per unit. On November 9, 2020, the underwriters partially exercised the over-allotment option and purchased an additional 916,900 units (the “Over-Allotment Units”), generating gross proceeds of approximately $9.2 million, and incurring additional offering costs of approximately $0.5 million in underwriting fees (inclusive of approximately $0.3 million in deferred underwriting fees).

Simultaneously with the closing of the CTAC IPO, CTAC consummated the private placement (“Private Placement”) of 800,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit, generating total gross proceeds of $8.0 million. Subsequently, along with the closing of the Over-Allotment Units, CTAC consummated a private placement on November 10, 2020 for an additional 18,338 Private Placement Units (“Over-Allotment Private Placement Units”) to the Sponsor, generating gross proceeds to CTAC of $183,380 (“Over-Allotment Private Placement”).

Upon the closing of the CTAC IPO, the Over-Allotment, the Private Placement and the Over-Allotment Private Placement, approximately $259.2 million ($10.00 per unit) of the net proceeds of the CTAC IPO, the Over- Allotment, the Over-Allotment Private Placement and certain of the proceeds of the Private Placement were placed in a trust account.

CTAC has 24 months from the closing of the CTAC IPO (by October 26, 2022) to complete an initial business combination.

KORE is one of the largest global independent IOT enablers, delivering critical services to customers globally to deploy, manage & scale their IoT application and use cases. KORE provides advanced connectivity services, location-based services, device solutions, managed and professional services used in the development and support of IoT technology for the Machine-to-Machine market. KORE’s IoT platform is delivered in partnership with the world’s largest mobile network operators and provides secure, reliable wireless connectivity to mobile and fixed devices. This technology enables KORE to expand its global technology platform by transferring capabilities across new and existing vertical markets and delivers complimentary products to channel partners and resellers worldwide.

The unaudited pro forma combined balance sheet as of March 31, 2021 combines the historical balance sheet of CTAC and the historical balance sheet of KORE on a pro forma basis as if the business combination and the related transactions contemplated by the Merger Agreement, summarized below, had been consummated on

March 31, 2021. The unaudited pro forma combined statements of operations for the three months ended March 31, 2021 and for the fiscal year ended December 31, 2020 combine the historical statements of operations of CTAC and KORE for such period on a pro forma basis as if the business combination and related transactions, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented. The related transactions contemplated by the Merger Agreement that are given pro forma effect include:

•

Transaction accounting adjustments, which represent adjustments that are expected to occur in connection with the closing of the business combination, including the following: (i) the reverse recapitalization between CTAC and KORE; (ii) the net proceeds from the issuance of Pubco Common Stock in the PIPE Investment; and (iii) the utilization of the Backstop Note to meet the $345.0 million minimum cash condition.

The unaudited pro forma combined financial information may not be useful in predicting the future financial condition and results of operations of Pubco. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of CTAC was derived from the unaudited financial statements of CTAC as of and for the three months ended March 31, 2021, the audited financial statements as of December 31, 2020, and for the period from September 8, 2020 (inception) through December 31, 2020 (As Restated) which are included elsewhere in this proxy statement/prospectus. The historical financial information of KORE was derived from the unaudited consolidated financial statements of KORE as of and for the three months ended March 31, 2021 and the audited financial statements as of and for the year ended December 31, 2020, which are included elsewhere in this proxy statement/prospectus. This information should be read together with CTAC’s and KORE’s audited and unaudited financial statements and related notes, the sections titled “CTAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Maple’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The business combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, CTAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, the business combination will be treated as the equivalent of KORE issuing stock for the net assets of CTAC, accompanied by a recapitalization. The net assets of CTAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of KORE.

KORE has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the minimum and maximum redemption scenarios:

•	KORE has the largest portion of voting rights in Pubco;

•	KORE’s existing senior management team will comprise senior management of Pubco;

•	In comparison with CTAC, KORE has significantly more revenues and total assets and a larger net loss.

•	The operations of Pubco will primarily represent the operations of KORE and Pubco will assume KORE’s headquarters.

The analysis of the relative voting rights excludes the CTAC warrants, which are not exercisable at the date of the business combination.

The Unaudited Pro Forma Information has been prepared using the assumptions below with respect to the potential redemption into cash of CTAC ordinary shares:

•	Assuming No Redemptions: Assuming that no public shareholders of CTAC exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•

Assuming Maximum Redemptions without utilization of Backstop: Assuming that CTAC shareholders holding 13.9 million or 59% of the outstanding CTAC Class A ordinary shares subject to redemption will exercise their redemption rights (representing the maximum redemptions consistent with satisfying the $345.0 million minimum available cash condition if there is no freely available cash held by KORE and its subsidiaries at Closing and redemption occurs at $10.00 per share). Absent utilization of the Backstop Financing, if CTAC’s shareholders holding more than 59% of CTAC Class A ordinary shares subject to redemption duly exercise their redemption rights, and if KORE and its subsidiaries have no freely available cash at Closing, the business combination will not be consummated unless the Backstop Financing is utilized or minimum cash condition is waived by both CTAC and KORE. As of the date of this proxy statement/ prospectus, neither CTAC nor KORE intends to waive the minimum cash condition, however, both parties reserve the right to do so. The decision to utilize the Backstop Financing or waive the minimum cash condition, which each of CTAC and KORE is entitled to make in its sole discretion and independently of each other, will depend on a number of factors, including the total number of redemptions, and the amount of freely available cash at KORE and its subsidiaries at the time that the decision is made. In the event that the Backstop Financing is utilized, or the minimum cash condition is waived by both CTAC and KORE, CTAC intends to promptly notify its shareholders by issuing a press release. However, CTAC does not intend to seek additional shareholder approval or to extend the time for the exercise of redemption rights if the Backstop Financing is utilized or the minimum cash condition is waived.

•

Assuming Maximum Redemptions with Backstop: Assuming that (i) CTAC shareholders holding 23.5 million, or 100% of the outstanding CTAC Class A ordinary shares subject to redemption, will exercise their redemption rights (assuming redemption occurs at $10.00 per share) and (ii) Backstop Financing in the form of senior unsecured convertible notes in the aggregate principal amount of up to $120 million is available towards the satisfaction of the minimum cash condition. The Merger Agreement includes as a condition to closing the business combination that, at the closing, CTAC will have a (i) minimum of $345.0 million in cash comprising cash available (after shareholder redemptions) in CTAC’s trust account, plus the proceeds from the PIPE Investment, and cash freely available in KORE’s and its subsidiaries’ bank accounts and (ii) a minimum of $5.0 million of net tangible assets. Assuming (i) the PIPE Investment and the Backstop Financing are funded in accordance with their respective terms and (ii) shareholders holding 100% of CTAC’s Class A ordinary shares subject to redemption elect to redeem their CTAC Class A ordinary shares, the $345.0 minimum cash condition will be satisfied.

Description of the Business Combination

The aggregate consideration for the Business Combination will be $615.8 million, payable in the form of shares of the Pubco Common Stock and cash.

The following summarizes the purchase consideration in both the minimum redemption and maximum redemption scenarios:

Total shares transferred	34,600,000

Value per share (1)	10.00

Total share consideration	$346,000,000

A-1 Preferred Stock (2)	84,962,592
A Preferred Stock (2)	83,473,217
B Preferred Stock (2)	96,284,632
Option Cash Consideration	4,075,000
First LTIP Payment	1,050,000

Total cash consideration	$269,845,441

Total purchase consideration	$615,845,441

(1)

Closing Share Consideration is calculated using a $10.00 reference price. The closing share price of the business combination will be determined on the Closing Date. As the business combination was accounted for as a reverse recapitalization, the value per share is disclosed for informational purposes only in order to indicate the fair value of shares transferred.

(2)	Cash consideration is calculated using an estimated Closing Date of July 31, 2021.

The following summarizes the pro forma Pubco Common Stock outstanding under the minimum redemption scenario and the maximum redemption scenario with and without a Backstop (in thousands) *

	Assuming No Redemptions (Shares)%		Assuming Maximum Redemption without utilization of Backstop (Shares)%		Assuming Maximum Redemption with Backstop (Shares)%
KORE Stockholders	34,600	38.3%	34,600	45.3%	34,600	51.8%

Total KORE Stockholders	34,600	38.3%	34,600	45.3%	34,600	51.8%

CTAC Public Shares	25,900	28.7%	11,982	15.7%	2,428	3.7%
CTAC Founder Shares	7,298	8.1%	7,298	9.5%	7,298	10.8%

Total CTAC Shares	33,198	36.8%	19,280	25.2%	9,726	14.5%

PIPE investors	22,500	24.9%	22,500	29.5%	22,500	33.7%

Pro Forma Pubco Common Stock at March 31, 2021	90,298	100.0%	76,380	100.0%	66,826	100.0%

*	Amounts and percentages exclude all KORE Options (including vested KORE Options) as they were not outstanding common stock at the time of Closing.

The following unaudited pro forma combined balance sheet as of March 31, 2021 and the unaudited pro forma combined statement of operations for the three months ended March 31, 2021 and year ended December 31, 2020 are based on the historical financial statements of CTAC and KORE. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying Unaudited Pro Forma Information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2021

(in thousands)

	As of March 31, 2021				As of March 31, 2021			As of March 31, 2021			As of March 31, 2021
	KORE (Historical)	CTAC (Historical)	Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemption without utilization of Backstop)		Pro Forma Combined (Assuming Maximum Redemption without utilization of Backstop)	Transaction Accounting Adjustments (Assuming Maximum Redemption with Backstop)		Pro Forma Combined (Assuming Maximum Redemption with Backstop)
ASSETS
Current assets:
Cash and cash equivalents	$13,134	$1,736	$259,180	A	$135,624	$20,000	O	$16,444	$95,539	Q	$16,444
			225,000	B		(139,180)	P		(95,539)	R
			(9,071)	C
			(30,889)	D
			(264,720)	E
			(50,000)	G
			(1,050)	H
			(4,075)	I
			(1,621)	J
			(2,000)	K
Accounts receivable, net	42,210	—			42,210			42,210			42,210
Inventories, net	6,627	—			6,627			6,627			6,627
Prepaid expenses and other current assets	10,811	626			11,437			11,437			11,437

Total current assets	72,782	2,362	120,754		195,898	(119,180)		76,718	—		76,718
Non-current assets:
Investments held in Trust Account	—	259,180	(259,180)	A	—			—			—
Restricted cash	372	—			372			372			372
Property and equipment, net	13,338	—			13,338			13,338			13,338
Intangible assets, net	229,926	—			229,926			229,926			229,926
Goodwill	382,283	—			382,283			382,283			382,283
Deferred tax asset	122	—			122			122			122
Other long-term assets	2,595	—	(2,035)	D	560			560			560

Total non-current assets	628,636	259,180	(261,215)		626,601	—		626,601	—		626,601

TOTAL ASSETS	701,418	261,542	(140,461)		822,499	(119,180)		703,319	—		703,319

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank indebtedness	20,000	—	(20,000)	G	—			—			—
Accounts payable	19,515	145	(184)	D	19,476			19,476			19,476
Accrued liabilities	8,685	2,647	(1,590)	D	9,549	2	O	9,551			9,551
			(111)	G
			(82)	J
Income taxes payable	406	—			406			406			406
Due to related parties	—	602	(602)	D	—			—			—
Current portion of capital lease obligations	504	—			504			504			504
Deferred revenue	7,634	—			7,634			7,634			7,634
Current portion of term loan payable	3,153	—			3,153			3,153			3,153

Total current liabilities	59,897	3,394	(22,569)		40,722	2		40,724	—		40,724
Non-current liabilities
Deferred tax liabilities	41,393	—			41,393			41,393			41,393
Due to related parties	1,539	—	(1,539)	J	—			—			—
Warrant Liability	13,520	9,357	(13,520)	E	286			286			286
			(9,071)	F
Capital lease obligations	420	—			420			420			420
Term loan payable, net	298,010	—	(28,647)	G	269,363	19,543	O	288,906			288,906
Convertible note	—	—	—		—			—	93,539	Q	93,539
Deferred underwriting commissions	—	9,071	(9,071)	C	—			—			—
Other long-term liabilities	4,194	—			4,194			4,194			4,194

Total non-current liabilities	359,076	18,428	(61,848)		315,656	19,543		335,199	93,539		428,738

TOTAL LIABILITIES	418,973	21,822	(84,417)		356,378	19,545		375,923	93,539		469,462

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET—CONTINUED

AS OF MARCH 31, 2021

(in thousands)

	As of March 31, 2021				As of March 31, 2021			As of March 31, 2021			As of March 31, 2021
	KORE (Historical)	CTAC (Historical)	Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemptions Without utilization of Backstop)		Pro Forma Combined (Assuming Maximum Redemption without utilization of Backstop)	Transaction Accounting Adjustments (Assuming Maximum Redemptions with Backstop)		Pro Forma Combined (Assuming Maximum Redemption with Backstop)
COMMITMENTS AND CONTINGENCIES
Common stock subject to possible redemption	—	234,719	(234,719)	N	—			—			—
TEMPORARY EQUITY
Series A Preferred Stock	80,048	—	(83,473)	E	—			—			—
			3,425	M
Series A-1 Preferred Stock	81,287	—	(84,963)	E	—			—			—
			3,676	M
Series B Preferred Stock	93,151	—	(96,284)	E	—			—			—
			3,133	M
Series C Preferred Stock	16,802	—	(16,802)	E	—			—			—

Total temporary equity	271,288	—	(271,288)		—	—		—	—		—
STOCKHOLDERS’ EQUITY (DEFICIT)
Class A Common Stock	2	1	2	B	9	(1)	P	8	(1)	R	7
			2	N
			3	E
			(1)	L
Class B Common Stock	—	1	(1)	L	—
Additional paid-in-capital	128,539	9,949	224,998	B	591,315	(139,179)	P	452,136	(95,538)	R	356,598
			(31,335)	D
			234,717	N
			30,319	E
			9,071	F
			(4,948)	L
			239	I
			(10,234)	M
Accumulated other comprehensive loss	(2,577)	—			(2,577)			(2,577)			(2,577)
Accumulated deficit	(114,807)	(4,950)	787	D	(122,626)	455	O	(122,171)	2,000	Q	(120,171)
			(1,242)	G
			(1,050)	H
			(4,314)	I
			4,950	L
			(2,000)	K

Total stockholders’ equity (deficit)	11,157	5,001	449,963		466,121	(138,725)		327,396	(93,539)		233,857

TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY	701,418	261,542	(140,461)		822,499	(119,180)		703,319	—		703,319

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THREE MONTHS ENDED MARCH 31, 2021

(in thousands, except share and per share data)

	KORE (Historical)	CTAC (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No utilization of Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemption without utilization of Backstop)		Pro Forma Combined (Assuming Maximum Redemptions without utilization of Backstop)	Transaction Accounting Adjustments (Assuming Maximum Redemption with Backstop)		Pro Forma Combined (Assuming Maximum Redemption with Backstop)
Revenue:
Revenue	$55,297	$—	$—		$55,297	$—		$55,297	$—		$55,297
Cost of revenues:
Cost of revenues	24,372	—	—		24,372	—		24,372	—		24,372

Operating expenses:
Selling, general and administrative	17,521	2,301	(120)	BB	19,387			19,387			19,387
			(315)	DD
Selling, general and administrative – related party	—	435	(435)	BB	—			—			—
Depreciation and amortization	13,114	—			13,114			13,114			13,114

Total operating expenses	30,635	2,736	(870)		32,501	—		32,501	—		32,501

Operating profit (loss)	290	(2,736)	870		(1,576)	—		(1,576)	—		(1,576)

Other income (expense):
Interest expense, including amortization of debt issuance costs, net	(5,059)	—	702	EE	(4,348)	(166)	LL	(4,514)	(1,402)	MM	(5,916)
			9	FF
Change in fair value of warrant liability	2,424	2,674	(2,424)	HH	82			82			82
			(2,592)	II
Investment income from Trust Account	—	7	(7)	JJ	—			—			—

Net income (loss) before income taxes	(2,345)	(55)	(3,442)		(5,842)	(166)		(6,008)	(1,402)		(7,410)
Income tax provision (benefit)
Current	102	—	394	KK	496	(42)	LL	454	(351)	MM	103
Deferred	(1,366)	—			(1,366)			(1,366)			(1,366)

Total income tax provision (benefit)	(1,264)	—	394		(870)	(42)		(912)	(351)		(1,263)

Net income (loss)	(1,081)	(55)	(3,836)		(4,972)	(124)		(5,096)	(1,051)		(6,147)

	KORE (Historical)	CTAC (Historical)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemption without utilization of Backstop)	Pro Forma Combined (Assuming Maximum Redemption with Backstop)
Basic and diluted weighted average shares outstanding of Class A ordinary shares	227,433	26,735,238	90,297,563	76,379,577	66,825,701
Basic and diluted net loss per share, Class A ordinary Shares	$(37.26)	$—	$(0.06)	$(0.07)	$(0.09)
Basic and diluted weighted average shares outstanding of Class B ordinary shares	—	6,479,225	—	—	—
Basic and diluted net loss per share, Class B ordinary Shares	$—	$(0.01)	$—	$—	$—

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share data)

	KORE (Historical)		CTAC (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemption without utilization of Backstop)		Pro Forma Combined (Assuming Maximum Redemption Without Backstop)	Transaction Accounting Adjustments (Assuming Maximum utilization of – Backstop)		Pro Forma Combined (Assuming Maximum Redemption – Backstop)
Revenue:
Revenue	$213,760		$—	$—		$213,760	$—		$213,760	$—		$213,760
Cost of revenues:
Cost of revenues	97,930		—	—		97,930	—		97,930	—		97,930

Operating expenses:
Selling, general and administrative	72,883		515	2,100	AA	81,065	—		81,065	—		81,065
				(9)	BB
				5,576	CC
Selling, general and administrative – related party	—		158	(158)	BB	—	—		—	—		—
Depreciation and amortization	52,488		—			52,488	—		52,488	—		52,488

Total operating expenses	125,371		673	7,509		133,553	—		133,553	—		133,553

Operating profit (loss)	(9,541)		(673)	(7,509)		(17,723)	—		(17,723)	—		(17,723)

Other income (expense):
Interest expense, including amortization of debt issuance costs, net	(23,493)		—	2,284	EE	(23,169)	(914)	LL	(24,083)	(3,607)	MM	(27,690)
				40	FF
				(2,000)	GG
Change in fair value of warrant liability	(7,485)		(3,779)	7,485	HH	(116)	—		(116)	—		(116)
				3,663	II
Offering costs attributable to warrants			(446)			(446)			(446)	—		(446)
Investment income from Trust Account	—		4	(4)	JJ	—	—		—	—		—

Net income (loss) before income taxes	(40,519)		(4,894)	3,959		(41,454)	(914)		(42,368)	(3,607)		(45,975)
Income tax provision (benefit)
Current	1,051			(1,797)	KK	(746)	(229)	LL	(975)	(902)	MM	(1,877)
Deferred	(6,369)					(6,369)			(6,369)			(6,369)

Total income tax provision (benefit)	(5,318)		—	(1,797)		(7,115)	(229)		(7,344)	(902)		(8,246)

Net income (loss)	(35,201)		(4,894)	5,756		(34,339)	(685)		(35,024)	(2,705)		(37,729)

Basic and diluted weighted average shares outstanding of Class A ordinary shares	227,455		26,386,269			90,297,563			76,379,577			66,825,701
Basic and diluted net loss per share, Class A ordinary Shares	$(273.03	) $	—			$(0.38)			$(0.46)			$(0.56)
Basic and diluted weighted average shares outstanding of Class B ordinary shares	—		6,355,484			—			—			—
Basic and diluted net loss per share, Class B ordinary Shares	$—		$(0.77)			$—			$—			$—

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The business combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, CTAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, the business combination will be treated as the equivalent of KORE issuing stock for the net assets of CTAC, accompanied by a recapitalization. The net assets of CTAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of KORE.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 assumes that the business combination occurred on March 31, 2021. The unaudited pro forma combined statements of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 give pro forma effect to the business combination as if it had been completed on January 1, 2020. These periods are presented on the basis of KORE as the accounting acquirer.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•	CTAC’s unaudited balance sheet as of March 31, 2021 and the related notes for the period ended March 31, 2021, included elsewhere in this proxy statement/prospectus;

•	KORE’s unaudited condensed balance sheet as of March 31, 2021 and the related notes for the period ended March 31, 2021, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statements of operations for the three-month period ended March 31, 2021 and for the year ended December 31, 2020 have been prepared using, and should be read in conjunction with, the following:

•

CTAC’s unaudited statement of operations for the three months ended March 31, 2021 and the audited statement of operations for the period from September 8, 2020 (inception) through December 31, 2020 (as Restated) included elsewhere in this proxy statement/prospectus; and

•

KORE’s unaudited statement of operations for the three months ended March 31, 2021 and the audited statement of operations for the year ended December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the Unaudited Pro Forma Information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The Unaudited Pro Forma Information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the business combination.

The pro forma adjustments reflecting the consummation of the business combination are based on certain currently available information and certain assumptions and methodologies that CTAC believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the unaudited pro forma adjustments and it is possible the difference may be material. CTAC believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the business combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the Unaudited Pro Forma Information.

2. Accounting Policies

Upon consummation of the business combination, Pubco will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Pubco.

3. Adjustments to Summary Pro Forma Information

The Unaudited Pro Forma Information has been prepared to illustrate the effect of the business combination and has been prepared for informational purposes only.

The following Unaudited Pro Forma Information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). KORE and CTAC have elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following Unaudited Pro Forma Combined Financial Information.

The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the combined company’s shares outstanding, assuming the business combination occurred on January 1, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2020 are as follows:

(A)	Reflects the reclassification of $259.2 million of marketable securities held in the trust account at the balance sheet date that becomes available to fund the business combination.

(B)	Represents the net proceeds from the private placement of 22.5 million shares of common stock at $10.00 per share pursuant to the PIPE Investment.

(C)	Reflects the settlement of $9.1 million of deferred underwriting fees. The fees are expected to be paid at the close of the business combination.

(D)

Represents preliminary estimated transaction costs of $31.3 million, in addition to the $9.1 million of deferred underwriting fees noted above, inclusive of advisory, banking, printing, legal and accounting fees that are expensed as a part of the business combination and equity issuance costs that are capitalized into additional paid-in capital. The unaudited pro forma combined balance sheet reflects these costs as a reduction of cash of $30.9 million as $0.4 million of the expenses have been paid as of March 31, 2021. $2.4 million was accrued between both CTAC and KORE as of March 31, 2020. Adjustment to retained earnings of $0.8 million represents the capitalization of transaction costs expensed by CTAC through March 31, 2021.

(E)

Represents recapitalization of KORE through the issuance of 34.6 million shares of Pubco Common Stock to KORE shareholders as consideration for the reverse recapitalization, including the settlement of KORE Warrants and KORE Series C preferred stock into shares of Pubco Common Stock, and the cash settlement of $264.7 million for the KORE Series A, A-1 and B Preferred Shares. KORE Warrants are settled with KORE common stock prior to the reverse recapitalization. Shareholders of KORE common stock receive per share consideration of 139.15 shares of Pubco Common Stock. Shareholders of KORE Series C preferred stock receive per share consideration of 150 shares of Pubco Common Stock.

(F)	Reflects the reclassification of public warrants with a fair value of $9.1 from a liability to equity upon the close of the business combination.

(G)	Reflects the debt repayment of Maple USB Revolving Credit Facility and Term Loan for $50 million of principal and accrued interest as well as the write-off of associated deferred financing charges.

(H)	Reflects payment of First LTIP as part of the deal closing.

(I)	Reflects payment of cash and shares made in accordance with the Option Cancellation Agreement.

(J)	Reflect the repayment of the historical KORE related party notes payable and accrued interest.

(K)	Reflects the payment of $2.0 million of debt issuance fees related to the Backstop Notes.

(L)	Reflects the elimination of CTAC’s historical equity balances to APIC.

(M)	Reflects the dividend accrued on Series A, Series A-1, and Series B from March 31, 2021 through the anticipated close date of July 31, 2021.

(N)	Reflects the reclassification of approximately $234.7 million of common stock subject to possible redemption to permanent equity.

(O)

Reflects a reduction in the repayment of Maple UBS Term Loan adjustment by $20 million of principle and accrued interest as well as the write-off to expense of associated deferred financing charges under the maximum redemption scenarios.

(P)

Reflects the redemption of $139.2 million of common stock subject to redemption, the maximum amount of redemptions which could take place without the utilization of the Backstop Note while meeting the minimum cash condition.

(Q)

Reflects the issuance of the $95.5 million Backstop Note issued to meet the minimum cash condition and the capitalization of $2 million of estimated debt issuance costs, assuming the note will be solely recorded as a liability.

(R)	Reflects the adjustment for the redemption of the remaining common stock subject to redemption made possible by the Backstop Note ensuring the combined company meets the minimum cash condition.

Adjustments to Unaudited Pro Forma Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma combined statements of operations for the three months ended March 31, 2021 and year ended December 31, 2020 are as follows:

(AA)

Reflects expense related to the First LTIP Payment as part of the deal closing and the recognition of the Second LTIP (i.e. an amount not to exceed $1,050,000) rateably over the associated one year service period as of December 31, 2020.

(BB)	Reflects the reversal of capitalizable transaction costs and related party expenses which would not have been expensed had the transaction taken place January 1, 2020.

(CC)	Reflects an expense for the payment of cash and shares made in accordance with the Option Cancellation Agreement.

(DD)	Reflects the reversal of compensation costs recognized during the three months ended March 31, 2021 related to options settled in the Option Cancellation Agreement.

(EE)

Reflects the elimination of historical interest expense and amortization of deferred financing charges on the revolving credit facility and term loan repayment amount of $50 million repaid through the transaction proceeds.

(FF)	Reflects the elimination of historical interest expense on the related party notes repaid through the transaction proceeds.

(GG)	Reflects the $2.0 million of debt issuance costs related to the Backstop Note which would be expensed in scenarios where the facility is not utilized.

(HH)

Reflects the elimination of the change in fair value of the KORE warrant liability of $2.4 million and $(7.5) million due to the settlement of the KORE Warrants through Pubco Common Stock for the periods ended March 31, 2021 and December 31, 2020, respectively.

(II)

Reflects the elimination of the change in fair value of the CTAC public warrant liability of $2.6 million and $(3.7) million due to the reclassification of the public warrants from liability classified to equity instruments at the close of the business combination for the periods ended March 31, 2021 and December 31, 2020, respectively

(JJ)	Reflects the elimination of investment income and unrealized loss on the trust account.

(KK)	Reflects tax effects of income statement pro forma adjustments above.

(LL)

Reflects the addition of historical interest expense and amortization of deferred financing charges on the term loan if the term loan repayment amount was reduced by $20 million under the maximum redemption scenario plus the associated tax impact.

(MM)

Reflects the addition of interest expense and amortization of deferred financing charges on the Backstop Note if $95.5 million of the Backstop Note is used under the maximum redemption scenario plus the associated tax impact. This amount is partially offset by the reversal of the expense recognized in adjustment (GG) as these debt issuance costs would be amortized over the life of the note.

4. Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the business combination, assuming the shares were outstanding since January 1, 2020. As the business combination and related equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the business combination have been outstanding for the entirety of the period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The Unaudited Pro Forma Information has been prepared assuming three alternative levels of redemption of CTAC ordinary shares into cash for the three months ended March 31, 2021 and year ended December 31, 2020:

	For the three months ended March 31, 2021				For the Year ended December 31, 2020
	Assuming No Redemptions	Assuming Maximum Redemption without Backstop		Assuming Maximum Redemption with Backstop	Assuming No Redemption	Assuming Maximum Redemption without utilization of Backstop	Assuming Maximum Redemption with Backstop
(in thousands, except per share data)
Pro forma net loss	$(4,972)	$(5,096	) $	(6,147)	$(34,339)	$(35,024)	$(37,729)
Weighted average shares outstanding of common stock	90,297,563	76,379,577		66,825,701	90,297,563	76,379,577	66,825,701
Net loss per share (Basic and Diluted) attributable to common stockholders	$(0.06)	$(0.07)		$(0.09)	$(0.38)	$(0.46)	$(0.56)

DESCRIPTION OF SECURITIES

The following summary of the material terms of Pubco’s securities following the business combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the amended and restated certificate of incorporation is attached as Annex B to this proxy statement/prospectus. We urge you to read the amended and restated certificate of incorporation in its entirety for a complete description of the rights and preferences of Pubco’s securities following the business combination.

Authorized and Outstanding Stock

The amended and restated certificate of incorporation of Pubco authorizes the issuance of 350,000,000 shares of Pubco capital stock, each with a par value of $0.0001, consisting of (a) 315,000,000 shares of Pubco Common Stock and (b) 35,000,000 shares of preferred stock. The outstanding ordinary shares of CTAC, and the shares of common stock of Pubco issuable in connection with the business combination and the PIPE Investment will be, duly authorized, validly issued, fully paid and non-assessable.

As of the record date for the special meeting, there were (i)                 CTAC Class A ordinary shares outstanding, (ii)                 CTAC Class B ordinary shares outstanding, (iii) no shares of preferred stock outstanding, (iv)                private placement warrants outstanding and (v)                public warrants outstanding.

Pursuant to the terms of the Merger Agreement, issued and outstanding Class A and Class B ordinary shares of CTAC will automatically convert into an equal number of shares of Pubco Common Stock upon the completion of the Pubco Merger. The Sponsor has waived any adjustment to the exchange ratio upon conversion of CTAC’s Class B ordinary shares into Pubco Common Stock upon Closing.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the amended and restated certificate of incorporation, the holders of Pubco Common Stock shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Pubco Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter, including the election or removal of directors. The holders of Pubco Common Stock will at all times vote together as one class on all matters submitted to a vote of Pubco Common Stock under the amended and restated certificate of incorporation.

Common Stock

We expect to have approximately        shares of Pubco Common Stock outstanding immediately after the Closing, assuming that none of the holders of CTAC’s outstanding Class A ordinary shares exercise their redemption rights in connection with the business combination, and                 shares of Pubco Common Stock outstanding immediately after the Closing, assuming that all of holders of CTAC’s outstanding Class A ordinary shares exercise their redemption rights with respect to all of their CTAC Class A ordinary shares connection with the business combination. In both instances, we have excluded the impact of the exercise of Pubco or CTAC warrants.

Dividends

Subject to applicable law and the rights and preferences of any holders of any outstanding shares of preferred stock, under the amended and restated certificate of incorporation, dividends and distributions may be declared and paid ratably on the Pubco Common Stock out of the assets of Pubco that are legally available for this purpose at such times and in such amounts as the Pubco Board in its discretion shall determine.

Liquidation, Dissolution and Winding Up

Subject to applicable law and the rights and preferences of any holders of any shares of any outstanding series of Pubco Preferred Stock, in the event of any liquidation, dissolution, or winding-up of Pubco, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of Pubco and subject to the rights, if any, of the holders of any outstanding series of Pubco Preferred Stock or any class or series of stock having a preference over or the right to participate with the Pubco Common Stock with respect to the distribution of assets of Pubco upon such dissolution, liquidation or winding up of Pubco, the holders of Pubco Common Stock will be entitled to receive all the remaining assets of Pubco available for distribution to stockholders, ratably in proportion to the number of shares of Pubco Common Stock held by each such holder.

Preemptive or Other Rights

The holders of Pubco Common Stock will not have preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to Pubco Common Stock.

Preferred Stock

Pubco’s amended and restated certificate of incorporation will authorize 35,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. The Pubco Board will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Pubco Board will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Pubco Common Stock and could have anti-takeover effects. The ability of the Pubco Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. Pubco has no preferred stock outstanding as of the date of this proxy statement/prospectus. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that Pubco will not do so in the future. No shares of preferred stock are being issued or registered in the Transactions.

Capital Stock Prior to the Business Combination

Class A Ordinary Shares

We are providing shareholders with the opportunity to redeem all or a portion of their public CTAC ordinary shares upon the Closing at a per-share price, payable in cash, equal to the aggregate amount on deposit in the trust account as of two business days prior to the Closing, subject to the limitations and procedures described herein. The Sponsor has agreed to waive applicable anti-dilution protections in CTAC’s amended and restated memorandum and articles of association with respect to the conversion of the CTAC Class B ordinary shares held by the Sponsor upon the consummation of the Transactions.

The approval of the business combination requires the affirmative vote of a majority of the votes cast by holders of outstanding ordinary shares of CTAC represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting. However, the participation of the Sponsor or its affiliates in privately negotiated transactions (as described in this proxy statement/prospectus), if any, could result in the approval of the business combination even if a majority of the shareholders vote, or indicate their intention to vote, against the business combination.

The Sponsor has agreed to vote its ordinary shares of CTAC in favor of the business combination and the other proposals described in this proxy statement/prospectus. Public shareholders may elect to redeem their public shares whether they vote “for” or “against” the business combination.

Pursuant to our current amended and restated memorandum and articles of association, if we are unable to consummate a business combination within the completion window, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the CTAC Board, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination within such completion window. The Sponsor has entered into an agreement with us, pursuant to which it have waived its rights to liquidating distributions from the trust account with respect to any founder shares held by it if we fail to consummate our initial business combination within the completion window. However, if the Sponsor acquires public shares, it will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within the completion window. The underwriters have agreed to waive their rights to their deferred underwriting commission held in the trust account in the event we do not consummate our initial business combination within the completion window and, in such event, such amounts will be included with the funds held in the trust account that will be available to fund the redemption of our public shares. Our Sponsor, executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our current amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with an initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within the completion window or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares; unless we provide our public shareholders with the opportunity to redeem their CTAC Class A ordinary shares upon approval of any such amendment at a per share price, payable in cash, equal to their pro rata share of the aggregate amount on deposit in the trust account as of two business days prior to the Closing, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any.

In the event of a liquidation, dissolution or winding up of CTAC after the consummation of a business combination, CTAC shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over Pubco Common Stock. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to CTAC’s ordinary shares, except that upon the consummation of the business combination, subject to the limitations and procedures described herein, CTAC will provide its public shareholders with the opportunity to redeem their public shares of for cash equal to their pro rata share of the aggregate amount on deposit in the trust account as of two business days prior to the Closing, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes if any.

Units

Each unit consists of one CTAC Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one CTAC Class A ordinary share of at a price of $11.50 per share, subject to adjustment. Pursuant to the terms of the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of CTAC Class A ordinary shares. This means only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Founder Shares

In connection with the execution of the Merger Agreement, CTAC, the Sponsor and KORE entered into the Sponsor Support Agreement. Pursuant to the terms of the Sponsor Support Agreement, the Sponsor agreed to, among other things: (i) vote or cause their shares to vote in favor of the business combination proposal and the other proposals included in the accompanying proxy statement/prospectus, (ii) subject to certain exceptions, not transfer, sell, pledge, encumber, assign, grant an option with respect to, hedge, swap, convert or otherwise dispose of their private placement units, CTAC Class A ordinary shares, CTAC Class B ordinary shares or CTAC warrants (including the CTAC Class A ordinary shares issuable upon exercise thereof) held by the Sponsor until the earlier of the Closing or the valid termination of the Merger Agreement, (iii) not, directly or indirectly, solicit, initiate, continue or engage in alternative business combination proposals and (iv) waive applicable anti-dilution protections in CTAC’s memorandum and articles of association with respect to the conversion of the CTAC Class B ordinary shares held by Sponsor upon consummation of the Transactions. The Sponsor Support Agreement shall automatically terminate in its entirety, and be of no further force or effect, upon the termination of the Merger Agreement. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination—Sponsor Support Agreement.”

The CTAC Class B ordinary shares will automatically convert into shares of Pubco Common Stock at the time of the Pubco Merger on a one-for-one basis. As additional shares of Pubco Common Stock are to be issued in excess of the amounts sold in the CTAC IPO in connection with the proposed business combination, the Sponsor has waived its rights to have the ratio at which CTAC Class B ordinary shares were to convert into shares of Pubco Common Stock be adjusted so that the number of shares of Pubco Common Stock issuable upon conversion of all CTAC Class B ordinary shares equaled, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding (excluding the private placement shares underlying the private placement units) upon the completion of the CTAC IPO, plus (ii) the total number of CTAC Class A ordinary shares issued or deemed issued or issuable upon the conversion or exercise of any equity-linked securities or rights issued or deemed issued, by CTAC in connection with or in relation to the consummation of the initial business combination, excluding any CTAC Class A ordinary shares or equity-linked securities exercisable for or convertible into CTAC Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial business combination and any private placement warrants issued to the Sponsor, its affiliates or any member of CTAC’s management team upon conversion of working capital loans. Pursuant to the terms of the Sponsor Support Agreement, the Sponsor has agreed to forego any adjustment to the conversion ratio in connection with the Transactions for its CTAC Class B ordinary shares and, as a result, the shares of CTAC Class B ordinary shares will automatically convert into shares of Pubco Common Stock on a one-for-one basis upon consummation of the Pubco Merger.

With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with the Sponsor and other permitted transferees, each of whom will be subject to the same transfer restrictions) until earlier of (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the closing price of Pubco Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our public shareholders having the right to exchange their Pubco shares for cash, securities or other property. .

Warrants

Public Shareholders’ Warrants

Pursuant to the terms of the Merger Agreement, each outstanding CTAC warrant to purchase CTAC Class A ordinary shares outstanding immediately prior to the Pubco Merger will, upon completion of the Pubco Merger, become a warrant of Pubco exercisable for shares of Pubco Common Stock on identical terms. Each whole warrant will entitle the registered holder to purchase one share of Pubco Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the CTAC IPO and thirty (30) days after the completion of our initial business combination. Pursuant to the terms of the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of Pubco Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of Pubco Common Stock pursuant to the exercise of a warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Pubco Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Pubco Common Stock is available, subject to Pubco’s satisfaction of our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis (unless permitted by CTAC in certain circumstances specified in the Warrant Agreement), and Pubco will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Pubco Common Stock underlying such unit.

Redemption of Warrants for Cash when the price per share of Pubco Common Stock equals or exceeds $18.00. Once the warrants become exercisable, Pubco may call the warrants for redemption (except as described herein with respect to the private placement of warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of thirty (30) days’ prior written notice of redemption, to each warrant holder; and

•

if, and only if, the closing price of Pubco Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock recapitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30)-trading day period ending on the third trading day prior to the date on which Pubco sends the notice of redemption to the warrant holders.

Pubco will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Pubco Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Pubco Common Stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by Pubco, Pubco may exercise its redemption right even if Pubco is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We had established the last of the redemption criterion discussed above to prevent a redemption call unless there is, at the time of the call, a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Pubco issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of Pubco Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of Warrants for Cash when the price per share of Pubco Common Stock equals or exceeds $10.00. Once the warrants become exercisable, Pubco may call the warrants for redemption:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of shares of Pubco Common Stock (as defined below) except as otherwise described below;

•

if, and only if, the closing price of Pubco Common Stock equals or exceeds $10.00 per public share (as adjusted for stock splits, stock recapitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within the thirty (30)-trading day period ending three trading days before Pubco sends the notice of redemption to the warrant holders; and

•

if the closing price of Pubco Common Stock for any twenty (20) trading days within a thirty (30)-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for stock splits, stock recapitalizations, reorganizations, recapitalizations and the like), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Pubco Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by Pubco pursuant to this redemption feature, based on the “fair market value” of shares of Pubco Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of shares of Pubco Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. Pubco will provide warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “—Anti-Dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-Dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date	Fair Market Value of Pubco Common Stock
(period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Pubco Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of shares of Pubco Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Pubco Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of shares of Pubco Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is

$13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Pubco Common Stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Pubco Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by Pubco pursuant to this redemption feature, since they will not be exercisable for any shares of Pubco Common Stock.

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A ordinary shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of Pubco Common Stock are trading at or above $10.00 per public share, which may be at a time when the trading price of shares of Pubco Common Stock is below the exercise price of the warrants. CTAC had established this redemption feature to provide flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Warrants for Cash when the price per share of Pubco Common Stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the of the CTAC IPO. This redemption right provides Pubco with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to its capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. Pubco will be required to pay the applicable redemption price to warrant holders if Pubco chooses to exercise this redemption right and it will allow Pubco to quickly proceed with a redemption of the warrants if Pubco determines it is in its best interest to do so. As such, Pubco would presumably redeem the warrants in this manner when Pubco believes it is in its best interest to update its capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, Pubco can redeem the warrants when the shares of Pubco Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will presumably provide certainty with respect to Pubco’s capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If Pubco chooses to redeem the warrants when the shares of Pubco Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Pubco Common Stock than they would have received if they had chosen to wait to exercise their warrants for shares of Pubco Common Stock if and when such shares of Pubco Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Pubco Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, Pubco will round down to the nearest whole number of the number of shares of Pubco Common Stock to be issued to the holder. Pubco will use its commercially reasonable efforts to register under the Securities Act the shares of Pubco Common Stock issuable upon the exercise of the warrants.

Redemption Procedures

A holder of a warrant may notify Pubco in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or other amount as specified by the holder) of the shares of Pubco Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Pubco Common Stock is increased by a capitalization or stock dividend payable in shares of Pubco Common Stock, or by a split-up of shares of Pubco Common Stock or other similar event, then, on the effective date of such capitalization, stock dividend, split-up or similar event, the number of shares of Pubco Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Pubco Common Stock. A rights offering made to all or substantially all holders of Pubco Common Stock entitling holders to purchase shares of Pubco Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of Pubco Common Stock equal to the product of (1) the number of shares of Pubco Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Pubco Common Stock) multiplied by (2) one minus the quotient of (x) the price per share of Pubco Common Stock paid in such rights offering and (y) the “historical fair market value.” For these purposes (1) if the rights offering is for securities convertible into or exercisable for Pubco Common Stock, in determining the price payable for Pubco Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) historical fair market value means the volume weighted average price per share of Pubco Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Pubco Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Pubco, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Pubco Common Stock on account of such shares of Pubco Common Stock (or other securities of our capital stock into which the warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Pubco Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that result in an adjustment to the exercise price or to the number of shares of Pubco Common Stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share,, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Pubco Common Stock in respect of such event.

If the number of outstanding shares of Pubco Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Pubco Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Pubco Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Pubco Common Stock.

Whenever the number of shares of Pubco Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Pubco Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Pubco Common Stock so purchasable immediately thereafter.

In addition, if (x) Pubco issues additional shares of Pubco Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination, at an issue price or effective issue price of less than $9.20 per share of Pubco Common Stock (with such issue price or effective issue price to be determined in good faith by Pubco’s board of directors), (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of Pubco Common Stock during the 20 trading day period starting on the trading day after the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of Pubco Common Stock (other than those described above or that solely affects the par value of such shares of Pubco Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Pubco Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which Pubco is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Pubco Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Pubco Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Pubco Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Pubco Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants were issued in registered form under the Warrant Agreement. If you hold warrants, you should review a copy of the Warrant Agreement, which was filed as an exhibit to the registration statement pertaining to the CTAC IPO, for a description of the terms and conditions applicable to the warrants. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in the CTAC prospectus, or defective provision, (ii) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 65% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders.

The warrant holders do not have the rights or privileges of holders of shares of Pubco Common Stock and any voting rights until they exercise their warrants and receive shares of Pubco Common Stock. After the issuance of shares of Pubco Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by Pubco stockholders.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Pubco will, upon exercise, round down to the nearest whole number the number shares of Pubco Common Stock to be issued to the warrant holder.

The parties to the Warrant Agreement have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and such parties irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Except as described below, the private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the CTAC IPO. The private placement warrants (including Pubco Common Stock issuable upon exercise of the private placement warrants) are not transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the Sponsor), are further subject to the twelve month lock up period described in the Investor Rights Agreement, and they will not be redeemable by Pubco (except as described under “—Redemption of Warrants for Cash when the price per share of Pubco Common Stock equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by Pubco and exercisable by the holders on the same basis as the public warrants. Any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants will require a vote of holders of at least 65% of the number of the then outstanding private placement warrants.

Except as described under “—Redemption of Warrants for Cash when the price per share of Pubco Common Stock equals or exceeds $10.00,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Pubco Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Pubco Common Stock underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price per share of the warrants by (y) the Sponsor fair market value. The Sponsor “fair market value” shall mean the average closing price per share of Pubco Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Dividends

We have not paid any cash dividends on CTAC’s ordinary shares to date and do not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future (following the Closing) will be dependent upon Pubco’s revenues and earnings, if any, capital requirements, the terms of any outstanding indebtedness and general financial condition subsequent to completion of our initial business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of the Pubco Board at such time. In addition, the Pubco Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if Pubco incurs any indebtedness, Pubco’s ability to declare dividends may be limited by restrictive covenants Pubco may agree to in connection therewith.

Exclusive Forum

Pubco’s amended and restated certificate of incorporation will require, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on behalf of Pubco, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Pubco’s directors, officers or stockholders to Pubco or its stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or Pubco’s amended and restated certificate of incorporation or the New Pubco Bylaws, (iv) any action arising pursuant to any provision of the DGCL, the New Pubco Bylaws or the amended and restated certificate of incorporation or (v) any action asserting a claim against Pubco or any current or former director, officer or stockholder governed by the internal affairs doctrine will have to be brought in a state court located within the state of Delaware (or if no state court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. The foregoing provision will not apply to claims arising under the Securities Act, the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. Unless Pubco consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act.

Anti-Takeover Effects of Provisions of the Pubco amended and restated certificate of incorporation and New Pubco Bylaws

The provisions of the Pubco amended and restated certificate of incorporation and New Pubco Bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Pubco Common Stock.

The Pubco amended and restated certificate of incorporation and New Pubco Bylaws will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of Pubco’s board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of Pubco unless such takeover or change in control is approved by Pubco’s board of directors.

These provisions include:

Business Combination:

•

Pubco will elect not to be governed by Section 203 of the DGCL which prohibits a corporation that has voting stock traded on a national security exchange from engaging in certain business combinations with an interested stockholder (defined as the owner of 15% or more of the corporation’s voting stock), or an interested stockholder’s affiliates or associates, for a three-year period unless, among other exceptions, certain board approvals are received.

•

Pubco’s amended and restated certificate of incorporation will, however, generally prohibit Pubco from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	Prior to such time, the board approved the transaction that resulted in the stockholder becoming an interested stockholder;

•

Upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of Pubco at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer);

•

At or subsequent to such time, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of Pubco that is not owned by the interested stockholder; or

•

The stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the 3-year period immediately prior to a business combination between Pubco and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership.

No Written Consent: Any action required or permitted to be taken by the stockholders of Pubco must be effected at an annual or special meeting of the stockholders of Pubco, and shall not be taken by written consent in lieu of a meeting.

Amendments: For a period of seven years following Closing, a substantial portion of the provisions under the amended and restated certificate of incorporation may not be amended without the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of Pubco entitled to vote thereon, voting together as a single class.

Stockholder Proposals:

•

The New Pubco Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The New Pubco Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement thereto) given by or at the direction of Pubco’s board of directors, (ii) otherwise properly brought before such meeting by the Pubco’s board of directors or the chairperson of the board, or (iii) otherwise properly brought before such meeting by a stockholder present in person who (A) (1) was a record owner of shares of Pubco both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in the New Pubco Bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for Pubco’s annual meeting of stockholders, a stockholders’ notice must be delivered to, or mailed and received at, the principal executive offices of the corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the corporation. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of timely notice as described above.

•	We currently anticipate the 2021 annual meeting of stockholders of Pubco will be held no later than . Nominations and proposals also must satisfy other requirements set forth in the New Pubco Bylaws.

•

Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the 2021 annual general meeting pursuant to Rule 14a-8 must be received at Pubco’s principal office a reasonable time before Pubco begins to print and send its proxy materials and must comply with Rule 14a-8.

Limitations on Liability and Indemnification of Officers and Directors

Pubco amended and restated certificate of incorporation will limit the liability of the Pubco directors to the fullest extent permitted by the DGCL and provides that Pubco will provide them with customary indemnification and advancement of expenses. Pubco expects to enter into customary indemnification agreements with each of its executive officers and directors that provide them, in general, with customary indemnification in connection with their service to Pubco or on its behalf.

Corporate Opportunities

The New Pubco Bylaws and ameneded and restated certificate of incorporation will provide that, to the fullest extent permitted by law, Pubco will renounce any entitlement to certain corporate opportunities offered to the Sponsor or Abry Partners II, LLC or any of their respective officers, directors, employees, equity holders, members, principals, affiliates and subsidiaries (other than Pubco and its subsidiaries), other than those that are expressly offered to any non-employee director of Pubco in their capacity as a director or officer of Pubco. Sponsor, Abry Partners II, LLC and any of their respective officers, directors, employees, equity holders, members, principals, affiliates and subsidiaries (other than Pubco and its subsidiaries) do not have any fiduciary duty to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business as Pubco or any of its subsidiaries.

Our Transfer Agent and Warrant Agent

The transfer agent for Pubco’s common stock and warrant agent for Pubco warrants is Continental Stock Transfer & Trust Company. Pubco has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any claims and losses due to any gross negligence or intentional willful misconduct or bad faith of the indemnified person or entity.

Listing

We intend to apply for listing, effective at the time of the Closing, of Pubco Common Stock and Pubco warrants on the NYSE under the symbols “KORE” and “KORE WS”, respectively.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following is a summary of certain indebtedness of KORE (or its subsidiaries) that is currently outstanding. This summary does not purport to be complete and is qualified by reference to the agreements and related documents referred to herein, copies of which have been filed as exhibits to the registration statement of which this proxy statement/prospectus is a part.

Senior Secured Credit Facilities

On December 21, 2018, KORE Wireless Group Inc., as the Borrower, and Maple Intermediate Holdings Inc., as the Guarantor, a Delaware corporation and wholly owned subsidiary of KORE (“Maple Holdings”), entered into a Credit Agreement with certain lenders, UBS AG, Stamford Branch, as administrative agent, collateral agent, and a letter of credit issuer, and UBS Securities LLC and Antares Capital LP, as joint lead arrangers and joint bookrunners, which is referred to as the “KORE Credit Agreement”.

The KORE Credit Agreement provides for a term loan facility (the “Initial Term Loan”), in an original aggregate principal amount of $280.0 million and a senior secured revolving credit facility with commitments in an aggregate principal amount of $30.0 million (the “Revolving Credit Facility”, and together with the Initial Term Loan, the “Credit Facilities”). The Revolving Credit Facility includes a $15.0 million sublimit for the issuance of letters of credit. The Initial Term Loan matures on December 21, 2024. Borrowings under the Revolving Credit Facility mature on December 21, 2023.

On November 12, 2019, KORE Wireless Group Inc. and Maple Intermediate Holdings Inc. entered into an Incremental Amendment No. 1 to the KORE Credit Agreement with certain incremental lenders and UBS AG, Stamford Branch, as administrative agent and collateral agent (the “Incremental Amendment”).

The Incremental Amendment provides for an increase to the Initial Term Loan in an aggregate principal amount of $35.0 million in the form of incremental term loans. The Incremental Term Loans are fungible with, and part of the same class as, the term loans under the Initial Term Loan. References to the Initial Term Loan include the Incremental Term Loans.

As of December 31, 2020, there was $302 million outstanding under the Initial Term Loan (inclusive of the Incremental Term Loans), net of discount and debt issuance costs.

Amortization, Interest Rates and Fees

The KORE Credit Agreement requires KORE Wireless Group Inc. to repay the principal of the Initial Term Loan in equal quarterly repayments equal to 0.25% of the original principal amount of Initial Term Loan.

The Initial Term Loan bears interest at a floating rate which can be, at KORE Wireless’ option, from the Credit Agreement Closing Date to and including the Closing Date, either (1) a LIBOR rate for a specified interest period plus an applicable margin of 5.50% or (2) a base rate plus an applicable margin of 4.50%.

Borrowings under the Revolving Credit Facility bear interest at a floating rate which can be, at KORE Wireless Group’s option, from the Credit Agreement Closing Date to and including the Closing Date, either (1) a LIBOR rate for a specified interest period plus an applicable margin of up to 5.50% or (2) a base rate plus an applicable margin of up to 4.50%. After the Closing Date, the applicable margins for LIBOR rate and base rate borrowings under the Revolving Credit Facility are each subject to a reduction to 5.25% and 4.25%, respectively, based on KORE Wireless Group’s total net leverage ratio.

The LIBOR rate applicable to the Initial Term Loan and the Revolving Credit Facility is subject to a “floor” of 0.0%.

The base rate for any day is a fluctuating rate per annum equal to the highest of (a) the “prime rate” last quoted by The Wall Street Journal, (b) half of 1.00% per annum of the Federal Funds Rate in effect on such day and (c) the Eurocurrency rate for dollar deposits of a one-month interest period plus 1.00%.

In addition to paying interest on loans outstanding under the Credit Facilities, KORE Wireless Group Inc. is required to pay a commitment fee of up to 0.50% per annum of unused commitments under the Revolving Credit Facility, subject to reduction to 0.375% per annum based on KORE Wireless Group’s first lien net leverage ratio. KORE Wireless Group is also required to pay letter of credit fees on a per annum basis equal to (x) the maximum amount available to be drawn under each letter of credit, multiplied by (y) the applicable margin for LIBOR loans under the Revolving Credit Facility. KORE Wireless Group is required to pay customary fronting, issuance, and administrative fees for the issuance of letters of credit.

Voluntary Prepayments

KORE Wireless Group is permitted to voluntarily prepay or repay outstanding loans under the Revolving Credit Facility or the Initial Term Loans, in whole or in part, subject to minimum amounts, and, with respect to the Revolving Credit Facility only, to subsequently re-borrow amounts prepaid, in each case, without premium or penalty.

KORE Wireless Group is permitted to reduce commitments under the Revolving Credit Facility at any time, in whole or in part, subject to minimum amounts.

Mandatory Prepayments

The KORE Credit Agreement requires KORE Wireless Group to prepay, subject to certain exceptions, the Initial Term Loan with a portion of KORE Wireless Group’s excess cash flow in an amount ranging from 0% to 50% of excess cash flow depending on KORE Wireless Group’s total net leverage ratio, with 100% of the net cash proceeds of certain asset sales and dispositions, and with 100% of the proceeds from certain debt issuances, in each case, subject to certain exceptions and thresholds.

Guarantees

Subject to certain exceptions, all obligations under the Credit Facilities, as well as certain hedging and cash management arrangements, are jointly and severally, fully and unconditionally, guaranteed on a senior secured basis by Maple Intermediate Holdings Inc., current and future direct and indirect domestic subsidiaries of Kore Wireless Group Inc. and certain other future direct and indirect subsidiaries of Kore Wireless Group (other than unrestricted subsidiaries, joint ventures, subsidiaries prohibited by applicable law from becoming guarantors, immaterial subsidiaries and certain other excluded subsidiaries).

Security

The obligations of Kore Wireless Group, as borrower, and the obligations of the guarantors under the Credit Facilities are secured by first priority pledges of and security interests in (i) substantially all of the existing and future equity interests of Kore Wireless Group and each of its subsidiaries organized in the U.S., as well as 65% of the existing and future equity interests of certain first-tier foreign subsidiaries held by the borrower or the guarantors under the KORE Credit Agreement and (ii) substantially all of the KORE Wireless Group’s and each guarantor’s tangible and intangible assets, in each case subject to certain exceptions and thresholds.

Certain Covenants

The KORE Credit Agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions and thresholds, KORE Wireless Group’s ability to:

•	incur additional indebtedness;

•	incur liens;

•	pay dividends and distributions on, or redeem, repurchase or retire its capital stock;

•	create negative pledge or restrictions on the payment of dividends or payment of other amounts owed from subsidiaries;

•	make investments, acquisitions, loans, or advances;

•	engage in mergers, consolidations, liquidations or dissolutions;

•	sell, transfer or otherwise dispose of assets, including capital stock of subsidiaries;

•	engage in certain transactions with affiliates;

•	change its lines of business;

•	make payments of certain debt that is subordinated with respect to right of payment, junior lien debt and unsecured debt;

•	modify certain documents governing certain debt that is subordinated with respect to right of payment, junior lien debt, or unsecured debt; and

•	change its fiscal year.

In addition, the terms of the KORE Credit Agreement include a financial maintenance covenant applicable to the Credit Facilities which requires that, at the end of each fiscal quarter (commencing with the fiscal quarter ending March 31, 2019), KORE Wireless Group’s total net leverage ratio cannot exceed 8.50 to 1.00, with step-downs to 8.125 to 1.00, 7.75 to 1.00, 7.50 to 1.00, 7.25 to 1.00 and 7.00 to 1.00, on the fiscal quarters ending September 30, 2021, March 31, 2022, March 31, 2023, September 30, 2023 and March 31, 2024 and thereafter, respectively.

Events of Default

The KORE Credit Agreement contains certain customary events of default (subject to customary grace periods and other exceptions), including, among others, failure to pay principal, interest or other amounts; material inaccuracy of representations and warranties; violation of covenants; specified cross-default and cross-acceleration to other material indebtedness; certain bankruptcy and insolvency events; certain ERISA events; certain undischarged judgments; material invalidity of guarantees or grant of security interest; and change of control.

MARKET PRICE AND DIVIDEND INFORMATION

Price Range of CTAC’s Securities

Our public units, each of which consists of one CTAC Class A ordinary share and one-third of one public warrant, each whole public warrant entitling the holder thereof to purchase one CTAC Class A ordinary share, began trading on the NYSE under the symbol “CTAC.U” on October 21, 2020. On December 9, 2020, we announced that holders of our public units could elect to separately trade CTAC’s Class A ordinary shares and the public warrants included in the public units, or to continue to trade the public units without separating them. On or about December 11, 2020, CTAC’s Class A ordinary shares and public warrants began trading on the NYSE under the symbols “CTAC” and “CTAC WS,” respectively. Each public warrant entitles the holder to purchase one CTAC Class A ordinary share at a price of $11.50 per share, subject to adjustments as described in our final prospectus dated October 21, 2020, which was filed with the SEC. Warrants may only be exercised for a whole number CTAC’s Class A ordinary shares. Our public warrants will expire five years after the completion of an initial business combination or earlier upon redemption or liquidation as described in the CTAC IPO prospectus.

The following table sets forth, for the calendar quarter indicated, the high and low sales prices per unit, CTAC’s Class A ordinary shares and public warrants as reported on the NYSE for the periods presented.

	Highest Trading Price (for the period between December 11, 2020 through April 1, 2021)	Lowest Trading Price (for the period between December 11, 2020 through April 1, 2021)
CTAC units.	$11.54	$9.90
CTAC Class A ordinary shares	$11.00	$9.92
CTAC public warrants	$2.49	$0.94

On March 12, 2021, the last trading date before the public announcement of the Transactions, CTAC’s units, CTAC’s Class A ordinary shares and public warrants closed at $10.74, $10.27 and $1.28, respectively. On July 26, 2021, the last practicable date before the date of this proxy statement/prospectus, CTAC’s units, CTAC’s Class A ordinary shares and public warrants closed at $10.36, $9.94 and $1.36 respectively.

Dividend Policy

CTAC has not paid any cash dividends on CTAC’s common stock to date and does not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future is dependent upon CTAC’s revenues and earnings, if any, capital requirements, the terms of any indebtedness and general financial condition subsequent to completion of the business combination. The payment of any cash dividends subsequent to the business combination will be within the discretion of the Pubco Board at such time. In addition, the Pubco Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

Price Range of KORE’s Securities

Historical market price information regarding KORE is not provided because there is no public market for KORE’s securities. For information regarding KORE’s liquidity and capital resources, see “KORE’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to CTAC regarding (i) the actual beneficial ownership of CTAC’s ordinary shares as of March 13, 2021 (pre-business combination), (iii) the actual beneficial ownership of KORE’s common stock as of March 13, 2021 and (ii) the expected beneficial ownership of Pubco Common Stock immediately following the Closing, assuming a “no redemption” scenario and assuming a “maximum redemption” scenario as described below by:

•

each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding ordinary shares of CTAC and is expected to be the beneficial owner of more than 5% of the issued and outstanding shares of Pubco Common Stock following the Closing;

•	each of CTAC’s current executive officers and directors that beneficially owns ordinary shares;

•	each person who will become a named executive officer or director of Pubco following the Closing; and

•	all executive officers and directors of CTAC, as a group, and all executive officers and directors of Pubco, following the Closing, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.

The beneficial ownership of CTAC’s ordinary shares pre-business combination is based on 26,735,238 CTAC Class A ordinary shares and 6,479,225 CTAC Class B ordinary shares issued and outstanding as of March 13, 2021.

The expected beneficial ownership of Pubco Common Stock post-business combination assumes three scenarios:

•	Assuming No Redemptions: Assuming that no public shareholders of CTAC exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•

Assuming Maximum Redemptions without utilization of Backstop: Assuming that CTAC shareholders holding 13.9 million or 59% of the outstanding CTAC Class A ordinary shares subject to redemption will exercise their redemption rights (representing the maximum redemptions consistent with satisfying the $345.0 million minimum available cash condition if there is no freely available cash held by KORE and its subsidiaries at Closing and redemption occurs at $10.00 per share). Absent utilization of the Backstop Financing, if CTAC’s shareholders holding more than 59% of CTAC Class A ordinary shares subject to redemption duly exercise their redemption rights, and if KORE and its subsidiaries have no freely available cash at Closing, the business combination will not be consummated unless the Backstop Financing is utilized or the minimum cash condition is waived by both CTAC and KORE. As of the date of this proxy statement/prospectus, neither CTAC nor KORE intends to waive the minimum cash condition, however, both parties reserve the right to do so. The decision to utilize the Backstop Financing or waive the minimum cash condition, which each of CTAC and KORE is entitled to make in its sole discretion and independently of each other, will depend on a number of factors, including the total number of redemptions, and the amount of freely available cash at KORE and its subsidiaries. In the event that the Backstop Financing is utilized, or minimum cash condition is waived by both CTAC and KORE, CTAC intends to promptly notify its shareholders by issuing a press release. However, CTAC does not intend to seek additional shareholder approval or to extend the time for the exercise of redemption rights if the Backstop Financing is utilized or the minimum cash condition is waived.

•	Assuming Maximum Redemptions With Backstop: Assuming that (i) CTAC shareholders holding 23.5 million, or 100% of the outstanding CTAC Class A ordinary shares subject to redemption, will exercise their redemption rights (assuming redemption occurs at $10.00 per share) and (ii) Backstop Financing in the form of senior unsecured convertible notes in the aggregate principal amount of up to $120 million is available to satisfy the minimum cash condition. The Merger Agreement includes as a condition to closing the business combination that, at the closing, CTAC will have a (i) minimum of $345.0 million in cash comprising cash available (after shareholder redemptions) in CTAC’s trust account, plus the proceeds from the PIPE Investment, and cash freely available in KORE’s and its subsidiaries’ bank accounts and (ii) a minimum of $5.0 million of net tangible assets. Assuming (i) the PIPE Investment and the Backstop Financing are funded in accordance with their respective terms and (ii) shareholders holding 100% of CTAC’s Class A ordinary shares subject to redemption elect to redeem their CTAC Class A ordinary shares, the $345.0 minimum cash condition will be satisfied.

Based on the foregoing assumptions, we estimate that there would be 90.3 million shares of Pubco Common Stock issued and outstanding immediately following the Closing in the “no redemption” scenario, 76.4 million shares of Pubco Common Stock issued and outstanding immediately following the Closing in the “maximum redemption without backstop” scenario, and 66.8 million shares of Pubco Common Stock issued and outstanding immediately following the Closing in the “maximum redemption with backstop” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company will be different.

The following table does not reflect record of beneficial ownership of any shares of Pubco Common Stock issuable upon exercise of public warrants or private placement warrants.

Unless otherwise indicated, CTAC believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Pre-Business Combination and PIPE Investment							Post-Business Combination and PIPE Investment
								Assuming No Redemption			Assuming Maximum Redemption Without Backstop
Name and Address of Beneficial Owner(1)	Number of CTAC Shares(2)	% of CTAC Shares		Number of KORE Shares		% of KORE Shares		Number of PubCo Shares	%		Number of PubCo Shares	%
5% Holders of CTAC
CTAC Sponsor (our sponsor)(3)	7,297,563		%	—		—%				%			%
Spring Creek Capital LLC(4)				—		—		10,000,000			10,000,000
5% Holders of KORE
Entities affiliated with ABRY Partners LLC(5)(6)	—	—		144,653		61.7%
Dotmar Investments Limited(7)	—	—		28,146		11.5%
Terrdian CCPC(8)	—	—		35,126		14.3%
Directors and Executive Officers of CTAC Pre-Business Combination(1)
Frank W. Bruno	7,297,563		%	—			%			%			%
Timothy M. Donahue	—	—		—		—		—	—		—	—
Dr. Shaygan Kheradpir	—	—		—		—		—	—		—	—
Hossein Moiin	—	—		—		—		—	—		—	—
Robert C. Davenport	—	—		—		—		—	—		—	—
Timothy Kasbe	—	—		—		—		—	—		—	—
Jeffery L. Lomasky	—	—		—		—		—	—		—	—
Michael K. Palmer	—	—		—		—		—	—		—	—
Nicholas P. Robinson	—	—		—		—		—	—		—	—
All CTAC directors and executive officers as a group (9 individuals)	7,297,563	%					%			%			%
Directors and Executive Officers Post-Business Combination
Romil Bahl	—	—		500	(9)		%
Puneet Pamnani	—	—		100	(10)		%
Bryan Lubel	—	—		—		—
Cheemin Bo-Linn	—	—		—		—		—	—		—	—
Timothy M. Donahue	—	—		—		—		—	—		—	—
Chan W. Galbato	—	—		—		—		—	—		—	—
Robert P. MacInnis	—	—		—		—		—	—		—	—
Michael K. Palmer	—	—		—		—		—	—		—	—
Tomer Yosef-Or	—	—		—		—		—	—		—	—
All Pubco directors and executive officers as a group (9 individuals)	—	—		—		—

*	Less than one percent.

(1)	Unless otherwise noted, the business address of each of the following is 875 Third Avenue, New York, NY 10022.
(2)

Interests shown consist solely of CTAC’s Class B ordinary shares and excludes the Class A ordinary shares underlying the private placement units. Such shares will automatically convert into CTAC’s Class A ordinary shares at the time of our business combination or earlier at the option of the holders thereof as described in the section entitled “Description of the Securities.

(3)

Sponsor is the recordholder of the shares reported herein. The Sponsor is controlled by a board of managers comprised of Stephen A. Feinberg and Frank W. Bruno. Messrs. Feinberg and Bruno, as members of the board of managers of the Sponsor, have the sole right to exercise voting power with respect to the common stock held of record by the Sponsor, and have the sole right to consent to the transfer of such shares of common stock. The business address of the Sponsor is 875 Third Avenue, New York, New York 10022.
(4)	An affiliate of Koch Strategic Platforms, LLC.
(5)

The number of shares of KORE listed as beneficially owned consists of (i) 126,706 shares of common stock and 9,894 shares of Series C Preferred Stock that are convertible to common stock at the option of the holder, held by ABRY Partners VII, L.P., (ii) 161 shares of KORE common stock and 13 shares of Series C Preferred Stock that are convertible to common stock at the option of the holder, held by ABRY Investment Partnership, L.P., (iii) 7,309 shares of common stock of KORE and 531 shares of Series C Preferred Stock that are convertible to common stock at the option of the holder, held by ABRY Partners VII Co-Investment, L.P., (iv) 5,332 KORE warrants by ABRY Senior Equity IV, L.P. and (v) 824 KORE warrants held by ABRY Senior Equity IV Co-Investment Fund, L.P.

(6)

ABRY Partners VII, L.P., ABRY Investment Partnership, L.P., ABRY Partners VII Co- Investment, L.P., ABRY Senior Equity IV, L.P and ABRY Senior Equity IV Co-Investment Fund, L.P. (collectively, the “ABRY Funds”) are the recordholders of the shares and KORE warrants reported herein. The ABRY Funds are investment funds managed by ABRY Partners, LLC (“ABRY I”) and ABRY Partners II, LLC (“ABRY II” and, together with ABRY I, “ABRY”). ABRY I and ABRY II are investment advisors registered with the SEC. Royce Yudkoff, as managing member of ABRY I and sole member of certain of its affiliates, has the right to exercise investment and voting power on behalf of ABRY Investment Partnership, L.P. Peggy Koenig and Jay Grossman, as equal members of ABRY II and of certain of its affiliates, have the right to exercise investment and voting power on behalf of the ABRY Funds. Each of the Messrs. Yudkoff, Messrs. Grossman and Mses. Koenig disclaims any beneficial ownership of the securities held by the ABRY Funds other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address of ABRY is 888 Boylston Street, Suite 1600, Boston, Massachusetts.

(7)

Dotmar Investments Limited is the recordholder of the shares reported herein. The number of shares listed as beneficially owned includes 1,989 shares of Series C Preferred Stock and 689 KORE warrants, each of which is convertible to common stock of KORE at the option of the holder. Richard Burston, as Chairman of Dotmar Investments Limited, has the right to exercise investment and voting power on behalf of Dotmar Investments Limited. Richard Burston disclaims any beneficial ownership of the securities held by the Dotmar Investments Limited other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address of Dotmar Investments Limited is First Floor, 7 Esplanade, St Helier, Jersey JE2 3QA Channel Islands.

(8)

Terrdian CCPC and TDJ LLC are the recordholders of the shares reported herein. The number of shares listed as beneficially owned consists of (i) 15,502 shares of common stock and 1,211 shares of Series C Preferred Stock that are convertible to common stock at the option of the holder, held by Terrdian CCPC and (ii) 17,107 shares of common stock and 1,336 shares of Series C Preferred Stock that are convertible to common stock at the option of the holder, held by TDJ LLC. TDJ LLC is a wholly-owned subsidiary of Terrdian CCPC. Terence Jarman, as President of Terrdian CCPC and Administrator of TDJ LLC, has the right to exercise investment and voting power on behalf of each of Terrdian CCPC and TDJ LLC. Mr. Jarman disclaims any beneficial ownership of the securities held by the Terrdian CCPC and TDJ LLC, other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address of Terrdian CCPC is 10 High Point Rd, Toronto, Ontario M3B 2A4, Canada.

(9)	Includes 500 shares of Series C Preferred Stock of KORE that are convertible to common stock of KORE at the option of the holder.
(10)	Includes 100 shares of Series C Preferred Stock of KORE that are convertible to common stock of KORE at the option of the holder.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

CTAC’s Related Party Transactions

Founder Shares and Private Placement Units

On September 10, 2020, Sponsor paid $25,000 to cover certain expenses on behalf of CTAC in exchange for the issuance of 11,500,000 CTAC Class B ordinary shares, par value $0.0001. On October 16, 2020, Sponsor effected a surrender of 2,875,000 founder shares to CTAC for no consideration. On October 21, 2020, Sponsor effected a surrender of an additional 1,437,500 founder shares to CTAC, for no consideration, resulting in a decrease in the total number of CTAC Class B ordinary shares outstanding to 7,187,500 shares. Sponsor agreed to forfeit up to 937,500 founder shares to the extent that the over-allotment option was not exercised in full by the underwriters. The forfeiture was adjusted to the extent that the over-allotment option was not exercised in full by the underwriters so that the founder shares would represent 20.0% of CTAC’s issued and outstanding shares, excluding the private placement shares after the CTAC IPO. On November 10, 2020, the underwriters partially exercised the over-allotment option and purchased an additional 916,900 units, and on December 7, 2020, as a result of the remaining over-allotment option expiring unexercised, 708,275 founder shares were forfeited resulting in 6,479,225 founder shares issued and outstanding.

Simultaneously with the closing of the CTAC IPO, CTAC consummated the private placement of 800,000 private placement units at a price of $10.00 per private placement unit, generating total gross proceeds of $8,000,000. The private placement units (including the private placement shares, the private placement units and CTAC Class A ordinary shares issuable upon exercise of such units) will not be transferable or salable until 30 days after the completion of the initial business combination, and are further subject to the twelve month lock up period described in the Investor Rights Agreement. On November 10, 2020, simultaneously with the sale of the over-allotment units, CTAC consummated a private sale of an additional 18,338 private placement units with our sponsor, generating gross proceeds of $183,380. Each private placement unit consists of one Class A ordinary share, and one-third of one redeemable warrant. Each whole private placement warrant underlying the private placement units is exercisable for one whole Class A ordinary share at a price of $11.50 per share.

Certain directors and officers have an indirect economic interest in the founder shares and private placement warrants purchased by Sponsor as a result of their membership interest in the Sponsor. In considering the recommendations of the CTAC Board to vote for the business combination proposal and the other proposals described in this proxy statement/prospectus, CTAC’s stockholders should consider these interests.

Related Party Loans

In order to finance transaction costs in connection with a business combination, Sponsor or an affiliate of Sponsor, or certain of CTAC’s officers and directors may, but are not obligated to, loan CTAC funds as may be required. If CTAC completes a business combination, CTAC may repay the working capital loans out of the proceeds of the trust account released to CTAC. Otherwise, the working capital loans may be repaid only out of funds held outside the trust account. In the event that a business combination does not close, CTAC may use a portion of the proceeds held outside the trust account to repay the working capital loans but no proceeds held in the trust account would be used to repay the working capital loans. Except for the foregoing, the terms of such working capital loans, if any, have not been determined and no written agreements exist with respect to such loans. The working capital loans would either be repaid upon consummation of a business combination, without interest, or, at the lenders’ discretion, up to $1.5 million of such working capital loans may be convertible into units, at the price of $10.00 per unit at the option of the lender. Such units would be identical to the private placement units. To date, CTAC had no outstanding borrowings under the working capital loans.

Administrative Services Agreement

Commencing on the effective date of the CTAC IPO, CTAC agreed to pay Sponsor or an affiliate of its Sponsor a total of up to $10,000 per month for office space, secretarial and administrative support services. Upon completion of a business combination or CTAC’s liquidation, CTAC will cease paying these monthly fees. CTAC incurred $20,000 in these fees for the period from the effective date of the CTAC IPO through December 31, 2020.

Consulting and Advisory Services Agreements

Commencing on the effective date of CTAC’s IPO, CTAC entered into certain master services agreements with each of Cerberus Operations and Advisory Company, LLC (“COAC”) pursuant to which CTAC agreed to pay to CTS and COAC and Cerberus Technology Solutions, LLC (“CTS”) certain fees and direct and allocable compensation costs, as well as reimbursement for any out-of-pocket expenses, to the extent that COAC or CTS provide advisory services to CTAC prior to the completion of a business combination. For the period from the effective date of the CTAC IPO through December 31, 2020, CTAC incurred approximately $138,000 of fees and costs under these agreements.

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, CTAC, the Sponsor and KORE entered into the Sponsor Support Agreement. Pursuant to the terms of the Sponsor Support Agreement, the Sponsor agreed to, among other things: (i) vote or cause its shares to vote in favor of the business combination proposal and the other proposals included in the accompanying proxy statement/prospectus, (ii) subject to certain exceptions, not transfer, sell, pledge, encumber, assign, grant an option with respect to, hedge, swap, convert or otherwise dispose of their private placement units, CTAC Class A ordinary shares, CTAC Class B ordinary shares or CTAC warrants (including the CTAC Class A ordinary shares issuable upon exercise thereof) held by the Sponsor until the earlier of the Closing or the valid termination of the Merger Agreement, (iii) not, directly or indirectly, solicit, initiate, continue or engage in alternative business combination proposals and (iv) waive applicable anti-dilution protections in CTAC’s amended and restated memorandum and articles of association with respect to the conversion of the CTAC Class B ordinary shares held by Sponsor upon consummation of the Transactions. For additional information, see “Director Designation Rights” and “Proposal No. 1—The Business Combination Proposal— Related Agreements—Sponsor Support Agreement.”

Investor Rights Agreement

The Merger Agreement contemplates that, at the Closing, Pubco, the Sponsor and the KORE Holders will enter into the Investor Rights Agreement, the form of which is attached to this proxy statement/prospectus as Annex D, pursuant to which the Sponsor and the stockholders of KORE party thereto are entitled to designate an aggregate of ten (10) individuals to the board of directors of Pubco and Pubco will agree to take all necessary actions to cause the board of directors of Pubco to be comprised of such individuals. Pubco also will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Pubco Common Stock and other equity securities of Pubco that are held by the parties thereto from time to time. In addition, each of the Pubco stockholders party to the Investor Rights Agreement will acknowledge and agree to be bound by certain transfer restrictions on its shares of Pubco Common Stock and certain other equity securities of Pubco during the 12-month period following the Closing Date. For additional information, see “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination—Investor Rights Agreement.”

KORE’s Related Party Transactions

Leasing and Professional Services Agreement

KORE TM Data Brasil Processamento de Dados Ltda., a wholly owned subsidiary of KORE, maintains a lease and a professional services agreement with a company controlled by a key member of such subsidiary’s management team.

Aggregated related party transactions, which have been recorded at the exchange amount, representing the amount of consideration established and agreed by the related parties, was $0.2 million and $0.3 million, for the years ended December 31, 2020 and 2019. The amount was recorded under general and administrative expenses in the consolidated statements of operations.

As of December 31, 2020, KORE had outstanding loans due to Interfusion B.V. and T-Fone B.V., companies related though common ownership resulting from the acquisition of Aspider in 2018. The amounts were as follows:

(in ‘000)

	December 31, 2020	December 31, 2019
Interfusion B.V.	$985	$898
T-Fone B.V.	$630	$574

The loans between KORE and Interfusion B.V. and T-Fone B.V. are payable upon a change in control. Interest is accrued quarterly, at a fixed rate of 2.5%. KORE accrued interest of $40,000 and $33,000, for the years ended December 31, 2020 and 2019, respectively.

Company Holders Support Agreement

In connection with the execution of the Merger Agreement, CTAC, KORE and the Requisite KORE Stockholders entered into the Company Holders Support Agreement, a copy of which is attached as Annex E to this proxy statement/prospectus. Pursuant to the terms of the Company Holders Support Agreement, the Requisite KORE Stockholders agreed to, among other things, (i) execute and deliver to CTAC a written consent in respect of all the shares of KORE common stock held by such Requisite KORE Stockholders approving the Merger Agreement and the Transactions as soon as reasonably practicable after the registration statement which this proxy statement/prospectus forms a part of is declared effective under the Securities Act, (ii) be bound by the same non-solicitation covenants as are applicable to KORE under the Merger Agreement and (iii) not to, directly or indirectly, transfer, pledge, encumber, place a lien on, assign, hedge, swap, covert, or otherwise dispose of any of its shares, enter into any contract or option with respect to a transfer, publicly announce any intention to effect any transfer or take any action that would have the effect of materially delaying, preventing or disabling such Requisite KORE Stockholder from performing its obligations under the Company Holders Support Agreement, subject to certain exceptions. The Requisite KORE Stockholders represented that as of the date of the Company Holders Support Agreement, such stockholders owned a number of shares of KORE stock equal to or greater than the Drag-Along Threshold (as such term is defined in the KORE Stockholders Agreement) and agreed to take, or cause to be taken, all actions, and cooperate with other parties, to cause the Transactions to be treated as a “Drag-Along Sale” in accordance with Section 3 of the KORE Stockholders Agreement. For additional information, see section entitled “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination—Sponsor Support Agreement.”

Investor Rights Agreement

See description above under “—CTAC Related Party Transactions—Investor Rights Agreement”.

Director and Officer Indemnification

KORE’s charter and bylaws provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. In connection with the Closing, Pubco expects to enter into new indemnification agreements for each post-Closing director and executive officer of Pubco.

Policies and Procedures for Related Person Transactions

Effective upon the Closing, the board of directors of Pubco will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which Pubco or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time during the applicable period was, one of Pubco’s executive officers or directors;

•	any person who is known by Pubco to be the beneficial owner of more than 5% of Pubco voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother in- law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of Pubco’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of Pubco’s voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

Pubco will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

CTAC Securities

In general, Rule 144 of the Securities Act, (“Rule 144”), permits the resale of restricted securities without registration under the Securities Act if certain conditions are met. Rule 144 is not available for the resale of restricted securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, including CTAC. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the consummation of the Transactions, we will no longer be a shell company, and as long as the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of our restricted securities.

If the above conditions have been met and Rule 144 is available, a person who has beneficially owned restricted CTAC ordinary shares or warrants for at least one year would be entitled to sell their securities pursuant to Rule 144, provided that such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale. If such persons are our affiliates at the time of, or at any time during the three months preceding, a sale, such persons would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number CTAC’s ordinary shares or warrants, as applicable, then outstanding; or

•	the average weekly reported trading volume of CTAC’s ordinary shares or warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144, when available, will also limited by manner of sale provisions and notice requirements.

As of the date of this proxy statement/prospectus, CTAC had 26,735,238 shares of Class A ordinary shares outstanding. Of these shares, 25,916,900 shares sold in the CTAC IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the CTAC Class A ordinary shares owned by the Sponsor are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. If the Transactions are approved, the shares of Pubco Common Stock we issue to the PIPE Investors pursuant to the Subscription Agreements will be restricted securities for purposes of Rule 144.

As of the date of this proxy statement/prospectus, there are 8,911,745 warrants of CTAC outstanding, consisting of 8,638,966 public warrants originally sold as part of the units issued in the CTAC IPO and 272,779 private placement warrants that were sold by CTAC to the Sponsor in a private sale prior to the CTAC IPO. Each warrant is exercisable for one CTAC Class A ordinary share, in accordance with the terms of the Warrant Agreement governing the warrants. The public warrants are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act.

We expect Rule 144 to be available for the resale of the above noted restricted securities as long as the conditions set forth in the exceptions listed above are satisfied following the Transactions.

Pubco Securities

Pursuant to Rule 144, a person who has beneficially owned restricted common stock or warrants of Pubco for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of Pubco’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) Pubco is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Pubco were required to file reports) preceding the sale.

Persons who have beneficially owned restricted common stock or warrants of Pubco for at least six months but who are Pubco’s affiliates at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Pubco common stock then outstanding; or

•	the average weekly reported trading volume of Pubco common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by Pubco’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about Pubco.

DISSENTERS’ RIGHTS

Neither CTAC shareholders nor CTAC unit or warrant holders have appraisal or dissenter rights under the Companies Act in connection with the Transactions.

SUBMISSION OF SHAREHOLDER PROPOSALS

The CTAC Board is aware of no other matter that may be brought before the special meeting.

FUTURE SHAREHOLDER AND STOCKHOLDER PROPOSALS

For any proposal to be considered for inclusion in our proxy statement/prospectus and form of proxy for submission to the shareholders at our 2021 annual meeting of shareholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and our memorandum and articles of association. Such proposals must be received by CTAC at its executive offices a reasonable time before CTAC begins to print and mail its 2021 annual meeting proxy materials in order to be considered for inclusion in CTAC’s proxy materials for the 2021 annual meeting.

Stockholder Proposals

The New Pubco Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. Pubco The New Pubco Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement thereto) given by or at the direction of Pubco’s board of directors, (ii) otherwise properly brought before such meeting by the Pubco’s board of directors or the chairperson of the board, or (iii) otherwise properly brought before such meeting by a stockholder present in person who (A) (1) was a record owner of shares of Pubco both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in the New Pubco Bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for Pubco’s annual meeting of stockholders, a stockholders’ notice must be delivered to, or mailed and received at, the principal executive offices of Pubco not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by Pubco. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of timely notice as described above.

We currently anticipate the 2021 annual meeting of stockholders of Pubco will be held no later than                  . Nominations and proposals also must satisfy other requirements set forth in the New Pubco Bylaws.

Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the 2021 annual general meeting pursuant to Rule 14a-8 must be received at Pubco’s principal office a reasonable time before Pubco begins to print and send its proxy materials and must comply with Rule 14a-8.

Stockholder Director Nominees

The New Pubco Bylaws permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of Pubco’s amended and restated certificate of incorporation. To nominate a director, the stockholder must provide the information required by the New Pubco Bylaws. In addition, the stockholder must give timely notice to Pubco’s secretary in accordance with the New Pubco Bylaws, which, in general, require that the notice be received by Pubco’s secretary within the time periods described above under “—Stockholder Proposals” for stockholder proposals.

LEGAL MATTERS

Milbank LLP, New York, New York, has passed upon the validity of the securities of Pubco offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus. Certain Cayman Islands matters will be passed upon for CTAC by Maples and Calder (Cayman) LLP.

EXPERTS

The consolidated financial statements and schedule of Maple Holdings Inc. as of December 31, 2020 and 2019 and for the years then ended included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

The financial statements of CTAC as of December 31, 2020 and for the period from September 8, 2020 (inception) through December 31, 2020 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of WithumSmith+Brown, PC., an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Pubco as of March 31, 2021 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of WithumSmith+Brown, PC, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

OTHER SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the CTAC Board, any committee chairperson or the non-management directors as a group by writing to the CTAC Board or committee chairperson in care of Cerberus Telecom Acquisition Corp., 875 Third Avenue, New York, NY 10022.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, CTAC and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of CTAC’s annual report to shareholders and CTAC’s proxy statement/prospectus. Upon written or oral request, CTAC will deliver a separate copy of the annual report and/or proxy statement/prospectus to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that CTAC deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that CTAC deliver single copies of such documents in the future. Shareholders may notify CTAC of their requests by calling or writing CTAC at its principal executive offices at 875 Third Avenue, New York, NY 10022 or (212) 891-2100.

WHERE YOU CAN FIND MORE INFORMATION

CTAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by CTAC with the Securities SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information on CTAC at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to CTAC has been supplied by CTAC, and all such information relating to KORE has been supplied by KORE. Information provided by one another does not constitute any representation, estimate or projection in respect of the other.

If you would like additional copies of this document or if you have questions about the business combination, you should contact via phone or in writing:

King Pubco, Inc.

875 Third Avenue

New York, New York 10022

If you are a shareholder of CTAC and would like to request documents, please do so by      , 2021, in order to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

This document is a proxy statement/prospectus of CTAC for the special meeting. We have not authorized anyone to give any information or make any representation about the Transactions, KORE or CTAC that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Cerberus Telecom Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Cerberus Telecom Acquisition Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from September 8, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from September 8, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

May 12, 2021

CERBERUS TELECOM ACQUISITION CORP.

BALANCE SHEET

December 31, 2020 (Restated)

Assets:
Current assets:
Cash	$1,936,020
Prepaid expenses	725,671

Total current assets	2,661,691
Investments held in Trust Account	259,173,294

Total Assets	$261,834,985

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$67,232
Due to related party	167,405
Accrued expenses	724,099

Total current liabilities	958,736
Deferred underwriting commissions	9,070,915
Warrant liability	12,030,850

Total liabilities	22,060,501

Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 23,477,448 shares subject to possible redemption at $10.00 per share	234,774,480
Shareholders’ Equity:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 3,257,790 shares issued and outstanding (excluding 23,477,448 shares subject to possible redemption)	326
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,479,225 shares issued and outstanding	648
Additional paid — in capital	9,893,025
Accumulated deficit	(4,893,995)

Total shareholders’ equity	5,000,004

Total Liabilities and Shareholders’ Equity	$261,834,985

CERBERUS TELECOM ACQUISITION CORP.

STATEMENT OF OPERATIONS

For the Period from September 8, 2020 (inception) through December 31, 2020 (Restated)

General and administrative expenses	$514,538
General and administrative expenses — related party	158,430

Loss from operations	(672,968)
Other (expense) income:
Change in fair value of warrants	(3,779,050)
Offering costs attributable to warrants	(446,271)
Net gain from investments held in Trust Account	4,294

Net loss	$(4,893,995)

Basic and diluted weighted average shares outstanding of Class A ordinary shares	26,386,269

Basic and diluted net income per ordinary share, Class A ordinary shares	$0.00

Basic and diluted weighted average shares outstanding of Class B ordinary shares	6,355,484

Basic and diluted net loss per ordinary share, Class B ordinary shares	$(0.77)

The accompanying notes are an integral part of these financial statements.

CERBERUS TELECOM ACQUISITION CORP.

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Period from September 8, 2020 (inception) through December 31, 2020 (Restated)

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’s Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance — September 8, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	7,187,500	719	24,281	—	25,000
Sale of units in initial public offering, less fair value of public warrants	25,916,900	2,592	—	—	251,166,603	—	251,169,195
Offering costs	—	—	—	—	(14,457,101)	—	(14,457,101)
Sale of private placement units, less fair value of private placement warrants	818,338	82	—	—	7,931,303	—	7,931,385
Forfeiture of Class B ordinary shares	—	—	(708,275)	(71)	71	—	—
Class A ordinary shares subject to possible redemption	(23,477,448)	(2,348)	—	—	(234,772,132)	—	(234,774,480)
Net loss	—	—	—	—	—	(4,893,995)	(4,893,995)

Balance — December 31, 2020	3,257,790	$326	6,479,225	$648	$9,893,025	$(4,893,995)	$5,000,004

The accompanying notes are an integral part of these financial statements.

CERBERUS TELECOM ACQUISITION CORP.

STATEMENT OF CASH FLOWS

For the Period from September 8, 2020 (inception) through December 31, 2020 (Restated)

Cash Flows from Operating Activities:
Net loss	$(4,893,995)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by Sponsor in exchange for Class B ordinary shares	25,000
Change in fair value of warrant liability	3,779,050
Offering costs attributable to warrants	446,271
Net gain from investments held in Trust Account	(4,294)
Changes in operating assets and liabilities:
Prepaid expenses	(725,671)
Accounts payable	45,087
Due to related party	167,405
Accrued expenses	319,099

Net cash used in operating activities	(842,048)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(259,169,000)

Net cash used in investing activities	(259,169,000)

Cash Flows from Financing Activities:
Repayment of note payable to related parties	(127,686)
Proceeds received from initial public offering, gross	259,169,000
Proceeds received from private placement	8,183,380
Offering costs paid	(5,277,626)

Net cash provided by financing activities	261,947,068

Net change in cash	1,936,020
Cash — beginning of the period	—

Cash — ending of the period	$1,936,020

Supplemental disclosure of non — cash investing and financing activities:
Offering costs included in accounts payable	$22,145
Offering costs included in accrued expenses	$405,000
Offering costs included in note payable	$127,686
Initial Fair Value of Warrant Liability	$7,912,000
Deferred underwriting commissions	$9,070,915
Initial value of Class A ordinary shares subject to possible redemption	$230,663,390
Change in value of Class A ordinary shares subject to possible redemption	$4,111,090

The accompanying notes are an integral part of these financial statements.

CERBERUS TELECOM ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS

Organization and General

Cerberus Telecom Acquisition Corp. (the “Company”) is a blank check company incorporated in the Cayman Islands on September 8, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).

At December 31, 2020, the Company had not yet commenced operations. All activity for the period from September 8, 2020 (inception) through December 31, 2020 relates to the Company’s formation and its preparation for the initial public offering (“Initial Public Offering”), which is described below, and since the offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenue until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of income earned on investments held in the Trust Account (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Cerberus Telecom Acquisition Holdings, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 21, 2020. On October 26, 2020, the Company consummated its Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), generating gross proceeds of $250.0 million, and incurring offering costs of approximately $14.5 million, inclusive of approximately $8.8 million in deferred underwriting commissions (Note 6). On November 10, 2020, the underwriters partially exercised the over-allotment option and purchased an additional 916,900 Units (the “Over-Allotment Units”), generating gross proceeds of approximately $9.2 million (the “Over-Allotment“), and incurred additional offering costs of approximately $0.5 million in underwriting fees (inclusive of approximately $0.3 million in deferred underwriting fees).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 800,000 Units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit, generating total gross proceeds of $8.0 million (Note 5). If the over-allotment option is exercised, the Sponsor will purchase an additional amount of up to 75,000 Private Placement Units at a price of $10.00 per Private Placement Unit. On November 10, 2020, simultaneously with the sale of the Over-Allotment Units, the Company consummated a private sale of an additional 18,338 Private Placement Units to Cerberus Telcom Acquisition Holdings, LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $183,380 (See Note 5).

Upon the closing of the Initial Public Offering, the Over-Allotment, and the Private Placement, $259.2 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and were subsequently invested only in U.S. government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of its Public Shares (the “Public Shareholders”), with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares have been classified as temporary equity upon the completion of the Proposed Public Offering in accordance with the ASC Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which the Company will be adopted upon the consummation of the Proposed Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor and each member of its management team have agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Proposed Public Offering in favor of a Business Combination. Subsequent to the consummation of the Proposed Public Offering, the Company will adopt an insider trading policy which will require insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the Sponsor and each member of our management team have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Proposed Public Offering, without the prior consent of the Company.)

The Company’s Sponsor, officers and directors (the “Initial Shareholders”) have agreed not to propose an amendment to the amended and restated memorandum and articles of association (a) that would modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering, or October 26, 2022 (the “Combination Period”) or (b) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

The Sponsor, executive officers and directors have agreed not to propose an amendment to the amended and restated memorandum and articles of association (a) that would modify the substance or timing of the Company’s obligation provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial Business Combination or to redeem 100% of our public shares if the Company does not complete its initial Business Combination within 24 months from the closing of the Proposed Public Offering (the “Combination Period”) or (b) with respect to any other provision relating rights of holders of Class A ordinary shares, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an initial Business Combination within 24 months from the closing of our Initial Public Offering. Our amended and restated memorandum and articles of association provides that, if we wind up for any other reason prior to the consummation of our initial Business Combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

The Sponsor and each member of its management team have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or members of the Company’s management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the

Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s Independent Registered Accounting Firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination

As more fully described in Note 10, on March 12, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, King Pubco, Inc. (“Pubco”), a Delaware corporation and newly formed wholly owned subsidiary of Cerberus Telecom Acquisition Holdings, LLC (the “Sponsor”), an affiliate of the Company, King Corp Merger Sub, Inc. (“Corp Merger Sub”), a Delaware corporation and direct, wholly owned subsidiary of the Sponsor, King LLC Merger Sub, LLC (“LLC Merger Sub”), a Delaware limited liability company and direct, wholly owned subsidiary of Pubco, and Maple Holdings Inc. (“KORE”), a Delaware corporation.

Liquidity and Capital Resources

As of December 31, 2020, the Company had approximately $1.9 million in its operating bank accounts and working capital of approximately $1.7 million.

Prior to the completion of the Initial Public Offering, the Company’s liquidity needs had been satisfied through the payment of $25,000 from the Sponsor to cover certain offering costs of the Company in exchange for the issuance of the Founder Shares, and a loan of approximately $128,000 pursuant to the Note issued to the Sponsor (Note 5). The Company repaid the Note in full on October 26, 2020. Subsequent to the consummation of the Initial Public Offering and Private Placement, the proceeds from the consummation of the Private Placement not held in the Trust Account will be used to satisfy the Company’s liquidity. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor may, but is not obligated to, provide the Company Working Capital Loans (see Note 5). As of December 31, 2020, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

In May 2021, the Company concluded that, because of a misapplication of the accounting guidance related to its Public and Private Placement Warrants, the Company’s previously issued financial statements for the period ended December 31, 2020, as well as the audited balance sheet and unaudited pro forma balance sheet as of October 26, 2020 (collectively, the “Affected Periods”), should no longer be relied upon. As such, the Company is restating its financial statements for the Affected Periods included in this Annual Report.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require such warrants to be classified as liabilities on a SPAC’s balance sheet as opposed to equity. Since issuance on October 26, 2020 and, subsequently, on November 10, 2020, our outstanding public and private placement warrants (the

“Warrants”) to purchase common stock were accounted for as equity within the Company’s previously reported balance sheets. After discussion and evaluation, management concluded that the warrants should be presented as liabilities with subsequent fair value remeasurement.

Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants, based on our application of FASB ASC Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40”). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. We reassessed our accounting for Warrants in light of the SEC Staff’s Statement. Based on this reassessment, we determined that the Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in our Statement of Operations each reporting period. Additionally, offering costs attributable to warrants, based on their fair value as a percentage of proceeds, are no longer included as an offset to equity but expensed as incurred.

Therefore, the Company, in consultation with its Audit Committee, concluded that its previously issued Financial Statements for the Affected Periods should be restated because of a misapplication in the guidance around accounting for the Warrants and should no longer be relied upon.

Impact of the Restatement

The following summarizes the effect of the Restatement on each financial statement line item for each period presented herein. The restatement had no impact on net cash flows from operating, investing or financing activities.

	As Filed	Restatement Adjustment	As Restated
Balance Sheet as of October 26, 2020
Warrant liability	—	7,912,000	7,912,000
Ordinary shares subject to possible redemption	238,575,390	(7,912,000)	230,663,390
Class A ordinary shares	194	79	273
Additional paid-in capital	5,049,620	444,588	5,494,208
Accumulated deficit	(50,529)	(444,667)	(495,196)
Pro Forma Balance Sheet as of October 26, 2020 (unaudited)
Warrant Liability	—	9,713,800	9,713,800
Ordinary shares subject to possible redemption	247,423,470	(9,713,800)	237,709,670
Class A ordinary shares	200	97	297
Additional paid-in capital	5,049,620	1,908,173	6,957,793
Accumulated deficit	(50,529)	(1,908,270)	(1,958,799)
Balance Sheet as of December 31, 2020
Warrant Liability	—	12,030,850	12,030,850
Ordinary shares subject to possible redemption	246,805,330	(12,030,850)	234,774,480
Class A ordinary shares	206	120	326
Additional paid-in capital	5,667,824	4,225,201	9,893,025
Accumulated deficit	(668,674)	(4,225,321)	(4,893,995)

	As Filed	Restatement Adjustment	As Restated
Period from September 8, 2020 (inception) to December 31, 2020
Income (Loss) from change in FV of warrants	—	(3,779,050)	(3,779,050)
Offering costs attributable to warrants	—	(446,271)	(446,271)
Net loss	(668,674)	(4,225,321)	(4,893,995)
Basic and diluted net loss per ordinary share, Class B ordinary shares	(0.11)	(0.66)	(0.77)
Cash Flow Statement for the period from September 8, 2020 (inception) to December 31, 2020
Net Loss	(668,674)	(4,225,321)	(4,893,995)
Offering costs attributable to warrants	—	446,271	446,271
Change in fair value of warrant liability	—	3,779,050	3,779,050
Initial classification of warrant liability	—	7,912,000	7,912,000
Initial value of Class A ordinary shares subject to possible redemption	238,575,390	(7,912,000)	230,663,390
Change in value of Class A ordinary shares to possible redemption	8,229,940	(4,118,850)	4,111,090

There is no change to total stockholders’ equity at any reported balance sheet date.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times, may exceed the federal depository insurance coverage of $250,000, and any cash held in Trust Account. At December 31, 2020, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account. The Company’s investments held in the Trust Account as of December 31, 2020 are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. treasury securities money market funds.

Investments Held in the Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain from investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information, other than for investments in open-ended money market funds with published daily net asset values (“NAV”), in which case the Company uses NAV as a practical expedient to fair value. The NAV on these investments is typically held constant at $1.00 per unit.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2020, the carrying values of cash, prepaid expenses, accounts payable, accrued expenses, and due to related party approximate their fair values, primarily due to their short-term nature. The

Company’s investments held in Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in money market funds that comprise only U.S. treasury securities and are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $259,173,294 of cash equivalents held in the Trust Account as of December 31, 2020.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred in connection with the Initial Public Offering. These costs are allocated to the Class A Ordinary Shares and the Warrants issued based on their estimated fair value as a percentage of proceeds. Offering costs attributable to Class A Ordinary Shares were charged to additional paid-in capital upon the completion of the Initial Public Offering and offering costs attributable to the Warrants were expensed as incurred.

Class A Ordinary Shares subject to possible redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2020, 23,477,448 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company accounts for its Public and Private Placement Warrants as derivative warrant liabilities in accordance with ASC 815-40. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model. The fair value of Public Warrants issued have subsequently been re-measured based on the listed market price of such warrants. As the transfer of Private Placement Warrants to anyone outside of a small group of individuals who are permitted transferees would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant, with an insignificant adjustment for short-term marketability restrictions.

Net loss per ordinary share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 8,911,745 Class A ordinary shares in the calculation of diluted income (loss) per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted income (loss) per share is the same as basic loss per share for the period presented.

The Company’s statement of operations includes a presentation of net income (loss) per share for ordinary shares subject to redemption in a manner similar to the two-class method of income (loss) per share. Net loss per share, basic and diluted for Class A ordinary shares is calculated by dividing the investment income earned on the Trust Account of approximately $4,000 for the period from September 8, 2020 (inception), through December 31, 2020 by the weighted average number of Class A ordinary shares outstanding for the period. Net loss per share, basic and diluted for Class B ordinary shares is calculated by dividing the net loss of approximately $4.9 million for the period from September 8, 2020 (inception), through December 31, 2020, less income attributable to Class A ordinary shares, by the weighted average number of Class B ordinary shares outstanding for the period.

Income taxes

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

On October 26, 2020, the Company consummated its Initial Public Offering of 25,000,000 Units at $10.00 per Unit, generating gross proceeds of $250.0 million, and incurring offering costs of approximately $14.4 million, inclusive of approximately $8.8 million in deferred underwriting commissions. The underwriters were granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,750,000 additional Units to cover over-allotments, if any, at $10.00 per Unit. On November 10, 2020, the underwriters partially exercised the over-allotment option and purchased an additional 916,900 Units (the “Over-Allotment Units”), generating gross proceeds of approximately $9.2 million, and incurring additional offering costs of approximately $0.5 million in underwriting fees (inclusive of approximately $0.3 million in deferred underwriting fees).

Each Unit consists of one Class A ordinary share, and one-third of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On September 10, 2020, the Sponsor paid $25,000 to cover certain expenses on behalf of the Company in exchange for the issuance of 11,500,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). On October 16, 2020, the Sponsor effected a surrender of 2,875,000 Founder Shares to the Company for no consideration. On October 21, 2020, the Sponsor effected a surrender of an additional 1,437,500 Founder Shares to the Company, for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding to 7,187,500 shares. All share and per share amounts have been retroactively restated for the share surrenders. The Sponsor agreed to forfeit up to 937,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. The forfeiture was to be adjusted to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares, excluding the Private Placement Shares (as defined below), after the Initial Public Offering. On November 10, 2020, the underwriters partially exercised the over-allotment option and purchased an additional 916,900 Units, and on December 7, 2020, as a result of the remaining over-allotment option expiring unexercised, 708,275 Founder Shares were forfeited resulting in 6,479,225 Founder Shares issued and outstanding.

The Sponsor and management team agreed, subject to limited exceptions, not to transfer, assign or sell (i) any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Units

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 800,000 Private Placement Units at a price of $10.00 per Private Placement Unit, generating total gross proceeds of $8.0 million. If the over-allotment option was exercised, the Sponsor would have purchased an additional amount of up to 75,000 Private Placement Units at a price of $10.00 per Private Placement Unit. The Private Placement Units (including the Private Placement Shares, the Private Placement Warrants (as defined below) and Class A ordinary shares issuable upon exercise of such warrants) will not be transferable or salable until 30 days after the completion of the initial Business Combination. On November 10, 2020, simultaneously with the sale of the Over-Allotment Units, the Company consummated a private sale of an additional 18,338 Private Placement Units the Sponsor, generating gross proceeds of $183,380.

Each Private Placement Unit consists of one Class A ordinary share (“Private Placement Shares”), and one-third of one redeemable warrant (each, a “Private Placement Warrant”). Each whole Private Placement Warrant underlying the Private Placement Units is exercisable for one whole Class A ordinary share at a price of $11.50 per share. Certain proceeds from the Private Placement Units were added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Units and the underlying securities will expire worthless. The Private Placement Units will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. The Private Placement Warrants will be non-redeemable (except as described in Note 7 below under “Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00”) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

Related Party Loans

On September 10, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover for expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and was payable upon the completion of the Initial Public Offering. Prior to the Initial Public Offering, the Company borrowed approximately $128,000 under the Note. On October 26, 2020, the Note was fully repaid.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into units, at the price of $10.00 per unit at the option of the lender. Such units would be identical to the Private Placement Units. To date, the Company had no outstanding borrowings under the Working Capital Loans.

Administrative Services Agreement

Commencing on the effective date of the Company’s Initial Public Offering, the Company agreed to pay its Sponsor or an affiliate of its Sponsor a total of up to $10,000 per month for office space, secretarial and administrative support services. Upon completion of a Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred $20,000 in these fees for the period from the effective date of the Initial Public Offering through December 31, 2020, which is included in general and administrative fees — related party on the accompanying statement of operations. As of December 31, 2020, the full amount is included in due to related party on the accompanying balance sheet.

Consulting and Advisory Services Agreements

Commencing on the effective date of the Company’s Initial Public Offering, the Company agreed to pay Cerberus Operations and Advisory Company, LLC (“COAC”) and Cerberus Technology Solutions, LLC (“CTS”) certain fees and direct and allocable compensation costs, as well as reimbursement for any out-of-pocket expenses, to the extent that COAC or CTS provide advisory services to the Company prior to the completion of a Business Combination. For the period from the effective date of the Initial Public Offering through December 31, 2020, the Company incurred approximately $138,000 of these services, which is included in general and administrative fees — related party on the accompanying statement of operations. As of December 31, 2020, the full amount is included in due to related party on the accompanying balance sheet.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration and Shareholder Rights

The holders of Founder Shares, Private Placement Shares, Private Placement Warrants, Class A ordinary shares underlying the Private Placement Warrants and units that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of any Private Warrants underlying the Private Placement Units that may be issued upon conversion of working capital loans), if any, will be entitled to registration rights pursuant to a registration and shareholder rights agreement to be signed upon consummation of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period, which occurs, (i) in the case of the Founder Shares, in accordance with the letter agreement the Company’s initial shareholders entered into and (ii) in the case of the Private Placement Warrants and the respective Class A ordinary shares underlying such Private Placement Warrants, 30 days after the completion of the Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 3,750,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters exercised the over-allotment option in part for 916,900 Units on November 10, 2020 and the remaining amount expired unexercised.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or approximately $5.2 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $9.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that, while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statement. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 7. DERIVATIVE WARRANT LIABILITIES

As of December 31, 2020, the Company has 8,638,966 and 272,778 Public Warrants and Private Placement Warrants, respectively, outstanding.

Public Warrants may only be exercised for a whole number of shares. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Proposed Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than twenty business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination (except pursuant to limited exceptions to the Company’s officers and directors and other persons or entities affiliated with the initial purchasers of the Private Placement Warrants) and they will not be redeemable by the Company (except as described below under “Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrant.

Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the Public Warrants for cash (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price (the “closing price”) of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. If the Company calls the Public Warrants for redemption, as described above, management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. Except as set forth below, none of the Private Placement Warrants will be redeemable by us so long as they are held by our sponsor or its permitted transferees.

Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the agreed redemption date and the “fair market value” of the Company’s Class A ordinary shares;

•

if, and only if, the last reported sale price (the “closing price”) of the Company’s Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If the Company has not completed the initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

If the Company is unable to complete the initial Business Combination within the combination period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 8. SHAREHOLDERS’ EQUITY

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2020, there were 26,735,238 Class A ordinary shares issued and outstanding, including 23,477,448 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On September 10, 2020, the Company issued 11,500,000 Class B ordinary shares to the Sponsor. On October 16, 2020, the Sponsor effected a surrender of 2,875,000 Founder Shares to the Company for no consideration. On October 21, 2020, the Sponsor effected a surrender of an additional 1,437,500 Class B ordinary shares, for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding to 7,187,500 shares. All shares and associated amounts have been retroactively restated to reflect the surrenders of shares. Of the 7,187,500 shares outstanding, up to 937,500 shares were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial shareholders would collectively own approximately 20% of the Company’s issued and outstanding ordinary shares (excluding the Private Placement Shares). On November 10, 2020, the underwriters partially exercised the over-allotment option and on December 7, 2020, as a result of the remaining over-allotment option expiring unexercised, 708,275 shares were forfeited. As of December 31, 2020, there were 6,479,225 Class B ordinary shares issued and outstanding.

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares have the right to vote on the election of the Company’s directors prior to the initial Business Combination.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Proposed Public Offering (excluding the Private Placement Shares), plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Units issued to the sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans and the Private Placement Shares. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no preference shares issued or outstanding.

NOTE 9. FAIR VALUE MEASUREMENT

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the date of the underlying transaction, and at each reporting period for certain financial instruments. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).

At December 31, 2020, there were 8,638,966 Public Warrants and 272,778 Private Placement Warrants outstanding.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	December 31, 2020	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account — U.S. Treasury Securities	$259,173,294	$259,173,294	$—	$—
Liabilities:
Warrant Liability — Public Warrants	$11,662,600	$11,662,600	$—	$—
Warrant Liability — Private Placement Warrants	$368,250	$—	$368,250	$—

Initial Measurement

The estimated fair value of the Private Placement Warrants and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The aforementioned warrant liabilities are not subject to qualified hedge accounting.

The following table provides quantitative information regarding Level 3 fair value measurements:

	At October 26, 2020 (Initial Public Offering)		At November 10, 2020 (Over-allotment)
Stock price	$	n/a	$	n/a
Strike price		$11.50		$11.50
Term (in years)		5.0		5.0
Volatility		16.5%		18.2%
Risk-free rate		0.41%		0.52%
Dividend yield		0.0%		0.0%
Fair value of warrants		$0.92		$1.09

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of December 31, 2020 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker CTAC.WS. As the transfer of Private Placement Warrants to anyone outside of a small group of individuals who are permitted transferees would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant, with an insignificant adjustment for short-term marketability restrictions. As such, the Private Placement Warrants are classified as Level 2.

As of December 31, 2020, the aggregate values of the Private Placement Warrants and Public Warrants were $11.6 million and $0.4 million, respectively, based on the closing price of CTAC.WS on that date of $1.35.

The following table presents the changes in the fair value of warrant liabilities:

	Public	Private Placement	Warrant Liabilities
Fair value as of September 8, 2020 (inception)	$—	$—	$—
Initial measurement on October 26, 2020 (IPO)	$7,666,666	$245,334	$7,912,000
Change in valuation inputs or other assumptions(1)	$1,416,667	$45,333	$1,462,000
Initial measurement on November 10, 2020 (Over-allotment)	$333,139	$6,661	$339,800

Fair value as of November 10, 2020(2)	$9,416,472	$297,328	$9,713,800
Change in valuation inputs or other assumptions(1)	$2,246,128	$70,922	$2,317,050

Fair value as of December 31, 2020	$11,662,600	$368,250	$12,030,850

(1)	Changes in valuation inputs or other assumptions are recognized in change in fair value of warrants in the Consolidated Statement of Operations.
(2)

Due to the use of quoted prices in an active market (Level 1) and the use of observable inputs for similar assets or liabilities (Level 2) to measure the fair values of the Public Warrants and Private Placement Warrants, respectively, subsequent to initial measurement, the Company had transfers out of Level 3 totaling $9.7 million during the period from December 9, 2020 through December 31, 2020.

NOTE 10. SUBSEQUENT EVENTS

On March 12, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, King Pubco, Inc. (“Pubco”), a Delaware corporation and wholly owned subsidiary of Cerberus Telecom Acquisition Holdings, LLC (the “Sponsor”), an affiliate of the Company, King Corp Merger Sub, Inc. (“Corp Merger Sub”), a Delaware corporation and direct, wholly owned subsidiary of the Sponsor, King LLC Merger Sub, LLC (“LLC Merger Sub”), a Delaware limited liability company and direct, wholly owned subsidiary of Pubco, and Maple Holdings Inc. (“KORE”), a Delaware corporation.

Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction (the “Business Combination”) pursuant to which, among other things, (i) on the day immediately prior to the Closing Date (as defined in the Merger Agreement), the Company will merge with and into LLC Merger Sub, a subsidiary of Pubco (the “Pubco Merger”), with LLC Merger Sub being the surviving entity of the Pubco Merger and Pubco as parent of the surviving entity, (ii) on the Closing Date and immediately prior to the First Merger (as defined below), Sponsor will contribute 100% of its equity interests in Corp Merger Sub to Pubco (the “Corp Merger Sub Contribution”), as a result of which Corp Merger Sub will become a wholly owned subsidiary of Pubco, (iii) following the Corp Merger Sub Contribution, Corp Merger Sub will merge with and into KORE (the “First Merger”), with KORE being the surviving corporation of the First Merger; and (iv) immediately following the First Merger and as part of the same overall transaction as the First Merger, KORE will merge with and into LLC Merger Sub (the “Second Merger” and, together with the First Merger, being collectively referred to as the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions” and the closing of the Transactions, the “Closing”), with LLC Merger Sub being the surviving entity of the Second Merger and Pubco being the sole member of LLC Merger Sub.

Consummation of the transactions contemplated by the Merger Agreement are subject to customary conditions of the respective parties, including the receipt of the required approval by the shareholders of the Company and the satisfaction or waiver of certain other conditions stated in the 8-K filed on March 12, 2020.

On March 12, 2021, concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”), pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 22,500,000 shares of Pubco Common Stock for an aggregate purchase price equal to $225,000,000 (the “PIPE Investment”). The PIPE Investment will be consummated substantially concurrently with the Closing.

The Subscription Agreements for the PIPE Investors provide for certain registration rights. In particular, the Company is required to, as soon as practicable but no later than 15 calendar days following the Closing, submit to or file with the SEC a registration statement registering the resale of such shares. Additionally, the Company is required to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof. Upon the reasonable request of a PIPE Investor, the Company must use commercially reasonable efforts to keep the registration statement continuously effective with respect to such PIPE Investor until the earliest of: (a) the date such PIPE Investor no longer holds any registrable shares, (b) the date all registrable shares held by such PIPE Investor may be sold without restriction under Rule 144 and (c) two years from the date of effectiveness of the registration statement.

The Subscription Agreements will terminate with no further force and effect upon the earliest to occur of: (i) three business days after the termination of the Merger Agreement in accordance with its terms, (ii) the mutual written agreement of the parties to such Subscription Agreement, or (iii) the failure to close by December 12, 2021.

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date the financial statements were issued. Based upon this review, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

CERBERUS TELECOM ACQUISITION CORPORATION

CONDENSED BALANCE SHEET

	March 31, 2021 (unaudited)	December 31, 2020
Assets:
Current assets:
Cash	$1,735,635	$1,936,020
Prepaid expenses	626,145	725,671
Total current assets	2,361,780	2,661,691
Investments held in Trust Account	259,179,864	259,173,294
Total Assets	$261,541,644	$261,834,985
Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	145,607	67,232
Due to related party	602,467	167,405
Accrued expenses	2,646,702	724,099
Total current liabilities	3,394,776	958,736
Deferred underwriting commissions	9,070,915	9,070,915
Warrant liability	9,357,330	12,030,850
Total liabilities	21,823,021	22,060,501
Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 23,471,862 and 23,477,448 shares subject to possible redemption at $10.00 per share as of March 31, 2021 and December 31, 2020, respectively	234,718,620	234,774,480
Shareholders’ Equity:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding as of March 31, 2021 and December 31, 2020	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 3,263,376 and 3,257,790 shares issued and outstanding (excluding 23,471,862 and 23,477,448 shares subject to possible redemption) as of March 31, 2021 and December 31, 2020, respectively	327	326
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,479,225 shares issued and outstanding as of March 31, 2021 and December 31, 2020	648	648
Additional paid — in capital	9,948,884	9,893,025
Accumulated deficit	(4,949,856)	(4,893,995)
Total shareholders’ equity	5,000,003	5,000,004
Total Liabilities and Shareholders’ Equity	$261,541,644	$261,834,985

CERBERUS TELECOM ACQUISITION CORPORATION

UNAUDITED CONDENSED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

General and administrative expenses	$2,300,889
General and administrative expenses – related party	435,062
Loss from operations	(2,735,951)
Other (expense) income:
Change in fair value of warrants	2,673,520
Interest income on investments held in Trust Account	6,570
Net income (loss)	$(55,861)
Basic and diluted weighted average shares outstanding of Class A ordinary shares	26,735,238
Basic and diluted net income per ordinary share, Class A ordinary shares	$—
Basic and diluted weighted average shares outstanding of Class B ordinary shares	6,479,225
Basic and diluted net loss per ordinary share, Class B ordinary shares	$(0.01)

The accompanying notes are an integral part of these unaudited condensed financial statements.

CERBERUS TELECOM ACQUISITION CORPORATION

UNAUDITED CONDENSED STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2021

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’s Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	3,257,790	$326	6,479,225	$648	$9,893,025	$(4,893,995)	$5,000,004
Class A ordinary shares subject to redemption	5,586	1	—	—	55,859	—	(55,860)
Net loss	—	—	—	—	—	(55,861)	(55,861)
Balance – March 31, 2021 (unaudited)	3,263,376	$327	6,479,225	$648	$9,948,884	$(4,949,856)	$5,000,003

The accompanying notes are an integral part of these unaudited condensed financial statements.

CERBERUS TELECOM ACQUISITION CORPORATION

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

Cash Flows from Operating Activities:
Net loss	$(55,861)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liability	(2,673,520)
Interest income on investments held in Trust Account	(6,570)
Changes in operating assets and liabilities:
Prepaid expenses	99,526
Accounts payable	78,375
Due to related party	435,062
Accrued expenses	1,922,603
Net cash used in operating activities	(200,385)
Net change in cash	(200,385)
Cash – beginning of the period	1,936,020
Cash – ending of the period	$1,735,635

The accompanying notes are an integral part of these unaudited condensed financial statements.

CERBERUS TELECOM ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Proposed Business Combination

Organization and General

Cerberus Telecom Acquisition Corp. (the “Company”) is a blank check company incorporated in the Cayman Islands on September 8, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

At March 31, 2021, the Company had not yet commenced operations. All activity for the period from September 8, 2020 (inception) through December 31, 2020 relates to the Company’s formation and its preparation for the initial public offering (“Initial Public Offering”), which is described below, and since the offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenue until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of income earned on investments held in the Trust Account (as defined below).

The Company’s sponsor is Cerberus Telecom Acquisition Holdings, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 21, 2020. On October 26, 2020, the Company consummated its Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), generating gross proceeds of $250.0 million, and incurring offering costs of approximately $14.5 million, inclusive of approximately $8.8 million in deferred underwriting commissions (Note 5). On November 10, 2020, the underwriters partially exercised the over-allotment option and purchased an additional 916,900 Units (the “Over-Allotment Units”), generating gross proceeds of approximately $9.2 million (the “Over-Allotment”), and incurred additional offering costs of approximately $0.5 million in underwriting fees (inclusive of approximately $0.3 million in deferred underwriting fees).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 800,000 Units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit, generating total gross proceeds of $8.0 million (Note 4). If the over-allotment option is exercised, the Sponsor will purchase an additional amount of up to 75,000 Private Placement Units at a price of $10.00 per Private Placement Unit. On November 10, 2020, simultaneously with the sale of the Over-Allotment Units, the Company consummated a private sale of an additional 18,338 Private Placement Units to Cerberus Telcom Acquisition Holdings, LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $183,380 (See Note 4).

Upon the closing of the Initial Public Offering, the Over-Allotment, and the Private Placement, $259.2 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and were subsequently invested only in U.S. government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of its Public Shares (the “Public Shareholders”), with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares have been classified as temporary equity upon the completion of the Proposed Public Offering in accordance with the ASC Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which the Company will be adopted upon the consummation of the Proposed Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor and each member of its management team have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Proposed Public Offering in favor of a Business Combination. Subsequent to the consummation of the Proposed Public Offering, the Company will adopt an insider trading policy which will require insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the Sponsor and each member of our management team have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Proposed Public Offering, without the prior consent of the Company.)

The Company’s Sponsor, officers and directors (the “Initial Shareholders”) have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (a) that would modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering, or October 26, 2022 (the “Combination Period”) or (b) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

The Sponsor, executive officers and directors have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (a) that would modify the substance or timing of the Company’s obligation provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial Business Combination or to redeem 100% of our public shares if the Company does not complete its initial Business Combination within 24 months from the closing of the Proposed Public Offering (the “Combination Period”) or (b) with respect to any other provision relating rights of holders of Class A ordinary shares, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an initial Business Combination within 24 months from the closing of our Initial Public Offering. Our Amended and Restated Memorandum and Articles of Association provides that, if we wind up for any other reason prior to the consummation of our initial Business Combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

The Sponsor and each member of its management team have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or members of the Company’s management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s Independent Registered Accounting Firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination

On March 12, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, King Pubco, Inc. (“Pubco”), a Delaware corporation and wholly owned subsidiary of Cerberus Telecom Acquisition Holdings, LLC (the “Sponsor”), an affiliate of the Company, King Corp Merger Sub, Inc. (“Corp Merger Sub”), a Delaware corporation and direct, wholly owned subsidiary of the Sponsor, King LLC Merger Sub, LLC (“LLC Merger Sub”), a Delaware limited liability company and direct, wholly owned subsidiary of Pubco, and Maple Holdings Inc. (“KORE”), a Delaware corporation.

Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction (the “Business Combination”) pursuant to which, among other things, (i) on the day immediately prior to the Closing Date (as defined in the Merger Agreement), the Company will merge with and into LLC Merger Sub, a subsidiary of Pubco (the “Pubco Merger”), with LLC Merger Sub being the surviving entity of the Pubco Merger and Pubco as parent of the surviving entity, (ii) on the Closing Date and immediately prior to the First Merger (as defined below), Sponsor will contribute 100% of its equity interests in Corp Merger Sub to Pubco (the “Corp Merger Sub Contribution”), as a result of which Corp Merger Sub will become a wholly owned subsidiary of Pubco, (iii) following the Corp Merger Sub Contribution, Corp Merger Sub will merge with and into KORE (the “First Merger”), with KORE being the surviving corporation of the First Merger; and (iv) immediately following the First Merger and as part of the same overall transaction as the First Merger, KORE will merge with and into LLC Merger Sub (the “Second Merger” and, together with the First Merger, being collectively referred to as the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions” and the closing of the Transactions, the “Closing”), with LLC Merger Sub being the surviving entity of the Second Merger and Pubco being the sole member of LLC Merger Sub.

Consummation of the transactions contemplated by the Merger Agreement are subject to customary conditions of the respective parties, including the receipt of the required approval by the shareholders of the Company and the satisfaction or waiver of certain other conditions stated in the 8-K filed on March 12, 2020.

On March 12, 2021, concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”), pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 22,500,000 shares of Pubco Common Stock for an aggregate purchase price equal to $225,000,000 (the “PIPE Investment”). The PIPE Investment will be consummated substantially concurrently with the Closing.

The Subscription Agreements for the PIPE Investors provide for certain registration rights. In particular, the Company is required to, as soon as practicable but no later than 15 calendar days following the Closing, submit to or file with the SEC a registration statement registering the resale of such shares. Additionally, the Company is required to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof. Upon the reasonable request of a PIPE Investor, the Company must use commercially reasonable efforts to keep the registration statement continuously effective with respect to such PIPE Investor until the earliest of: (a) the date such PIPE Investor no longer holds any registrable shares, (b) the date all registrable shares held by such PIPE Investor may be sold without restriction under Rule 144 and (c) two years from the date of effectiveness of the registration statement.

The Subscription Agreements will terminate with no further force and effect upon the earliest to occur of: (i) three business days after the termination of the Merger Agreement in accordance with its terms, (ii) the mutual written agreement of the parties to such Subscription Agreement, or (iii) the failure to close by December 12, 2021.

Liquidity and Capital Resources

As of March 31, 2021, the Company had approximately $1.7 million in its operating bank accounts and working capital deficit of approximately $1.0 million.

Prior to the completion of the Initial Public Offering, the Company’s liquidity needs had been satisfied through the payment of $25,000 from the Sponsor to cover certain offering costs of the Company in exchange for the issuance of the Founder Shares, and a loan of approximately $128,000 pursuant to the Note issued to the Sponsor (Note 4). The Company repaid the Note in full on October 26, 2020. Subsequent to the consummation of the Initial Public Offering and Private Placement, the proceeds from the consummation of the Private Placement not held in the Trust Account will be used to satisfy the Company’s liquidity. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor may, but is not obligated to, provide the Company Working Capital Loans (see Note 4). As of March 31, 2021, and December 31, 2020, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair presentation of the balances and results for the period presented. Operating results for the period from January 1, 2021 through March 31, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021 or any future period.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 10-K/A filed by the Company with the SEC on May 13, 2021.

Use of Estimates

The preparation of the unaudited condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly from those estimates.

Emerging Growth Company

As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times, may exceed the federal depository insurance coverage of $250,000, and any cash held in Trust Account. At March 31, 2021 and December 31, 2020 the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account. The Company’s investments held in the Trust Account as of March 31, 2021 and December 31, 2020 are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. treasury securities money market funds.

Investments Held in the Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain from investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information, other than for investments in open-ended money market funds with published daily net asset values (“NAV”), in which case the Company uses NAV as a practical expedient to fair value. The NAV on these investments is typically held constant at $1.00 per unit.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of March 31, 2021, and December 31, 2020, the carrying values of cash, prepaid expenses, accounts payable, accrued expenses, and due to related party approximate their fair values, primarily due to their short-term nature. The Company’s investments held in Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in money market funds that comprise only U.S. treasury securities and are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $259,179,864 and $259,173,294 of cash equivalents held in the Trust Account as of March 31, 2021 and December 31, 2020, respectively. The Company had no cash equivalents in its operating account as of March 31, 2021 and December 31, 2020.

Class A Ordinary Shares subject to possible redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2021 and December 31, 2020, 23,471,862 and 23,477,448 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet, respectively.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred in connection with the Initial Public Offering. These costs are allocated to the Class A Ordinary Shares and the Warrants issued based on their estimated fair value as a percentage of proceeds. Offering costs attributable to Class A Ordinary Shares were charged to additional paid-in capital upon the completion of the Initial Public Offering and offering costs attributable to the Warrants were expensed as incurred.

Income Taxes

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of September 30, 2020, there were no unrecognized tax benefits and no amounts were accrued for the payment of interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company issued 8,333,333 warrants to purchase Class A ordinary shares to investors in our Initial Public Offering and issued 266,666 Private Placement Warrants. All of our outstanding warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of warrants issued in connection with our Initial Public Offering and Private Placement was initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants has been estimated using a Monte Carlo simulation model each measurement date. The fair value of warrants issued in connection with our Initial Public Offering has subsequently been measured based on the listed market price of such warrants.

Net Loss Per Ordinary Share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 8,911,745 Class A ordinary shares in the calculation of diluted income (loss) per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted income (loss) per share is the same as basic loss per share for the period presented.

The Company’s statement of operations includes a presentation of net income (loss) per share for ordinary shares subject to redemption in a manner similar to the two-class method of income (loss) per share. Net loss per share, basic and diluted for Class A ordinary shares is calculated by dividing the investment income earned on the Trust Account of approximately $6,500 for the period from January 1, 2021 through March 31, 2021 by the weighted average number of Class A ordinary shares outstanding for the period. Net loss per share, basic and diluted for Class B ordinary shares is calculated by dividing the net loss of approximately $0.2 million for the period from January 1, 2021 through March 31, 2021, less gains attributable to Class A ordinary shares, by the weighted average number of Class B ordinary shares outstanding for the period.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standard Update (the “ASU”) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The Company early adopted the ASU on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed financial statements.

Note 3 — Initial Public Offering

On October 26, 2020, the Company consummated its Initial Public Offering of 25,000,000 Units at $10.00 per Unit, generating gross proceeds of $250.0 million, and incurring offering costs of approximately $14.4 million, inclusive of approximately $8.8 million in deferred underwriting commissions. The underwriters were granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,750,000 additional Units to cover over-allotments, if any, at $10.00 per Unit. On November 10, 2020, the underwriters partially exercised the over- allotment option and purchased an additional 916,900 Units (the “Over-Allotment Units”), generating gross proceeds of approximately $9.2 million, and incurring additional offering costs of approximately $0.5 million in underwriting fees (inclusive of approximately $0.3 million in deferred underwriting fees).

Each Unit consists of one Class A ordinary share, and one-third of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4 — Related Party Transactions

Founder Shares

On September 10, 2020, the Sponsor paid $25,000 to cover certain expenses on behalf of the Company in exchange for the issuance of 11,500,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). On October 16, 2020, the Sponsor effected a surrender of 2,875,000 Founder Shares to the Company for no consideration. On October 21, 2020, the Sponsor effected a surrender of an additional 1,437,500 Founder Shares to the Company, for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding to 7,187,500 shares. All share and per share amounts have been retroactively restated for the share surrenders. The Sponsor agreed to forfeit up to 937,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. The forfeiture was to be adjusted to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares, excluding the Private Placement Shares (as defined below), after the Initial Public Offering. On November 10, 2020, the underwriters partially exercised the over-allotment option and purchased an additional 916,900 Units, and on December 7, 2020, as a result of the remaining over-allotment option expiring unexercised, 708,275 Founder Shares were forfeited resulting in 6,479,225 Founder Shares issued and outstanding.

The Sponsor and management team agreed, subject to limited exceptions, not to transfer, assign or sell (i) any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Units

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 800,000 Private Placement Units at a price of $10.00 per Private Placement Unit, generating total gross proceeds of $8.0 million. If the over-allotment option is exercised, the Sponsor will purchase an additional amount of up to 75,000 Private Placement Units at a price of $10.00 per Private Placement Unit. The Private Placement Units (including the Private Placement Shares, the Private Placement Warrants (as defined below) and Class A ordinary shares issuable upon exercise of such warrants) will not be transferable or salable until 30 days after the completion of the initial Business Combination. On November 10, 2020, simultaneously with the sale of the Over-Allotment Units, the Company consummated a private sale of an additional 18,338 Private Placement Units the Sponsor, generating gross proceeds of $183,380.

Each Private Placement Unit consists of one Class A ordinary share (“Private Placement Shares”), and one-third of one redeemable warrant (each, a “Private Placement Warrant”). Each whole Private Placement Warrant underlying the Private Placement Units is exercisable for one whole Class A ordinary share at a price of $11.50 per share. Certain proceeds from the Private Placement Units were added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Units and the underlying securities will expire worthless. The Private Placement Units will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. The Private Placement Warrants will be non-redeemable (except as described in Note 6 below under “Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00”) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into units, at the price of $10.00 per unit at the option of the lender. Such units would be identical to the Private Placement Units. As of March 31, 2021, and December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.

Administrative Support Agreement

Commencing on the effective date of the Company’s Initial Public Offering, the Company agreed to pay its Sponsor or an affiliate of its Sponsor a total of up to $10,000 per month for office space, secretarial and administrative support services. Upon completion of a Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. As of March 31, 2021 and for the three month period then ended, the Company incurred and accrued $30,000 in fees. These expenses are included in “general and administrative expenses – related party” on the condensed statement of operations and in due to related party on the condensed balance sheets.

Consulting and Advisory Services Agreements

Commencing on the effective date of the Company’s Initial Public Offering, the Company agreed to pay Cerberus Operations and Advisory Company, LLC (“COAC”) and Cerberus Technology Solutions, LLC (“CTS”) certain fees and direct and allocable compensation costs, as well as reimbursement for any out-of-pocket expenses, to the extent that COAC or CTS provide advisory services to the Company prior to the completion of a Business Combination. As of March 31, 2020 and for the three month period then ended, the Company has incurred and accrued $0.4 million in fees. These expenses are included in “general and administrative expenses – related party” on the condensed statement of operations and in due to related party on the condensed balance sheets.

Note 5 — Commitments & Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Shares, Private Placement Warrants, Class A ordinary shares underlying the Private Placement Warrants and units that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of any Private Warrants underlying the Private Placement Units that may be issued upon conversion of working capital loans), if any, will be entitled to registration rights pursuant to a registration and shareholder rights agreement to be signed upon consummation of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provide that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period, which occurs, (i) in the case of the Founder Shares, in accordance with the letter agreement the Company’s initial shareholders entered into and (ii) in the case of the Private Placement Warrants and the respective Class A ordinary shares underlying such Private Placement Warrants, 30 days after the completion of the Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 3,750,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters exercised the over-allotment option in part for 916,900 Units on November 10, 2020.

The underwriters were entitled to an underwriting discount of $0.20 per Unit, or $5.2 million in the aggregate, paid upon the closing of the Initial Public Offering and the Over-Allotment. In addition, $0.35 per unit, or approximately $9.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 6 — Shareholder’s Equity

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of March 31, 2021 and December 31, 2020, there were no Class A ordinary shares issued or outstanding.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On September 10, 2020, the Company issued 11,500,000 Class B ordinary shares to the Sponsor. On October 16, 2020, the Sponsor effected a surrender of 2,875,000 Founder Shares to the Company for no consideration. On October 21, 2020, the Sponsor effected a surrender of an additional 1,437,500 Class B ordinary shares, for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding to 7,187,500 shares. All shares and associated amounts have been retroactively restated to reflect the surrenders of shares. Of the 7,187,500 shares outstanding, up to 937,500 shares were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial shareholders would collectively own approximately 20% of the Company’s issued and outstanding ordinary shares (excluding the Private Placement Shares). On November 10, 2020, the underwriters partially exercised the over-allotment option and on December 7, 2020, as a result of the remaining over-allotment option expiring unexercised, 708,275 shares were forfeited. As of March 31, 2021 and December 31, 2020, there were 6,479,225 Class B ordinary shares issued and outstanding.

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares have the right to vote on the election of the Company’s directors prior to the initial Business Combination.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Proposed Public Offering (excluding the Private Placement Shares), plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Units issued to the sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans and the Private Placement Shares. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 30, 2021, there were no preference shares issued or outstanding.

Note 7 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the date of the underlying transaction, and at each reporting period for certain financial instruments. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	March 31, 2021	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Description
Assets:
Investments held in Trust Account — U.S. Treasury Securities	$259,179,864	$259,179,864	$—	$—
Liabilities:
Warrant Liability — Public Warrants	$9,070,914	$9,070,914	$—	$—
Warrant Liability — Private Placement	$286,416	$—	$286,416	$—

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers for the three months ended March 31, 2021.

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of March 31, 2021 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker CTAC.WS. As the transfer of Private Placement Warrants to anyone outside of a small group of individuals who are permitted transferees would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant, with an insignificant adjustment for short-term marketability restrictions. As such, the Private Placement Warrants are classified as Level 2.

As of March 31, 2020, the aggregate values of the Private Placement Warrants and Public Warrants were $0.3 million and $9.1 million, respectively, based on the closing price of CTAC.WS on that date of $1.05.

The following table presents the changes in the fair value of warrant liabilities:

	Public	Private Placement	Warrant Liabilities
Fair value as of December 31, 2020	$11,662,600	$368,250	$12,030,850
Changes in valuation inputs or other assumptions	(2,591,686)	(81,834)	(2,673,520)
Fair value as of March 31, 2021	$9,070,914	$286,416	$9,357,330

Note 8 — Derivative Warrant Liabilities

As of March 31, 2021, and December 31, 2020, the Company had 8,638,966 and 272,778 Public Warrants and Private Placement Warrants, respectively, outstanding.

Public Warrants may only be exercised for a whole number of shares. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Proposed Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than twenty business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination (except pursuant to limited exceptions to the Company’s officers and directors and other persons or entities affiliated with the initial purchasers of the Private Placement Warrants) and they will not be redeemable by the Company (except as described below under “Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrant.

Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the Public Warrants for cash (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price (the “closing price”) of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. If the Company calls the Public Warrants for redemption, as described above, management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. Except as set forth below, none of the Private Placement Warrants will be redeemable by us so long as they are held by our sponsor or its permitted transferees.

Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding

Public Warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the agreed redemption date and the “fair market value” of the Company’s Class A ordinary shares;

•

if, and only if, the last reported sale price (the “closing price”) of the Company’s Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If the Company has not completed the initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

If the Company is unable to complete the initial Business Combination within the combination period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

Note 9 — Restatement of Previously Issued Financial Statements

In May 2021, the Company concluded that, because of a misapplication of the accounting guidance related to its Public and Private Placement Warrants, the Company’s previously issued financial statements for the period ended December 31, 2020, as well as the audited balance sheet and unaudited pro forma balance sheet as of October 26, 2020 (collectively, the “Affected Periods”), should no longer be relied upon. As such, the Company has restated its financial statements for the Affected Periods included in this Annual Report.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require such warrants to be classified as liabilities on a SPAC’s balance sheet as opposed to equity. Since issuance on October 26, 2020 and, subsequently, on November 10, 2020, our outstanding public and private placement warrants (the

“Warrants”) to purchase common stock were accounted for as equity within the Company’s previously reported balance sheets. After discussion and evaluation, management concluded that the warrants should be presented as liabilities with subsequent fair value remeasurement.

Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants, based on our application of FASB ASC Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40”). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. We reassessed our accounting for Warrants in light of the SEC Staff’s Statement. Based on this reassessment, we determined that the Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in our Statement of Operations each reporting period. Additionally, offering costs attributable to warrants, based on their fair value as a percentage of proceeds, are no longer included as an offset to equity but expensed as incurred.

Therefore, the Company, in consultation with its Audit Committee, concluded that its previously issued Financial Statements for the Affected Periods should be restated because of a misapplication in the guidance around accounting for the Warrants and should no longer be relied upon.

Impact of the Restatement

The following summarizes the effect of the Restatement on each financial statement line item for each period presented herein

	As filed	Restatement Adjustment	As Restated
Balance Sheet as of December 31, 2020
Warrant Liability	—	12,030,850	12,030,850
Ordinary shares subject to possible redemption	246,805,330	12,030,850	234,774,480
Class A ordinary shares	206	120	326
Additional paid-in capital	5,667,824	4,225,201	9,893,025
Accumulated deficit	(668,674)	(4,225,321)	(4,893,995)

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the condensed balance sheet date up to the date that the unaudited condensed financial statements were issued and determined that there have been no other events other than already disclosed that have occurred that would require adjustments to or disclosure in the unaudited condensed financial statements.

Report of Independent Registered Public Accounting Firm

To the Stockholder and the Board of Directors of

King Pubco, Inc.

Opinion on the Financial Statement

We have audited the accompanying balance sheet of King Pubco, Inc. (the “Company”) as of March 31, 2021, and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of March 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.

New York, New York

April 7, 2021

King Pubco, Inc.

Balance Sheet as of March 31, 2021

Assets
Total assets	$—

Liabilities and Stockholder’s Equity
Total liabilities	$—
Commitments and contingencies
Stockholder’s equity:
Common stock, $0.01 par value; 1,000 shares authorized; 1,000 shares issued and outstanding as of March 31, 2021	10
Due from stockholder	(10)

Total stockholder’s equity	—

Total liabilities and stockholder’s equity	$—

King Pubco, Inc.

Notes to the Balance Sheet

Note 1: Background and Nature of Operations

King Pubco, Inc. (“the Company” or “Pubco”) was incorporated in Delaware on March 5, 2021. The Company was formed for the purpose of completing the transactions contemplated by the Plan of Merger, dated March 12, 2021 (the “Merger Agreement”) by and among the Company, Cerberus Telecom Acquisition Holdings, LLC (“CTAC” or the “Sponsor”), a Delaware corporation, King Corp Merger Sub, Inc. (“Corp Merger Sub”), a Delaware corporation and direct, wholly owned subsidiary of the CTAC, King LLC Merger Sub, LLC (“LLC Merger Sub”), a Delaware limited liability company and direct, wholly owned subsidiary of the Company, and Maple Holdings Inc. (“KORE”), a Delaware corporation. Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction (the “Business Combination”) pursuant to which, among other things, (i) on the day immediately prior to the Closing Date (as defined in the Merger Agreement), CTAC will merge with and into LLC Merger Sub (the “Pubco Merger”), with LLC Merger Sub being the surviving entity of the Pubco Merger and Pubco as parent of the surviving entity, (ii) on the Closing Date and immediately prior to the First Merger (as defined below), the Sponsor will contribute 100% of its equity interests in Corp Merger Sub to Pubco (the “Corp Merger Sub Contribution”), as a result of which Corp Merger Sub will become a wholly owned subsidiary of Pubco, (iii) following the Corp Merger Sub Contribution, Corp Merger Sub will merge with and into KORE (the “First Merger”), with KORE being the surviving corporation of the First Merger; and (iv) immediately following the First Merger and as part of the same overall transaction as the First Merger, KORE will merge with and into LLC Merger Sub (the “Second Merger” and, together with the First Merger, being collectively referred to as the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions” and the closing of the Transactions, the “Closing”), with LLC Merger Sub being the surviving entity of the Second Merger and Pubco being the sole member of LLC Merger Sub.

Note 2: Summary of Significant Accounting Policies

Basis of Presentation

The balance sheet is presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Separate statements of income and comprehensive income, changes in stockholder’s equity, and cash flows have not been presented because there have been no activities in this entity as of March 31, 2021.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Organization costs

Costs related to incorporation of the Company will be paid by the CTAC and recorded as an expense of CTAC.

Note 3: Stockholder’s Equity

The Company’s authorized capital stock consists of 1,000 shares of common stock, with a par value of $0.01 per share. On March 5, 2021, the Company issued 1,000 shares of common stock to CTAC for aggregate consideration of $10, in exchange for a stock subscription receivable, which has not been collected as of March 31, 2021.

Note 4: Liquidity and Capital Resources

The Company is formed to complete the transactions contemplated by the Plan of Merger. Liquidity needs have been satisfied through the support of the Sponsor. The Company has no existing liabilities or obligations and does not plan to incur any expenses prior to the close of the transactions contemplated in the Plan of Merger. Based on the foregoing, management believes that the Company will have sufficient working capital to meet its needs through the earlier of the consummation of the Plan of Merger or one year from this filing.

Note 5: Risks and Uncertainties

Management is continuing to evaluate the impact of the COVID-19 pandemic and has concluded that, while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, the specific impact is not readily determinable as of the date of this financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Note 6: Income Taxes

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the United States is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is treated as a C corporation, and therefore, is subject to both federal and state income taxes.

Note 7: Related Party Transactions

The Sponsor is the sole shareholder and owns 100% of the equity interests in the Company, subject to the settlement of the aforementioned stock subscription receivable.

Note 8: Subsequent Events

The Company has evaluated subsequent events through April 7, 2021, the date on which the balance sheet was available for issuance.

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Maple Holdings Inc.

Atlanta, Georgia

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Maple Holdings Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), temporary equity and stockholders’ equity, and cash flows for the years then ended, and the related notes and financial statement schedule listed in the accompanying table of contents (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2020.

Atlanta, Georgia

April 7, 2021

Maple Holdings Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands USD, except share and per share amounts)

	December 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$10,321	$8,295
Accounts receivable, net of allowances for credits and doubtful accounts of $2,804 and $2,700, respectively	40,661	34,803
Inventories, net	5,842	2,710
Prepaid expenses and other receivables	5,429	3,331

Total current assets	62,253	49,139
Non-current assets
Restricted cash	372	397
Property and equipment, net	13,709	15,311
Intangible assets, net	240,203	276,902
Goodwill	382,749	382,247
Deferred tax assets	122	37
Other long-term assets	611	813

Total assets	$700,019	$724,846

Liabilities, temporary equity and stockholders’ equity
Current liabilities
Bank indebtedness	$—	$8,300
Accounts payable	22,978	15,962
Accrued liabilities	17,209	11,934
Income taxes payable	244	290
Current portion of capital lease obligations	856	828
Deferred revenue	7,772	6,068
Current portion of term loan payable	3,161	3,248

Total current liabilities	52,220	46,630
Long-term liabilities
Deferred tax liabilities	42,840	48,915
Due to related parties	1,615	1,472
Warrant liability	15,944	8,459
Capital lease obligations	508	484
Term-loan payable, net	298,404	299,734
Other long-term liabilities	4,377	2,917

Total liabilities	$415,908	$408,611

Commitments and contingencies (note 9)

Maple Holdings Inc. and Subsidiaries

Consolidated Balance Sheets – Continued

(in thousands USD, except share and per share amounts)

	December 31, 2020	December 31, 2019
Temporary equity
Series A Preferred Stock; par value $1,000 per share; 42,800 shares authorized; 42,750 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	$77,562	$68,360
Series A-1 Preferred Stock; par value $1,000 per share; 80,000 shares authorized; 60,013 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	78,621	69,495
Series B Preferred Stock; par value $1,000 per share; 57,000 shares authorized; 57,000 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	90,910	82,338
Series C Convertible Preferred Stock; par value $1,000 per share; 45,000 shares authorized; 16,802 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	16,802	16,802

Total temporary equity	263,895	236,995

Stockholders’ equity
Common stock, voting; par value $0.01 per share; 400,000 shares authorized; 217,619 and 217,819 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	2	2
Additional paid-in capital	135,617	161,556
Accumulated other comprehensive loss	(1,677)	(3,793)
Accumulated deficit	(113,726)	(78,525)

Total stockholders’ equity	20,216	79,240

Total liabilities, temporary equity and stockholders’ equity	$700,019	$724,846

See accompanying notes to consolidated financial statements.

Maple Holdings Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands USD, except share and per share amounts)

For the years ended	December 31, 2020	December 31, 2019
Revenues
Services	$172,845	$159,425
Products	40,915	9,727

Total revenues	213,760	169,152
Cost of revenues
Cost of services	64,520	57,621
Cost of products	33,410	6,044

Total cost of revenues (exclusive of depreciation and amortization shown separately below)	97,930	63,665

Operating expenses
Selling, general and administrative	72,883	65,298
Depreciation and amortization	52,488	48,131
Intangible asset impairment loss	—	3,892

Total operating expenses	125,371	117,321

Operating loss	(9,541)	(11,834)
Interest expense, including amortization of debt issuance costs, net	(23,493)	(24,785)
Change in fair value of warrant liability	(7,485)	235

Loss before income taxes	(40,519)	(36,384)
Income tax provision (benefit)
Current	1,051	(1,450)
Deferred	(6,369)	(11,491)

Total income tax benefit	(5,318)	(12,941)

Net loss	$(35,201)	$(23,443)

Loss per share:
Basic	$(273.03)	$(201.29)
Diluted	(273.03)	(201.29)

Weighted average shares outstanding (in Number):
Basic	227,455	224,000
Diluted	227,455	224,000

See accompanying notes to consolidated financial statements.

Maple Holdings Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(in thousands USD)

For the years ended	December 31, 2020	December 31, 2019
Net loss	$(35,201)	$(23,443)
Other comprehensive income (loss):
Foreign currency translation adjustment	2,116	517

Comprehensive loss	$(33,085)	$(22,926)

See accompanying notes to consolidated financial statements.

Maple Holdings Inc. and Subsidiaries

Consolidated Statements of Temporary Equity and Stockholders’ Equity

(in thousands USD)

	Series A Preferred Stock		Series A-1 Preferred Stock		Series B Preferred Stock		Series C Convertible Preferred Stock		Total Temporary Equity	Common Stock		Additional paid-in capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Temporary Equity									Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Amount	Shares	Amount	Amount	Amount	Amount	Amount
Balance at December 31, 2018	43	$60,270	60	$61,444	57	$76,832	17	$16,802	$215,348	214	$2	$174,601	$(4,310)	$(55,082)	$115,211

Issuance of stock	—	—	—	—	—	—	—	—	—	4	—	7,000	—	—	7,000
Repurchase of stock	—	—	—	—	—	—	—	—	—	—	—	(80)	—	—	(80)
Accrued dividends payable	—	8,090	—	8,051	—	5,506	—	—	21,647	—	—	(21,647)	—	—	(21,647)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	517	—	517
Share-based compensation	—	—	—	—	—	—	—	—	—	—	—	1,682	—	—	1,682
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(23,443)	(23,443)

Balance at December 31, 2019	43	$68,360	60	$69,495	57	$82,338	17	$16,802	$236,995	218	$2	$161,556	$(3,793)	$(78,525)	$79,240

Repurchase of stock	—	—	—	—	—	—	—	—	—	—	—	(200)	—	—	(200)
Accrued dividends payable	—	9,202	—	9,126	—	8,572	—	—	26,900	—	—	(26,900)	—	—	(26,900)
Foreign currency translation adjustment	—	—	—	—	—		—	—	—	—	—	—	2,116	—	2,116
Share-based compensation	—	—	—	—	—	—	—	—	—	—	—	1,161	—	—	1,161
Net loss	—	—	—	—	—	—	—	—	—		—	—	—	(35,201)	(35,201)

Balance at December 31, 2020	43	$77,562	60	$78,621	57	$90,910	17	$16,802	$263,895	218	$2	$135,617	$(1,677)	$(113,726)	$20,216

See accompanying notes to consolidated financial statements.

Maple Holdings Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands USD)

For the years ended	December 31, 2020	December 31, 2019
Cash flows from operating activities
Net loss	$(35,201)	$(23,443)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	52,488	48,131
Intangible asset impairment loss	—	3,892
Amortization of deferred financing costs	2,313	2,063
Deferred income taxes	(6,178)	(11,419)
Non-cash foreign currency loss (gain)	233	1,440
Share-based compensation	1,161	1,682
Change in fair value of warrant liability	7,485	(235)
Settlement gain on carrier commitment liability	—	(2,269)
Change in operating assets and liabilities, net of operating assets and liabilities acquired:
Accounts receivable	(5,432)	1,765
Inventories	(3,027)	(566)
Prepaid expenses and other receivables	(2,020)	169
Accounts payable and accrued liabilities	13,100	(2,458)
Deferred revenue	1,583	(44)
Income taxes payable	(34)	(1,158)
Change in minimum carrier commitment liability	—	(3,297)

Cash provided by operating activities	$26,471	$14,253

Cash flows from investing activities
Additions to intangible assets	(10,135)	(10,491)
Additions to property and equipment	(1,834)	(2,391)
Acquisition Integron, LLC, net of cash acquired	366	(37,488)

Cash used in investing activities	$(11,603)	$(50,370)

Cash flows from financing activities
Proceeds from revolving credit facility	—	8,135
Repayment of revolving credit facility	(8,300)	—
Repayment of term loan	(3,526)	(2,888)
Proceeds from term loan	—	35,000
Deferred finance fees	—	(2,089)
Repurchase of common stock	(200)	(80)
Repayment of capital lease obligations	(692)	(1,080)

Cash (used in)/provided by financing activities	$(12,718)	$36,998

Effect of Exchange Rate Change on Cash and Cash Equivalents	(149)	(162)

Change in Cash and Cash Equivalents and Restricted Cash	2,001	719
Cash and Cash Equivalents and Restricted Cash, beginning of year	8,692	7,973

Cash and Cash Equivalents and Restricted Cash, end of year	$10,693	$8,692

Non-cash investing and financing activities:
Equity issued for acquisition of Integron LLC	$—	$7,000
Capital leases	622	1,120
Supplemental cash flow information:
Interest paid	$21,544	$23,977
Taxes paid (net of refunds)	379	417

See accompanying notes to consolidated financial statements.

Maple Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands USD, except share amounts)

NOTE 1 – NATURE OF OPERATIONS

Formation and Organization

Maple Holdings Inc., which was incorporated in the United States, and its wholly owned subsidiaries (collectively known as “Maple” or the “Company”) is one of the largest global independent Internet of Things (“IoT”) enabler, delivering critical services to customers in over 180 countries to deploy, manage & scale their IoT application and use cases. The Company provides advanced connectivity services, location-based services, device solutions, managed and professional services used in the development and support of IoT technology for the Machine-to-Machine (“M2M”) market. The Company’s IoT platform is delivered in partnership with the world’s largest mobile network operators and provides secure, reliable wireless connectivity to mobile and fixed devices. This technology enables the Company to expand its global technology platform by transferring capabilities across new and existing vertical markets and delivers complimentary products to channel partners and resellers worldwide.

The Company has operating subsidiaries located in Australia, Belgium, Brazil, Canada, Dominican Republic, Ireland, Malta, Mexico, the Netherlands, New Zealand, Singapore, Switzerland, the United Kingdom and the United States. The Company’s consolidated financial statements (the “consolidated financial statements”) reflect its financial statements and those of its wholly owned subsidiaries.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s consolidated financial statements are expressed in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). These Consolidated Financial Statements include the results of the Company and its consolidated subsidiaries. Inter-company accounts and transactions have been eliminated.

Foreign Currency

The functional currency of the Company’s foreign subsidiaries is generally the local currency. Any transactions recorded in the Company’s foreign subsidiaries denominated in a currency other than the local currency are remeasured using current exchange rates each reporting period with the resulting unrealized gains or losses being included in selling, general and administrative expenses on the consolidated statements of operations. Such unrealized gains and losses primarily relate to intercompany balances and amounted to unrealized losses of $0.2 million and $1.4 million in 2020 and 2019, respectively.

For consolidation purposes, all assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenues and expenses are translated at the average exchange rate during the period. Equity transactions are translated using historical exchange rates. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are recorded as part of a separate component of stockholders’ equity and reported in the consolidated statements of comprehensive loss.

Segments

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to the individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.

COVID-19 Impact

During the period ended December 31, 2020, an outbreak of the novel coronavirus (“COVID-19”) has spread across the globe and has been declared a public health emergency by the World Health Organization and a National Emergency by the President of the United States. The COVID-19 pandemic has resulted, and is likely to continue to result, in significant economic disruption. Federal, state and local governments mobilized to implement containment mechanisms to minimize impacts to their populations and economies. Various containment measures, which include the quarantining of cities, regions and countries, while aiding in the prevention of further outbreak, have resulted in a severe drop in general economic activity. In addition, the global economy has experienced a significant disruption to global supply chains. The extent of the impact of COVID-19 on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak. As of December 31, 2020, CODIV-19 has not had a negative impact on the Company.

Use of Estimates

The preparation of consolidated financial statements, in conformity with US GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The most significant estimates relate to revenue recognition such as determining the nature and time of the satisfaction of performance obligations, revenue reserves, allowances for accounts receivable, inventory obsolescence, the recognition and measurement of assets acquired and liabilities assumed in business combinations at fair value, assessment of indicators of goodwill impairment, determination of useful lives of the Company’s intangible assets and equipment, the assessment of expected cash flows used in evaluating long-lived assets for impairment, the calculation of capitalized software costs, accounting for uncertainties in income tax positions, and the value of securities underlying stock-based compensation. Although these estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future, actual results may be different from these estimates.

Revenue Recognition

On January 1, 2019, the Company adopted ASC 606, Revenue from Contracts with Customers, using the modified retrospective method for those contracts with customers which were not completed as of January 1, 2019. The adoption of ASC 606 did not have a material effect on the Company’s financial statements.

The guidance provides that an entity should apply the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the entity satisfies a performance obligation. Payments are generally due and received within 30-60 days from the point of billing customers.

The Company derives revenues from services and products related to its two service lines: Connectivity and IOT Solutions. Connectivity arrangements provide customers with secure and reliable wireless connectivity to mobile and fixed devices through various mobile network carriers. Revenue from Connectivity consists of monthly recurring charges (“MRC’s”) and overage/usage charges, and contracts are generally short-term in nature (i.e., month-to-month arrangements). Customers generally may cancel with 30 days’ notice without substantive cost or fees. Revenue for MRC’s and overage/usage charges are recognized over time as the Company satisfies the performance obligation (generally starting when an enrolled device is activated on the Company’s platform).

MRC’s are billed monthly in advance (generally in the last week of a month); any amounts billed for which the service has not been provided as of the balance sheet dates are reported as a contract liability and components of deferred revenue. Overage/usage charges are billed in arrears on a monthly cycle. Overage/usage charges are evaluated on a monthly basis, and any overage/usage charges determined by management as unlikely to be collected due to a customer disputing the charge or due to a concession are reserved. Reserved items are written off when deemed uncollectible or recognized as revenue if collected. Certain Connectivity customers also have the option to purchase products and/or equipment (e.g. subscriber identification module or “SIM” cards, routers, phones, or tablets) from the Company on an as needed basis. Product sales to Connectivity customers are recognized when control is transferred to the customer, which is typically upon shipment of the product.

IoT Solutions arrangements includes device solutions (including connectivity), deployment services, and/or technology-related professional services. Management evaluates each IoT Solutions arrangement to determine the contract for accounting purposes. If a contract contains more than one performance obligation, the Company allocates consideration to each performance obligation based on the standalone selling prices of each performance obligation. Standalone selling prices are based on analyses performed by management based on readily observable prices or utilizing a cost-plus margin approach if prices are not observable. Hardware, deployment services, and connectivity services generally have readily observable prices. The standalone selling price of our warehouse management services (which is associated with our bill-and-hold inventory and determined to be immaterial as discussed below) was determined using a cost-plus-margin approach with the primary assumptions including Company profit objectives, internal cost structure, and current market trends. Device and other hardware sales in IoT Solutions arrangements are generally accounted for as separate contracts since the customer is not obligated to purchase additional services when committing to the purchase of any products. Such sales are typically recognized upon shipment to the customer. However, in certain contracts, the customer has requested the Company to hold the products ordered for later shipment to the customer’s remote location or to the customer’s end user as a part of a vendor managed inventory model. In these situations, management has concluded that transfer of control to the customer occurs prior to shipment. In these “bill-and-hold” arrangements, the right to invoice, transfer of legal title and transfer of the risk and rewards associated with the products occurs when the Company receives the hardware from a third party vendor and has deemed it to be functional. Additionally, the products are identified both physically and systematically as belonging to a specific customer, are usable by the customer, and are only shipped, used, or disposed as directed by the specific customer. Based on these factors, management recognizes revenue on bill-and-hold hardware when the hardware is received by the Company and deemed functional. As part of the bill-and-hold arrangements, the Company performs a service related to the storage of the hardware. The Company has determined that any storage fee related to bill-and-hold inventory is immaterial to the financial statements taken as a whole.

Deployment services consist of the Company preparing hardware owned by a customer for use by a customer’s end user. Deployment and connectivity may both be included within a single IoT Solutions contract and are considered separate performance obligations. While consideration for deployment services is generally fixed when ordered by the client, consideration for connectivity services is variable and solely related to the connectivity services. Therefore, the fixed consideration is allocated to the deployment services and is recognized as revenue when the services are provided (i.e. when the related hardware is shipped to the customer). Connectivity within IoT Solutions contracts are recognized similar to the Connectivity as described above, since such contracts are generally short term in nature and variability is resolved each month as the services are provided.

Professional services are generally provided over a contract term of one to two months. Revenue is recognized over time on an input method basis (typically, based on hours completed to date and an estimate of total hours to complete the project).

There are no material instances where variable consideration is constrained and not recorded at the initial time of sale. Product returns are recorded as a reduction to revenue based on anticipated sales returns that occur in the normal course of business and are immaterial for the years ended December 31, 2020 and 2019, respectively. The Company primarily has assurance-type warranties that do not result in separate performance obligations.

The Company did not recognize any material revenue in the current reporting period for performance obligations that were fully satisfied in previous periods.

The Company does not have material unfulfilled performance obligation balances for contracts with an original length greater than one year in any years presented. Additionally, the Company does not have material costs related to obtaining a contract with amortization periods greater than one year for any year presented.

The Company applies ASC 606 utilizing the following allowable exemptions or practical expedients:

•	Exemption to not disclose the unfulfilled performance obligation balance for contracts with an original length of one year or less.

•

Practical expedient to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less.

•	Election to present revenue net of sales taxes and other similar taxes.

•	Election from recognizing shipping and handling activities as a separate performance obligation.

•

Practical expedient not requiring the entity to adjust the promised amount of consideration for the effects of a significant financing component if the entity expects, at contract inception, that the period between when the entity transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents include highly liquid instruments with an original maturity of less than 90 days or the ability to redeem amounts on demand. Cash and cash equivalents are stated at cost, which approximates their fair value.

Restricted cash represents cash deposits held with financial institutions for letters of credit and is not available for general corporate purposes.

Concentrations of Credit Risk and Off-Balance-Sheet Risk

Cash and cash equivalents are financial instruments that are potentially subject to concentrations of credit risk. The Company’s cash and cash equivalents are deposited in accounts at large financial institutions, and amounts may exceed federally insured limits. The Company believes it is not exposed to significant credit risk due to the financial strength of the depository institutions in which the cash and cash equivalents are held. The Company has no other financial instruments with off-balance-sheet risk of loss.

Accounts Receivable and Allowance for Doubtful Accounts

The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management’s best estimate of the amounts that will not be collected. Management reviews all accounts receivable balances that exceed terms from the invoice date individually, and based on an assessment of current creditworthiness, past payment history, and historical loss experience, and provides an allowance for the portion, if any, of the balance not expected to be collected. All accounts or portions thereof considered uncollectible or require excessive collection costs are written off to the allowance for doubtful accounts and recorded under selling, general and administrative expense in the consolidated statement of operations.

Inventories

The Company records its inventory, which primarily consists of finished goods such as SIM cards, other hardware and packaging materials, using the first-in, first-out method (“FIFO”). Certain items in inventory require limited assembly procedures to be performed before shipping the items to customers. Due to the insignificant nature and cost associated with the assembly procedures, the Company classifies these items as finished goods. Inventories are stated at the lower of cost or net realizable value. The Company performs ongoing evaluations and maintains a reserve for slow-moving and obsolete items, based upon factors surrounding the inventory age, amount of inventory on hand and projected sales.

Property and Equipment

The Company’s property and equipment primarily consist of office equipment and furniture, computer hardware, and networking equipment. Property and equipment are recorded at cost and are depreciated over their estimated useful lives using the declining-balance method at the following annual rates:

Computer hardware	30%
Computer software	30%
Furniture and fixtures	20%
Networking equipment	20%

Maintenance, repairs, and ordinary replacements are recorded under selling, general and administrative expense in the consolidated statement of operations as incurred. Expenditures for improvements that extend the physical or economic life of the property are capitalized.

Leases

Leases entered into by the Company, in which substantially all the benefits and risk of ownership are transferred to the Company, are recorded as obligations under capital leases. Obligations under capital leases reflect the present value of future lease payments, discounted at an appropriate interest rate, and are reduced by rental payments, net of imputed interest. Assets under capital leases are amortized based on the useful lives of the assets. All other leases are classified as operating leases, and leasing costs, including any rent holidays, leasehold incentives and rent concessions, are recorded on a straight-line basis over the lease term under selling, general and administrative expense in the consolidated statement of operations.

Internal Use Software

Certain costs of platform and software applications developed for internal use are capitalized as intangible assets. Capitalization of costs begins when two criteria are met: (i) the preliminary project stage is completed (i.e. application development stage) and (ii) it is probable that the software will be completed and used for its intended function. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Costs incurred for maintenance, minor upgrades and enhancements are recorded under selling, general and administrative expense in the consolidated statement of operations as incurred. Costs related to preliminary project activities and postimplementation operating activities are also recorded under selling, general and administrative expense in the consolidated statement of operations as incurred. The Company amortizes the capitalized costs on a straight-line basis over the useful life of the asset. The average useful life for capitalized internal use computer software is between 3-5 years. Capitalized internal use computer software, net of accumulated amortization, was $23.2 million and $19.8 million as of December 31, 2020 and 2019, respectively, and was included in intangible assets.

Business Combinations

The Company allocates the fair value of the consideration transferred to the assets acquired and liabilities assumed based on their fair values at the acquisition date. The excess of the fair value of consideration transferred over the fair value of the assets acquired, and liabilities assumed is recorded as goodwill. Acquisition-related expenses and restructuring costs are recognized separately from the business combination and expensed as incurred. All changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period are recognized as a component of provision for income taxes. When determining the fair values of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to intangible assets. Critical estimates in valuing intangible assets include expected future cash flows based on consideration of future growth rates and margins, customer attrition rates, future changes in technology and brand awareness and discount rates. Fair value estimates are based on the assumptions management believes a market participant would use in pricing the asset or liability. While the Company uses its best estimates and assumptions as a part of the purchase price allocation process to accurately value assets acquired and liabilities assumed as of the business combination date, its estimates and assumptions are inherently uncertain and subject to refinement. As a result, during the preliminary purchase price measurement period, which may be up to one year from the business combination date, the Company records adjustments to the provisional amounts recognized at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date, with a corresponding offset to goodwill. After the preliminary purchase price measurement period, the Company records adjustments to assets acquired or liabilities assumed subsequent to the purchase price measurement period in its operating results in the period in which the adjustments were determined.

Fair Value Measurements

The Company applies the provisions of ASC 820, Fair Value Measurements, for fair value measurements of financial assets and financial liabilities and for fair value measurements of non-financial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company also applied the provisions of the subtopic to fair value measurements of non-financial assets and non-financial liabilities that are recognized or disclosed at fair value in the financial statements on a non-recurring basis. The subtopic defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The subtopic also establishes a framework for measuring fair value and expands disclosures about fair value measurements. The fair value framework requires the Company to categorize certain assets and liabilities into three levels, based upon the assumptions used to price those assets or liabilities. The three levels are defined as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Quoted prices for similar assets and liabilities in active markets or inputs that are observable.

Level 3: Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

The Company has determined the estimated fair value of its financial instruments based on appropriate valuation methodologies; however, considerable judgment is required to develop these estimates. Accordingly, these estimated fair values are not necessarily indicative of the amounts the Company could realize in a current market exchange. The estimated fair values can be materially affected by using different assumptions or methodologies. The methods and assumptions used in estimating the fair values of financial instruments are based on carrying values and future cash flows.

Cash, cash equivalents and restricted cash are stated at cost, which approximates their fair value. The carrying amounts reported in the balance sheet for accounts receivable, accounts payable, and accrued liabilities approximate fair value, due to their short-term maturities.

The carrying amounts of the Company’s outstanding borrowings are carried at amortized cost using the effective interest rate method, therefore, are not required to be remeasured and adjusted to the then-current fair values at the end of each reporting period. Instead, the carrying values of the Company’s outstanding borrowings are disclosed at the end of each reporting period in Note 7, Long-Term Debt, to the consolidated financial statements.

The Company has outstanding warrants issued for the purchase of common stock. Warrants are classified as a liability, are marked-to-market and are evaluated at level 3 for fair value as disclosed in Note 12, Warrants on Common Stock.

Intangible Assets

Identifiable intangible assets acquired individually or as part of a group of other assets are initially recognized and measured at cost. The cost of a group of intangible assets acquired in a transaction, including those acquired in a business combination that meet the specified criteria for recognition apart from goodwill, is the sum of the individual assets acquired based on their acquisition date fair values. The cost incurred to enhance the service potential of an intangible asset is capitalized as a betterment.

Identifiable intangible assets comprise assets that have a definite life. Customer relationship intangibles are recognized on an accelerated basis and the other intangible assets are amortized on a straight-line basis over their estimated useful lives as follows:

Customer relationships	10 – 13 years
Technology	5 – 9 years
Carrier contracts	10 years
Trademarks	9 – 10 years
Non-compete agreements	3 years
Internally developed and acquired computer software	3 – 5 years

As of December 31, 2019, the Company determined that there was an indicator of impairment and recognized a $3.9 million impairment on its acquired computer software. As of December 31, 2020, the Company determined that there were no indicators of impairment and did not recognize any impairment of its intangible assets.

Goodwill

Goodwill represents the excess fair value of consideration transferred over the fair value of the net identifiable assets acquired in business combinations. Goodwill is evaluated annually for impairment or more frequently if impairment indicators are present. A qualitative assessment is performed to determine whether the existence of events or circumstances leads to a determination that it is more likely than not the fair value of the reporting units is less than its carrying amount. Qualitative factors considered are macroeconomics conditions such as geographical location and fluctuations in foreign exchange, industry and market conditions, financial performance, entity-specific events and share price trends. If, based on the evaluation, it is determined that the fair value of the reporting unit is less than the carrying value, then an impairment loss is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. Under a quantitative test, the Company obtains a third-party valuation of the fair value of the reporting unit. Assumptions used in the fair value calculation include revenue growth and profitability, terminal values, discount rates, and implied control premium. These assumptions are consistent with those the Company believes hypothetical marketplace participants would use. The Company has not recorded an impairment to goodwill for the years ended December 31, 2020 and 2019, respectively.

Deferred Financing Fees

Deferred financing fees consist principally of debt issuance costs which are being amortized using the effective interest method over the terms of the related debt agreements and are presented in the consolidated balance sheets as direct deductions from long-term debt. Issuance costs for revolving credit facilities are recorded in other long-term assets in the consolidated balance sheets and are amortized over the term of the agreement using the straight-line method.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, such as property and equipment, and purchased intangibles subject to amortization, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of by sale would be separately presented in the consolidated balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. The assets and liabilities of a group classified as held for sale would be presented separately in the appropriate asset and liability sections of the consolidated balance sheet. There were no assets classified as held for sale at any of the balance sheet dates presented.

Income Taxes

The Company provides for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company recognized the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the date of enactment. A valuation allowance is recorded to reduce deferred tax assets to an amount, which, in the opinion of management, is more likely than not to be realized. The Company considers factors such as the cumulative income or loss in recent years; reversal of deferred tax liabilities; projected future taxable income exclusive of temporary differences; the character of the income tax asset, including income tax positions; tax planning strategies and other factors in the determination of the valuation allowance.

Earnings (Loss) Per Share

The Company calculates basic and diluted earnings/(loss) per common share.

Basic earnings/(loss) per share is calculated by dividing earnings/(loss) for the period by the weighted-average common shares outstanding for the period including outstanding warrants. Diluted earnings/(loss) per share includes the effect of dilutive instruments and uses the average share price for the period in determining the number of shares that are to be added to the weighted-average number of shares outstanding. Cumulative dividends on preferred shares are subtracted from net income/(loss) to arrive at earnings/(loss) attributable to common stockholders.

In periods of net income, the Company allocates net income to the common shares under the two-class method for the Series C Preferred shares and unvested share-based payment awards that contain participating rights to dividends or dividend equivalents (whether paid or unpaid). Because the Series C Preferred share and share-based payment awards do not have an obligation to fund losses, they are not included in the calculation during periods of losses because their effect would be antidilutive.

Long Term Cash Incentive Plan

The Company has a Long-Term Cash Incentive Plan (the “Plan”). The purpose of the Plan is to provide a long-term retention and added compensation reward structure for key employees considered essential to the long-term growth and financial success of the Company. The Plan is intended to provide cash-based incentives conditioned on the attainment of one or more Performance Conditions, as defined in the Plan for one or more Plan years, as established by the Board of Directors. As of December 31, 2020, realization events have not occurred and, accordingly, no expense was recorded.

Warrants

The Company accounts for its warrants that were issued with other equity instruments as separate, freestanding financial instruments in accordance with the applicable authoritative accounting guidance. In the event the terms of the warrants qualify as a liability, the Company accounts for the instrument as a liability recorded at fair value each reporting period.

Advertising

The Company expenses advertising costs as incurred. Advertising expense was $0.1 million and $0.1 million for the years ended December 31, 2020 and 2019, respectively.

Stock-Based Compensation

As of December 31, 2020, the Company had a share-based compensation plan, which is more fully described in Note 10, Share-Based Payment and Related Stock Option Plan, below. The fair value of each option award was estimated on the date of grant using the Black-Scholes valuation model that uses assumptions for expected volatility, expected dividends, expected term, and the risk-free interest rate. The Company generally expenses the fair value of the option awards on a straight-line basis over the requisite service period. The Company has elected to account for forfeitures as they occur.

Comprehensive Income (Loss) and Accumulated Other Comprehensive Loss

The Company has included the consolidated statements of operations and comprehensive loss in the accompanying consolidated financial statements, which include the effects of the translation of currency for foreign operations. No amounts have been reclassified out of Accumulated Other Comprehensive Loss, during the years presented in the consolidated financial statements.

Recently Adopted and Issued Accounting Pronouncements

In January 2017, the FASB issued Accounting Standards Update (“ASU”) 2017-04, “Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment”. ASU 2017-04 simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment testing. An entity will no longer determine goodwill impairment by calculating the implied fair value of goodwill by assigning the fair value of a reporting unit to all of its assets and liabilities as if that reporting unit had been acquired in a business combination. Instead, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. The loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. An entity has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. ASU 2017-04 is effective for the Company in fiscal year 2022 and interim reporting periods within that year. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company elected to early adopt ASU 2017-04 relating to our impairment test performed during the year ended December 31, 2019. The adoption of this ASU did not have a material effect on the Company’s Consolidated Financial Statements.

In February 2016, the issued FASB ASU 2016-02, Leases, to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. In July 2018, ASU 2018-10, Codification Improvements to ASC 2016-02, Leases, was issued to provide more detailed guidance and additional clarification for implementing ASU 2016-02. Furthermore, in July 2018, the FASB issued ASU 2018-11, Leases: Targeted Improvements, which provides an optional transition method in addition to the existing modified retrospective transition method by allowing a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. Furthermore, on June 3, 2020, the FASB deferred by one year the effective date of the new leases standard for private companies, private not-for-profits and public not-for-profits that have not yet issued (or made available for issuance) financial statements reflecting the new standard. Additionally, in March 2020, ASU 2020-03, Codification Improvements to Financial Instruments, Leases, was issued to provide more detailed guidance and additional clarification for implementing ASU 2016-02. Furthermore, in June 2020, ASU 2020-05, Revenue from Contracts with Customers and Leases, was issued to defer effective dates of adoption of the new leasing standard beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. These new leasing standards (collectively “ASC 842”) are effective for the Company beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the effect of the adoption of this guidance in the consolidated financial statements. However, based on the Company’s lease obligations, the adoption of ASC 842 will require the Company to recognize material assets and liabilities for right-of-use assets and operating lease liabilities on its consolidated balance sheet. ASC 842 will also require additional footnote disclosures to the Company’s financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments, which requires the use of a new current expected credit loss (“CECL”) model in estimating allowances for doubtful accounts with respect to accounts receivable and notes receivable. Receivables from revenue transactions, or trade receivables, are recognized when the corresponding revenue is recognized under ASC 606, Revenue from Contracts with Customers. The CECL model requires that the Company estimate its lifetime expected credit loss with respect to these receivables and record allowances when deducted from the balance of the receivables, which represent the estimated net amounts expected to be collected. Given the generally short-term nature of trade receivables, the Company does not expect to apply a discounted cash flow methodology. However, the Company will consider whether historical loss rates are consistent with expectations of forward-looking estimates for its trade receivables. In November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments – Credit Losses. to clarify that operating lease receivables recorded by lessors are explicitly excluded from the scope of ASU 2016-13. This ASU (collectively “ASC 326”) is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Company is still evaluating the impact of the adoption of this ASU.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform: Facilitation of the Effects of Reference Rate Reform on Financial Reporting, to provide guidance on easing the potential burden in accounting for reference rate reform on financial reporting. This ASU is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The Company is still evaluating the impact of the adoption of this ASU.

NOTE 3 – BUSINESS COMBINATION

Integron LLC

On November 22, 2019, the Company acquired 100% of the outstanding share capital of lntegron LLC, a provider of specialized managed services and device solutions with a focus in connected health and life sciences for customers in the United States and Europe. This acquisition further enhances the strategic position of the Company as the global leader in enabling powerful IoT solutions for the largest global organizations.

The acquisition was accounted for using the acquisition method of accounting, and assets and liabilities were recognized at their fair value as of the date of acquisition. The transaction was funded by amendment to the existing credit facility between the Company and UBS Bank (UBS) via a term loan in the amount of $35.0 million, and the issuance of 4,118 shares of the Company’s common stock with a fair value of $7.0 million.

Transaction costs for legal, consulting, accounting, and other related costs incurred in connection with the acquisition of lntegron LLC were $0.7 million for the year ended December 31, 2019.

The following table summarizes the purchase price allocation including the consideration paid for lntegron LLC, the recognized amounts of assets acquired, and liabilities assumed on November 22, 2019:

(in ‘000)	Amount
Cash paid to sellers	$37,500
Common stock issued to sellers	7,000

Total consideration	$44,500
Cash	12
Accounts receivable	7,776
Inventories	489
Prepaid expenses and other receivables	341
Property, plant and equipment	458
Identifiable intangible assets	32,000
Deferred tax liabilities	(1,285)
Accounts payable and accrued liabilities	(1,818)

Net identifiable assets acquired	37,973

Goodwill (excess of consideration transferred over net identifiable assets acquired)	$6,527

The consolidated statements of operations and comprehensive loss reflect the operations of the combined entity, beginning on the acquisition date, November 22, 2019. Goodwill arises largely from the growth potential that exists and efficiencies that will be realized under the Company’s new strategic objectives.

The total consideration for the acquisition was $44.5 million, including $37.5 million in cash and $7.0 million in rollover equity. The fair value of the equity consideration represented the issuance of 4,118 common shares of the Company’s stock to Integron’s former shareholders, in the amount of $1,700 per share. The fair value of accounts receivable, other assets, accounts payable and accrued liabilities approximates the carrying amount of those assets and liabilities, at the acquisition date.

Identifiable intangible assets acquired by the Company include customer relationships, trademark, and current technology. The customer relationships, trademark, and current technology are amortized on a straight-line basis over their estimated useful lives of 5 to 13 years. The fair values and useful lives of the identified intangible assets were primarily determined by using several significant unobservable inputs such as forecasted cash flows, discount rate, attrition rates, and royalty rates.

The goodwill attributable to the Integron Acquisition is deductible for tax purposes.

The Company recorded a measurement period adjustment resulting from a working capital shortfall settled with the sellers through escrowed consideration being returned to the Company in May 2020. The adjustment is recognized as a reduction of goodwill in the amount of $0.4 million. There were no income effects that would have been recognized in previous periods if the adjustment to provisional amounts were recognized as of the date of acquisition.

Unaudited pro forma information

Had the acquisition of Integron been completed on January 1, 2019, net revenues would be $207.0 million and the net loss would be approximately $15.9 million for the year ended December 31, 2019. This unaudited pro forma financial information presented is not necessarily indicative of what the operating results actually would have been if the Acquisition had taken place on January 1, 2019, nor is it indicative of future operating results. The pro forma amounts include the historical operating results of the Company prior to the acquisition, with adjustments factually supportable and directly attributable to the Acquisition, primarily related to transaction costs, the amortization of intangible assets, and interest expense. Acquisition-related costs of $0.7 million for the year ended December 31, 2019 are non-recurring pro forma adjustments.

NOTE 4 – REVENUE RECOGNITION

Contract Balances

Deferred revenue (current portion) as of December 31, 2020 and December 31, 2019 was $7.8 million and $6.1 million, respectively, and primarily relates to revenue that is recognized over time for Connectivity monthly recurring charges, the changes in balance of which are related to the satisfaction or partial satisfaction of these contracts. The balance also contains a deferral for goods that are in-transit at period end for which control transfers to the customer upon delivery. Approximately $6.1 million of the December 31, 2019 balance was recognized as revenue during the year ended December 31, 2020.

Disaggregated Revenue Information

The Company views the following disaggregated disclosures as useful to understanding the composition of revenue recognized during the respective reporting periods:

(in ‘000)	December 31, 2020	December 31, 2019
Connectivity*	$152,996	$147,927
Hardware Sales	29,601	8,767
Hardware Sales – bill-and-hold	11,314	960
Deployment services, professional services and other	19,849	11,498

Total	$213,760	$169,152

*	Includes connectivity-related revenues from Connectivity and IoT Solutions

Significant Customer

The Company has one customer representing 16.7% of the Company’s total revenue for the year ending December 31, 2020. No individual customer had revenue greater than 10% of the Company’s total revenue for the year ended December 31, 2019.

The Company has one customer representing 20.1% of the Company’s total accounts receivable as of December 31, 2020. The Company believes it is not exposed to significant risk due to the financial strength of this customer and their historical trend of on-time payment No individual customer had accounts receivable greater than 10% of the Company’s total accounts receivable balance as of December 31, 2019.

NOTE 5 – PROPERTY AND EQUIPMENT

Major classes of property and equipment consist of the following:

(in ‘000)	December 31, 2020	December 31, 2019
Computer hardware	$13,634	$11,383
Computer software	8,211	7,907
Furniture and fixtures	2,284	2,170
Networking equipment	8,151	6,537
Leasehold improvements	2,803	2,739

Total property and equipment	35,083	30,736
Less: accumulated depreciation	(21,374)	(15,425)

Property and equipment (Net)	$13,709	$15,311

Depreciation expense for the years ended December 31, 2020 and 2019 was $4.5 million and $4.7 million, respectively.

NOTE 6 – GOODWILL AND OTHER INTANGIBLE ASSETS

The Company’s goodwill balance consists of the following:

(in ‘000)	Amount
December 31, 2019	$376,000
Integron acquisition	6,527
Measurement period adjustment – Aspider	(98)
Currency translation	(182)

December 31, 2019	$382,247
Measurement period adjustment – Integron	(366)
Currency translation	868

December 31, 2020	$382,749

The Company’s other intangible assets consist of the following:

(in ‘000)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Customer relationships	$307,355	$(143,230)	$164,125
Technology	46,229	(33,394)	12,835
Carrier contracts	65,700	(33,918)	31,782
Trademarks	15,828	(7,608)	8,220
Internally developed and acquired computer software	45,148	(21,908)	23,240

Total as of December 31, 2020	$480,260	$(240,058)	$240,203

(in ‘000)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Customer relationships	$306,656	$(116,655)	$190,001
Technology	45,953	(26,927)	19,026
Carrier contracts	65,700	(27,348)	38,352
Trademarks	15,721	(5,955)	9,766
Internally developed and acquired computer software	34,176	(14,419)	19,757

Total as of December 31, 2019	$468,206	$(191,304)	$276,902

Amortization expense for the years ended December 31, 2020 and 2019 was $48.0 million and $43.4 million, respectively.

The following table shows the weighted average remaining useful lives per intangible asset category as of December 31, 2020.

Years
Customer relationships	6.7
Technology	4.1
Carrier contracts	4.9
Trademarks	5.1
Internally developed and acquired computer software	5.2

The following table shows the estimated amortization expense for the next five years and thereafter as of December 31, 2020.

(in ‘000)	Amount
2021	$46,304
2022	44,615
2023	41,735
2024	37,020
2025	34,482
Thereafter	36,047

Total	$240,203

Impairment of Internally Developed Computer Software

During the year ended December 31, 2019, the Company recorded a $3.9 million impairment charge for internally developed and acquired computer software associated with the RACO Wireless, LLC acquisition in December 2014. The impairment was a direct result of technological advancements resulting in 2G and 3G networks being sunset and is recorded under intangible asset impairment loss in the consolidated statement of operations.

NOTE 7 – LONG-TERM DEBT

The fair values of the Company’s outstanding borrowings approximate the carrying values. The following is a summary of long-term debt:

(in ‘000)	December 31, 2020	December 31, 2019
Term Loan – UBS	$308,959	$312,112
Term Loan – BNP Paribas	9	103

Total	308,968	312,215
Less – current portion	3,161	3,248
Less – debt issuance cost, net of accumulated amortization of $3.7 million and $1.8 million, respectively	7,403	9,233

Total – Long-term, net	$298,404	$299,734

The following is the summary of future principal repayments on long-term debt:

(in ‘000)	Amount
2021	$3,161
2022	3,153
2023	3,153
2024	299,501
2025	—

Total	$308,968

Term Loan – UBS

On December 21, 2018, certain of the Company’s subsidiaries entered into a credit agreement with UBS that consisted of a term loan of $280.0 million and a revolving credit facility of $30.0 million. The term loan with UBS required quarterly principal and interest payments with all remaining principal and interest due on

December 21, 2024. The term loan had an interest rate of LIBOR plus 5.5%. The revolving credit facility expires on December 21, 2023. The revolving credit facility had an interest rate of Prime plus 4.5%. The revolving credit facility also had a commitment fee of 0.50% of the unused balance. As of December 31, 2020, the Company had no amounts outstanding on the revolving line of credit.

On November 12, 2019, the Company amended its term loan with UBS in order to raise an additional $35.0 million. Under the amended agreement, the maturity date of the term loan and interest rate remained unchanged. However, the quarterly principal repayment changed to $0.8 million. The principal and quarterly interest are paid on the last business day of each quarter, except at maturity. The Company used the additional term loan to finance the acquisition of lntegron. The Company drew $8.3 million from its revolving credit facility to support its operations immediately following the acquisition.

As a result of this debt modification, the Company incurred $1.5 million in debt issuance costs, which was capitalized and will be amortized over the remaining term of the loan along with the unamortized debt issuance costs of the original debt.

The term loan agreement limits cash dividends and other distributions from the Company’s subsidiaries to Maple Holdings Inc. and also restricts the Company’s ability to pay cash dividends to its shareholders. At December 31, 2020, restricted net assets of the consolidated subsidiaries were $299.0 million.

The term loan agreement contains, among other things, financial covenants related to maximum total debt to adjusted EBITDA ratio and a minimum total leverage ratio. The Company was in compliance with these covenants for the years ended December 31, 2020 and 2019. The credit agreement is substantially secured by all the Company’s assets.

Term Loan – BNP Paribas

The loan matured in January 2021 and beared interest at 2.15% per annum with fixed blended payments of $7,740, which were payable monthly. On January 2, 2021, the Company extinguished the term loan outstanding with BNP Paribas by making the final fixed monthly payment.

NOTE 8 – INCOME TAXES

Income (Loss) before provision (benefit) for income taxes from continuing operations for the years ended December 31, 2020 and 2019 consisted of the following:

(in ‘000)	December 31, 2020	December 31, 2019
United States	$(25,283)	$(27,728)
Foreign	(15,236)	(8,656)

Total loss before income taxes	$(40,519)	$(36,384)

The components of the provision (benefit) for income taxes from continuing operations consisted of the following:

(in ‘000)	December 31, 2020	December 31, 2019
Current:
Federal	$—	$(1,136)
State	546	(44)
Foreign	505	(270)

Total current provision (benefit)	1,051	(1,450)
Deferred:
Federal	(7,120)	(8,626)
State	2,285	(2,117)
Foreign	(1,534)	(748)

Total deferred benefit	$(6,369)	$(11,491)

Total benefit	$(5,318)	$(12,941)

The reconciliation between income taxes computed at the U.S. statutory income tax rate to our provision for income taxes for the years ended December 31, 2020 and 2019 are as follows:

(in ‘000)	December 31, 2020	December 31, 2019
Benefit for income taxes at 21% rate	$(8,509)	$(7,641)
State taxes, net of federal benefit	(947)	(2,161)
Change in valuation allowance	1,016	—
Rate change	2,856	—
Credits	(811)	(541)
Permanent differences and other	307	(41)
Revaluation of warrants	1,572	(49)
Uncertain tax provision	226	(984)
Foreign withholding tax	420	—
Foreign rate differential	(1,448)	(1,524)

Benefit for income taxes	$(5,318)	(12,941)

Significant components of the Company’s deferred tax assets (liabilities) as of December 31, 2020 and 2019 are as follows:

(in ‘000)	December 31, 2020	December 31, 2019
Deferred tax assets:
Net operating loss carry-forward	$10,604	$11,618
Credit carry-forward	2,468	1,476
Interest expense limitation carry-forward	7,811	7,087
Non-deductible reserves	520	444
Accruals and other temporary differences	1,047	423
Stock compensation	698	439
Property and equipment	1,089	855

Gross deferred tax assets	$24,237	$22,342
Less valuation allowance	(7,164)	(6,148)

Total deferred tax assets (after valuation allowance)	$17,073	$16,194

Deferred tax liabilities:
Property and equipment	(4,089)	(3,849)
Intangible assets	(49,461)	(56,329)
Goodwill	(6,241)	(4,894)

Total deferred tax liabilities	$(59,791)	$(65,072)

Net deferred tax liabilities	$(42,718)	$(48,878)

The valuation allowance increased by $1.0 million during 2020, primarily as the result of an increase in foreign tax attributes deemed not realizable. In determining the need for a valuation allowance, the Company has given consideration to its cumulative income or loss position on a jurisdiction basis when assessing the weight of the sources of taxable income that can be used to support the realization of deferred tax assets. The Company has assessed, on a jurisdictional basis, the available means of recovering deferred tax assets, including the ability to carry-back net operating losses, the existence of reversing temporary differences, the availability of tax planning strategies and available sources of future taxable income. The Company has also considered the ability to implement certain strategies that would, if necessary, be implemented to accelerate taxable income and use expiring deferred tax assets. The Company believes it is able to support the deferred tax assets recognized as of the end of the year based on all of the available evidence.

As of December 31, 2020, the Company has U.S. federal and state tax net operating loss carryforwards of approximately $7.5 million and $36.5 million respectively, which may be available to offset future income tax liabilities and expire at various dates beginning in 2032 through 2040. Additionally, the Company has U.S. federal and state tax net operating loss carryforwards of approximately $1.2 million and $13.6 million, respectively, which carryforward indefinitely. Additionally, the Company has generated $28.7 million of foreign operating loss carryforwards which expire at various dates.

As of December 31, 2020, the Company has U.S. federal research and development tax credit carry-forwards of $1.8 million which expire beginning in 2035 through 2040. Additionally, the Company has $0.4 million of foreign research and development tax credit carry-forwards that do not expire.

Due to provisions of the Tax Cuts and Jobs Act of 2017, the Company has a carry-forward of disallowed interest expense of $32.2 million, which has an indefinite carry-forward period.

Utilization of the NOL carryforwards may be subject to limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership change limitations that have occurred previously or that could occur in the future.

These ownership changes may limit the amount of interest expense limitation, NOL, and tax credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively.

For taxable years beginning after January 1, 2018, taxpayers are subjected to the global intangible low-taxed income provisions, or GILTI provisions. The GILTI provisions require the Company to currently recognize in U.S. taxable income a deemed dividend inclusion of foreign subsidiary earnings in excess of an allowable return on the foreign subsidiary’s tangible assets. The ability to benefit from a deduction and foreign tax credits against a portion of the GILTI income may be limited under the GILTI rules as a result of the utilization of foreign net operating losses, and other potential limitations within the foreign tax credit calculation. For the years ended December 31, 2020 and 2019, the Company recorded an income tax charge of $0 and $0.3 million, respectively, related to GILTI. The Company has made an accounting policy election, as allowed by the SEC and FASB, to recognize the impacts of GILTI within the period incurred. Therefore, no U.S. deferred tax liability is provided on GILTI inclusions of future foreign subsidiary earnings.

As of December 31, 2020, the Company has not provided U.S. taxes on the undistributed earnings of its foreign subsidiaries that it considers indefinitely reinvested. This indefinite reinvestment determination is based on the future operational and capital requirements of the Company’s domestic and foreign operations. The Company expects that the cash held by its foreign subsidiaries of $4.4 million as of December 31, 2020, will continue to be used for its foreign operations and, therefore, does not anticipate repatriating these funds.

The Company conducts business globally and, as a result, its subsidiaries file income tax returns in U.S. federal and state and various foreign jurisdictions. In the normal course of business, the Company may be subject to examination by taxing authorities throughout the world, including such major jurisdictions as Australia, Canada, Malta, the Netherlands, the United Kingdom, and the United States. Since the Company is in a loss carry-forward position, the Company is generally subject to U.S. federal and state income tax examinations by tax authorities for all years for which a loss carry-forward is generated and remains unutilized. As of December 31, 2020, the Company is not under income tax examination in any jurisdiction.

During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. The Company establishes reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when the Company believes that certain positions might be challenged despite its belief that its tax return positions are fully supportable. The Company adjusts these reserves in light of changing facts and circumstances, such as the outcome of tax examinations.

The following table presents a reconciliation of the total amounts of unrecognized tax benefits, excluding interest and penalties, included on the balance sheet.

(in ‘000)	December 31, 2020	December 31, 2019
Unrecognized tax benefits at the beginning of the year	$3,658	$4,508
Additions for tax positions of current year
Additions for tax positions of prior years	209
Reductions for tax positions of prior years		(850)
Expirations statutes of limitation

Unrecognized tax benefits at the end of the year	$3,867	$3,658

If the unrecognized tax benefit balance as of December 31, 2020 were recognized, it would decrease the Company’s effective tax rate. The Company does not anticipate any material changes to its unrecognized tax benefits within the next 12 months.

The Company recognizes interest and penalties accrued related to unrecognized tax benefits as income tax expense. During the years ended December 31, 2020 and 2019 the Company recognized $17 and ($133) in interest and penalties, respectively. The Company had $17 and $0 of interest and penalties accrued at December 31, 2020 and 2019, respectively.

The CARES Act was enacted on March 27, 2020. The CARES Act is an emergency economic stimulus package that includes spending and tax cuts to strengthen the United States economy and fund a nationwide effort to curtail the effect of COVID-19. While the CARES Act provides sweeping tax changes in response to the COVID-19 pandemic, some of the more significant provisions which are expected to impact the Company’s financial statements include increasing the ability to deduct interest expense, as well as amending certain provisions of the previously enacted TCJA. Based on the Company’s assessments, the CARES Act allows the Company to defer the payment of the employer portion of its FICA taxes to 2021 and 2022; deduct additional US interest expense for 2019 and 2020 based on 50% of adjusted taxable income; accelerate a refund of its available alternative minimum tax (“AMT”) credits; and increase its permitted level of 2019 federal net operating loss carry-forwards. The enactment of the CARES Act did not have a material impact on the financial statements or disclosure for 2019 and 2020.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases various office spaces under non-cancellable operating leases expiring through 2026. Rent expense for the years ended December 31, 2020 and 2019 was $2.5 million and $2.3 million, respectively.

The future minimum lease payments under operating leases as of December 31, 2020 for the next five years and thereafter is as follows:

(in ‘000)	Amount
2021	$2,401
2022	1,895
2023	942
2024	566
2025	218

Total	$6,022

Capital Leases

The Company has capital lease obligations in the Netherlands for hardware and software leases. Payments range from $667 to $43,146 per month with maturity dates that expire from March 2021 to May 2025.

The future minimum lease payments under capital leases as of December 31, 2020 for the next five years is as follows:

(in ‘000)	Amount
2021	$903
2022	243
2023	155
2024	130
2025	30

Total minimum lease payments	$1,461
Interest expense	(97)

Total	$1,364

Off-Balance-Sheet Credit Exposures

The Company has standby letters of credit and bank guarantees of $0.4 million and $0.4 million for the years ended December 31, 2020 and 2019, respectively. These contingent liabilities are secured by highly liquid instruments included in restricted cash.

Purchase Obligations

The Company has vendor commitments primarily relating to connectivity services that the Company incurs in the ordinary course of business. As of December 31, 2020, the purchase commitments were as follows:

(in ‘000)	Amount
2021	$24,317
2022	8,351
2023	1,351
2024	1,351
2025	1,351

Total	$36,721

The Company previously entered into a purchase commitment with T-Mobile US, Inc. (“T-Mobile”) as a part of the Wyless, Inc. acquisition in fiscal year 2014. Due to product pricing becoming less competitive compared to competitors, the Company negotiated with T-Mobile and was able to extinguish the agreement during the year ended December 31, 2019. This purchase commitment extinguishment resulted in a gain of $2.3 million which the Company recorded under cost of connectivity in the consolidated statement of operations.

Legal Proceedings

From time to time, the Company is involved in litigation arising out of the ordinary course of our business. There are no material legal proceedings, other than ordinary routine litigation incidental to the business, to which the Company or any of the Company’s subsidiaries are a party or of which any of the Company or the Company’s subsidiaries’ property is subject.

NOTE 10 – TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY

The Company operates subject to the terms and conditions of the Certificate of Incorporation of Maple Holdings Inc. (the “Certificate of Incorporation”) dated September 18, 2019.

The Certificate of Incorporation provides for overall management and control of the Company to be vested in the Board of Directors (the “Board”). The shareholders’ interests are represented by five classes: common stock, Series A preferred stock, Series A-1 preferred stock, Series B preferred stock and Series C convertible preferred stock. Shareholders owning a majority of the common stock are required to elect directors to the Board to serve shareholder interests. Each holder of common stock shall be entitled to one vote per share held. The holders of Series A preferred stock, Series A-1 preferred stock, Series B preferred stock and Series C convertible preferred stock do not have voting rights in respect to their units held. No shareholder shall be liable for any debts or losses of capital or profits of the Company or be required to guarantee the liabilities of the Company.

Common Stock

The Board authorized up to 400,000 shares of common stock. As of December 31, 2020, and 2019, 217,619 and 217,819 shares are issued and outstanding, respectively.

Series A Preferred Stock

The Board authorized up to 42,800 Series A preferred shares. As of December 31, 2020, and 2019, there are 42,750 Series A preferred shares issued and outstanding. The shares were issued at a discount of 2%. Series A preferred shareholders are entitled to receive a cumulative preferred dividend at the rate of thirteen percent (13%) per year on the sum of the par value plus unpaid preferred dividends through the date of such distribution on a pari passu basis with Series A-1 and Series B shareholders and in preference to all other shareholders. The Company has the option to redeem the Series A preferred shares for par value plus unpaid preferred dividends subject to a current redemption premium of 1%. Series A preferred shareholders have an option to put the shares back to the Company for par value plus unpaid preferred dividends on or after April 11, 2027. The controlling shareholder is a holder of preferred shares junior in liquidation preference to Series A for which they can force redemption not solely within the control of the Company. Such redemption of preferred shares with junior liquidation preferences would force the Company to redeem Series A due to senior liquidation preference. Such event would result in a redemption event not solely within the control of the Company. Therefore, the Series A preferred stock is classified outside of permanent equity (i.e., temporary equity) and stated at its redemption value. In addition, upon a Sale Transaction (as defined in the Certificate of Incorporation), the Series A preferred share are required to be redeemed prior to and in preference to any other shares at par value plus unpaid cumulative dividends.

Series A-1 Preferred Stock

The Board authorized up to 80,000 Series A-1 preferred shares. In 2018, the Company issued 60,013 Series A-1 preferred shares at a purchase price of $980 per share. The shares were issued at a discount of 2%. As of December 31, 2020, and 2019, there are 60,013 Series A-1 preferred shares issued and outstanding. Series A-1 preferred shareholders are entitled to receive a cumulative preferred dividend at the rate of thirteen point seven five percent (13.75%) per year on the sum of the par value plus unpaid preferred dividends through the date of such distribution on a pari passu basis with Series A and Series B shareholders and in preference to all other shareholders. The Company has the option to redeem the Series A-1 Preferred shares for par value plus unpaid preferred dividends subject to a current redemption premium of 1%. Series A-1 preferred shareholders have an option to put the shares back to the Company for par value plus unpaid preferred dividends on or after April 11, 2027. Because the controlling shareholder is a holder of Series A-1 preferred shares, the Company redemption option functions as a holder put option. Accordingly, the Company determined that the option could result in a redemption that is not solely within the control of the Company. Therefore, the Series A-1 Preferred Stock is classified outside of permanent equity (i.e., temporary equity) and stated at its redemption value. In addition, upon a Sale Transaction (as defined in the Certificate of Incorporation), the Series A-1 Preferred share are required to be redeemed prior to and in preference to any other shares at par value plus unpaid cumulative dividends.

Series B Preferred Stock

The Board authorized up to 57,000 Series B preferred shares. As of December 31, 2020, and 2019, there are 57,000 Series B preferred shares issued and outstanding. Series B preferred shareholders are entitled to receive a cumulative preferred dividend at the rate of ten percent (10%) per year on the sum of the unreturned par value plus unpaid preferred dividends through the date of such distribution on a pari passu basis with Series A and Series A-1 shareholders and in preference to all other shareholders. On or after October 11, 2018, the Company has the option to redeem the Series B Preferred shares for par value plus unpaid preferred dividends. Because the controlling shareholder is the majority holder of Series B preferred shares, the Company redemption option functions as a holder put option. Accordingly, the Company determined that the option could result in a redemption that is not solely within the control of the Company. Therefore, the Series B Preferred stock is classified outside of permanent equity (i.e., temporary equity) and presented at its redemption value each period.

A summary of the accumulated but unpaid dividends for the Series A, Series A-1 and Series B preferred shares as of December 31, 2020 and 2019 is as follows:

(in ‘000)	Series A	Series A-1	Series B
Accumulated and unpaid, December 31, 2018	$17,520	$226	$17,594
Accumulated	8,090	8,568	7,744
Distributed	—	—	—

Accumulated and unpaid, December 31, 2019	$25,610	$8,794	$25,338
Accumulated	9,202	9,814	8,572
Distributed	—	—	—

Accumulated and unpaid, December 31, 2020	$34,812	$18,608	$33,910

Series C Convertible Preferred Stock

The Board authorized up to 45,000 Series C convertible preferred stock. As of December 31, 2020, and 2019, there are 16,802 Series C convertible preferred shares issued and outstanding. Subordinate to the payment of dividends to Series A, Series A-1 and Series B preferred shareholders, the Series C shareholders are entitled to receive dividends equal to 1.5X initial investment in conjunction with common stock, then subject to a catch-up, followed by pro rata sharing thereafter. Series C preferred shareholders have a de facto option to put the shares back to the Company for liquidation value. The Company determined that the option could result in a deemed liquidation that is not solely within the control of the Company. Therefore, the Series C preferred stock is classified outside of permanent equity (i.e., temporary equity).

Series C preferred shares are convertible at any time, at the option of the holder, into common stock at a rate of 1 to 1 initially, subject to adjustments for dilution.

Distribution Preference

Distributions are authorized at the discretion of the Board. Distributions shall be made first to the holders of Series A, Series A-1 and Series B preferred stock, ratably among such holders based on the relative aggregate unpaid dividends with respect to all outstanding preferred shares held by each such holder immediately prior to such distribution, until the aggregate unpaid dividends for the preferred shares has been reduced to $0.

Distributions shall be made second to the holders of Class C convertible preferred stock, ratably among such holders based on the relative aggregate unpaid dividends with respect to all outstanding preferred shares held by each such holder immediately prior to such distribution, until the aggregate unpaid dividends for the preferred shares has been reduced to $0.

Distributions shall be made third to the holders of common stock, ratably among such holders of a Common Catch Up Amount, as defined in the Certificate of Incorporation.

Distributions will then be made to holders of Series C convertible preferred and common stock in proportion to their ownership percentages.

Liquidation Preference

In the event of the dissolution of the Company, the Company’s cash and proceeds obtained from the disposition of the Company’s noncash assets shall be distributed. Distributions shall be made first to the Company’s creditors, to satisfy the liabilities of the Company. The remaining cash will then be distributed first to holders of Series A and Series A-1 preferred stock and second to holders of Series B preferred stock. Remaining undistributed proceeds are to be distributed following the distribution preferences for Series C convertible preferred and common stock described above.

NOTE 11 – SHARE-BASED PAYMENT AND RELATED STOCK OPTION PLAN

During 2020 and 2019, the Company granted awards to certain employees and board members of the Company. Under the 2014 Equity Incentive Plan (the “Plan”), the board is authorized to grant stock options to eligible employees, and directors of the Company. The fair value of the options is expensed on a straight-line basis over the requisite service period, which is generally the vesting period. Stock based compensation during the years ended December 31, 2020 and 2019 was $1.2 million and $1.7 million, respectively.

The Company has determined its share-based payments to be a Level 3 fair value measurement and has used the Black-Scholes option pricing model to calculate its fair value using the following assumptions:

	December 31, 2020	December 31, 2019
Risk-free interest rate	1.58%	1.58 – 2.47%
Expected term (life) of options (in years)	2	2 – 4
Expected dividends	0%	0%
Expected volatility	86.3%	67.9 – 86.3%

The expected term of the options granted are determined based on the period of time the options are expected to be outstanding. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. In determining similar entities, the Company considered industry, stage of life cycle, size and financial leverage. The dividend yield on the Company’s options is assumed to be zero since the Company has not historically paid dividends. The fair value of the underlying Company options was determined using the Black Scholes method.

The following is a summary of the Company’s stock options as of December 31, 2020 and the stock option activity from January 1, 2019 through December 31, 2020:

	Number of Options	Weighted Average Grant Date Fair Value per Option (Amount)	Weighted Average Exercise Price (Amount)	Weighted Average Remaining Contractual Term (Years)
Balance, December 31, 2018	33,516	$195	$1,750	9.3
Granted	4,212	197	1,750
Exercised	—	—	—
Forfeited	(5,448)	195	1,750
Expired	—	—	—

Balance, December 31, 2019	32,280	196	1,750	8.4
Granted	5,181	167	1,750
Exercised	—	—	—
Forfeited	(2,484)	195	1,750
Expired	—	—	—

Balance, December 31, 2020	34,977	$191	$1,750	7.7

The following is a summary of the Company’s share-based compensation expense as of December 31, 2020 and 2019:

(in ‘000)	December 31, 2020	December 31, 2019
Total share-based compensation expense	$1,161	$1,682
Unrecognized compensation cost	3,416	3,793
Remaining recognition period (in years)	2.7	3.4

The following is a summary of the Company’s exercisable stock options as of December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Range of exercise prices	$1000 – $2500	$1000 – $2500
Number	12,446	6,883
Weighted average remaining contractual term (in years)	7.3	8.3
Weighted average exercise price	$1,750	$1,750

The fair value of the Company’s vested shares for the years ended December 31, 2020 and 2019 were $2.5 million and $1.3 million, respectively. The aggregate intrinsic value of options outstanding as of December 31, 2020 was $8.9 million. The intrinsic value of options exercisable was $2.6 million as of December 31, 2020. The total intrinsic value of options exercised was $0 for the years ended December 31, 2020 and 2019, respectively.

NOTE 12 – WARRANTS ON COMMON STOCK

In connection with the sale of Series B preferred stock, the Company issued warrants for the purchase of common stock at an exercise price of $0.01 per warrant. As of December 31,2020, and 2019, there are 9,814 warrants issued and outstanding. Warrants are exercisable at any time, at the option of the holder, into common stock at a rate of 1 to 1 initially, subject to adjustments for dilution.

The Company evaluated the warrants for liability or equity classification in accordance with the provisions of ASC 480, Distinguishing Liabilities from Equity, and ASC 815-40, Derivatives and Hedging. Based on the provisions governing the warrants in the applicable agreement, the Company determined that the warrants meet the criteria required to be classified as a liability subject to the guidance in ASC 815-10 and 815-40 and should effectively be treated as outstanding common shares in both basic and diluted EPS calculations.

The Company has determined its warrants to be a Level 3 fair value measurement. The fair value of each warrant is approximately the fair value of common shares.

NOTE 13 – NET LOSS PER SHARE

The Company follows the two-class method when computing net loss per common share when shares are issued that meet the definition of participating securities. The two-class method requires income available to common shareholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The two-class method also requires losses for the period to be allocated between common and participating securities based on their respective rights if the participating security contractually participates in losses. As holders of participating securities do not have a contractual obligation to fund losses, undistributed net losses are not allocated to Class A, Class A-1, Class B and Class C preferred shares for purposes of the loss per share calculation.

Presented in the table below is a reconciliation of the numerator and denominator for the basic and diluted earnings per share (“EPS”) calculations for the year ended:

(in ‘000)	December 31, 2020	December 31, 2019
Numerator:
Net loss attributable to the Company	$(35,201)	$(23,443)
Less dividends to preferred shareholder	26,899	21,647

Net loss attributable to common shareholders	$(62,100)	$(45,090)
Denominator:
Weighted average common shares, basic and diluted (in number)	227,455	224,000

Net loss per share attributable to common shareholder, basic and diluted	$(273.03)	$(201.29)

The following securities were not included in the computation of diluted shares outstanding because the effect would be anti-dilutive:

(number of shares)	December 31, 2020	December 31, 2019
Series C Convertible Preferred Stock	16,802	16,802
Stock Options	34,977	32,280

NOTE 14 – RELATED PARTY TRANSACTIONS

Leasing and Professional Services Agreement

KORE TM Data Brasil Processamento de Dados Ltda., a wholly owned subsidiary of the Company, maintains a lease and a professional services agreement with a company controlled by a key member of the subsidiary’s management team.

Aggregated related party transactions, which have been recorded at the exchange amount, representing the amount of consideration established and agreed by the related parties, was $0.2 million and $0.3 million, for the years ended December 31, 2020 and 2019. The amount was recorded under general and administrative expenses in the consolidated statements of operations.

Due to Related Parties

As of December 31, 2020, the Company had outstanding loans due to Interfusion B.V and T-Fone B.V., companies related though common ownership resulting from the acquisition of Aspider in 2018. These amounts are recorded under due to related parties in the consolidated balance sheet. The amounts were as follows:

(in ‘000)	December 31, 2020	December 31, 2019
Interfusion B.V.	$985	$898
T-Fone B.V.	$630	$574

The loans between the Company and Interfusion B.V. and T-Fone B.V. are payable upon change in control. Interest is accrued quarterly, at a fixed rate of 2.5%. The Company accrued interest of $40 thousand and $33 thousand, for the years ended December 31, 2020 and 2019, respectively.

NOTE 15 – SUBSEQUENT EVENTS

The Company has determined that no additional material events outside of those disclosed below occurred that would require adjustment or disclosure in the consolidated financial statements after the balance sheet date of December 31, 2020 through March 17, 2021, the date the consolidated financial statements were available to be issued.

On March 12, 2021, the Company entered into a definite merger agreement with Cerberus Telecom Acquisition Corp. (NYSE: CTAC). Upon closing of the agreement, which is expected in the second quarter of 2021 and upon approval by the shareholders of CTAC, the combined company will remain listed on the NYSE under the new ticker symbol “KORE”.

Maple Holdings Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands USD, except share and per share amounts) (unaudited)

	March 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$13,134	$10,321
Accounts receivable, net of allowances for credits and doubtful accounts of $2,083 and $2,804, at March 31, 2021, and December 31, 2020, respectively	42,210	40,661
Inventories, net	6,627	5,842
Prepaid expenses and other receivables	10,811	5,429

Total current assets	72,782	62,253
Non-current assets
Restricted cash	372	372
Property and equipment, net	13,338	13,709
Intangible assets, net	229,926	240,203
Goodwill	382,283	382,749
Deferred tax assets	122	122
Other long-term assets	2,595	611

Total assets	$701,418	$700,019

Liabilities, temporary equity and stockholders’ equity
Current liabilities
Revolving Credit Facility	$20,000	$—
Accounts payable	19,515	22,978
Accrued liabilities	8,685	17,209
Income taxes payable	406	244
Current portion of capital lease obligations	504	856
Deferred revenue	7,634	7,772
Current portion of term loan payable	3,153	3,161

Total current liabilities	59,897	52,220
Long-term liabilities
Deferred tax liabilities	41,393	42,840
Due to related parties	1,539	1,615
Warrant liability	13,520	15,944
Capital lease obligations	420	508
Term-loan payable, net	298,010	298,404
Other long-term liabilities	4,194	4,377

Total liabilities	$418,973	$415,908

Commitments and contingencies (note 6)

Maple Holdings Inc. and Subsidiaries

Condensed Consolidated Balance Sheets—Continued

(In thousands USD, except share and per share amounts) (unaudited)

	March 31, 2021	December 31, 2020
Temporary equity
Series A Preferred Stock; par value $1,000 per share; 42,800 shares authorized; 42,750 shares issued and outstanding on March 31, 2021, and December 31, 2020, respectively	$80,048	$77,562
Series A-1 Preferred Stock; par value $1,000 per share; 80,000 shares authorized; 60,013 shares issued and outstanding on March 31, 2021, and December 31, 2020, respectively	81,287	78,621
Series B Preferred Stock; par value $1,000 per share; 57,000 shares authorized; 57,000 shares issued and outstanding on March 31, 2021, and December 31, 2020, respectively	93,151	90,910
Series C Convertible Preferred Stock; par value $1,000 per share; 45,000 shares authorized; 16,802 shares issued and outstanding on March 31, 2021, and December 31, 2020, respectively	16,802	16,802

Total temporary equity	271,288	263,895

Stockholders’ equity
Common stock, voting; par value $0.01 per share; 400,000 shares authorized; 217,619 shares issued and outstanding on March 31, 2021, and December 31, 2020, respectively	2	2
Additional paid-in capital	128,539	135,617
Accumulated other comprehensive loss	(2,577)	(1,677)
Accumulated deficit	(114,807)	(113,726)

Total stockholders’ equity	11,157	20,216

Total liabilities, temporary equity and stockholders’ equity	$701,418	$700,019

See accompanying notes to unaudited condensed consolidated financial statements.

Maple Holdings Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands USD, except share and per share amounts) (unaudited)

For the three months ended	March 31, 2021	March 31, 2020
Revenues
Services	$45,062	$42,305
Products	10,235	7,673

Total revenues	55,297	49,978
Cost of revenues
Cost of services	16,211	16,535
Cost of products	8,161	5,909

Total cost of revenues (exclusive of depreciation and amortization shown separately below)	24,372	22,444

Operating expenses
Selling, general and administrative	17,521	15,322
Depreciation and amortization	13,114	12,057

Total operating expenses	30,635	27,379

Operating income	290	155
Interest expense, including amortization of debt issuance costs, net	(5,059)	(6,583)
Change in fair value of warrant liability	2,424	1,912

Loss before income taxes	(2,345)	(4,516)
Income tax provision (benefit)
Current	102	231
Deferred	(1,366)	(1,979)

Total income tax benefit	(1,264)	(1,748)

Net loss	$(1,081)	$(2,768)

Loss per share:
Basic	$(37.26)	$(41.39)
Diluted	(37.26)	(41.39)
Weighted average shares outstanding (in Number):
Basic	227,433	227,523
Diluted	227,433	227,523

See accompanying notes to unaudited condensed consolidated financial statements.

Maple Holdings Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Loss

(In thousands USD) (unaudited)

For the three months ended	March 31, 2021	March 31, 2020
Net loss	$(1,081)	$(2,768)
Other comprehensive income (loss):
Foreign currency translation adjustment	(900)	(3,113)

Comprehensive loss	$(1,981)	$(5,881)

See accompanying notes to unaudited condensed consolidated financial statements.

Maple Holdings Inc. and Subsidiaries

Condensed Consolidated Statements of Temporary Equity and Stockholders’ Equity

(In thousands, USD or shares) (unaudited)

For the three months ended March 31, 2021

	Series A Preferred Stock			Series A-1 Preferred Stock	Series B Preferred Stock		Series C Convertible Preferred Stock		Total Temporary Equity	Common Stock		Additional paid-in capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity
	Temporary Equity									Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Amount	Shares	Amount	Amount	Amount	Amount	Amount
Balance at December 31, 2020	43	$77,562	60	$78,621	57	$90,910	17	$16,802	$263,895	218	$2	$135,617	$(1,677)	$(113,726)	$20,216

Accrued dividends payable	—	2,486	—	2,666	—	2,241	—	—	7,393	—	—	(7,393)	—	—	(7,393)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	(900)	—	(900)
Share-based compensation	—	—	—	—	—	—	—	—	—	—	—	315	—	—	315
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,081)	(1,081)

Balance at March 31, 2021	43	$80,048	60	$81,287	57	$93,151	17	$16,802	$271,288	218	$2	$128,539	$(2,577)	$(114,807)	$11,157

Maple Holdings Inc. and Subsidiaries

Condensed Consolidated Statements of Temporary Equity and Stockholders’ Equity—(Continued)

(In thousands, USD or shares) (unaudited)

For the three months Ended March 31, 2020

	Series A Preferred Stock			Series A-1 Preferred Stock	Series B Preferred Stock		Series C Convertible Preferred Stock		Total Temporary Equity	Common Stock		Additional paid-in capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity
	Temporary Equity									Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Amount	Shares	Amount	Amount	Amount	Amount	Amount
Balance at December 31, 2019	43	$68,360	60	$69,495	57	$82,338	17	$16,802	$236,995	218	$2	$161,556	$(3,792)	$(78,526)	$79,240

Repurchase of stock	—	—	—	—	—	—	—	—	—	—	—	(200)	—	—	(200)
Accrued dividends payable	—	2,216	—	2,383	—	2,053	—	—	6,652	—	—	(6,652)	—	—	(6,652)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	(3,113)	—	(3,113)
Share-based compensation	—	—	—	—	—	—	—	—	—	—	—	216	—	—	216
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(2,768)	(2,768)

Balance at March 31, 2020	43	$70,576	60	$71,878	57	$84,391	17	$16,802	$243,647	218	$2	$154,920	$(6,905)	$(81,294)	$66,723

See accompanying notes to unaudited condensed consolidated financial statements.

Maple Holdings Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands USD) (unaudited)

For the three months ended	March 31, 2021	March 31, 2020
Cash flows from operating activities
Net loss	$(1,081)	$(2,768)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	13,114	12,057
Amortization of deferred financing costs	524	529
Deferred income taxes	(1,366)	(1,979)
Non-cash foreign currency loss (gain)	(70)	(1,686)
Share-based compensation	315	216
Provision for (recovery of) doubtful accounts	(18)	263
Change in fair value of warrant liability	(2,424)	(1,912)
Change in operating assets and liabilities, net of operating assets and liabilities acquired:
Accounts receivable	(1,855)	(1,946)
Inventories	(878)	(1,274)
Prepaid expenses and other receivables	(5,375)	(2,303)
Accounts payable and accrued liabilities	(13,311)	(3,306)
Deferred revenue	(81)	458
Income taxes payable	186	620

Cash used in operating activities	$(12,320)	$(3,031)

Cash flows from investing activities
Additions to intangible assets	(2,302)	(2,832)
Additions to property and equipment	(789)	—
Other, net	—	160

Net cash used in investing activities	$(3,091)	$(2,672)

Cash flows from financing activities
Proceeds from revolving credit facility	20,000	21,700
Repayment of term loan	(797)	(804)
Repurchase of common stock	—	(200)
Equity financing fees	(445)	—
Repayment of capital lease obligations	(388)	(576)
Payment of deferred financing fees	(79)	—

Cash provided by financing activities	$18,291	$20,120

Effect of Exchange Rate Change on Cash and Cash Equivalents	(67)	(304)

Change in Cash and Cash Equivalents and Restricted Cash	2,813	14,113
Cash and Cash Equivalents and Restricted Cash, beginning of period	10,693	8,692

Cash and Cash Equivalents and Restricted Cash, end of period	$13,506	$22,805

Non-cash financing activities:
Capital leases	$—	$376
Equity financing fees accrued	1,590	—
Supplemental cash flow information:
Interest paid	$4,549	$6,022

See accompanying notes to unaudited condensed consolidated financial statements.

Maple Holdings Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(In thousands USD, except share amounts) (unaudited)

NOTE 1—NATURE OF OPERATIONS

Business Combination

On March 12, 2021, the Company entered into a definitive merger agreement with Cerberus Telecom Acquisition Corp. (NYSE: CTAC). Upon closing of the agreement, which is expected in the third quarter of 2021 and upon approval by the shareholders of CTAC, the combined company (King Pubco, Inc.) will be listed on the NYSE under the new ticker symbol “KORE”.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and, in accordance with those rules and regulations, do not include all information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, the unaudited condensed consolidated interim financial statements reflect all adjustments, which consist only of normal recurring adjustments, necessary to state fairly the results of operations, financial condition and cash flows for the interim periods presented herein. The preparation of condensed consolidated interim financial statements in conformity with GAAP requires management to make use of estimates and assumptions that affect the reported amounts and disclosures.

These condensed consolidated interim financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s 2020 consolidated financial statements included in this Form S-4. The year-end condensed consolidated balance sheet data was derived from audited financial statements but does not include all disclosures required by GAAP. The results of operations for any interim period are not necessarily indicative of the results of operations to be expected for the full year.

COVID-19 Impact

During the period ended March 31, 2021, an outbreak of the novel coronavirus (“COVID-19”) has continued to spread across the globe and continued to result in significant economic disruption. The extent of the impact of COVID-19 on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak; however as of this filing, COVID-19 has not had a negative impact on the Company.

Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents include highly liquid instruments with an original maturity of less than 90 days from the date of purchase or the ability to redeem amounts on demand. Cash and cash equivalents are stated at cost, which approximates their fair value.

Restricted cash represents cash deposits held with financial institutions for letters of credit and is not available for general corporate purposes.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases, to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. In July 2018, ASU 2018-10, Codification Improvements to ASC 2016-02, Leases, was issued to provide more detailed guidance and additional clarification for implementing ASU 2016-02. Furthermore, in July 2018, the FASB issued ASU 2018-11, Leases: Targeted Improvements, which provides an optional transition method in addition to the existing modified retrospective transition method by allowing a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. Furthermore, on June 3, 2020, the FASB deferred by one year the effective date of the new leases standard for private companies, private not-for-profits and public not-for-profits that have not yet issued (or made available for issuance) financial statements reflecting the new standard. Additionally, in March 2020, ASU 2020-03, Codification Improvements to Financial Instruments, Leases, was issued to provide more detailed guidance and additional clarification for implementing ASU 2016-02. Furthermore, in June 2020, ASU 2020-05, Revenue from Contracts with Customers and Leases, was issued to defer effective dates of adoption of the new leasing standard beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. These new leasing standards (collectively “ASC 842”) are effective for the Company beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the effect of the adoption of this guidance in the consolidated financial statements. However, based on the Company’s lease obligations, upon the adoption of ASC 842, the Company expects to recognize material assets and liabilities for right-of-use assets and operating lease liabilities on its consolidated balance sheet. ASC 842 will also require additional footnote disclosures to the Company’s financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments, which requires the use of a new current expected credit loss (“CECL”) model in estimating allowances for doubtful accounts with respect to accounts receivable and notes receivable. Receivables from revenue transactions, or trade receivables, are recognized when the corresponding revenue is recognized under ASC 606, Revenue from Contracts with Customers. The CECL model requires that the Company estimate its lifetime expected credit loss with respect to these receivables and record allowances when deducted from the balance of the receivables, which represent the estimated net amounts expected to be collected. Given the generally short-term nature of trade receivables, the Company does not expect to apply a discounted cash flow methodology. However, the Company will consider whether historical loss rates are consistent with expectations of forward-looking estimates for its trade receivables. In November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses. to clarify that operating lease receivables recorded by lessors are explicitly excluded from the scope of ASU 2016-13. This ASU (collectively “ASC 326”) is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Company is still evaluating the impact of the adoption of this ASU.

In August 2018, the FASB issued ASU 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which requires a customer in a hosting arrangement that is a service contract to apply the guidance on internal-use software to determine which implementation costs to recognize as an asset and which costs to expense. Costs to develop or obtain internal-use software that cannot be capitalized under Subtopic 350-40, Internal-Use Software, such as training costs and certain data conversion costs, also cannot be capitalized for a hosting arrangement that is a service contract. The amendments require a customer in a hosting arrangement that is a service contract to determine whether an implementation activity relates to the preliminary project stage, the application development stage, or the post-implementation stage. Costs for implementation activities in the application development stage will be capitalized depending on the nature of the costs, while costs incurred during the preliminary project and post-implementation stages will be expensed immediately. The ASU is effective for the Company for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. Early adoption is permitted, including adoption in any interim period, for all entities. The Company is still evaluating the impact of the adoption of this standard.

In December 2019, the FASB issued ASU 2019-12, Income Taxes: Simplifying the Accounting for Income Taxes. ASU 2019-12 simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. ASU 2019-12 is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. The Company adopted this standard as of January 1, 2021, and depending on the amendment, adoption was applied on a retrospective, modified retrospective, or prospective basis. The adoption of the standard did not have a material impact on the Company’s consolidated financial statements and related disclosures.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform: Facilitation of the Effects of Reference Rate Reform on Financial Reporting, to provide guidance on easing the potential burden in accounting for reference rate reform on financial reporting. This ASU is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The Company is still evaluating the impact of the adoption of this ASU.

In March 2020, the FASB issued ASU 2020-03, Codification Improvements to Financial Instruments, which clarifies specific issues raised by stakeholders. Specifically, the ASU:

•	Clarifies that all entities are required to provide the fair value option disclosures in ASC 825, Financial Instruments.

•	Clarifies that the portfolio exception in ASC 820, Fair Value Measurement, applies to nonfinancial items accounted for as derivatives under ASC 815, Derivatives and Hedging.

•

Clarifies that for purposes of measuring expected credit losses on a net investment in a lease in accordance with ASC 326, Financial Instruments—Credit Losses, the lease term determined in accordance with ASC 842, Leases, should be used as the contractual term.

•	Clarifies that when an entity regains control of financial assets sold, it should recognize an allowance for credit losses in accordance with ASC 326.

•

Aligns the disclosure requirements for debt securities in ASC 320, Investments—Debt Securities, with the corresponding requirements for depository and lending institutions in ASC 942, Financial Services—Depository and Lending.

The amendments in the ASU have various effective dates and transition requirements, some depending on whether an entity has previously adopted ASU 2016-13 about measurement of expected credit losses. The Company will incorporate guidance issued under ASU 2020-03 as it adopts the related ASU’s effect by these codification improvements.

NOTE 3—REVENUE RECOGNITION

The Company did not recognize any material revenue in the current reporting period for performance obligations that were not fully satisfied in previous periods. The Company does not have material unfulfilled performance obligation balances for contracts with an original length greater than one year in any periods presented. Additionally, the Company does not have material costs related to obtaining a contract with amortization periods greater than one year for any period presented. The Company applies ASC 606 utilizing the following allowable exemptions or practical expedients:

•	Exemption to not disclose the unfulfilled performance obligation balance for contracts with an original length of one year or less.

•

Practical expedient to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less.

•	Election to present revenue net of sales taxes and other similar taxes.

•	Election from recognizing shipping and handling activities as a separate performance obligation.

•

Practical expedient not requiring the entity to adjust the promised amount of consideration for the effects of a significant financing component if the entity expects, at contract inception, that the period between when the entity transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

Contract Balances

Deferred revenue as of March 31, 2021, and December 31, 2020, was $7.6 million and $7.8 million, respectively, and primarily relates to revenue that is recognized over time for Connectivity monthly recurring charges, the changes in balance of which are related to the satisfaction or partial satisfaction of these contracts. The balance also contains a deferral for goods that are in-transit at period end for which control transfers to the customer upon delivery. Approximately $7.8 million of the December 31, 2020, balance was recognized as revenue during the period ended March 31, 2021.

Disaggregated Revenue Information

The Company views the following disaggregated disclosures as useful to understand the composition of revenue recognized during the respective three-month reporting periods:

For the three months ended (in ‘000)	March 31, 2021	March 31, 2020
Connectivity*	$40,591	$37,600
Hardware Sales	7,796	5,758
Hardware Sales – bill-and-hold	2,439	1,915
Deployment services, professional services and other	4,471	4,705

Total	$55,297	$49,978

*	Includes connectivity-related revenues from Connectivity and IoT Solutions

Significant Customer

The Company has one customer representing 15.2% and 14.4% of the Company’s total revenue for the fiscal quarters ending March 31, 2021, and March 31, 2020, respectively.

NOTE 4—SHORT-TERM AND LONG-TERM DEBT

The fair values of the Company’s outstanding borrowings approximate the carrying values.

Term Loan—UBS

The Company’s principle outstanding balances on the UBS Term Loan were $308.1 million and $309.0 million as of March 31, 2021, and December 31, 2020, respectively.

Senior Secured Revolving Credit Facility—UBS

On December 21, 2018, the Company entered into a $30 million revolving credit facility with UBS. As of March 31, 2021, and December 31, 2020, the Company had $20 million and $0 drawn on the revolving credit facility, respectively. Borrowings under the revolving credit facility mature on December 21, 2023.

Borrowings under the revolving debt facility bear interest at a floating rate which can be, at the Company’s option, either (1) a LIBOR rate for a specified interest period plus an applicable margin of up to 5.50% or (2) a base rate plus an applicable margin of up to 4.5%. After the Closing Date, the applicable margins for LIBOR rate and base rate borrowings are each subject to a reduction to 5.25% and 4.25%, respectively, if the Company maintains a total leverage ratio of less than or equal to 5.00:1.00. The LIBOR rate applicable to the revolving credit facility is subject to a “floor” of 0.0%. Additionally, the Company is required to pay a commitment fee of up to 0.50% per annum of the unused balance.

Term Loan—BNP Paribas

The loan matured in January 2021 and bore interest at 2.15% per annum with fixed blended payments of $7,740, which were payable monthly. On January 2, 2021, the Company extinguished the term loan outstanding with BNP Paribas by making the final fixed monthly payment.

NOTE 5—INCOME TAXES

The Company determines its estimated annual effective tax rate at the end of each interim period based on estimated pre-tax income (loss) and facts known at that time. The estimated annual effective tax rate is applied to the year-to-date pre-tax income (loss) at the end of each interim period with certain adjustments. The tax effects of significant unusual or extraordinary items are reflected as discrete adjustments in the periods in which they occur. The Company’s estimated annual effective tax rate can change based on the mix of jurisdictional pre-tax income (loss) and other factors. However, if the Company is unable to make a reliable estimate of its annual effective tax rate, then the actual effective tax rate for the year to date period may be the best estimate. For the three months ended March 31, 2021 and 2020, the Company determined that its annual effective tax rate approach would provide for a reliable estimate and therefore used this method to calculate its tax provision.

The Company’s effective income tax rate was 53.9% and 38.7% for the three months ended March 31, 2021 and 2020, respectively. The provision for (benefit from) income taxes was $(1.3 million) and ($1.7 million) for the three months ended March 31, 2021 and 2020, respectively. The change in the provision for (benefit from) income taxes for the three months ended March 31, 2021 compared to the three months ended March 31, 2020 was primarily due to changes in the jurisdictional mix of earnings and the impact of the change in fair value of warrant liability which is not taxable.

The effective income tax rate for the three months ended March 31, 2021 and 2020 differed from the federal statutory rate primarily due to the geographical mix of earnings, the impact of change in fair value of warrant liability, the valuation allowance maintained against certain deferred tax assets, and other permanent differences.

NOTE 6—COMMITMENTS AND CONTINGENCIES

Off-Balance-Sheet Credit Exposures

The Company has standby letters of credit and bank guarantees of $0.4 million and $0.4 million as of March 31, 2021, and December 31, 2020, respectively. These contingent liabilities are secured by highly liquid instruments included in restricted cash.

Purchase Obligations

The Company has vendor commitments primarily relating to open purchase obligations that the Company incurs in the ordinary course of business. As of March 31, 2021, the purchase commitments were as follows:

(in ‘000)	Amount
2021	$24,698
2022	12,405
2023	1,351
2024	1,351
2025	1,351

Total	$41,156

Legal Proceedings

From time to time, the Company is involved in litigation arising out of the ordinary course of our business. There are no material legal proceedings, other than ordinary routine litigation incidental to the business, to which the Company or any of the Company’s subsidiaries are a party or of which any of the Company or the Company’s subsidiaries’ property is subject.

NOTE 7—TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY

The Company operates subject to the terms and conditions of the Certificate of Incorporation of Maple Holdings Inc. (the “Certificate of Incorporation”) dated September 18, 2019.

The Certificate of Incorporation provides for overall management and control of the Company to be vested in the Board of Directors (the “Board”). The shareholders’ interests are represented by five classes: common stock, Series A preferred stock, Series A-1 preferred stock, Series B preferred stock and Series C convertible preferred stock. Shareholders owning a majority of the common stock are required to elect directors to the Board to serve shareholder interests. Each holder of common stock shall be entitled to one vote per share held. The holders of Series A preferred stock, Series A-1 preferred stock, Series B preferred stock and Series C convertible preferred stock do not have voting rights in respect to their units held. No shareholder shall be liable for any debts or losses of capital or profits of the Company or be required to guarantee the liabilities of the Company.

Common Stock

The Board authorized up to 400,000 shares of common stock. As of March 31, 2021, and December 31, 2020, 217,619 shares are issued and outstanding.

Series A Preferred Stock

The Board authorized up to 42,800 Series A preferred shares. As of March 31, 2021, and December 31, 2020, there are 42,750 Series A preferred shares issued and outstanding. The shares were issued at a discount of 2%. Series A preferred shareholders are entitled to receive a cumulative preferred dividend at the rate of thirteen percent (13%) per year on the sum of the par value plus unpaid preferred dividends through the date of such distribution on a pari passu basis with Series A-1 and Series B shareholders and in preference to all other shareholders. The Company has the option to redeem the Series A preferred shares for par value plus unpaid preferred dividends subject to a current redemption premium of 1%. Series A preferred shareholders have an option to put the shares back to the Company for par value plus unpaid preferred dividends on or after April 11, 2027. The Company determined that the put option is a redemption event not solely within the control of the Company. Therefore, the Series A preferred stock is classified outside of permanent equity (i.e., temporary equity) and presented at its redemption value. In addition, upon a Sale Transaction (as defined in the Certificate of Incorporation), the Series A preferred share are required to be redeemed prior to and in preference to any other shares at par value plus unpaid cumulative dividends.

Series A-1 Preferred Stock

The Board authorized up to 80,000 Series A-1 preferred shares. In 2018, the Company issued 60,013 Series A-1 preferred shares at a purchase price of $980 per share. The shares were issued at a discount of 2%. As of March 31, 2021, and December 31, 2020, there are 60,013 Series A-1 preferred shares issued and outstanding. Series A-1 preferred shareholders are entitled to receive a cumulative preferred dividend at the rate of thirteen-point seven five percent (13.75%) per year on the sum of the par value plus unpaid preferred dividends through the date of such distribution on a pari passu basis with Series A and Series B shareholders and in preference to all other shareholders. The Company has the option to redeem the Series A-1 Preferred shares for par value plus unpaid preferred dividends subject to a current redemption premium of 1%. Series A-1 preferred shareholders have an option to put the shares back to the Company for par value plus unpaid preferred dividends on or after April 11, 2027. The Company determined that the put option is a redemption event not solely within the control of the Company. Therefore, the Series A-1 Preferred Stock is classified outside of permanent equity (i.e., temporary equity) and presented at its redemption value. In addition, upon a Sale Transaction (as defined in the Certificate of Incorporation), the Series A-1 Preferred share are required to be redeemed prior to and in preference to any other shares at par value plus unpaid cumulative dividends.

Series B Preferred Stock

The Board authorized up to 57,000 Series B preferred shares. As of March 31, 2021, and December 31, 2020, there are 57,000 Series B preferred shares issued and outstanding. Series B preferred shareholders are entitled to receive a cumulative preferred dividend at the rate of ten percent (10%) per year on the sum of the unreturned par value plus unpaid preferred dividends through the date of such distribution on a pari passu basis with Series A and Series A-1 shareholders and in preference to all other shareholders. On or after October 11, 2018, the Company has the option to redeem the Series B Preferred shares for par value plus unpaid preferred dividends. Because the controlling shareholder is the majority holder of Series B preferred shares, the Company redemption option functions as a holder put option. Accordingly, the Company determined that the option could result in a redemption that is not solely within the control of the Company. Therefore, the Series B Preferred stock is classified outside of permanent equity (i.e., temporary equity) and presented at its redemption value each period.

A summary of the accumulated but unpaid dividends for the Series A, Series A-1 and Series B preferred shares as of March 31, 2021, and March 31, 2020, is as follows:

(in ‘000)	Series A	Series A-1	Series B
Accumulated and unpaid, December 31, 2020	$34,812	$18,608	$33,910
Accumulated	2,486	2,666	2,241
Distributed	—	—	—

Accumulated and unpaid, March 31, 2021	$37,298	$21,274	$36,151

(in ‘000)	Series A	Series A-1	Series B
Accumulated and unpaid, December 31, 2019	$25,610	$8,794	$25,338
Accumulated	2,216	2,359	2,053
Distributed	—	—	—

Accumulated and unpaid, March 31, 2020	$27,826	$11,153	$27,391

The redemption value of Series A, Series A-1 and Series B preferred stock is equal to the par value of $1,000 per share plus the above accumulated unpaid dividends and any applicable redemption premium. In the case of Series A-1, the Company would incur 1% redemption premiums if redeemed prior to December 21, 2020.

Series C Convertible Preferred Stock

The Board authorized up to 45,000 Series C convertible preferred stock. As of March 31, 2021, and December 31, 2020, there are 16,802 Series C convertible preferred shares issued and outstanding. Subordinate to the payment of dividends to Series A, Series A-1 and Series B preferred shareholders, the Series C shareholders are entitled to receive dividends equal to 1.5X initial investment in conjunction with common stock, then subject to a catch-up, followed by pro rata sharing thereafter. Series C preferred shareholders have a de facto option to put the shares back to the Company for liquidation value. The Company determined that the option could result in a deemed liquidation that is not solely within the control of the Company. Therefore, the Series C preferred stock is classified outside of permanent equity (i.e., temporary equity).

Series C preferred shares are convertible at any time, at the option of the holder, into common stock at a rate of 1 to 1 initially, subject to adjustments for dilution.

Distribution Preference

Distributions are authorized at the discretion of the Board. Distributions shall be made first to the holders of Series A, Series A-1 and Series B preferred stock, ratably among such holders based on the relative aggregate unpaid dividends with respect to all outstanding preferred shares held by each such holder immediately prior to such distribution, until the aggregate unpaid dividends for the preferred shares have been reduced to $0.

Distributions shall be made second to the holders of Class C convertible preferred stock, ratably among such holders based on the relative aggregate unpaid dividends with respect to all outstanding preferred shares held by each such holder immediately prior to such distribution, until the aggregate unpaid dividends for the preferred shares have been reduced to $0.

Distributions shall be made third to the holders of common stock, ratably among such holders of a Common Catch-Up Amount, as defined in the Certificate of Incorporation.

Distributions will then be made to holders of Series C convertible preferred and common stock in proportion to their ownership percentages.

Liquidation Preference

In the event of the dissolution of the Company, the Company’s cash and proceeds obtained from the disposition of the Company’s noncash assets shall be distributed. Distributions shall be made first to the Company’s creditors, to satisfy the liabilities of the Company. The remaining cash will then be distributed first to holders of Series A and Series A-1 preferred stock and second to holders of Series B preferred stock. Remaining undistributed proceeds are to be distributed following the distribution preferences for Series C convertible preferred and common stock described above.

NOTE 8—SHARE-BASED PAYMENT AND RELATED STOCK OPTION PLAN

During 2020, the Company granted awards to certain employees and board members of the Company. Under the 2014 Equity Incentive Plan (the “Plan”), the Board is authorized to grant stock options to eligible employees, and directors of the Company. The fair value of the options is expensed on a straight-line basis over the requisite service period, which is generally the vesting period. Stock based compensation expense during the three-month periods ended March 31, 2021, and March 31, 2020, was $0.3 million and $0.2 million, respectively.

The Company has determined its share-based payments to be a Level 3 fair value measurement and has used the Black-Scholes option pricing model to calculate its fair value using the following assumptions:

For the three months ended (in ‘000)	March 31, 2020
Risk-free interest rate	1.58%
Expected term (life) of options (in years)	2
Expected dividends	0%
Expected volatility	76.7%

The Company did not grant any awards during the three months ended March 31, 2021. The expected term of the options granted are determined based on the period of time the options are expected to be outstanding. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. In determining similar entities, the Company considered industry, stage of life cycle, size and financial leverage. The dividend yield on the Company’s options is assumed to be zero since the Company has not historically paid dividends. The fair value of the underlying Company options was determined using the Black Scholes method.

The following is a summary of the Company’s stock options as of March 31, 2021, and March 31, 2020, and the stock option activity from December 31, 2020, through March 31, 2021, and December 31, 2019, through March 31, 2020:

	Number of Options	Weighted Average Grant Date Fair Value per Option (Amount)	Weighted Average Exercise Price (Amount)	Weighted Average Remaining Contractual Term (Years)
Balance, December 31, 2020	34,977	191	$1,750	7.7
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Expired	—	—	—	—

Balance, March 31, 2021	34,977	$191	$1,750	$7.5

	Number of Options	Weighted Average Grant Date Fair Value per Option (Amount)	Weighted Average Exercise Price (Amount)	Weighted Average Remaining Contractual Term (Years)
Balance, December 31, 2019	32,280	196	$1,750	8.4
Granted	5,181	167	1,750	—
Exercised	—	—	—	—
Forfeited	(2,484)	195	1,750	—
Expired	—	—	—	—

Balance, March 31, 2020	34,977	$191	$1,750	$8.4

The following is a summary of the Company’s share-based compensation expense as of March 31, 2021, and 2020:

For the three months ended (in ‘000)	March 31, 2021	March 31, 2020
Total share-based compensation expense	$315	$216
Unrecognized compensation cost	3,100	4,361
Remaining recognition period (in years)	2.4	3.1

The following is a summary of the Company’s exercisable stock options as of March 31, 2021, and 2020:

For the three months ended (in ‘000)	March 31, 2021	March 31, 2020
Range of exercise prices	$1,000-$2,500	$1,000-$2,500
Number	13,482	6,883
Weighted average remaining contractual term (in years)	7.2	8.0
Weighted average exercise price	$1,750	$1,750

The fair value of the Company’s vested shares for fiscal quarters ended March 31, 2021, and March 31, 2020, were $2.6 million and $1.2 million, respectively.

NOTE 9—WARRANTS ON COMMON STOCK

In connection with the sale of Series B preferred stock, the Company issued warrants for the purchase of common stock at an exercise price of $0.01 per warrant. As of March 31, 2021, and December 31, 2020, there are 9,814 warrants issued and outstanding. Warrants are exercisable at any time, at the option of the holder, into common stock at a rate of 1 to 1 initially, subject to adjustments for dilution.

The Company evaluated the warrants for liability or equity classification in accordance with the provisions of ASC 480, Distinguishing Liabilities from Equity, and ASC 815-40, Derivatives and Hedging. Based on the provisions governing the warrants in the applicable agreement, the Company determined that the warrants meet the criteria required to be classified as a liability subject to the guidance in ASC 815-10 and 815-40 and should effectively be treated as outstanding common shares in both basic and diluted EPS calculations.

Initial Measurement

The warrants are measured at fair value on a recurring basis. The estimated fair value of the warrants prior to entering into an Agreement and Plan of Merger with CTAC on March 12, 2021, is determined to be a Level 3 fair value measurement. The fair value of each warrant is approximately the fair value per share of common stock.

The aforementioned warrant liabilities are not subject to qualified hedge accounting.

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the warrants as of March 31, 2021, is classified as Level 2 due to significant inputs used in a valuation technique that were previously unobservable becoming observable given transactions that were observed around the measurement date. As the warrants are expected to be exchangeable for King Pubco, Inc. shares upon the close of the Business Combination, following the signing of the Business Combination agreement, Management determined the fair value of the warrants based on the equivalent number of shares exchangeable upon the consummation of the business combination. Such inputs include the number of King Pubco, Inc. shares exchangeable for the warrants of 1,365,612 and the current CTAC trading share price at March 31, 2021, of $9.90.

As of December 31, 2020, the aggregate value of the warrants was $15.9 million and was considered a Level 3 liability. As of March 31, 2021, the warrant liability balance was transferred out of Level 3, into a Level 2 liability, and valued at $13.5 million. The change in fair value of the warrant liability for the periods ending March 31, 2021, and March 31, 2020, was ($2.4) million and ($1.9) million, respectively.

NOTE 10—NET LOSS PER SHARE

The Company follows the two-class method when computing net loss per common share when shares are issued that meet the definition of participating securities. The two-class method requires income available to common shareholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The two-class method also requires losses for the period to be allocated between common and participating securities based on their respective rights if the participating security contractually participates in losses. As holders of participating securities do not have a contractual obligation to fund losses, undistributed net losses are not allocated to Class A, Class A-1, Class B and Class C preferred shares for purposes of the loss per share calculation.

Presented in the table below is a reconciliation of the numerator and denominator for the basic and diluted earnings per share (“EPS”) calculations for the periods ended:

For the three months ended (in ‘000)	March 31, 2021	March 31, 2020
Numerator:
Net loss attributable to the Company	$(1,081)	$(2,768)
Less dividends to preferred shareholder	7,393	6,652

Net loss attributable to common shareholders	$(8,474)	$(9,420)
Denominator:
Weighted average common shares, basic and diluted (in number)	227,433	227,523

Net loss per share attributable to common shareholder, basic and diluted	$(37.26)	$(41.39)

The following securities were not included in the computation of diluted shares outstanding because the effect would be anti-dilutive:

For the three months ended (number of shares)	March 31, 2021	March 31, 2020
Series C Convertible Preferred Stock	16,802	16,802
Stock Options	34,977	34,977

NOTE 11—RELATED PARTY TRANSACTIONS

Leasing and Professional Services Agreement

KORE TM Data Brasil Processamento de Dados Ltda., a wholly owned subsidiary of the Company, maintains a lease and a professional services agreement with a company controlled by a key member of the subsidiary’s management team.

Aggregated related party transactions, which have been recorded at the exchange amount, representing the amount of consideration established and agreed by the related parties, was $0.1 million and $0.1 million, for the fiscal quarters ended March 31, 2021, and March 31, 2020. respectively. The amount was recorded under general and administrative expenses in the consolidated statements of operations.

Due to Related Parties

As of March 31, 2021, the Company had outstanding loans due to Interfusion B.V and T-Fone B.V., companies related though common ownership resulting from the acquisition of Aspider in 2018. These amounts are recorded under due to related parties in the consolidated balance sheet. The amounts were as follows:

For the period ended (in ‘000)	March 31, 2021	December 31, 2020
Interfusion B.V.	$939	$985
T-Fone B.V.	$600	$630

The loans between the Company and Interfusion B.V. and T-Fone B.V. are payable upon change in control. Interest is accrued quarterly, at a fixed rate of 2.5%. The Company accrued interest of $9 thousand for the periods ended March 31, 2021, and March 31, 2020.

NOTE 12—SUBSEQUENT EVENTS

The Company has completed an evaluation of all subsequent events through July 27, 2021 to ensure that these consolidated financial statements include appropriate disclosure of events both recognized in the consolidated financial statements and events which occurred but were not recognized in the consolidated financial statements. Except as described below, the Company has concluded that no subsequent event has occurred that requires disclosure.

The Company entered into an operating lease commitment in May 2021 totaling $4.4 million in future lease payments which begin September 2021. The lease termination date is January 31, 2030.

The Company entered into a Backstop Note facility in July 2021 with a borrowing capacity of $120.0 million. The facility may be drawn on for the purposes of meeting the minimum cash requirement of the anticipated Business Combination.

Maple Holdings Inc. and Subsidiaries

Controls and Procedures

(in thousands USD, except share amounts)

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures as defined in Rule 13a-15(e) of the Exchange Act that are designed to ensure that information required to be disclosed in our reports filed or submitted to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms, and that information is accumulated and communicated to management, including the principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosures. The President and the Chief Financial Officer evaluated the effectiveness of disclosure controls and procedures as of March, 31 2021, pursuant to Rule 13a-15(b) under the Exchange Act. Based on that evaluation, the President and the Chief Financial Officer each concluded that, as of the end of the period covered by this report, the Company’s disclosure controls and procedures were effective.

Changes in Internal Control Over Financial Reporting

No changes were made to our internal control over financial reporting during our most recently completed fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Maple Holdings Inc. and Subsidiaries

Financial Statement Schedule

(in thousands USD, except share and per share amounts)

SCHEDULE I – PARENT COMPANY ONLY FINANCIAL INFORMATION

The following presents condensed parent company only financial information of Maple Holdings Inc.

Condensed Balance Sheets (in thousands USD, except share and per share amounts)

	December 31, 2020	December 31, 2019
Assets
Non-current assets
Investment in subsidiaries	$300,055	$324,694

Total non-current assets	300,055	324,694

Total assets	$300,055	$324,694

Liabilities, temporary equity and stockholders’ equity
Long-term liabilities
Warrant liability	$15,944	$8,459

Total liabilities	15,944	8,459

Temporary equity
Series A Preferred Stock; par value $1,000 per share; 42,800 shares authorized; 42,750 shares issued and outstanding at December 31, 2020 and 2019	77,562	68,360

Series A-1 Preferred Stock; par value $1,000 per share; 80,000 shares authorized; 60,013 shares issued and outstanding at December 31, 2020 and 2019	78,621	69,495

Series B Preferred Stock; par value $1,000 per share; 57,000 shares authorized; 57,000 shares issued and outstanding at December 31, 2020 and 2019	90,910	82,338

Series C Convertible Preferred Stock; par value $1,000 per share; 45,000 shares authorized; 16,802 shares issued and outstanding at December 31, 2020 and 2019	16,802	16,802

Total temporary equity	263,895	236,995

Stockholders’ equity
Common stock, voting; par value $0.01 per share; 400,000 shares authorized; 217,619 and 217,819 shares issued and outstanding at December 31, 2020 and 2019, respectively	2	2
Additional paid-in capital	135,617	161,556
Accumulated other comprehensive loss	(1,677)	(3,793)
Accumulated deficit	(113,726)	(78,525)

Total stockholders’ equity	20,216	79,240

Total liabilities, temporary equity and stockholders’ equity	$300,055	$324,694

Condensed Statements of Loss and Comprehensive Loss (in thousands USD)

For the years ended	December 31, 2020	December 31, 2019
Equity in net loss of subsidiaries	$(27,716)	$(23,678)
Change in fair value of warrant liability	(7,485)	235

Loss before income taxes	(35,201)	(23,443)
Income tax provision (benefit)	—	—

Net loss	$(35,201)	$(23,443)

Other comprehensive loss:
Foreign currency translation adjustment	2,116	517

Comprehensive loss	$(33,085)	$(22,926)

Condensed Statements of Cash Flows (in thousands USD)

For the years ended	December 31, 2020	December 31, 2019
Cash flows from operating activities
Net loss	$(35,201)	$(23,443)
Adjustments to reconcile net loss to net cash provided by operating activities
Equity in net loss of subsidiaries	27,716	23,678
Change in fair value of warrant liability	7,485	(235)

Cash provided by operating activities	—	—

Cash flows from investing activities
Distribution from subsidiary	200	80

Cash provided by investing activities	200	80
Cash flows from financing activities
Repurchase of common stock	(200)	(80)

Cash used in financing activities	(200)	(80)
Effect of exchange rate change on cash and cash equivalents	—	—

Change in cash and cash equivalents and restricted cash	—	—
Cash and cash equivalents and restricted cash, beginning of year	—	—

Cash and cash equivalents and restricted cash, end of year	$—	$—

Non-cash investing and financing activities:
Equity issued for acquisition of Integron, LLC	$—	$7,000
Share-based payment awards issued to employees of subsidiaries	$1,161	$1,682

(i)	Basis of presentation

In the condensed parent-company-only financial statements, Maple Holdings Inc.’s (“Maple” or the “Company”) investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since the date of acquisition. The Company’s share of net loss of its subsidiaries is included in the condensed statements of loss and comprehensive loss using the equity method of accounting. These condensed parent-company-only financial statements should be read in connection with the consolidated financial statements and notes thereto of Maple Holdings Inc. and subsidiaries.

As of December 31, 2020, the Company has no purchase commitments, capital commitments and operating lease commitments.

(ii)	Restricted Net Assets

Schedule I of Rule 5-04 of Regulation S-X requires the condensed financial information of a registrant to be filed when the restricted net assets of the registrant’s consolidated subsidiaries exceed 25 percent of the registrant’s consolidated net assets as of the end of the most recently completed fiscal year. For purposes of this test, restricted net assets of the consolidated subsidiaries means the amount of the registrant’s proportionate share of net assets of the consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party (e.g., lender, regulatory agency, foreign government).

The condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X as the restricted net assets of the Company’s subsidiaries exceed 25% of the Company’s consolidated net assets. The Company is a holding company that conducts substantially all its business operations through its subsidiaries. The Company’s ability to pay dividends on the Company’s preferred and common stock is limited by restrictions on the ability of the Company and its subsidiaries to pay dividends or make distributions under the terms of agreements governing the indebtedness of the Company’s subsidiaries. Subject to the full terms and conditions under the agreements governing its indebtedness, the Company and its subsidiaries may be permitted to make dividends and distributions under such agreements if there is no event of default and certain pro-forma financial ratios (as defined by such agreements) are met.

Annex A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 12, 2021, by and among Cerberus Telecom Acquisition Corp. (“Acquiror”), a Cayman Islands exempted company, King Pubco, Inc. (“Pubco”), a Delaware corporation and wholly owned subsidiary of Cerberus Telecom Acquisition Holdings, LLC (the “Sponsor”), King Corp Merger Sub, Inc. (“Corp Merger Sub”), a Delaware corporation and direct, wholly owned subsidiary of the Sponsor, King LLC Merger Sub, LLC (“LLC Merger Sub”), a Delaware limited liability company and direct, wholly owned subsidiary of Pubco, and Maple Holdings Inc. (the “Company”), a Delaware corporation. Acquiror, Pubco, Corp Merger Sub, LLC Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated in the Cayman Islands and formed to acquire one or more operating businesses through a Business Combination (as defined below);

WHEREAS, Pubco is a newly formed wholly owned direct subsidiary of the Sponsor;

WHEREAS, LLC Merger Sub is a newly formed wholly owned direct subsidiary of Pubco;

WHEREAS, on the day immediately prior to the Closing Date and on the terms and subject to the conditions of this Agreement and in accordance with the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) and the Limited Liability Company Act of the State of Delaware (as amended, “DLLCA”) and other applicable Laws, Acquiror will merge with and into LLC Merger Sub (the “Pubco Merger”), with LLC Merger Sub being the surviving entity of the Pubco Merger, as a result of which, among other things, (i) each class A ordinary share of Acquiror, par value $0.0001 (“Acquiror Class A Shares”) outstanding immediately prior to the Pubco Merger shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive a share of common stock, par value $0.0001 (“Pubco Common Stock”) of Pubco on identical terms, (ii) each class B ordinary share of Acquiror, par value $0.0001 (“Acquiror Class B Share”) outstanding immediately prior to the Pubco Merger shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive a share of Pubco Common Stock on identical terms, and (iii) each outstanding warrant (“Acquiror Warrant”) to purchase Acquiror Class A Shares outstanding immediately prior to the Pubco Merger will become a warrant of Pubco (“Pubco Warrant”) exercisable for shares of Pubco Common Stock on identical terms

WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local Income Tax that follows the U.S. federal income tax treatment of the Pubco Merger), each of the Parties intends that (i) the Pubco Merger qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder to which Acquiror and Pubco are parties under Section 368(b) of the Code and (ii) this Agreement be and hereby is, adopted as a “plan of reorganization” for purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, on the Closing Date (as defined below) and immediately prior to the First Merger (as defined below) and on terms and subject to the conditions of a contribution agreement between Sponsor and Pubco in the form to be agreed to by Acquiror and the Company, Sponsor will contribute 100% of its equity interests in Corp Merger Sub to Pubco (the “Corp Merger Sub Contribution”), as a result of which Corp Merger Sub will become a wholly owned subsidiary of Pubco;

WHEREAS, following the Corp Merger Sub Contribution, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (as amended, the “DGCL”), the DLCCA and other applicable Laws, the Parties intend to enter into a business combination transaction by which: (i) Corp Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into LLC Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with LLC Merger Sub being the surviving entity of the Second Merger (LLC Merger Sub, in its capacity as the surviving entity of the Second Merger, is sometimes referred to as the “Surviving Entity”);

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Stockholders have each executed and delivered to Acquiror a Company Holders Support Agreement, a copy of which is attached as Exhibit A hereto, pursuant to which the Requisite Company Stockholders have agreed to, among other things, provide their written consent to adopt and approve, upon the effectiveness of the Registration Statement, this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, in each case, to which the Company is a party;

WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local Income Tax that follows the U.S. federal income tax treatment of the Mergers), each of the Parties intends that (i) the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which Pubco and the Company are parties under Section 368(b) of the Code, and (ii) this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the Mergers, (ii) approved this Agreement and the Transactions to which the Company is a party, including the Mergers, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the Transactions to which the Company is a party, including the First Merger, be approved and adopted by the stockholders of the Company;

WHEREAS, the board of directors of Acquiror has unanimously (i) determined that it is in the best interests of Acquiror and the Acquiror Shareholders, and declared it advisable, to enter into this Agreement providing for the Pubco Merger and the Mergers, (ii) approved this Agreement, the Plan of Merger and the Transactions, including the Pubco Merger and the Mergers, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement, the Plan of Merger and the Transactions, including the Pubco Merger and the Mergers, be approved and adopted by the Acquiror Shareholders (the “Acquiror Board Recommendation”);

WHEREAS, in furtherance of the Mergers and in accordance with the terms hereof, Acquiror shall provide an opportunity to Acquiror Shareholders to have their outstanding shares of Acquiror Class A Shares redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Sponsor, the Company, Acquiror and Pubco have entered into the Sponsor Support Agreement, a copy of which is attached as Exhibit B hereto;

WHEREAS, on or prior to the date hereof, Acquiror has obtained commitments from certain investors for a private placement of shares of Pubco Common Stock (the “PIPE Investment”) pursuant to the terms of one or more subscription agreements (each, a “Subscription Agreement”), pursuant to which, among other things, such investors have agreed to subscribe for and purchase, and Acquiror has agreed to issue and sell to such investors, an aggregate number of shares of Pubco Common Stock set forth in the Subscription Agreements in exchange for an aggregate purchase price of $225,000,000 on the Closing Date, on the terms and subject to the conditions set forth therein;

WHEREAS, immediately prior to the closing of the PIPE Investment, Pubco shall (i) subject to obtaining the Acquiror Shareholder Approval, amend and restate the certificate of incorporation of Pubco to be substantially in the form of Exhibit C attached hereto (the “Pubco Charter”), and (ii) amend and restate the bylaws of Acquiror to be substantially in the form of Exhibit D attached hereto (the “Pubco Bylaws”); and

WHEREAS, at the Closing, the Sponsor, Pubco, the Company, certain of the Pre-Closing Holders and certain other parties will enter into an Investor Rights Agreement, substantially in the form of Exhibit E attached hereto (as amended, restated, modified, supplemented or waived from time to time, the “Investor Rights Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“2020 Audited Financial Statements” has the meaning specified in Section 7.11.

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Arrangements” has the meaning specified in Section 7.04.

“Acquiror Board Recommendation” has the meaning specified in the recitals hereto.

“Acquiror Class A Shares” has the meaning specified in the recitals hereto.

“Acquiror Class A Unit” has the meaning specified in Section 6.12.

“Acquiror Class B Shares” has the meaning specified in the recitals hereto.

“Acquiror Closing Statement” has the meaning specified in Section 4.02(a).

“Acquiror Counsel” has the meaning specified in Section 12.17(a).

“Acquiror Cure Period” has the meaning specified in Section 11.01(c).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article VI.

“Acquiror Group” has the meaning specified in Section 12.17(a).

“Acquiror Parties” means Acquiror, Pubco, Corp Merger Sub and LLC Merger Sub.

“Acquiror Party Representations” means the representations and warranties of Acquiror, Pubco, Corp Merger Sub and LLC Merger Sub expressly and specifically set forth in Article VI of this Agreement, as qualified by the Acquiror Disclosure Letter. For the avoidance of doubt, the Acquiror Party Representations are solely made by each of Acquiror, Pubco, Corp Merger Sub and LLC Merger Sub.

“Acquiror Preferred Shares” means the preference shares, par value $0.0001 per share, of Acquiror.

“Acquiror Privileged Communications” has the meaning specified in Section 12.17(a).

“Acquiror Shareholder Approval” has the meaning specified in Section 6.02(b).

“Acquiror Shareholder Matters” has the meaning specified in Section 9.02(a)(v).

“Acquiror Shareholder Redemption” has the meaning specified in Section 9.02(a)(v).

“Acquiror Shareholders” means the holders of shares of Acquiror Shares.

“Acquiror Shares” means the Acquiror Class A Shares and the Acquiror Class B Shares.

“Acquiror Tail” has the meaning specified in Section 8.01(b).

“Acquiror Transaction Expenses” means (i) all fees, costs and expenses of Acquiror incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with by Acquiror at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors, underwriters and consultants of Acquiror, 100% of any filing fees payable to the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission under the HSR Act or Regulatory Law authorities of any other jurisdiction in connection with the Transactions, the cost of the Acquiror Tail to be obtained pursuant to Section 8.01 and 100% of the Transfer Taxes, in each case, whether paid or unpaid prior to the Closing.

“Acquiror Warrant” has the meaning specified in the recitals hereto.

“Acquisition Intended Income Tax Treatment” has the meaning specified in Section 9.04(b).

“Acquisition Transaction” has the meaning specified in Section 9.03(a).

“Action” means any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided that, in no event shall the Company or any of the Company’s Subsidiaries be considered an Affiliate of any portfolio company (other than the Company and its Subsidiaries) of any investment fund or account affiliated with, managed or controlled by, any direct or indirect equityholder of the Company nor shall any portfolio company (other than the Company and its

Subsidiaries) of any investment fund or account affiliated with any equityholder of the Company be considered to be an Affiliate of the Company or any of its Subsidiaries; provided further, that in no event shall Acquiror or any of Acquiror’s Subsidiaries be considered an Affiliate of any portfolio company (other than Acquiror and its Subsidiaries) of any investment fund or account affiliated with, managed or controlled by, any direct or indirect equityholder of Acquiror nor shall any portfolio company (other than Acquiror and its Subsidiaries) of any investment fund or account affiliated with any equityholder of Acquiror (including Sponsor and its affiliates) be considered to be an Affiliate of Acquiror or any of its Subsidiaries.

“Affiliate Agreements” has the meaning specified in Section 5.25.

“Agreement” has the meaning specified in the preamble hereto.

“Allocation Schedule” has the meaning specified in Section 4.02(b).

“Alternative PIPE Financing” has the meaning specified in Section 8.03(b).

“Alternative Subscription Agreement” has the meaning specified in Section 8.03(b).

“Anti-Corruption Laws” means any or all of: (a) the U.S. Foreign Corrupt Practices Act (FCPA); (b) the UK Bribery Act 2010; and (c) any other applicable Laws related to combating bribery or corruption.

“Antitrust Division” has the meaning specified in Section 9.08(a).

“Articles of Association” means the amended and restated memorandum and articles of association of Acquiror adopted by Acquiror on October 21, 2020.

“Available Closing Acquiror Cash” means an amount equal to (i) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Acquiror Shareholder Redemption), plus (ii) the aggregate amount of cash that has been funded to and remains with Acquiror pursuant to the Subscription Agreements as of immediately prior to the Closing.

“Business Combination” has the meaning ascribed to such term in the Articles of Association.

“Business Combination Proposal” has the meaning specified in Section 9.03(b)

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Alpharetta, Georgia are authorized or required by Law to close.

“Certificates” has the meaning specified in Section 3.03(c).

“Change in Recommendation” has the meaning specified in Section 9.02(a)(vi).

“Closing” has the meaning specified in Section 4.01.

“Closing Cash Consideration” means the aggregate amount of cash payable in respect of (i) the Company A and B Preferred Stock in accordance with the Company’s Governing Documents, (ii) the Option Cash Consideration pursuant to Section 3.06, and (iii) the First LTIP Payment, in each case, as set forth on the Company Closing Statement.

“Closing Date” has the meaning specified in Section 4.01.

“Closing Merger Consideration” means the Closing Cash Consideration plus the Closing Share Consideration.

“Closing Share Consideration” means the number of shares (rounded to the nearest whole share) of Pubco Common Stock determined by dividing (a) an equity value equal to $346,000,000, by (b) $10.00.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” has the meaning specified in the recitals hereto.

“Company” has the meaning specified in the preamble hereto.

“Company A and B Preferred Stock” means, collectively, the Series A Preferred Stock, the Series A-1 Preferred Stock and the Series B Preferred Stock.

“Company Bank Accounts” has the meaning specified in Section 3.03(b).

“Company Benefit Plan” has the meaning specified in Section 5.13(a).

“Company Closing Statement” has the meaning specified in Section 4.02(b).

“Company Common Stock” means the shares of common stock, par value $0.01 per share, of the Company.

“Company Credit Agreement” means the credit agreement dated as of December 21, 2018 among KORE Wireless, Maple Intermediate Holdings Inc., UBS AG, Stamford Branch, the lenders party thereto, and the other loan parties thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof.

“Company Cure Period” has the meaning specified in Section 11.01(b).

“Company Disclosure Letter” has the meaning specified in the introduction to Article V.

“Company Employees” has the meaning specified in Section 5.13(a).

“Company Holders Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Requisite Company Stockholders, Acquiror and the Company, as amended or modified from time to time.

“Company Incentive Plans” means that certain Maple Holdings Inc. 2014 Equity Incentive Plan, as amended.

“Company Option” means an option to acquire shares of Company Common Stock granted under the Company Incentive Plan.

“Company Preferred Stock” means, collectively, the shares of preferred stock, par value $0.01 per share, of the Company, which shares have been designated as: (i) Series A Preferred Stock (the “Series A Preferred Stock)”, (ii) Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”), (iii) Series B Preferred Stock (the “Series B Preferred Stock”) and (iv) Series C Convertible Preferred Stock (the “Series C Convertible Preferred Stock”).

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article V of this Agreement, as qualified by the Company Disclosure Letter. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Software” has the meaning specified in Section 5.20(f).

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Stockholder Approval” means the approval of this Agreement and the Transactions, including the First Merger and the transactions contemplated thereby and the making of any filings, notices or information statements in connection with the foregoing, by the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Common Stock in accordance with the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Subsidiary Securities” has the meaning specified in Section 5.07(b).

“Company Tail” has the meaning specified in Section 8.01(b).

“Company Transaction Expenses” means all unpaid, whether accrued for or otherwise, fees, costs and expenses of the Company and its Subsidiaries incurred or accrued prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including, but not limited to, (i) the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company and its Subsidiaries, (ii) any retention bonuses and transaction bonuses, including incentive program payments paid or payable to employees, directors or independent contractors of the Company or its Subsidiaries by or at the direction of the Company in connection with the Closing (including, in each case, the employer portion of any payroll or employment Taxes related to such amounts), and including the employer portion of any payroll or employment Taxes related to the Option Consideration, and (iii) the cost of the Company Tail to be obtained pursuant to Section 8.01; provided, however, that “Company Transaction Expenses” shall not include any (i) retention, severance or transaction payments or other payments pursuant to arrangements entered into by Acquiror or any of its Affiliates (or the Company at the direction of the Acquiror or any of its Affiliates) that is effect on or after the Closing Date, and (ii) the Second LTIP Payment.

“Company Warrants” means the warrants issued by the Company to purchase Company Common Stock.

“Compliance Laws” means Sanctions Laws, Anti-Corruption Laws and Export Control Laws.

“Confidentiality Agreement” has the meaning specified in Section 12.09.

“Continuing Employee” has the meaning specified in Section 9.07(a).

“Contracts” means any legally binding contracts, agreements, subcontracts and leases, whether written or oral, and all material amendments, written modifications and written supplements thereto.

“Corp Merger Sub” has the meaning specified in the preamble hereto.

“Corp Merger Sub Contribution” has the meaning specified in the recitals hereto.

“Counsel” means each of Acquiror Counsel and Seller Counsel.

“COVID-19” means SARS-CoV-2 or COVID-19, any evolution or variations existing as of or following the date hereof, or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, pronouncement, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention and the World Health Organization) in connection with, related to or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act and the Families First Coronavirus Response Act, or any changes thereto.

“D&O Tail” has the meaning specified in Section 8.01(b).

“DGCL” has the meaning specified in the recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.08.

“DLLCA” has the meaning specified in the recitals hereto.

“Domestication Intended Income Tax Treatment” has the meaning specified in Section 9.04(b).

“Effect” has the meaning specified in the definition of “Material Adverse Effect”.

“Enforceability Exceptions” has the meaning specified in Section 5.03.

“Environmental Laws” means any applicable Laws relating to pollution or protection of the environment, including all those relating to the use, storage, emission, disposal or release of Hazardous Materials, each as in effect as of the date hereof.

“Equity Securities” means, with respect to any Person, any share, share capital, capital stock, partnership, membership, joint venture or similar interest in such Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” has the meaning specified in Section 5.13(a).

“ERISA Affiliate” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or any of its Subsidiaries or (ii) which together with the Company or any of its Subsidiaries is treated as a single employer under Section 414(t) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.03(a).

“Exchange Agent Agreement” means a paying and exchange agent agreement, in form and substance reasonably acceptable to Acquiror and the Company.

“Excluded Shares” has the meaning specified in Section 3.02(a)(i).

“Export Control Laws” means any or all of (a) the U.S. Export Administration Regulations and all other Laws adopted by Governmental Authorities of the United States and other countries relating to import and export controls and (b) the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury.

“Final Prospectus” has the meaning specified in Section 6.06(a).

“FIRPTA Documentation” has the meaning specified in Section 7.05.

“First Certificate of Merger” has the meaning specified in Section 2.02(b).

“First Effective Time” has the meaning specified in Section 2.02(b).

“First LTIP Payment” means an amount not to exceed $1,050,000.

“First Merger” has the meaning specified in the recitals hereto.

“Fraud” means actual and intentional fraud under Delaware common law with a specific intent to deceive brought against a Party to the extent based on the making of any representation or warranty by such Party in Article V or Article VI and any certificates delivered pursuant to this Agreement (in each case, as applicable).

“FTC” has the meaning specified in Section 9.08(a).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, in each case as amended, restated, modified or supplemented from time to time. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority including any supranational authority such as the European Union, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive”, or as a “pollutant” or “contaminant” or words of similar intent or meaning, under applicable Environmental Laws as in effect as of the date hereof, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides, in each case, which are regulated under Environmental Law and as to which liability may be imposed pursuant to Environmental Law.

“Healthcare Information Laws” has the meaning specified in Section 5.11(b).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Equity Plan” has the meaning specified in Section 8.09.

“Income Tax” means any Tax imposed upon or measured by net income or gain (however denominated).

“Indebtedness” means, with respect to any Person, all (i) indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (iii) that portion of the obligations with respect to capital leases in accordance with GAAP, (iv) the net settlement value of all interest rate or currency swaps, collars, caps, and similar hedging obligations or other derivative agreements and (v) all reimbursement or other obligations with respect to letters of credit, bank guarantees, bankers acceptances or similar instruments, in each case, solely to the extent drawn.

“Indemnitee Affiliates” has the meaning specified in Section 8.01(c).

“Intellectual Property” means all worldwide intellectual property and proprietary rights, existing now or in the future, in any jurisdiction, whether registered or unregistered, including, but not limited to rights in and to (a) patents, published, or unpublished patent applications (and any patents that issue as a result of those patent applications), including the right to file other or further applications, inventions (whether or not patentable or whether or not reduced to practice), invention disclosures, and industrial designs, together with all parents, improvements, reissues, continuations, continuations-in-part, revisions, divisional, extensions and re-examinations, (b) copyrights and rights in works of authorship and copyrightable subject matter, together with any moral rights related thereto, including all rights of authorship, use, publication, reproduction, distribution, and performance, transformation and ownership and all registrations and applications for registration of such copyrights, together with all other interests accruing by reason of international copyright conventions, rights of endorsement, publicity and personality of individuals, (c) trade secrets, know-how and confidential information, (d) trademarks, trade names, logos, service marks, trade dress, business names (including any fictitious or “dba” names), Internet domain names, designs, emblems, signs, insignia, slogans, symbols, all translations, adaptations, derivations and combinations of the foregoing and other similar designations of source or origin and general intangibles of like nature, whether or not registrable as a trademark in any given country, together with the goodwill of the business symbolized by or associated with any of the foregoing, and registrations and applications for registration of the foregoing, (e) rights in Software, (f) technical data, and databases, compilations and collections of technical data as well as analyses and other work product derived from technical data, (g) any registrations or applications for registration for any of the foregoing, including any provisional, divisions, continuations, continuations-in-part, renewals, reissuances, re-examinations and extensions (as applicable) and (h) all claims, causes of action, rights to sue for past, present and future infringement or unconsented use of any of the foregoing, the right to file applications and obtain registrations, and all products, proceeds, rights of recovery and revenues arising from or relating to any and all of the foregoing.

“Intentional Breach” means, with respect to any covenant or agreement in this Agreement, an action or omissions (including a failure to cure circumstances) taken or omitted to be taken that the breaching Party intentionally takes (or intentionally fails to take) and knows (or reasonably should have known) would, or would reasonably be expected to, cause a material breach of such agreement or covenant.

“Interim Period” has the meaning specified in Section 7.01.

“Investor Rights Agreement” has the meaning specified in the recitals hereto.

“IT Systems” means any information technology and computer systems, servers, networks, databases, websites, computer hardware and equipment used to process, store, generate, analyze, maintain and operate data or information that are owned by, licensed or leased to or otherwise under the control of the Company, including any Software embedded or installed thereon.

“JOBS Act” has the meaning specified in Section 8.11.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” has the meaning specified in Section 5.19(b).

“Leases” has the meaning specified in Section 5.19(b).

“Letter of Transmittal” means a letter of transmittal in customary form and containing such provisions as Acquiror and the Company reasonably agree prior to the First Effective Time.

“Licensed Intellectual Property” has the meaning specified in Section 5.20(b).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“LLC Merger Sub” has the meaning specified in the preamble hereto.

“LTIP” means the KORE Wireless Long-Term Cash Incentive Plan maintained by Kore Wireless Group Inc.

“LTIP Award” means an award of cash-based incentive award payable pursuant to the LTIP.

“M&A Contract” has the meaning specified in Section 5.12(a)(ii).

“Material Adverse Effect” means, with respect to the Company and its Subsidiaries, any effect, occurrence, development, fact, condition or change (“Effect”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (i) any change in applicable Laws or GAAP or any interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (iii) the announcement of this Agreement or any of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords, licensors, distributors, partners, providers and employees, (iv) any Effect generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (v) any earthquake, hurricane, epidemic, pandemic, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (vi) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (vii) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided that clause (vii) shall not prevent a determination that any Effect not otherwise excluded from this definition of Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in, or would reasonably be expected to result in, a Material Adverse Effect, (viii) COVID-19, any COVID-19 Measures, or the Company’s or any of its Subsidiaries’ compliance therewith, and (ix) the taking of any action expressly required by this Agreement or with the express written consent of Acquiror; provided that, in the case of clauses (i), (ii), (iv), (v) and (vi), such changes may be taken into account to the extent (but only to the extent) that such changes have had a materially disproportionate and adverse impact on the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated competitors or other entities operating in the industries and markets in which the Company and its Subsidiaries operate.

“Material Carriers” has the meaning specified in Section 5.24(c).

“Material Contracts” has the meaning specified in Section 5.12(b).

“Material Customers” has the meaning specified in Section 5.24(a).

“Material Suppliers” has the meaning specified in Section 5.24(b).

“Maximum Consideration” has the meaning specified in Section 3.02(d).

“Mergers” has the meaning specified in the recitals hereto.

“Most Recent Balance Sheet” has the meaning specified in Section 5.08(a).

“NYSE” means the New York Stock Exchange.

“Offer Documents” has the meaning specified in Section 9.02(a)(i).

“Option Cancellation Agreement” means those option cancellation agreements entered into between the Company and holders of Company Options

“Option Cash Consideration” means $4,075,000.

“Option Consideration” means the aggregate amount of cash and stock payable in respect of the Option Cash Consideration and the Option Share Consideration.

“Option Share Consideration” means a portion of the Closing Share Consideration equal to the number of shares (rounded to the nearest whole share) of Pubco Common Stock determined by dividing (a) $4,325,000, by (b) $10.00.

“Owned Intellectual Property” means all Intellectual Property that is owned by the Company or its Subsidiaries.

“Parties” and “Party” have the meanings specified in the preamble hereto.

“Permits” has the meaning specified in Section 5.17.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions for which reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions for which reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) or zoning, building, entitlement and other land use and environmental regulations that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property, (v) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Lease, and (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vii) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement or other property being leased or licensed including licenses of Intellectual Property and (viii) Liens described on Section 1.01(a) of the Company Disclosure Letter.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means, in addition to the definition for any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law, any information that identifies, could be used to identify, or is otherwise associated with an individual person.

“PIPE Investment” has the meaning specified in the recitals hereto.

“PIPE Investment Amount” has the meaning specified in Section 6.13(a).

“PIPE Investor” means an investor party to a Subscription Agreement.

“Plan of Merger” has the meaning specified in Section 2.02(a).

“Policies” has the meaning specified in Section 5.16.

“Pre-Closing Holders” means all Persons who hold one or more shares of Company Stock or Company Warrants as of the record date established by the board of directors of the Company for the First Merger.

“Privacy Laws” means any and all applicable Laws relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including California Consumer Privacy Act (CCPA), and Payment Card Industry Data Security Standard (PCI-DSS), and any and all applicable Laws relating to breach notification in connection with Personal Information. “Privacy Laws” expressly excludes the Healthcare Information Laws.

“Privacy Policies” has the meaning specified in Section 5.20(i).

“Proxy Statement” has the meaning specified in Section 9.02(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 9.02(a)(i).

“Pubco” has the meaning specified in the preamble hereto.

“Pubco Bylaws” has the meaning specified in the recitals hereto.

“Pubco Charter” has the meaning specified in the recitals hereto.

“Pubco Common Stock” has the meaning specified in the recitals hereto.

“Pubco Merger” has the meaning specified in the recitals hereto.

“Pubco Merger Certificate of Merger” has the meaning specified in Section 2.02(a).

“Pubco Merger Effective Time” has the meaning specified in Section 2.02(a).

“Pubco Warrant” has the meaning specified in the recitals hereto.

“R&W Policy” has the meaning specified in Section 7.09.

“Registered Intellectual Property” has the meaning specified in Section 5.20(a).

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 9.02(a)(i).

“Regulatory Laws” has the meaning specified in Section 9.08(b).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Requisite Company Stockholders” means those stockholders listed on Section 1.01(b) of the Company Disclosure Letter, which represent, in the aggregate, the requisite majority of holders of Company Common Stock required to approve the Company’s entry into this Agreement and the First Merger.

“Sanctions Laws” means any Law related to economic sanctions imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union or any of its Member States, the United Nations, or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 6.08(a).

“Second Certificate of Merger” has the meaning specified in Section 2.02(b).

“Second Effective Time” has the meaning specified in Section 2.02(b).

“Second LTIP Payment” means an amount not to exceed $1,050,000.

“Second Merger” has the meaning specified in the recitals hereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Seller Counsel” has the meaning set forth in Section 12.17(b).

“Seller Group” has the meaning specified in Section 12.17(b).

“Seller Privileged Communications” has the meaning set forth in Section 12.17(b).

“Series A Preferred Stock” has the meaning specified in the definition of “Company Preferred Stock”.

“Series A-1 Preferred Stock” has the meaning specified in the definition of “Company Preferred Stock”.

“Series B Preferred Stock” has the meaning specified in the definition of “Company Preferred Stock”.

“Series C Convertible Preferred Stock” has the meaning specified in the definition of “Company Preferred Stock”.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” has the meaning specified in Section 9.02(a)(v).

“Specified Representations” has the meaning specified in Section 10.02(a)(i).

“Sponsor” has the meaning specified in the recitals hereto.

“Sponsor Support Agreement” means that certain Letter Agreement, dated as of the date hereof, by and among the Sponsor, the Company, Acquiror and the other parties signatory thereto, as amended, restated, modified or supplemented from time to time.

“Subscription Agreement” has the meaning specified in the recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Summary Allocation Schedule” has the meaning specified in Section 4.02(c).

“Surrender Documentation” has the meaning specified in Section 3.03(c).

“Surviving Corporation” has the meaning specified in the recitals hereto.

“Surviving Entity” has the meaning specified in the recitals hereto.

“Surviving Provisions” has the meaning specified in Section 11.02.

“Tax” means any federal, state, provincial, territorial, local, foreign or other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment related (including employee withholding or employer payroll), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, sales or use, or other tax or like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 11.01(c).

“Terminating Company Breach” has the meaning specified in Section 11.01(b).

“Termination Date” has the meaning specified in Section 11.01(b).

“Total Pre-Closing Holder Consideration” has the meaning specified in Section 3.01.

“Transaction Agreements” shall mean this Agreement, the Investor Rights Agreement, the Company Holders Support Agreement, the Sponsor Support Agreement, the Subscription Agreements, the Exchange Agent Agreement, each Letter of Transmittal, the Pubco Charter, the Pubco Bylaws, and all the other agreements, documents, instruments and certificates entered into in connection herewith and/or therewith and any and all exhibits and schedules hereto and/or thereto.

“Transactions” means the transactions contemplated by this Agreement, including the Pubco Merger and the Mergers.

“Transfer Taxes” has the meaning specified in Section 9.04(a).

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 6.06(a).

“Trust Agreement” has the meaning specified in Section 6.06(a).

“Trustee” has the meaning specified in Section 6.06(a).

“Unaudited Financial Statements” has the meaning specified in Section 5.08(a).

“Updated Acquiror Closing Statement” has the meaning specified in Section 4.02(a).

“Waived 280G Benefits” has the meaning specified in Section 7.04.

“WARN Act” has the meaning specified in Section 5.14(b).

“Warrant Agreement” means that certain Warrant Agreement, dated October 26, 2020, by and between Acquiror and Continental Stock Transfer & Trust Company, as warrant agent.

“Warrant Cancellation Agreement” has the meaning specified in Section 3.03(c).

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Disclosure Letter”, “Exhibit” and “Annex” refer to the specified Article, Section, Disclosure Letter, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if), and (viii) references to “$” or dollar shall be references to United States dollars.

(b) When used herein, “ordinary course of business” or “past practice” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19).

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period to be excluded.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Section 1.03 Knowledge. As used herein, the phrase “to the knowledge” and phrases of similar import shall mean the actual knowledge of, in the case of the Company, the individuals identified on Section 1.03 of the Company Disclosure Letter, none of whom shall have any personal liability or obligations regarding such knowledge, and, in the case of any or all of the Acquiror Parties, the individuals identified on Section 1.03 of the Acquiror Disclosure Letter, none of whom shall have any personal liability or obligations regarding such knowledge.

Section 1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock, shares of Company Preferred Stock or Acquiror Shares shall have been changed into a different number of shares or a different class, by reason of any stock or share dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock, shares of Company Preferred Stock or Acquiror Shares, as applicable, will be appropriately adjusted to provide to the holders of Company Common Stock, the holders of Company Preferred Stock or the holders of Acquiror Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit Acquiror, the Company, Pubco, Corp Merger Sub or LLC Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement and/or any other Transaction Agreement.

ARTICLE II

THE MERGERS

Section 2.01 The Mergers.

(a) At the Pubco Merger Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the Companies Act and the DLLCA, Acquiror and LLC Merger Sub shall consummate the Pubco Merger, pursuant to which Acquiror shall be merged with and into LLC Merger Sub, following which the separate corporate existence of Acquiror shall cease and LLC Merger Sub shall continue as LLC Merger Sub after the Pubco Merger, such entity being a wholly owned subsidiary of Pubco (provided that references to Acquiror for periods after the Pubco Merger Effective Time shall include Pubco).

(b) At the First Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, Corp Merger Sub and the Company shall consummate the First Merger, pursuant to which Corp Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Corp Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the First Merger and as a direct, wholly owned subsidiary of Pubco (provided that references to the Company for periods after the First Effective Time until the Second Effective Time shall include the Surviving Corporation).

(c) At the Second Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL and the DLLCA, the Surviving Corporation shall be merged with and into LLC Merger Sub, following which the separate corporate existence of the Surviving Corporation shall cease and LLC Merger Sub shall continue as the Surviving Entity after the Second Merger and as a direct, wholly owned subsidiary of Pubco (provided that references to the Company or the Surviving Corporation for periods after the Second Effective Time shall include the Surviving Entity).

Section 2.02 Effective Times.

(a) On the terms and subject to the conditions set forth herein, on the day immediately prior to the Closing Date, Pubco, Acquiror and LLC Merger Sub shall cause the Pubco Merger to be consummated by (i) filing the certificate of merger in the form to be agreed to by Acquiror and the Company (the “Pubco Merger Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA and (ii) executing a plan of merger in the form to be agreed to by Acquiror and the Company (the “Plan of Merger”) and filing such Plan of Merger and other documents required under the Companies Act with the Registrar of Companies of the Cayman Islands in accordance with the applicable provisions of the Companies Act (the time of the latter of such filings, or such later time as may be specified in the Pubco Merger Certificate of Merger, being the “Pubco Merger Effective Time”).

(b) On the terms and subject to the conditions set forth herein, on the Closing Date, but after the Corp Merger Sub Contribution, Pubco, the Company and Corp Merger Sub shall cause the First Merger to be consummated by filing the certificate of merger in the form to be agreed to by Acquiror and the Company (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the First Certificate of Merger, being the “First Effective Time”). As soon as practicable following the First Effective Time and in any case on the same day as the First Effective Time, Pubco, the Surviving Corporation and LLC Merger Sub shall cause the Second Merger to be consummated by filing the certificate of merger in the form of Exhibit I to be agreed to by Acquiror and the Company (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL and DLLCA (the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the Second Certificate of Merger, being the “Second Effective Time”).

Section 2.03 Effect of the Pubco Merger. On the terms and subject to the conditions set forth herein, at the Pubco Merger Effective Time, by virtue of the Pubco Merger and without any further action on the part of any Party or the holders of any securities of Acquiror, the following shall occur:

(a) Acquiror Class A Shares. Each Acquiror Class A Share issued and outstanding immediately prior to the Pubco Merger Effective Time (other than those described in Section 2.03(e)) shall be automatically cancelled and extinguished and converted into one share of Pubco Common Stock, following which, all Acquiror Class A Shares shall cease to be outstanding and shall automatically be canceled and extinguished and shall cease to exist by virtue of the Pubco Merger and without any action on the part of any Party or the holders of Acquiror Class A Shares. The holders of Acquiror Class A Shares outstanding immediately prior to the Pubco Merger Effective Time shall cease to have any rights with respect to such shares, except as expressly provided herein or by Law. Each certificate previously evidencing Acquiror Class A Shares (other than those described in Section 2.03(e) below), if any, shall thereafter represent only the right to receive the same number of shares of Pubco Common Stock and shall be exchanged for a certificate (if requested) representing the same number of shares of Pubco Common Stock upon the surrender of such certificate in accordance with Section 2.03(f).

(b) Acquiror Class B Shares. Each Acquiror Class B Share issued and outstanding immediately prior to the Pubco Merger Effective Time (other than those described in Section 2.03(e)) shall be automatically cancelled, extinguished and converted into one share of Pubco Common Stock, following which, all Acquiror Class B Shares shall cease to be outstanding and shall automatically be canceled and extinguished and shall cease to exist by virtue of the Pubco Merger and without any action on the part of any Party or the holders of Acquiror Class B Shares. The holders of Acquiror Class B Shares outstanding immediately prior to the Pubco Merger Effective Time shall cease to have any rights with respect to such shares, except as expressly provided herein or by Law. Each certificate previously evidencing Acquiror Class B Shares (other than those described in Section 2.03(e) below), if any, shall thereafter represent only the right to receive the same number of shares of Pubco Common Stock and shall be exchanged for a certificate (if requested in writing) representing the same number of shares of Pubco Common Stock upon the surrender of such certificate in accordance with Section 2.03(f).

(c) Acquiror Warrants. Each Acquiror Warrant issued and outstanding immediately prior to the Pubco Merger Effective Time will automatically become a Pubco Warrant exercisable (where a whole Pubco Warrant) for one share of Pubco Common Stock at the same exercise price per share and on the same terms in effect immediately prior to the Pubco Merger Effective Time, and the rights and obligations of Acquiror under the Warrant Agreement will be irrevocably assigned and assumed by Pubco.

(d) Acquiror Units. Each Acquiror Class A Unit shall for purposes of this Section 2.03 be deemed to be one Acquiror Class A Share and one-third of an Acquiror Warrant, in each case, without duplication of those Acquiror Class A Shares and Acquiror Warrants being converted pursuant to Section 2.03(a) and Section 2.03(c), respectively.

(e) Cancellation of Acquiror Shares Owned by Acquiror. If there are any shares of Acquiror that are owned by Acquiror or any Subsidiary of Acquiror, or that are held as treasury shares, in each case as of the Pubco Merger Effective Time, such shares shall automatically be canceled, retired and extinguished and shall cease to exist, without any conversion thereof or payment therefor.

(f) Transfers of Ownership. If any certificate for securities of Acquiror is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to Pubco or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Pubco in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Pubco or any agent designated by it that such Tax has been paid or is not payable.

(g) No Liability. Notwithstanding anything to the contrary in this Section 2.03, none of Acquiror, Pubco or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) General Effect. Without limiting the generality of the foregoing, and subject thereto, at the Pubco Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Acquiror shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of LLC Merger Sub.

Section 2.04 Effect of the Mergers.

(a) At the Pubco Merger Effective Time, the effect of the Pubco Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Companies Act and the DLLCA.

(b) At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Corp Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation.

(c) At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity.

Section 2.05 Governing Documents.

(a) Subject to Section 8.01, at the Pubco Merger Effective Time, the Governing Documents of Pubco shall be amended to change the name of Pubco to such name as is mutually agreed between the Company and Acquiror.

(b) Subject to Section 8.01, at the First Effective Time, the Governing Documents of the Surviving Corporation shall be amended in their entirety to read the same as the Governing Documents of Corp Merger Sub as in effect immediately prior to the First Effective Time, except that the name of the Surviving Corporation shall be such name as is mutually agreed between the Company and Acquiror.

(c) Subject to Section 8.01, at the Second Effective Time, the certificate of formation and operating agreement of LLC Merger Sub shall be the certificate of formation and operating agreement of the Surviving Entity until thereafter amended in accordance with their respective terms and as provided by applicable Law, except that the name of the Surviving Entity shall be such name as is mutually agreed between the Company and Acquiror.

Section 2.06 Directors/Managers and Officers of Pubco, the Surviving Corporation and the Surviving Entity. Immediately after the Pubco Merger Effective Time, the board of directors and officers of Pubco shall be the same as the directors and officers of Acquiror. Immediately after the First Effective Time, the board of directors and officers of Pubco shall be determined in accordance with Section 8.08 and the board of directors of the Surviving Corporation shall be as Pubco may determine and the officers of the Surviving Corporation shall be the same as the officers of the Company. Immediately after the Second Effective Time, the governing body, if any, of the Surviving Entity shall be as Pubco may determine and the officers of the Surviving Entity shall be the same as the officers of the Surviving Corporation.

ARTICLE III

TOTAL PRE-CLOSING HOLDER CONSIDERATION; CONVERSION OF SECURITIES;

MERGER CONSIDERATION

Section 3.01 Total Pre-Closing Holder Consideration. The aggregate consideration to be paid at the Closing to (a) the Pre-Closing Holders and holders of Company Options as of the date hereof in respect of shares of Company Stock, Company Warrants or Company Options held by them as of immediately prior to the First Merger and (b) the recipients of the First LTIP Payment, shall consist of (i) the Closing Cash Consideration and (ii) the Closing Share Consideration (collectively, the “Total Pre-Closing Holder Consideration”).

Section 3.02 Effect of First Merger on Company Stock and Warrants.

(a) On the terms and subject to the conditions set forth herein, at the First Effective Time, by virtue of the First Merger and without any further action on the part of any Party or the holders of any securities of Acquiror, the following shall occur:

(i) Each share of Company Common Stock and Series C Convertible Preferred Stock issued and outstanding immediately prior to the First Effective Time (other than, for the avoidance of doubt, any shares of Company Stock (i) held in the Company’s treasury or owned by the Company or any Subsidiary of the Company and (ii) held by stockholders of the Company who have validly perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL

(clauses (i) and (ii), collectively, the “Excluded Shares”)) will be cancelled and automatically deemed for all purposes to represent the right to receive the applicable portion of the Closing Share Consideration set forth on the Allocation Schedule, without interest and otherwise in accordance with and subject to the terms and conditions of this Agreement. The Allocation Schedule shall provide that each issued and outstanding share of Series C Convertible Preferred Stock shall receive, as merger consideration, such number of Pubco Common Stock equal to the Liquidation Value (as defined in the certificate of incorporation of the Company in effect as of the date hereof) of such Series C Convertible Preferred Stock divided by $10.00 and no other merger consideration of any kind.

(ii) Each Company Warrant issued and outstanding immediately prior to the First Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive the applicable portion of the Closing Share Consideration set forth on the Allocation Schedule, without interest and otherwise in accordance with and subject to the terms and conditions of this Agreement. The Allocation Schedule shall provide that each issued and outstanding Company Warrant shall receive for each share of Company Common Stock it is exercisable for, the same number of shares of Pubco Common Stock received in respect of each issued and outstanding share of Company Common Stock, net of the value of the per share exercise price of such Company Warrant.

(iii) Each share of Company A and B Preferred Stock issued and outstanding immediately prior to the First Effective Time (other than, for the avoidance of doubt, any Excluded Shares) will be cancelled and automatically deemed for all purposes to represent the right to receive the applicable portion of the Closing Cash Consideration set forth on the Allocation Schedule, without interest and otherwise in accordance with and subject to the terms and conditions of this Agreement.

(iv) Each issued and outstanding share of common stock of Corp Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the First Effective Time, all certificates representing the common stock of Corp Merger Sub (if any) shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(v) Each share of Company Stock held in the Company’s treasury or owned by the Company or any Subsidiary of the Company immediately prior to the First Effective Time shall be cancelled and no consideration shall be paid or payable with respect thereto.

(b) From and after the First Effective Time, each of the Pre-Closing Holders shall cease to have any other rights in and to the Company, the Surviving Corporation or the Surviving Entity, and each Certificate relating to the ownership of shares of Company Stock (other than Excluded Shares) shall thereafter represent only the right to receive the applicable portion of the Total Pre-Closing Holder Consideration as set forth in Section 3.02(a) in accordance with and subject to the terms and conditions of this Agreement. At the First Effective Time, the stock transfer books of the Company shall be closed, and no transfer of the Company Stock or the Company Warrants shall be made thereafter.

(c) Notwithstanding anything in this Agreement to the contrary no fraction of a share of Pubco Common Stock will be issued by virtue of the First Merger, and any such fractional share (after aggregating all fractional shares of Pubco Common Stock that otherwise would be received by a Pre-Closing Holder) shall, (i) if the aggregate amount of such fraction of a share is equal to or exceeds 0.50, be rounded up to the nearest whole share, and (ii) if the aggregate amount of such fraction of a share is less than or equal to 0.50, be rounded down to the nearest whole share.

(d) The Company acknowledges and agrees that (i) the Total Pre-Closing Holder Consideration is being allocated among the Pre-Closing Holders, the holders of Company Options and the recipients of the First LTIP Payment pursuant to the Allocation Schedule to be delivered to Acquiror in connection with the Company

Closing Statement pursuant to Section 4.02(b) and such allocation (x) in respect of (A) the Company Stock and Company Warrants will be made in accordance with the Governing Documents of the Company (and, in the case of the payment of the Closing Share Consideration to be paid in respect of the Series C Convertible Preferred Stock, the Company Common Stock, and the Company Warrants, in accordance with such Governing Documents, after giving effect to the cancellation of the Company A and B Preferred Stock in exchange for the right of the holders thereof to receive the payment of the applicable portion of the Closing Cash Consideration set forth on the Allocation Schedule, as though the Closing Share Consideration less the Option Share Consideration were distributed in a liquidation of the Company) and applicable Law, (B) the Company Options will be made in accordance with the Option Cancellation Agreements, and (C) the First LTIP Payment will be made in accordance with the Allocation Schedule, and (y) will set forth (A) the number and class of Equity Securities owned by each Pre-Closing Holder, and (B) the portion of the Closing Cash Consideration and/or the Closing Share Consideration, as applicable, allocated and payable to each Pre-Closing Holder, holder of Company Options and recipients of the First LTIP Payment, (ii) subject to the immediately following sentence, notwithstanding anything in this Agreement to the contrary, in no event shall the consideration payable by Acquiror under this Agreement in connection with the Transactions in respect of all outstanding shares of Company Stock, Company Warrants, Company Options and the First LTIP Payment exceed (A) an amount in cash equal to the Closing Cash Consideration and (B) a number of shares of Pubco Common Stock equal to the Closing Share Consideration (which, for the avoidance of doubt, includes the Option Share Consideration) (the “Maximum Consideration”) and (iii) to the extent the Allocation Schedule provided by the Company provides for aggregate consideration in excess of the Maximum Consideration, the Parties shall work together in good faith to correct such errors prior to the Closing. In no event shall the immediately preceding sentence in any way be construed to limit or otherwise modify the Second LTIP Payment or the grant of the Future Vesting Awards (as defined in the Company Disclosure Letter). Notwithstanding anything in this Agreement to the contrary, upon delivery, payment and issuance of the Total Pre-Closing Holder Consideration in accordance with Section 3.03(a) and Section 3.03(b) and completion of the transactions contemplated with respect to Company Options in Section 3.06, Acquiror and its respective Affiliates shall be deemed to have irrevocably satisfied all obligations outstanding as of the Closing Date with respect to the payment of the Total Pre-Closing Holder Consideration, and none of them shall have (i) any further obligations to any Pre-Closing Holder, holder of Company Options or recipients of the First LTIP Payment with respect to the payment of any consideration under this Agreement (including with respect to the Total Pre-Closing Holder Consideration), or (ii) any liability with respect to the allocation of the consideration under this Agreement, and the Company hereby irrevocably discharges, waives and releases Acquiror and its Affiliates (including, on and after the Closing, the Surviving Entity and its Affiliates) from all claims arising from or related to the allocation of the Total Pre-Closing Holder Consideration among each Pre-Closing Holder, holder of a Company Option and recipients of the First LTIP Payment, in each case, as set forth in the Allocation Schedule.

Section 3.03 Merger Consideration.

(a) Deposit with Exchange. Prior to the First Effective Time, Acquiror shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as paying and exchange agent hereunder (the “Exchange Agent”) and enter into an agreement with respect thereto, reasonably acceptable to the Company. Immediately prior to the First Effective Time, Pubco shall deposit with the Exchange Agent (i) the number of shares of Pubco Common Stock equal to the Closing Share Consideration (subject to applicable withholding with respect to the Option Share Consideration) and (ii) the Closing Cash Consideration.

(b) Closing Payments. On the Closing Date, Pubco shall use the Available Closing Acquiror Cash and freely available cash in the Company’s and its Subsidiaries’ bank accounts (the “Company Bank Accounts”), in each case, without interest and to the extent funds are available to make such payment or reserve for such payment if such payment is otherwise specified to be paid on a later date pursuant to the terms of this Agreement (in which case Pubco shall make payment on such later date), as follows:

(i) First, to make or cause to be made payments to the holders of Company A and B Preferred Stock as set forth in
Section 3.02(a)(iii);

(ii) Second, on the first payroll date following the Closing Date, to make or cause to be made payments of the Option Cash Consideration to the holders of Company Options as set forth in Section 3.06;

(iii) Third, on the first payroll date following the Closing Date, to make or cause to be made the First LTIP Payment;

(iv) Fourth, to pay or cause to be paid by wire transfer of immediately available funds, all Acquiror Transaction Expenses and Company Transaction Expenses; and

(v) Fifth, to pay, or cause to be paid, by wire transfer of immediately available funds, such Indebtedness as Acquiror and the Company may mutually agree.

(c) Letter of Transmittal; Warrant Cancellation Agreement; Surrender of Certificates. Promptly after the First Effective Time (and in any event within five (5) Business Days thereafter), the Exchange Agent shall mail to each Pre-Closing Holder: (i) a Letter of Transmittal and/or warrant cancellation acknowledgment in form satisfactory to the Company and Acquiror (the “Warrant Cancellation Agreement”); and (ii) instructions for surrendering the outstanding certificate or certificates for Company Stock (collectively, the “Certificates”) (or affidavits of loss in lieu of the Certificates as provided in Section 3.03(d)) to the Exchange Agent (the “Surrender Documentation”); provided that the Exchange Agent shall deliver the Surrender Documentation to any Pre-Closing Holder designated by the Company prior to the Closing; provided further that the Exchange Agent shall not be required to deliver the Surrender Documentation to any such Pre-Closing Holder, or to any Pre-Closing Holder that has delivered (or to any Pre-Closing Holder on behalf of which the Company has delivered such Surrender Documentation) its Surrender Documentation with respect to such Pre-Closing Holder’s Company Stock or Company Warrants (where applicable) to the Exchange Agent at least five (5) Business Days prior to the Closing Date. Upon surrender, (i) in the case of a Pre-Closing Holder that holds Company Stock, of a properly completed and duly executed Letter of Transmittal and a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 3.03(d)) to the Exchange Agent in accordance with the terms of the Surrender Documentation, and (ii) in the case of a Pre-Closing Holder that holds Company Warrants, of a properly completed and duly executed Warrant Cancellation Agreement to the Exchange Agent in accordance with the terms of the Surrender Documentation, the Exchange Agent will deliver to the holder of such Company Stock or Company Warrants (as applicable) in exchange therefor such holder’s portion of the Total Pre-Closing Holder Consideration in accordance with the Allocation Schedule, with: (A) any cash portion of the Total Pre-Closing Holder Consideration being delivered via wire transfer of immediately available funds in accordance with instructions provided by such Pre-Closing Holder in the Letter of Transmittal or Warrant Cancellation Agreement (as applicable); and (B) the equity portion of the Total Pre-Closing Holder Consideration being delivered via book-entry issuance, in each case, subject to any Tax withholdings as provided in Section 3.07; provided, however, that if the holder of such Company Stock or Company Warrants delivers (or the Company delivers on behalf of such holder) to the Exchange Agent the properly completed and duly executed Surrender Documentation with respect to such Pre-Closing Holder’s Company Stock or Company Warrants at least two (2) Business Days prior to the Closing Date, the Exchange Agent shall deliver to the holder of such Company Stock or Company Warrant in exchange therefor such holder’s portion of the Total Pre-Closing Holder Consideration covered by such Surrender Documentation in accordance with clauses (A) and (B) of this sentence on the Closing Date. In the case of the Company Stock, the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due delivery of the Surrender Documentation in accordance herewith. In the event of a transfer of ownership of shares of Company Stock or Company Warrants that is not registered in the transfer records of the Company, the applicable portion of the Total Pre-Closing Holder Consideration to be delivered upon due delivery of the Surrender Documentation in accordance herewith may be issued to such transferee if the Certificate or Company Warrant (as applicable) formerly representing such shares of Company Stock or Company Warrants is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. Following the date hereof and until such date that is the first to occur of the date of valid termination of this Agreement in accordance with Article XI and the Closing

Date, the Company shall use commercially reasonable efforts to direct each Pre-Closing Holder holding Company Warrants to properly complete and duly execute a Warrant Cancellation Agreement with respect to such holder’s Company Warrants and to deliver such Warrant Cancellation Agreement to such Person and address as the Company so directs.

(d) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed: (i) upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed; and (ii) if required by Acquiror, provision of an indemnity against any claim that may be made against it (including the posting of a bond where reasonably necessary to secure such indemnity (which shall not, for the avoidance of doubt, be required where such Person is a private equity fund or an Affiliate thereof)), the Surviving Corporation or the Surviving Entity with respect to such Certificate, the Exchange Agent will issue the portion of the Total Pre-Closing Holder Consideration attributable to such Certificate (after giving effect to any required Tax withholdings as provided in Section 3.07).

Section 3.04 Exchange Agent. Promptly following the date that is one year after the First Effective Time, Pubco shall instruct the Exchange Agent to deliver to Pubco all cash, certificates and other documents in its possession relating to the Transactions, and the Exchange Agent’s duties shall terminate. Thereafter, each Pre-Closing Holder who has not surrendered a Certificate and/or delivered a Letter of Transmittal may surrender such Certificate or deliver such Letter of Transmittal to Pubco and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Pubco shall promptly pay, the portion of the Total Pre-Closing Holder Consideration deliverable in respect thereof as determined in accordance with this Article III and the Allocation Schedule without any interest thereon. None of any Acquiror Party, the Company, Surviving Corporation, the Surviving Entity or the Exchange Agent shall be liable to any Person in respect of any Total Pre-Closing Holder Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article III and the Allocation Schedule would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.05 Effect of Second Merger. On the terms and subject to the conditions set forth herein, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Person (including any Party or the holders of any securities of Pubco or the Surviving Corporation): (a) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (b) the limited liability company interests of LLC Merger Sub outstanding immediately prior to the Second Effective Time shall be converted into and become the limited liability company interests of the Surviving Entity, which shall constitute one hundred percent (100%) of the outstanding equity of the Surviving Entity. From and after the Second Effective Time, the limited liability company interests of the LLC Merger Sub shall be deemed for all purposes to represent the percentage of membership interests into which they were converted in accordance with the immediately preceding sentence.

Section 3.06 Treatment of Company Options. As of immediately prior to the First Effective Time, the Company shall take all necessary and appropriate actions (including obtaining any applicable Option Cancellation Agreements and taking formal action on behalf of the Company’s board of directors) so that, as of the First Effective Time, (i) each Company Option that is then outstanding shall be cancelled and converted into the right to receive the applicable portion of the Option Consideration set forth in the Allocation Schedule (as described in the corresponding Option Cancellation Agreement), less applicable Tax withholding and without interest and otherwise in accordance with and subject to the terms and conditions of this Agreement or (ii) shall be cancelled for no consideration. Immediately following the Closing, there shall be no Company Options outstanding.

Section 3.07 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Acquiror, Pubco, Corp Merger Sub, LLC Merger Sub, the Company, the Surviving Corporation, the Surviving Entity, the Exchange Agent and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided that a party that proposes to so deduct and withhold from any amount payable to a holder of Company Stock shall use reasonable best efforts to (1) give written notice of no less than ten business days prior to any such deduction or withholding and (2) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such deduction or withholding, including by cooperating with the submission of any certificates or forms to establish an exemption from, reduction in, or refund of any such deduction or withholding, it being understood that the requirements in clauses (1) and (2) shall not apply to any deduction or withholding (i) in respect of backup withholding or (ii) attributable to the Company’s failure to deliver the FIRPTA Documentation to Pubco at Closing. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.08 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock issued and outstanding immediately prior to the First Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (such shares of Company Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to validly perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Closing Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL and shall not be entitled to exercise any voting rights or other rights of a stockholder of the Surviving Corporation; provided, however, that if, after the First Effective Time, such holder fails to validly perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL such shares of Company Stock shall be treated as if they had been converted as of the First Effective Time into the right to receive the Closing Merger Consideration in accordance with Section 3.02 without interest thereon, upon delivery of a duly completed and validly executed Letter of Transmittal and the surrender of the Certificates in accordance with Section 3.03(c) or delivery of a lost certificate affidavit. The Company shall provide Acquiror prompt notice of any written demands received by the Company for appraisal of shares of Company Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the First Effective Time that relates to such demand. Except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

ARTICLE IV

CLOSING TRANSACTIONS

Section 4.01 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Mergers (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article X (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing), or (b) at such other place, time or date as Acquiror and the Company may mutually agree in writing; provided that, subject to the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article X (other than those conditions that by their terms or nature are to be satisfied at the Closing), the Closing shall in any event occur one day following the Pubco Merger. The date on which the Closing shall occur is referred to herein as the “Closing Date”.

Section 4.02 Closing Statements.

(a) Acquiror Closing Statement. On the date that is five (5) Business Days prior to the Closing Date, Acquiror shall prepare and deliver to the Company a written statement certified by Acquiror’s Chief Financial Officer (the “Acquiror Closing Statement”) setting forth its good faith estimate as of the Closing Date and calculation of: (a) the aggregate amount of cash in the Trust Account (prior to giving effect to the Acquiror Shareholder Redemption) and the amount of the PIPE Investment proceeds received and to be received by Acquiror prior to the Closing; (b) the aggregate amount of all payments required to be made in connection with the Acquiror Shareholder Redemption; (c) the Available Closing Acquiror Cash resulting therefrom; (d) the number of shares of Pubco Common Stock to be outstanding as of the Closing after giving effect to the Acquiror Shareholder Redemption and the issuance of shares of Pubco Common Stock pursuant to the Subscription Agreements; (e) the Acquiror Transaction Expenses, and (f) the number of shares of Pubco Common Stock that may be issued upon the exercise of all Pubco Warrants issued and outstanding as of the Closing, in each case, including a detailed itemization of the components and calculations made thereof, with all underlying documentation and workpapers supporting the calculations thereof (including, in the case of Acquiror Transaction Expenses, invoices) reasonably sufficient for the Company to validate Acquiror’s computations of the amounts set forth therein. The Acquiror Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Acquiror Closing Statement and through the Closing Date, (1) Acquiror shall promptly provide to the Company any changes to the Acquiror Closing Statement (including any component thereof) (the “Updated Acquiror Closing Statement”), and (2) the Company shall have the right to review and comment on such calculations and estimates, Acquiror shall consider in good faith any such reasonable comments made by the Company, and the Company and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated Acquiror Closing Statement (and any updates or revisions as may be agreed to by the Company and Acquiror shall be included in the Updated Acquiror Closing Statement). Acquiror shall, and shall cause its Representatives to, (i) reasonably cooperate with the Company and its Representatives to the extent related to the Company’s review of the Acquiror Closing Statement and Updated Acquiror Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (ii) provide access (which access may be limited to remote access) to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Acquiror Closing Statement and Updated Acquiror Closing Statement and reasonably requested by the Company or its Representatives in connection with such review; provided that the Company shall not, and shall cause its Representatives to not, unreasonably interfere with the business of Acquiror and its Subsidiaries in connection with any such access.

(b) Company Closing Statement. On the date that is five (5) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a written statement certified by the Company’s Chief Financial Officer (the “Company Closing Statement”) setting forth (i) its good faith estimates as of the Closing Date of (A) the Company Transaction Expenses and (B) the freely available cash in the Company Bank Accounts, in each case, to the extent funds are available to make the payments contemplated to be made pursuant to Section 3.03(b), and (ii) an allocation schedule prepared on the same basis and using the same methodologies and assumptions (except for an assumed Closing Date of the Termination Date) as were used in preparing the Summary Allocation Schedule and setting forth on a holder-by-holder basis (1) (I) the number and class of Equity Securities of the Company owned by each Pre-Closing Holder, and (II) the number of Company Warrants owned by each Pre-Closing Holder, and (2) the amount of the Total Pre-Closing Holder Consideration that each Pre-Closing Holder is entitled to receive pursuant to the terms of this Agreement, further divided into the amount of the Closing Share Consideration (net of the Option Share Consideration) and the amount of the Closing Cash Consideration (net of the Option Cash Consideration) each Pre-Closing Holder is entitled to receive pursuant to the terms of this Agreement, (3) the amount of the (I) Option Share Consideration and (II) Option Cash

Consideration each holder of a Company Option is entitled to receive in respect thereof pursuant to the terms of his or her Option Cancellation Agreement and (4) the portion of the Closing Cash Consideration allocated by Person in respect of the First LTIP Payment (such portion of the Company Closing Statement referred to in this clause (ii), the “Allocation Schedule”). The Company, upon delivery of the Company Closing Statement, shall also deliver to Acquiror a detailed itemization of the components and calculations made thereof, with all underlying documentation and workpapers supporting the calculations thereof reasonably sufficient for Acquiror to validate the Company’s computations of the amounts set forth therein (including, in the case of Company Transaction Expenses, invoices). Following Acquiror’s receipt of the Company Closing Statement, Acquiror shall have the right to review and comment on the components of the Company Closing Statement contemplated in the foregoing (i), the Company shall consider in good faith any such reasonable comments made by Acquiror, and the Company and Acquiror shall cooperate with each and use good faith efforts to resolve any differences regarding the calculation of the items set forth therein (and any updates or revisions as may be mutually agreed to by the Company and Acquiror shall be included in the Company Closing Statement). The Company shall, and shall cause its Representatives to, (i) reasonably cooperate with Acquiror and its Representatives to the extent related to Acquiror’s review of the Company Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (ii) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Company Closing Statement and reasonably requested by Acquiror or its Representatives in connection with such review; provided that Acquiror shall not, and shall cause its Representatives to not, unreasonably interfere with the business of the Company and its Subsidiaries in connection with any such access.

(c) The Company has delivered to Acquiror a schedule setting forth the Company’s good faith calculations of (1) the aggregate amount of (i) the Closing Share Consideration and (ii) the Closing Cash Consideration, in each case, that holders of each class of Equity Securities of the Company and any recipient of the First LTIP Payment will be entitled to receive pursuant to the terms of this Agreement, (2) the aggregate amount of (i) the Option Share Consideration and (ii) the Option Cash Consideration, in each case, that holders of Company Options will be entitled to receive pursuant to the terms of this Agreement, and (3) the aggregate amount of the First LTIP Payment that recipients thereof will be entitled to receive pursuant to the terms of this Agreement, in the case of each of clauses (1), (2) and (3) above calculated on the basis of an assumed Closing Date of the Termination Date (such schedule, the “Summary Allocation Schedule”). The Summary Allocation Schedule is set forth on Section 4.02(c) of the Company Disclosure Letter. In no event shall the Maximum Consideration exceed the aggregate amount of Total Pre-Closing Holder Consideration set forth in the Summary Allocation Schedule if the Closing occurs on or prior to the Termination Date.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror Parties by the Company (the “Company Disclosure Letter”) (each section of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to Acquiror as follows as of the date hereof:

Section 5.01 Corporate Organization of the Company. The Company has been duly incorporated, is validly existing as a corporation and is in good standing under the Laws of the State of Delaware, except as would not be material to the Company. The copies of the certificate of incorporation of the Company certified by the Secretary of the State of Delaware and the bylaws, as in effect on the date hereof, previously made available by the Company to Acquiror, are true, correct and complete. The Company has the requisite corporate power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to have such corporate power and authority to own, operate and lease and to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.02 Subsidiaries. The Subsidiaries of the Company and their respective jurisdictions of incorporation or organization, in each case, as of the date of this Agreement are set forth on Section 5.02 of the Company Disclosure Letter. The Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except as would not result in a Material Adverse Effect. Each Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be duly licensed or qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.03 Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is or will be a party to perform all obligations to be performed by it hereunder and thereunder and, subject to the Company Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company, and subject to the Company Stockholder Approval, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or such Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 5.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth on Section 5.05 of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and each Transaction Agreement to which the Company is or will be a party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the Governing Documents of the Company, (b) violate any provision of, or result in the breach of or default by the Company under, or void any license required for the Company to conduct its business under, or require any filing, registration or qualification under, any applicable Law, (c) except as set forth on Section 5.04(c) of the Company Disclosure Letter, require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the terms, conditions or provisions of any contract with any Material Contract, (d) result in the creation of any Lien (except for Permitted Liens) upon any of the material properties, rights or assets of the Company or any of its Subsidiaries, or (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien (except for Permitted Liens) or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, in each case of clauses (b) through (f), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.05 Governmental Authorities; Consents. Assuming the accuracy of the representations and warranties of the Acquiror Parties contained in this Agreement, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and the consummation of the Transactions, except for (i) applicable requirements of the HSR Act and Securities Law, (ii) the filing of the First Certificate of Merger in accordance with the DGCL and the filing of the Second Certificate of Merger in accordance with the DGCL and the DLLCA, (iii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the Transactions in accordance with the terms hereof and (iv) as otherwise disclosed on Section 5.05 of the Company Disclosure Letter.

Section 5.06 Current Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of (1) 400,000 shares of Company Common Stock, of which 217,619.2176 shares are issued and outstanding and (2) 224,800 shares of Company Preferred Stock, of which 42,800 are designated Series A Preferred Stock (of which 42,750.0000 are issued and outstanding), 80,000 are designated Series A-1 Preferred Stock (of which 60,013.4506 are issued and outstanding), 57,000 are designated Series B Preferred Stock (of which 57,000.0000 are issued and outstanding) and 45,000 are designated Series C Convertible Preferred Stock (of which 16,802.4526 are issued and outstanding). As of the date hereof, the number of shares of Company Common Stock set forth on Section 5.06(a) of the Company Disclosure Letter are issuable pursuant to Company Options. The outstanding shares of capital stock or other equity interests of the Company have been duly authorized and validly issued and are fully paid and nonassessable. As of the date hereof, Company Warrants exercisable for 9,814.0220 shares of Company Common Stock are issued and outstanding. The Company’s Governing Documents, the “put rights” under subscription agreements in respect of Company Preferred Stock entered into between the Company and certain holders of Company Preferred Stock set forth on Section 5.06(b) of the Company Disclosure Letter, this Agreement and the Transaction Agreements are the only documents that set forth the entitlement of the holders of Company A and B Preferred Stock in respect of the Transactions.

(b) Section 5.06(b) of the Company Disclosure Letter sets forth a complete and accurate list, as of March 1, 2021, (i) of holders of capital stock (including the number of shares owned by such person) and warrants (including the number of shares of Company Common Stock underlying such warrants and the exercise price thereof) and (ii) of holders of outstanding Company equity awards (including Company Options), including, on an award-by-award basis, the type of award, the name of the holder, the number of shares of Company Common Stock underlying the award, the vesting schedule, where applicable, and the exercise price, where applicable. Other than as set forth in Section 5.06(a) or (b) of the Company Disclosure Letter, there are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Company Stock or, or other equity interests in, the Company, or any other Contracts to which the Company is a party or by which the Company or any of its assets or properties are bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company, (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company, (iii) (A) no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company and (B) no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote, (iv) no shareholders agreements, voting agreements, proxies, registration rights agreements or other similar agreements relating to the Company’s equity interests to which the Company is a party and (v) no shares of common stock, preferred stock or other equity interests of the Company issued and outstanding.

Section 5.07 Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on

Section 5.07(a) of the Company Disclosure Letter, all of the outstanding ownership interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens (other than the restrictions under applicable Securities Laws, transfer restrictions existing under the terms of the Governing Documents of such Subsidiary, and Permitted Liens) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights.

(b) Except as set forth on Section 5.07(b) of the Company Disclosure Letter, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for ownership interests in any Subsidiary of the Company, (ii) obligations, options, warrants or other rights (including preemptive rights), commitments or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, sell or otherwise transfer, any ownership interests in, or any securities convertible into or exchangeable for any ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests in, any Subsidiary of the Company (the items in clauses, in addition to all ownership interests in the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). There are no (x) voting trusts, proxies, equityholders agreements or other similar agreements or understandings to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound with respect to the voting or transfer of any shares of capital stock of such Subsidiary, or (y) obligations or commitments of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities or make payments in respect of such shares, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person.

Section 5.08 Financial Statements.

(a) Attached as Section 5.08(a) of the Company Disclosure Letter hereto are true, correct, accurate and complete copies of the unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020 and as of December 31, 2019, and the related unaudited consolidated statements of operations, comprehensive income (loss), temporary equity and stockholders’ equity, and cash flows for the years then ended (the “Unaudited Financial Statements”, and the December 31, 2020 balance sheet set forth in the Unaudited Financial Statements, the “Most Recent Balance Sheet”).

(b) The Unaudited Financial Statements (i) have been prepared from, and reflect in all material respects, the books and records of the Company and its Subsidiaries in accordance with GAAP, and (ii) present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Unaudited Financial Statements in conformity with GAAP consistently applied throughout the periods covered thereby. To the knowledge of the Company, the 2020 Audited Financial Statements, when delivered by the Company and its Subsidiaries for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 9.02 will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to registrant, in effect as of the respective dates thereof.

(c) The Company and its Subsidiaries have established and maintained systems of internal controls sufficient to (i) provide reasonable assurance regarding the reliability of the Company’s and its Subsidiaries’ financial reporting and (ii) permit the preparation of financial statements in accordance with GAAP. The books and records of the Company and its Subsidiaries have been kept and maintained in all material respects in accordance with applicable Laws.

Section 5.09 Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that are required to be disclosed on a balance sheet prepared in accordance with GAAP, except for liabilities, debts or obligations (a) adequately reflected or reserved for on the Most Recent Balance Sheet or disclosed in the notes thereto, (b) that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business of the Company and its Subsidiaries consistent with past practice, (c) arising under this Agreement, any Transaction Agreement and/or the performance by the Company or any of its Subsidiaries of its obligations hereunder or thereunder, including Company Transaction Expenses, (d) disclosed on Section 5.09 of the Company Disclosure Letter, (e) for future performance under Contracts, or (f) that would not, individually or in the aggregate, result in a material and adverse effect on the Company and its Subsidiaries, taken as a whole.

Section 5.10 Litigation and Proceedings. Except as set forth on Section 5.10 of the Company Disclosure Letter there are no pending or, to the knowledge of the Company, threatened in writing Actions against the Company or any of its Subsidiaries or any of their respective properties, rights or assets which, if determined adversely, would, individually, reasonably be expected to result in liability to the Company and its Subsidiaries in excess of $500,000 individually and $1,500,000 in the aggregate. Except as set forth on Section 5.10 of the Company Disclosure Letter there is no Governmental Order imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their properties, rights or assets that would, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole. There is no unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries which, if determined adversely, would, individually or in the aggregate, reasonably be expected to prevent or materially delay the Company from consummating the Mergers in accordance with this Agreement.

Section 5.11 Compliance with Laws.

(a) Except (i) with respect to compliance with Tax Laws (which are the subject of Section 5.15), Environmental Laws (which are the subject of Section 5.21) and Sanctions Laws, Anti-Corruption Laws and Export Control Laws (which are the subject of Section 5.27) and (ii) as set forth on Section 5.11 of the Company Disclosure Letter, (A) the Company and its Subsidiaries are, and since December 31, 2018 have been, in compliance with all applicable Laws and Governmental Orders, except as would not reasonably be expected to be, individually or in the aggregate, material the Company and its Subsidiaries, taken as a whole, (B) since December 31, 2018 through the date hereof, to the knowledge of the Company, (iii) neither the Company nor any of its Subsidiaries has received any written notice of any material violations of applicable Laws, Governmental Orders or Permits, and (iv) no charge, claim, assertion or Action of any material violation of any Law, Governmental Order or material Permit by the Company or any of its Subsidiaries is currently threatened in writing against the Company or any of its Subsidiaries, except in each case as would not, or would not reasonably be expected to, result in liability to the Company and its Subsidiaries in excess of $1,000,000 individually or $5,000,000 in the aggregate, and (v) as of the date hereof, to the knowledge of the Company, (A) no material investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or threatened in writing, and (B) no such investigations have been conducted by any Governmental Authority since December 31, 2018, other than those the outcome of which would not reasonably be expected to or did not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries, taken as a whole.

(b) The Company, its Subsidiaries and their respective businesses are in compliance, to the extent applicable, with the terms and provisions of all Laws or other rules or regulations of any Governmental Authority relating to patient or individual healthcare information, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104 191, as amended, and any rules or regulations promulgated thereunder and similar state Laws (collectively, the “Healthcare Information Laws”), except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole. Except as specified in Section 5.11(b) of the Company Disclosure Letter, the Company and its Subsidiaries have undertaken all surveys, audits, inventories, reviews, analyses, or assessments (including any necessary risk assessments) on all privacy, security and other areas reasonably required for compliance under all Healthcare Information Laws to the extent applicable to the Company and its Subsidiaries’ operations.

Section 5.12 Contracts; No Defaults.

(a) Except for the Leases and Company Benefit Plans, Section 5.12(a) of the Company Disclosure Letter sets forth a complete and accurate list of all of the following Contracts to which the Company and/or any of its Subsidiaries is a party or is otherwise bound as of the date hereof:

(i) Contracts with any Material Customer, Material Carrier or Material Supplier;

(ii) (x) Contracts entered into during the two (2) years prior to the date hereof with respect to mergers or acquisitions, sales or repurchases of securities or material assets or investments by the Company or any of its Subsidiaries other than such Contracts between the Company and its Subsidiaries and/or their direct or indirect equityholders (each an “M&A Contract”), and (y) M&A Contracts in which the Company or any of its Subsidiaries have any material obligations or liabilities, including deferred purchase price payments, earn-out payments or indemnification obligations;

(iii) Contracts establishing partnerships or joint ventures, in each case, that are material to the Company and its Subsidiaries, taken as a whole;

(iv) each Contract with Governmental Authorities that is not terminable by any party with ninety days’ notice or less requiring aggregate future payments to the Company and its Subsidiaries in excess of $1,000,000 in any calendar year;

(v) Contracts relating to any Indebtedness or any guarantee thereof, including any mortgage, indenture, note, installment obligation or other instrument or agreement related thereto, except any such Contract (A) with an aggregate outstanding principal amount not exceeding $300,000 or (B) between or among the Company and its Subsidiaries;

(vi) Contracts that relate to the settlement or final disposition of any material Action within the last three (3) years pursuant to which the Company or any of its Subsidiaries has material ongoing obligations or liabilities;

(vii) each material Contract to which the Company or any of its Subsidiaries is a party whereby the Company or any of its Subsidiaries has granted any Person any license under any material Owned Intellectual Property or whereby the Company or any of its Subsidiaries is granted a license to any material Intellectual Property (excluding (A) non-exclusive licenses granted by or to customers in the ordinary course of business, (B) licenses to open source software, (C) nondisclosure agreements, (D) invention assignment agreements with current and former employees, consultants, and independent contractors of the Company and its Subsidiaries, (E) employment agreements with any current or former employee, and (F) licenses in respect of commercially available off-the-shelf software);

(viii) Affiliate Agreements;

(ix) Contract for the employment or engagement of each current executive, officer, director or current employee of the Company or its Subsidiaries providing for (i) an annual base salary in excess of $300,000 and (ii) severance benefits or payments (excluding Contracts for at-will employment that are terminable without any liability to the Company or any of its Subsidiaries); and

(x) each employee collective bargaining agreement or similar Contract between the Company or any of the Company’s Subsidiaries, on the one hand, and any labor union, works council or other recognized body representing employees or other service providers of the Company or the Company’s Subsidiaries, on the other hand.

(b) All of the foregoing set forth on Section 5.12(a) of the Company Disclosure Letter, including all amendments and modifications thereto, are referred to as “Material Contracts”. The Company has furnished or otherwise made available to Acquiror true, complete and correct copies of all Material Contracts. Each Material Contract sets forth the entire agreement and understanding between the Company and/or its Subsidiaries and the other parties thereto. Each Material Contract is valid, binding and in full force and effect (subject to the Enforceability Exceptions and assuming such Material Contract is a valid and legally binding obligation of the counterparty thereto). None of the Company, its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or violation of any Material Contract in any material respect. There is no event or condition that exists that constitutes or, with or without notice or the passage of time or both, would constitute any such default or violation by the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto, or give rise to any acceleration of any obligation or loss of rights or any right of termination of a Material Contract. Since January 1, 2020, neither the Company nor any of its Subsidiaries has received any notice or request, in each case, in writing, on behalf of any other party to a Material Contract to terminate, cancel or not renew such Material Contract, to significantly reduce the purchase, supply or availability of any products, services, capacity, equipment or goods provided by the Company and/or such other party under such Material Contract, or to renegotiate any material term thereof that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or alleging or disputing any material breach or default under such Material Contract.

Section 5.13 Company Benefit Plans.

(a) Section 5.13(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan. “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any stock purchase, stock option, equity compensation, severance, retirement, employment, individual consulting, retention, change-in-control, fringe benefit, bonus, incentive, deferred compensation, and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, in each case, (i) which are contributed to (or required to be contributed to), sponsored by or maintained by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or individual consultant of the Company or its Subsidiaries (the “Company Employees”), or (ii) pursuant to which the Company or any of its Subsidiaries has or could reasonably be expected to have liability (other than any multiemployer pension plans (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) and other than any plan that is not maintained by the Company or its Subsidiaries but to which contributions are required to be made by a Governmental Authority). Any Company Benefit Plan which is maintained outside the jurisdiction of the United States or covers any employee or service provider residing or working outside the United States is referred to as a “Foreign Plan”.

(b) Except as would not result in a Material Adverse Effect, (i) each Company Benefit Plan has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code, (ii) all contributions required to be made by the Company or any of its Subsidiaries with respect to any Company Benefit Plan on or before the date hereof have been made, and (iii) there is no Action pending or, to the knowledge of the Company, threatened against any Company Benefit Plan or the assets of any Company Benefit Plan (other than routine claims for benefits).

(c) With respect to each Company Benefit Plan, that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, such arrangement has, at all times while subject to Section 409A of the Code, been operated in material compliance (including documentary compliance) with, Section 409A of the Code and all applicable guidance thereunder.

(d) Except as set forth on Section 5.13(d) of the Company Disclosure Letter, no Company Benefit Plan or other Contract to which the Company or any Subsidiary is a party or otherwise bound provides any Person with a “gross up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.

(e) Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

(f) Except to the extent required under Section 601 et seq. of ERISA or Section 4980B of the Code (or any other similar state or local legal requirement), neither the Company nor any of its Subsidiaries has any material present or future obligation to provide for post-retirement medical, group health, or retiree life insurance benefits to any individual.

(g) None of the Company nor any of its Subsidiaries sponsors, maintains or is required to contribute to, and at any point during the six-year period prior to the date hereof sponsored, maintained or was required to contribute to, or had any liability (including on account of an ERISA Affiliate) in respect of, (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) or (ii) a plan subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code. Neither the Company nor any of its Subsidiaries has, either directly or through an ERISA Affiliate, any liability pursuant to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code. No event has occurred and no condition exists that would reasonably be expected to subject the Company or its Subsidiaries to any material tax, fine, lien, or penalty imposed by ERISA, the Code or other applicable Law with respect to any Company Benefit Plan. Neither the Company any of its Subsidiaries, nor to the Company’s knowledge, any other Person, has engaged in a “prohibited transaction” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan that would result in material liability to the Company or any of its Subsidiaries.

(h) Except as set forth on Section 5.13(h) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation of the Mergers will (whether alone or in connection with any subsequent event(s)) (i) result in the payment, acceleration, vesting, funding or creation of any rights of any director, officer or employee of the Company or its Subsidiaries to payments or benefits or increases in any payments or benefits (including any loan forgiveness) under any Company Benefit Plan (or under any arrangement that would be a Company Benefit Plan if in effect as of the date of this Agreement), (ii) result in severance pay or any increase in severance pay upon any termination of employment, or (iii) require any contributions or payments to fund any obligations under any Company Benefit Plan, or cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any Company Benefit Plan.

(i) Except as set forth on Section 5.13(i) of the Company Disclosure Letter, no amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of Indebtedness) by any current or former employee, officer, or director, other individual service provider or shareholder of the Company or any of its Subsidiaries who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Transactions.

(j) Each Foreign Plan required to be registered or approved has been registered or approved and has been maintained and administered in all material respects in good standing with the applicable Governmental Authority. With respect to each Foreign Plan that is intended to qualify for favorable tax benefits under the applicable Laws of any jurisdiction, to the Company’s knowledge no conditions exist and no event has occurred that would reasonably be expected to result in the loss or revocation of such status that would reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole. Except as set forth on Section 5.13(j) of the Company Disclosure Letter, no Foreign Plan is a defined benefit pension plan.

Section 5.14 Labor Matters.

(a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar labor agreement with a labor organization. None of the Company Employees are represented by any union, works council or other labor organization with respect to their employment with the Company or any of its Subsidiaries, and the Company and its Subsidiaries have satisfied any notice, consultation or bargaining obligations owed to their employees or their employees’ representatives under any applicable collective bargaining agreement or other analogous contract in connection with this Agreement or the consummation of the transactions contemplated herein. As of the date of this Agreement, (i) to the knowledge of the Company, there are no proceedings of any labor organization to organize any of the Company Employees, and (ii) there is no, and since December 31, 2018 has been no, material labor dispute or strike, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries, in each case, pending or threatened in writing.

(b) Since December 31, 2018, neither the Company nor any of its Subsidiaries has implemented any plant closings or employee layoffs that would trigger notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any analogous state law (the “WARN Act”) or trigger any liability under similar local law(s) relating to layoffs or reductions in force.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) each of the Company and its Subsidiaries are, and at all times since December 31, 2018 have been, in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, “whistle blower” rights, sexual harassment policies, employee leave issues, the proper payment of overtime and minimum wage, and unemployment insurance, and (ii) the Company and its Subsidiaries have not since December 31, 2018 committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved. The Company and its Subsidiaries are, and at all times since December 31, 2018 have been, in compliance with all applicable laws relating to the proper classification of employees and independent contractors and the proper classification of employees as exempt and non-exempt, in each case, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.

(d) Except as would not likely result in liability for the Company or the Company’s Subsidiaries in excess of $500,000 in the aggregate, there are no, and during the prior three (3) years have not been, any administrative charges or court complaints pending or, to the Company’s knowledge, threatened in writing against the Company or any of its Subsidiaries before the U.S. Equal Employment Opportunity Commission or any other Governmental Authority concerning alleged employment discrimination.

(e) To the knowledge of the Company, during the prior two (2) years, no allegation of sexual harassment or other sexual misconduct have been made by any Company Employee against any other Company Employee who is in a management position with the Company or any of its Subsidiaries. The Company has not entered into and it is not a party to any settlement agreement with any Person that involved allegations relating to sexual harassment or other sexual misconduct by any Company Employee.

(f) Section 5.14(f) of the Company Disclosure Letter sets forth all (i) material salary or benefit reductions, and (ii) furloughs and lay-offs implemented by the Company, in each case, in response to COVID-19.

Section 5.15 Taxes.

(a) All income and other material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, and since the date of the Most Recent Balance Sheet neither the Company nor any of its Subsidiaries has taken any action that would reasonably be expected to result in the incurrence of any material Tax liability outside the ordinary course of business (other than Taxes, if any, resulting from the Transactions).

(c) Each of the Company and its Subsidiaries has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party; (ii) timely remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) Neither the Company nor any of its Subsidiaries is engaged in any audit, administrative proceeding or judicial proceeding with respect to Taxes. Neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Authority of a dispute or claim with respect to Taxes, other than disputes or claims that have since been resolved, and no such claims have been threatened in writing that have been received by the Company or any of its Subsidiaries. No written claim has been made, and to the knowledge of the Company, no oral claim has been made, against the Company or any of its Subsidiaries since December 31, 2017, by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by, or required to file a Tax Return in, that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries and no written request for any such waiver or extension is currently pending.

(e) Neither the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Income Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since December 31, 2018.

(f) Neither the Company nor any of its Subsidiaries (i) has been a party to any “reportable transaction” (other than a “loss transaction”) within the meaning of Treasury Regulation Section 1.6011-4(b), (ii) has executed or entered into any “closing agreement” or other binding written agreement with respect to Taxes with a Governmental Authority or (iii) has a permanent establishment or branch in a jurisdiction outside the country of its organization.

(g) Except with respect to deferred revenue or prepaid revenues collected by the Company or its Subsidiaries in the ordinary course of business, neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) election pursuant to Section 108(i) of the Code made prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount received prior to the Closing.

(h) There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(i) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in the case of Contract, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(j) Neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation to any Governmental Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation,

Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(k) The Company has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from constituting an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

(l) As of the date hereof, the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

Section 5.16 Insurance. Section 5.16 of the Company Disclosure Letter sets forth a list of all material policies of property, fire and casualty, product liability, workers’ compensation and directors and officers insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date hereof (collectively, the “Policies”). The Policies maintained by or on behalf of the Company and its Subsidiaries are consistent in all material respects with that which is customarily maintained by companies in the industry in which the business of the Company and its Subsidiaries operate and otherwise comply in all material respects with all contractual and statutory obligations of the Company and its Subsidiaries, in each case, except as would not result in a Material Adverse Effect. Except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole: (a) all of the Policies with respect to policy periods that include the date of this Agreement are in full force and effect and all premiums due and payable for such Policies have been duly paid, (b) neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any of the Policies or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of such Policies, except as would not result in a Material Adverse Effect, and (c) except as set forth on Section 5.16 of the Company Disclosure Letter there is no material claim by the Company or any of its Subsidiaries under any Policy. The Company and its Subsidiaries have reported to their respective insurers all claims and circumstances known by Company and Subsidiary employees with such reporting responsibilities that would reasonably be likely to give rise to a material claim by the Company or any of its Subsidiaries under any Policy, except as would not result in a Material Adverse Effect.

Section 5.17 Permits. As of the date of this Agreement, (a) each of the Company and its Subsidiaries has all material licenses, approvals, consents, registrations, franchises and permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted (except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.21), the “Permits”), (b) all Permits are validly held by the Company or its applicable Subsidiary (as the case may be) and in full force and effect, (c) no Permit is subject to revocation, suspension, modification, nonrenewal or impairment, and (d) none of the Company or any of its Subsidiaries (i) are in default or violation of such Permits, (ii) have failed to fulfill or perform any required action with respect to any Permit, including filing or submitting all required reports, filings, notifications, payments, and renewal and other applications, or (iii) are the subject of, or has taken action that would reasonably be expected to result in, any pending action by a Governmental Authority seeking the revocation, suspension, modification, nonrenewal or impairment of any Permit, in each case of the foregoing, except as would not result in a Material Adverse Effect.

Section 5.18 Personal Property and Assets. As of the date hereof, the Company and/or its Subsidiaries owns and has good title to or a valid leasehold, license or similar interest in each item of material tangible personal property reflected on the books of the Company and its Subsidiaries as owned by the Company and/or its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole. The tangible assets and properties of the Company and its Subsidiaries are in good operating condition in all respects (normal wear and tear excepted) and are fit, in all respects, for use in the ordinary course of business, and no uninsurable damage has, since the date of the Most Recent Balance Sheet, occurred with respect to such assets and properties, except in each case as would not have, or would not reasonably be expected to have, a Material Adverse Effect.

Section 5.19 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 5.19(b) of the Company Disclosure Letter sets forth the address of each interest in real property leased by the Company or any of its Subsidiaries (the “Leased Real Property”) and each Contract pursuant to which the Company or any of its Subsidiaries lease such property, except for any Contract for which the aggregate rental payments in the most recent annual period did not exceed $500,000 (such Contracts, collectively, the “Leases”). Each Lease sets forth the entire agreement and understanding between the Company and/or its Subsidiaries and the other parties thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) none of the Company, its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or violation of any Lease in any material respect, (ii) there is no event or condition that exists that constitutes or, with or without notice or the passage of time or both, would constitute any such default or violation by the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto, so as to give rise to any acceleration of any obligation or loss of rights or any right of termination of a Lease, and (iii) each lease is valid, binding and in full force and effect (subject to the Enforceability Exceptions).

Section 5.20 Intellectual Property and IT Security.

(a) Section 5.20(a) of the Company Disclosure Letter lists all Owned Intellectual Property for which applications have been filed or registrations have been obtained, whether in the United States or internationally as of the date of this Agreement (“Registered Intellectual Property”). Each item of material Registered Intellectual Property is subsisting and unexpired, and, to the knowledge of the Company, valid and enforceable and has not been abandoned, canceled or otherwise terminated. The Company or one of its Subsidiaries (i) solely and exclusively owns all Owned Intellectual Property free and clear of any Liens other than Permitted Liens and (ii) has the right to use all other material Intellectual Property used in the operation of the business of the Company and its Subsidiaries, as presently conducted (provided, however, that the foregoing shall not be interpreted to be a representation regarding non-infringement).

(b) The Company or one of its Subsidiaries has entered into Contracts or has an implied license or other right to use to use all material Intellectual Property other than Owned Intellectual Property that is used in the operation of the business of the Company and its Subsidiaries as currently conducted (the “Licensed Intellectual Property”); provided, however, that the foregoing shall not be interpreted to be a representation regarding non-infringement.

(c) The Registered Intellectual Property, Owned Intellectual Property and the Licensed Intellectual Property (when used within the scope of the applicable license, right, or permission), constitutes all of the material Intellectual Property necessary for the Company and its Subsidiaries to conduct their respective business as currently conducted in all material respects (provided, however, that the foregoing shall not be interpreted to be a representation regarding non-infringement).

(d) (i) To the knowledge of the Company, the conduct and operation of the business of the Company and its Subsidiaries as currently conducted is not infringing upon, misappropriating or otherwise violating any material Intellectual Property rights of any Person, and have not infringed upon, misappropriated or otherwise violated any material Intellectual Property rights of any Person, at any time after December 31, 2019, (ii) to the knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any material Owned Intellectual Property, (iii) the Company and its Subsidiaries have not received from any Person at any time after December 31, 2019 (or earlier, for matters that are or become unresolved) any written notice that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person, and (iv) the Company and its Subsidiaries have not since December 31, 2019 received any written notice, and no Action to which the Company or any of its Subsidiaries is a party is currently pending, that challenges the validity or enforceability of any Owned Intellectual Property or the Company’s or its Subsidiaries’ right to use or otherwise exploit any Owned Intellectual Property or any Licensed Intellectual Property.

(e) The Company and its Subsidiaries have taken commercially reasonable efforts to protect the confidentiality of any material confidential or proprietary information pertaining to the Company or its Subsidiaries or their business from unauthorized disclosure and use and, to the knowledge of the Company there has been no unauthorized access to or disclosure of such material confidential or proprietary information. All employees, consultants, contractors, agents and other Persons who have contributed to or participated in the conception or development of any material Owned Intellectual Property on behalf of the Company or any of its Subsidiaries, as part of such Person’s employment, consultancy or engagement have assigned all right, title and interest in and to such material Owned Intellectual Property to the Company or a Subsidiary to the extent that such material Owned Intellectual Property was not assigned to the Company or one of its Subsidiaries by operation of applicable Law. Without limiting the foregoing, no former or current employees, consultants, contractors, agents, or other Persons who have contributed to or participated in the conception or development of any material Owned Intellectual Property on behalf of the Company or any of its Subsidiaries, owns or has any right, claim, interest or option, including the right to further remuneration or consideration, with respect to any material Owned Intellectual Property.

(f) No material Software that is owned by the Company or any of its Subsidiaries (the “Company Software”) has been incorporated into or combined with any open source software in a manner which requires that such Company Software be licensed or disclosed under any license that (i) requires the distribution of source code in connection with the distribution of such Company Software in object code form; (ii) limits the Company’s or any of its Subsidiaries’ freedom to seek full compensation in connection with marketing, licensing, and distributing such applications; or (iii) allows a customer, or requires that a customer have the right, to decompile, disassemble or otherwise reverse engineer the Company Software. All use and distribution of Company Software by or through the Company or any of its Subsidiaries complies in all material respects with all licenses applicable thereto. Neither the Company nor any Subsidiary has disclosed, licensed, made available or delivered any material Company Software in source code form to any escrow agent or any Person other than (i) third party service providers for the purpose of performing services for the Company or a Subsidiary or (ii) employees, consultants, agents and contractors of the Company and its Subsidiaries, and no event has occurred that legally required or will occur as a result of this Agreement that legally requires the Company or a Subsidiary to do any of the foregoing. Neither this Agreement, nor any other Transaction Agreement to which the Company or a Subsidiary is a party, nor the consummation of the Transactions will result in the disclosure, licensing, making available or delivery to a third Person of any source code included in the Company Software.

(g) The Company and its Subsidiaries take, and have taken, commercially reasonable actions and measures to protect and maintain the security of their material IT Systems and Software (and all data stored therein or transmitted thereby).

(h) The Company and each of its Subsidiaries owns or has a valid right to access and use all material IT Systems necessary for the conduct of their businesses, respectively, as currently conducted. The Company and its Subsidiaries have back-up and disaster recovery arrangements, including, where applicable, under and with respect to each Contract with a Material Carrier, designed in the event of a failure of their IT Systems and associated third-party networks that are, in the reasonable determination of the Company and its Subsidiaries, consistent with commercially reasonable practice in all material respects. Neither the IT Systems nor any Company Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of data); or (ii) fails to comply, or would cause the Company or any of its Subsidiaries to fail to comply, with any applicable warranty or other contractual commitment relating to any services rendered or products offered by the Company or any of its Subsidiaries, in each case of (i) or (ii) in a manner that would be material to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, neither the IT Systems nor any Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” or any other code designed or intended to have any of the following functions: (X) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (Y) damaging or destroying any data or file without the user’s consent.

(i) The Company and its Subsidiaries have, since December 31, 2019 through and including the date of this Agreement, materially complied with (i) the Privacy Laws, (ii) the Company’s published policies and notices regarding Personal Information, and (iii) the Company’s contractual obligations with respect to Personal Information. The Company and its Subsidiaries have implemented and maintained one or more commercially reasonable privacy policies or materials regarding the handling and security of Personal Information in connection with the operation of its business (the “Privacy Policies”) and the Company’s and its Subsidiaries’ privacy practices are and have been in material compliance with all such Privacy Policies. The Company and its Subsidiaries have implemented and maintained commercially reasonable technical and organizational safeguards to protect Personal Information in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure. To the knowledge of the Company, there have been no material breaches, security incidents, misuse of, unauthorized access to or disclosure of any Personal Information in the possession or control of the Company or collected, used or processed by or on behalf of the Company and its Subsidiaries. No Person (including any Governmental Authority) has made any written material claim or commenced any Action of which the Company has been given written notice, and to the knowledge of the Company, no claim or Action is threatened (i) alleging a violation of any Person’s privacy or confidentiality rights under any Privacy Policy, the Company’s or its Subsidiaries’ contractual obligations with respect to Personal Information or a Privacy Law or (ii) with respect to the security, use, transfer or disclosure of Personal Information specifically, in each case, that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

Section 5.21 Environmental Matters. Except as would not constitute a Material Adverse Effect:

(a) the Company and its Subsidiaries are, and since December 31, 2018 have been, in compliance with all applicable Environmental Laws;

(b) the Company and its Subsidiaries hold all material Permits required under applicable Environmental Laws to permit the Company and its Subsidiaries to operate their assets in a manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted;

(c) there are no Actions pending against or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, nor to the knowledge of the Company is there any reasonable basis for such claims; and

(d) there is no unresolved Governmental Order relating to any Environmental Law imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their properties, rights or assets.

Section 5.22 Absence of Changes.

(a) Since the date of the Most Recent Balance Sheet, no Material Adverse Effect has occurred.

(b) Since the date of the Most Recent Balance Sheet, except (i) as set forth on Section 5.22(b) of the Company Disclosure Letter, (ii) for any actions taken in response to COVID-19, COVID-19 Measures and (iii) in connection with the transactions contemplated by this Agreement and any other Transaction Agreement, through and including the date of this Agreement, the Company and its Subsidiaries have (in each case) carried on their respective businesses and operated their respective properties in all material respects in the ordinary course of business.

(c) Since the date of the Most Recent Balance Sheet, except (i) as set forth on Section 5.22(c) of the Company Disclosure Letter, (ii) for any actions taken in response to COVID-19, COVID-19 Measures and (iii) in connection with the transactions contemplated by this Agreement and any other Transaction Agreement, through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of Acquiror pursuant to Section 7.01.

Section 5.23 Brokers’ Fees. Except as set forth on Section 5.23 of the Company Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their respective Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 5.24 Business Relationships.

(a) Section 5.24(a) of the Company Disclosure Letter sets forth a true and correct list of the twenty (20) largest customers (measured by projected revenue during the fiscal year ended December 31, 2021) (collectively, the “Material Customers”).

(b) Section 5.24(b) of the Company Disclosure Letter sets forth a true and correct list of the five (5) largest and current vendors, suppliers and service providers to the Company and its Subsidiaries that are not Material Carriers (measured by aggregate spend during the fiscal year ended December 31, 2020) (collectively, the “Material Suppliers”).

(c) Section 5.24(c) of the Company Disclosure Letter sets forth a true and correct list of the five (5) largest telecom carriers of the Company and its Subsidiaries (measured by aggregate spend during the fiscal year ended December 31, 2020) (collectively, the “Material Carriers”).

(d) The Company has not received any notice or threat in writing from any Material Customer, Material Supplier or Material Carrier prior to the date hereof and since January 1, 2020 of any intention to terminate or not renew its business dealings with the Company or its Subsidiaries, or to materially decrease or reduce purchasing or selling (as the case may be) services or products to the Company and its Subsidiaries, or to otherwise adversely modify its business dealings with the Company and its Subsidiaries in a way that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(e) Other than as set forth on Section 5.24(e) of the Company Disclosure Letter, prior to the date hereof and since January 1, 2020, no Material Carrier has experienced any network outages that have adversely affected connectivity for, or the delivery of services by the Company and its Subsidiaries to, any Material Customers in a material respect, and no Material Customer has experienced any material failure, nonperformance or outages with respect to devices, products, services or systems provided by the Company and its Subsidiaries that has resulted in any services credits, refunds, nonrenewal, termination rights or other adverse consequences under any contract with any such Material Customers.

Section 5.25 Related Party Transactions. Except for the Contracts set forth on Section 5.25 of the Company Disclosure Letter (the “Affiliate Agreements”), (a) there are no Contracts (excluding Contracts related to employee compensation and other ordinary incidents of employment (including participation in Company Benefit Plans or as otherwise set forth on Section 5.13(a) of the Company Disclosure Letter)) between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, officer or director of the Company, on the other hand, and (b) to the Company’s knowledge, none of the officers, directors, managers or Affiliates of the Company or any of its Subsidiaries owns any asset or property (intellectual, real or personal) used in and material to the business of the Company and its Subsidiaries taken as a whole, except in its capacity as a security holder of the Company and/or its Subsidiaries. As of the date of this Agreement, there are no outstanding loans or other extensions of credit owned to the Company or any Subsidiary by any officer, director or other current or former employee of the Company.

Section 5.26 Information Supplied. None of the information relating to the Company or its Subsidiaries supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Proxy Statement/Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Shareholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. For the avoidance of doubt, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Acquiror or its Affiliates.

Section 5.27 Regulatory Compliance.

(a) None of the Company or any of its Subsidiaries or any of the officers or directors or, to the Company’s knowledge, other Representatives of the Company or any of its Subsidiaries, is currently or, in the past five (5) years, has been: (i) a Person named on any Sanctions Laws-related or Export Control Laws-related list of designated Persons; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any comprehensive financial or economic sanctions or trade embargo under applicable Sanctions Laws or Export Control Laws; (iii) owned, directly or indirectly, individually or in the aggregate, fifty percent or more by one or more Persons described in clause (i) or (ii); (iv) acting for or on behalf of the Company or any of its Subsidiaries, engaged in dealings with or for the benefit of any Person described in clause (i), (ii) or (iii) or any country or territory described in clause (ii), in violation of applicable Sanctions Laws or applicable Export Control Laws; or (v) acting for or on behalf of the Company or any of its Subsidiaries, otherwise in violation of applicable Sanctions Laws or applicable Export Control Laws.

(b) In the past five (5) years, none of the Company or any of its Subsidiaries or any of the officers or directors or, to the Company’s knowledge, other Representatives of the Company or any of its Subsidiaries, in each case acting for or on behalf of the Company or any of its Subsidiaries, has: (i) made, offered, promised, paid or received any bribes, kickbacks or other similar payments or items of value to or from any Person, or (ii) made or paid any unlawful contributions, directly or indirectly, to a domestic or foreign political party or candidate, in any such case in violation of any applicable Anti-Corruption Laws.

(c) To the Company’s knowledge, there are no Actions, filings, Governmental Orders, inquiries or governmental investigations alleging any violation of Anti-Corruption Laws, Sanctions Laws or Export Control Laws by the Company or any of its Subsidiaries or any the Representatives of the Company or any of its Subsidiaries, or any other Person acting for or on behalf of the Company or any of its Subsidiaries, and, to the Company’s knowledge, in the past five (5) years, no such Actions, filings, Governmental Orders, inquiries or governmental investigations have been threatened or are pending and there are no circumstances likely to give rise to any such Actions, filings, Governmental Orders, inquiries or governmental investigations.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES

Except as set forth in the disclosure letter delivered by Acquiror on behalf of the Acquiror Parties to the Company (the “Acquiror Disclosure Letter”) (each section of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding (a) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (b) any exhibits or other documents appended thereto), each of the Acquiror Parties represents and warrants on behalf of each Acquiror Party to the Company as follows:

Section 6.01 Corporate Organization. Each of Acquiror, Pubco, Corp Merger Sub and LLC Merger Sub is duly incorporated or formed and is validly existing as a corporation or limited liability company, as applicable, in good standing under the Laws of their respective jurisdictions of formation and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the Governing Documents of each of the Acquiror Parties previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of the Acquiror Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective Governing Documents. Each of the Acquiror Parties is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Acquiror Parties to enter into this Agreement or to consummate the Transactions.

Section 6.02 Due Authorization.

(a) Each of the Acquiror Parties has all requisite corporate or entity power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and, upon receipt of approval of the Acquiror Shareholder Matters by the Acquiror Shareholders, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors or equivalent governing body of the applicable Acquiror Party and, no other corporate or equivalent proceeding on the part of any Acquiror Party is necessary to authorize this Agreement or such Transaction Agreements or any Acquiror Party’s performance hereunder or thereunder. By Acquiror’s execution and delivery hereof, it has provided all approvals on behalf of equityholders of Pubco, Corp Merger Sub and LLC Merger Sub required for the Transactions. This Agreement has been, and each such Transaction Agreement to which such Acquiror Party is or will be a party has been or will be, duly and validly executed and delivered by such Acquiror Party and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such Acquiror Party is or will be a party, constitutes or will constitute a legal, valid and binding obligation of such Acquiror Party, enforceable against each Acquiror Party in accordance with its terms, subject to the Enforceability Exceptions.

(b) Assuming a quorum is present at the Special Meeting, as adjourned or postposed, the only votes of any of Acquiror’s members necessary in connection with the consummation of the Transactions, including the Closing, and the approval of the Acquiror Shareholder Matters are as set forth on Section 6.02(b) of the Acquiror Disclosure Letter (such votes, collectively, the “Acquiror Shareholder Approval”).

(c) At a meeting duly called and held, the board of directors of Acquiror has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Acquiror Shareholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the Transactions as a Business Combination; and (iv) resolved to recommend to the stockholders of Acquiror approval of the Transactions.

Section 6.03 No Conflict. The execution, delivery and performance of this Agreement and any other Transaction Agreement to which any Acquiror Party is or will be a party by such Acquiror Party and, upon receipt of approval of the Acquiror Shareholder Matters by the Acquiror Shareholders, the consummation of the transactions contemplated hereby or by any other Transaction Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the Articles of Association or any other Governing Document of any Acquiror Party, (b) conflict with or result in any violation of any provision of, or result in the breach of or default under, or void any license required for any Acquiror Party to conduct its business under, any Law or Governmental Order applicable to any Acquiror Party, any Subsidiaries of any Acquiror Party or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which any Acquiror Party or any Subsidiaries of any Acquiror Party is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of any Acquiror Party or any Subsidiaries of any Acquiror Party, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Acquiror Parties to enter into and perform their respective obligations under this Agreement or any other Transaction Agreement to which any of the Acquiror Parties is or will be a party, as applicable.

Section 6.04 Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened in writing Actions against any Acquiror Party or any of their respective properties, rights or assets, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Acquiror Parties to enter into and perform their respective obligations under this Agreement or any Transaction Agreement to which any of them is or will be a party, as applicable. There is no Governmental Order imposed upon or, to the knowledge of Acquiror, threatened in writing against any Acquiror Party or any of their respective properties, rights or assets which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Acquiror Parties to enter into and perform their respective obligations under this Agreement or any other Transaction Agreement to which any of the Acquiror Parties is or will be a party, as applicable. There is no unsatisfied judgment or any open injunction binding upon any Acquiror Party which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Acquiror Parties to enter into and perform its obligations under this Agreement or any other Transaction Agreement to which any of the Acquiror Parties is or will be a party, as applicable.

Section 6.05 Governmental Authorities; Consents. Assuming the accuracy of the representations and warranties of the Company contained in this Agreement, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any Acquiror Party with respect to any Acquiror Party’s execution, delivery and performance of this Agreement and the Transaction Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby, except for (i) applicable requirements of the HSR Act and Securities Laws, (ii) the filing of the Pubco Merger Certificate of Merger in accordance with the DLLCA, the filing of the Plan of Merger in accordance with the Companies Act, the filing of the First Certificate of Merger in accordance with the DGCL and the filing of the Second Certificate of Merger in accordance with the DGCL and the DLLCA, (iii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquiror Party to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions in accordance with the terms hereof and (iv) as otherwise disclosed on Section 6.05 of the Acquiror Disclosure Letter.

Section 6.06 Financial Ability; Trust Account.

(a) As of the date hereof, there is at least $259,000,000 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, effective as of October 26, 2020, by and between Acquiror and the Trustee on file with the SEC Reports of Acquiror as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the Articles of Association and Acquiror’s final prospectus dated October 21, 2020 (the “Final Prospectus”). Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since October 26, 2020, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the First Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Articles of Association shall terminate, and, as of the First Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Articles of Association to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. To Acquiror’s knowledge, as of the date hereof, following the First Effective Time, no stockholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Acquiror Class A Shares for redemption pursuant to the Acquiror Shareholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than stockholders of Acquiror who shall have elected to redeem their shares of Acquiror Class A Shares pursuant to the Acquiror Shareholder Redemption or the underwriters of Acquiror’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c) As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 6.07 Brokers’ Fees. Except as set forth on Section 6.07 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by or on behalf Acquiror or any of its Affiliates, including the Sponsor.

Section 6.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since October 26, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”).

None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No Acquiror Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Acquiror’s knowledge, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintained a system of internal controls. To Acquiror’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither Acquiror (including, to the knowledge of the Acquiror, any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.09 Business Activities.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward or in furtherance of the accomplishment of a Business Combination. There is no agreement, commitment, or Governmental Order binding upon any Acquiror Party or to which any Acquiror Party is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of any Acquiror Party or any acquisition of property by any Acquiror Party or the conduct of business by any Acquiror Party as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of any Acquiror Party to enter into and perform its obligations under this Agreement. Each of Pubco, Corp Merger Sub and LLC Merger Sub was formed solely for the purpose of engaging in the

Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is or will be a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable.

(b) No Acquiror Party owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Acquiror nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) There is no liability, debt or obligation for or against any Acquiror Party or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s unaudited consolidated balance sheet for the year ended December 31, 2020 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of Acquiror’s unaudited consolidated balance sheet for the year ended December 31, 2020 in the ordinary course of the operation of business of Acquiror and its Subsidiaries, (iii) disclosed in Section 6.09(c) of the Acquiror Disclosure Letter or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

(d) Except for this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.02) or as set forth on Section 6.09(d) of the Acquiror Disclosure Letter, no Acquiror Party is, and at no time has been, party to any Contract with any other Person that would require payments by any Acquiror Party in excess of $10,000 monthly, $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.02) and Contracts set forth on Section 6.09(d) of the Acquiror Disclosure Letter).

Section 6.10 Tax Matters.

(a) All income and other material Tax Returns required by Law to be filed by any Acquiror Party have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by any Acquiror Party have been paid, and since the date of Acquiror’s unaudited consolidated balance sheet for the year ended December 31, 2020, no Acquiror Party has taken any action that would reasonably be expected to result in the occurrence of any material Tax liability outside the ordinary course of business (other than Taxes, if any, resulting from the Transactions).

(c) Each Acquiror Party has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) timely remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) No Acquiror Party is engaged in any audit, administrative proceeding or judicial proceeding with respect to Taxes. No Acquiror Party has received any written notice from a Governmental Authority of a dispute or claim with respect to Taxes, other than disputes or claims that have since been resolved, and no such claims have been threatened in writing that have been received by any Acquiror Party. No written claim has been made, and to the knowledge of Acquiror, no oral claim has been made, against any Acquiror Party since December 31, 2017 by any Governmental Authority in a jurisdiction where an Acquiror Party does not file a Tax Return that such Acquiror Party is or may be subject to Taxes by, or required to file a Tax Return in, that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of an Acquiror Party and no written request for any such waiver or extension is currently pending.

(e) Neither Acquiror nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Income Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since December 31, 2018.

(f) No Acquiror Party (i) has been a party to any “reportable transaction” (other than a “loss transaction”) within the meaning of Treasury Regulation Section 1.6011-4(b), (ii) has executed or entered into any “closing agreement” or other binding written agreement with respect to Taxes with a Governmental Authority or (iii) has a permanent establishment or branch in a jurisdiction outside the country of its organization.

(g) There are no Liens with respect to Taxes on any of the assets of any Acquiror Party, other than Permitted Liens.

(h) No Acquiror Party has any material liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by Contract (except, in the case of Contract, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(i) No Acquiror Party is a party to, is bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(j) Except with respect to deferred revenue or prepaid revenues collected by an Acquiror Party in the ordinary course of business, no Acquiror Party will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) election pursuant to Section 108(i) of the Code made prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; or (D) prepaid amount received prior to the Closing.

(k) No Acquiror Party has taken any action (or permitted any action to be taken), or is aware of any fact or circumstance, that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from constituting an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

(l) All of the membership interests in LLC Merger Sub are owned by Pubco, and LLC Merger Sub is, and has been since formation, disregarded as an entity (within the meaning of Treasury Regulations Section 301.7701-3) separate from Pubco for U.S. federal income tax purposes.

(m) As of the date hereof, Acquiror is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

Section 6.11 Capitalization.

(a) The authorized capital stock of Acquiror consists of (i) 500,000,000 shares of Acquiror Class A Shares, (ii) 50,000,000 shares of Acquiror Class B Shares and (iii) 5,000,000 shares of Acquiror Preferred Shares of which (A) 26,735,238 shares of Acquiror Class A Shares are issued and outstanding as of the date of this Agreement, (B) 6,479,225 shares of Acquiror Class B Shares are issued and outstanding as of the date of this Agreement and (C) 0 shares of Acquiror Preferred Shares are issued and outstanding as of the date of this

Agreement. All of the issued and outstanding shares of Acquiror Class A Shares, Acquiror Class B Shares, Acquiror Preferred Shares and Acquiror Warrants (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance in all material respects with applicable Law, (3) were not issued in breach or violation of any preemptive rights or Contract and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain Acquiror Shares held by the Sponsors. As of the date hereof, Acquiror has issued 8,911,745 Acquiror Warrants that entitle the holder thereof to purchase 8,911,745 Acquiror Class A Shares at an exercise price of $11.50 per share (subject to adjustment) on the terms and conditions set forth in the applicable warrant agreement.

(b) Except for this Agreement, the Acquiror Warrants and the Subscription Agreements, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Shares or any other equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the SEC Reports, the Articles of Association or in the Sponsor Support Agreement, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other Indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Shares or any other equity interests of Acquiror. Acquiror does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, restricted share, phantom equity, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(c) No Person and no syndicate or “group” (as defined in the Exchange Act and the rules thereunder) of a Person owns directly or indirectly beneficial ownership (as defined in the Exchange Act and the rules thereunder) of securities of Acquiror representing 35% or more of the combined voting power of the issued and outstanding securities of Acquiror.

Section 6.12 NYSE Listing. The issued and outstanding units of the Acquiror (each, an “Acquiror Class A Unit”), each such unit comprised of one share of Acquiror Class A Shares and one-third of one Acquiror Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CTAC. U”. The issued and outstanding shares of Acquiror Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CTAC”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CTAC WS”. Acquiror is in compliance with the rules of the NYSE and there is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Shares or Acquiror Warrants or terminate the listing of Acquiror Class A Shares or Acquiror Warrants on the NYSE. None of Acquiror or its Affiliates has taken any action to terminate the registration of the Acquiror Class A Shares or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement. Acquiror has not received any notice from the NYSE or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Acquiror Class A Shares or Acquiror Warrants from the NYSE or the SEC.

Section 6.13 PIPE Investment.

(a) Acquiror has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Acquiror with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide equity financing to Acquiror solely for purposes of consummating the Transactions in the aggregate amount of not less than $225,000,000 (the “PIPE Investment Amount”). To the knowledge of Acquiror, with respect to each PIPE Investor, the Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. Each Subscription Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each PIPE Investor, and neither the execution or delivery by any party thereto nor the performance of any party’s obligations under any such Subscription Agreement violates or will violate any Laws. There are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor that could affect the obligation of such PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such PIPE Investors, and, as of the date hereof, Acquiror does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Acquiror, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy in all respects on a timely basis any condition to closing or material term to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

(b) No fees, consideration or other discounts are payable or have been agreed by Acquiror or any of its Subsidiaries (including, from and after the Closing, the Surviving Entity and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Subscription Agreements.

Section 6.14 Related Party Transactions. Except as described in the SEC Reports or in connection with the PIPE Investment, there are no transactions, Contracts, side letters, arrangements or understandings between any Acquiror Party, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of such Acquiror Party.

Section 6.15 Investment Company Act. Neither the Acquiror nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.16 Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) of the Securities Act and/or filed pursuant to Section 14A of the Exchange Act, the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing in accordance with Rule 424(b) of the Securities Act and/or pursuant to Section 14A of the Exchange Act, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Acquiror Shareholders and certain of the Company’s stockholders, as applicable, and at the time of the Special Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, together with any amendments or supplements thereto, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary herein, Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement,

Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

ARTICLE VII

COVENANTS OF THE COMPANY

Section 7.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as required by this Agreement, required by applicable Law, set forth on Section 7.01 of the Company Disclosure Letter or consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (i) operate its business in the ordinary course of business (provided that any action taken, or omitted to be taken that relates to, or arises out of, COVID-19 or COVID-19 Measures shall be deemed to be in the ordinary course) and (ii) use its commercially reasonable efforts to (a) continue to accrue and collect accounts receivable, accrue and pay accounts payable and other expenses and establish reserves for uncollectible accounts in accordance with past custom and practice, and (b) generally seek to enhance or maintain consistent with the Company’s past practice assets, properties, goodwill and relationships of carriers, suppliers, vendors and customers, in each case, having business relationships with the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, except as required by Law, as required by this Agreement, as set forth on Section 7.01 of the Company Disclosure Letter or as consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except, in the case of clause (a) and (b) below, as to which Acquiror’s consent may be granted or withheld in its sole discretion), the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend the Governing Documents of the Company or any of its Subsidiaries;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiaries of the Company;

(c) (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares of capital stock or any other equity or voting securities of the Company or any of its Subsidiaries or (ii) issue, grant or agree to provide any options, warrants or other rights to purchase or obtain any shares of capital stock or any other equity or equity-based or voting securities of the Company;

(d) sell, assign, transfer, convey, lease, license, abandon, subject to or grant any Lien (other than any Liens granted by the Company or any of its Subsidiaries pursuant to the Company Credit Agreement) on, or otherwise dispose of, any assets or properties (in each case, with a fair market value in excess of $500,000) of the Company and its Subsidiaries, taken as a whole, other than (i) the sale of goods and services to customers, (ii) the sale or other disposition of assets or equipment deemed by the Company in its good faith reasonable business judgment to be obsolete or no longer be material to the business of the Company and its Subsidiaries taken as a whole, in each such case, in the ordinary course of business, or (iii) non-exclusive licensing of Intellectual Property in the ordinary course of business;

(e) (i) cancel or compromise any claim or Indebtedness owed to the Company or any of its Subsidiaries or (ii) settle any pending or threatened Action (A) if such settlement would require payment by the Company and/or its Subsidiaries in an amount greater than $2,000,000, (B) to the extent such settlement includes an agreement by the Company and/or its Subsidiaries to accept or concede injunctive relief or (C) to the extent such settlement is materially adverse to the Company or its Subsidiaries or involves an Action brought by a Governmental Authority or alleged criminal wrongdoing;

(f) except as required by applicable Law or the terms of any existing Company Benefit Plans as in effect on the date hereof and set forth on Section 5.13(a) of the Company Disclosure Letter or pursuant to the terms of this Agreement, (i) increase the annual base compensation or benefits of employees of the Company or its Subsidiaries, except for salary increases that do not exceed, in the aggregate, 5% of the aggregate salary paid by the Company and its Subsidiaries in calendar year 2020 (and that would not, in the case of an employee with a current annual base salary in excess of $250,000, exceed 20% of such employee’s current annual base salary), (ii) make any material grant of or promise any severance, retention, incentive or termination payment to any Person, or any material increase in any of the foregoing, except severance or termination payments in connection with the termination of any employee in the ordinary course of business and consistent with past practice, (iii) make any change in the key management structure of the Company or any of its Subsidiaries, including the hiring of additional officers or the termination (other than for “cause”) of existing officers, or (iv) hire any employee of the Company or its Subsidiaries other than any employee with an annual base salary of less than $300,000;

(g) directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof;

(h) make any loans or advance any money or other property to any employees or officers of the Company or any of its Subsidiaries, except for advances in the ordinary course of business to employees or officers of the Company or any of its Subsidiaries for expenses not to exceed $10,000 individually or $200,000 in the aggregate;

(i) implement any employee layoffs, plant closing, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would implicate the WARN Act or any similar local law(s) relating to layoffs or reductions in force;

(j) redeem, purchase or otherwise acquire, any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries;

(k) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares of capital stock or other equity interests or securities of the Company;

(l) make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by applicable Law, GAAP, SEC guidelines or regulatory guidelines;

(m) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;

(n) make (in a manner inconsistent with past practice), change or revoke any material Tax election adopt or change (or request any Governmental Authority to change) any material accounting method or accounting period with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability or claim for a refund of a material amount of Taxes, enter into any closing agreement or other binding written agreement with respect to any Tax with a Governmental Authority, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than pursuant to an extension of time to file any Tax Return obtained in the ordinary course of business), file any Tax Return in a manner inconsistent in any material respect with past practice, or enter into any Tax sharing or Tax indemnification agreement or similar agreement (excluding, for the avoidance of doubt, commercial Contracts not primarily relating to Taxes);

(o) issue any debt securities, incur Indebtedness in excess of $1,000,000 or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness (other than Indebtedness under the Company’s and its Subsidiaries’ current debt documents (including any borrowings its revolving credit facility up to the limits of this facility) or capital leases entered into in the ordinary course of business, in each case, which shall not, for the avoidance of doubt, be restricted in any manner);

(p) terminate without replacement any material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses;

(q) enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business or enter into a new line of business other than in the ordinary course of business consistent with past practice;

(r) enter into, assume, materially amend, or terminate any collective bargaining or similar labor contract, other than in the ordinary course of business or as required by applicable Law;

(s) enter into, modify or supplement in any material adverse respect, waive any material rights under or terminate any Contract that is (or would be if entered into prior to the date of this Agreement) a Material Contract, other than in the ordinary course of business or as required by Law;

(t) acquire any ownership interest in any real property; or

(u) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.01.

Section 7.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of the Company is subject to, or would result in the loss of attorney-client privilege or other privilege from, disclosure, during the Interim Period the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during normal business hours and with reasonable advance notice, in such manner as to not unreasonably interfere with the normal operation of the Company and its Subsidiaries and so long as permissible under applicable Law, to their respective properties, assets, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries; and shall use its and their commercially reasonable efforts to furnish such Representatives with financial and operating data and other information concerning the business and affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as Acquiror and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that Acquiror shall not be permitted to perform any environmental sampling or testing at any Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions; provided further, however, that remote access may be provided by the Company and its Subsidiaries in lieu of physical access in response to COVID-19 to the extent reasonably necessary. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request, and the provision of access or information, in each case pursuant to this Section 7.02 shall be made in a time and manner so as not to materially delay the Closing. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 7.03 No Claim Against the Trust Account. The Company acknowledges that it has read the Final Prospectus and other SEC Reports, the Articles of Association, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by October 26, 2022 or such later date as approved by the stockholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its controlled Affiliates) hereby irrevocably waives any past, present or future right, title, interest or claim of any kind against, and any right to access, the Trust Account or any distributions therefrom or to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror and its Affiliates to induce the Company to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. Notwithstanding the foregoing, this Section 7.03 shall not serve to limit or prohibit the Company’s or its controlled Affiliates’ rights to pursue a claim against Acquiror or any of its Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or pursuant to Section 12.12 for specific performance or other injunctive relief. This Section 7.03 shall survive the termination of this Agreement for any reason.

Section 7.04 Code Section 280G. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) of the Company has the right to receive or retain any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, the Company will: (a) solicit and use its commercially reasonable best efforts to obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) no later than ten days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a), submit to a vote of the stockholders of the Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to, and in no event later than five days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Acquiror for its review and comment. No later than two days prior to soliciting the waivers, the Company shall provide Acquiror with the calculations and related documentation to determine whether and to what extent the vote described in this Section 7.04 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. Prior to the Closing Date, the Company shall deliver to Acquiror evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing and whether the requisite number of votes of the stockholders of the Company was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained. Notwithstanding the foregoing, to the extent that any contract, agreement, term sheet, plan or other arrangement (whether written or unwritten) is entered into by Acquiror, the Surviving Corporation, the Surviving Entity or any of their respective Affiliates and a “disqualified individual” in connection with the transactions contemplated by this Agreement prior to the Closing Date (the “Acquiror Arrangements”), Acquiror shall provide a copy of such contract, agreement, plan or summary of such other arrangement to the Company at least ten days prior to the Closing Date and shall cooperate with the Company or its counsel in good faith in order to calculate or determine the value (for purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid, granted or provided in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” under Section 280G of the Code; provided, however, that the Company’s failure to include the Acquiror Arrangements as Waived 280G Benefits shall not result in a breach of the covenants set forth in this Section 7.04 if Acquiror fails to provide a copy of such contract, agreement, plan or summary of such other arrangement to the Company at least ten days before the Closing Date and/or fails to cooperate with the Company or its counsel in good faith in order to calculate or determine the value as required pursuant to this Section 7.04. In no event shall the Company be deemed in breach of this Section 7.04 if any

“disqualified individual” refuses to execute a waiver that has been timely solicited by the Company or the stockholder vote is not obtained due to the Company’s stockholder not approving such Waived 280G Benefits. With respect to each time period set forth in this Section 7.04, such period may be shorter as agreed by the Parties, with such agreement not to be unreasonably withheld.

Section 7.05 FIRPTA. At the Closing, the Company shall deliver to Pubco (i) a certificate conforming to the requirements of Section 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the Treasury Regulations, and (ii) evidence in reasonably satisfactory form and substance that the Company has delivered to the IRS the notification required under Section 1.897-2(h)(2) of the Treasury Regulations (the certificate and evidence described in clauses (i) and (ii) collectively, the “FIRPTA Documentation”). The sole remedy with regard to any failure by the Company to deliver the FIRPTA Documentation at the Closing shall be to withhold in accordance with Section 1445 of the Code if required by Law; provided that, notwithstanding anything to the contrary in this Agreement (including, for the avoidance of doubt, Section 3.03(c)), if the Company fails to deliver the FIRPTA Documentation at the Closing, the Exchange Agent shall be authorized to delay payment of the Total Pre-Closing Holder Consideration to Pre-Closing Holders (if and to the extent required, and other than with respect to any Pre-Closing Holders that have delivered a properly completed and duly executed IRS Form W-9 certifying as to non-foreign status) until such time as the Exchange Agent has established procedures to withhold and make payments in accordance with Section 1445 of the Code. The Company will use reasonable best efforts to notify Pubco in writing no later than five (5) days prior to the Closing Date if it expects that it will not deliver the FIRPTA Documentation at the Closing.

Section 7.06 Company Stockholder Approval. The Company shall obtain and deliver to Acquiror, the Company Stockholder Approval, (A) in the form of a written consent executed by each of the Requisite Company Stockholders (pursuant to the Company Holders Support Agreement), as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders and the Company, and in any event within forty-eight (48) hours after the Registration Statement is declared effective and delivered or otherwise made available to stockholders and the Company, and (B) in accordance with the terms and subject to the conditions of the Company’s Governing Documents. As promptly as practicable following the receipt of the Company Stockholder Approvals, the Company shall prepare and deliver to each holder of Company Stock who has not executed and delivered the written consent referenced above an information statement, in form and substance required under the DGCL and will provide Acquiror with a reasonable opportunity to review and comment on the information statement, which shall include (i) copies of this Agreement and the Registration Statement, (ii) a description of any dissenters’ rights of the holders of Company Stock available under Section 262 of the DGCL and any other disclosure with respect to dissenters’ rights required by applicable Law and (iii) in accordance with the requirements of Section 228(e) of the DGCL, notice to any holder of Company Stock who has not executed and delivered the written consent referenced above notice of the corporate action by those holders of Company Stock who did execute the written consent.

Section 7.07 Affiliate Agreements. Prior to the Closing, the Company shall (and shall cause its Subsidiaries to) (i) terminate, or cause to be terminated, without liability to Acquiror, the Company or any of the Company’s Subsidiaries, all Affiliate Agreements entered into solely between the Company or any of the Company’s Subsidiaries, on the one hand, and Abry Partner II, LLC or any of its Affiliates, on the other hand and (ii) use commercially reasonable efforts to terminate, or cause to be terminated, without liability to Acquiror, the Company or any of the Company’s Subsidiaries, all other Affiliate Agreements, in each case, with evidence reasonably satisfactory to Acquiror that such Affiliate Agreements have been terminated effective prior to the Closing, except, in each case, for the Affiliate Agreements set forth on Section 7.07 of the Company Disclosure Letter.

Section 7.08 Financing Cooperation. Prior to the Closing, the Parties shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to cause its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing (or refinancing or any amendment or waiver in respect of the Company Credit Agreement) arrangement the Parties may seek in connection with the Transactions (it being understood and agreed that the decision to seek any such financing (or refinancing, amendment or waiver) and the terms of any such financing (or refinancing or any amendment or waiver in respect of the Company Credit Agreement) shall be subject to the Parties’ mutual agreement), including (i) by providing such information and assistance as the other Party may reasonably request (including the Company providing such financial statements and other financial data relating to the Company and its Subsidiaries), (ii) granting such access to the Parties and their respective representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing or refinancing efforts or amendment or restatement in respect of the Company Credit Agreement (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Parties or their auditors and shall be subject to any limitations under applicable Law and to any applicable COVID-19 Measures.

Section 7.09 R&W Insurance. During the Interim Period, Acquiror may (but shall not be required to) obtain a buyer-side representations and warranties insurance policy with respect to the representations and warranties of the Company, in the name of and for the benefit of Pubco (the “R&W Policy”), which the Acquiror shall give the Company and its Representatives a reasonable opportunity to review and must be reasonably satisfactory to the Company. The Company will use commercially reasonable efforts to provide to Acquiror, during the Interim Period, reasonable assistance as is reasonably required so as to permit the binding and issuance of the R&W Policy at or prior to the Closing, including the execution and delivery of such no-claims declarations as is reasonably necessary (with such exceptions as deemed necessary by the Company) in connection with the issuance of the R&W Policy; provided that any such no-claims declaration given by an officer of the Company shall only be required to be given in such individuals’ capacity as an officer of the Company, and not in any individual capacity; provided further that the failure to deliver any no-claims declaration or breach of the covenants set forth in this Section 7.09, shall not constitute a failure of the condition set forth in Section 10.02(b) to be satisfied. If obtained by Acquiror, the R&W Policy shall provide that (i) the insurer or a Person claiming through the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against the Company (including any successor entities) or any of its (including any successor entities) Affiliates (including any Pre-Closing Holder) with respect to any claim made by any insured thereunder (except against such Person to the extent a claim is paid by the insurer under the R&W Policy as a direct result of such Person’s Fraud); (ii) the Company (including any successor entities) is a third-party beneficiary of such waiver with the express right to enforce such waiver; and (iii) no Person shall amend the R&W Policy in a manner adverse to the Company (including any successor entities) or any of its Affiliates (including any Pre-Closing Holder) (including, for the avoidance of doubt, to provide that the insurer or any other Person may bring a claim against the Company (including any successor entity) or its Affiliates (including any Pre-Closing Holder) by way of subrogation (except as a direct result of such Person’s Fraud)), without the Company’s prior written consent. All reasonable and documented out-of-pocket costs and expenses incurred by Acquiror and the Company in obtaining the R&W Policy, including all premiums, brokers fees, and related costs, shall be treated as Acquiror Transaction Expenses.

Section 7.10 Investor Rights Agreement. The Company shall deliver to Acquiror a copy of the Investor Rights Agreement, duly executed by each Pre-Closing Holder listed on Section 1.01(b) of the Company Disclosure Letter receiving Pubco Common Stock at Closing.

Section 7.11 2020 Audited Financial Statements. Within fifteen (15) Business Days following the date hereof, the Company shall deliver to Acquiror true, correct, accurate and complete copies of the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020 and as of December 31, 2019, and the related audited consolidated statements of operations, comprehensive income (loss), temporary equity and stockholders’ equity, and cash flows for the years then ended, audited in accordance with the standards of the Public Company Accounting Oversight Board, together with the signed auditor’s report thereon (the “2020 Audited Financial Statements”), which shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to registrants, in effect as of the date thereof. The Company shall promptly make available to Acquiror any underlying documentation and workpapers supporting the 2020 Audited Financial Statements, in each case, to the extent reasonably requested by Acquiror, and use commercially reasonable efforts to make the Company’s auditor available to Acquiror to assist in Acquiror’s review of the 2020 Audited Financial Statements. Upon delivery of the 2020 Audited Financial Statements to Acquiror, all references in Section 5.08 (Financial Statements) to the Unaudited Financial Statements shall be deemed to refer to the 2020 Audited Financial Statements.

ARTICLE VIII

COVENANTS OF ACQUIROR

Section 8.01 Indemnification and Insurance.

(a) From and after the Closing Date, Pubco agrees that it shall indemnify and hold harmless each present and former director, manager and officer of the Company and Acquiror and each of their respective Subsidiaries against any costs or expenses (including reasonable and documented out-of-pocket attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring on or prior to the Closing Date, whether asserted or claimed prior to, on or after the Closing Date, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective Governing Documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Pubco shall cause the Surviving Entity and each of its Subsidiaries to, (i) maintain for a period of not less than six years from the Closing Date provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such Governing Documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) Each of Acquiror, on the one hand, and the Company, on the other hand shall purchase, at or prior to the Closing, and, in each case, Pubco shall use commercially reasonable efforts to, or shall cause one or more of its Subsidiaries to use commercially reasonable efforts to, maintain in effect for a period of six years from the Closing Date, directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or any of their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror, the Company or their respective agents or Representatives, as applicable) on terms not materially less favorable in the aggregate than the terms of such current insurance coverage; provided, however, that (i) each of Acquiror and the Company to the extent unable to otherwise maintain such insurance using commercially reasonable efforts may (as applicable) cause coverage to be extended under their respective current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable in the aggregate than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Closing Date (the policy purchased in respect of the Company, the “Company Tail”, the policy purchased in respect of the Acquiror, the “Acquiror Tail” and each, a “D&O Tail”) and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.01 shall be continued in respect of such claim until the final disposition thereof. Notwithstanding the foregoing, in no event shall Pubco be required to expend an annual premium for either such D&O Tail in excess of 300% of the last annual payment made (as applicable) by Acquiror or the Company or any of their respective Affiliates for such directors’ and officers’ liability insurance policies currently in effect as of the date hereof; provided that, in such event, Pubco shall purchase the maximum coverage available for 300% of the most recent annual premium paid (as applicable) by Acquiror and the Company and/or their respective Subsidiaries prior to the date of this Agreement.

(c) Acquiror and the Company hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the indemnified Persons under this Section 8.01 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current stockholders, members, or other Affiliates of such stockholders or members (“Indemnitee Affiliates”) separate from the indemnification obligations of the Acquiror, the Company and their respective Subsidiaries hereunder. The Parties hereby agree (i) that the Acquiror, the Company and their respective Subsidiaries are the indemnitors of first resort (i.e., its obligations to the indemnified Persons under this Section 8.01 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnified Persons under this Section 8.01 are secondary), (ii) that the Acquiror, the Company and their respective Subsidiaries shall be required to advance the full amount of expenses incurred by the indemnified Persons under this Section 8.01 and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by the Acquiror’s, the Company’s and their respective Subsidiaries’ Governing Documents or any director or officer indemnification agreements, without regard to any rights the indemnified Persons under this Section 8.01 may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof (and the Indemnitee Affiliates shall be subrogated to the Acquiror, the Company and their respective Subsidiaries for any claim paid by such Indemnitee Affiliate pursuant to this Section 8.01 paid by first resort to the Company, Acquiror or their respective Subsidiaries).

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.01 shall survive the consummation of the Pubco Merger and each of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror, Pubco, the Surviving Corporation and the Surviving Entity and all successors and assigns of Acquiror, Pubco, the Surviving Corporation and the Surviving Entity. In the event that Acquiror, Pubco, the Surviving Corporation or the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror, Pubco the Surviving Corporation or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 8.01.

Section 8.02 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, except as set forth on Section 8.02 of the Acquiror Disclosure Letter, as required by this Agreement, as required by applicable Law or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except, in the case of clauses (i), (ii) and (iv) below, as to which the Company’s consent may be granted or withheld in its sole discretion), Acquiror and each other Acquiror Party shall not, and shall cause each of their respective Subsidiaries not to:

(i) change, modify, supplement, restate or amend the Trust Agreement, the Articles of Association or any of the other Governing Documents of the Acquiror, Pubco, Corp Merger Sub or LLC Merger Sub;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Acquiror; (B) split, combine or reclassify any capital stock of, or other equity interests in, Acquiror; or (C) other than in connection with the Acquiror Shareholder Redemption, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;

(iii) make (in a manner inconsistent with past practice), change or revoke any material Tax election, adopt or change (or request any Governmental Authority to change) any material accounting method or accounting period with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability or claim for a refund of a material amount of Taxes, enter into any closing agreement or other binding written agreement with respect to any Tax with a Governmental Authority, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than pursuant to an extension of time to file any Tax Return obtained in the ordinary course of business), file any Tax Return in a manner inconsistent in any material respect with past practice, or enter into any Tax sharing or Tax indemnification agreement or similar agreement (excluding, for the avoidance of doubt, commercial Contracts not primarily relating to Taxes);

(iv) enter into, renew, modify, supplement or amend any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, the Sponsor, and, where applicable, (x) anyone related by blood, marriage or adoption to the Sponsor or (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater); provided that Acquiror and its Subsidiaries shall be permitted to enter into statements of work under Contracts existing on the date hereof between Acquiror and any of its Affiliates and disclosed in the SEC Reports;

(v) waive, release, compromise, settle or satisfy any pending or threatened Action or compromise or settle any liability that would involve (x) payment of $1,000,000 individually or in the aggregate, (y) an agreement to accept or concede injunctive relief or (z) an Action brought by a Governmental Authority or alleged criminal wrongdoing;

(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(vii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, Acquiror, any other Acquiror Party or any of their respective Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (x) issuance of Acquiror Class A Shares in connection with the exercise of any Acquiror Warrants outstanding on the date hereof, or (y) issuance of Acquiror Class A Shares at not less than $10 per share on the terms set forth in the Subscription Agreements, or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(viii) make any capital contributions in any Person other than Acquiror or any of its Subsidiaries;

(ix) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution; or

(x) enter into any agreement, or otherwise become obligated, to take any action prohibited under this Section 8.02.

(b) During the Interim Period, each Acquiror Party shall, and shall cause their respective Subsidiaries to comply with, and continue performing under, as applicable, the Articles of Association, the Trust Agreement, the Transaction Agreements, their respective Governing Documents and all other agreements or Contracts to which any Acquiror Party or their respective Subsidiaries may be a party.

Section 8.03 PIPE Investment.

(a) Unless otherwise approved in writing by the Company, no Acquiror Party shall permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision under any of the Subscription Agreements in a manner adverse to the Company and/or its Subsidiaries. Acquiror shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and to: (i) satisfy in all respects on a timely basis all conditions and covenants applicable to Acquiror in the Subscription Agreements and otherwise comply with its obligations thereunder, (ii) in the event that all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements in accordance with the terms thereof; (iii) confer with the Company regarding timing of the Expected Closing Date (as defined in the Subscription Agreements); and (iv) deliver notices to counterparties to the Subscription Agreements sufficiently in advance of the Closing to cause them to fund their obligations immediately prior to the First Merger. Without limiting the generality of the foregoing, Acquiror shall give the Company, prompt written notice: (A) of any amendment to any Subscription Agreement; (B) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any material breach or default) by any party to any Subscription Agreement known to any Acquiror Party; (C) of the receipt of any material notice or other communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement in any material respects; and (D) if Acquiror does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors as contemplated by the Subscription Agreements.

(b) If all or any portion of the PIPE Investment becomes unavailable, (i) Acquiror shall use its commercially reasonable efforts to obtain promptly the PIPE Investment or such portions thereof from alternative sources in an amount, when added to any portion of the PIPE Investment that is available, equal the PIPE Investment Amount (any alternative source(s) of financing, “Alternative PIPE Financing”) and (ii) in the event that Acquiror is able to obtain any Alternative PIPE Financing, Acquiror shall use its commercially reasonable efforts to enter into a subscription agreement (each, an “Alternative Subscription Agreement”) that provides for the subscription and purchase of Pubco Common Stock containing terms and conditions no less favorable from the standpoint of the Company, Acquiror and the Affiliates of Acquiror party thereto than those in the Subscription Agreements entered into as of the date hereof (as determined in the reasonable good faith judgment of the Acquiror). In such event, the term “PIPE Investment” as used in this Agreement shall be deemed to include any Alternative PIPE Financing, the term “Subscription Agreements” as used in this Agreement shall be deemed to include any Alternative Subscription Agreement and the term “PIPE Investor” as used in this Agreement shall be deemed to include any Person that is subscribing for Pubco Common Stock under any Alternative Subscription Agreement.

Section 8.04 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to any Acquiror Party or their respective Subsidiaries by third parties that may be in an Acquiror Party’s or its Subsidiaries’ possession from time to time, and except for any information which on the advice of legal counsel of Acquiror is subject to, or would result in the loss of, attorney-client privilege or other privilege from disclosure, each Acquiror Party shall, and shall cause their respective Subsidiaries to, afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to their respective properties and assets, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Acquiror Parties and their respective Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the business and affairs of the Acquiror Parties and their respective Subsidiaries that are in the possession of any of the Acquiror Parties or their respective Subsidiaries, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that remote access may be provided by Acquiror lieu of physical access in response to COVID-19 to the extent reasonably necessary. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request, and the provision of access or information, in each case pursuant to this Section 8.04, shall be made in a time and manner so as not to materially delay the Closing. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Second Effective Time.

Section 8.05 Acquiror NYSE Listing. From the date hereof through the Closing, Acquiror shall use commercially reasonable efforts to ensure Acquiror remains listed as a public company on, and for shares of Pubco Common Stock and Acquiror Warrants (but, in the case of Acquiror Warrants, only to the extent issued as of the date hereof) to be listed on, the NYSE.

Section 8.06 Acquiror Public Filings. From the date hereof through the Closing, Acquiror shall keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 8.07 Section 16 Matters. Prior to the First Effective Time, Acquiror shall take all reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Acquiror Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 8.08 Pubco Board of Directors, Committees and Officers.

(a) Within sixty (60) days following the date hereof, each of Acquiror and the Company shall deliver a written notice to the other Party listing the names of the individuals such Party wishes to designate as directors to the board of directors of Pubco in accordance with the criteria set forth on Section 8.08(a) of the Company Disclosure Letter. Each of Acquiror and the Company may (in its sole discretion) replace their respective director designees set forth on Section 8.08(a) of the Company Disclosure Letter with any other individual prior to the filing of the Registration Statement with the SEC by amending such Section 8.08(a) of the Company Disclosure Letter to include such replacement individual. The individuals designated by Acquiror and the Company pursuant to this Section 8.08(a) shall constitute the board of directors of Pubco as of the First Effective Time.

(b) Acquiror and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either Acquiror or the Company) on the directors to be appointed to the audit, compensation and nominating committees prior to the filing of the Registration Statement with the SEC.

(c) The sole officers of Pubco effective at the Closing shall be the officers of the Company as of immediately prior to the First Effective Time, with each such individual holding the title he or she held with the Company as of immediately prior to the First Effective Time. Acquiror and the Company may mutually agree by written agreement (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Acquiror) to replace any such individual with any other individual prior to the filing of the Registration Statement with the SEC.

Section 8.09 Incentive Equity Plan. Prior to the Closing Date, Acquiror shall approve, subject to approval of the Acquiror Shareholders, an omnibus management incentive equity plan in a form and substance mutually agreeable to the Company and Acquiror providing for a share reserve pool equal to 10% of the number of shares of Pubco Common Stock outstanding as of the Closing (such plan, the “Incentive Equity Plan”).

Section 8.10 Compensation Matters. Following the date of this Agreement and prior to the Closing Date, the Acquiror will utilize the services of an independent compensation consultant to review and make recommendations with respect to post-Closing compensation arrangements for the Company’s senior executives, including terms and conditions relating to initial awards under the Incentive Equity Plan and customary employment agreements for key employees, subject to approval by the new board of directors.

Section 8.11 Qualification as an Emerging Growth Company. Acquiror shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Section 8.12 Investor Rights Agreement. Acquiror shall deliver to the Company a copy of the Investor Rights Agreement, duly executed by Sponsor and Pubco.

ARTICLE IX

JOINT COVENANTS

Section 9.01 Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 9.08, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.01, each of the Acquiror Parties and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of the Acquiror Parties, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions (which shall include, for the avoidance of doubt, any consents and approvals of third parties set forth on Section 5.04(c) of the Company Disclosure Letter that the Company and the Acquiror mutually agree are to be obtained prior to Closing (but shall not include any other consents or approvals set forth on Section 5.04(c) of the Company Disclosure Letter)); and (c) take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Pubco, Corp Merger Sub, LLC Merger Sub, the Company or any of its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party or otherwise required in connection with the consummation of the Transactions.

Section 9.02 Proxy Statement/Registration Statement; Acquiror Special Meeting.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable following the execution and delivery of this Agreement (and the Parties shall use commercially reasonable efforts to do so within twenty-eight (28) calendar days), (x) Acquiror and the Company shall, in accordance with this Section 9.02(a), jointly prepare and Acquiror shall file, or cause to be filed, with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Shareholders relating to the Special Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing and/or directing its Subsidiaries and Representatives to reasonably cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Pubco Common Stock that constitute the Closing Share Consideration and (B) the shares of Pubco Common Stock that are issuable upon exercise of the Pubco Warrants (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable efforts to cause the Proxy Statement/Registration

Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Acquiror also agrees to use its reasonable efforts to obtain all necessary state Securities Law or “Blue Sky” Permits required to carry out the Transactions, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably necessary or advisable or as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE or Nasdaq, as applicable) in connection with the Transactions (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Pubco Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the First Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.

(v) Acquiror Special Meeting. Acquiror shall, prior to or as promptly as practicable after the Registration Statement is declared effective under the Securities Act, establish a record date (which date shall be mutually agreed with the Company, acting reasonably) for, give notice of and duly call an extraordinary general meeting of the Acquiror Shareholders (the “Special Meeting”), which meeting shall be held not more than thirty (30) days after the date on which the Registration Statement is declared effective, for the purpose of, among other things: (A) providing Acquiror Shareholders with the opportunity to redeem shares of Acquiror Class A Shares by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Special Meeting (the “Acquiror Shareholder Redemption”); and (B) soliciting proxies from holders of Acquiror Shares to vote at the Special Meeting, as adjourned or postponed, in favor of: (1) the adoption of this Agreement, the authorization of the Plan of Merger and approval of the Transactions (including the Pubco Merger and the Mergers); (2) the issuance of shares of Pubco Common Stock in connection with the Pubco Merger and the First Merger (including as may be required under NYSE); (3) the amendment and restatement of the certificate of incorporation of Pubco in the form of the Pubco Charter attached as Exhibit C hereto; (4) the appointment of the individuals to Pubco’s board of directors in accordance with Section 8.08, and the designation of the classes of such appointees to the Acquiror’s board of directors; (5) the approval of the adoption of the Incentive Equity Plan; (6) any other proposals as either the SEC or NYSE (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement or in correspondence related thereto, or any other proposals the Parties agree are necessary or desirable to consummate the Transactions; (7) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transactions; and (8) the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies in the event that the board of directors of Acquiror determines that there are not sufficient votes to approve and adopt any of the foregoing (collectively, the “Acquiror Shareholder Matters”). Acquiror shall include the Acquiror Board Recommendation in the Proxy Statement. The board of directors of Acquiror shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation for any reason, except in accordance with Section 9.02(a)(vi).

(vi) Notwithstanding anything in this Agreement to the contrary, at any time prior to the obtaining the Acquiror Shareholder Approval, the board of directors of Acquiror may change, withdraw, withhold, qualify or modify its recommendation (a “Change in Recommendation”) if such Change in Recommendation is required by applicable Cayman law, including Cayman law regarding fiduciary duties. Acquiror agrees that to the fullest extent permitted by applicable Law, its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the Acquiror Shareholder Matters shall not be affected by any Change in Recommendation or other intervening event or circumstance, and Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its shareholders the Acquiror Shareholder Matters, in each case, in accordance with this Agreement, regardless of any Change in Recommendation or other intervening event or circumstance.

(vii) Notwithstanding anything to the contrary contained in this Agreement, Acquiror shall be entitled to (and, in the case of the following clauses (ii) and (iii), at the request of the Company, shall) postpone or adjourn the Special Meeting for a period of no longer than fifteen (15) days: (i) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Acquiror has determined in good faith is required by applicable Law is disclosed to Acquiror Shareholders and for such supplement or amendment to be promptly disseminated to Acquiror Shareholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Acquiror Class A Shares represented

(either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) in order to solicit additional proxies from shareholders for purposes of obtaining approval of the Acquiror Shareholder Matters; or (iv) for purposes of satisfying the condition set forth in Section 10.01(f) hereof; provided that, notwithstanding any longer adjournment or postponement period specified at the beginning of this sentence, in the event of any such postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 9.03 Exclusivity.

(a) During the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond to, or provide information to, any Person (other than Acquiror and/or any of its Affiliates or Representatives) concerning any merger, recapitalization or similar business combination transaction, or any sale of substantial assets involving the Company or its Subsidiaries, other than immaterial assets or assets sold in the ordinary course of business (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”) or (ii) commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction; provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.03(a). The Company shall, and shall direct its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, each Acquiror Party shall not take, nor shall it permit any of its Affiliates or any of its or their respective Representatives to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond to, provide information to or commence due diligence with respect to, any Person (other than the Company, its equityholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) or (ii) approve, endorse or recommend, or make any public statement approving, endorsing or recommending, any Business Combination Proposal, in the case of each of clauses (i) and (ii), other than a Business Combination Proposal with the Company, its equityholders and/or their respective Affiliates and Representatives; provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.03(b). Each Acquiror Party shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal, other than with the Company, its equityholders or their respective controlled Affiliates.

Section 9.04 Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, Pubco shall pay all transfer, documentary, sales, use, stamp, registration, value-added or other similar Taxes incurred in connection with the Transactions (collectively “Transfer Taxes”). Pubco shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the Company will join in the execution of any such Tax Returns.

(b) For U.S. federal income tax purposes (and for purposes of any applicable state or local Income Tax that follows the U.S. federal income tax treatment of the Pubco Merger), each of the Parties intends that the Pubco

Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder to which Acquiror and Pubco are parties under Section 368(b) of the Code (the “Domestication Intended Income Tax Treatment”). For U.S. federal income tax purposes (and for purposes of any applicable state or local Income Tax that follows the U.S. federal income tax treatment of the Mergers), each of the Parties intends that the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which each of Pubco and the Company are parties under Section 368(b) of the Code (collectively, the “Acquisition Intended Income Tax Treatment”). The Parties will prepare and file all Tax Returns consistent with the Domestication Intended Income Tax Treatment and the Acquisition Intended Income Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a change in applicable Law after the date hereof or a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Domestication Intended Income Tax Treatment or the Acquisition Intended Income Tax Treatment by any Governmental Authority.

(c) No Party shall take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent (i) the Pubco Merger from so qualifying for the Domestication Intended Income Tax Treatment or (ii) the First Merger and Second Merger from so qualifying for the Acquisition Intended Income Tax Treatment.

(d) Acquiror, Pubco and LLC Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) with respect to the Pubco Merger.

(e) The Company, Pubco, Corp Merger Sub and LLC Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) with respect to the Mergers.

(f) Any and all Tax allocation or Tax sharing agreements between the Company or any of its Subsidiaries, on the one hand, and any Pre-Closing Holder or any of its Affiliates (other than the Company and its Subsidiaries), on the other hand, shall be terminated as of the Closing Date and, from and after the Closing Date, neither the Company nor any of its Subsidiaries shall be obligated to make any payment pursuant to any such agreement for any past or future period.

Section 9.05 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference and which shall, notwithstanding anything therein to the contrary, terminate at the Closing and no longer remain in force or effect. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated hereby and thereby. The Company acknowledges that, in connection with the PIPE Investment, Acquiror shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors, which information may include “Confidential Information” (as defined in the Confidentiality Agreement); provided that Acquiror provides the Company with a reasonable opportunity to review and provide comments to such presentation and the Company consents to the contents thereof.

(b) The Company and the Acquiror shall reasonably cooperate to create and implement a communications plan regarding the Transactions promptly following the date hereof. Notwithstanding the foregoing, none of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to obtain such consent with respect to such announcement or communication with the other Party, prior to announcement or issuance; and (ii) subject to this Section 9.05, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential, without the consent of any other Party; and provided further that subject to Section 7.02 and this Section 9.05, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided further that, notwithstanding anything to the contrary in this Section 9.05(b), nothing herein shall modify or affect Acquiror’s obligations pursuant to Section 9.02.

(c) The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form mutually agreed by the Company and Acquiror prior to the execution of this Agreement, and such initial press release shall be released as promptly as practicable after the execution of this Agreement.

Section 9.06 Cooperation; Further Assurances.

(a) Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

(b) (i) The Company and Acquiror shall use their commercially reasonable efforts to cooperate promptly after signing to design and implement compliance policies and procedures appropriate for an exchange listed company, and (ii) the Company shall use commercially reasonable efforts to comply with applicable Compliance Laws in a manner consistent with past practice.

Section 9.07 Employee Matters.

(a) Acquiror shall, or shall cause an Affiliate of Acquiror to, for the period lasting until twelve (12) months after the Closing Date (or, if earlier, until the date of the applicable employee’s termination of employment with Acquiror or its Affiliates), provide to each employee employed by the Company or any of its Subsidiaries immediately prior to the Closing who continues as an employee immediately following the Closing (each a “Continuing Employee”) (a) a base salary or hourly wage rate and annual cash bonus opportunity that are no less favorable than the base salary or wage rate and annual cash bonus opportunity provided by the Company or any of its Subsidiaries to such Continuing Employee immediately prior to the Closing Date, and (b) other employee benefits (excluding equity, retention, defined benefit pension and retiree medical benefits, except as required by applicable Law) that are substantially comparable in the aggregate to those provided by the Company or any of its Subsidiaries to such Continuing Employee immediately prior to the Closing Date.

(b) Effective as of the Closing and thereafter, Acquiror and its Affiliates shall recognize, or shall cause the Company and its Subsidiaries to recognize, each Continuing Employee’s employment or service with the Company or any of its Subsidiaries (including any current or former Affiliate thereof or any predecessor of the Company or any of its Subsidiaries) prior to the Closing for all purposes, including for purposes of determining, as applicable, eligibility for participation, vesting and entitlement of the Continuing Employee under all employee benefit plans maintained by the Company, any of its Subsidiaries, Acquiror or an Affiliate of Acquiror, including vacation plans or arrangements, 401(k) or other retirement plans and any severance or welfare plans (excluding benefit accruals under a defined benefit pension plan); provided, that no such credit will result in any duplication of benefits. With respect to any welfare benefit plan in which Continuing Employees participate in the plan year in which the Closing occurs, Acquiror shall cause each Continuing Employee (and any eligible dependent) to be able to participate without regard to preexisting condition limitations, waiting periods, evidence of insurability or other exclusions and shall credit the Continuing Employees with any expenses covered by a comparable plan prior to Closing for purposes of determining deductibles, co-pays and other applicable limits.

(c) This Section 9.07 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 9.07, express or implied, shall confer upon any other Person (including, for the avoidance of doubt, any Company Employee or Continuing Employee) any rights (including third-party beneficiary rights) or remedies of any nature whatsoever under or by reason of this Section 9.07. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 9.07 shall not create any right in any employee or any other Person to any continued employment with Acquiror or any of its Affiliates for any specific period of time or compensation or benefits of any nature or kind whatsoever.

(d) Without duplication to the payments made pursuant to Section 3.03(b)(iii), each participant holding an LTIP Award that is outstanding as of immediately prior to the Closing Date shall be eligible to be paid an amount set forth in individual letters to such participants in respect of the LTIP for an aggregate amount not to exceed $2,100,000, which shall be paid in accordance with the criteria set forth in this Section 9.07(d), as follows: (i) the First LTIP Payment shall be paid on the first payroll date following the Closing Date to the recipients and in such amounts set forth on the Allocation Schedule, and (ii) the Second LTIP Payment shall be paid on the first payroll date following the first anniversary of the Closing Date, subject in each case, to the participant’s continuous employment or service with Pubco or any of its Subsidiaries on each such payment date. No other amounts under the LTIP are required to be paid in connection with or following the Closing.

Section 9.08 HSR Act and Regulatory Approvals.

(a) Each of Acquiror and the Company shall use, and the Company shall cause each of its Subsidiaries to use, its commercially reasonable efforts to obtain at the earliest practical date all consents, waivers, approvals, Governmental Orders, Permits, authorizations and declarations from, make all filings with, and provide all notices to, all Governmental Authorities which are required to consummate, or in connection with, the Transactions, including the consents, waivers, approvals, Governmental Orders, Permits, authorizations, declarations, filings and notices referred to in Section 5.05 and Section 6.05. Without limiting the foregoing, Acquiror and the Company shall (i) make all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act or other Regulatory Laws with respect to the Transactions as promptly as practicable and, in any event, within ten (10) Business Days after the date of this Agreement in the case of all filings required under the HSR Act, (ii) comply at the earliest practicable date with any request under the HSR Act or other Regulatory Laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries or Affiliates from the U.S. Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) or any other Governmental Authority in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Authority under any Regulatory Laws with respect to any such filing or any such transaction. Each such party shall use commercially reasonable efforts to furnish to each other party hereto all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. No party hereto shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Law, the Parties shall consult and cooperate with one another in connection with the matters described in this Section 9.08, including in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Regulatory Laws.

(b) Each of Acquiror and the Company shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under any Law, including the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade in the jurisdictions, or to regulate foreign investment, in which the Company and its Subsidiaries carry on business (collectively, the “Regulatory Laws”). In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Law, the Company shall use commercially reasonable efforts, and Acquiror shall cooperate with the Company, to contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal unless, by mutual agreement, Acquiror and the Company decide that litigation is not in their respective best interests. Each of Acquiror and the Company shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Regulatory Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything to the contrary in this Agreement, neither Acquiror nor any of its Affiliates (which for purposes of this sentence shall include the Company) shall be required, in connection with the matters covered by this Section 9.08, (i) to pay any amounts (other than the payment of filing fees and expenses and fees of counsel), (ii) to commence or defend any litigation, (iii) to hold separate (including by trust or otherwise) or divest any of their respective businesses, product lines or assets, (iv) to agree to any limitation on the operation or conduct of their or the Company’s or any of the Subsidiaries’ respective businesses.

(c) Each of the Company and Acquiror shall use its commercially reasonable efforts to (i) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

Section 9.09 Post-Closing Transaction Expenses. All Company Transaction Expenses and Acquiror Transaction Expenses not paid on the Closing Date shall be paid by Pubco as promptly as practicable thereafter.

ARTICLE X

CONDITIONS TO OBLIGATIONS

Section 10.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by the Company and Acquiror:

(a) Governmental Approvals. (i) The applicable waiting period(s) under the HSR Act in respect of the Transactions (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the U.S. Federal Trade Commission and/or the U.S. Department of Justice, as applicable) shall have expired or been terminated and (ii) the Parties shall have received the authorizations, consents, clearances, waivers and approvals set forth on Section 10.01(a) of the Company Disclosure Letter from the applicable Governmental Authority.

(b) No Prohibition. There shall not be in force any Governmental Order enjoining or prohibiting the consummation of the Transactions.

(c) Net Tangible Assets. Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Acquiror Shareholder Redemption.

(d) Acquiror Shareholder Approval. The Acquiror Shareholder Approval shall have been duly obtained in accordance with the Companies Act, the Articles of Association and the rules and regulations of NYSE.

(e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(f) Available Closing Acquiror Cash. The Available Closing Acquiror Cash and freely available cash in the Company Bank Accounts shall not be less than $345,000,000.

(g) Company Stockholder Approval. The Company Stockholder Approval shall have been duly obtained in accordance with the DGCL and the Company’s Governing Documents.

Section 10.02 Additional Conditions to Obligations of Acquiror Parties. The obligations of the Acquiror Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in Section 5.01 (Corporate Organization of the Company), Section 5.03 (Due Authorization) and Section 5.23 (Brokers’ Fees) (collectively, the “Specified Representations”) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of the Company contained in Section 5.06(a) (Current Capitalization) shall be true and correct as of the Closing Date other than de minimis inaccuracies; provided that this condition shall be deemed satisfied so long as such inaccuracy does not increase the Closing Cash Consideration or the Closing Share Consideration.

(iii) The representations and warranties of the Company contained in Section 5.22(a) (Absence of Changes) shall be true and correct in all respects as of the Closing Date.

(iv) The representations and warranties of the Company contained in Article V (other than the Specified Representations and the representations and warranties of the Company contained in Section 5.06(a) (Current Capitalization) and Section 5.22(a) (Absence of Changes)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of the Company in this Agreement and the applicable stockholders of the Company in the Company Holders Support Agreement to be performed as of or prior to the Closing shall have been performed in all material respects or, if not complied with or performed in all material respects, such noncompliance or failure to perform shall have been cured within twenty (20) days after written notice of such breach has been delivered by Acquiror (or if earlier, the Termination Date).

(c) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a) and Section 10.02(b) have been fulfilled.

(d) Company Credit Facility. No default or event of default shall have occurred and be continuing under the Company Credit Agreement.

Section 10.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Acquiror Parties contained in Article VI (other than the representations and warranties of the Acquiror Parties contained in Section 6.11 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of the Acquiror Parties contained in Section 6.11 (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as though then made.

(b) Agreements and Covenants. The covenants and agreements of the Sponsor and the Acquiror Parties in this Agreement and the Sponsor Support Agreement to be performed as of or prior to the Closing shall have been performed in all material respects or, if not complied with or performed in all material respects, such noncompliance or failure to perform shall have been cured within twenty (20) days after written notice of such breach has been delivered by the Company.

(c) Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.03(a), Section 10.03(b) and Section 10.03(c) have been fulfilled.

Section 10.04 Frustration of Conditions. None of the Acquiror Parties or the Company may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s failure to take such actions as may be necessary to cause the conditions of the other Party to be satisfied, as required by Section 9.01.

ARTICLE XI

TERMINATION/EFFECTIVENESS

Section 11.01 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of the Company and Acquiror;

(b) prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, then, for a period of up to 20 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before September 12, 2021 (the “Termination Date”); (iii) the consummation of the Pubco Merger or the Mergers is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable Governmental Order, (iv) if the Company does not deliver the Company Stockholder Approval duly executed by the Requisite Company Stockholders within forty-eight (48) hours after the Registration Statement is declared effective and delivered or otherwise made available to the stockholders and the Company or (v) the 2020 Audited Financial Statements (x) have not been delivered to Acquiror within 15 Business Days after the date hereof, (y) are not accompanied by an unqualified opinion from the Company’s auditor and/or (z) with respect to the Company and its Subsidiaries taken as a whole, differ in any material and adverse respect from the Unaudited Financial Statements; provided that, the right to terminate this Agreement under subsection (i), (ii) or (iii) shall not be available if an Acquiror Party’s failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Closing to occur on or before such date;

(c) prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of any Acquiror Party set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by such Acquiror Party, then, for a period of up to 20 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to use its reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, (iii) the consummation of the Pubco Merger or the Mergers is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable Governmental Order; provided that the right to terminate this Agreement under subsection (i), (ii) or (iii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Closing to occur on or before such date; or

(d) by written notice from either the Company or Acquiror to the other if the Special Meeting has been held, Acquiror Shareholders have duly voted, and approval of the Acquiror Shareholder Matters by the Acquiror Shareholders has not been obtained (subject to any adjournment, postponement or recess of the meeting); provided that the right to terminate this Agreement under this Section 11.01(d) shall not be available to Acquiror if, at the time of such termination, Acquiror is in material breach of Section 9.02(a)(v)

Section 11.02 Effect of Termination. Except as otherwise set forth in this Section 11.02 or Section 12.13 (Enforcement), in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Fraud or Intentional Breach by such Party occurring prior to such termination. The provisions of Section 7.03 (No Claim Against the Trust Account), Section 9.05 (Confidentiality; Publicity), this Section 11.02 (Effect of Termination) and Article XII (Miscellaneous) (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 (Amendments) and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 12.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows; provided that any notice or other communication delivered pursuant to clauses (i), (ii) or (iii) shall be accompanied by an e-mail during normal business hours (and otherwise as of the immediately following Business Day):

(a) If to Acquiror, Pubco, Corp Merger Sub or LLC Merger Sub, to:

Cerberus Telecom Acquisition Corp.

875 Third Avenue

New York, NY 10022

Attn: Nick Robinson, Mike Palmer

E-mail: nrobinson@cerberus.com, mpalmer@cerberus.com

with a copy (which shall not constitute notice) to:

Milbank LLP

55 Hudson Yards

New York, NY 10001

Attn: Neil Whoriskey, Scott Golenbock and Iliana Ongun

E-mail: nwhoriskey@milbank.com, sgolenbock@milbank.com and iongun@milbank.com

(b) If to the Company, to:

KORE Wireless Group Inc.

3700 Mansell Road, Suite 300

Alpharetta, GA 30022

Attention:  Romil Bahl (President & CEO)

        Puneet Pamnani (Executive VP and CFO)

Email: RBahl@korewireless.com

  PPamnani@korewireless.com

with copies (which shall not constitute notice) to:

c/o ABRY Partners II, LLC

888 Boylston St, Suite 1600

Boston, MA 02199

Attention:  Rob MacInnis

        Tomer Yosef-Or

        Garrett Blank

Email: rmacinnis@abry.com

  tyosefor@abry.com

  gblank@abry.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:  Joshua Kogan, P.C.

        Joshua N. Korff, P.C.

        Amanda C. Border

Email: joshua.kogan@kirkland.com

  jkorff@kirkland.com

  amanda.border@kirkland.com

If to Pubco, Surviving Corporation or Surviving Entity, to:

KORE Wireless Group Inc.

3700 Mansell Road, Suite 300

Alpharetta, GA 30022

Attention:  Romil Bahl (President & CEO)

        Puneet Pamnani (Executive VP and CFO)

Email: RBahl@korewireless.com

  PPamnani@korewireless.com

with copies (which shall not constitute notice) to:

c/o ABRY Partners II, LLC

888 Boylston St, Suite 1600

Boston, MA 02199

Attention:  Rob MacInnis

        Tomer Yosef-Or

        Garrett Blank

Email: rmacinnis@abry.com

  tyosefor@abry.com

  gblank@abry.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:  Joshua Kogan, P.C.

        Joshua N. Korff, P.C.

        Amanda C. Border

Email: joshua.kogan@kirkland.com

  jkorff@kirkland.com

  amanda.border@kirkland.com

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 12.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the Company and Acquiror. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

Section 12.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and Representatives) and each of their respective Indemnitee Affiliates are intended third-party beneficiaries of, and may enforce, Section 8.01, (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 12.13 and Section 12.14, and (c) Counsel are intended third-party beneficiaries of, and may enforce, Section 12.17.

Section 12.05 Expenses. Except as otherwise provided herein, each Party shall bear its own costs and expenses incurred in connection with this Agreement, the other Transaction Agreements and the transactions herein and therein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, then the Acquiror shall pay or cause to be paid, the Company Transaction Expenses, Acquiror Transaction Expenses, in each case in accordance with Section 3.03(b)(iv) and Section 9.09.

Section 12.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement and/or the Transactions, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws (whether of the State of Delaware or any other jurisdiction) to the extent such principles or rules would require or permit the application of Laws or statute of limitations of another jurisdiction other than the State of Delaware.

Section 12.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.08 Schedules and Exhibits. The Disclosure Letters and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Disclosure Letters and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Certain information set forth in the Disclosure Letters is included solely for informational purposes. No disclosure in the Disclosure Letters shall be construed as an admission that such information is material to, or required to be disclosed by, the Company or Acquiror, as applicable, nor shall any disclosure be construed to establish a standard of materiality or the existence or likelihood of a material adverse effect.

Section 12.09 Entire Agreement. This Agreement (together with the Disclosure Letters and Exhibits to this Agreement and the other Transaction Agreements) and that certain Confidentiality Agreement, dated as of November 11, 2020, by and between Kore Wireless Inc. and Acquiror (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement, the other Transaction Agreements and the Confidentiality Agreement.

Section 12.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of Acquiror and the Company which makes reference to this Agreement.

Section 12.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 12.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions may only be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not fully and timely perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any other Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any other Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or any other Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any other Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any other Transaction Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction.

Section 12.14 Non-Recourse. Subject in all respects to the last sentence, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror, Pubco Merger Sub, Corp Merger Sub or LLC Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions, and each Party hereby irrevocably and unconditionally waives and releases, to the fullest extent permitted under applicable Law, any and all rights, claims, causes of actions and liabilities related thereto. Notwithstanding the foregoing, nothing in this Section 12.14 shall limit, amend or waive any rights or obligations of any party to any Transaction Agreement for any claim based on, in respect of or by reason of such rights or obligations.

Section 12.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and each shall terminate and expire upon the occurrence of the Second Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XII. Nothing herein is intended to limit any Party’s liability for such Party’s Fraud.

Section 12.16 Acknowledgments.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions; (iii) the Acquiror Party Representations constitute the sole and exclusive representations and warranties of Acquiror in connection with the Transactions; (iv) except for the Company Representations by the Company and the Acquiror Party Representations by the Acquiror Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company and the Acquiror Party Representations by the Acquiror Parties. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third-party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except for the Company Representations by the Company, with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Section 12.16(a) shall relieve any Party of liability in the case of Fraud committed by such Party.

(b) Effective upon the Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Disclosure Letters, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this

Section 12.16. Notwithstanding anything herein to the contrary, nothing in this Section 12.16(b) shall preclude any Party from seeking any remedy for Fraud by a Party. Each Party shall have the right to enforce this Section 12.16 on behalf of any Person that would be benefitted or protected by this Section 12.16 if they were a party hereto. The foregoing agreements, acknowledgments, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 12.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any other Transaction Agreement.

Section 12.17 Provisions Respecting Representation of the Acquiror and Company.

(a) Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees, stockholders and Affiliates, that Milbank LLP (“Acquiror Counsel”) may serve as counsel to Acquiror and its Subsidiaries and their respective directors, officers and employees (individually and collectively, the “Acquiror Group”) in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the Transactions, and that, following consummation of the Transactions, Acquiror Counsel (or any of its respective successors) may serve as counsel to Acquiror Group or any director, manager, member, partner, stockholder, officer, employee or Affiliate of any member of Acquiror Group, in connection with any Action or obligation arising out of or relating to this Agreement or the Transactions notwithstanding such representation or any continued representations, and each of the Parties (on its own behalf and on behalf of its Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation. The Parties agree to take the steps necessary to ensure that any privilege attaching as a result of Acquiror Counsel acting as counsel to Acquiror or any of its Subsidiaries in connection with the Transactions shall survive the Closing and shall remain in effect. As to any privileged attorney-client communications between Acquiror Counsel and Acquiror or the Acquiror Group or Acquiror Counsel and any of Acquiror’s Subsidiaries in connection with the Transactions prior to the Closing Date (collectively, the “Acquiror Privileged Communications”), Acquiror, the Company and each of its Subsidiaries, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Acquiror Privileged Communications in any action against or involving any of the Acquiror Parties after the Closing. In addition, if the Pubco Merger, the Mergers and the other Transactions are consummated, all Acquiror Privileged Communications related to such transactions will become the property of (and be controlled by) the Acquiror Group, and none of the Company or any of its Subsidiaries or any of their respective successors or assigns shall retain any copies of such records or have any access to them. In the event that the Company or any of its Subsidiaries or any of their respective successors or assigns is legally required or requested by any Governmental Authority to access or obtain a copy of all or a portion of the Acquiror Privileged Communications, the Company or any of its Subsidiaries or any of their respective successors or assigns (as applicable) shall be entitled to access or obtain a copy of and disclose the Acquiror Privileged Communications to the extent necessary to comply with any such legal requirement or request.

(b) Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees, stockholders and Affiliates, that Kirkland & Ellis LLP (“Seller Counsel”) may serve as counsel to Company and its Subsidiaries and their respective directors, officers and employees (individually and collectively, the “Seller Group”) in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the Transactions, and that, following consummation of the Transactions, Seller Counsel (or any of its respective successors) may serve as counsel to Seller Group or any director, manager, member, partner, stockholder, officer, employee, successor or Affiliate of any member of Seller Group, in connection with any Action or obligation arising out of or relating to this Agreement or the Transactions notwithstanding such representation or any continued representations, and each of the Parties (on its own behalf and on behalf of its Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation. The Parties agree to take the steps necessary to ensure that any privilege attaching as a result of Seller Counsel acting as counsel to the Company or any of its Subsidiaries in connection with the Transactions shall survive the Closing and shall remain in effect. As to any privileged attorney-client communications between Counsel and the Company or the Seller Group or Counsel and any of the Company’s Subsidiaries in connection with the Transactions prior to the Closing Date (collectively, the “Seller Privileged Communications”), Acquiror, the Company and each of its Subsidiaries, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Seller Privileged Communications in any action against or involving any of the Parties after the Closing. In addition, if the Pubco Merger, the Mergers and the other Transactions are consummated, all Seller Privileged Communications related to such transactions will become the property of (and be controlled by) the Seller Group, and no Acquiror Party, the Company, any of its Subsidiaries or any of their respective Affiliates, Subsidiaries, successors or assigns shall retain any copies of such records or have any access to them. In the event that any Acquiror Party is legally required or requested by any Governmental Authority to access or obtain a copy of all or a portion of the Seller Privileged Communications, such Acquiror Party shall be entitled to access or obtain a copy of and disclose the Seller Privileged Communications to the extent necessary to comply with any such legal requirement or request.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

CERBERUS TELECOM ACQUISITION CORP.

By:	/s/ Michael Palmer
Name:	Michael Palmer
Title:	Authorized Signatory

KING PUBCO, INC.

By:	/s/ Michael Palmer
Name:	Michael Palmer
Title:	Authorized Signatory

KING CORP MERGER SUB, INC.

By:	/s/ Michael Palmer
Name:	Michael Palmer
Title:	Authorized Signatory

KING LLC MERGER SUB, LLC

By:	/s/ Michael Palmer
Name:	Michael Palmer
Title:	Authorized Signatory

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

MAPLE HOLDINGS INC.

By:	/s/ Romil Bahl
Name:	Romil Bahl
Title:	Chief Executive Officer and Secretary

[Signature Page to Merger Agreement]

Annex A-1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of July 27, 2021 (this “Amendment”), is entered into by and among Cerberus Telecom Acquisition Corp. (“Acquiror”), a Cayman Islands exempted company, King Pubco, Inc. (“Pubco”), a Delaware corporation and wholly owned subsidiary of Cerberus Telecom Acquisition Holdings, LLC (the “Sponsor”), King Corp Merger Sub, Inc. (“Corp Merger Sub”), a Delaware corporation and direct, wholly owned subsidiary of the Sponsor, King LLC Merger Sub, LLC (“LLC Merger Sub”), a Delaware limited liability company and direct, wholly owned subsidiary of Pubco, and Maple Holdings Inc. (the “Company”), a Delaware corporation. Acquiror, Pubco, Corp Merger Sub, LLC Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Parties have entered into an Agreement and Plan of Merger dated as of March 12, 2021 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Agreement”);

WHEREAS, the Parties desire to amend the Agreement to extend the Termination Date; and

WHEREAS, pursuant to Section 12.10 of the Agreement, the Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of Acquiror and the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals (which are incorporated as an integral part hereof), the mutual agreements of the Parties, and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Parties hereby agree as follows:

1.    Defined Terms. Capitalized terms used in this Amendment that are not otherwise defined in this Amendment shall have the meanings set forth in the Agreement.

2.    Amendment of Termination Date. Section 11.01(b)(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:

“ (ii) the Closing has not occurred on or before October 12, 2021 (the “Termination Date”),”

3.    Effective Date of this Amendment. This Amendment shall be effective when signed by the Parties.

4.    No Further Changes. This Amendment shall only serve to amend and modify the Agreement to the extent specifically provided herein. All terms, conditions, provisions and references of and to the Agreement which are not specifically modified and/or amended herein shall remain in full force and effect and shall not be altered by any provisions herein contained.

5.    References. On and after the effective date of this Amendment, each reference in the Agreement to “the Agreement,” “this Agreement,” “hereunder” and “hereof” or words of like import shall refer to the Agreement as amended by this Amendment; provided that references to “the date of this Agreement,” “the date hereof,” and other similar references in the Agreement shall continue to refer to the date of the Agreement and not to the date of this Amendment.

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6.    Counterparts. This Amendment, and any amendment, restatement, supplement or other modification hereto or waiver hereunder (i) may be executed in any number of counterparts (including by means of facsimile transmission or e-mail in .pdf format), each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement and (ii) to the extent signed and delivered by means of a scanned pages via e-mail, shall be treated in all manner and respect as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

MAPLE HOLDINGS INC.

By:	/s/ Romil Bahl
Name:	Romil Bahl
Title:	Chief Executive Officer and Secretary

ACQUIROR:

CERBERUS TELECOM ACQUISITION CORP.

By:	/s/ Michael Palmer
Name:	Michael Palmer
Title:	Authorized Signatory

KING PUBCO, INC.

By:	/s/ Michael Palmer
Name:	Michael Palmer
Title:	Authorized Signatory

KING CORP MERGER SUB, INC.

By:	/s/ Michael Palmer
Name:	Michael Palmer
Title:	Authorized Signatory

KING LLC MERGER SUB, LLC

By:	/s/ Michael Palmer
Name:	Michael Palmer
Title:	Authorized Signatory

[Signature Page to First Amendment to Agreement and Plan of Merger]

A-1-3

Annex A-2

Acknowledgement and Waiver

July 27, 2021

Reference is hereby made to that certain Agreement and Plan of Merger, dated as of March 12, 2021 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Agreement”), by and between Cerberus Telecom Acquisition Corp. (“Acquiror”), a Cayman Islands exempted company, King Pubco, Inc. (“Pubco”) a Delaware corporation and wholly owned subsidiary of Cerberus Telecom Acquisition Holdings, LLC (the “Sponsor”), King Corp Merger Sub, Inc. (“Corp Merger Sub”), a Delaware corporation and direct, wholly owned subsidiary of the Sponsor, and King LLC Merger Sub, LLC (“LLC Merger Sub”), a Delaware limited liability company and direct, wholly owned subsidiary of Pubco (collectively, the “Acquiror Parties”), and Maple Holdings Inc. (the “Company”), a Delaware corporation. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Agreement. The Company and the Acquiror Parties hereby agree as follows:

1.

Pursuant to Section 10.01 of the Agreement, the Acquiror Parties and the Company hereby waive the condition in Section 10.01(a)(ii) of the Agreement with respect to the governmental approval of the Australia Foreign Investment Act as set forth on Section 10.01(a)(2) of the Company Disclosure Letter.

2.

KORE Wireless Group Inc. (“KORE”), a Delaware corporation and a wholly owned subsidiary of the Company, intends to enter into a backstop financing agreement, substantially in the form attached hereto as Annex A (the “Backstop Agreement”), with Drawbridge Special Opportunities Fund LP (the “Purchaser”), an affiliate of Fortress Investment Group LLC (“Fortress”), pursuant to which the Purchaser will make available certain financing to KORE, if necessary, to satisfy any shortfall in the minimum cash condition set forth in the Agreement. In exchange, KORE will, pursuant to an indenture in substantially the form attached as Exhibit A to the Backstop Agreement (the “Indenture”), issue senior unsecured convertible notes in an aggregate principal amount equal to any amount drawn by KORE under the Backstop Agreement, which notes are exchangeable into shares of common stock of Pubco.

Acquiror hereby consents to KORE’s entrance into the Backstop Agreement. Solely in connection with KORE’s entrance into the Backstop Agreement, (a) Acquiror hereby waives the covenants in Section 7.01 of the Agreement, including under Section 7.01(u) of the Agreement which, during the Interim Period, among other things, prohibits the Company and its Subsidiaries from entering into any agreement, or otherwise becoming obligated, to take any action prohibited under Section 7.01 of the Agreement, which includes the issuance of any debt securities, the incurrence of Indebtedness in excess of $1,000,000, or the assumption or guarantee of the obligations of any Person for Indebtedness (subject to the exceptions set forth therein) and (b) upon KORE’s delivery of the Backstop Notice (as defined in the Backstop Agreement) to the Purchaser, the Company shall be deemed to waive, solely in connection with the transactions to be consummated by Pubco pursuant to the terms of the Backstop Agreement and the Indenture, the covenant in Section 8.02(a)(x) of the Agreement which, during the Interim Period, prohibits the Acquiror and each Acquiror Party from entering into any agreement, or otherwise becoming obligated, to take any action prohibited under Section 8.02 of the Agreement, which includes the issuance of any capital stock of any Acquiror Party or any securities convertible into any capital stock or equity interests of an Acquiror Party. In addition, by delivering Pubco’s signature page to the Indenture in escrow on or before the date KORE delivers the Backstop Notice, which Pubco shall do in its sole discretion, the Acquiror shall be deemed to have waived Section 7.01 and Section 7.01(o) of the Agreement, solely in connection with the transactions contemplated by the Backstop Agreement and the Indenture. For the avoidance of doubt, the waiver given by (i) the Acquiror in subsection (a) of this paragraph is limited solely to the execution by KORE of the Backstop Agreement, and not with respect to the incurrence of any debt under the Backstop Agreement or to the

A-2-1

issuance of any notes under the Indenture, both of which shall remain prohibited under the Agreement unless and until Pubco delivers its signature page to the Indenture in escrow in connection with the transactions contemplated by the Backstop Agreement and Indenture and (ii) the Company in subsection (b) of this paragraph is limited solely to the actions required to be taken by Pubco pursuant to the terms of the Backstop Agreement and the Indenture, both of which shall remain prohibited under the Agreement unless and until KORE delivers the Backstop Notice to the Purchaser.

Each of the Acquiror Parties and the Company acknowledge that the Parties will rely upon this Acknowledgment and Waiver in proceeding with the Closing. Except as expressly contemplated hereby, the terms and conditions of the Agreement shall continue in full force and effect.

The applicable provisions of Section 1.02 (Construction) and Article XII (MISCELLANEOUS) of the Agreement are incorporated herein by reference into this Acknowledgment and Waiver and shall apply mutatis mutandis to this Acknowledgment and Waiver.

[Signature Page Follows]

A-2-2

IN WITNESS WHEREOF, the parties have executed this Acknowledgement and Waiver as of the date first set forth above.

COMPANY:

MAPLE HOLDINGS INC.

By:	/s/ Romil Bahl
Name:	Romil Bahl
Title:	Chief Executive Officer and Secretary

ACQUIROR:

CERBERUS TELECOM ACQUISITION CORP.

By:	/s/ Michael Palmer
Name:	Michael Palmer
Title:	Authorized Signatory

KING PUBCO, INC.

By:	/s/ Michael Palmer
Name:	Michael Palmer
Title:	Authorized Signatory

KING CORP MERGER SUB, INC.

By:	/s/ Michael Palmer
Name:	Michael Palmer
Title:	Authorized Signatory

KING LLC MERGER SUB, LLC

By:	/s/ Michael Palmer
Name:	Michael Palmer
Title:	Authorized Signatory

A-2-3

Annex B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

KORE GROUP HOLDINGS, INC.

ARTICLE I

NAME

The name of the corporation is Kore Group Holdings, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

AUTHORIZED CAPITAL

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 350,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 315,000,000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 35,000,000, having a par value of $0.0001 per share.

ARTICLE V

CAPITAL STOCK

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A. COMMON STOCK.

1. General. The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2. Voting. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter, including the election or removal of directors. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is expressly required pursuant to this Certificate of Incorporation (including any Certificate of Designation).

3. Dividends and Distributions. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock,, dividends and distributions may be declared and paid ratably on the Common Stock out of the assets of the Corporation that are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

4. Liquidation, Dissolution or Winding Up. Subject to applicable law and the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by each such holder.

5. Transfer Rights. Subject to applicable law and the transfer restrictions set forth in Article VII of the bylaws of the Corporation (as such Bylaws may be amended from time to time, the “Bylaws”), shares of Common Stock and the rights and obligations associated therewith shall be fully transferable to any transferee.

B. PREFERRED STOCK

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series to have such terms as stated or expressed herein, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE VI

BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. The directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the whole Board. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”); the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the Effective Time; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the Effective Time. At each succeeding annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the Effective Time, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal in accordance with this Certificate of Incorporation. Effective as of the seventh (7th) anniversary of the Effective Time, the Board will no longer be classified under Section 141(d) of the DGCL and the directors shall no longer be divided into three classes.

B. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the Bylaws. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.

C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D. Except as otherwise provided by law, subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, and subject to the terms of the Investor Rights Agreement, dated [●], 2021, by and among the Corporation, Sponsor, [Abry] and the other parties thereto (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Investor Rights Agreement”), any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Except as otherwise provided in the Investor Rights Agreements, any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal. There shall be no limit on the number of terms a director may serve on the Board of Directors.

E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VI, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VI, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal the Bylaws in any manner not inconsistent with the laws of the State of Delaware, this Certificate of Incorporation or the Investor Rights Agreement. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors; provided, further, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws had not been adopted.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights of the holders of one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the majority of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.

ARTICLE VIII

LIMITATION OF DIRECTOR LIABILITY

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VII, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE IX

BUSINESS COMBINATION

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL. Notwithstanding the foregoing, the Corporation shall not engage in any business combination, at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

A. Prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or

B. Upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

C. At or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation that is not owned by the interested stockholder, or

D. The stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership.

E. For purposes of this Article IX, (i) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder or (iii) the affiliates and associates of any such person described in clauses (i) and (ii); provided, however, that “interested stockholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of (x) further corporate action not caused, directly or indirectly, by such person or (y) an acquisition of a de minimis number of such additional shares. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise; (ii) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means (a) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation, Article IX is not applicable to the surviving entity, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation; (c) any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C)-(E) of this subsection (c) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments), (d) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary that is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder, and (e) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a)-(d) above) provided by or through the Corporation or any direct or indirect majority- owned subsidiary.

ARTICLE X

INDEMNIFICATION

A. The Corporation shall, to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including, without limitation, attorneys’ fees and disbursements and ERISA excise taxes), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any Proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any Proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

B. The Corporation shall, to the fullest extent permitted by the DGCL, indemnify and hold harmless any person who was or is a party or is threatened to be made a party to or is otherwise involved in any Proceeding by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or employee benefit plan, against reasonable and documented out-of-pocket expenses (including, without limitation, attorneys’ fees and disbursements, judgments, fines, ERISA excise taxes, damages, claims and penalties and amounts paid in settlement) actually and reasonably incurred by such person in connection with such Proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any Proceeding as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

C. Expenses (including attorneys’ fees) incurred by a director or officer in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article X. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

D. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under this Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in this Article X shall be made to the fullest extent permitted by law.

E. Any repeal or modification of this Article X by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

F. Notwithstanding that a Covered Person may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Article X shall only apply to Covered Persons in their capacity as Covered Persons.

ARTICLE XI

COMPETITION AND CORPORATE OPPORTUNITIES

A. In recognition and anticipation that (a) certain directors, principals, officers, employees and/or other representatives of the Sponsor and [Abry] (each as defined in the [Investor Rights Agreement]) and their respective Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (b) the Sponsor, [Abry] and their respective Affiliates, including (i) any portfolio company in which any of them or any of their respective investment fund Affiliates or managed accounts have made a debt or equity investment (and vice versa) or (ii) any of their respective limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the corporation, directly or indirectly, may engage, and (c) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates, including (i) any portfolio company in which they or any of their respective investment fund Affiliates or managed accounts have made a debt or equity investment (and vice versa) or (ii) any of their respective limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XI are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of Sponsor, [Abry], Non-Employee Director or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B. None (i) the Sponsor, (ii) [Abry] or (iii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (other than the Corporation, any of its subsidiaries or their respective officers or employees) (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any fiduciary duty to refrain from directly or indirectly (A) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Corporation or any of its subsidiaries now engages or proposes to engage or (B) competing with the Corporation or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person (other than the Corporation or any of its subsidiaries), and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by the laws of the State of Delaware, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section C of Article XI. Subject to Section C of Article XI, in the event that any Identified Person acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for itself, herself or himself, or any of its or his or her Affiliates, and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate or present such transaction or matter to the Corporation or any of its subsidiaries, as the case may be and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any subsidiary of the Corporation for breach of any duty (fiduciary, contractual or otherwise) as a stockholder or director of the Corporation by reason of the fact that such Identified Person, directly or indirectly, pursues or acquires such opportunity for itself, herself or himself, directs such opportunity to another Person or does not present such opportunity to the Corporation or any of its subsidiaries (or its Affiliates).

C. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section (B) of this Article XII shall not apply to any such corporate opportunity.

D. In addition to and notwithstanding the foregoing provisions of this Article XI, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (a) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (b) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (c) is one in which the Corporation has no interest or reasonable expectancy.

E. For purposes of this Article XI, (i) “Affiliate” shall mean (a) in respect of the Sponsor, (x) any entity that is owned or controlled by (1) Stephen A. Feinberg and/or Cerberus Executive, LLC or (2) the funds or accounts managed, directly or indirectly, by Cerberus Capital Management, L.P. (“CCM”) or Stephen A. Feinberg, (y) any funds or accounts managed, directly or indirectly, by CCM or Stephen A. Feinberg (the “Cerberus Funds”), and (z) any Person that, directly or indirectly, is controlled by the Sponsor, CCM, or the Cerberus Funds, controls the Sponsor, CCM, or the Cerberus Funds, or is under common control with the Sponsor, CCM, or the Cerberus Funds and shall include any principal, member, director, partners, stockholders, officer, employee or other representative of any of the foregoing (other than the corporation and any entity that is controlled by the Corporation), (b) in respect of [Abry], any Person that, directly or indirectly, is controlled by [Abry], controls [Abry] or is under common control with [Abry] and shall include any principal, member, director, partners, stockholders, officer, employee or other representative of any of the foregoing (other than the corporation and any entity that is controlled by the Corporation), (c) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (d) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

F. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI

ARTICLE XII

EXCLUSIVE FORUM

A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court declines or does not have jurisdiction, the federal district court for the District of Delaware or, in the event that the federal district court for the District of Delaware does not have jurisdiction, other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer or stockholder governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

B. Notwithstanding the foregoing, the provisions of this Article XII(A) shall not apply to suits brought to enforce any liability or duty created by the Securities Act of 1993, as amended (the “Securities Act”), the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act.

C. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XII.

ARTICLE XIII

MISCELLANEOUS

A. The Corporation reserves the right at any time and from time to time to amend, alter, change, add or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and notwithstanding anything contained in this Certificate of Incorporation or the Bylaws to the contrary, in addition to any vote required by applicable law, prior to the seventh (7th) anniversary of the Effective Time, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article V(B) (Preferred Stock), Article VI (Board of Directors), Article VII (Meeting of Stockholders; Action by Written Consent), Article VII (Limitation of Director Liability), Article IX (Business Combination), Article X (Indemnification), Article XI (Competition and Corporate Opportunities), Article XII (Forum Selection), and this Article XIII (Miscellaneous).

B. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer as this         day of                 , 2021.

[☐]

By:
Name: Title:

Annex C

Amended and Restated

Bylaws

of

[KORE Group Holdings, Inc.]

(a Delaware corporation)

(continued)

Amended and Restated

Bylaws

of

KORE Group Holdings, Inc.

Article I—Corporate Offices

Section 1.1 Registered Office.

The address of the registered office of KORE Group Holdings, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

Section 1.2 Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II—Meetings of Stockholders

Section 2.1 Place of Meetings.

Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated from time to time by the Board and stated in the notice of the meeting. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

Section 2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these bylaws may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

Section 2.3 Special Meeting.

Special meetings of the stockholders may be called, postponed, rescheduled or cancelled only by such persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

Section 2.4 Notice of Business to be Brought before a Meeting.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting (or any supplement thereto) given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the Chairperson of the

Board or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) (A) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.4 in all applicable respects or (2) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5 and Section 2.6 and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.

(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);

(b) As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (7) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (7) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(c)As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (c) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(iv) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(v) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The Board or chairperson of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.4, if the Proposing Person (or a qualified representative of the Proposing Person) does not appear at the annual meeting to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(vi) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(vii) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or securityholders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.

Section 2.5 Notice of Nominations for Election to the Board of Directors.

(i) Subject in all respects to the provisions of the Certificate of Incorporation, nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (x) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, (y) as provided in the Investor Rights Agreement or (z) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors, the foregoing clause (y) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.

(ii) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (a) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.

(iii) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting in accordance with the Certificate of Incorporation, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (a) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (b) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

(iv) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(v) In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (a) the conclusion of the time period for Timely Notice, (b) the date set forth in Section 2.5(ii)(b), or (c) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(vi) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a));

(b) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting); and

(c) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (1) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (2) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (3) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (1) through (3) are referred to as “Nominee Information”), and (4) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(i).

(vii) For purposes of this Section 2.5, the term “Nominating Person” shall mean (a) the stockholder providing the notice of the nomination proposed to be made at the meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (c) any other participant in such solicitation.

(viii) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(ix) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

Section 2.6 Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.

(i) To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary at the principal executive offices of the Corporation, (a) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (b) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (1) is not and, if elected as a director during his or her term of office, will not become a party to (A) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (B) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (2) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation, (3) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), (4) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election and (5) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.

(ii) The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines.

(iii) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The Board or chairperson of the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect. Notwithstanding the foregoing provisions of Section 2.5, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(iv) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless validly nominated and elected in accordance with Section 2.5 and this Section 2.6.

Section 2.7 Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the notice of meeting (or any supplement thereto). If such notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement given before the date previously scheduled for such meeting.

Section 2.8 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

Section 2.9 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If, after the adjournment, a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

Section 2.10 Conduct of Business.

The chairperson of each annual and special meeting shall be the Chairperson of the Board or, in the absence (or inability or refusal to act) of the Chairperson of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairperson of the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairperson of the meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of the chairperson of the meeting, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairperson of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.11 Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation and subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock and the Investor Rights Agreement, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

Section 2.12 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 2.13 Proxies.

Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority.

Section 2.14 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.

Section 2.15 Inspectors of Election.

Before any meeting of stockholders, the Corporation may and shall if required by law, appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act.

If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.16 Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

Article III—Directors

Section 3.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 3.2 Number of Directors.

Subject to the Certificate of Incorporation, the Investor Rights Agreement or any certificate of designation with respect to any series of Preferred Stock, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

Section 3.3 Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4 of these bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal in accordance with the Certificate of Incorporation. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

Section 3.4 Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall (subject to the Investor Rights Agreement) have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Section 3.5 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation, the Investor Rights Agreement or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

Section 3.6 Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

Section 3.7 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be held within or outside the State of Delaware and called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i)	delivered personally by hand, by courier or by telephone;

(ii)	sent by United States first-class mail, postage prepaid;

(iii)	sent by facsimile or electronic mail; or

(iv)	sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting, provided that in the case of notices delivered pursuant to subsections (i) and (ii), a copy of such notice is also sent by electronic mail or other means of electronic transmission. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

Section 3.8 Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 3.9 Board Action without a Meeting.

Unless otherwise restricted by law, the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, unanimously consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

Section 3.10 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV—Committees

Section 4.1 Committees of Directors.

Subject to the Investor Rights Agreement, the Board may designate one or more committees, each committee to consist, of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

Section 4.2 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)	Section 3.5 (place of meetings; meetings by telephone);

(ii)	Section 3.6 (regular meetings);

(iii)	Section 3.7 (special meetings; notice);

(iv)	Section 3.9 (board action without a meeting); and

(v)	Section 7.13 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.2, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

Section 4.3 Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws, the resolutions of the Board designating the committee or the charter of such committee adopted by the Board, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V—Officers

Section 5.1 Officers.

The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

Section 5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.

Section 5.3 Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

Section 5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

Section 5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled as provided in Section 5.2 or Section 5.3, as applicable.

Section 5.6 Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

Section 5.7 Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

Section 5.8 Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI—Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

Article VII—General Matters

Section 7.1 Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

Section 7.2 Stock Certificates.

The shares of the Corporation shall be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall (in each case) be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

Section 7.3 Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 7.4 Lost Certificates.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may, in addition to any other requirements as may be imposed by the Corporation, require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 7.5 Shares Without Certificates.

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

Section 7.6 Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

Section 7.7 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

Section 7.8 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

Section 7.9 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 7.10 Transfer of Stock.

Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

Section 7.11 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL or other applicable law.

Section 7.12 Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Section 7.13 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII—Notice

Section 8.1 Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (i) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (ii) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (iii) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (a) such posting and (b) the giving of such separate notice; and

(iii) if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX—Indemnification

Section 9.1 Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.

Subject to Section 9.3, the Corporation shall, to the fullest extent permitted by the DGCL, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 9.2 Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.

Subject to Section 9.3, the Corporation shall, to the fullest extent permitted by the DGCL, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against reasonable and documented out-of-pocket expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 9.3 Authorization of Indemnification.

Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Section 9.4 Good Faith Defined.

For purposes of any determination under Section 9.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 9.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 9.1 or 9.2, as the case may be.

Section 9.5 Indemnification by a Court.

Notwithstanding any contrary determination in the specific case under Section 9.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 9.1 or 9.2. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Neither a contrary determination in the specific case under Section 9.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Article IX shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

Section 9.6 Expenses Payable in Advance.

Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

Section 9.7 Nonexclusivity of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 9.1 or 9.2 shall be made to the fullest extent permitted by law. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Section 9.1 or Section 9.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise and the rights of directors, officers and other persons to indemnification and advancement of expenses shall be as provided in the Certificate of Incorporation, any Bylaw or any separate indemnification agreement between the Corporation and any such director, officer or other person.

Section 9.8 Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX.

Section 9.9 Certain Definitions.

For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article IX shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article IX, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.

Section 9.10 Survival of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 9.11 Limitation on Indemnification.

Notwithstanding anything contained in this Article IX to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 9.5), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of the Corporation.

Section 9.12 Indemnification of Employees and Agents.

The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation.

Section 9.13 Primacy of Indemnification.

Notwithstanding that a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors; and (iii) irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation and each such person agree that the Other Indemnitors are express third party beneficiaries of the terms of this Section 9.13. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Section 9.13 shall only apply to Covered Persons in their capacity as Covered Persons.

Section 9.14 Amendments. Any repeal or amendment of this Article IX by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these bylaws inconsistent with this Article IX, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided, however, that amendments or repeals of this Article IX shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 9.15 Contract Rights. The rights provided to Covered Persons pursuant to this Article IX shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Covered Person’s heirs, executors and administrators.

Section 9.16 Severability. If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article IX shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article IX (including, without limitation, each such portion of this Article IX containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Article X—Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that prior to the seventh (7th) anniversary of the Effective Time (as defined in the Certificate of Incorporation), such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.

Article XI—Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

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Annex D

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021, is made and entered into by and among King Pubco, Inc., a Delaware corporation (“PubCo”), Cerberus Telecom Acquisition Holdings, LLC (the “Sponsor”), and [            ], [            ](Sponsor and [    ], together with the other parties listed on the signature pages hereto and any person or entity who hereafter becomes a party to this Investor Rights Agreement pursuant to Section 6.9 of this Investor Rights Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, Cerberus Telecom Acquisition Corp. (the “Acquiror”), a Cayman Islands exempted company (which, in connection with the Merger Agreement re-domesticated as a Delaware corporation and merged with and into King LLC Merger Sub, LLC (“LLC Merger Sub”) with LLC Merger Sub being the surviving entity and a wholly owned subsidiary of PubCo), Sponsor and certain other holders of Acquiror’s securities (such Persons, the “Original Holders”) entered into that certain Registration and Shareholder Rights Agreement, dated as of October 26, 2020 (the “RRA”);

WHEREAS, the PubCo has entered into that certain Agreement and Plan of Merger, dated as of March 12, 2021 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among PubCo, Acquiror, LLC Merger Sub, and the other parties thereto;

WHEREAS, pursuant to the Merger Agreement, the Pre-Closing Stockholders (as defined below) received shares of common stock, par value $0.0001 per share (the “Common Stock”), of PubCo;

WHEREAS, PubCo and the Original Holders desire to terminate the RRA and replace it with this Investor Rights Agreement; and

WHEREAS, on the Effective Date, the Parties desire to set forth their agreement with respect to governance, registration rights and certain other matters, in each case in accordance with the terms and conditions of this Investor Rights Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Investor Rights Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal Financial Officer of PubCo, after consultation with counsel to PubCo, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) PubCo has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that, in no event shall PubCo or any of PubCo’s subsidiaries be considered an Affiliate of any portfolio company (other than PubCo and its subsidiaries) of any investment fund or account affiliated with, managed or controlled by, any direct or indirect equityholder of PubCo nor shall any portfolio company (other than PubCo and its subsidiaries) of any investment fund or account affiliated with any equityholder of PubCo be considered to be an Affiliate of PubCo or any of its subsidiaries.

“Agreement” shall have the meaning given in the Preamble hereto.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Block Sale” means the sale of shares of Common Stock, or securities or other obligations exercisable or exchangeable for, or convertible into Common Stock, in each case constituting more than 3% of PubCo Common Stock then outstanding to one or more purchasers by means of (i) a bought deal, (ii) a block trade or (iii) a direct sale, in each case whether in a registered transaction without a prior marketing process or pursuant to Rule 144 under the Securities Act.

“Board” shall mean the Board of Directors of PubCo.

“business day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Bylaws” means the bylaws of PubCo, as in effect on the Closing Date, as the same may be amended from time to time.

“Certificate of Incorporation” means the certificate of incorporation of PubCo, as in effect at the end of the Closing Date, as the same may be amended from time to time.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall mean [●], 2021.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Demanding Holder” shall have the meaning given in subsection 3.1.3.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in subsection 3.1.1.

“Form S-3 Shelf” shall have the meaning given in subsection 3.1.1.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Holder Information” shall have the meaning given in subsection 5.1.2.

“Holders” shall have the meaning given in the Preamble hereto.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Lock-Up Period” shall mean, with respect to the shares of Common Stock held by the Sponsor and Pre-Closing Stockholders, from the date hereof until the twelve (12) month anniversary of the Closing Date.

“Maximum Number of Securities” shall have the meaning given in subsection 3.1.4.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in subsection 3.1.3.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that PubCo’s directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of stockholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to shares of Common Stock, (c) causing the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result and (f) nominating certain Persons (including to fill vacancies) and providing the highest level of support for election of such Persons to the Board in connection with the annual or any special meeting of stockholders of PubCo.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Organizational Documents” means the Certificate of Incorporation and the Bylaws.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period under this Investor Rights Agreement and any other applicable agreement between such Holder and PubCo and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 3.2.1.

“Pre-Closing Holder Designated Director” means the Pre-Closing Holder Directors and any Independent Director designated by the Shareholder Representative pursuant to Article 2 hereof.

“Pre-Closing Holder Requesting Stockholders” shall mean [●]1 and each of their respective Affiliates.

“Pre-Closing Stockholders” shall mean (i) [●] and (ii) each director and executive officer of PubCo from time to time that acquires Registrable Securities.

“Principal Holder” shall mean each of Sponsor and Abry.

“Pro Rata” shall have the meaning given in subsection 3.2.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance on Rules 430A or 430B under the Securities Act or any successor rule thereto), as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“PubCo” shall have the meaning given in the Preamble hereto.

“Registrable Security” shall mean at any time any outstanding shares of Common Stock (including shares issuable under the Merger Agreement) or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of PubCo held by a Holder and any security into which such shares of Common Stock or other equity security shall have been converted or exchanged in connection with a recapitalization, reorganization, reclassification, merger, consolidation, exchange, distribution or otherwise, in each case other than any security received pursuant to an incentive plan adopted by PubCo on or after the Closing Date; provided, however, that, as to any particular Registrable Security, such securities shall cease to constitute Registrable Securities upon the earliest to occur of: (x) the date on which such securities are disposed of pursuant to an effective registration statement under the Securities Act; (y) the date on which such securities may be disposed of pursuant to Rule 144 (or any successor provision) promulgated under the Securities Act without limitation thereunder on volume or manner of sale; and (z) the date on which such securities cease to be outstanding.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

[1]	Note to Draft: To include each KORE stockholder owning 5% or greater of the shares of Common Stock immediately after Closing

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for PubCo;

(E) reasonable fees and disbursements of all independent registered public accountants of PubCo incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by (i) the majority-in-interest of the Demanding Holders in an Underwritten Offering or (ii) in the case of a Piggyback Registration, the majority-in-interest of the Holders participating in such Piggyback Registration.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Investor Rights Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person acting on behalf of such Person.

“Requesting Holders” shall have the meaning given in subsection 3.1.4.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shareholder Representative” means                     , or such other Person who is identified as the replacement Shareholder Representative by the then existing Shareholder Representative giving prior written notice to PubCo.

“Shelf” shall have the meaning given in subsection 3.1.1.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Designated Director” means the Sponsor Directors and any Independent Director designated by Sponsor pursuant to Article 2 hereof.

“Subsequent Shelf Registration” shall have the meaning given in subsection 3.1.2.

“Underwriter” shall mean any investment banker(s) and manager(s) appointed to administer the offering of any Registerable Securities as principal in an Underwriting Offering.

“Underwritten Offering” shall mean a Registration in which securities of PubCo are sold to an Underwriter for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.1.3.

“Well-Known Seasoned Issuer” shall have the meaning set forth in Rule 405 promulgated by the Commission pursuant to the Securities Act.

“Withdrawal Notice” shall have the meaning given in subsection 3.1.5.

ARTICLE II

GOVERNANCE

2.1 Board of Directors.

2.2.1 Composition of the Board. At and following the Closing, PubCo shall take all Necessary Action to cause (x) the Board to be comprised of ten (10) directors, selected as set forth herein. As of the Closing Date, the Board shall include (i) two (2) directors designated to PubCo by the Shareholder Representative (such directors, and any of their successors designated pursuant to Section 2.2.3 of this Agreement, each, a “Pre-Closing Holder Director”), (ii) two (2) directors designated to PubCo by Sponsor (such directors and any of their successors designated pursuant to Section 2.2.4 of this Agreement, each, a “Sponsor Director”), (iii) three (3) independent directors designated to PubCo by Sponsor and two (2) independent directors designated to PubCo by the Shareholder Representative (such directors and any successors designated pursuant to Section 2.2.6, each, an “Independent Director”), and (iv) the chief executive officer of PubCo. At the Closing, the foregoing directors are to be divided into three classes of directors, with each class serving for staggered three year-terms as follows:

(a) The Class I directors shall include: 1 Sponsor Director, 1 Independent Director designated by Sponsor (selected for Class I by the Sponsor) and 1 Independent Director designated by the Shareholder Representative (selected for Class I by the Shareholder Representative);

(b) The Class II directors shall include: 2 Independent Directors designated by Sponsor (selected for Class II by the Sponsor) and 1 Independent Director designated by the Shareholder Representative (selected for Class II by the Shareholder Representative);

(c) The Class III directors shall include: the CEO of PubCo, 1 Sponsor Directors (selected for Class III by the Sponsor) and 2 Pre-Closing Holder Directors (selected for Class III by the Shareholder Representative);

The initial term of the Class I directors shall expire immediately following PubCo’s 2021 annual meeting of stockholders at which directors are elected. The initial term of the Class II directors shall expire immediately following PubCo’s 2022 annual meeting of stockholders at which directors are elected. The initial term of the Class III directors shall expire immediately following PubCo’s 2023 annual meeting at which directors are elected.

2.2.2 Chairperson of the Board. PubCo shall take all Necessary Action to ensure (i) that the Chairperson of the board is a director selected by a majority of the Board and (ii) if the majority of the Board has selected the CEO to serve as the Chairperson of the Board and one or more Sponsor Directors has been elected to the Board, that the Sponsor Directors select the lead director of the Board.

2.2.3 Pre-Closing Holder Representation. Shareholder Representative shall have the right to designate the replacement for any Pre-Closing Holder Director and any Independent Director designated by Shareholder Representative. PubCo shall take all Necessary Action to ensure that such designees are included on the slate of nominees recommended by PubCo for election as directors in any shareholder meeting electing such replacement directors.

2.2.4 Sponsor Representation. Sponsor shall have the right to designate the replacement for any Sponsor Director and any Independent Director designated by Sponsor. PubCo shall take all Necessary Action to ensure that such designees are included on the slate of nominees recommended by PubCo for election as directors in any shareholder meeting electing such replacement directors.

2.2.5 Independent Directors. The Independent Directors designated by Sponsor and the Shareholder Representative shall (i) qualify as “independent” pursuant to the listing standards of the national securities exchange upon which the Common Stock is admitted to trading (or, if at the time of such recommendation, the Common Stock is not admitted to trading on a national securities exchange, pursuant to the listing standards of the New York Stock Exchange, LLC or its successor), and (ii) shall not be employed by Sponsor, Shareholder Representative, or any of their respective Affiliates.

2.2.6 Removal; Vacancies. Shareholder Representative or Sponsor, as applicable, shall have the exclusive right to (x) remove their nominees from the Board and (y) fill vacancies created by reason of death, removal or resignation of its nominees to the Board, and PubCo shall (in each case) take all Necessary Action to remove or nominate or cause the Board to appoint, as applicable, replacement directors designated by the applicable Party to fill any such vacancies above as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board or applicable committee).

2.2.7 Committees. In accordance with PubCo’s Organizational Documents, (i) the Board shall establish and maintain committees of the Board for (x) Audit, (y) Compensation and (z) Nominating and Corporate Governance, and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board. Subject to applicable Laws and stock exchange regulations, and subject to requisite independence requirements applicable to such committee, for so long as the Shareholder Representative or Sponsor, as applicable is entitled to designate at least one (1) director pursuant to this Section 2.1, PubCo shall take all Necessary Action to have at least one Pre-Closing Holder Director and one Sponsor Director, as applicable, appointed to serve on each committee of the Board.

2.2.8 Reimbursement of Expenses. PubCo shall reimburse the directors for all reasonable and documented out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

2.2.9 Indemnification. For so long as any Pre-Closing Holder Director or Sponsor Director serves as a director of PubCo, (i) PubCo shall provide such Pre-Closing Holder Director or Sponsor Director with at least the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of PubCo and (ii) PubCo shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Pre-Closing Holder Director or Sponsor Director nominated pursuant to this Agreement as and to the extent consistent with applicable Law, the Certificate of Incorporation, the Bylaws and any indemnification agreements with directors (whether such right is contained in the Organizational Documents or another document) (except to the extent such amendment or alteration permits PubCo to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

2.2.10 Review of Nominees. Any nominee as a Pre-Closing Holder Director, Sponsor Director or Independent Director shall be subject to PubCo’s customary due diligence process, including its review of a completed questionnaire and a background check. Based on the foregoing, PubCo may reasonably object to any such nominee within fifteen (15) days of receiving such completed questionnaire and background check authorization, (i) provided it does so in good faith and (ii) solely to the extent such objection is based upon any of the following: (1) such nominee was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (in each case, excluding traffic violations and other minor offenses); (2) such nominee was the subject of any order, judgment or decree not subsequently reversed, suspended or vacated of any court of competent jurisdiction, permanently or temporarily enjoining such proposed director or observer from, or otherwise limiting, the following activities: (A) engaging in any type of business practice, or (B) engaging in any activity in connection with the purchase or sale of any security or in connection with any violation of federal or state securities laws; (3) such nominee was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than sixty (60) days the right of such person to engage in any activity described in clause (2)(B), or to be associated with persons engaged in such activity; (4) such nominee was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated; or (5) such nominee was the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to a violation of any federal or state securities laws or regulations. In the event the Board reasonably finds any such nominee to be unsuitable based upon one or more of the foregoing clauses (1) through (5) inclusive, and reasonably objects to such nominated director or observer, the applicable Holder shall be entitled to propose a different nominee to the Board within thirty (30) days of PubCo’s notice to such Holder of its objection to such nominee and such replacement nominee shall be subject to the review process outlined in this Section 2.2.11.

2.3 Company Cooperation. PubCo shall take all Necessary Action to cause the Board to consist of the number of directors specified in Section 2.1 and to include in the slate of nominees to be voted upon by the stockholders of PubCo the Persons designated for nomination to the Board in accordance with Section 2.1.

2.4 Sharing of Information. To the extent permitted by antitrust, competition or any other applicable Law, each of PubCo, the Shareholder Representative and Sponsor agree and acknowledge that the directors designated by the Shareholder Representative and Sponsor, may share confidential, non-public information about PubCo and its subsidiaries (“Confidential Information”) with the Shareholder Representative or Sponsor, as applicable. Each of the Shareholder Representative and Sponsor recognizes that it, or its Affiliates and Representatives, has acquired or will acquire Confidential Information the use or disclosure of which could cause PubCo substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, each of the Shareholder Representative and Sponsor covenants and agrees with PubCo that it will not (and will cause its respective controlled Affiliates and Representatives not to) at any time, except with the prior written consent of PubCo, directly or indirectly, disclose any Confidential Information known to it to any third party, unless (a) such information becomes known to the public through no fault of such Party in violation of this Investor Rights Agreement, (b) disclosure is required by applicable Law (including any filing following the Closing Date with the SEC pursuant to applicable securities laws) or court of competent jurisdiction or requested by a Governmental Entity; provided, that (other than in the case of any required filing following the Closing Date with the SEC or in connection with any Regulatory Inquiry, for which notification shall expressly not be required) such Party promptly notifies PubCo of such requirement or request and takes commercially reasonable steps, at the sole cost and expense of PubCo, to minimize the extent of any such required disclosure, (c) such information was available or becomes available to such Party before, on or after the Effective Date, without restriction, from a source (other than PubCo) without any breach of duty to PubCo or any of its Affiliates or (d) such information was independently developed by such Party or its Representatives without the use of, or reference to, the Confidential Information. Notwithstanding the foregoing, nothing in this Investor Rights Agreement shall prohibit the Shareholder Representative and Sponsor from disclosing Confidential Information (x) to any Affiliate, Representative, limited partner, member, shareholder or other equity holder of such Party, provided, that such Person shall be bound by an obligation of confidentiality with respect to such Confidential Information and such Party shall be responsible for any breach of this Section 2.4 by any such Person or (y) if such disclosure is made pursuant to any examinations, audits, investigations, regulatory sweeps or other regulatory inquiries by regulatory agencies, self-regulatory organizations, governmental agencies or examiners thereof (each a “Regulatory Inquiry”) with jurisdiction over such Party in connection with a Regulatory Inquiry that is not specifically directed at PubCo or the Confidential Information, provided that such Party shall request that confidential treatment be accorded to any information so disclosed. No Confidential Information shall be deemed to be provided to any Person, including any Affiliate of a Pre-Closing Holder or Sponsor, unless such Confidential Information is actually provided to such Person.

2.5 Termination. This Article II and the rights and obligations of the parties hereunder shall terminate on the 7th anniversary of the date hereof.

ARTICLE III

REGISTRATIONS AND OFFERINGS

3.1 Shelf Registration.

3.1.1 Filing. PubCo shall file and cause to be effective within 15 days of the Closing Date, a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”) or if PubCo is ineligible to use a Form S-3 Shelf, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf,” and together with the Form S-3 Shelf (and any Subsequent Shelf Registration), the “Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two business days prior to such filing) on a delayed or continuous basis. PubCo shall use its commercially reasonable efforts to cause the Shelf to become effective as soon as practicable after such filing. The Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder. PubCo shall maintain the Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event PubCo files a Form S-1 Shelf, PubCo shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after PubCo is eligible to use Form S-3.

3.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, PubCo shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Holder. If a Subsequent Shelf Registration is filed, PubCo shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if PubCo is a Well-Known Seasoned Issuer) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that PubCo is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, PubCo, upon request of a Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at PubCo’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, PubCo shall only be required to cause such Registrable Securities to be so covered once annually after reasonable inquiry of the Holders, unless such Registrable Securities were delivered pursuant to the Merger Agreement in which case PubCo shall register such Registerable Securities so delivered as soon as reasonably possible.

3.1.3 Requests for Underwritten Shelf Takedowns. At any time and from time to time after the Shelf has been declared effective by the Commission, the Sponsor or any Pre-Closing Requesting Stockholder may

request to sell all or any portion of its Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that PubCo shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include either (x) securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $25,000,000 or (y) all remaining Registrable Securities held by the requesting Holder (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to PubCo, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Holders that requested such Underwritten Shelf Takedown (the “Demanding Holders”) shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to PubCo’s prior approval which shall not be unreasonably withheld, conditioned or delayed. The Sponsor may demand four Underwritten Shelf Takedowns each fiscal year and the Pre-Closing Holder Requesting Stockholders (on a collective basis) may demand four Underwritten Shelf Takedowns each fiscal year; provided, that no demand for an Underwritten Shelf Takedown may be made prior to 45 days following the consummation of another Underwritten Shelf Takedown.

3.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises PubCo, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Investor Rights Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that PubCo desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then PubCo shall include in such Underwritten Offering, (i) the Registrable Securities that can be sold without exceeding the Maximum Number of Securities pro rata among such Holders on the basis of the number of Registrable Securities requested to be included by each such Holder, (ii) to the extent that the Maximum Number of Securities has not been reached, the Common Stock or other equity securities of other persons or entities that PubCo is obligated to include in such Underwritten Offering pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities, and (iii) to the extent that the Maximum Number of Securities has not been reached, such number of shares of Common Stock or other equity securities proposed to be sold by PubCo until the Maximum Number of Securities is reached. Notwithstanding anything herein to the contrary, if the Maximum Number of Securities is less than 75% of the number of Registrable Securities requested by the Holders to be included in such Underwritten Shelf Takedown, such Underwritten Shelf Takedown shall not count as an Underwritten Shelf Takedown demanded by any Holder for purposes of Section 3.1.3.

3.1.5 Withdrawal. A majority-in-interest of the Demanding Holders initiating a Shelf Takedown shall have the right to withdraw from a Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to PubCo and the Underwriter or Underwriters (if any) of their intention to withdraw from such Shelf Takedown; provided that the Sponsor or any Pre-Closing Requesting Stockholder may elect to have PubCo continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of subsection 3.1.3, unless either (i) the Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) the Holder reimburses PubCo for all Registration Expenses with respect to such Underwritten Shelf Takedown; provided, that if a Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall count as an Underwritten Shelf Takedown demanded by such Holder for purposes of subsection 3.1.3. Following the receipt of any Withdrawal Notice, PubCo shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Investor Rights Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this subsection 3.1.5, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this subsection 3.1.5.

3.2 Piggyback Registration.

3.2.1 Piggyback Rights. If PubCo or any Holder proposes to conduct a registered offering of, or if PubCo proposes to file a Registration Statement under the Securities Act with respect to an offering of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of PubCo (or by PubCo and by the stockholders of PubCo including, without limitation, an Underwritten Shelf Takedown pursuant to Section 3.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to PubCo’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of PubCo or (iv) for a dividend reinvestment plan, then PubCo shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an underwritten offering pursuant to a Shelf Registration, the launch date of such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, a good faith estimate of the proposed maximum offering price of such securities, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). PubCo shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 3.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of PubCo included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering. Notwithstanding anything herein to the contrary, a Principal Holder effecting a Block Sale shall provide prompt written notice (but in no event later than forty-eight (48) hours prior to such Block Sale) to the Company and any other Principal Holder setting forth the timeline for such offering to permit participation by any such other Principal Holder in such offering, and such other Principal Holder shall be entitled to participate in such offering so long as such participation of such other Principal Holder does not materially delay the proposed timeline of such Block Sale specified in the notice.

3.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises PubCo and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that PubCo desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 3.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of PubCo, exceeds the Maximum Number of Securities, then:

(a) If the Registration or registered offering is undertaken for PubCo’s account, PubCo shall include in any such Registration or registered offering the number of shares of Common Stock or other equity securities proposed to be sold by PubCo, and thereafter, the Registrable Securities that can be sold without exceeding the Maximum Number of Securities pro rata among such Holders on the basis of the number of Registrable Securities requested to be included by each such Holder and, to the extent that the Maximum Number of Securities has not been reached, the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggy-back registration rights of other stockholders of PubCo, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration or registered offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then PubCo shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 3.2.1, pro rata among such Holders on the basis of the number of Registrable Securities requested to be included by each such Holder, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other persons or entities that PubCo is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

3.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. PubCo (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Investor Rights Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 3.2.3.

3.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to subsection 3.1.5 any Piggyback Registration effected pursuant to Section 3.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under subsection 3.1.3 hereof.

3.3 In connection with any Underwritten Offering of equity securities of PubCo, each Holder agrees that it shall not transfer any shares of Common Stock (other than those included in such offering pursuant to this Investor Rights Agreement), without the prior written consent of PubCo, during the seven days prior to and the 90-day period beginning on the date of pricing of such offering, except in the event the Underwriters managing the offering otherwise agree by written consent. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). Notwithstanding the foregoing, with respect to an Underwritten Offering, a Holder shall not be subject to this Section 3.3 with respect to an Underwritten Offering unless each stockholder of PubCo that (together with their affiliates) hold at least 5% of the issued and outstanding Common Stock and each of PubCo’s directors and officers have executed a lock-up on terms at least as restrictive with respect to such Underwritten Offering as requested of the Holders. A Holder’s obligations under this Section 3.3 shall only apply for so long as such Holder (together with its affiliates) holds at least 5% of the issued and outstanding Common Stock.

ARTICLE IV

COMPANY PROCEDURES

4.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, PubCo shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto PubCo shall, as expeditiously as possible:

4.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

4.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five (5) percent of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

4.1.3 prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

4.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of PubCo and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

4.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by PubCo are then listed;

4.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

4.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

4.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

4.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 4.4 hereof;

4.1.10 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters agree to confidentiality arrangements reasonably satisfactory to PubCo, prior to the release or disclosure of any such information; and provided further, PubCo may not include the name of any Holder or any information regarding any Holder in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder and providing each such Holder a reasonable amount of time to review and comment on such applicable document, which comments PubCo shall include unless contrary to applicable law;

4.1.11 obtain a “cold comfort” letter from PubCo’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

4.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing PubCo for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

4.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

4.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of PubCo’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

4.1.15 if an Underwritten Offering involves Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $35.0 million, use its reasonable efforts to make available senior executives of PubCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

4.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

4.2 Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by PubCo. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

4.3 Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Investor Rights Agreement to the contrary, if any Holder does not provide PubCo with its requested Holder Information, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering for equity securities of PubCo pursuant to a Registration initiated by PubCo hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by PubCo and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 4.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

4.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from PubCo that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that PubCo hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by PubCo that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control, PubCo may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by PubCo to be necessary for such purpose; provided that such right to delay or suspend shall be exercised by PubCo not more than three (3) times in any twelve-month period. In the event PubCo exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. PubCo shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 4.4.

4.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 4.5. PubCo further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect), including providing any legal opinions. Upon the request of any Holder, PubCo shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

4.6 Other Obligations. In connection with a sale or transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, PubCo shall, subject to the receipt of the any customary documentation required from the applicable Holders in connection therewith, (i) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred and (ii) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i). In addition, PubCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned sales or transfers; provided, however, that PubCo shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any sale or transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

4.7 Transfer Restrictions.

4.7.1 During the Lock-Up Period, none of the Holders shall offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or distribute any shares of Common Stock that are subject to the Lock-Up Period or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive shares of Common Stock that are subject to the Lock-Up Period, whether now owned or hereinafter acquired, that is owned directly by such Holder (including securities held as a custodian) or with respect to which such Holder has beneficial ownership within the rules and regulations of the Commission (such securities that are subject to the Lock-Up Period, the “Restricted Securities”), other than (i) any transfer to an affiliate of a Holder, (ii) a distribution to profit interest holders, limited partners, member, shareholder or other equity holders of or other holders of equity interests in such Holder or (iii) as a pledge in a bona fide transaction to third parties as collateral to secure obligations pursuant to lending or other arrangements with such third parties relating to a financing arrangement for the benefit of the Holder or its affiliates, as applicable. The foregoing restriction is expressly agreed to preclude each Holder, as applicable, from engaging in any hedging or other transaction with respect to Restricted Securities which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Securities even if such Restricted Securities would be disposed of by someone other than such Holder. Such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Restricted Securities of the applicable Holder, or with respect to any security that includes, relates to, or derives any significant part of its value from such Restricted Securities.

4.7.2 Each Holder hereby represents and warrants that it now has and, except as contemplated by subsection 4.7.1 or this subsection 4.7.2 for the duration of the Lock-Up Period, will have good and marketable title to its Restricted Securities, free and clear of all liens, encumbrances, and claims that could impact the ability of such Holder to comply with the foregoing restrictions Each Holder agrees and consents to the entry of stop transfer instructions with PubCo’s transfer agent and registrar against the transfer of any Restricted Securities during the Lock-Up Period.

ARTICLE V

INDEMNIFICATION AND CONTRIBUTION

5.1 Indemnification.

5.1.1 PubCo agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, in light of the circumstances under which it was made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to PubCo by such Holder expressly for use therein. PubCo shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

5.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify PubCo, its directors, officers and agents and each person who controls PubCo (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, in light of the circumstances under which it was made, not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of PubCo.

5.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim (and, if necessary, one local counsel), unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

5.1.4 The indemnification provided for under this Investor Rights Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.

5.1.5 If the indemnification provided under Section 5.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 5.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 5.1.1, 5.1.2 and 5.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 5.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 5.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 5.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE VI

MISCELLANEOUS

6.1 Notices. Any notice or communication under this Investor Rights Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Investor Rights Agreement must be addressed, if to PubCo to: King Pubco, Inc., 875 3rd Avenue, 11th Floor, New York, NY 10022, Attn: Nick Robinson, Mike Palmer, E-mail: nrobinson@cerberus.com, mpalmer@cerberus.com, and, if to any Holder, at such Holder’s address or facsimile number as set forth in PubCo’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2 Representations and Warranties of the Parties. Each of the Parties hereby represents and warrants to each of the other Parties as follows:

6.3.1 Such Party, to the extent applicable, is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to conduct its business as it is now being conducted and is proposed to be conducted.

6.3.2 Such Party has the full power, authority and legal right to execute, deliver and perform this Investor Rights Agreement. The execution, delivery and performance of this Investor Rights Agreement have been duly authorized by all necessary action, corporate or otherwise, of such Party. This Investor Rights Agreement has been duly executed and delivered by such Party and constitutes its, his or her legal, valid and binding obligation, enforceable against it, him or her in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

6.3.3 The execution and delivery by such Party of this Investor Rights Agreement, the performance by such Party of its, his or her obligations hereunder by such Party does not and will not violate (i) in the case of Parties who are not individuals, any provision of its by-laws, charter, articles of association, partnership agreement or other similar organizational document, (ii) any provision of any material agreement to which it, he or she is a Party or by which it, he or she is bound or (iii) any law, rule, regulation, judgment, order or decree to which it, he or she is subject.

6.3.4 Such Party is not currently in violation of any law, rule, regulation, judgment, order or decree, which violation could reasonably be expected at any time to have a material adverse effect upon such Party’s ability to enter into this Investor Rights Agreement or to perform its, his or her obligations hereunder.

6.3.5 There is no pending legal action, suit or proceeding that would materially and adversely affect the ability of such Party to enter into this Investor Rights Agreement or to perform its, his or her obligations hereunder.

6.4 Specific Performance. Each Party hereby agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Investor Rights Agreement (including the failure to take such actions as are required of them under this Investor Rights Agreement) and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not, even if available, have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to injunctive relief, specific performance, or other equitable relief to prevent breaches of this Investor Rights Agreement and to enforce such obligations, without the posting of any bond or other security and without proof of damages, this being in addition to any other remedy to which they are entitled under this Investor Rights Agreement, and if any Action should be brought in equity to enforce any of the provisions of this Investor Rights Agreement, none of the Parties shall oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law. Further, each Party agrees and acknowledges that the right of specific enforcement is an integral part of this Investor Rights Agreement and without that right, none of the Parties would have entered into this Investor Rights Agreement.

6.5 Subsequent Acquisition of Shares. Any Equity Securities of PubCo acquired subsequent to the Effective Date by a Holder shall be subject to the terms and conditions of this Investor Rights Agreement and such shares shall be considered to be “Registrable Securities” as such term is used in this Investor Rights Agreement.

6.6 Consents, Approvals and Actions. If any consent, approval or action of the Sellers or the Sponsor is required at any time pursuant to this Investor Rights Agreement, such consent, approval or action shall be deemed given if the holders of a majority of the outstanding Equity Securities of PubCo held by the Pre-Closing Stockholders or the Sponsor, as applicable, at such time provide such consent, approval or action in writing at such time.

6.7 Not a Group; Independent Nature of Holders’ Obligations and Rights. The Holders and PubCo agree that the arrangements contemplated by this Investor Rights Agreement are not intended to constitute the formation of a “group” (as defined in Section 13(d)(3) of the Exchange Act). Each Holder agrees that, for purposes of determining beneficial ownership of such Holder, it shall disclaim any beneficial ownership by virtue of this Investor Rights Agreement of PubCo’s Equity Securities owned by the other Holders, and PubCo agrees to recognize such disclaimer in its Exchange Act and Securities Act reports. The obligations of each Holder under this Investor Rights Agreement are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this Investor Rights Agreement. Nothing contained herein, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as, and PubCo acknowledges that the Holders do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this Investor Rights Agreement, and PubCo acknowledges that the Holders are not acting in concert or as a group, and PubCo shall not assert any such claim, with respect to such obligations or the transactions contemplated by this Investor Rights Agreement. The decision of each Holder to enter into this

Investor Rights Agreement has been made by such Holder independently of any other Holder. Each Holder acknowledges that no other Holder has acted as agent for such Holder in connection with such Holder making its investment in PubCo and that no other Holder will be acting as agent of such Holder in connection with monitoring such Holder’s investment in the Common Stock or enforcing its rights under this Investor Rights Agreement. PubCo and each Holder confirms that each Holder has had the opportunity to independently participate with PubCo and its subsidiaries in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Investor Rights Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose. The use of a single agreement to effectuate the rights and obligations contemplated hereby was solely in the control of PubCo, not the action or decision of any Holder, and was done solely for the convenience of PubCo and its subsidiaries and not because it was required to do so by any Holder. It is expressly understood and agreed that each provision contained in this Investor Rights Agreement is between PubCo and a Holder, solely, and not between PubCo and the Holders collectively and not between and among the Holders.

6.8 Other Business Opportunities.

6.8.1 The Parties expressly acknowledge and agree that to the fullest extent permitted by applicable law: (i) each of the Pre-Closing Stockholders and the Sponsor (including in the case of Abry and Sponsor, (A) its Affiliates, (B) any portfolio company in which it or any of its investment fund Affiliates have made a debt or equity investment (and vice versa) or (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors) and the Pre-Closing Holder Directors and the Sponsor Directors has the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as PubCo or any of its subsidiaries or deemed to be competing with PubCo or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, with no obligation to offer to PubCo or any of its subsidiaries, or any other Holder the right to participate therein; (ii) each of the Pre-Closing Stockholders and the Sponsor (including in the case of Abry and Sponsor, (A) its Affiliates, (B) any portfolio company in which it or any of its investment fund Affiliates have made a debt or equity investment (and vice versa) or (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors) and the Pre-Closing Holder Designated Directors and the Sponsor Designated Directors may invest in, or provide services to, any Person that directly or indirectly competes with PubCo or any of its subsidiaries; and (iii) in the event that any of the Pre-Closing Stockholders and the Sponsor (including in the case of Abry and Sponsor, (A) its Affiliates, (B) any portfolio company in which it or any of its investment fund Affiliates have made a debt or equity investment (and vice versa) or (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors) or any Pre-Closing Holder Designated Director or Sponsor Designated Director, respectively, acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for PubCo or any of its subsidiaries, such Person shall have no duty (fiduciary, contractual or otherwise) to communicate or present such corporate opportunity to PubCo or any of its subsidiaries or any other Holder, as the case may be, and, notwithstanding any provision of this Investor Rights Agreement to the contrary, shall not be liable to PubCo or any of its subsidiaries or any other Holder (or its Affiliates) for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not present such opportunity to PubCo or any of its subsidiaries or any other Holder (or its Affiliates). For the avoidance of doubt, the Parties acknowledge that this paragraph is intended to disclaim and renounce, to the fullest extent permitted by applicable law, any right of PubCo or any of its subsidiaries with respect to the matters set forth herein, and this paragraph shall be construed to effect such disclaimer and renunciation to the fullest extent permitted by law.

6.8.2 Each of the Parties hereby, to the fullest extent permitted by applicable law:

(a) confirms that none of the Pre-Closing Stockholders or the Sponsor or any of their respective Affiliates have any duty to PubCo or any of its subsidiaries or to any other Holder other than the specific covenants and agreements set forth in this Investor Rights Agreement;

(b) acknowledges and agrees that (A) in the event of any conflict of interest between PubCo or any of its subsidiaries, on the one hand, and any of the Pre-Closing Stockholders, the Sponsor or any of their respective Affiliates (or any Pre-Closing Holder Director or Sponsor Director acting in his or her capacity as such), on the other hand, the Pre-Closing Stockholders, the Sponsor or applicable Affiliates (or any Pre-Closing Holder Director or Sponsor Director acting in his or her capacity as a director) may act in its best interest and (B) none of the Pre-Closing Stockholders, the Sponsor or any of their respective Affiliates or any Pre-Closing Holder Director or Sponsor Director acting in his or her capacity as a director, shall be obligated (1) to reveal to PubCo or any of its subsidiaries confidential information belonging to or relating to the business of such Person or any of its Affiliates or (2) to recommend or take any action in its capacity as a direct or indirect stockholder or director, as the case may be, that prefers the interest of PubCo or its subsidiaries over the interest of such Person; and

(c) waives any claim or cause of action against any of the Pre-Closing Stockholders, the Sponsor and any of their respective Affiliates, and any officer, employee, agent or Affiliate of any such Person that may from time to time arise in respect of a breach by any such person of any duty or obligation disclaimed under Section 6.8.2(a) or Section 6.8.2(b).

6.8.3 Each of the parties hereto agrees that the waivers, limitations, acknowledgments and agreements set forth in this Section 6.8 shall not apply to any alleged claim or cause of action against any of the Pre-Closing Stockholders or the Sponsor based upon the breach or nonperformance by such Person of this Investor Rights Agreement or any other agreement to which such Person is a party.

6.8.4 The provisions of this Section 6.8, to the extent that they restrict the duties and liabilities of any of the Pre-Closing Stockholders, the Sponsor or any of their respective Affiliates or any Pre-Closing Holder Director or Sponsor Director otherwise existing at law or in equity, are agreed by the Parties to replace such other duties and liabilities of the Pre-Closing Stockholders, the Sponsor or any of their respective Affiliates or any such Pre-Closing Holder Director or Sponsor Director to the fullest extent permitted by applicable law.

6.9 Assignment; No Third Party Beneficiaries.

6.9.1 This Agreement and the rights, duties and obligations of PubCo hereunder may not be assigned or delegated by PubCo in whole or in part.

6.9.2 Prior to the expiration of any Lock-up Period, no Holder subject to any such Lock-Up Period may assign or delegate such Holder’s rights, duties or obligations under this Investor Rights Agreement, in whole or in part, in violation of the applicable Lock-Up Period, except to (a) an Affiliate of such Holder, (b) direct and/or indirect equity holders of the Sponsor pursuant to a distribution as described in Section 6.19 of this Investor Rights Agreement or to direct or indirect equity holders of any Pre-Closing Stockholder or (c) any person with the prior written consent of PubCo. A sale or transfer that qualifies pursuant to an exemption from the Securities Act shall not be deemed to have been made pursuant to a registration statement.

6.9.3 After the expiration of the Lock-up Period to the extent applicable to such Holder, a Holder may assign or delegate such Holder’s rights, duties or obligations under this Investor Rights Agreement, in whole or in part, to (a) up to five Permitted Transferees, provided, however, that each such Permitted Transferee holds, after giving effect to such assignment or delegation, at least five percent of the then-outstanding Common Shares, (b) an Affiliate of such Holder, (c) direct and/or indirect equity holders of the Sponsor pursuant to a distribution as described in Section 6.19 of this Investor Rights Agreement or to direct or indirect equity holders of any Pre-Closing Stockholder or (d) any person with the prior written consent of PubCo.

6.9.4 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.9.5 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Investor Rights Agreement (including pursuant to Sections 2.2.8, 2.2.9, 5.1, 6.8 and 6.19 hereof).

6.9.6 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate PubCo unless and until PubCo shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to PubCo, to be bound by the terms and provisions of this Investor Rights Agreement (which may be accomplished by an addendum or certificate of joinder to this Investor Rights Agreement). Any transfer or assignment made other than as provided in this Section 6.9 shall be null and void.

6.10 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.11 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THE AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

6.12 TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.13 Amendments and Modifications. Upon the written consent of each of the Principal Holders, compliance with any of the provisions, covenants and conditions set forth in this Investor Rights Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of PubCo, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or PubCo and any other party hereto or any failure or delay on the part of a Holder or PubCo in exercising any rights or remedies under this Investor Rights Agreement shall operate as a waiver of any rights or remedies of any Holder or PubCo. No single or partial exercise of any rights or remedies under this Investor Rights Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.14 Other Registration Rights. PubCo represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration Statement filed by PubCo for the sale of securities for its own account or for the account of any other person. Further, PubCo represents and warrants that this Investor Rights Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions, including the RRA, and in the event of a conflict between any such agreement or agreements and this Investor Rights Agreement, the terms of this Investor Rights Agreement shall prevail. PubCo agrees that (i) it shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Holders hereunder, and (ii) it shall not grant any registration rights to third parties which are more favorable than the rights granted hereunder unless are such more favorable rights are concurrently added to the rights granted hereunder.

6.15 Termination of RRA. Upon the Closing, PubCo and the Original Holders hereby agree that the RRA and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect.

6.16 Term. Except for Section 2.2.10 (which section shall terminate at such time as the Pre-Closing Stockholders, the Sponsor and their Permitted Transferees are no longer entitled to any rights pursuant to such section), Article II shall terminate automatically (without any action by any Party) as to the Pre-Closing Stockholders or the Sponsor at such time at which such Party no longer has the right to designate an individual for nomination to the Board under this Investor Rights Agreement. Article III, Article IV, and Article V of this Investor Rights Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities except that the provisions of Article V shall survive any termination. The remainder of this Investor Rights Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Holder, following the Closing Date, ceases to Beneficially Own any Registrable Securities.

6.17 Holder Information. Each Holder agrees, if requested in writing, to represent to PubCo the total number of Registrable Securities held by such Holder in order for PubCo to make determinations hereunder, including, without limitation, for purposes of Section 6.16 hereof.

6.18 Joinder. Each Pre-Closing Stockholder that is not a party to this Investor Rights Agreement as of the date hereof shall have the right to become a party to this Investor Rights Agreement after the date hereof as though an original party hereto, upon execution and delivery to PubCo of a joinder agreement, in a form reasonably satisfactory to PubCo. Upon the execution and delivery of a joinder agreement in accordance with the immediately preceding sentence, the joining party shall become a “Holder” and shall be entitled, in addition to those rights as a Holder, to any rights of a “Pre-Closing Stockholder” under this Investor Rights Agreement.

6.19 Distributions. In the event that the Sponsor distributes, or has distributed, all of its Registrable Securities to its direct and/or indirect equity holders, such distributees shall be treated as the Sponsor hereunder; provided, however, that Sponsor shall remain as the representative acting on behalf of such distributees and shall be able to confer all rights and take all actions on behalf of such distributees; provided that such distributees, taken as a whole, shall not be entitled to rights in excess of those conferred to the Sponsor, as if it remained a single entity party to this Investor Rights Agreement.

6.20 Legends. Without limiting the obligations of PubCo set forth in Section 4.6, each of the Holders acknowledges that (i) no Transfer, hypothecation or assignment of any Registrable Securities Beneficially Owned by such Holder may be made except in compliance with applicable federal and state securities laws and (ii) PubCo shall (x) place customary restrictive legends on the certificates or book entries representing the Registrable Securities subject to this Investor Rights Agreement and (y) remove such restrictive legends at the time the applicable Transfer and other restrictions contemplated thereby are no longer applicable to the Registrable Securities represented by such certificates or book entries.

6.22 Adjustments. If, and as often as, there are any changes in the shares of Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Investor Rights Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the shares of Common Stock as so changed.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Investor Rights Agreement to be executed as of the date first written above.

PUBCO:

KING PUBCO, INC.
a Delaware corporation

By:
Name: Michael Palmer
Title: Authorized Signatory

SPONSOR:

CERBERUS TELECOM ACQUISITION HOLDINGS, LLC
a Delaware limited liability company

By:
Name: Jeff Lomasky
Title: Authorized Signatory

[OTHER]

By:
Name:
Title:

[Signature Page to Investor Rights Agreement]

Annex E

COMPANY HOLDERS SUPPORT AGREEMENT

This Company Holders Support Agreement (this “Agreement”), dated as of March 12, 2021, is entered into by and among Cerberus Telecom Acquisition Corp., a Cayman Islands exempted company (“Acquiror”), Maple Holdings Inc., a Delaware corporation (the “Company”) and certain of the stockholders of the Company, whose names appear on the signature pages of this Agreement (such stockholders, the “Stockholders”, and Acquiror, the Company and the Stockholders, each a “Party”, and collectively, the “Parties”).

RECITALS

WHEREAS, concurrently herewith, Acquiror, the Company, King Pubco, Inc. (“Pubco”), a Delaware corporation and wholly owned subsidiary of Acquiror, King Corp Merger Sub, Inc. (“Corp Merger Sub”), a Delaware corporation, King LLC Merger Sub, LLC (“LLC Merger Sub”), a Delaware limited liability company and direct, wholly owned subsidiary of Pubco, are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) inter alia, (i) on the day immediately prior to the Closing Date, Acquiror will merge with and into LLC Merger Sub (the “Pubco Merger”), with LLC Merger Sub being the surviving entity of the Pubco Merger, (ii) on the Closing Date and immediately prior to the First Merger, the equity interests in Corp Merger Sub will be contributed to Pubco (the “Corp Merger Sub Contribution”), as a result of which Corp Merger Sub will become a wholly owned subsidiary of Pubco, (iii) following the Corp Merger Sub Contribution, Corp Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger; and (iv) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Company will merge with and into LLC Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with LLC Merger Sub being the surviving entity of the Second Merger;

WHEREAS, as of the date hereof, each Stockholder is the sole record owner and “beneficial owner” (as such term is used herein, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of, and has the sole power to dispose of and vote (or direct the voting of), the number of shares of the class of stock of the Company (“Company Stock”) set forth opposite such Stockholder’s name on Schedule 1 attached hereto (collectively, with respect to each Stockholder, such Stockholder’s “Owned Shares”, and such Owned Shares, together with (1) any additional shares of Company Stock (or any securities convertible into or exercisable or exchangeable for Company Stock) in which such Stockholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities and (2) any additional shares of Company Stock with respect to which such Stockholder has the right to vote through a proxy, the “Covered Shares”);

WHEREAS, each Stockholder agrees to terminate or cause to be terminated, without liability to Acquiror, the Company or any of the Company’s Subsidiaries, each Affiliate Agreement entered into solely between the Company or any of the Company’s Subsidiaries, on the one hand, and such Stockholder or any of its Affiliates, on the other hand (other than those Affiliate Agreements listed on Section 7.07 of the Company Disclosure Letter) (such terminated agreements, collectively, the “Terminating Agreements”), effective immediately prior to the Closing;

WHEREAS, each Stockholder has received a copy of the Merger Agreement;

WHEREAS, in consideration for the benefits to be received by the Stockholders under the terms of the Merger Agreement and as a material inducement to Acquiror agreeing to enter into the Merger Agreement and consummate the Transactions, the Stockholders agree to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that the Acquiror would not have entered into the Merger Agreement and agreed to consummate the Transactions without the Stockholders entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror, the Company and each Stockholder hereby agree as follows:

1. Agreement to Vote. From and after the date hereof until the Termination Date, each Stockholder, solely in his, her or its capacity as a stockholder or proxy holder of the Company (as applicable), irrevocably and unconditionally agrees to validly execute and deliver to the Company in respect of all of such Stockholder’s Covered Shares, as soon as reasonably practicable after such time as the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to the stockholders of Acquiror and the Company, and in any event within forty-eight (48) hours after the Registration Statement is declared effective and delivered or otherwise made available to the stockholders of Acquiror and the Company, a written consent in form reasonably acceptable to Acquiror in respect of all of such Stockholder’s Covered Shares approving the Merger Agreement and the Transactions. In addition, prior to the Termination Date (as defined herein), each Stockholder, in his, her or its capacity as a stockholder or proxy holder of the Company, irrevocably and unconditionally agrees that, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company, such Stockholder shall, and shall cause any other holder of record of any of such Stockholder’s Covered Shares to:

(a) when such meeting is held, appear at such meeting or otherwise cause such Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by such Stockholder) in favor of the Transactions and the adoption of the Merger Agreement and any other matters necessary or reasonably requested by the Company for consummation of the Transactions;

(c) in any other circumstances upon which a consent or other approval is required or requested under the Company’s Governing Documents or any of the agreements set forth on Section 5.06(b) of the Company Disclosure Letter (collectively, the “Investment Agreements”) or otherwise sought with respect to the Merger Agreement or the Transactions, vote, consent or approve (or cause to be voted, consented or approved) all of such Stockholder’s Covered Shares held at such time in favor thereof;

(d) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Covered Shares against (i) any Acquisition Transaction, or any proposal relating to an Acquisition Transaction (in each case, other than the Transactions); (ii) any merger agreement or merger (other than the Merger

Agreement and the Mergers), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company; and (iii) against any proposal, action or agreement that would (A) impede, delay, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or any Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement or (C) result in any of the conditions set forth in Section 10.01 or Section 10.02 of the Merger Agreement not being timely satisfied or fulfilled.

The obligations of each Stockholder specified in this Section 1 shall apply whether or not the Transactions are recommended by the Board of Directors of the Company or the Board of Directors of the Company has previously recommended the Transactions but changed such recommendation.

2. No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that such Stockholder has not and shall not (i) enter into any voting agreement or arrangement or voting trust with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3. Termination. This Agreement shall terminate upon the earliest of (i) the First Effective Time, (ii) the valid termination of the Merger Agreement in accordance with its terms, and (iii) the time this Agreement is validly terminated upon the mutual written agreement of the Company, Acquiror and the Stockholder (the earliest such date under clause (i), (ii) and (iii) being referred to herein as the “Termination Date”), and the representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Termination Date; provided, that the provisions set forth in Section 10 shall survive the Termination Date.

4. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants (severally and not jointly as to itself only) to the Acquiror as follows:

(a) Such Stockholder is the sole record owner and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to or has a valid proxy to vote, such Stockholder’s Covered Shares, free and clear of any Liens (other than restrictions under applicable Securities Laws and as created by this Agreement, the Investment Agreements or the Governing Documents of the Company (including, for the purposes hereof, any agreements between or among stockholders of the Company that terminate on or before Closing)). As of the date hereof, other than the Owned Shares set forth opposite such Stockholder’s name on Schedule 1, such Stockholder does not own beneficially or of record any shares of Company Stock (or any securities convertible into shares of Company Stock) or any interest therein, and does not have the right to acquire any Company Stock (whether by option, warrant, purchase right, or other Contract).

(b) Such Stockholder in each case except as provided in this Agreement, the Investment Agreements or the Governing Documents of the Company, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein whether by ownership or by proxy, in each case, with respect to such Stockholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust, and has no knowledge and is not aware of any such voting agreement or voting trust in effect with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) has not entered into and is not bound by any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(c) Such Stockholder affirms that (i) if the Stockholder is a natural person, he or she has all the requisite power, legal capacity, and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby, and (ii) if such Stockholder is not a natural person, (A) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (B) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, subject to the due execution and delivery of this Agreement by each other Party, constitutes a legally valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws or other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the HSR Act and Exchange Act and any notices to be provided to Company Stockholders pursuant to requirements of Sections 262 and 228(e) of the DGCL, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Stockholder from, or to be given by such Stockholder to, or be made by such Stockholder with, any Governmental Authority in connection with the execution, delivery and performance by such Stockholder of this Agreement, the consummation of the transactions contemplated hereby or the Transactions.

(e) The execution, delivery and performance of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Governing Documents of such Stockholder (if such Stockholder is not a natural person), (ii) the creation of a Lien on the Covered Shares, (iii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under any Contract binding upon such Stockholder, (iv) a breach or violation of any applicable Law to which such Stockholder is subject, or (v) any change in the rights or obligations of any party under any Contract legally binding upon such Stockholder, except, in the case of clause (ii), (iii), (iv) or (v) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby or the Transactions.

(f) As of the date of this Agreement, there is no Action pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder that, individually or in the aggregate, have had or would reasonably be expected to materially delay, or have a material adverse effect on the ability of such Stockholder to consummate the Transactions or (y) that challenges or seeks to prevent, enjoin or materially delay the performance by such Stockholder of its obligations under this Agreement.

(g) Such Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and based on such information as such Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Stockholder acknowledges that except for the Company Representations by the Company and the Acquiror Party Representations by the Acquiror Parties, no Company Party, Acquiror Party or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Company Party or Acquiror Party (or any of their respective Subsidiaries), and all other representations and warranties of any kind or nature expressed or implied are specifically disclaimed by all Company Parties and Acquiror Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any such Person or its Subsidiaries). Such Stockholder acknowledges that the agreements contained herein with respect to the Covered Shares held by the Stockholder are irrevocable.

(h) Such Stockholder understands and acknowledges that Acquiror is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Stockholder contained herein.

(i) No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions for which Acquiror or the Company is or could be liable, in each case based upon arrangements made by such Stockholder in his, her or its capacity as a stockholder.

5. Certain Covenants of the Stockholders. Except in accordance with the terms of this Agreement, each Stockholder hereby covenants and agrees as follows:

(a) No Solicitation. Subject to Section 6 hereof, prior to the Termination Date, no Stockholder shall take, nor permit its Affiliates and Representatives to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond to, or provide information to, any Person (other than Acquiror, the Company and/or any of their respective Affiliates or Representatives) concerning any Acquisition Transaction, other than immaterial assets or assets sold in the ordinary course of business, (ii) commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, any Acquisition Transaction, (iii) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond to, provide information to or commence due diligence with respect to, any Person (other than Acquiror, the Company and/or any of their respective Affiliates or Representatives) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any Acquisition Transaction, other than with Acquiror, the Company and their respective Affiliates and Representatives; provided, that, in the case of clauses (ii) and (iii), the execution, delivery and performance of this Agreement and the transactions contemplated hereby shall not be deemed a violation of this Section 5(a). Such Stockholder shall, and shall direct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) Each Stockholder hereby agrees, prior to the Termination Date, not to (except in each case pursuant to the Merger Agreement), (i) directly or indirectly, (a) sell, transfer (including by operation of law), pledge, encumber, place a lien on, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”) any of such Stockholder’s Covered Shares, (b) enter into any Contract or option with respect to the Transfer of, any of such Stockholder’s Covered Shares, or (ii) other than to the extent permitted by the Merger Agreement, publicly announce any intention to effect any transaction specified in clauses (a) or (b), or (iii) take any action that would have the effect of materially delaying, preventing or disabling such Stockholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of the Stockholder or to another Stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Acquiror, to assume all of the obligations of the Stockholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 5(b) shall not relieve such Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 5(b) with respect to such Stockholder’s Covered Shares shall be null and void.

(c) Each Stockholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

(d) Binding Effect of Merger Agreement. Each Stockholder hereby acknowledges that it has read the Merger Agreement and this Company Holders Support Agreement and has had the opportunity to consult with its tax and legal advisors. Each Stockholder shall be bound by and comply with Section 9.05 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such sections) as if such Stockholder was an original signatory to the Merger Agreement with respect to such provisions.

(e) Closing Date Deliverables. On the Closing Date, each Stockholder that is requested by the Company to execute the Investor Rights Agreement shall deliver to Acquiror and the Company a duly executed copy of the Investor Rights Agreement, in substantially the form attached as Exhibit E to the Merger Agreement.

(f) Drag-Along Rights. The Stockholders identified on Schedule 1 as comprising the “ABRY Majority” (i) hereby represent and warrant as of the date hereof, that such Stockholders own a number of Covered Shares in a number equal to or greater than the Drag-Along Threshold (as such term is defined in that certain Second Amended and Restated Stockholders Agreement, dated as of November 19, 2019, by and among the company, the Board, the ABRY Majority and the Stockholders (as such terms are defined therein) (the “Stockholders Agreement”)) and (ii) shall take, or cause to be taken, all actions, and cooperate with other parties, to cause the Transactions to be treated as a “Drag-Along Sale” in accordance with Section 3 of the Stockholders Agreement.

(g) No Challenges. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against any of the Acquiror Parties, the Company or any of their respective successors or directors, challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement. Notwithstanding the foregoing, nothing in this Section 6(g) shall limit, amend or waive any rights or obligations of any party to any Transaction Agreement for any claim based on, in respect of or by reason of such rights or obligations. Each stockholder hereby irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect (or attempt to exercise, assert or perfect) any rights of appraisal or rights to dissent from the Mergers or quasi-appraisal rights that it may at any time have under applicable Laws, including Section 262 of the DGCL.

(h) Termination of Terminating Rights. Each Stockholder, by this Agreement with respect to its Covered Shares, severally and not jointly, and the Company hereby agree that, automatically and without any further action required on the part of any Stockholder or the Company, the Terminating Agreements shall terminate, without liability to Acquiror, the Company or any of the Company’s Subsidiaries, subject to and effective immediately prior to the Closing; provided, that notwithstanding the foregoing, Section 3 (Sale of the Company) of the Stockholders Agreement and the definitions used therein shall survive such termination but solely in respect of and as such provisions relate to the transactions contemplated by the Merger Agreement.

6. Further Assurances. From time to time, at Acquiror’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested by Acquiror to effect the actions and consummate the Transactions and the transactions contemplated hereby. Each Stockholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Acquiror, Acquiror’s Affiliates, the Sponsor, the Company or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby.

(i) Disclosure. Each Stockholder hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure required by the SEC (or as otherwise required by any applicable Securities Laws or any other securities authorities) such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement; provided, that prior to any such publication or disclosure the Company and Acquiror have provided the Stockholder with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and Acquiror will consider in good faith. Each Stockholder will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).

7. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of any Stockholder. All rights, ownership and economic benefits of and relating to the Covered Shares of any Stockholder shall remain vested in and belong to such Stockholder, and Acquiror shall have no authority to direct such Stockholder in the voting or disposition of any of such Stockholder’s Covered Shares, except as otherwise provided herein.

8. Capacity as a Stockholder or Proxy holder. Notwithstanding anything herein to the contrary, each Stockholder or proxy holder signs this Agreement solely in such Stockholder’s or proxy holder’s capacity as a stockholder or proxy holder of the Company, and not in any other capacity and this Agreement shall not limit, prevent or otherwise affect the actions of such Stockholder, proxy holder or any Affiliate or Representative of such Stockholder or proxyholder, or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of the Company (or any Subsidiary of the Company) or any other Person, including in the exercise of his or her fiduciary duties as a director or officer of the Company or any Subsidiary of the Company. No Stockholder shall be liable or responsible for any breach, default, or violation of any representation, warranty, covenant or agreement hereunder by any other Stockholder that is also a Party and each Stockholder shall solely be required to perform its obligations hereunder in its individual capacity.

9. Miscellaneous. The provisions of Sections 1.02 (Construction), 9.05 (Confidentiality; Publicity), 12.06 (Governing Law); 12.07 (Captions; Counterparts); 12.11 (Severability), 12.12 (Jurisdiction; Waiver of Trial by Trial); and Section 12.13 (Enforcement) of the Merger Agreement shall apply mutatis mutandis to this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

CERBERUS TELECOM ACQUISITION CORP.

By:	/s/ Michael Palmer
Name:	Michael Palmer
Title:	Authorized Signatory

MAPLE HOLDINGS, INC.

By:	/s/ Romil Bahl
Name:	Romil Bahl
Title:	Chief Executive Officer and Secretary

[Signature Page to Company Holders Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

ABRY PARTNERS VII, L.P.

By:	ABRY VII Capital Partners, L.P.
Its:	General Partner

By:	ABRY VII Capital Investors, LLC
Its:	General Partner

By:	/s/ Rob MacInnis
Name:	Rob MacInnis
Title:	Authorized Signatory

ABRY INVESTMENT PARTNERSHIP, L.P.

By:	ABRY Investment GP, LLC
Its:	General Partner

By:	/s/ Rob MacInnis
Name:	Rob MacInnis
Title:	Authorized Signatory

ABRY PARTNERS VII CO-INVESTMENT FUND, L.P.

By:	ABRY Partners VII Co-Investment GP, LLC
Its:	General Partner

By:	ABRY VII Capital Investors, LLC
Its:	General Partner

By:	/s/ Rob MacInnis
Name:	Rob MacInnis
Title:	Authorized Signatory

[Signature Page to Company Holders Support Agreement]

ABRY SENIOR EQUITY IV, L.P.

By:	ABRY Senior Equity Investors IV, L.P.
Its:	General Partner

By:	ABRY Senior Equity Holdings IV, LLC
Its:	General Partner

By:	/s/ Rob MacInnis
Name:	Rob MacInnis
Title:	Authorized Signatory

ABRY SENIOR EQUITY CO-INVESTMENT FUND IV, L.P.

By:	ABRY Senior Equity Co-Investment GP IV, LLC
Its:	General Partner

By:	ASE Senior Equity Holdings IV, LLC
Its:	General Partner

By:	/s/ Rob MacInnis
Name:	Rob MacInnis
Title:	Authorized Signatory

[Signature Page to Company Holders Support Agreement]

Annex F

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into this 12th day of March, 2021, by and among Cerberus Telecom Acquisition Corp., a Cayman Islands exempted company (the “Issuer”), King Pubco, Inc., a Delaware corporation (“Pubco”), and the undersigned (“Subscriber” or “you”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement (as defined below).

WHEREAS, the Issuer, Pubco, King Corp Merger Sub, Inc. (“Corp Merger Sub”), King LLC Merger Sub, LLC (“LLC Merger Sub”) and Maple Holdings Inc., a Delaware corporation (the “Company”) will concurrently with the execution of this Subscription Agreement, enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, amended and restated, modified, supplemented, or waived from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, inter alia, (i) on the day immediately prior to the Closing Date, Issuer will be merged with and into LLC Merger Sub, with LLC Merger Sub surviving as a wholly owned subsidiary of Pubco (the “Pubco Merger”), (ii) on the Closing Date, Corp Merger Sub, a direct, wholly owned subsidiary of Pubco (after giving effect to the Corp Merger Sub Contribution) will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Pubco (the “First Merger”), and (iii) immediately after the First Merger, the Company will be merged with and into LLC Merger Sub, a direct, wholly owned subsidiary of Pubco, with LLC Merger Sub surviving as a wholly owned subsidiary of Pubco, in each case on the terms and subject to the conditions set forth in the Merger Agreement (all of the foregoing mergers together with the other transactions contemplated by the Merger Agreement, the “Transactions”);

WHEREAS, in connection with the Pubco Merger, each Class A ordinary share of the Issuer, par value $0.0001 per share (“Class A Ordinary Share”) shall convert into one share of class A common stock, par value $0.0001 of Pubco, which after giving effect to the Transactions, will become common stock of Pubco (the “Shares”);

WHEREAS, prior to the closing of the Transactions, Subscriber desires to subscribe for and purchase from Pubco that number of Shares set forth on Subscriber’s signature page hereto for a purchase price of $10.00 per share, for the aggregate purchase price set forth on Subscriber’s signature page hereto (the “Purchase Price”), and Pubco desires to issue, in book entry form, and sell to Subscriber the Shares in consideration of the payment of the Purchase Price therefor by or on behalf of Subscriber to Pubco, all on the terms and conditions set forth herein; and

WHEREAS, certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or institutional “accredited investors” (within the meaning of Rule 501(a)(1), (2), (3) and (7) under the Securities Act) (each, an “Other Subscriber”) have, severally and not jointly, entered into separate subscription agreements with the Issuer and Pubco (the “Other Subscription Agreements”), pursuant to which such Other Subscribers have agreed to purchase the Shares on the Closing Date (as defined herein) at the same per share purchase price as the Subscriber, and the aggregate number of Shares to be sold by Pubco pursuant to this Subscription Agreement and the Other Subscription Agreements equals, as of the date hereof, 22,500,000 Shares.

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NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase from Pubco, and Pubco hereby agrees to issue and sell to Subscriber, upon and subject to the payment of the Purchase Price, the Shares (such subscription and issuance, the “Subscription”). Notwithstanding anything herein to the contrary, the consummation of the Subscription is contingent upon the subsequent occurrence of the closing of the Transactions as further described herein.

2. Representations, Warranties, and Agreements.

2.1 Subscriber’s Representations, Warranties, and Agreements. To induce Pubco to issue the Shares to Subscriber, Subscriber hereby represents and warrants to the Issuer and Pubco and acknowledges and agrees with the Issuer and Pubco, as of the date hereof and as of the Closing, as follows:

2.1.1 If Subscriber is not an individual, Subscriber has been duly formed or incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver, and perform its obligations under this Subscription Agreement. If Subscriber is an individual, Subscriber has the authority to enter into, deliver, and perform its obligations under this Subscription Agreement.

2.1.2 If Subscriber is not an individual, this Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber. If Subscriber is an individual, the signature on this Subscription Agreement is genuine, and Subscriber has legal competence and capacity to execute the same. Assuming that this Subscription Agreement constitutes the valid and binding agreement of the Issuer and Pubco, this Subscription Agreement is the valid and binding obligation of Subscriber and is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

2.1.3 The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default or waiver under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license, or other agreement or instrument to which Subscriber is a party, or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject, which would, in each case, reasonably be expected to have a materially adverse effect on the ability of Subscriber to enter into and timely perform its obligations under this Subscription Agreement, (ii) if Subscriber is not an individual, result in any violation of the provisions of the organizational documents of Subscriber or (iii) result in any violation of any statute or any judgment, order, rule, or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties, which would, in each case, reasonably be expected to have a materially adverse effect on the ability of Subscriber to enter into and timely perform its obligations under this Subscription Agreement.

2.1.4 Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) (1), (2), (3) or (7) under the Securities Act) satisfying the applicable requirements set forth on Schedule I attached hereto, (ii) is an institutional account as defined in FINRA Rule 4512(c), (iii) is acquiring the Shares only for its own account or for beneficiaries’ portfolio under its management and not for the account of others, or if Subscriber is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer, and Subscriber has full investment discretion with respect to each such account, and the full

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power and authority to make the acknowledgements, representations, warranties, and agreements herein on behalf of each owner of each such account, and (iv) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule I attached hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Shares.

2.1.5 Subscriber understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. Subscriber understands that the Shares may not be resold, transferred, pledged, or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to Pubco or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act, or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book entries representing the Shares shall contain a legend to such effect. Subscriber acknowledges that the Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that as a result of the transfer restrictions described herein, Subscriber may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge, or transfer of any of the Shares.

2.1.6 Subscriber understands and agrees that Subscriber is purchasing the Shares directly from Pubco. Subscriber further acknowledges that there have been no representations, warranties, covenants, or agreements made to Subscriber by the Issuer, Pubco, the Company, the Placement Agents (as defined below) or any of their respective affiliates, officers or directors, expressly or by implication, other than those representations, warranties, covenants, and agreements expressly set forth in this Subscription Agreement, and Subscriber is not relying on any representations, warranties or covenants other than those expressly set forth in this Subscription Agreement.

2.1.7 If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Subscriber represents and warrants that its acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

2.1.8 In making its decision to purchase the Shares, Subscriber represents that it has relied solely upon independent investigation made by Subscriber and the Issuer’s and Pubco’s representations, warranties and agreements in Section 2.2 hereof. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by anyone other than the Issuer or Pubco concerning the Issuer or Pubco or the Shares or the offer and sale of the Shares. Subscriber acknowledges and agrees that Subscriber has received access to and has had an adequate opportunity to review such information as Subscriber deems necessary in order to make an investment decision with respect to the Shares, including with respect to the Issuer, Pubco, the Company, and the Transactions and has made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to the Subscriber’s investment in the Shares. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers, and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

2.1.9 Subscriber became aware of this offering of the Shares solely by means of direct contact between Subscriber and the Issuer or its representative. Subscriber has a pre-existing substantive relationship (as interpreted in guidance from the Commission (as defined below) under the Securities Act) with the Issuer or its

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representative, and the Shares were offered to Subscriber solely by direct contact between Subscriber and the Issuer or its representative. Subscriber did not become aware of this offering of the Shares, nor were the Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Shares (i) were not offered to Subscriber by any form of advertising or, to its knowledge, general solicitation, including methods described in Section 502(c) of Regulation D under the Securities Act and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

2.1.10 Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and Subscriber has sought such accounting, legal, and tax advice as Subscriber has considered necessary to make an informed investment decision. The Subscriber understands and acknowledges that the purchase and sale of the Shares hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

2.1.11 Subscriber represents and acknowledges that Subscriber, alone, or together with any professional advisor(s), if any, has adequately analyzed and considered the risks of an investment in the Shares and that Subscriber is able to bear the economic risk of a total loss of Subscriber’s investment in Pubco. Subscriber acknowledges specifically that a possibility of total loss exists.

2.1.12 Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of an investment in the Shares.

2.1.13 Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, each of which is administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any other Executive Order issued by the President of the United States and administered by OFAC (collectively, “OFAC Lists”), (ii) owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC Lists. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Shares were legally derived.

2.1.14 If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA), or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S., or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account, or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, Subscriber represents

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and warrants that (i) it has not relied on the Issuer or Pubco or any of their respective affiliates (the “Transaction Parties”) as the Plan’s fiduciary with respect to its decision to acquire and hold the Shares (and acknowledges that the Transaction Parties have not acted as the Plan’s fiduciary with respect to such decision), and (ii) it has not relied on any investment advice from the Transaction Parties with respect to any decision to acquire, continue to hold, or transfer the Shares.

2.1.15 Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision) acting for the purpose of acquiring, holding, or disposing of equity securities of Pubco (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

2.1.16 The Subscriber hereby acknowledges and agrees that it will not, nor will any person acting at the Subscriber’s direction or pursuant to any understanding with the Subscriber, directly or indirectly offer, sell, pledge, contract to sell, sell any option, engage in hedging activities or execute any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act of the Shares until the consummation of the Transactions (or such earlier termination of this Subscription Agreement in accordance with its terms). Notwithstanding the foregoing, (a) nothing herein shall prohibit other entities under common management with the Subscriber that have no knowledge of this Subscription Agreement or of the Subscriber’s participation in the subscription (including the Subscriber’s controlled affiliates and/or affiliates) from entering into any short sales, (b) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement and (c) nothing herein shall independently apply to any Class A Ordinary Shares (i) acquired by Subscriber prior to the date hereof or (ii) acquired by the Subscriber after the date hereof other than pursuant to this Subscription Agreement; provided that the foregoing is not intended to, and shall not, modify any restrictions or obligations relating to such shares which exist independently of this Subscription Agreement.

2.1.17 No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in Pubco as a result of the purchase and sale of Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over Pubco from and after the Closing as a result of the purchase and sale of Shares hereunder.

2.1.18 Subscriber has, and on each date the Purchase Price would be required to be funded to Pubco pursuant to Section 3 will have, sufficient immediately available funds to pay the Purchase Price pursuant to Section 3. Subscriber is an entity having total liquid assets and net assets in excess of the Purchase Price as of the date hereof and as of each date the Purchase Price would be required to be funded to Pubco pursuant to Section 3.1.1.

2.1.19 The Subscriber hereby acknowledges and agrees that (a) each of Goldman Sachs & Co. (“Goldman”) and Cowen and Company, LLC (“Cowen” and together with Goldman, in their respective capacities as placement agents with respect to the issuance and sale of the Shares pursuant to this Subscription Agreement and the Other Subscription Agreements, each a “Placement Agent” and together the “Placement Agents”) is each acting solely as Placement Agent in connection with the Transactions and is not acting as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary for the undersigned, the Company or any other person or entity in connection with the Transactions, (b) the Placement Agents have not made and will not make any representation or warranty, whether express or implied, of any kind or character and have not provided any advice or recommendation in connection with the Transactions, (c) the Placement Agents

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will have no responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the Transactions or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) of any thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Issuer, Pubco, the Company or the Transactions, and (d) the Placement Agents shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Subscriber, the Company or any other person or entity), whether in contract, tort or otherwise, to the Subscriber, or to any person claiming through the Subscriber, in respect of the Transactions.

2.1.20 No broker, finder, or other financial consultant has acted on behalf of or at the direction of Subscriber in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Issuer, Pubco, the Company or any of their respective subsidiaries.

2.2 Issuer’s and Pubco’s Representations, Warranties, and Agreements. To induce Subscriber to purchase the Shares, the Issuer and Pubco, as applicable, hereby represents and warrants to Subscriber and agree with Subscriber, as of the date hereof and as of the Closing, as follows:

2.2.1 The Issuer has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Cayman Islands, with corporate power and authority to own, lease, and operate its properties and conduct its business as presently conducted and to enter into, deliver, and perform its obligations under this Subscription Agreement. Pubco has been duly incorporated and is validly existing as a corporation under the laws of the State of Delaware, was formed solely for the purpose of effecting the Transactions, and will have all corporate power and authority to own, lease, and operate its properties and conduct its business and perform its obligations under this Subscription Agreement at the Closing.

2.2.2 The Shares have been duly authorized and, when issued and delivered to Subscriber against full payment for the Shares in accordance with the terms of this Subscription Agreement and registered with Pubco’s transfer agent, the Shares will be validly issued, fully paid, and non-assessable, and will not have been issued in violation of or subject to any preemptive or similar rights created under Pubco’s governing documents or under the laws of its jurisdiction of incorporation or organization.

2.2.3 This Subscription Agreement has been duly authorized and validly executed and delivered by each of the Issuer and Pubco, and, assuming that this Subscription Agreement constitutes the valid and binding obligation of Subscriber, is the valid and binding obligation of the Issuer and Pubco and is enforceable against the Issuer and Pubco in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

2.2.4 The execution, delivery, and performance of this Subscription Agreement (including compliance by the Issuer and Pubco with all of the provisions hereof), issuance and sale of the Shares, and the consummation of the Transactions, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the property or assets of the Issuer, Pubco or any of their respective subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license, or other agreement or instrument to which the Issuer, Pubco or any of their respective subsidiaries is a party or by which the Issuer, Pubco or any of their respective subsidiaries is bound or to which any of the property or assets of the Issuer, Pubco or any of their respective subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Issuer, Pubco or and any of their respective subsidiaries, taken as a whole, or the ability of the Issuer or Pubco to enter into and timely perform its obligations under this Subscription Agreement (an “Issuer Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of the Issuer, Pubco or any of their respective subsidiaries, or

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(iii) result in any violation of any statute or any judgment, order, rule, or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer, Pubco or any of their respective subsidiaries or any of its and their respective properties that would, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect.

2.2.5 Neither the Issuer nor Pubco is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or self-regulatory organization in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Shares), the failure of which would reasonably be expected to have an Issuer Material Adverse Effect, other than (i) filings with the Securities and Exchange Commission (the “Commission”), (ii) filings required by applicable state securities laws, (iii) any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or similar antitrust laws, and (iv) filings required by New York Stock Exchange (“NYSE”), including with respect to obtaining Issuer stockholder approval.

2.2.6 Concurrently with the execution and delivery of this Subscription Agreement, the Issuer and Pubco are entering into the Other Subscription Agreements providing for the sale of an aggregate of 22,500,000 Shares for an aggregate purchase price of $225,000,000 (including, in each case, the Shares purchased and sold under this Subscription Agreement). Other than the Other Subscription Agreements, the Merger Agreement and any other agreement contemplated by the Merger Agreement, neither Pubco nor Issuer has entered into any side letter or similar agreement with any Other Subscriber or any other investor in connection with such Other Subscriber’s or investor’s direct or indirect investment in the Pubco or the Issuer in connection with the Transactions (other than any side letter or similar agreement relating to the transfer to any investor of (i) securities of the Issuer by existing securityholders of the Issuer, which may be effectuated as a forfeiture to the Issuer and reissuance, or (ii) securities to be issued to the direct or indirect securityholders of the Company pursuant to the Merger Agreement). No Other Subscription Agreement includes terms and conditions that are materially more advantageous to any such Other Subscriber or investor than the Subscriber hereunder as set forth in this Subscription Agreement. The Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement.

2.2.7 Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by the Issuer to Subscriber.

2.2.8 As of the date hereof, the issued and outstanding shares of Class A Ordinary Shares of the Issuer are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CTAC”. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by NYSE or the Commission. The Issuer has taken no action that is designed to terminate the registration of the Class A Ordinary Shares under the Exchange Act. As of the Closing Date, the issued and outstanding Shares are expected to be registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the NYSE.

2.2.9 The Issuer has made available to Subscriber (including via the Commission’s EDGAR system) a true, correct, and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement, and other documents filed by the Issuer with the Commission prior to the date of this Subscription Agreement (the “SEC Documents”). None of the SEC Documents filed, contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Issuer makes no such representation or warranty with respect to the proxy statement to be filed by the Issuer with respect to the Transactions or any other information relating to the Company or any of its affiliates included in any SEC Document or filed as an exhibit thereto. The Issuer has

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timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception and through the date hereof. There are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents.

2.2.10 As of the date hereof, the authorized capital stock of the Issuer is 555,000,000 shares, consisting of (a) 500,000,000 shares of Class A Ordinary Shares, (b) 50,000,000 shares of Class B Ordinary Shares, par value $0.0001 per share (the “Class B Ordinary Shares”), and (c) 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Shares”). As of the date hereof: (i) no Preferred Shares are issued and outstanding; (ii) 26,735,238 shares of Class A Ordinary Shares are issued and outstanding; (iii) 6,479,225 shares of Class B Ordinary Shares are issued and outstanding; (iv) 272,778 warrants to purchase 272,778 shares of Class A Ordinary Shares (the “Private Placement Warrants”) are outstanding and (v) 8,638,967 warrants to purchase 8,638,967 shares of Class A Ordinary Shares (the “Public Warrants”) are outstanding. All (A) issued and outstanding shares of Class A Ordinary Shares and Class B Ordinary Shares have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (B) outstanding Private Placement Warrants and Public Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. Except as set forth above and pursuant to the Other Subscription Agreements and the Merger Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any shares of Class A Ordinary Shares or Class B Ordinary Shares, or any other equity interests in the Issuer, or securities convertible into or exchangeable or exercisable for such equity interests. Other than as set forth in the Merger Agreement, there are no securities or instruments issued by or to which the Issuer is a party containing anti-dilution or similar provisions that will be triggered and not fully waived by the holder of such securities or instruments pursuant to a written agreement or consent by the issuance of the Shares pursuant to this Subscription Agreement or any Other Subscription Agreements.

2.2.11 As of the date hereof, there are no pending or, to the knowledge of the Issuer, threatened suits, claim, actions or proceedings (collectively, “Actions”), which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect. As of the date hereof, there is no unsatisfied judgment or any open injunction binding upon the Issuer which would, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect.

2.2.12 Other than the Placement Agents, no broker, finder, or other financial consultant has acted on behalf of or at the direction of the Issuer in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on Subscriber. Issuer is solely responsible for paying any fees or any other commission owed to the Placement Agents in connection with the transactions contemplated by this Subscription Agreement.

2.2.13 Pubco is not, and immediately after receipt of payment for the Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

2.2.14 Neither the Issuer nor Pubco any person acting on their behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Shares.

2.2.15 The Issuer is in compliance with all applicable laws, except where non-compliance would not reasonably be expected to have an Issuer Material Adverse Effect. The Issuer has not received any written communication from a governmental authority that alleges that the Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have individually or in the aggregate an Issuer Material Adverse Effect.

2.2.16 The Issuer and Pubco acknowledge and agree that notwithstanding anything herein to the contrary, the Shares may be pledged by the Subscriber in connection with a bona fide margin agreement, which shall not be deemed to be a transfer, sale or assignment of the Shares hereunder, and the Subscriber effecting a

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pledge of Shares shall not be required to provide the Issuer or Pubco with any notice thereof or otherwise make any delivery to the Issuer or Pubco pursuant to this Subscription Agreement; provided that Subscriber and its pledgee shall be required to comply with the provisions of Section 2.1.5 hereof in order to effect a sale, transfer or assignment of Shares to such pledgee. The Issuer and Pubco hereby agree to execute and deliver such documentation as a pledgee of the Shares may reasonably request in connection with a pledge of the Shares to such pledgee by the Subscriber.

3. Settlement Date and Delivery; Closing.

3.1.1 Subject to the satisfaction or waiver of the conditions set forth in Sections 3.1.1, 3.1.2 and 3.1.3 below, the closing of the Subscription contemplated hereby (the “Closing”) shall occur on the date of, and substantially concurrently with, the consummation of the First Merger and Second Merger (such date, the “Closing Date”). Upon written notice from (or on behalf of) the Issuer to Subscriber (the “Closing Notice”) at least five (5) Business Days prior to the date that the Issuer reasonably expects all conditions to the closing of the Transactions to be satisfied (the “Expected Closing Date”), Subscriber shall deliver to Pubco, no later than immediately prior to the consummation of the First Merger on the Closing Date, (x) the Purchase Price for the Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice and (y) such information as is reasonably requested in the Closing Notice in order for the Issuer to issue the Shares to Subscriber, including the legal name of the person in whose name the Shares are to be issued and a duly completed and executed Internal Revenue Service Form W-9 or an appropriate duly completed and executed Internal Revenue Service Form W-8. If the Transactions are not consummated on or prior to the fifth (5th) Business Day after the Expected Closing Date, Pubco shall promptly (but in no event later than ten (10) Business Days after the Expected Closing Date specified in the Closing Notice) return the Purchase Price (which shall not include, for the avoidance of doubt, the accrual of any interest) to Subscriber by wire transfer of United States dollars in immediately available funds to an account specified by Subscriber. Notwithstanding such return, (i) a failure to close on the Expected Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 3 to be satisfied or waived on or prior to the Closing Date, and (ii) Subscriber shall remain obligated to (a) redeliver funds representing the Purchase Price to Pubco following the Issuer’s delivery to Subscriber of a new Closing Notice, which redelivery shall be made on the new Expected Closing Date specified in such new Closing Notice and (b) to consummate the Closing. Unless otherwise agreed by the Company in writing, the Issuer shall deliver the Closing Notice at least three (3) Business Days prior to the date of the Special Meeting. At the Closing, Pubco shall deliver to Subscriber (i) the Shares in book entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws or as set forth herein or in any other agreement between Pubco and the Subscriber), in the name of Subscriber (or its nominee or custodian in accordance with its delivery instructions) and (ii) a copy of the records of Pubco’s transfer agent showing the Subscriber (or such nominee or custodian, as applicable) as the owner of the Shares on and as of the Closing. For purposes of this Subscription Agreement, “Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by law to close.

3.1.2 The obligation of the Issuer and Pubco to consummate the Closing shall be subject to the satisfaction or valid waiver by the Issuer of the additional conditions that, on the Closing Date:

(1) all representations and warranties of the Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (unless they specifically speak as of an earlier date, in which case they shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of such date);

(2) the Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

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(3) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby;

(4) no suspension of the qualification of the Shares for offering or sale or trading in any jurisdiction shall have occurred, and the NYSE shall have conditionally authorized, subject to official notice of issuance, the listing of the Shares; and

(5) all conditions precedent to the closing of the Transaction set forth in the Merger Agreement, including all necessary approvals of the Issuer’s stockholders and regulatory approvals, if any, shall have been satisfied (as determined by the parties to the Merger Agreement) or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Transactions pursuant to the Merger Agreement), and the closing of the Transactions shall be scheduled to occur substantially concurrently with or immediately following the Closing.

3.1.3 The obligation of the Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by the Subscriber of the additional conditions that, on the Closing Date:

(1) all representations and warranties of the Issuer and Pubco contained in this Subscription Agreement shall be true and correct in all respects (other than representations and warranties that are qualified as to Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (unless they specifically speak as of an earlier date, in which case they shall be true and correct in all respects (other than representations and warranties that are qualified as to Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such date), other than, in each case, failures to be true and correct that would not result, individually or in the aggregate, in an Issuer Material Adverse Effect;

(2) the Issuer and Pubco shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(3) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby;

(4) no suspension of the qualification of the Shares for offering or sale or trading in any jurisdiction shall have occurred, and the NYSE shall have conditionally authorized, subject to official notice of issuance, the listing of the Shares; and

(5) (A) all conditions precedent to the closing of the Transaction set forth in the Merger Agreement, including all necessary approvals of the Issuer’s and Company’s stockholders and regulatory approvals, if any, shall have been satisfied (as determined by the other parties to the Merger Agreement) or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Transactions pursuant to the Merger Agreement), and the closing of the Transactions shall be scheduled to occur substantially concurrently with or immediately following the Closing, and (B) no amendment or modification of, or waiver with respect to Issuer’s obligation to effect the Closing under, the Merger Agreement shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits to Subscriber under this Subscription Agreement without having received Subscriber’s prior written consent.

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4. Registration Statement.

4.1 Pubco agrees that, as soon as practicable, but in no event later than fifteen (15) calendar days after the consummation of the Transactions, Pubco will file with the Commission (at Pubco’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Shares (the “Registrable Securities”), and Pubco shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies Pubco that it will “review” the Registration Statement) following the Closing Date and (ii) the 10th Business Day after the date Pubco is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (or, in either case of (i) or (ii) above, if such date falls on a Saturday, Sunday or other day that the Commission is closed for business, the next business day on which the Commission is open for business); provided, however, that Pubco’s obligations to include the Registrable Securities in the Registration Statement are contingent upon Subscriber furnishing a completed and executed “selling shareholders questionnaire” in customary form to Pubco that contains the information required by Commission rules for a Registration Statement regarding Subscriber, the securities of Pubco held by Subscriber, and the intended method of disposition of the Registrable Securities to effect the registration of the Registrable Securities, and Subscriber shall execute and deliver such documents in connection with such registration as Pubco may reasonably request that are customary of a selling stockholder in similar situations, including providing that Pubco shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder; provided that the Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. In no event shall the Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission; provided that if the Commission requests that the Subscriber be identified as a statutory underwriter in the Registration Statement, the Subscriber will have an opportunity to withdraw from the Registration Statement.

4.2 In the case of the registration effected by Pubco pursuant to this Subscription Agreement, Pubco shall, upon reasonable request, inform Subscriber as to the status of such registration. At its expense, Pubco shall:

4.2.1 except for such times as Pubco is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption, or compliance under state securities laws which Pubco determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) Subscriber ceases to hold any Registrable Securities; (ii) the date all Registrable Securities held by Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for Pubco to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) and (iii) two years from the date of the effectiveness of the Registration Statement;

4.2.2 advise Subscriber as expeditiously as possible, but in any event within five (5) Business Days:

(a) when a Registration Statement or any post-effective amendment thereto has become effective;

(b) after it shall receive notice or obtain knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(c) of the receipt by Pubco of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

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(d) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, Pubco shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding Pubco other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (a) through (d) above may constitute material, nonpublic information regarding Pubco;

4.2.3 use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

4.2.4 upon the occurrence of any event contemplated in Section 4.2.2(d), except for such times as Pubco is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, Pubco shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document, so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

4.2.5 use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which Pubco’s Shares are then listed; and

4.2.6 use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Shares contemplated hereby.

4.3 Notwithstanding anything to the contrary in this Subscription Agreement, if the Commission prevents Pubco from including in the Registration Statement any or all of the Shares due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the Subscriber, the Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the Commission. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders.

4.4 Notwithstanding anything to the contrary in this Subscription Agreement, Pubco shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if it determines that in order for the Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (i) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act or (ii) the negotiation or consummation of a transaction Pubco or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event Pubco’s board of directors reasonably believes would require additional disclosure by Pubco in the Registration Statement of material information that Pubco has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of Pubco’s board of directors to cause the Registration Statement to fail to comply with applicable disclosure requirements, (each such circumstance, a “Suspension Event”); provided, however, that Pubco may not delay or suspend the Registration Statement on more than three (3) occasions or for more than ninety (90) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve (12) month period; and, provided further, that Pubco shall use commercially reasonable efforts to make the Registration Statement available for sale by the Subscriber of its Shares as soon as practicable following any such suspension. Upon

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receipt of any written notice from Pubco of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (a) it will immediately discontinue offers and sales of the Shares under the Registration Statement until Subscriber receives copies of a supplemental or amended prospectus (which Pubco agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Pubco that it may resume such offers and sales, and (b) it will maintain the confidentiality of any information included in such written notice delivered by Pubco. If so directed by Pubco, Subscriber will deliver to Pubco or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Shares in Subscriber’s possession and will confirm in writing (including by email) such return or destruction; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (1) to the extent Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory, or professional requirements, or (B) in accordance with a bona fide pre-existing document retention policy, or (2) to copies stored electronically on archival servers as a result of automatic data back-up (provided that such archival copies are not accessed).

4.5 Indemnification.

4.5.1 Pubco agrees to indemnify, to the extent permitted by law, the Subscriber (to the extent a seller under the Registration Statement), its directors, officers, employees, advisors and agents, and each person who controls the Subscriber (within the meaning of the Securities Act), to the extent permitted by law, against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including reasonable and documented attorneys’ fees) caused by any untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to Pubco by or on behalf of the Subscriber expressly for use therein.

4.5.2 To the extent permitted by law, Subscriber shall, severally and not jointly with any Other Subscriber or selling stockholder under the Registration Statement, indemnify Pubco, its directors and officers and each person or entity who controls Pubco (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained (or not contained in, in the case of an omission) in any information or affidavit so furnished in writing by on behalf of the Subscriber expressly for use therein; provided, however, that the liability of the Subscriber shall be limited to the net proceeds received by the Subscriber from the sale of Registrable Securities giving rise to such indemnification obligation.

4.5.3 Any person or entity entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced or damaged the indemnifying party) and (b) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An

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indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of outside legal counsel to any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party (which consent shall not be reasonably withheld, conditioned or delayed), consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.5.4 The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, advisor, agent or controlling person or entity of such indemnified party and shall survive the transfer of securities.

4.5.5 If the indemnification provided under this Section 4.5 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue statement of a material fact or omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 4.5, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.5.5 from any person or entity who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Section 4.5.5 shall be individual, not joint and several, and in no event shall the liability of the Subscriber exceed the net proceeds received by such Subscriber from the sale of Registrable Securities giving rise to such indemnification obligation.

4.6 Subject to receipt from the Subscriber by Pubco and its transfer agent of customary representations and other documentation reasonably acceptable to Pubco and its transfer agent in connection therewith, including, if required by the transfer agent, an opinion of Pubco’s and/or the Subscriber’s counsel, in a form reasonably acceptable to the transfer agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, the Subscriber may request that Pubco remove any legend from the book entry position evidencing the Shares within five (5) Business Days of request, following the earliest of such time as the Shares (A) are subject to or have been or are about to be sold or transferred pursuant to an effective registration statement or (B) have been or are about to be sold pursuant to Rule 144. With respect to clause (A), while the Registration Statement is effective, Pubco shall use commercially reasonable efforts cause its counsel, or counsel acceptable to the transfer agent, to issue to the transfer agent a “blanket” legal opinion to allow the legend on the Shares to be removed upon resale of the Shares pursuant to the effective Registration Statement in accordance with this Section 4.5.6, to the extent requested by the transfer agent to effectuate the removal of the legend in connection with such sales. If restrictive legends are no longer required for the Shares pursuant to the foregoing, Pubco shall, in accordance with the provisions of this section and reasonably promptly following any request therefor from the Subscriber accompanied by such customary and

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reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the transfer agent irrevocable instructions that the transfer agent shall make a new, unlegended entry for the Shares. Pubco shall be responsible for the fees of the transfer agent associated with such issuance.

5. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (i) three (3) Business Days after the Merger Agreement is validly terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement or (iii) on or after December 12, 2021 if the Closing has not occurred on or prior to such date; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities, or damages arising from such breach. The Issuer shall promptly notify Subscriber of the termination of the Merger Agreement promptly after the termination of such agreement (if applicable) and any monies paid by the Subscriber to Pubco in connection herewith shall be returned to the Subscriber in accordance with Section 3.1.1.

6. Miscellaneous.

6.1 Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

6.1.1 Subscriber acknowledges that the Issuer and Pubco will rely on the acknowledgments, understandings, agreements, representations, and warranties made by Subscriber contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Issuer if any of the acknowledgments, understandings, agreements, representations, and warranties of the Subscriber set forth herein are no longer accurate in all material respects.

6.1.2 Each of the Issuer, Pubco and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

6.1.3 The Issuer may request from Subscriber such additional information as the Issuer or Pubco may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Shares, and Subscriber shall promptly provide such information as may be reasonably requested to the extent within Subscriber’s possession and control or otherwise readily available to Subscriber, provided that the Issuer and Pubco agree to keep confidential any such information provided by Subscriber.

6.1.4 Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

6.2 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no “mail undeliverable” or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder (accompanied, in the case of clauses (i) and (iii) by delivery by email (provided no “mail undeliverable” or other rejection notice)):

(a)	if to Subscriber, to such address or addresses set forth on Subscriber’s signature page hereto;

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(b)	if to the Issuer, to:

Cerberus Telecom Acquisition Corp.

875 3rd Avenue, 11th Floor

New York, NY 10022

Attn: Nick Robinson, Mike Palmer

E-mail: nrobinson@cerberus.com, mpalmer@cerberus.com

with a required copy (which copy shall not constitute notice) to:

Milbank LLP

55 Hudson Yards

New York, NY 10001

Attention: Neil Whoriskey and Scott Golenbock

Email: nwhoriskey@milbank.com and sgolenbock@milbank.com

if to Pubco, to:

King Pubco, Inc.

875 3rd Avenue, 11th Floor

New York, NY 10022

Attn: Nick Robinson, Mike Palmer

E-mail: nrobinson@cerberus.com, mpalmer@cerberus.com

with a required copy (which copy shall not constitute notice) to:

Milbank LLP

55 Hudson Yards

New York, NY 10001

Attention: Neil Whoriskey and Scott Golenbock

Email: nwhoriskey@milbank.com and sgolenbock@milbank.com

6.3 Entire Agreement. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations, and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof.

6.4 Modifications; Amendments; Waivers. This Subscription Agreement may not be amended, modified, supplemented, or waived (i) except by an instrument in writing, signed by Subscriber, Issuer and Pubco and (ii) without the prior written consent of the Company. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereto or the exercise of any other right or power.

6.5 Assignment. Neither this Subscription Agreement nor any rights, interests, or obligations that may accrue to the parties hereunder (including Subscriber’s rights to purchase the Shares) may be transferred or assigned without the prior written consent of each of the Company and the other parties hereto (other than the Shares acquired hereunder and then only in accordance with this Subscription Agreement). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to any fund or account managed by the same investment manager as the Subscriber or by an affiliate of such investment manager without the prior consent of the Issuer; provided further that (x) prior to such assignment, any such assignee shall agree in writing to be bound by the terms hereof and (y) no such assignment shall relieve the Subscriber of its obligations hereunder.

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6.6 Benefit.

6.6.1 Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants, and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives, and permitted assigns.

6.6.2 Each of the Issuer, Pubco and Subscriber further acknowledge and agree that the Placement Agents are third-party beneficiaries of the representations and warranties of the Issuer, Pubco and Subscriber contained in this Subscription Agreement.

6.7 Governing Law. This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort, or any other theory) or the negotiation, execution, performance, or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the internal laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflicts of law, whether of the State of Delaware or any other jurisdiction, to the extent they would require or permit the application of laws or statute of limitations of any jurisdiction other than the State of Delaware.

6.8 Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the state courts of the State of Delaware, or any federal court sitting in the State of Delaware (collectively, the “Chosen Courts”), in connection with any matter based upon or arising out of this Subscription Agreement. Each party hereby irrevocably waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum, or (v) the venue of such legal proceeding is improper. Each party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.2, and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 6.8, a party may commence any action, claim, cause of action, or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO OR ARISING UNDER THIS SUBSCRIPTION AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

6.9 Severability. If any provision of this Subscription Agreement shall be invalid, illegal, or unenforceable, the validity, legality, or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

6.10 No Waiver of Rights, Powers, and Remedies. No failure or delay by a party hereto in exercising any right, power, or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power, or remedy of such party. No single or partial exercise

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of any right, power, or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power, or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

6.11 Remedies.

6.11.1 The parties agree that each party will suffer irreparable damage if this Subscription Agreement were not performed or the Closing is not consummated in accordance with its specific terms or this Subscription Agreement was otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the Issuer and Pubco shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 6.8, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The right to specific enforcement shall include the right of the Issuer and Pubco to cause the parties hereto to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement (including, for the avoidance of doubt, the right to directly enforce each of the covenants and agreements of Subscriber under this Subscription Agreement). The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 6.11 is unenforceable, invalid, contrary to applicable law, or inequitable for any reason, and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

6.11.2 The parties acknowledge and agree that this Section 6.11 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.

6.12 Headings and Captions. The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

6.13 Counterparts. This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, email, or any other form of electronic delivery (including .pdf or Docusign), such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

6.14 Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. All references in this Subscription Agreement to numbers of shares, per share amounts, and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization, or the like occurring after the date hereof.

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6.15 Mutual Drafting. This Subscription Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation, and agreement of the parties and shall not be construed for or against any party hereto.

7. Cleansing Statement; Disclosure. The Issuer shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one (1) or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements and the Transactions and any other material, nonpublic information that the Issuer, the Company, any of their respective subsidiaries or any of their respective officers, directors, employees, affiliates or agents has provided to the Subscriber at any time prior to the filing of such Disclosure Document. As of immediately following the filing of the Disclosure Document, to the Issuer’s knowledge, the Subscriber shall not be in possession of any material, non-public information received from the Issuer, the Company, any of their respective subsidiaries or any of their respective officers, directors, employees, affiliates or agents that is not disclosed in the Disclosure Document or in prior filings with the Commission. In addition, effective upon the filing of the Disclosure Document, the Issuer acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, in connection with the Transactions between the Issuer or any of its agents, on the one hand, and the Subscriber or any of its affiliates, on the other hand, shall terminate and be of no further force or effect. Notwithstanding the foregoing, the Issuer shall not and shall direct its directors, officers, employees, agents and the Company not to publicly disclose the name of Subscriber or any affiliate or investment adviser of Subscriber, or include the name of Subscriber or any affiliate or investment adviser of Subscriber, without the prior written consent (including by email) of Subscriber (i) in any press release or (ii) in any filing with the Commission or any regulatory agency or trading market, without the prior written consent (including by e-mail) of Subscriber, except in the Registration Statement contemplated by Section 4 of this Subscription Agreement, as required by the federal securities laws, rules or regulations and/or to the extent such disclosure is required by other laws, rules or regulations, or at the request of the staff of the Commission or any regulatory agency, in which case the Issuer shall provide Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Subscriber regarding such disclosure.

8. Trust Account Waiver. Subscriber acknowledges that the Issuer has established a trust account containing the proceeds of its initial public offering and from certain private placements (collectively, with interest accrued from time to time thereon, the “Trust Account”). For and in consideration of the Issuer’s entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber agrees that (i) it has no right, title, interest, or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off or any right, title, interest, or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, in each case in connection with this Subscription Agreement, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have in connection with this Subscription Agreement; provided, however, that nothing in this Section 8 shall be deemed to limit Subscriber’s right, title, interest, or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Issuer acquired by any means other than pursuant to this Subscription Agreement, including any redemption right with respect to any such securities of the Issuer. In the event Subscriber has any Claim against the Issuer under this Subscription Agreement, Subscriber shall pursue such Claim solely against the Issuer and its assets outside the Trust Account and not against the property or any monies in the Trust Account. Subscriber agrees and acknowledges that such waiver is material to this Subscription Agreement and has been specifically relied upon by the Issuer to induce the Issuer to enter into this Subscription Agreement and Subscriber further intends and understands such waiver to be valid, binding, and enforceable under applicable law. In the event Subscriber, in connection with this Subscription Agreement, commences any action or proceeding which seeks, in whole or in part, relief against the funds held in the Trust Account or distributions therefrom or any of the Issuer’s stockholders, whether in the form of monetary damages or injunctive relief, Subscriber shall be obligated to pay to the Issuer all of its legal fees and costs in connection with any such action in the event that the Issuer prevails in such action or proceeding.

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9. Non-Reliance. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation, or warranty made by any person, firm, or corporation (including, without limitation, the Company, the Issuer, Pubco any of their respective affiliates, or any of its or their respective control persons, officers, directors, or employees), other than the representations and warranties of the Issuer and Pubco expressly set forth in this Subscription Agreement, in making its investment or decision to invest in Pubco. Subscriber agrees none of the Placement Agent, its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing shall be liable to Subscriber pursuant to or in connection with this Subscription Agreement or any other agreement related to the private placement of shares of Pubco’s or the Issuer’s capital stock for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares hereunder.

10. [Waiver of Sovereign Immunity. With respect to the liability of Subscriber to perform its obligations under this Agreement, with respect to itself or its property, Subscriber:

10.1 agrees that, for purposes of the doctrine of sovereign immunity, the execution, delivery, and performance by it of this Agreement constitutes private and commercial acts done for private and commercial purposes;

10.2 agrees that, should any proceedings be brought against it or its assets in any jurisdiction in relation to this Agreement or any transaction contemplated by this Agreement in accordance with the terms hereof, Subscriber is not entitled to any immunity on the basis of sovereignty in respect of its obligations under this Agreement, and no immunity from such proceedings (including, without limitation, immunity from service of process from suit, from the jurisdiction of any court, from an order or injunction of such court, or the enforcement of same against its assets) shall be claimed by or on behalf of such party or with respect to its assets;

10.3 waives, in any such proceedings, to the fullest extent permitted by law, any right of immunity which it or any of its assets now has or may acquire in the future in any jurisdiction;

10.4 subject to the terms and conditions hereof, consents generally in respect of the enforcement of any judgment or award against it in any such proceedings to the giving of any relief or the issue of any process in any jurisdiction in connection with such proceedings (including, without limitation, pre-judgment attachment, post judgment attachment, the making, enforcement, or execution against or in respect of any assets whatsoever irrespective of their use or intended use of any order or judgment that may be made or given in connection therewith); and

10.5 specifies that, for the purposes of this provision, “assets” shall be taken as excluding “premises of the mission” as defined in the Vienna Convention on Diplomatic Relations signed at Vienna, April 18, 1961, “consular premises” as defined in the Vienna Convention on Consular Relations signed in 1963, and military property or military assets or property of the Subscriber.]1

11. Rule 144. From and after such time as the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may allow Subscriber to sell securities of Pubco to the public without registration are available to holders of Pubco’s Shares for so long as the Subscriber holds the Shares acquired hereunder, Pubco agrees to take commercially reasonable efforts to (to the extent any of the following is required to be satisfied for the Subscriber to sell securities of Pubco to the public under Rule 144):

11.1.1 make and keep public information available, as those terms are understood and defined in Rule 144;

11.1.2 file with the Commission in a timely manner all reports and other documents required of Pubco under the Securities Act and the Exchange Act so long as Pubco remains subject to such requirements; and

[1]	Note to Draft: To be included for all sovereign wealth or similar or investors.

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11.1.3 furnish to Subscriber, promptly upon Subscriber’s reasonable request, (i) a written statement by Pubco, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act, and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Issuer and such other reports and documents so filed by Pubco, and (iii) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration.

11.1.4 If in the opinion of counsel to Pubco, it is then permissible to remove the restrictive legend from the Shares pursuant to Rule 144 under the Securities Act, then at Subscriber’s request, Pubco will request its transfer agent to remove the legend set forth in Section 2.1.5.

12. Independent Obligations. The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under the Other Subscription Agreements. The decision of Subscriber to purchase Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of Pubco or the Issuer or any of their respective subsidiaries or successors which may have been made or given by any Other Subscriber or by any agent or employee of any Other Subscriber, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or any Other Subscribers pursuant hereto or thereto, shall be deemed to constitute the Subscriber and Other Subscribers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscriber and Other Subscribers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for the Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of the Subscriber in connection with monitoring its investment in the Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the Issuer, Pubco and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

CERBERUS TELECOM ACQUISITION CORP.

By:
Name:	Michael Palmer
Title:	Authorized Signatory

KING PUBCO, INC.

By:
Name:	Michael Palmer
Title:	Authorized Signatory

[Signature Page to Subscription Agreement]

Accepted and agreed this 12th day of March, 2021.

SUBSCRIBER:

Signature of Subscriber:	Signature of Joint Subscriber, if applicable:

By:	By:
Name: Title:	Name: Title:

Date: March 12, 2021

Name of Subscriber:	Name of Joint Subscriber, if applicable:

(Please print. Please indicate name and capacity of person signing above.)	(Please print. Please indicate name and capacity of person signing above.)

Name in which securities are to be registered (if different from the name of Subscriber listed directly above.)

Email Address: If there are joint investors, please check one: Joint Tenants with Rights of Survivorship Tenants-in-Common Community Property

Subscriber’s EIN:	Joint Subscriber’s EIN:

Business Address-Street: City, State, Zip Attn: Telephone No.: Facsimile No.:	Mailing Address-Street (if different): City, State, Zip Attn: Telephone No.: Facsimile No.:

[Signature Page to Subscription Agreement]

Aggregate Number of Shares subscribed for:

Aggregate Purchase Price:
$

You must pay the Purchase Price by wire transfer of U.S. $ in immediately available funds, to be held in escrow until the Closing, to the account specified by the Issuer in the Closing Notice.

[Signature Page to Subscription Agreement]

SCHEDULE I

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

1.

We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) (a “QIB”)) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as a QIB.

2.	We are subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.

We are an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are institutional accredited investors within the meaning of Rule 501(a) (1), (2), (3) or (7) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an institutional “accredited investor.”

2.	We are not a natural person.

*** AND ***

C.	AFFILIATE STATUS

(Please check the applicable box)

SUBSCRIBER:

is:

is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

This page should be completed by Subscriber

and constitutes a part of the Subscription Agreement.

The Subscriber is a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) if it is an entity that meets any one of the following categories at the time of the sale of securities to the Subscriber (Please check the applicable subparagraphs):

The Subscriber is an entity that, acting for its own account or the accounts of other qualified institutional buyers, in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the Subscriber and:

is an insurance company as defined in section 2(a)(13) of the Securities Act;

is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), or any business development company as defined in section 2(a)(48) of the Investment Company Act;

is a Small Business Investment Company licensed by the US Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended (“Small Business Investment Act”);

is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees;

is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

is a trust fund whose trustee is a bank or trust company and whose participants are exclusively (a) plans established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, of (b) employee benefit plan within the meaning of Title I of the ERISA, except, in each case, trust funds that include as participants individual retirement accounts or H.R. 10 plans;

is a business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”);

is an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), corporation (other than a bank as defined in section 3(a)(2) of the Act, a savings and loan association or other institution referenced in section 3(a)(5)(A) of the Act, or a foreign bank or savings and loan association or equivalent institution), partnership, or Massachusetts or similar business trust; or

is an investment adviser registered under the Investment Advisers Act;

The Subscriber is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $10 million of securities of issuers that are not affiliated with the Subscriber;

The Subscriber is a dealer registered pursuant to Section 15 of the Exchange Act acting in a riskless principal transaction on behalf of a qualified institutional buyer;

The Subscriber is an investment company registered under the Investment Company Act, acting for its own account or for the accounts of other qualified institutional buyers, that is part of a family of investment companies2 which own in the aggregate at least $100 million in securities of issuers, other than issuers that are affiliated with Subscriber or are part of such family of investment companies;

The Subscriber is an entity, all of the equity owners of which are qualified institutional buyers, acting for its own account or the accounts of other qualified institutional buyers; or

The Subscriber is a bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act, or any foreign bank or savings and loan association or equivalent institution, acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the Subscriber and that has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, as of a date not more than 16 months preceding the date of sale of securities in the case of a US bank or savings and loan association, and not more than 18 months preceding the date of sale of securities for a foreign bank or savings and loan association or equivalent institution.

[2]

“Family of investment companies” means any two or more investment companies registered under the Investment Company Act, except for a unit investment trust whose assets consist solely of shares of one or more registered investment companies, that have the same investment adviser (or, in the case of unit investment trusts, the same depositor); provided that, (a) each series of a series company (as defined in Rule 18f-2 under the Investment Company Act) shall be deemed to be a separate investment company and (b) investment companies shall be deemed to have the same adviser (or depositor) if their advisers (or depositors) are majority-owned subsidiaries of the same parent, or if one investment company’s adviser (or depositor) is a majority-owned subsidiary of the other investment company’s adviser (or depositor)

Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an institutional “accredited investor” under Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

Any broker or dealer registered pursuant to section 15 of the Exchange Act;

Any insurance company as defined in section 2(a)(13) of the Securities Act;

Any investment company registered under the Investment Company Act or a business development company as defined in section 2(a)(48) of the Investment Company Act;

Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act;

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

Any employee benefit plan within the meaning of ERISA, if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act;

Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended, not formed for the specific purpose of acquiring the securities offered, and with total assets in excess of $5,000,000;

Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D; or

Any entity in which all of the equity owners are institutional “accredited investors.”

Annex G

KORE GROUP HOLDINGS, INC.

2021 LONG-TERM STOCK INCENTIVE PLAN

Section 1. Purpose. The purposes of this KORE Group Holdings, Inc. 2021 Long-Term Stock Incentive Plan are to promote the interests of the Company and its stockholders by (i) attracting and retaining employees and directors of, and consultants to, the Company and its Subsidiaries, as defined below; (ii) motivating such individuals by means of performance-related incentives to achieve longer-range performance goals; and (iii) enabling such individuals to participate in the long-term growth and financial success of the Company.

Section 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means any entity other than the Subsidiaries in which the Company has a substantial direct or indirect equity interest, as determined by the Board.

“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award, or Other Stock-Based Award made or granted from time to time hereunder.

“Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant. An Award Agreement may be in an electronic medium and may be limited to notation on the books and records of the Company.

“Base Salary” means the base salary or wages of the Participant excluding overtime, bonuses, contributions to or benefits under benefit plans, fringe benefits, perquisites, and other such forms of compensation. Base Salary shall include any elective contributions that are paid through a reduction in a Participant’s basic salary and which are not includible in the Participant’s gross income under Sections 125 or 402(e)(3) of the Code.

“Board” shall mean the Board of Directors of the Company.

“Cause” as a reason for a Participant’s termination of employment or service shall, unless otherwise agreed to in writing between the Participant and the Company or a Subsidiary or Affiliate of the Company, have the meaning assigned such term in the employment, severance or similar agreement, if any, between the Participant and the Company or a Subsidiary or Affiliate of the Company. If the Participant is not a party to an employment, severance or similar agreement with the Company or a Subsidiary or Affiliate of the Company in which such term is defined, then unless otherwise defined in the applicable Award Agreement “Cause” shall mean the Participant’s: (A) indictment for, conviction of, or plea of guilty or nolo contendere to, a felony or indictment for a crime involving dishonesty, fraud or moral turpitude; (B) willful breach of the Participant’s obligations to the Company or a Subsidiary or Affiliate of the Company; (C) willful misconduct, or any dishonest or fraudulent act or omission; (D) violation of any securities or financial reporting laws, rules or regulations or any policy of the Company or a Subsidiary or Affiliate of the Company relating to the foregoing; (E) violation of the policies of the Company or a Subsidiary or Affiliate of the Company on harassment, discrimination or substance abuse; or (F) gross negligence, gross neglect of duties or gross insubordination in the Participant’s performance of duties with the Company or a Subsidiary or Affiliate of the Company.

“Change in Control” shall mean the consummation of any one of the following events:

i. the acquisition by any “person” (as defined in Section 3(a)(9) of the Exchange Act) or any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), in one or a series of transactions (other than the Company, any of its Affiliates or any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any underwriter temporarily holding securities pursuant to an offering of such securities, directly or indirectly), of “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the outstanding voting power of the Company eligible to vote in the election of the Board (“Company Voting Securities”), other than pursuant to a transaction described under subclause (iii) below that does not constitute Change in Control under subclause (iii);

ii. a merger, combination, amalgamation, consolidation, or any other similar form of corporate transaction (a “Reorganization”) in which the holders of the Company’s common stock immediately prior to such Reorganization do not hold in respect of their holdings of such stock 50% or more of the voting power of the merged, combined, amalgamated, consolidated, or other resulting entity;

iii. a sale or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries (on a consolidated basis) to any “person” as defined in Section 3(a)(9) of the Exchange Act) or to any two (2) or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than (A) to an Affiliate of the Company or (B) in connection with a spinoff involving an Affiliate of the Company or the then-current shareholders; or

iv. during any period of two consecutive years commencing on or after the Effective Date, Incumbent Directors cease for any reason to constitute at least a majority of the board. “Incumbent Directors” shall mean: (1) the directors who were serving at the beginning of such two-year period, or (2) any directors whose election or nomination was approved by at least a majority of the directors referred to in clause (1) or by at least a majority of the director approved under this clause (2).

Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Code with respect to the payment of “nonqualified deferred compensation,” “Change in Control” shall be limited to a “change in control event” as defined under Section 409A of the code. For the avoidance of doubt, the consummation of the transactions contemplated by the Agreement and Plan of Merger dated as March 12, 2021 shall not constitute a Change in Control under the Plan.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer the Plan and composed of not less than two directors, each of whom is required to be a “Non-Employee Director” (within the meaning of Rule 16b-3) if and to the extent Rule 16b-3 is applicable to the Company and the Plan and an “outside director” (within the meaning of Section 162(m) of the Code) if and to the extent the Board determines it is necessary or appropriate to satisfy the conditions of any available exemption from the deduction limit under Section 162(m) of the Code. If at any time such a committee has not been so designated or is not so composed, the Board shall constitute the Committee.

“Company” shall mean KORE Group Holdings, Inc., together with any successor thereto.

“Continuous Service” shall mean the absence of any interruption or termination of service as an employee, director or consultant. Continuous Service shall not be considered interrupted in the case of (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Committee, in each case, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or applicable law, or unless provided otherwise pursuant to Company policy, as adopted from time to time; or (iv) in the case of transfer between locations of the Company or between the Company, its Subsidiaries or Affiliates or their respective successors. Changes in status between service as an employee, a director and a consultant will not constitute an interruption of Continuous Service; provided, however, that, unless otherwise determined by the Committee, consultants providing services to the Company or a Subsidiary or Affiliate of the Company for less than 32 hours per month shall incur an interruption of Continuous Service.

“Disqualifying Disposition” means any disposition (including any sale) of Shares acquired upon the exercise of an Incentive Stock Option made within the period that ends either (1) two years after the date on which the

Participant was granted the Incentive Stock Option or (2) one year after the date upon which the Participant acquired the Share.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, unless otherwise defined in the applicable Award Agreement (i) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (ii) with respect to the Shares, as of any date, (1) the closing sale price (excluding any “after hours” trading) of the Shares as reported on the applicable nationally recognized exchange for such date (or if not then trading on the applicable nationally recognized exchange, the closing sale price of the Shares on the stock exchange or over-the-counter market on which the Shares are principally trading on such date), or, (x) if there were no sales on such date or (y) for the purpose of establishing Fair Market Value in connection with the vesting of an Award or the release of Shares, on the closest preceding date on which there were sales of Shares or (2) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee.

“GAAP” shall mean United States Generally Accepted Accounting Principles.

“Good Reason” as a reason for a Participant’s termination of employment or service shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between the Participant and the Company or a Subsidiary or Affiliate of the Company.

“Incentive Stock Option” shall mean a right to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto. Incentive Stock Options may be granted only to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

“Non-Qualified Stock Option” shall mean a right to purchase Shares from the Company that is granted under Section 6 of the Plan and that is not intended to be an Incentive Stock Option.

“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

“Other Stock-Based Award” shall mean any right granted under Section 10 of the Plan.

“Participant” shall mean any (i) employee of, or consultant to, the Company or its Subsidiaries, or non-employee director who is a member of the Board or the board of directors of a Subsidiary of the Company, eligible for an Award under Section 5 and selected by the Committee to receive an Award under the Plan or (ii) any employee of, or consultant to, an Affiliate, eligible for a cash-settled Performance Award or cash-settled Restricted Stock Unit under Section 5 and selected by the Committee to receive a cash-settled Performance Award or a cash-settled Restricted Stock Unit under the Plan.

“Performance Award” shall mean any right granted under Section 9 of the Plan.

“Performance Criteria” shall mean the measurable criterion or criteria that the Committee selects for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any performance-based award under the Plan. The Performance Criteria used to establish the Performance Goal(s) may be based on the attainment of specific levels of performance of the Company (or a Subsidiary, Affiliate, division or operational unit of the Company) in respect of any of the following metrics, in addition to any other factors or metrics determined by the Committee, whether determined on a GAAP or non-GAAP basis: revenue, operating income, contribution, day sales outstanding, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns (on an absolute or relative basis), profit margin, operating margin, contribution margin, earnings per Share, net earnings, operating earnings, free cash flow, cash flow from operations, earnings before interest, taxes, depreciation and amortization (EBITDA), including adjusted EBITDA, number of customers, operating expenses, capital expenses, customer acquisition costs, Share price, sales, bookings, or market share.

“Performance Goals” shall mean, for a Performance Period, one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. The Committee is authorized, in its sole discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants, including, without limitation (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting the Company; or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

“Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a performance-based award.

“Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company and its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareowners of the Company in substantially the same proportions as their ownership of stock of the Company.

“Plan” shall mean this KORE Group Holdings, Inc. 2021 Long-Term Stock Incentive Plan.

“Restricted Stock” shall mean any Share granted under Section 8 of the Plan.

“Restricted Stock Unit” shall mean any unit granted under Section 8 of the Plan.

“Rule 16b-3” shall mean Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

“Shares” shall mean the common stock of the Company, $0.0001 par value, or such other securities of the Company (i) into which such common stock shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction or (ii) as may be determined by the Committee pursuant to Section 4(b) of the Plan.

“Stock Appreciation Right” shall mean any right granted under Section 7 of the Plan.

“Subsidiary” of any Person means another Person (other than a natural Person), an aggregate amount of the voting securities, other voting ownership or voting partnership interests, of which is sufficient to elect at least a majority of the Board or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first Person).

“Substitute Awards” shall mean any Awards granted under Section 4(a)(iii) of the Plan.

Section 3. Administration. (a) The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or cancelled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, cancelled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee (in each case consistent with Section 409A of the Code); (vii) interpret, administer or reconcile any inconsistency, correct any defect, resolve ambiguities and/or supply any omission in the Plan, any Award Agreement, and any other instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (ix) establish and administer Performance Goals and certify or determine whether, and to what extent, they have been attained; (x) adopt and approve any supplements to or amendments, restatements or alternative versions of the Plan (including, without limitation, sub-plans) in accordance with Section 11 and Section 13(n) of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(a) Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary or Affiliate of the Company, any Participant, any holder or beneficiary of any Award, and any stockholder.

(b) The mere fact that a Committee member shall fail to qualify as a “Non-Employee Director”, if applicable, or, if applicable, an “outside director” within the meaning of Rule 16b-3 shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan.

(c) No member of the Committee shall be liable to any Person for any action or determination made in good faith with respect to the Plan or any Award hereunder.

(d) The Committee may delegate to one or more officers of the Company (or, in the case of awards of Shares, the Board may delegate to a committee made up of one or more directors) the authority to grant Awards to Participants who are not executive officers or directors of the Company subject to Section 16 of the Exchange Act.

Section 4. Shares Available for Awards.

(a) Shares Available.

(i) Subject to adjustment as provided in Section 4(b), the aggregate number of Shares with respect to which Awards may be granted from time to time under the Plan shall in the aggregate not exceed the sum of (i) [                ]1, plus (ii) the number of Shares that become available for issuance under Section 4(a)(ii) of this Plan; provided, that, subject to adjustment as provided for in Section 4(b), the aggregate number of Shares with respect to which Incentive Stock Options may be granted under the Plan shall be [                ]2. Unless the Committee acts, prior to the first day of a given fiscal year, to provide otherwise, the total number of Shares reserved and available for delivery in connection with Awards under the Plan will be increased on the first day of the first nine (9) fiscal years following the Company’s fiscal year in which the Effective Date occurs, in an

[1]	10% of common stock outstanding as of the closing date.
[2]	10% of common stock outstanding as of the closing date.

amount equal to the lesser of (x) five percent (5%) of the outstanding Shares on the last day of the immediately preceding fiscal year and (y) such fewer number of Shares as is determined by the Committee. Subject to adjustment as provided in Section 4(b), and notwithstanding the foregoing limitation, or any plan or program of the Company or any Subsidiary to the contrary, the maximum amount of compensation that may be paid to any single non-employee member of the Board in respect of any single fiscal year (including Awards under the Plan, determined based on the Fair Market Value of such Award as of the grant date, as well as any retainer fees, but excluding any amounts paid in respect of a director’s first year of service with the Company, and excluding any special committee fees) shall not exceed $750,000 (the “Non-Employee Director Compensation Limit”).

(ii) If any Shares subject to an Award are forfeited, cancelled, or exchanged or if an Award terminates or expires without a distribution of Shares to the Participant, the Shares with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, termination or expiration, again be available for Awards under the Plan. For the avoidance of doubt, if two Awards are granted together in tandem, the Shares underlying any portion of the tandem Award which is not exercised or not otherwise settled in Shares will again be available for Awards under the Plan. Upon payment in cash of the benefit provided by any Award granted under this Plan, any Shares that were covered by that Award will again be available for Awards under the Plan. If, under this Plan, a Participant has elected to give up the right to receive cash compensation in exchange for Shares based on fair market value, such Shares will not count against the aggregate limit described in Section 4(a)(i). Notwithstanding the foregoing, any Shares which (1) are tendered to or withheld by the Company to satisfy payment or applicable tax withholding requirements in connection with the vesting or delivery of an Award, (2) are withheld by the Company upon exercise of an Option pursuant to a “net exercise” arrangement, or (3) underlie a Stock Appreciation Right that is settled in Shares, shall not again be available for Awards under the Plan. In addition, Shares that are purchased by the Company in the open market pursuant to any repurchase plan or program, whether using Option proceeds or otherwise, shall not be made available for grants of Awards under the Plan, nor shall such number of purchased shares be added to the limit described in Section 4(a)(i).

(iii) Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines (“Substitute Awards”). The number of Shares underlying any Substitute Awards shall not be counted against the aggregate number of Shares available for Awards under the Plan.

(iv) In the event that an entity acquired by the Company or with which it combines has shares available under a pre-existing plan (“Target Company Plan”) previously approved by stockholders and not adopted in contemplation of such acquisition, merger or other combination, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) (“Assumed Available Shares”) may be used for Awards under this Plan made after such acquisition or merger; provided, however, that Awards using such Assumed Available Shares may not be made after the deadline for new awards or grants under the terms of the Target Company Plan, and may only be made to individuals who were not employees or directors of the Company or any subsidiary prior to such acquisition, merger or other combination. The Awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan if such Awards comply with the terms of the Target Company Plan, and may account for Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b) Adjustments. Notwithstanding any provisions of the Plan to the contrary, in the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other corporate transaction or event affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall equitably adjust any or all of (i) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including any appropriate adjustments to the individual limitations applicable to Awards set forth in Section 4(a)(i); provided, however, that any adjustment to such individual limitations will be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail to so qualify, (ii) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award, which, in the case of Options and Stock Appreciation Rights shall equal the excess, if any, of the Fair Market Value of the Share subject to each such Option or Stock Appreciation Right over the per Share exercise price or grant price of such Option or Stock Appreciation Right.

(c) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

(d) Minimum Vesting. Except with respect to a maximum of five percent (5%) of the number of Shares reserved under the Plan (subject to any increase or decrease pursuant to Section 4(b)), each Award shall be subject to a minimum vesting period of one (1) year commencing from the date of grant, or respect to Awards that vest upon the attainment of performance goals, a performance period that is at least one (1) year. For purposes of clarity, this Section 4(d) shall not prevent the Committee from accelerating any Award in accordance with any provisions set forth in this Plan.

Section 5. Eligibility. Any employee of, or consultant to, the Company or any of its Subsidiaries (including any prospective employee), or non-employee director who is a member of the Board or the board of directors of a Subsidiary of the Company, shall be eligible to be selected as a Participant and receive any Award as determined by the Committee.

Section 6. Stock Options.

(a) Grant. Subject to the terms of the Plan, the Committee shall have sole authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option, the exercise price thereof and the conditions and limitations applicable to the exercise of the Option. The Committee shall have the authority to grant Incentive Stock Options, or to grant Non-Qualified Stock Options, or to grant both types of Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any regulations implementing such statute. All Options when granted under the Plan are intended to be Non-Qualified Stock Options, unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. If an Option is intended to be an Incentive Stock Option, and if for any reason such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Non-Qualified Stock Option appropriately granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Non-Qualified Stock Options. No Option shall be exercisable more than ten years from the date of grant.

(b) Exercise Price. The Committee shall establish the exercise price at the time each Option is granted, which exercise price shall be set forth in the applicable Award Agreement and which exercise price (except with respect to Substitute Awards) shall not be less than the Fair Market Value per Share on the date of grant.

(c) Exercise. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement. The applicable Award Agreement shall specify the period or periods of Continuous Service by the Participant that is necessary before the Option or installments thereof will become exercisable. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

(d) Payment. (i) No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate exercise price therefor is received by the Company. Such payment may be made (A) in cash, or its equivalent, or (B) subject to the Company’s consent, by exchanging Shares owned by the optionee (which are not the subject of any pledge or other security interest and which have been owned by such optionee for at least six months), or (C) subject to such rules as may be established by the Committee and applicable law, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate exercise price, or (D) subject to any conditions or limitations established by the Committee, the Company’s withholding of Shares otherwise issuable upon exercise of an Option pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), or (E) by a combination of the foregoing, or (F) by such other methods as may be approved by the Committee, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company or withheld as of the date of such tender or withholding is at least equal to such aggregate exercise price.

(i) Wherever in this Plan or any Award Agreement a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

(e) Special Provisions Applicable to Incentive Stock Options.

(i) No Incentive Stock Option may be granted to any Participant who, at the time the Option is granted, owns directly, or indirectly within the meaning of Section 424(d) of the Code, Shares possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary thereof, unless such Incentive Stock Option (1) has an exercise price at of least 110% of the Fair Market Value on the date of grant of such Option, and (ii) cannot be exercised more than five years after the date it is granted.

(ii) To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Shares for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such excess Incentive Stock Options shall be treated as Non-Qualified Stock Options.

(iii) Each Participant who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the Participant makes a Disqualifying Disposition of any Shares acquired pursuant to the exercise of an Incentive Stock Option.

Section 7. Stock Appreciation Rights.

(a) Grant. Subject to the provisions of the Plan, the Committee shall have sole authority to determine the Participants to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Stock Appreciation Right Award, the grant price thereof and the conditions and limitations applicable to the exercise thereof. Stock Appreciation Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to another Award. Stock Appreciation Rights granted in tandem with or in addition to an Award may be granted either before, at the same time as the Award or at a later time. No Stock Appreciation Right shall be exercisable more than ten years from the date of grant.

(b) Exercise and Payment. A Stock Appreciation Right shall entitle the Participant to receive an amount equal to the excess of the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right over the grant price thereof (which grant price (except with respect to Substitute Awards) shall not be less than the Fair Market Value on the date of grant). The Committee shall determine in its sole discretion whether a Stock Appreciation Right shall be settled in cash, Shares or a combination of cash and Shares.

(c) Other Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at the grant of a Stock Appreciation Right, the term, methods of exercise, methods and form of settlement, and any other terms and conditions of any Stock Appreciation Right. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

Section 8. Restricted Stock and Restricted Stock Units.

(a) Grant. Subject to the provisions of the Plan, the Committee shall have sole authority to determine the Participants to whom Shares of Restricted Stock and Restricted Stock Units shall be granted, the number of Shares of Restricted Stock and/or the number of Restricted Stock Units to be granted to each Participant, the duration of the period during which, and the conditions, if any, under which, the Restricted Stock and Restricted Stock Units may be forfeited to the Company, and the other terms and conditions of such Awards.

(b) Transfer Restrictions. Shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except, in the case of Restricted Stock, as provided in the Plan or the applicable Award Agreements. Unless otherwise directed by the Committee, (i) certificates issued in respect of Shares of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company, or (ii) Shares of Restricted Stock shall be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Shares of Restricted Stock. Upon the lapse of the restrictions applicable to such Shares of Restricted Stock, the Company shall, as applicable, either deliver such certificates to the Participant or the Participant’s legal representative or the transfer agent shall remove the restrictions relating to the transfer of such Shares.

(c) Payment. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of a Share. Restricted Stock Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon or after the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. No dividends shall be paid on any Shares of Restricted Stock and no dividend equivalents shall be paid on any Restricted Stock Units prior to the vesting of the Restricted Stock or Restricted Stock Units, as applicable.

Section 9. Performance Awards.

(a) Grant. The Committee shall have sole authority to determine the Participants who shall receive a “Performance Award”, which shall consist of a right which is (i) denominated in cash or Shares, (ii) valued, as determined by the Committee, in accordance with the achievement of such Performance Goals during such Performance Periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.

(b) Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the Performance Goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award.

(c) Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period as set forth in the Award Agreement on the date of grant.

Section 10. Other Stock-Based Awards.

The Committee shall have authority to grant to Participants an “Other Stock-Based Award”, which shall consist of any right which is (i) not an Award described in Sections 6 through 9 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan; provided that any such rights must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 and applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award, including the price, if any, at which securities may be purchased pursuant to any Other Stock-Based Award granted under this Plan.

Section 11. Amendment and Termination.

(a) Amendments to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that if an amendment to the Plan (i) would materially increase the benefits accruing to Participants under the Plan, (ii) would materially increase the number of securities which may be issued under the Plan, (iii) would materially modify the requirements for participation in the Plan, (iv) would increase the Non-Employee Director Compensation Limit, or (v) must otherwise be approved by the stockholders of the Company in order to comply with applicable law or the rules of the applicable nationally recognized exchange, or, if the Shares are not traded on the applicable nationally recognized exchange, the principal national securities exchange upon which the Shares are traded or quoted, such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained; and provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would impair the rights of any Participant or any holder or beneficiary of any Award previously granted shall not be effective as to such Participant without the written consent of the affected Participant, holder or beneficiary.

(b) Amendments to Awards. The Committee may amend any terms of, or alter, suspend, discontinue, cancel, or terminate, any Award theretofore granted; provided that any such amendment, alteration, suspension, discontinuance, cancellation, or termination that would impair the rights of any Participant or any holder or beneficiary of any Award previously granted shall not be effective as to such Participant without the written consent of the affected Participant, holder or beneficiary.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make equitable adjustments in the terms and conditions of, and the criteria included in, all outstanding Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(b) hereof) affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary of the Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d) Repricing. Except in connection with a corporate transaction or event described in Section 4(b) hereof, the terms of outstanding Awards may not be amended to reduce the exercise price of Options or the grant price of Stock Appreciation Rights, or cancel Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price or grant price, as applicable, that is less than the exercise price of the original Options or grant price of the original Stock Appreciation Rights, as applicable, without stockholder approval. This Section 11(d) is intended to prohibit the repricing of “underwater” Options and Stock Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 4(b) of this Plan.

Section 12. Change in Control. In the event of a Change in Control, and except as otherwise provided by the Committee in an Award Agreement, a Participant’s Awards will be treated as follows:

(a) If an Award is continued, assumed, replaced, converted or has new rights substituted therefor by the resulting or continuing entity, as determined by the Committee, and in a manner consistent with the requirements of Section 409A of the Code, then any restrictions to which such Award is subject shall not lapse upon a Change in Control and such Awards, as continued, assumed, replaced, converted or substituted, shall continue to be subject to the terms and conditions as in effect immediately prior to the Change in Control; provided, that with respect to any outstanding Award that is subject to Performance Goals, the Committee may provide that such Award will be converted, assumed or replaced by the resulting or continuing entity as if target performance had been achieved as of the date of the Change in Control and such Awards would continue to remain subject to the time-based service requirements, if any. Except as otherwise provided in an Award Agreement, to the extent outstanding Awards granted under this Plan are continued, assumed, replaced, converted or substituted in accordance with this Section 12(a), if a Participant’s employment or service is terminated without Cause by the Company or a Subsidiary or Affiliate of the Company or a Participant terminates his or her employment or service with the Company or a Subsidiary or Affiliate of the Company for Good Reason, in either case, during the two year period immediately following a Change in Control, all outstanding Awards held by the Participant that may be exercised shall become fully exercisable and all restrictions with respect to outstanding Awards shall lapse and become vested and non-forfeitable.

(b) If Awards are not continued, assumed, replaced, converted or substituted in accordance with Section 12(a), then a Participant’s Awards may be treated in accordance with one or more of the following methods, as determined by the Committee in its sole discretion:

(i) The Committee may accelerate the exercisability of, or lapse of restrictions on, Awards or provide for a period of time for exercise prior to the occurrence of the Change in Control (with such exercise being contingent on the occurrence of the Change in Control, and, provided that, if the Change in Control does not take place within a specified period after giving such notice to exercise for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void);

(ii) Any one or more outstanding Awards may be cancelled and the Committee may cause to be paid to the holders thereof, in cash, shares of common stock, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which, if applicable, may be based upon the price per Share received or to be received by other stockholders of the Company in such event), including without limitation, in the case of an outstanding Option or Stock Appreciation Right, a cash payment in an amount equal to the excess, if any, of the fair market value (as determined by the Committee) of the Shares subject to such Option or Stock Appreciation Right over the aggregate exercise price of such Option or Stock Appreciation Right, respectively (it being understood that, in such event, any Option or Stock Appreciation Right having a per share exercise price equal to, or in excess of, the fair market value of a Share subject thereto may be canceled and terminated without any payment or consideration therefor); and/or

(iii) The Committee may, in its sole discretion, make any other determination as to the treatment of Awards in connection with such Change in Control as the Committee may determine.

(c) Notwithstanding anything in this Plan or any Award Agreement to the contrary, to the extent any provision of this Plan or an Award Agreement would cause a payment of deferred compensation that is subject to Section 409A of the Code to be made upon the occurrence of (i) a Change in Control, then such payment shall not be made unless such Change in Control also constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Section 409A of the Code or (ii) a termination of employment or service, then such payment shall not be made unless such termination of employment or service also constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Change in Control or termination of employment or service but disregarding any future service or performance requirements. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Option shall comply with the requirements of Treasury Regulation Section 1.424-1 (and any amendment thereto).

Section 13. General Provisions.

(a) Nontransferability.

(i) Each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative.

(ii) No Award may be sold, assigned, alienated, pledged, attached or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, alienation, pledge, attachment, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary or Affiliate of the Company; provided that the designation of a beneficiary shall not constitute a sale, assignment, alienation, pledge, attachment, transfer or encumbrance.

(iii) Notwithstanding the foregoing, the Committee may, in the applicable Award Agreement evidencing an Option granted under the Plan or at any time thereafter in an amendment to an Award Agreement, provide that Options which are not intended to qualify as Incentive Options may be transferred by the Participant to whom such Option was granted (the “Grantee”) without consideration, after such time as all vesting conditions with respect to such Option have been satisfied, and subject to such rules as the Committee may adopt to preserve the purposes of the Plan, to: (1) the Grantee’s spouse, children or grandchildren (including adopted and stepchildren and grandchildren) (collectively, the “Immediate Family”); (2) a trust solely for the benefit of the Grantee and his or her Immediate Family; or (3) a partnership, corporation or limited liability company whose only partners, members or stockholders are the Grantee and his or her Immediate Family; (each transferee described in clauses (1), (2) and (3) above is hereinafter referred to as a “Permitted Transferee”); provided that the Grantee gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Grantee in writing that such a transfer would comply with the requirements of the Plan and any applicable Award Agreement evidencing the Option.

The terms of any Option transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan or in an Award Agreement to an optionee, Grantee or Participant shall be deemed to refer to the Permitted Transferee, except that (a) Permitted Transferees shall not be entitled to transfer any Options, other than by will or the laws of descent and distribution; (b) Permitted Transferees shall not be entitled to exercise any transferred Options unless there shall be in effect a registration statement on an appropriate form covering the Shares to be acquired pursuant to the exercise of such Option if the Committee determines that such a registration statement is necessary or appropriate, (c) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Grantee under the Plan or otherwise and (d) the consequences of termination of the Grantee’s employment by, or services to, the Company under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Grantee, following which the Options shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(iv) Notwithstanding anything to the contrary herein, only gratuitous transfers of Awards shall be permitted. In no event may any Award granted under this Plan be transferred for value.

(b) Dividend Equivalents. No dividends or dividend equivalents shall be paid on any Award prior to vesting. In the sole discretion of the Committee, an Award (other than Options or Stock Appreciation Rights), whether made as an Other Stock-Based Award described in Section 10 or as an Award granted pursuant to Sections 6 through 9 hereof, may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a deferred basis; provided, that such dividends or dividend equivalents shall be subject to the same vesting conditions as the Award to which such dividends or dividend equivalents relate. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.

(c) No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

(d) Share Certificates. Shares or other securities of the Company or any Subsidiary of the Company delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(e) Withholding. (i) A Participant may be required to pay to the Company or any Subsidiary or Affiliate of the Company, and the Company or any Subsidiary or Affiliate of the Company shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan, or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan, and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(ii) Without limiting the generality of clause (i) above, subject to the Company’s consent, a Participant may satisfy, in whole or in part, the foregoing withholding liability by delivery of Shares owned by the Participant (which are not subject to any pledge or other security interest and which have been owned by the Participant for at least six months) with a Fair Market Value equal to such withholding liability or by having the Company withhold from the number of Shares otherwise deliverable to the Participant with respect to an Award a number of Shares with a Fair Market Value equal to such withholding liability as determined by the Company, or by such other methods as may be approved by the Committee, including, but not limited to, through a “broker-assisted” cashless exercise.

(iii) Notwithstanding any provision of this Plan to the contrary, in connection with the transfer of an Option to a Permitted Transferee pursuant to Section 13(a), the Grantee shall remain liable for any withholding taxes required to be withheld upon the exercise of such Option by the Permitted Transferee.

(f) Detrimental Activity and Recapture. Awards hereunder shall be subject to cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any gain related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant during employment or other service with the Company or a subsidiary, shall engage in activity detrimental to the Company, whether discovered before or after the employment or service period. In addition, notwithstanding anything in this Plan to the contrary, any Award Agreement may also provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any gain related to an Award, or other provision intended to have a similar effect, upon such terms and conditions as may be required by the Committee under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the SEC or any national securities exchange or national securities association on which the Shares may be traded, or pursuant to any policy implemented or adopted by the Company.

(g) Award Agreements. Each Award hereunder that is not immediately vested and delivered as of its date of grant shall be evidenced by an Award Agreement which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including but not limited to, the effect on such Award of the death, disability or termination of employment or service of a Participant and the effect, if any, of such other events as may be determined by the Committee.

(h) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate of the Company from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, Shares and other types of Awards provided for hereunder (subject to stockholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

(i) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or in any consulting relationship to, or as a director on the Board or board of directors, as applicable, of, the Company or any Subsidiary or Affiliate of the Company. Further, the Company or a Subsidiary or Affiliate of the Company may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, any Award Agreement or any applicable employment contract or agreement.

(j) No Rights as Stockholder. Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Stock hereunder, the applicable Award shall specify if and to what extent the Participant shall be entitled to the rights of a stockholder in respect of such Restricted Stock.

(k) Governing Law. Unless otherwise provided for in an applicable Award Agreement, the validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware, applied without giving effect to its conflict of laws principles.

(l) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(m) Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or result in any liability under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws.

(n) Foreign Employees. In order to facilitate the making of any Award or combination of Awards under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary or Affiliate of the Company outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

(o) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or Affiliate of the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary or Affiliate of the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary or Affiliate of the Company.

(p) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be cancelled, terminated, or otherwise eliminated.

(q) Deferrals. In the event the Committee permits a Participant to defer any Award payable in the form of cash, all such elective deferrals shall be accomplished by the delivery of a written, irrevocable election by the Participant on a form provided by the Company. All deferrals shall be made in accordance with administrative guidelines established by the Committee to ensure that such deferrals comply with all applicable requirements of Section 409A of the Code.

(r) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 14. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with, or be exempt from, the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of Treasury or the Internal Revenue Service. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Subsidiaries shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.

(c) Notwithstanding anything to the contrary in the Plan or any award agreement, to the extent that the Plan and/or Awards granted hereunder are subject to Section 409A of the Code, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Award, adopt policies and procedures, or take any other actions (including, without limitation, amendments, policies, procedures and actions with retroactive effect) as the Committee determines are necessary or appropriate to (i) exempt the Plan and/or any Award from the application of Section 409A of the Code, (ii) preserve the intended tax treatment of any such Award, or (iii) comply with the requirements of Section 409A of the Code, including, without limitation, any regulations or other guidance that may be issued after the date of the grant.

(d) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the earlier of the first business day of the seventh month following separation from service or death.

Section 15. Term of the Plan.

(a) Effective Date. This Plan shall become effective as of [                ] (the “Effective Date”).

(b) Expiration Date. No grant will be made under this Plan more than ten years after the Effective Date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

Annex H

TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of March 12, 2021, by and between Maple Holdings Inc., a Delaware corporation (the “Company”), Cerberus Telecom Acquisition Corp. (“Acquiror”), a Cayman Islands exempted company (which shall redomesticate as a Delaware corporation pursuant to the terms of the Merger Agreement (as defined below)), King Pubco, Inc. (“Pubco”), and the undersigned, a shareholder of Acquiror (the “Shareholder”). Each of the Company, Acquiror, Pubco and the Shareholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used herein without being otherwise defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

RECITALS

WHEREAS, the Company, Acquiror, Pubco, King LLC Merger Sub, LLC (“LLC Merger Sub”), and Cerberus Telecom Acquisition Holdings, LLC (the “Sponsor”), are entering into that certain Agreement and Plan of Merger (the “Merger Agreement”) (as the same may be amended or supplemented from time to time), on or around March 12, 2021 (the “Signing Date”);

WHEREAS, on the day immediately prior to the Closing Date and on the terms and subject to the conditions of this Agreement and in accordance with the Companies Act and the DLLCA and other applicable Laws, Acquiror will merge with and into LLC Merger Sub (the “Pubco Merger”), with LLC Merger Sub being the surviving entity of the Pubco Merger, as a result of which, among other things, (i) each class A ordinary share of Acquiror, par value $0.0001 (“Acquiror Class A Shares”) outstanding immediately prior to the Pubco Merger shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive a share of common stock, par value $0.0001 (“Pubco Stock”) of Pubco on identical terms, (ii) each class B ordinary share of Acquiror, par value $0.0001 outstanding immediately prior to the Pubco Merger shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive a share of Pubco Stock, and (iii) each outstanding warrant to purchase Acquiror Class A Shares outstanding immediately prior to the Pubco Merger will become a warrant of Pubco exercisable for shares of Pubco Stock on identical terms (the “Pre-Closing Reorganization”);

WHEREAS, the Shareholder is the sole legal and beneficial owner of the number of each class and type of equity securities of Acquiror set forth on Schedule A hereto (the “Current Shares”) (in addition to any other equity securities of Acquiror acquired by the Shareholder after the date hereof and prior to the Closing, including, without limitation, any equity securities issued or deemed issued to the Shareholder in connection with the conversion or exchange (including pursuant to the Pre-Closing Reorganization) of any other equity securities, or received by the Shareholder pursuant to any reclassification, stock split, combination, stock dividend, subdivision, recapitalization or the like, collectively, the “Equity Securities”) and expects to receive substantial benefits as a result of the consummation of the Merger subject to the terms of the Merger Agreement;

WHEREAS, the Sponsor will agree to waive any adjustment to the conversion ratio or other anti-dilution protections set forth in the Amended and Restated Memorandum and Articles of Association of Acquiror, dated October 21, 2020 (as it may be amended, restated or otherwise modified from time to time, the “Memorandum of Association”), with respect to the Class B Shares (as defined in the Memorandum of Association) in connection with the Transactions; and

WHEREAS, in consideration for the payments and other benefits to be received by the Shareholder under and subject to the terms of the Merger Agreement and as a material inducement to Acquiror’s and Pubco’s entry into the Merger Agreement and consummation of the transactions contemplated thereby, the Shareholder agrees to enter into this Agreement and to be bound by the obligations set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Support Agreement.

(a) The Shareholder hereby irrevocably and unconditionally agrees that, from and after the date hereof and until the earlier of the Closing or the valid termination of the Merger Agreement (the “Effective Period”), at any meeting of the shareholders of Acquiror (whether annual or extraordinary and whether or not adjourned or postponed or any other meeting of Acquiror), however called, on any written resolution, and in any action by written consent or resolution, in each case of the shareholders of Acquiror (collectively, “such meeting or written consent”), the Shareholder shall, solely in its capacity as a shareholder of Acquiror, as applicable, do the following:

(i) when such meeting is held, appear at such meeting (in person or by proxy pursuant to Section 1(b) below) or otherwise cause the Equity Securities to be counted as present thereat for the purpose of establishing a quorum;

(ii) vote the Equity Securities (or execute and return an action by written consent), or cause the Equity Securities to be voted (or validly execute and return and cause such consent to be granted with respect to), at such meeting or written consent in favor of the Merger Agreement, and the dealing with of the Equity Securities in accordance with the Merger Agreement, and the transactions contemplated thereby, including the Pre-Closing Reorganization (collectively, the “Transactions”), including with respect to any matter in furtherance of the Transactions or by any of the Ancillary Agreements for which a vote or approval of the shareholders of Acquiror is required (the “Transaction Approvals”); and

(iii) vote the Equity Securities (or execute and return an action by written consent), or cause the Equity Securities to be voted (or validly execute and return and cause such consent to be granted with respect to), at such meeting or written consent against any Business Combination Proposal.

(b) The Shareholder hereby covenants and agrees that the Shareholder shall not, at any time prior to the earlier of the termination of this Agreement in accordance with Section 4(a) or the Closing, (i) enter into any voting agreement or voting trust with respect to any of the Equity Securities that is inconsistent with the Shareholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Equity Securities that is inconsistent with the Shareholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(c) During the Interim Period, the Shareholder shall not take, nor shall it permit any of its Affiliates or any of its or their respective Representatives to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any Business Combination Proposal or (ii) approve, endorse or recommend, or make any public statement approving, endorsing or recommending, any Business Combination Proposal, in the case of each of clauses (i) and (ii), other than a Business Combination Proposal with the

Company, its shareholders and their respective Affiliates and Representatives. The Shareholder shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal, other than with the Company, its equityholders or their respective controlled Affiliates.

2. Transfer of Equity Securities; New Equity Securities. During the Effective Period, the Shareholder will not sell, transfer, pledge, encumber, assign, grant an option with respect to, hedge, swap, convert or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option, put, call or other arrangement or understanding with respect to the Transfer of, any of the Equity Securities or any interest therein; provided, that Transfers to the Affiliates of the Shareholder shall be permitted if, as a precondition to such Transfer, the transferee shall agree in writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of the Shareholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 2 shall not relieve the Shareholder of its obligations under this Agreement.

3. Shareholder Representations and Warranties. The Shareholder represents and warrants to Acquiror, the Company and Pubco (solely with respect to the Shareholder and not with respect to any other shareholder of Acquiror, the Company and Pubco) that:

(a) (i) if such Shareholder is a corporation, limited liability company, partnership, trust, proprietorship or other legal entity, it has all necessary corporate, limited liability company, limited partnership or other applicable power and authority (or, if the Shareholder is a natural person, the Shareholder has the legal capacity) to execute and deliver this Agreement and to perform the Shareholder’s obligations hereunder; (ii) the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement by such Shareholder have been duly and validly authorized by all necessary action on the part of such Shareholder; (iii) the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement by such Shareholder will not, directly or indirectly (with or without notice or lapse of time), contravene, conflict with or result in a violation of, if the Shareholder is an entity, the organizational documents of the Shareholder or such Shareholder’s Affiliates; and (iv) the execution and delivery of this Agreement does not, and the performance by the Shareholder of the Shareholder’s obligations hereunder will not, result in the creation or imposition of any Lien upon the Equity Securities.

(b) (i) The Shareholder has duly and validly executed this Agreement, (ii) this Agreement is a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms set forth herein (except as such enforceability (x) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar applicable Laws affecting or relating to enforcement of creditors’ rights generally and (y) is subject to general principles of equity), (iii) the Shareholder is the sole legal and beneficial owner of, and has good and valid title, to, all of the Equity Securities, and (iv) there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Equity Securities), other than pursuant to the articles of incorporation of Acquiror from time to time, or any restrictions on transfer arising under applicable securities Laws. The Shareholder has the sole right to vote the Equity Securities, and, none of the Equity Securities are subject to any proxy, voting trust or other similar agreement or arrangement other than pursuant to the articles of incorporation of Acquiror from time to time, or any restrictions on transfer arising under applicable securities Laws. The Current Shares are the only equity securities of Acquiror owned legally or beneficially by such Shareholder on the date hereof, and except as set forth on Schedule A hereto, the Shareholder does not own beneficially or legally have the right to acquire, or have any other interest in, any other equity securities of Acquiror or any of its Subsidiaries, or any rights to acquire, or any securities that are convertible into, any of the foregoing.

(c) The Shareholder (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Equity Securities, (ii) has not entered into any voting agreement or voting trust with respect to any of the Equity Securities that is inconsistent with the Shareholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Equity Securities that is inconsistent with the Shareholder’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

4. Waiver of Anti-dilution Protection. The Shareholder hereby waives (for itself, and for its successors, heirs and assigns), to the fullest extent permitted by law and the Certificate of Incorporation, all rights pursuant to Section 17.2 of the Memorandum and Articles to have the shares of Class B Shares convert to shares of Class A Shares (as defined in the Memorandum and Articles) at a ratio of greater than one-for-one in connection with the issuance of any Class A Shares or equity-linked securities that may arise or be exercisable in connection with the Transactions. Without limitation to the foregoing, upon the consummation of the Transactions, the Sponsor hereby acknowledges and agrees that pursuant to Section 17.2 of the Memorandum and Articles, each share of Class B Shares held by the Shareholder shall automatically convert into one (1) Class A Share. For the avoidance of doubt, the waiver specified in this Section 4 shall be applicable only in connection with the Transactions and this Agreement and shall be void and of no force and effect if the Merger Agreement and/or this Agreement shall be terminated for any reason.

5. Termination; Amendments and Waivers; Assignment.

(a) This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the valid termination of the Merger Agreement pursuant to Article XI thereof and, upon such termination shall be of no further force and effect, without the creation or imposition of any penalty, liability or obligation upon any Party.

(b) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Shareholder, Pubco, Acquiror and the Company. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by the Shareholder without Acquiror’s, the Company’s and Pubco’s prior written consent.

(c) None of the representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing.

6. Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested; provided that any notice or other communication delivered pursuant to clauses (a), (b) or (c) shall be accompanied by an e-mail during normal business hours (and otherwise as of the immediately following Business Day). Unless another address is specified in writing pursuant to the provisions of this Section 5, notices, demands and other communications shall be sent to the addresses indicated below:

(a) If to Acquiror or Pubco:

Cerberus Telecom Acquisition Corp.

875 Third Avenue

New York, NY 10022

Attn: Nick Robinson, Mike Palmer

E-mail: nrobinson@cerberus.com, mpalmer@cerberus.com

with a copy (which shall not constitute notice) to:

Milbank LLP

55 Hudson Yards

New York, NY 10001

Attn: Neil Whoriskey, Scott Golenbock and Iliana Ongun

E-mail: nwhoriskey@milbank.com, sgolenbock@milbank.com and iongun@milbank.com

(b) If to the Company, to:

KORE Wireless Group Inc.

3700 Mansell Road, Suite 300

Alpharetta, GA 30022

Attention: Romil Bahl (President & CEO)

                  Puneet Pamnani (Executive VP and CFO)

Email: RBahl@korewireless.com

            PPamnani@korewireless.com

with copies (which shall not constitute notice) to:

c/o ABRY Partners II, LLC

888 Boylston St, Suite 1600

Boston, MA 02199

Attention: Rob MacInnis; Tomer Yosef-Or; Garrett Blank

Email: rmacinnis@abry.com

            tyosefor@abry.com

            gblank@abry.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Joshua Kogan, P.C.; Joshua N. Korff, P.C.; Amanda C. Border

Email: joshua.kogan@kirkland.com

            jkorff@kirkland.com

            amanda.border@kirkland.com

(c) If to the Shareholder, to the address and contact information set forth on the Shareholder’s signature page hereto; or

(d) In the case of any Party, to such other address as the Party to whom notice is given may have previously furnished to the other Party in writing in the manner set forth above.

7. Miscellaneous.

(a) Entire Agreement. This Agreement, the Merger Agreement, the Transaction Agreements and the documents referred to herein and therein constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

(b) No Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

(c) Further Assurances. The Shareholder hereby agrees to (a) use the Shareholder’s commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Transactions on the terms and subject to the conditions set forth in the Merger Agreement and the Ancillary Agreements and (b) not take any action that would reasonably be expected to prevent or delay the satisfaction of any of the conditions to the Transactions set forth in Article X of the Merger Agreement.

(d) Other Provisions. Sections 1.02 (Construction), 9.05 (Confidentiality; Publicity), 12.06 (Governing Law); 12.07 (Captions; Counterparts); 12.11 (Severability), 12.12 (Jurisdiction; Waiver of Trial by Trial); and Section 12.13 (Enforcement) of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

{Signature pages follow}

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.

CEBERUS TELECOM ACQUISITION CORP.

By:	/s/ Michael Palmer
Name:	Michael Palmer
Title:	Authorized Signatory

CERBERUS TELECOM ACQUISITION HOLDINGS, LLC

By:	/s/ Jeff Lomasky
Name:	Jeff Lomasky
Title:	Authorized Signatory

KING PUBCO, INC.

By:	/s/ Michael Palmer
Name:	Michael Palmer
Title:	Authorized Signatory

[Signature Page to Transaction Support Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.

MAPLE HOLDINGS INC.

By:	/s/ Romil Bahl
Name:	Romil Bahl
Title:	Chief Executive Officer and Secretary

[Signature Page to Transaction Support Agreement]

SCHEDULE A

Current Shares

1.	6,479,225 Class B Shares

a.	Convertible into Class A shares at the Business Combination

2.	818,338 Class A Units which consist of

a.	818,338 Class A shares

b.	272,779 Warrants ($11.50 strike price)

[Signature Page to Transaction Support Agreement]

Annex I

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [insert date] between King LLC Merger Sub, LLC (the “Surviving Company”) and Cerberus Telecom Acquisition Corp. (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the “Statute”).

Whereas the Surviving Company is a Delaware limited liability company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the directors of the Merging Company and the sole member of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement and Plan of Merger dated as of March 12, 2021, as amended on July 27, 2021, and made between, amongst others, the Surviving Company and the Merging Company (the “Merger Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2	The surviving company (as defined in the Statute) is the Surviving Company.

3

The registered office of the Surviving Company is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801 and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4	Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be and the Merging Company will have in issue.

5

Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 Preference shares of a par value of US$0.0001 each, and the Surviving Company will have              shares in issue.

6

The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the “Effective Date”).

7

The terms and conditions of the Merger, including the manner and basis of converting shares and membership interests, as applicable, in each constituent company into membership interests in the Surviving Company and/or King Pubco, inc., are set out in the Merger Agreement in the form annexed at Annexure 1 hereto.

8

The rights and restrictions attaching to the membership interests in the Surviving Company are set out in the Limited Liability Company Agreement of the Surviving Company in the form annexed at Annexure 2 hereto.

9	The Limited Liability Company Agreement immediately prior to the Merger shall be its Limited Liability Company Agreement after the Merger.

10	There are no amounts or benefits which are or shall be paid or payable to any director or member of either constituent company or the Surviving Company consequent upon the Merger.

11	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12	The names and address of the sole member of the Surviving Company (as defined in the Statute) is King Pubco, Inc. of 875 Third Avenue, 11th Floor, New York NY, 10022.

13	This Plan of Merger has been approved by the board of directors of the Merging Company pursuant to section 233(3) of the Statute.

14

This Plan of Merger has been authorised by the shareholders of the Merging Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Merging Company.

15	At any time prior to the Effective Date, this Plan of Merger may be:

15.1	terminated by the sole member of the Surviving Company or the board of directors of the Merging Company;

15.2	amended by the sole member of the Surviving Company and the board of directors of the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)

effect any other changes to this Plan of Merger which the sole member of the Surviving Company and board of directors of the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders or members of the Surviving Company or the Merging Company, as determined by the sole member of the Surviving Company and the board of directors of the Merging Company, respectively.

16	This Plan of Merger may be executed in counterparts.

17	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)

Duly authorised for	)

and on behalf of	)	Member

King LLC Merger Sub, LLC	)

SIGNED by	)

Duly authorised for	)

and on behalf of	)	Director

Cerberus Telecom Acquisition Corp.	)

Annexure 1

Agreement and Plan of Merger

Annexure 2

Limited Liability Company Agreement of the Surviving Company

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, the Pubco Amended and Restated Certificate of Incorporation limits the liability of Pubco’s directors to the fullest extent permitted by the DGCL, and the Pubco Amended and Restated Bylaws provide that Pubco will indemnify them to the fullest extent permitted by such law. Pubco has entered into and expect to continue to enter into agreements to indemnify Pubco’s directors, executive officers and other employees as determined by Pubco’s board of directors. Under the terms of such indemnification agreements, Pubco is required to indemnify each of its directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was Pubco’s director or officer or was serving at Pubco’s request in an official capacity for another entity. Pubco must indemnify its officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require Pubco, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by Pubco. Any claims for indemnification by Pubco’s directors and officers may reduce Pubco’s available funds to satisfy successful third-party claims against Pubco and may reduce the amount of money available to Pubco.

Item 21. Exhibits and Financial Statements Schedules.

Exhibits.

Exhibit Number	Description

2.1+	Agreement and Plan of Merger, dated as of March 12, 2021, by and among the Registrant, King Pubco, Inc., King Corp Merger Sub Inc., King LLC Merger Sub, LLC, and Maple Holdings Inc. (included as Annex A to the proxy statement/prospectus).

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of July 27, 2021, by and among the Registrant, King Pubco, Inc., King Corp Merger Sub Inc., King LLC Merger Sub, LLC and Maple Holdings Inc. (included as Annex A-1 to the proxy statement/prospectus).

2.3+	Acknowledgement and Waiver, dated as of July 27, 2021, by and among the Registrant, King Pubco, Inc., King Corp Merger Sub Inc., King LLC Merger Sub, LLC and Maple Holdings Inc. (included as Annex A-2 to the proxy statement/prospectus).

3.1	Form of Amended and Restated Certificate of Incorporation of Pubco to become effective upon the Business Combination (also included as Annex B to the proxy statement/prospectus).

3.2	Form of Amended and Restated Bylaws of Pubco to become effective upon the Business Combination (also included as Annex C to the proxy statement/prospectus).

4.1(1)	Specimen Unit Certificate

4.2(2)	Specimen Class A Ordinary Share Certificate.

4.3(3)	Specimen Warrant Certificate.

4.4(4)	Warrant Agreement by and between Continental Stock Transfer & Trust Company and the Registrant.

4.5**	Specimen Stock Certificate of Pubco

5.1*	Opinion of Milbank LLP.

Exhibit Number	Description

5.2**	Form of Tax Opinion of Milbank LLP.

10.1	Sponsor Support Agreement, dated as of March 12, 2021, by and among Cerberus Telecom Acquisition Holdings LLC, the Registrant, King Pubco, Inc. and Maple Holdings Inc. (included as Annex H to the proxy statement/prospectus).

10.2	Company Holders Support Agreement, dated as of March 12, 2021, by and among the Registrant, Maple Holdings Inc. and certain stockholders of Maple Holdings Inc. (included as Annex E to the proxy statement/prospectus).

10.3	Form of Subscription Agreement, dated as of March 12, 2021, by and between the Registrant and the undersigned subscriber party thereto (included as Annex F to the proxy statement/prospectus).

10.4	Form of Investor Rights Agreement, by and among Pubco, Cerberus Telecom Acquisition Holdings LLC, certain stockholders of KORE and the other parties thereto (included as Annex D to the proxy statement/prospectus).

10.5(5)	Private Purchase Placement Units Agreement, dated as of October 21, 2020, by and between the Registrant, and Cerberus Telecom Acquisition Holdings, LLC.

10.6(6)	Investment Management Trust Agreement, effective as of October 26, 2020, by and between Continental Stock Transfer & Trust Company and the Registrant.

10.7(7)	Letter Agreement among the Registrant, Cerberus Telecom Acquisition Holdings, LLC and the Company’s officers and directors.

10.8(8)	Form of Indemnity Agreement.

10.9(9)	Form of Securities Subscription Agreement, dated as of September 10, 2020, by and between Registrant and Cerberus Telecom Acquisition Holdings, LLC.

10.10(10)	Administrative Services Agreement, dated as of October 26, 2020, by and between the Registrant and Cerberus Telecom Acquisition Holdings, LLC.

10.11	Form of Pubco 2021 Incentive Award Plan (included as Annex G to the proxy statement/prospectus).

10.12**	Credit Agreement, dated as of December 21, 2018, among KORE Wireless, Maple Intermediate Holdings Inc., UBS AG, Stamford Branch, the lenders party thereto, and the other loan parties thereto.

10.13**	Incremental Amendment No. 1 to Credit Agreement, dated as of November 12, 2019, among KORE Wireless, Maple Intermediate Holdings Inc., UBS AG, Stamford Branch, the lenders party thereto, and the other loan parties thereto.

10.14(11)	Backstop Agreement, dated as of July 27, 2021, by and between KORE Wireless Group, Inc. and Drawbridge Special Opportunities Fund LP.

23.1	Consent of BDO USA, LLP.

23.2	Consent of WithumSmith+Brown, PC (CTAC).

23.3	Consent of WithumSmith+Brown, PC (Pubco).

23.4*	Consent of Milbank LLP (included on Exhibit 5.1).

24.1**	Power of Attorney (included on the signature page).

99.1**	Form of Proxy Card for Registrant’s Special Meeting.

99.2**	Consent of Romil Bahl to be named as a director.

Exhibit Number	Description

99.3**	Consent of Robert P. MacInnis to be named as director.

99.4**	Consent of Tomer Yosef-Or to be named as director.

99.5**	Consent of Cheemin Bo-Lin to be named as director.

99.6**	Consent of Timothy M. Donahue to be named as director.

99.7**	Consent of Michael K. Palmer to be named as director.

99.8**	Consent of Chan W. Galbato to be named as director.

*	To be filed by amendment.

**	Previously filed.

+

Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

(1)	Incorporated by reference to Exhibit 4.1 filed with the Form S-1 filed by CTAC on October 13, 2020.

(2)	Incorporated by reference to Exhibit 4.2 filed with the Form S-1 filed by CTAC on October 13, 2020.

(3)	Incorporated by reference to Exhibit 4.3 filed with the Form S-1 filed by CTAC on October 13, 2020.

(4)	Incorporated by reference to Exhibit 4.1 filed with the Form 8-K filed by CTAC on October 26, 2020.

(5)	Incorporated by reference to Exhibit 10.1 filed with the Form 8-K filed by CTAC on October 26, 2020.

(6)	Incorporated by reference to Exhibit 10.2 filed with the Form 8-K filed by CTAC on October 26, 2020.

(7)	Incorporated by reference to Exhibit 10.4 filed with the Form 8-K filed by CTAC on October 26, 2020.

(8)	Incorporated by reference to Exhibit 10.4 filed with the Form S-1 filed by CTAC on October 13, 2020.

(9)	Incorporated by reference to Exhibit 10.7 filed with the Form S-1 filed by CTAC on October 13, 2020.

(10)	Incorporated by reference to Exhibit 10.5 filed with the Form 8-K filed by CTAC on October 26, 2020.

(11)	To be filed as Exhibit 10.1 with a Form 8-K by CTAC on July 28, 2021.

Item 22. Undertakings.

1.	The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

•	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

•

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

•

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and

•

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

5.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 27th day of July, 2021.

KING PUBCO, INC.

By:	/s/ Nicholas Robinson
Name: Nicholas Robinson
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nicholas P. Robinson Nicholas P. Robinson	Chief Executive Officer, Director	July 27, 2021

/s/ Michael K. Palmer Michael K. Palmer	Chief Financial Officer, Director	July 27, 2021